As filed with the Securities and Exchange Commission on January 13, 2022

Registration No. 333-259570

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THAYER VENTURES ACQUISITION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	6770	85-2426959
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25852 McBean Parkway

Valencia, CA 91335

(415) 782-1414

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark E. Farrell

Co-Chief Executive Officer, Co-President and

Chief Financial Officer

Thayer Ventures Acquisition Corporation

25852 McBean Parkway

Valencia, CA 91335

(415) 782-1414

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John T. McKenna Daniel Peale Milson C. Yu Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000	James Hnat General Counsel and Secretary Inspirato LLC 1544 Wazee Street Denver, CO 80202 (303) 586-7771	Tony Jeffries Christina L. Poulsen David G. Sharon Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities

The information in this preliminary proxy statement/prospectus is not complete and may be changed. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 13, 2022

THAYER VENTURES

ACQUISITION CORPORATION

25852 McBean Parkway

Valencia, CA 91335

Dear Thayer Ventures Acquisition Corporation Stockholders:

Thayer Ventures Acquisition Corporation, a Delaware corporation (“Thayer”), Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 1”), Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 2”), Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of Thayer (“Blocker Merger Sub 3” and together with Blocker Merger Sub 1 and Blocker Merger Sub 2, the “Blocker Merger Subs”, and together with the Company Merger Sub, the “Merger Subs”), KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker and any Non-Party Blocker (as defined in the accompanying proxy statement/prospectus), the “Blockers”), Passport Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), and Inspirato LLC, a Delaware limited liability company (“Inspirato”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which (i) KPCB Blocker will merge with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of Thayer (the “KPCB Blocker Merger”), (ii) IVP Blocker will merge with an into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of Thayer (the “IVP Blocker Merger”), (iii) W Capital Blocker will merge with and into Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of Thayer (the “W Capital Blocker Merger,” and together with the KPCB Blocker Merger and the IVP Blocker Merger and any mergers involving any Non-Party Blockers (if any), the “Blocker Mergers”) and (iv) immediately following the Blocker Mergers, Company Merger Sub will merge with and into Inspirato, with Inspirato as the surviving company, resulting in Inspirato becoming a subsidiary of Thayer (the “Company Merger,” together with the Blocker Mergers, the “Mergers” and together with the other transactions related thereto, the “Business Combination”).

At the closing of the Business Combination, (i) the equity interests of each Blocker will be cancelled and converted into the right to receive (A) shares of Combined Company Class A Common Stock (as defined in the accompanying proxy statement/prospectus) based on such Blocker’s pro rata ownership of Inspirato (adjusted upward for cash and cash equivalents of such Blocker and adjusted downward for debt and transaction expenses of such Blocker), plus (B) cash, if any, based on such Blocker’s pro rata ownership, plus (C) certain rights under the Tax Receivable Agreement; (ii) each outstanding unit of Inspirato (other than any units held by Thayer or any of its subsidiaries following the Blocker Mergers) will be cancelled and converted into the right to receive (1) New Common Units (as defined in the accompanying proxy statement/prospectus) of Inspirato, (2) cash, if any, (3) shares of Combined Company Class V Common Stock (as defined in the accompanying proxy statement/prospectus) and (4) certain rights under the Tax Receivable Agreement; and (iii) each option to purchase Inspirato units will be converted into an option to purchase Combined Company Class A Common Stock. For additional information, please see the section titled “The Business Combination Agreement — Consideration to be Received in the Business Combination — Holders of Inspirato Options” of this proxy statement/prospectus.

The aggregate consideration to be paid to Inspirato unitholders, including in respect of the Blocker Equity Interests, is based on an equity valuation of Inspirato equal to $1.07 billion, subject to (i) an upward adjustment for the aggregate amount of Transaction Expenses (as defined in the accompanying proxy statement/prospectus) incurred by Thayer in excess of $15 million; (ii) an upward adjustment for the greater of (1) $0 and (2) the amount, if any, by which (A) cash and cash equivalents of Inspirato (together with its subsidiaries), minus (B) the Distributed Cash Amount (as defined below), minus (C) indebtedness of Inspirato for borrowed money or evidenced by notes, bonds, debentures or similar contracts or instruments, exceeds $20 million; and (iii) an upward adjustment for the aggregate amount of exercise price that would be paid to Inspirato in respect of the exercise in full of all Inspirato Options immediately prior to the Business Combination. The “Distributed Cash Amount” is an amount in cash to be determined by Inspirato, provided that Inspirato may not distribute more than $5 million without Thayer’s consent if Inspirato’s cash and cash equivalents (after such distribution) would be less than $20 million.

On or prior to the consummation of the Business Combination, Sponsor will forfeit 1,500,000 shares of Thayer Class B Common Stock (as defined in the accompanying proxy statement/prospectus).

Following the completion of the Business Combination, as described below, the Combined Company’s organizational structure will be what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. This organizational structure will allow certain Inspirato unitholders to retain their equity ownership in Inspirato.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing Date, including the A&R Inspirato LLCA, the Tax Receivable Agreement and the Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). The A&R Inspirato LLCA will provide unitholders in Inspirato (other than PubCo and its subsidiaries) the right to exchange New Common Units, together with the cancellation of an equal number of shares of the Combined Company Class V Common Stock, for an equal number of shares of the Combined Company Class A Common Stock (or cash), subject to certain restrictions set forth therein. The redemptions or direct exchanges of New Common Units for cash or Class A Common Stock are collectively referred to as “exchange” throughout this proxy statement/ prospectus.

Thayer has executed subscription agreements with certain investors for the sale of an aggregate of 8,950,384 shares of Thayer Class A Common Stock in a private placement transaction at a purchase price of $10.00 per share for gross aggregate proceeds of approximately $89.5 million. The closing of the sale of these shares will occur concurrently with the consummation of the Business Combination. See the section titled “The Business Combination Agreement— Consideration to be Received in the Business Combination” of the attached proxy statement/prospectus for further information on the consideration being paid to the unitholders of Inspirato and the private placement transaction.

Thayer Units, Thayer Class A Common Stock and Thayer Warrants are currently listed on the Nasdaq Capital Market under the symbols “TVACU,” “TVAC,” and “TVACW,” respectively. Thayer has applied to list the shares of Combined Company Class A Common Stock and the warrants of the Combined Company on the Nasdaq Capital Market under the symbols “ISPO” and “ISPOW,” respectively, upon the closing of the Business Combination. At the closing of the Business Combination, each Thayer Unit will be separated into its components, which consists of one share of Thayer Class A Common Stock and one-half of one Thayer Warrant, and such units will no longer exist. Upon closing, Thayer intends to change its name from “Thayer Ventures Acquisition Corporation” to “Inspirato Incorporated.”

Thayer is holding a special meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the Thayer special meeting of stockholders, which will be held on                     , 2022, at 10:00 a.m., Eastern time, via live webcast at the following address: https://www.cstproxy.com/tvac/2022, unless postponed or adjourned to a later date, Thayer will ask its stockholders to adopt the Business Combination Agreement, thereby approving the Business Combination, and approve the other proposals described in this proxy statement/prospectus. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 1862580#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

After careful consideration, Thayer’s board of directors has unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus, and Thayer’s board of directors has determined that it is advisable to consummate the Business Combination. Thayer’s board of directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

More information about Thayer, Inspirato and the Business Combination is contained in this proxy statement/ prospectus. Thayer and Inspirato urge you to read the accompanying proxy statement/prospectus, including the financial statements, annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 55 OF THIS PROXY STATEMENT/ PROSPECTUS.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

                    , 2022

Sincerely,

Mark E. Farrell
Co-Chief Executive Officer, Co-President and Chief Financial Officer

The accompanying proxy statement/prospectus is dated                     , 2022 and is first being mailed to the stockholders of Thayer on or about that date.

Your vote is very important. Whether or not you plan to attend the special meeting of Thayer stockholders online, please submit your proxy by completing, signing, dating, and mailing the enclosed proxy card in the pre-addressed postage paid envelope or by using the telephone or Internet procedures provided to you by your broker or bank. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting of Thayer stockholders and vote online, you must obtain a proxy from your broker or bank.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE BUSINESS COMBINATION DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, OR PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION.

THAYER VENTURES

ACQUISITION CORPORATION

25852 McBean Parkway

Valencia, CA 91335

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                    , 2022

To the Stockholders of Thayer Ventures Acquisition Corporation:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Thayer Ventures Acquisition Corporation, a Delaware corporation (“Thayer,” “we,” “our” or “us”), will be held on                     , 2022, at 10:00 a m., Eastern time, via live webcast at the following address: https://www.cstproxy.com/tvac/2022. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 1862580#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. You are cordially invited to attend the special meeting for the following purposes:

•

Proposal No. 1 — The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 30, 2021, (as may be further amended from time to time, the “Business Combination Agreement”), by and among Thayer, the Blocker Merger Subs, the Company Merger Sub, the Blockers and Inspirato, pursuant to which the Blocker Mergers will be effected and, immediately following the Blocker Mergers, Company Merger Sub will merge with and into Inspirato, with Inspirato as the surviving company, resulting in Inspirato becoming a subsidiary of Thayer.

•	Proposal No. 2 — The “Charter Proposal” — To consider and vote upon a proposal to adopt the Proposed Certificate of Incorporation in the form attached hereto as Annex B.

•

Proposal No. 3 — The “Governance Proposals” — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws, presented separately in accordance with SEC requirements (collectively, the “Governance Proposals”):

•	Proposal No. 3A — Name Change Charter Amendment — To change Thayer’s name to “Inspirato Incorporated”;

•

Proposal No. 3B — Authorized Share Charter Amendment — To increase the number of authorized shares of our Class A Common Stock, to authorize a new class of common stock called the Class V Common Stock, and to increase the number of authorized shares of our “blank check” preferred stock;

•	Proposal No. 3C — Actions by Stockholders Charter Amendment — To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Proposal No. 3D — Corporate Opportunity Charter Amendment — To eliminate the current limitations in place on the corporate opportunity doctrine;

•

Proposal No. 3E — Voting Thresholds Charter Amendment — To increase the required vote thresholds for stockholders approving amendments to the Proposed Certificate of Incorporation and the Proposed Bylaws to 66 2/3%;

•

Proposal No. 3F — Classified Board Amendment – To provide that the PubCo Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•	Proposal No. 3G — Additional Governance Amendments — To approve all other changes in connection with the replacement of the Existing Thayer Bylaws and Existing Thayer Certificate of

Incorporation with the Proposed Certificate of Incorporation and the Proposed Bylaws, including adopting Delaware as the exclusive forum for certain shareholder litigation.

•

Proposal No. 4 — The “Incentive Plan Proposal” — To consider and vote upon a proposal to approve the Inspirato 2021 Equity Incentive Plan, including the authorization of the initial share reserve under such plan.

•

Proposal No. 5 — The “ESPP Proposal” — To consider and vote upon a proposal to approve the Inspirato 2021 Employee Stock Purchase Plan, including the authorization of the initial share reserve under such plan.

•	Proposal No.6 — The “Nasdaq Proposals” — To consider and vote upon the following proposals presented separately:

•

Proposal No. 6A — Merger Shares Issuance — To issue Combined Company Class A Common Stock and Combined Company Class V Common Stock in connection with the Mergers pursuant to the Business Combination Agreement; and

•	Proposal No. 6B — PIPE Shares Issuance — To issue Thayer Class A Common Stock to the investors in the PIPE (as defined herein).

•

Proposal No. 7 — The “Adjournment Proposal” — A proposal to adjourn the special meeting of Thayer’s stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

Only holders of record of Thayer Capital Stock (as defined herein) at the close of business on December 21, 2021 (the “Record Date”) are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Thayer’s stockholders and personnel, the special meeting will be held completely virtually, conducted only via webcast at the following address: https://www.cstproxy.com/tvac/2022. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 1862580#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. There will be no physical meeting location.

Stockholders are nevertheless urged to submit their proxies by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Pursuant to the Existing Thayer Certificate of Incorporation, Thayer is providing the holders of shares of Thayer Class A Common Stock originally sold as part of the Thayer Units issued in our initial public offering (the “IPO,” such shares, the “Public Shares,” and such holders, the “Public Stockholders”) with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit as of two business days prior to the Closing, in the trust account (the “Trust Account”) that holds the proceeds (including interest not previously released to Thayer to pay its income taxes or any other taxes payable) from the IPO. For illustrative purposes, based on the fair value of cash and marketable securities held in the Trust Account as of September 30, 2021 of approximately $176 million, the estimated per share redemption price would have been approximately $10.20. Public Stockholders may elect to redeem their shares whether or not they are holders as of the Record Date and whether or not they vote for the Business Combination Proposal. Holders of Thayer’s outstanding warrants sold in the IPO, which are exercisable for shares of Thayer Class A Common Stock under certain circumstances, do not have redemption rights in connection with the Business Combination. Thayer Ventures Sponsor LLC, as the initial stockholder of Thayer (the “Sponsor”), has agreed to waive its redemption rights in connection with the Closing with respect to its shares, and the Sponsor’s shares will be excluded from the pro rata calculation used to determine the per share redemption price. As of the Record Date, the Sponsor owned approximately 19.4% of outstanding Thayer Capital Stock.

Thayer may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals (collectively, the “Required Proposals”) are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Charter Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the outstanding shares of Thayer Class A Common Stock as of the Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Thayer Class B Common Stock as of the Record Date, each voting as a separate class. We determined to provide for a separate vote of the Charter Proposal by the holders of Thayer Class A Common Stock following consideration of stockholder feedback regarding the Charter Proposal. The approval of each of the Business Combination Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Thayer Capital Stock that are voted at the special meeting. The Sponsor and the directors of Thayer, collectively, own all of the outstanding shares of Thayer Class B Common Stock and each has agreed to vote all shares of Thayer Capital Stock owned by the Sponsor or such director, as applicable, including shares of Thayer Class B Common Stock, in favor of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal (as defined herein) set forth in the accompanying proxy statement/prospectus. The Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal)

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement/ prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali, at (800) 662-5200 (Individuals) or (203) 658-9400 (banks and brokers) or email: TVAC.info@investor.morrowsodali.com.

By Order of the Board of Directors,

Mark E. Farrell
Co-Chief Executive Officer, Co-President and Chief Financial Officer

                    , 2022

i

(continued)

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by Thayer (File No. 333-259570) (the “Registration Statement”), constitutes a prospectus of Thayer under Section 5 of the Securities Act, with respect to the shares of Combined Company Class A Common Stock and Combined Company Class V Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement/ prospectus under Section 14(a) of the Exchange Act with respect to the special meeting of Thayer stockholders at which Thayer stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

CERTAIN DEFINED TERMS

In this document:

“A&R Inspirato LLCA” means the Ninth Amended and Restated Limited Liability Company Agreement of Inspirato, to be approved and entered into in connection with the Business Combination.

“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of Thayer to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“Aggregate Consideration” means the aggregate Per Share Blocker Merger Consideration and the aggregate Per Unit Merger Consideration.

“Assumed Inspirato Options” means options to purchase shares of Combined Company Class A Common Stock following the Mergers (for the avoidance of doubt, not inclusive of any options that may be granted under the Inspirato 2021 Equity Incentive Plan).

“Blocker Effective Time” means the time of filing of the certificates of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties, for the Blocker Mergers, or such later time as may be agreed by the parties and specified in such certificate of merger for consummation of the Blocker Mergers.

“Blocker Equity Interests” means the issued and outstanding shares of capital stock or other equity interests in a Blocker immediately prior to the Blocker Effective Time.

“Blocker Merger Sub 1” means Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of Thayer.

“Blocker Merger Sub 2” means Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of Thayer.

“Blocker Merger Sub 3” means Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of Thayer.

“Blocker Mergers” means (i) the merger of KPCB Blocker with Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of Thayer, (iii) the merger of IVP Blocker with Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of Thayer, (iii) the merger of W Capital Blocker with Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of Thayer, and (iv) any Non-Party Blocker Mergers (if any).

“Blockers” mean, collectively, W Capital Broker, IVP Blocker, KPCB Blocker and any Non-Party Blocker.

“Blocker Sellers” mean, collectively, the shareholders of the Blockers.

“Broker non-vote” means the failure of a Thayer stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 30, 2021 and as may be further amended from time to time, by and among Thayer, Inspirato, the Merger Subs and the Blockers.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“Charter Proposal” means the proposal to consider and vote upon certain amendments to the Existing Thayer Certificate of Incorporation in connection with the Business Combination.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Closing Price” means, for each Trading Day, the closing price (based on such Trading Day) of shares of Thayer Class A Common Stock on the Trading Market, as reported on Nasdaq.com.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Inspirato Incorporated and its consolidated subsidiaries, immediately upon consummation of the Business Combination.

“Combined Company Class A Common Stock” means the Combined Company’s Class A Common Stock, par value $0.0001 per share, authorized under the Proposed Certificate of Incorporation.

“Combined Company Class V Common Stock” means the Combined Company’s Class V Common Stock, par value $0.0001 per share, authorized under the Proposed Certificate of Incorporation.

“Combined Company Common Stock” means the Combined Company’s Class A Common Stock and Class V Common stock.

“Combined Company Preferred Stock” means the Combined Company’s preferred stock, par value $0.0001 per share, authorized under the Proposed Certificate of Incorporation.

“Combined Company Stockholders” means the holders of Combined Company Class A Common Stock, Combined Company Class V Common Stock and Combined Company Preferred Stock, following the consummation of the Business Combination.

“Company Merger Sub” means Passport Company Merger Sub, LLC, a Delaware limited liability company.

“Company Merger” means the merger of Company Merger Sub into Inspirato, with Inspirato as the surviving company, resulting in Inspirato becoming a subsidiary of Thayer, which merger will occur immediately following the Blocker Mergers.

“DGCL” means the Delaware General Corporation Law.

“Distributed Cash Amount” means an amount, determined by Inspirato prior to the Closing; provided that the “Distributed Cash Amount” shall not be an amount greater than $5 million if the sum of (i) Inspirato’s cash and cash equivalents, minus (ii) the Distributed Cash Amount is less than $20 million, without the prior written consent of Thayer.

“Effective Time” means the time of filing of a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL and mutually agreed by the parties, for the Company Merger, or such later time as may be agreed by the parties and specified in such certificate of merger for consummation of the Company Merger.

“Equity Merger Consideration” means (a) $1.07 billion, plus (b) the aggregate amount of Thayer Transaction Expenses in excess of $15 million, plus (c) the greater of (i) $0 and (ii) the amount, if any, by which

(A) cash and cash equivalents of Inspirato, minus (B) the Distributed Cash Amount, minus (C) indebtedness for borrowed money or indebtedness evidenced by notes, bonds, debentures or similar contracts or instruments of Inspirato, exceeds $20 million, plus (d) the aggregate amount of exercise price that would be paid to Inspirato in respect of the exercise in full of all Inspirato Options.

“ESPP Proposal” means the proposal to approve the adoption of the ESPP.

“Evercore” means Evercore Group L.L.C., financial advisor to Thayer and a placement agent for institutional investors to Thayer for the PIPE.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places) to be used with respect to Assumed Inspirato Options: the quotient obtained by dividing (i) the Equity Merger Consideration plus the Distributed Cash Amount by (ii) $10.00 by (iii) the Fully Diluted Number.

“Existing Thayer Bylaws” means Thayer’s amended and restated bylaws as currently in effect.

“Existing Thayer Certificate of Incorporation” means Thayer’s amended and restated certificate of incorporation as currently in effect.

“Founder Shares” means the shares of Thayer Class B Common Stock purchased by the Sponsor in a private placement prior to the IPO, of which 4,312,500 were outstanding as of the Record Date, and the Thayer Class A Common Stock that will be issued upon the conversion thereof in connection with the Business Combination.

“Fully Diluted Number” means the total number of Inspirato Units outstanding as of immediately prior to the Blocker Effective Time, and after giving effect to the A&R Inspirato LLCA, determined on a fully-diluted, as-if exercised basis and assuming the exercise (as applicable) and settlement of all Inspirato Options, whether or not exercised, exercisable, settled, eligible for settlement or vested and after giving effect to the repurchase by Inspirato of certain Inspirato Units.

“Governance Proposals” means the non-binding, advisory proposals to adopt certain governance provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws.

“Inspirato” means (i) prior to the Company Merger, Inspirato LLC, a Delaware limited liability company, and its consolidated subsidiaries, and (ii) following the Company Merger, Inspirato LLC, a Delaware limited liability company, and its consolidated subsidiaries, a subsidiary of the PubCo.

“Inspirato Common Units” means the Common Units, as such term is defined in the Inspirato LLCA.

“Inspirato Convertible Preferred Units” means, collectively, the Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units, Series B Convertible Preferred Units, Series B-1 Convertible Preferred Units, Series C Convertible Preferred Units, Series D Convertible Preferred Units and Series E Preferred Units, as such terms are defined in the Inspirato LLCA.

“Inspirato LLCA” means the Amended and Restated Limited Liability Company Agreement of Inspirato, dated as of February 9, 2020.

“Inspirato Options” means options to purchase Inspirato Units outstanding immediately prior to the consummation of the Mergers.

“Inspirato Requisite Approval” means the affirmative vote of (a) the holders of a majority of (i) the outstanding Inspirato Units, voting together as a single class, on an as converted to Inspirato Common Units basis, (ii) the outstanding Inspirato Convertible Preferred Units, voting as a single class, on an as converted to Inspirato Common Units basis, and (iii) the outstanding Inspirato Common Units, voting as a separate class, and (b) each of KCPB Investment I, Inc., Inspirato Group, Inc., W Capital Partners III, IBC, Inc. and Revolution Portico Holdings LLC.

“Inspirato Units” means, collectively, the Inspirato Common Units and the Inspirato Convertible Preferred Units.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Thayer’s initial public offering of units, consummated on December 15, 2020.

“IVP Blocker” means Inspirato Group, Inc., a Delaware corporation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“KPCB Blocker” means KPCB Investment I, Inc., a Delaware corporation.

“Member” means a limited liability company member of Inspirato.

“Mergers” means, collectively, the Blocker Mergers and the Company Merger.

“Nasdaq Proposals” means the separate proposals to consider and vote to (a) issue Combined Company Class A Common Stock and Combined Company Class V Common Stock in connection with the Mergers pursuant to the Business Combination Agreement and (b) issue Thayer Class A Common Stock to the PIPE Subscribers.

“Nasdaq” means the Nasdaq Capital Market.

“New Common Units” means common units representing limited liability company interests of Inspirato following the Business Combination, which will be non-voting economic interests in Inspirato.

“Non-Party Blocker” means any holder of Inspirato Units that is a corporate entity that was not a party to the Business Combination Agreement as of June 30, 2021 and, with Inspirato’s consent, executes and delivers a joinder to the Business Combination Agreement prior to the Closing in accordance with the terms thereof.

“Non-Party Blocker Merger” means the merger of any Non-Party Blocker with and into a newly formed merger sub of Thayer at the effective time of the Blocker Mergers.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Per Share Blocker Merger Consideration” means the number of shares of Combined Company Class A Common Stock equal to the quotient of (a)(i) the Total Per Blocker Equity Consideration with respect to such Blocker, divided by (ii) with respect to each Blocker, the number of outstanding Blocker Equity Interests of such Blocker as of immediately prior to the Blocker Effective Time, plus (b) an amount in cash equal to the quotient of (i) the Total Per Blocker Cash Consideration with respect to such Blocker, divided by (ii) with respect to each Blocker, the number of outstanding Blocker Equity Interests of such Blocker as of immediately prior to the Blocker Effective Time, plus (c) certain rights under the Tax Receivable Agreement.

“Per Unit Unitholder Merger Consideration” means (a) the number of New Common Units equal to the quotient of (i)(A) the Equity Merger Consideration, divided by (B) $10.00, divided by (ii) the Fully Diluted

Number, plus (b) an amount in cash equal to (i) the Distributed Cash Amount, divided by (ii) the number of Inspirato Units outstanding as of immediately prior to the Blocker Effective Time, and after giving effect to the A&R Inspirato LLCA, plus (c) a number of shares of Combined Company Class V Common Stock equal to the quotient of (i)(A) the Equity Merger Consideration, divided by (B) $10.00, divided by (ii) the Fully Diluted Number, plus (d) certain rights under the Tax Receivable Agreement.

“PIPE” means that certain private placement in the aggregate amount of approximately $89.5 million, to be consummated substantially concurrently with the consummation of the Business Combination, pursuant to those certain Subscription Agreements with Thayer, under which, subject to the conditions set forth therein, the PIPE Subscribers will purchase 8,950,384 shares of Thayer Class A Common Stock at a purchase price of $10.00 per share.

“PIPE Commitment” means an aggregate of approximately $89.5 million committed pursuant to the Subscription Agreements.

“PIPE Shares” means an aggregate of 8,950,384 shares of Thayer Class A Common Stock to be issued to PIPE Subscribers in the PIPE.

“PIPE Subscribers” means the purchasers of the PIPE Shares pursuant to the Subscription Agreements.

“Private Warrants” means the warrants to purchase shares of Thayer Class A Common Stock purchased in a private placement in connection with the IPO.

“Proposed Bylaws” means the proposed bylaws of the PubCo that will be effective upon the Closing and are attached to this proxy statement/prospectus as Annex C.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of the PubCo that will be effective upon the Closing and is attached to this proxy statement/prospectus as Annex B.

“PubCo” means Inspirato Incorporated, a Delaware corporation, upon and after the consummation of the Business Combination, and excluding any subsidiaries or affiliates.

“Public Shares” means shares of Thayer Class A Common Stock issued as a component of the Thayer Units sold in the IPO (whether such shares were purchased in the IPO or in the secondary market following the IPO).

“Public Stockholders” means the holders of the Public Shares.

“Public Warrants” means the warrants included as a component of the Thayer Units sold in the IPO, each of which is exercisable for one share of Thayer Class A Common Stock, in accordance with its terms.

“Registration Rights Agreement” means that certain amended and restated registration and stockholder rights agreement, to be dated the Closing Date, between the Sponsor, certain holders of Thayer Class A Common Stock and certain unitholders of Inspirato.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company.

“Stifel” means Stifel Nicolaus & Company, Incorporated, capital markets advisor to Thayer and a placement agent for institutional investors to Thayer for the PIPE.

“Stockholder Proposals” means, individually or collectively as the context requires, the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Nasdaq Proposals and/or the Adjournment Proposal.

“Subscription Agreement” means each agreement, as amended, pursuant to which the PIPE Subscribers agreed to purchase, and Thayer agreed to issue and sell 8,950,384 PIPE Shares at a purchase price of $10.00 per share in the PIPE.

“Tax Receivable Agreement” means that certain tax receivable agreement, to be dated the Closing Date, between certain holders of Inspirato Units, owners of equity interests of the Blockers, and the PubCo, pursuant to which, among other things, the PubCo will pay to the other parties thereto 85% of certain tax benefits, if any, that the PubCo realizes.

“Thayer” means Thayer Ventures Acquisition Corporation, a Delaware corporation.

“Thayer Capital Stock” means, collectively, Thayer Class A Common Stock, Thayer Class B Common Stock and Thayer Preferred Stock.

“Thayer Class A Common Stock” means Thayer’s Class A Common Stock, par value $0.0001 per share, prior to the filing of the Proposed Certificate of Incorporation.

“Thayer Class B Common Stock” means Thayer’s Class B common stock, par value $0.0001 per share, prior to the filing of the Proposed Certificate of Incorporation.

“Thayer Preferred Stock” means Thayer’s preferred stock, par value $0.0001 per share, prior to the filing of the Proposed Certificate of Incorporation.

“Thayer Unit” means one share of Thayer Class A Common Stock and one half of a Thayer Warrant.

“Thayer Warrant Agreement” means that certain warrant agreement, dated December 10, 2020, by and between Thayer and Continental Stock Transfer & Trust Company.

“Thayer Warrants” means whole warrants to purchase shares of Thayer Class A Common Stock as contemplated under the Thayer Warrant Agreement, with each whole warrant exercisable for one share of Thayer Class A Common Stock at an exercise price of $11.50, and refer to whole warrants to purchase shares of Combined Company Class A Common Stock following the consummation of the Business Combination.

“Total Per Blocker Cash Consideration” means, with respect to each Blocker (a) an amount in cash equal to the quotient of (i) the Distributed Cash Amount divided by (ii) the Fully Diluted Number, multiplied by (b) the number of Inspirato Units held by such Blocker as of immediately prior to the Blocker Effective Time, and after giving effect to the A&R Inspirato LLCA.

“Total Per Blocker Equity Consideration” means, with respect to each Blocker (a) a number of shares of Combined Company Class A Common Stock equal to (i) the quotient of (A)(1) the sum of (w) the Equity Merger Consideration, plus (x) with respect to each Blocker, such Blocker’s cash and cash equivalents (if any), minus (y) with respect to each Blocker, such Blocker’s indebtedness (as determined in accordance with the Business Combination Agreement), minus, (z) with respect to each Blocker, such Blocker’s unpaid Transaction Expenses, divided by (2) $10.00, divided by (B) the Fully Diluted Number, multiplied by (ii) the number of Inspirato Units held by such Blocker as of immediately prior to the Blocker Effective Time, and after giving effect to the A&R Inspirato LLCA.

“Trading Day” means any day on which shares of Thayer Class A Common Stock are actually traded on the Trading Market.

“Trading Market” means the stock market on which shares of Thayer Class A Common Stock shall be trading at the time of determination of the Closing Price.

“Transaction Expenses” means, with respect to Thayer, Merger Subs, Blockers or Inspirato (including its subsidiaries), to the extent not paid as of the Closing by such party:

•

all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by Thayer, Merger Subs or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by the Business Combination Agreement, the negotiation and preparation of the Business Combination Agreement, the other agreements entered into in connection with the Business Combination Agreement and this proxy statement/prospectus and the consummation of the transactions contemplated by the Business Combination Agreement (including due diligence) or in connection with Thayer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

•

all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives), incurred or payable by Thayer, Merger Subs, Inspirato (including its subsidiaries), or the Blockers through the Closing in connection with the preparation of the financial statements of Inspirato, the negotiation and preparation of the Business Combination Agreement, the other agreements entered into in connection with the Business Combination Agreement and this proxy statement/prospectus and the consummation of the transactions contemplated by the Business Combination Agreement;

•	any fees, costs and expenses incurred or payable by the Thayer, Merger Subs, the Sponsor, the Blockers or Inspirato (including its subsidiaries) through the Closing in connection with the PIPE;

•

any amounts incurred under or in connection with any retention, severance, transaction, change in control and similar bonuses or arrangements that are owed by Inspirato (including its subsidiaries), Thayer, Merger Subs or any Blocker to any current or former employee or other individual service provider and that will be triggered, solely as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment taxes related thereto (including, to the extent not included in the computation of indebtedness of Blockers (as determined in accordance with the Business Combination Agreement), all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Blocker or Inspirato (including its subsidiaries) has elected to defer pursuant to Section 2302 of the CARES Act, and all payroll or other employment Taxes deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any governmental entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States));

•	all fees, costs and expenses paid or payable by Inspirato to obtain directors and officers “tail” insurance policy;

•	all filing fees paid or payable to a governmental entity in connection with any filing required to be made under the HSR Act;

•	all fees, costs and expenses paid or payable to Continental Stock Transfer & Trust Company, as transfer agent;

•	any amounts unpaid under the terms of any affiliated transactions, or related to the termination of any affiliated transactions; and

•	all transfer taxes required to be paid by Thayer or Inspirato (including its subsidiaries).

“Trust Account” means the trust account that holds the net proceeds of the IPO and a portion of the proceeds from the concurrent sale of the Private Warrants.

“UBS” means UBS Securities LLC, financial advisor and capital markets advisor to Inspirato, and a placement agent for institutional investors to Thayer for the PIPE.

“W Capital Blocker” means W Capital Partners III IBC, Inc., a Delaware corporation.

“Written Consent” means the irrevocable written consent of holders of the Inspirato Requisite Approval in favor of (i) the approval and adoption of the Business Combination Agreement and the Business Combination, (ii) an agreement to enter into, as applicable, any agreements or documentation reasonably required connection with the obligations of Inspirato to terminate certain contracts of Inspirato and (iii) the adoption and approval of the A&R Inspirato LLCA.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Security Ownership of Certain Beneficial Owners and Management”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to the holders of capital stock of the Combined Company following the Business Combination are for illustrative purposes only and assume the following:

1.

No Public Stockholders exercise their redemption rights in connection with the Closing, and the balance of the Trust Account as of the Closing is the same as its balance on September 30, 2021 of approximately $176 million.

2.	An aggregate of 27,469,847 shares of Combined Company Class A Common Stock are issued to the Blocker Sellers at the Closing.

3.

An aggregate of 7,491,849 shares of Combined Company Class A Common Stock are reserved for future issuance under the Assumed Inspirato Options at the Closing, which assumes no exercises, forfeitures, or cancellations of options outstanding subsequent to December 28, 2021.

4.

An aggregate of 72,962,085 New Common Units and an equal number of shares of Combined Company Class V Common Stock are issued to Flow Through Sellers at the Closing. See the section entitled “Certain Agreements Related to the Business Combination — A&R Inspirato LLCA.”

5.

1,500,000 shares of Thayer Class B Common Stock are forfeited by Sponsor, and 2,812,500 shares of Thayer Class B Common Stock are converted at Closing into an equal number of shares of Combined Company Class A Common Stock. Please see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Side Letter.”

6.

The PIPE Subscribers acquire at the Closing, in accordance with the Subscription Agreements, 8,950,384 million shares of Thayer Class A Common Stock, for an aggregate purchase price of approximately $89.5 million.

7.

For purposes of the number of shares of Thayer Class A Common Stock redeemable, the per share redemption price is $10.20; the actual per share redemption price will be equal to the pro rata portion of the Trust Account calculated as of two business days prior to the Closing.

MARKET INDUSTRY AND DATA

Information contained in this proxy statement/prospectus concerning the market and the industry in which Inspirato competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, on assumptions made by Inspirato based on such sources and Inspirato’s knowledge of the markets for its services and solutions. Any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable; however, neither Inspirato nor Thayer has verified the accuracy or completeness of third-party data. The industry in which Inspirato operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the section entitled “Risk Factors — Risks Related to Inspirato’s Business and Industry and Risks Related to an Investment in Securities of the Combined Company” and elsewhere in this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to Thayer’s stockholders. Stockholders are urged to read carefully this proxy statement/prospectus in its entirety, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.    Why am I receiving this proxy statement/prospectus?

A.

Thayer has entered into the Business Combination Agreement, dated as of June 30, 2021, (as may be further amended from time to time, the “Business Combination Agreement”), by and among Thayer, the Blocker Merger Subs, the Company Merger Sub, the Blockers and Inspirato, pursuant to which the Blocker Mergers will be effected and, immediately following the Blocker Mergers, Company Merger Sub will merge with and into Inspirato, with Inspirato as the surviving company, resulting in Inspirato becoming a subsidiary of PubCo. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A, and Thayer encourages its stockholders to read it in its entirety. Thayer’s stockholders are being asked to consider and vote upon the Business Combination Proposal to approve and adopt the Business Combination Agreement, among other Stockholder Proposals. See the section titled “Proposal No.1 — The Business Combination Proposal.”

The Thayer Units, Thayer Class A Common Stock and Thayer Warrants are currently listed on Nasdaq under the symbols “TVACU,” “TVAC,” and “TVACW,” respectively. Thayer has applied to list the shares of Combined Company Class A Common Stock and the warrants of the Combined Company on the Nasdaq Capital Market under the symbols “ISPO” and “ISPOW,” respectively, upon the Closing. All outstanding Thayer Units will be separated into their component securities immediately prior to the Closing. Accordingly, Thayer will no longer have any Thayer Units following consummation of the Business Combination, and therefore Thayer will instruct Nasdaq to remove the listing of the Thayer Units immediately following the consummation of the Business Combination. Upon the Closing, Thayer intends to change its name from “Thayer Ventures Acquisition Corporation” to “Inspirato Incorporated.”

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of Thayer with respect to the Combined Company Class A Common Stock and Combined Company Class V Common Stock issuable in connection with the Business Combination.

Q.    When and where is the special meeting?

A.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Thayer’s stockholders and personnel, the special meeting will be held completely virtually, conducted only via webcast at the following address: https://www.cstproxy.com/tvac/2022. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 1862580#, but please note that you cannot vote or ask questions if you choose to participate telephonically. There will be no physical meeting location and you will only be able to access the special meeting by means of remote communication. Thayer stockholders are nevertheless urged to submit their proxies by completing, signing, dating, and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Q.    What matters will stockholders consider at the special meeting?

A.	At the Thayer special meeting of stockholders, Thayer will ask its stockholders to vote in favor of the following Stockholder Proposals:

•	Proposal No. 1 — The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 30, 2021, (as may be further amended from time to time, the “Business Combination Agreement”), by and among Thayer, the Blocker Merger Subs, the Company Merger Sub, the Blockers and Inspirato, pursuant to which the Blocker Mergers will be effected and, immediately following the Blocker Mergers, Company Merger Sub will merge with and into Inspirato, with Inspirato as the surviving company, resulting in Inspirato becoming a subsidiary of Thayer.

•	Proposal No. 2 — The “Charter Proposal” — To consider and vote upon a proposal to adopt the Proposed Certificate of Incorporation in the form attached hereto as Annex B.

•

Proposal No. 3 — The “Governance Proposals” — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws, presented separately in accordance with SEC requirements (collectively, the “Governance Proposals”):

•	Proposal No. 3A — Name Change Charter Amendment — To change Thayer’s name to “Inspirato Incorporated”;

•

Proposal No. 3B — Authorized Share Charter Amendment — To increase the number of authorized shares of our Class A Common Stock, to authorize a new class of common stock called the Class V Common Stock, and to increase the number of authorized shares of our “blank check” preferred stock;

•	Proposal No. 3C — Actions by Stockholders Charter Amendment — To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Proposal No. 3D — Corporate Opportunity Charter Amendment — To eliminate the current limitations in place on the corporate opportunity doctrine;

•

Proposal No. 3E — Voting Thresholds Charter Amendment — To increase the required vote thresholds for stockholders approving amendments to the Proposed Certificate of Incorporation and the Proposed Bylaws to 66 2/3%;

•

Proposal No. 3F — Classified Board Amendment — To provide that the Combined Company Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•

Proposal No. 3G — Additional Governance Amendments — To approve all other changes in connection with the replacement of the Existing Thayer Bylaws and Existing Thayer Certificate of Incorporation with the Proposed Certificate of Incorporation and the Proposed Bylaws, including adopting Delaware as the exclusive forum for certain shareholder litigation.

•

Proposal No. 4 — The “Incentive Plan Proposal” — To consider and vote upon a proposal to approve the Inspirato 2021 Equity Incentive Plan, including the authorization of the initial share reserve under such plan.

•

Proposal No. 5 — The “ESPP Proposal” — To consider and vote upon a proposal to approve the Inspirato 2021 Employee Stock Purchase Plan, including the authorization of the initial share reserve under such plan.

•	Proposal No.6 — The “Nasdaq Proposals” — To consider and vote upon the following proposals, presented separately:

•

Proposal No. 6A — Merger Shares Issuance — To issue Combined Company Class A Common Stock and Combined Company Class V Common Stock in connection with the Mergers pursuant to the Business Combination Agreement; and

•	Proposal No. 6B — PIPE Shares Issuance — To issue Thayer Class A Common Stock to the investors in the PIPE (as defined herein).

•

Proposal No. 7 — The “Adjournment Proposal” — A proposal to adjourn the special meeting of Thayer’s stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

Thayer may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Charter Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the outstanding shares of Thayer Class A Common Stock as of the Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Thayer Class B Common Stock as of the Record Date, each voting as a separate class. We determined to provide for a separate vote of the Charter Proposal by the holders of Thayer Class A Common Stock following consideration of stockholder feedback regarding the Charter Proposal.

The approval of the Business Combination Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals requires the affirmative vote (virtually in person or by proxy) of holders of a majority of the shares of Thayer Capital Stock that are voted at the special meeting of stockholders. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus. The Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal).

Thayer will hold a special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to vote by submitting their proxy as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.    Why is Thayer proposing the Governance Proposals?

A.

As required by applicable SEC guidance, Thayer is requesting that its stockholders vote upon, on a non-binding, advisory basis, a proposal to approve certain governance provisions contained in the Proposed Certificate of Incorporation and Proposed Bylaws that may reasonably be considered to materially affect stockholder rights and therefore require a non-binding, advisory basis vote pursuant to SEC guidance. This non-binding, advisory vote is not otherwise required by Delaware law and is separate and apart from the Charter Proposal, but consistent with SEC guidance, Thayer is submitting these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote and is not binding on Thayer or its board of directors (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal).

Q.    Are any of the proposals conditioned on one another?

A.

Thayer may not consummate the Business Combination unless the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals are approved at the special meeting, each of which is conditioned upon all such proposals having been approved at the special meeting. The approval of the Charter Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the outstanding shares of Thayer Class A Common Stock as of the Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Thayer Class B Common Stock as of the Record Date, each voting as a separate class. We determined to provide for a separate vote of the Charter Proposal by the holders of Thayer Class A Common Stock following consideration of stockholder feedback regarding the Charter Proposal. The approval of the Business Combination Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals requires the affirmative vote (virtually in person or by proxy) of holders of a majority of the shares of Thayer Capital Stock that are voted at the special meeting of stockholders. The Adjournment Proposal is not conditioned on the approval of any other Stockholder Proposal set forth in this proxy statement/prospectus. The Business Combination is not conditioned on the separate approval of the Governance Proposals (separate and apart from approval of the Charter Proposal).

It is important for you to note that in the event the Business Combination Proposal is not approved, then Thayer will not consummate the Business Combination. If Thayer does not consummate the Business Combination and fails to complete an initial business combination by June 15, 2022 or obtain the approval of Thayer stockholders to extend the deadline for Thayer to consummate an initial business combination, then Thayer will be required to dissolve and liquidate.

Q.    What will happen upon the consummation of the Business Combination?

A.

The Business Combination consists of a series of transactions pursuant to which Thayer will acquire a majority of the equity interests of Inspirato through a series of mergers, with Inspirato becoming a direct subsidiary of Thayer, and Thayer changing its name to “Inspirato Incorporated.”

Q.    What consideration will be received in connection with the Business Combination?

A.

At the Closing, (i) the equity interests of each Blocker will be cancelled and converted into the right to receive (A) shares of Combined Company Class A Common Stock based on such Blocker’s pro rata ownership of Inspirato (adjusted upward for cash and cash equivalents of such Blocker and adjusted downward for debt and transaction expenses of such Blocker), plus (B) cash, if any, based on such Blocker’s pro rata ownership, plus (C) certain rights under the Tax Receivable Agreement; (ii) the outstanding units of Inspirato (other than any units held by Thayer or any of its subsidiaries following the Blocker Mergers) will be cancelled and converted into the right to receive (1) New Common Units of Inspirato, (2) cash, if any, (3) shares of Combined Company Class V Common Stock and (4) certain rights under the Tax Receivable Agreement; and (iii) each option to purchase Inspirato Units will be converted into an option to purchase Combined Company Class A Common Stock. For additional information, please see the section titled “The Business Combination Agreement — Consideration to be Received in the Business Combination — Holders of Inspirato Options” of this proxy statement / prospectus.

The aggregate consideration to be paid to Inspirato unitholders, including the Blockers, is based on an equity valuation of Inspirato equal to $1.07 billion, subject to (i) an upward adjustment for the aggregate amount of Transaction Expenses incurred by Thayer in excess of $15 million; (ii) an upward adjustment for the greater of (1) $0 and (2) the amount, if any, by which (A) cash and cash equivalents of Inspirato (together with its subsidiaries), minus (B) Distributed Cash Amount (as defined below), minus (C) indebtedness of Inspirato for borrowed money or evidenced by notes, bonds, debentures or similar contracts or instruments, exceeds $20 million; and (iii) an upward adjustment for the aggregate amount of exercise price that would be paid to Inspirato in respect of the exercise in full of all Inspirato Options immediately prior to the Business Combination. The “Distributed Cash Amount” is an amount in cash to be determined by Inspirato, provided that Inspirato may not distribute more than $5 million without Thayer’s consent if Inspirato’s cash and cash equivalents (after such distribution) would be less than $20 million.

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. This UP-C structure will allow the Flow-Through Sellers (as defined below in the section titled “The Business Combination Agreement — Description of the Business Combination Agreement; Structure of the Business Combination”) to retain their equity ownership in Inspirato in the form of New Common Units. Each Flow-Through Seller also will hold a number of shares of Combined Company Class V Common Stock equal to the number of New Common Units held by such Flow-Through Seller, which will have no economic value, but will entitle the holder thereof to one (1) vote per share at any meeting of the shareholders of the PubCo. The Blocker Sellers, by contrast, hold Combined Company Class A Common

Stock. The parties agreed to structure the Business Combination in this manner to permit the Flow-Through Sellers to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes and PubCo, as a holder of New Common Units, will realize the same tax benefits. The UP-C structure also provides potential future tax benefits to PubCo (85% of which PubCo will give up and pay to the Flow-Through Sellers pro rata based on their ownership of New Common Units pursuant to the Tax Receivable Agreement), which are expected to arise when the Flow-Through Sellers ultimately exchange their New Common Units and Combined Company Class V Common Stock for shares of Combined Company Class A Common Stock. Because the New Common Units are issued by Inspirato and not PubCo, the New Common Units could be entitled to different after-tax economics on a per unit basis compared to the Combined Company Class A Common Stock on a per share basis (for example, as a result of PubCo being subject to corporate income tax, and the potential that holders of New Common Units will receive distributions, including tax distributions, directly from Inspirato but PubCo may not make corresponding distributions to the holders of Combined Company Class A Common Stock). See the section entitled “Risk Factors — Risks Related to Our Organizational Structure” for additional information on our organizational structure, including the Tax Receivable Agreement.

The A&R Inspirato LLCA will provide unitholders in Inspirato (other than PubCo and its subsidiaries) the right to exchange New Common Units, together with the cancellation of an equal number of shares of Combined Company Class V Common Stock, for an equal number of shares of Combined Company Class A Common Stock (or cash), subject to certain restrictions set forth therein. Each share of Combined Company Class A Common Stock will provide the holder the rights to vote, receive dividends, and share in distributions in connection with a liquidation and other stockholder rights with respect to the Combined Company.

Q.    What is the Tax Receivable Agreement?

A.

Concurrently with the completion of the Business Combination, PubCo will enter into the Tax Receivable Agreement, in substantially the form attached to this proxy statement/prospectus as Annex H. Pursuant to the Tax Receivable Agreement, PubCo will be required to pay the Flow-Through Sellers and the Blocker Sellers 85% of the tax savings that PubCo realizes as a result of increases in tax basis in Inspirato’s and its subsidiaries’ assets resulting from the sale of Inspirato Units for the consideration paid pursuant to the Business Combination Agreement and the future exchange of New Common Units for shares of Combined Company Class A Common Stock (or cash) pursuant to the A&R Inspirato LLCA, and certain pre-existing tax attributes of the Blockers, as well as certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless PubCo exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. For more information on the Tax Receivable Agreement, please see the section entitled “Certain Agreements Related to the Business Combination — Tax Receivable Agreement.”

Q.    Why is Thayer proposing the Business Combination Proposal?

A.

Thayer was organized for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. Thayer is not limited to a particular industry or geographic region, but focused its search on businesses in industries that complement its management team’s background, and it intends to capitalize on the ability of its management team to identify and acquire a business, focusing on the travel and transportation industries where its management has extensive investment experience.

Thayer received net proceeds of approximately $176 million from its IPO, including from the sale of the Private Warrants. In accordance with the Existing Thayer Certificate of Incorporation, Public Stockholders may redeem the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the Closing upon the consummation of the Business Combination. See the question titled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?” for more information.

There are currently 17,250,000 shares of Thayer Class A Common Stock issued and outstanding and 4,312,500 shares of Thayer Class B Common Stock issued and outstanding. In addition, there are currently 15,800,000 Thayer Warrants issued and outstanding, consisting of 8,625,000 Public Warrants and 7,175,000 Private Warrants. Each Thayer Warrant entitles the holder thereof to purchase one share of Thayer Class A Common Stock at a price of $11.50 per share. The Thayer Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation.

Under the Existing Thayer Certificate of Incorporation, all Public Stockholders have the opportunity to redeem their Public Shares upon the consummation of a business combination. The Public Warrants are non-redeemable. The Private Warrants are non-redeemable so long as they are held by their initial purchasers or their permitted transferees.

Q.	Did Thayer’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

Thayer’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. In analyzing the Business Combination, Thayer’s board of directors and management conducted due diligence on Inspirato and researched the industry in which Inspirato operates and concluded that the Business Combination was in the best interest of Thayer’s stockholders. In reaching this conclusion, Thayer’s board of directors considered a number of factors and a broad range of information, including publicly available information and information provided by Inspirato. Thayer’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Thayer’s board of directors also determined, without seeking a valuation from a financial advisor, that Inspirato’s fair market value was at least 80% of Thayer’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Thayer’s board of directors, as described above, in valuing Inspirato’s business and assuming the risk that Thayer’s board of directors may not have properly valued such business. For a complete discussion of the factors utilized by Thayer’s board of directors in approving the Business Combination, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination — Thayer’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.	Who will have the right to nominate or appoint directors to the PubCo’s board after the consummation of the Business Combination?

A.

The holders of the Combined Company Class A Common Stock and Combined Company Class V Common Stock voting together as a single class (or, if the holders of one or more series of Combined Company Preferred Stock are entitled to vote together with holders of the Combined Company Common Stock, as a single class with the holders of such other series of Combined Company Preferred Stock) shall have the exclusive right to vote for the election of directors.

The board of directors of the PubCo (the “PubCo Board”) shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The PubCo Board is authorized to assign members of the PubCo Board already in office to Class I, Class II or Class III. The term of the initial Class I directors shall expire at the first annual meeting of the stockholders of the PubCo following the Effective Time and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders of the PubCo following the Effective Time.

At each annual meeting of the stockholders of the PubCo, beginning with the first annual meeting of the stockholders of the PubCo following the Effective Time, each of the successors meeting of the stockholders of the PubCo following the Effective Time, the term of the initial Class II directors shall expire at the second annual elected to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. If the number of directors that constitutes the PubCo Board is changed, any increase or decrease shall be apportioned by the PubCo Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the PubCo shorten the term of any incumbent director.

Whenever the holders of one or more series of Combined Company Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Combined Company Preferred Stock as set forth in the Combined Company’s certificate of incorporation then in effect.

Q.    Do I have redemption rights?

A.

If you are a Public Stockholder, you may redeem your Public Shares for cash equal to your pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO, as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to Thayer to pay its income taxes or any other taxes payable, upon the Closing. The per share amount Thayer will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions Thayer will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor has agreed to waive its redemption rights with respect to its shares and any Public Shares that it may have acquired during or after the IPO in connection with the completion of Thayer’s business combination. The shares of Thayer Capital Stock purchased by the Sponsor in connection with our IPO will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $176 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.20. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by Thayer), in connection with the liquidation of the Trust Account.

Q.    Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal and other Stockholder Proposals or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash, and the potential inability to meet the listing standards of Nasdaq.

Q.    How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to            Eastern time on                    , 2022 (two business days before the special meeting of stockholders), (i) submit a written request to Thayer’s transfer agent to redeem your Public Shares for cash, and (ii) deliver your stock to Thayer’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). For the address of Continental Stock Transfer & Trust Company, Thayer’s transfer agent, see the question “Who can help answer my questions?” below. Thayer requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical stock certificates.

A physical stock certificate will not be needed if your stock is delivered to Thayer’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and Thayer’s transfer agent will need to act to facilitate the request. It is Thayer’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Thayer does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. Under the Existing Thayer Bylaws, Thayer is required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than anticipated for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Thayer’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares to Thayer’s transfer agent for redemption and decide within the required timeframe not to exercise your redemption rights, you may request that Thayer’s transfer agent return the shares (physically or electronically). You may make such request by contacting Thayer’s transfer agent at the phone number or address listed under the question, “Who can help answer my questions?”.

Q.    What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. See the section titled “Material U.S. Federal Income Tax Considerations of the Redemption Rights and Blocker Mergers.” You are urged to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q.    If I hold Thayer Warrants, can I exercise redemption rights with respect to my warrants?

A.

No. Holders of Thayer Warrants have no redemption rights with respect to the Thayer Warrants; however, if such Holders choose to redeem their shares of Thayer Capital Stock to which the Thayer Warrants entitle them, those Holders may still exercise their Thayer Warrants if the Business Combination is consummated.

Q.    Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of shares of Thayer Capital Stock in connection with the Business Combination.

Q. What	happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Thayer stockholders who properly exercise their redemption rights and (ii) certain expenses incurred by Inspirato and Thayer in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. The remaining funds available for release from the Trust Account will be used for general corporate purposes of the Combined Company following the Business Combination.

Q.    Will Thayer obtain new financing in connection with the Business Combination?

A.

PIPE Subscribers have committed to purchase an aggregate of 8,950,384 shares of Thayer Class A Common Stock in the PIPE at a purchase price of $10.00 per share, for an aggregate purchase price of approximately $89.5 million.

Q.    What happens to the proceeds from the PIPE upon consummation of the Business Combination?

A.

The PIPE is expected to close concurrently with the Closing. Upon the closing of both the Business Combination and the PIPE, the proceeds from the PIPE will be released to Thayer and will be contributed to Inspirato for general corporate purposes of the Combined Company following the Business Combination.

Q.	What happens if a substantial number of Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.

Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

In no event will Thayer redeem Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 after giving effect to the exercise of redemption rights. If enough Public Stockholders exercise their redemption rights such that Thayer cannot satisfy the net tangible asset requirement, Thayer would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination. Further, a condition to Inspirato’s obligations to consummate the Merger include, among others, that as of the Closing, the aggregate amount of cash in the Trust Account (after reductions for the aggregate amount of payments required to be made in connection with the redemption of Public Shares), plus proceeds from the PIPE actually received by Thayer, will be equal to or greater than $140 million.

As a result of redemptions, the trading market for the Combined Company Class A Common Stock may be less liquid than the market for Thayer Capital Stock was prior to the Business Combination and the Combined Company may not be able to meet the listing standards of a national securities exchange.

Additionally, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into the Combined Company will be reduced and the Combined Company may not be able to achieve its business plan and may require additional financing sooner than currently anticipated.

Q.    What happens if the Business Combination is not consummated?

A.	There are certain circumstances under which the Business Combination Agreement may be terminated.

See the section titled “The Business Combination Agreement — Termination” for information regarding the parties’ specific termination rights.

If Thayer does not complete the proposed Business Combination with Inspirato for whatever reason, Thayer would search for another business combination partner with which to complete a business combination. If Thayer does not complete a business combination with Inspirato or another business combination partner by June 15, 2022, Thayer must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of then outstanding Public Shares. The Sponsor has no redemption rights in the event a business combination is not consummated in the required time period, and, accordingly, its shares of Thayer Capital Stock will be worthless. Additionally, in the event of such a liquidation, as described above, there will be no distribution with respect to outstanding Thayer Warrants and, accordingly, the Thayer Warrants will expire and be worthless.

Q.    What is Inspirato?

A.

Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, Inspirato offers access to a diverse portfolio of curated luxury vacation options that, as of September 30, 2021, included over 400 private luxury vacation homes available exclusively to its subscribers, and accommodations at over 430 luxury hotel and resort partners in more than 235 destinations around the world. Inspirato’s portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with Inspirato’s personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

For more information, see the section titled “Information About Inspirato.”

Q.	What equity stake will current Thayer stockholders and Inspirato unitholders have in the Combined Company after the Closing?

A.

It is anticipated that, (i) based on Inspirato’s capitalization as of December 28, 2021, (ii) after giving effect to the A&R Inspirato LLCA, (iii) after giving effect to the forfeiture by the Sponsor of 1,500,000 shares of Thayer Class B Common Stock and (iv) after giving effect to certain repurchases by Inspirato prior to the Closing, upon the consummation of the Business Combination and the PIPE, the fully diluted ownership of the PubCo assuming various levels of redemption by Public Stockholders will be as follows:

	Redemption Threshold
	No Redemption(1)		25%(2)		50%(3)		75%(4)		Maximum Redemption(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	17,250,000	11.3	14,125,000	9.4	11,000,000	7.5	7,875,000	5.5	4,750,000	3.4
Public Warrants(6)	8,625,000	5.6	8,625,000	5.8	8,625,000	5.9	8,625,000	6.0	8,625,000	6.2
Total (Public):	25,875,000	16.9	22,750,000	15.2	19,625,000	13.4	16,500,000	11.5	13,375,000	9.5
Thayer Class B Common Stock	2,812,500	1.8	2,812,500	1.9	2,812,500	1.9	2,812,500	2.0	2,812,500	2.0
Private Warrants(6)	7,175,000	4.7	7,175,000	4.8	7,175,000	4.9	7,175,000	5.0	7,175,000	5.1
Total (Sponsor):	9,987,500	6.5	9,987,500	6.7	9,987,500	6.8	9,987,500	7.0	9,987,500	7.1
Total PIPE Subscribers:	8,950,384	5.9	8,950,384	6.0	8,950,384	6.1	8,950,384	6.2	8,950,384	6.4
Inspirato unitholders(7)	100,431,932	65.8	100,431,932	67.1	100,431,932	68.6	100,431,932	70.1	100,431,932	71.6
Assumed Inspirato Options(8)	7,491,849	4.9	7,491,849	5.0	7,491,849	5.1	7,491,849	5.2	7,491,849	5.3
Total (Inspirato)(9):	107,923,781	70.7	107,923,781	72.1	107,923,781	73.7	107,923,781	75.3	107,923,781	77.0
Total:	152,736,665	100.0	149,611,665	100.0	146,486,665	100.0	143,361,665	100.0	140,236,665	100.0

(1)	Assumes that no shares of Thayer Class A Common Stock are redeemed.
(2)	Assumes that 3,125,000 shares of Thayer Class A Common Stock, or 25% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed.
(3)	Assumes that 6,250,000 shares of Thayer Class A Common Stock, or 50% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed.
(4)	Assumes that 9,375,000 shares of Thayer Class A Common Stock, or 75% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed.
(5)

Assumes that 12,500,000 shares of Thayer Class A Common Stock are redeemed, which is the maximum amount which may be redeemed while still satisfying the $140 million minimum cash proceeds condition in the Business Combination Agreement.

(6)	Assumes the exercise of all Thayer Warrants for Combined Company Class A Common Stock, which are not exercisable until 30 days after the completion of the Business Combination.
(7)

Represents shares of Combined Company Class A Common Stock issued to the Blocker Sellers, shares of Combined Company Class A Common Stock exchangeable for Combined Company Class V Common Stock and an equal number of New Common Units issued to the Flow-Through Sellers, and Inspirato profits interests holders.

(8)	Assumes the exercise of all the Assumed Inspirato Options for Combined Company Class A Common Stock.
(9)	Excludes PIPE Shares issued to PIPE Subscribers that are also Inspirato unitholders.

Share ownership presented in the table above is only presented for illustrative purposes and are based on a number of assumptions. Thayer cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, the redemption amount and the number of Thayer Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages and voting power of current Thayer stockholders and Inspirato unitholders may also differ from the presentation above if the actual redemptions are different from these assumptions. Public Stockholders that do not elect to redeem their Public Shares will experience dilution as a result of the Business Combination. The Public Stockholders currently own 80% of Thayer’s Capital Stock. As noted in the above table, if no Public Stockholders redeem their Public Shares in the Business Combination, the Public Stockholders will go from owning 80% of the Thayer Capital Stock prior to the Business Combination to owning 16.9% of the total shares outstanding of the Combined Company. The Public Stockholders will own shares representing approximately 15.2%, 13.4%, 11.5% and 9.5% of the total shares outstanding of the Combined Company, assuming redemptions equaling 25.0%, 50.0% and 75.0% and Maximum Redemption scenarios as shown above, respectively.

The level of redemption also impacts the effective deferred underwriting fee per Public Share incurred in connection with Thayer’s initial public offering and payable upon the completion of the Business Combination. Thayer incurred $6,900,000 in deferred underwriting fees. Assuming no exercise of Thayer Warrants, in a no redemption scenario, the effective deferred underwriting fee would be approximately $0.40 per Public Share on a pro forma basis (or 4.0% of the value of shares assuming a trading price of $10.00 per share). In a low redemption scenario in which 25% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee would be approximately $0.49 per Public Share on a pro forma basis (or 4.9% of the value of shares assuming a trading price of $10.00 per share). In a medium redemption scenario in which 50% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee would be approximately $0.63 per Public Share on a pro forma basis (or 6.3% of the value of shares assuming a trading price of $10.00 per share). In a high redemption scenario in which 75% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee would be approximately $0.88 per Public Share on a pro forma basis (or 8.8% of the value of shares assuming a trading price of $10.00 per share). In the Maximum Redemption scenario, the effective deferred underwriting fee would be approximately $1.45 per Public Share on a pro forma basis (or 14.5% of the value of shares assuming a trading price of $10.00 per share).

Q. Who	will be the officers and directors of the Combined Company if the Business Combination is consummated?

A.

The Business Combination Agreement provides that, upon the Closing, the PubCo Board will be comprised of Brent Handler, Brad Handler, R. Scot (Scot) Sellers, Michael Armstrong, Chris Hemmeter, Ann Payne and Eric Grosse. Immediately following the consummation of the Business Combination, we expect that the following will be the officers of the Combined Company: Brad Handler as Executive Chairman, Brent Handler as Chief Executive Officer, David Kallery as President and R. Webster (Web) Neighbor as Chief Financial Officer. See the section titled “Management After the Business Combination.”

Q.    What conditions must be satisfied to consummate the Business Combination?

A.

There are a number of Closing conditions in the Business Combination Agreement, including that Thayer’s stockholders and holders of Inspirato Units have approved and adopted the Business Combination Agreement, the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, the receipt of certain regulatory approvals (including, but not limited to, approval for listing on Nasdaq of the Combined Company Class A Common Stock to be issued in connection with the Merger and the expiration or early termination of the waiting period or periods under the HSR Act), that Thayer has at least $5,000,001 of net tangible assets upon Closing and the absence of any injunctions. Other conditions to Inspirato’s obligations to consummate the Merger include, among others, that as of the Closing, the aggregate amount of cash in the Trust Account (after reductions for the aggregate amount of payments required to be made in connection with the redemption of Public Shares), plus proceeds from the PIPE actually received by Thayer, will be equal to or greater than $140 million.

The conditions to Closing with respect to the Blockers will only affect the ability of a particular Blocker Merger to close, rather than the broader transaction. If a Blocker Merger cannot close, such Blocker will be treated as an ordinary unitholder of Inspirato and receive the Per Unit Unitholder Merger Consideration.

Any Closing condition that is required by applicable law (such as the applicable waiting periods under the HSR Act having expired, or there being no governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Business Combination), cannot be waived by either Thayer or Inspirato. Subject to the foregoing, Closing conditions to Thayer’s obligation to close can be waived by Thayer and Closing conditions to Inspirato’s obligation to close can be waived by Inspirato, but neither party is required to waive any Closing conditions.

For a summary of the conditions that must be satisfied or waived prior to the consummation of the Business Combination, see the section titled “The Business Combination Agreement — Closing Conditions.”

Q.    What happens if I sell my shares of Thayer Capital Stock before the special meeting of stockholders?

A.

The Record Date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Thayer Capital Stock after the Record Date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not become a Combined Company Stockholder following the Closing because only Thayer’s stockholders on the Closing Date will become Combined Company Stockholders.

Q.    What vote is required to approve the proposals presented at the special meeting of stockholders?

A.

The approval of the Charter Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the outstanding shares of Thayer Class A Common Stock as of the Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Thayer Class B Common Stock as of the Record Date, each voting as a separate class. The class vote of the Thayer Class B Common Stock has already been obtained by a written consent. Accordingly, a Thayer stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Proposal.

The approval of each of the Business Combination Proposal, the Governance Proposals, Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposals and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Thayer Capital Stock that are voted at the special meeting of stockholders. Accordingly, a Thayer stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals.

The Sponsor and directors of Thayer collectively own all of the outstanding shares of Thayer Class B Common Stock and have agreed, together with Thayer’ executive officers and directors, to vote all shares of Thayer Capital Stock owned by Sponsor or such director, as applicable, including the Thayer Class B Common Stock, in favor of the Business Combination Proposal, the Charter Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals. Such holders represent 20% of the issued and outstanding shares of Thayer Capital Stock as of the Record Date. As a result, the affirmative vote of holders of an additional 6,684,375 shares of Thayer Capital Stock, representing only approximately 31% of the remaining shares of Thayer Capital Stock held by the Public Stockholders as of the Record Date, assuming the minimum number of shares required to constitute a quorum are voted at the special meeting, would be required to approve the Business Combination Proposal, the Governance Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals. Separately, assuming the minimum number of shares required to constitute a quorum are voted at the special meeting, the affirmative vote of holders of a majority of Thayer Class A Common Stock, and separately, a majority of Thayer Class B Common Stock would be required to approve the Charter Proposal.

Q.	May Thayer or Thayer’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the stockholder vote to approve the proposed Business Combination, Thayer’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Inspirato. None of the directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Thayer for use in the Business Combination.

Q.    How many votes do I have at the special meeting of stockholders?

A.

Thayer’s stockholders are entitled to one vote at the special meeting for each share of Thayer Capital Stock held of record as of the Record Date. As of the close of business on the Record Date, there were 17,250,000 shares and 4,312,500 shares outstanding of Thayer Class A Common Stock and Thayer Class B Common Stock, respectively, held by holders of record.

Q. What	interests do the Sponsor and Thayer’s current officers and directors have in the Business Combination?

A.	Thayer’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to, or in conflict with, yours. These interests include:

•

While the Sponsor does not have any ownership in Inspirato directly, the Sponsor and Thayer’s board of directors and officers beneficially own an aggregate of 2,812,500 Founder Shares (after giving effect to the agreed upon forfeiture of 1.5 million Founder Shares upon the consummation of the Business Combination), which shares would become worthless if Thayer does not complete a business combination within the applicable time period, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Such shares have an aggregate market value of approximately $28.575 million based on the closing price of Thayer Class A Common Stock of $10.16 on Nasdaq on December 21, 2021, the Record Date for the special meeting of stockholders. Based on such market value, Thayer’s board of directors and officers will have an unrealized gain of approximately $28.4 million on their Thayer securities;

•

The Sponsor paid an aggregate of $25,000 ($0.0049 per share) for the Founder Shares which (to the extent not forfeited pursuant to the terms of the Sponsor Side Letter) will have a significantly higher value at the time of the Business Combination, if it is consummated. If Thayer does not consummate the Business Combination or another initial business combination by June 15, 2022, and Thayer is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of $0.0049 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•	The Sponsor paid $7,175,000 for its Private Warrants, which would be worthless if a business combination is not consummated by June 15, 2022;

•

The Sponsor and Thayer’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor and Thayer’s directors and officers would lose their entire investment. As a result, the Sponsor as well as Thayer’s directors or officers may have a conflict of interest in determining whether Inspirato is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Thayer board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Stockholders that they approve the Business Combination;

•

Thayer’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Thayer’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount required to be retained in the Trust Account, unless the Business Combination is consummated;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have agreed not to redeem any public shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have entered into the Sponsor Side Letter pursuant to which such holders have already agreed to vote their shares in favor of the Business Combination with Inspirato;

•	The Registration Rights Agreement will be entered into by the Sponsor;

•	The anticipated continuation of Chris Hemmeter as a director of the Combined Company; and

•

The continued indemnification of the current directors and officers of Thayer following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business. Combination.

These interests may influence Thayer’s board of directors in making their recommendation that you vote in favor of the approval of the Stockholder Proposals. You should also read the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination — Interests of Thayer’s Directors and Officers in the Business Combination.”

Q.    When is the Business Combination expected to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the Closing have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Closing Conditions.”

Q.    What do I need to do now?

A.

You are urged to carefully read and consider the information contained in this proxy statement/ prospectus in its entirety, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.    How do I vote?

A.

If you were a holder of record of Thayer Capital Stock on December 21, 2021, the Record Date for the special meeting of stockholders, you may vote on the Stockholder Proposals online at the virtual special meeting of stockholders or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the special meeting of stockholders and vote online, obtain a proxy from your broker, bank or nominee.

Q.    What will happen if I abstain from voting or fail to vote at the special meeting?

A.

At the special meeting of stockholders, Thayer will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present.

The approval of the Charter Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the outstanding shares of Thayer Class A Common Stock as of the Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Thayer Class B Common Stock as of the Record Date, each voting as a separate class. We determined to provide for a separate vote of the Charter Proposal by the holders of Thayer Class A Common Stock following consideration of stockholder feedback regarding the Charter Proposal. Accordingly, a Thayer stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against these proposals. The approval of each of the Business Combination Proposal, the Governance Proposals, Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposals and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Thayer Capital Stock that are voted at the special meeting of stockholders. Accordingly, a Thayer stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these proposals.

Q.    What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.	Signed and dated proxies received by Thayer without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each of the Stockholder Proposals.

Q.    Do I need to attend the special meeting of stockholders to vote my shares?

A.

No. You are invited to virtually attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. Thayer encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in this proxy statement/ prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Stockholder Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.    May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to Thayer’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the virtual special meeting and vote online. You also may revoke your proxy by sending a notice of revocation to Thayer’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in “street name” by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.    What happens if I fail to take any action with respect to the special meeting?

A.

If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of the Combined Company and/or your warrants will entitle you to purchase the Combined Company Class A Common Stock. As a corollary, failure to vote either for or against the Business Combination Proposal means you will not have any redemption rights in connection with the Business Combination to exchange your Public Shares for a pro rata share of the aggregate amount of funds held in the Trust Account as of two business days prior to the Closing, including any interest thereon but net of any income or other taxes payable. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of Thayer.

Q.    What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.    What is the quorum requirement for the special meeting of stockholders?

A.

A quorum of Thayer’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Thayer Capital Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

As of the Record Date for the special meeting, 10,781,251 shares of Thayer Capital Stock will be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote online at the virtual special meeting of stockholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders virtually present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	What happens to the Thayer Warrants I hold if I vote my shares of Thayer Capital Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.

Properly exercising your redemption rights as a Thayer stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not approved and completed, you will continue to hold your Thayer Warrants, and if Thayer does not otherwise consummate an initial business combination by June 15, 2022 or obtain the approval of Thayer stockholders to extend the deadline for Thayer to consummate an initial business combination, Thayer will be required to dissolve and liquidate, and your Thayer Warrants will expire and be worthless.

Q.    Who will solicit and pay the cost of soliciting proxies?

A.

Thayer will pay the cost of soliciting proxies for the special meeting of stockholders. Thayer has engaged Morrow Sodali (“Morrow Sodali”) to assist in the solicitation of proxies for the special meeting. Thayer has agreed to pay Morrow Sodali a fee of $30,000. Thayer will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Thayer also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Thayer Capital Stock for their expenses in forwarding soliciting materials to beneficial owners of Thayer Capital Stock and in obtaining voting instructions from such beneficial owners. Thayer’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.    Who can help answer my questions?

A.

If you have questions about the Stockholder Proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: TVAC.info@investor.morrowsodali.com

You may also contact Thayer at:

Thayer Ventures Acquisition Corporation

25852 McBean Parkway

Valencia, CA 91335

Attention: Secretary

Telephone: (415) 782-1414

To obtain timely delivery, Thayer’s stockholders and warrant holders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about Thayer from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Thayer’s transfer agent prior to                 , New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Business Combination Proposal and the other Stockholder Proposals to be considered at the special meeting of stockholders, you should read this proxy statement/prospectus in its entirety carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Parties to the Business Combination

Thayer

Thayer is a Delaware corporation and was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities, referred to throughout this proxy statement/prospectus as its initial business combination. Although Thayer may pursue its initial business combination in any industry or geographic location, its focus is on businesses in industries that complement its management team’s background, and it intends to capitalize on the ability of its management team to identify and acquire a business, focusing on the travel and transportation industries where its management has extensive investment experience.

Thayer Class A Common Stock, Thayer Warrants and Thayer Units (each Thayer Unit comprised of one share of Thayer Class A Common Stock and one-half of one Thayer Warrant) are currently listed and trading on Nasdaq under the ticker symbols “TVAC,” “TVACW” and “TVACTU,” respectively. We have applied to continue the listing of the Combined Company Class A Common Stock and warrants of the Combined Company on Nasdaq under the symbols “ISPO” and “ISPOW,” respectively, upon Closing. The Thayer Units will automatically separate into their component securities (one share of Thayer Class A Common Stock and one-half of one Thayer Warrant) upon the Closing and, as a result, will no longer exist. Upon the Closing, Thayer intends to change its name from “Thayer Ventures Acquisition Corporation” to “Inspirato Incorporated.”

The mailing address of Thayer’s principal executive office is 25852 McBean Parkway, Valencia, CA 91335, and its telephone number is (415) 782-1414.

Inspirato

Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, Inspirato offers access to a diverse portfolio of curated luxury vacation options that, as of September 30, 2021, included over 400 private luxury vacation homes available exclusively to our subscribers, and accommodations at over 430 luxury hotel and resort partners in more than 235 destinations around the world. Inspirato’s portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with Inspirato’s personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

The mailing address of Inspirato’s principal executive office is 1544 Wazee Street Denver, CO 80202, and its telephone number is 303-586-7771.

For more information about Inspirato, see the sections titled “Information About Inspirato” and “Inspirato Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Company Merger Sub

Passport Company Merger Sub LLC is a Delaware limited liability company, formed on June 28, 2021, and a wholly owned subsidiary of Thayer. Passport Company Merger Sub does not own any material assets or operate any business.

Blocker Merger Subs

Each Blocker Merger Sub (as defined in the Merger Agreement) is a Delaware corporation, and, other than any Blocker Merger Sub party to a Non-Party Blocker Merger, was incorporated on June 28, 2021 and is a wholly owned subsidiary of Thayer. No Blocker Merger Sub owns any material assets or operates any business.

Blockers

Each of the Blockers was formed solely for the purpose of holding equity interests in Inspirato. None of the Blockers has conducted any business activities other than activities incidental to such Blocker’s ownership of equity interests in Inspirato.

KPCB Blocker was incorporated in Delaware on September 28, 2011 in connection with the investment in Inspirato by Kleiner Perkins Caufield & Byers XIV, LLC and other investors in KPCB XIV Founders Fund, LLC. The principal executive office of KPCB Blocker is located at 2750 Sand Hill Road, Menlo Park, CA, 94025.

IVP Blocker was incorporated in Delaware on January 9, 2012 in connection with the investment in Inspirato by Institutional Venture Partners XIII, L.P. The principal executive office of the IVP Blocker is located at 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, CA, 94025.

W Capital Blocker was incorporated in Delaware on August 26, 2014 in connection with the investment in Inspirato by W Capital Partners III, LP. The principal executive office of W Capital Blocker is located at 400 Park Avenue, Suite 910, New York, NY 10022.

The Business Combination

The Business Combination Agreement

On June 30, 2021, Thayer, Merger Subs, Blockers and Inspirato entered into the Business Combination Agreement, pursuant to which Thayer will acquire certain of the outstanding equity interests of Inspirato. The Business Combination Agreement and the transactions contemplated thereby were unanimously approved by Thayer’s board of directors, Inspirato’s board of managers, and the governing bodies of each of the Merger Subs.

Prior to the Closing, the units representing equity interests in Inspirato are held by (i) Blockers, which are corporations (or entities treated as corporations for U.S. federal tax purposes) that are affiliated with certain institutional investors, and (ii) other Members of Inspirato, which consist of entities and individuals, including members of management and other employees of Inspirato or its subsidiaries. The Members of Inspirato, other than the Blockers, are referred to in this proxy statement as the “Flow-Through Sellers.”

The Business Combination Agreement provides for, among other things, the following:

•

each Blocker will merge with and into a Blocker Merger Sub (including any Non-Party Blocker, if any, that signs a joinder to the Business Combination Agreement with the consent of Inspirato) with the respective Blocker Merger Sub surviving as a wholly owned subsidiary of Thayer (collectively, the

“Blocker Mergers”), resulting in the equity interests of each Blocker being cancelled and converted into the right to receive (i) shares of Combined Company Class A Common Stock based on such Blocker’s pro rata ownership of Inspirato (adjusted upward for cash and cash equivalents of such Blocker and adjusted downward for debt and transaction expenses of such Blocker), plus (ii) cash, if any, based on such Blocker’s pro rata ownership, plus (iii) certain rights under the Tax Receivable Agreement;

•

immediately following the Blocker Mergers, the Company Merger Sub will merge with and into Inspirato, with Inspirato continuing as the surviving company and subsidiary of Thayer, resulting in (i) each outstanding Inspirato Unit (other than any units held by Thayer or any of its subsidiaries following the Blocker Mergers) being cancelled and converted into a right to receive (A) New Common Units of Inspirato, (B) cash, if any, (C) shares of Combined Company Class V Common Stock and (D) certain rights under the Tax Receivable Agreement; and (ii) each outstanding Inspirato Option being automatically converted into an Assumed Inspirato Option; and

•

the limited liability company agreement of Inspirato will be amended and restated to, among other things, reflect the Company Merger and create a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units.

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. This UP-C structure will allow the Flow-Through Sellers to retain their equity ownership in Inspirato in the form of New Common Units issued pursuant to the Business Combination. Each Flow-Through Seller will also hold a number of shares of Combined Company Class V Common Stock equal to the number of New Common Units held by such Flow-Through Seller, which will have no economic value, but which will entitle the holder thereof to one (1) vote per share at any meeting of the stockholders of PubCo. Those institutional investors in Inspirato who, prior to the Business Combination, held Inspirato Units through a Blocker will, by contrast, hold their equity ownership in PubCo in the form of Combined Company Class A Common Stock. The parties agreed to structure the Business Combination in this manner to permit the Flow-Through Sellers to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes and PubCo, as a holder of New Common Units, will realize the same tax benefits. The UP-C structure also provides potential future tax benefits to PubCo (85% of which PubCo will give up and pay to the Flow-Through Sellers pro rata based on their ownership of New Common Units pursuant to the Tax Receivable Agreement), which are expected to arise when the Flow-Through Sellers ultimately exchange their New Common Units and Combined Company Class V Common Stock for shares of Combined Company Class A Common Stock. Because the New Common Units are issued by Inspirato and not PubCo, the New Common Units could be entitled to different after-tax economics on a per unit basis compared to the Combined Company Class A Common Stock on a per share basis (for example, as a result of PubCo being subject to corporate income tax, and the potential that holders of New Common Units will receive distributions, including tax distributions, directly from Inspirato but PubCo may not make corresponding distributions to the holders of Combined Company Class A Common Stock). See the section entitled “Risk Factors — Risks Related to Our Organizational Structure” for additional information on our organizational structure, including the Tax Receivable Agreement.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

Amendments to the Charter

Pursuant to the Business Combination Agreement, at the Effective Time of the Business Combination, the Existing Thayer Certificate of Incorporation will be further amended and restated to:

•	Change Thayer’s name to “Inspirato Incorporated”;

•	Authorize the issuance of up to 1,000,000,000 shares of Combined Company Class A Common Stock and 500,000,000 shares of Combined Company Class V Common Stock;

•	Authorize the issuance of up to 100,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be designated from time to time by the PubCo Board;

•	Require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Eliminate the current limitations in place on the corporate opportunity doctrine;

•	Increase the required vote thresholds for approving amendments to the charter and bylaws to 66 2/3%; and

•	Make certain other changes to the Existing Thayer Certificate of Incorporation.

For more information about these amendments to the Existing Thayer Certificate of Incorporation, see the sections titled “Proposal No. 2 — The Charter Proposal” and “Proposal No. 3 — The Governance Proposals.”

Other Agreements Related to the Business Combination Agreement

A&R Inspirato LLCA

The Amended and Restated Limited Liability Company Agreement of Inspirato, dated as of February 9, 2020 will be amended and restated to, among other things, recapitalize the equity interests of Inspirato into a single class of units immediately prior to the Blocker Mergers. Under the A&R Inspirato LLCA, Inspirato will be managed by a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units (the “Inspirato LLC Board”). Initially, the Inspirato LLC Board will be composed of four persons that were designated by PubCo and three persons that were designated by the members holding a majority of the then outstanding vested New Common Units held by members other than PubCo. PubCo has initially designated Michael Armstrong, Eric Grosse, Christopher Hemmeter and Ann Payne to be on the Inspirato LLC Board immediately after Closing and the members holding a majority of the New Common Units held by members other than PubCo have initially designated Brent Handler, Brad Handler and Scot Sellers to be on the Inspirato LLC Board immediately after Closing. Following the completion of the Business Combination, PubCo will have the ability to increase or decrease the size of the Inspirato LLC Board and adjust the composition of the Inspirato LLC Board as necessary to reflect as closely as reasonably practicable the relative ownership of New Common Units held by PubCo, on the one hand, and the other members that are affiliated with Inspirato immediately prior to the completion of the Business Combination, on the other hand. Except as otherwise specifically required under the A&R Inspirato LLCA, the Inspirato LLC Board will have full and complete control of all affairs of Inspirato. The Inspirato LLC Board will manage and control all business activities and operations of Inspirato and control the day-to-day management of the business of Inspirato and its subsidiaries.

Tax Receivable Agreement

In connection with the Closing, the Flow-Through Sellers, the Blocker Sellers and PubCo will enter into a tax receivable agreement pursuant to which, among other things, PubCo will pay to the other parties thereto 85% of the benefits, if any, that PubCo realizes from certain future tax benefits that may arise from the Business Combination.

If there were an exchange or redemption of all of the outstanding New Common Units (other than those held directly and indirectly by the Combined Company) immediately after the Business Combination, we estimate that the resulting tax benefits to the Combined Company subject to the Tax Receivable Agreement would be approximately $242 million, based on certain assumptions, including but not limited to a $10.00 per share trading price of Combined Company Class A Common Stock, a 21% U.S. federal corporate income tax rate and various estimated applicable state and local income tax rates, no material change in U.S. federal income tax law, and that the Combined Company will have sufficient taxable income to utilize such estimated tax benefits. If the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination and based on the same assumptions used to estimate the tax benefits as described above, the estimated early termination payments would be, in the aggregate, approximately $164 million (calculated using a discount rate equal to one-year LIBOR plus 200 basis points, applied against an undiscounted liability of approximately $206 million, representing an amount equal to 85% of the approximately $242 million of estimated tax benefits to the Combined Company that are subject to the Tax Receivable Agreement). The undiscounted liability of approximately $206 million, which is equal to 85% of the estimated tax benefits to be received by the Combined Company, represents the amount of the estimated tax benefits that would be payable by the Combined Company to the Flow-Through Sellers under the Tax Receivable Agreement, if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination and based on the same assumptions used to estimate the tax benefits as described above. The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.

The Tax Receivable Agreement also covers pre-existing tax attributes of the Blockers, such as net operating losses, that are available to the Combined Company following the closing of the Business Combination. We estimate such tax benefits to the Combined Company subject to the Tax Receivable Agreement would be approximately $21 million, based on certain assumptions, including but not limited to, a 21% U.S. federal corporate income tax rate and various estimated applicable state and local income tax rates, no material change in U.S. federal income tax law, and that the Combined Company will have sufficient taxable income to utilize such estimated tax benefits. The Tax Receivable Agreement payments would be, in the aggregate, approximately $16 million (calculated using a discount rate equal to one-year LIBOR plus 200 basis points, applied against an undiscounted liability of approximately $18 million, representing an amount equal to 85% of the approximately $21 million of estimated tax benefits to the Combined Company that are subject to the Tax Receivable Agreement). The undiscounted liability of approximately $18 million, which is equal to 85% of the estimated tax benefits to be received by the Combined Company, represents the amount of the estimated tax benefits that would be payable by the Combined Company to the Flow- Through Sellers under the Tax Receivable Agreement, if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination and based on the same assumptions used to estimate the tax benefits as described above. The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.

A delay in the timing of exchanges or redemptions of New Common Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement, as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of Inspirato’s taxable income to the Inspirato Unitholder prior to the exchange or redemption. Increases or decreases in the price per share of Combined Company Class A Common Stock at the time of each exchange or redemption of New Common Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price, and it is nearly certain that the actual stock price at the time of each exchange or redemption will deviate from the $10.00 per share assumed above. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in the expected net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon the Combined Company having sufficient future taxable income to avail itself of the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If Inspirato Incorporated’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of the Combined Company’s future income tax liabilities.

Registration Rights Agreement

In connection with the Closing, certain registration and stockholder rights agreement dated December 10, 2020 will be amended and restated and Thayer, the Sponsor, and certain unitholders of Inspirato will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Combined Company will agree that, within 15 business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a shelf registration statement registering the resale of certain shares of Combined Company Class A Common Stock from time to time, and Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. The equityholders party to the Registration Rights Agreement may demand underwritten offerings, including block trades, of their registrable securities by the Combined Company from time to time. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed in the aggregate $20.0 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights, subject to certain exceptions in the case of demands for underwritten block trades.

Transaction Support Agreements

On June 30, 2021, certain unitholders of Inspirato, holding a sufficient number of units of Inspirato to comprise the Company Unitholder Majority (as defined in the Business Combination Agreement), entered into Transaction Support Agreements pursuant to which, among other things, such unitholders agreed to vote all of their units of Inspirato (A) in favor of all Stockholder Proposals, (B) against any proposal in opposition to approval of the Stockholder Proposals, (C) against any proposal that would impede or frustrate any provision of the Business Combination Agreement, the Sponsor Side Letter or any Stockholder Proposal, result in a breach of any provision under the Business Combination Agreement or result in any conditions in the Business Combination Agreement to not be fulfilled and (D) against and withhold consent with respect to any competing business combination proposal.

Sponsor Side Letter

On June 30, 2021, the Sponsor entered into the Sponsor Side Letter pursuant to which the Sponsor and certain other holders of existing Thayer Class B Common Stock agreed, among other things, to (i) vote all of their shares of Thayer Class B Common Stock (A) in favor of all Stockholder Proposals, (B) against any proposal in opposition to approval of the Stockholder Proposals, (C) against any proposal that would impede or frustrate any provision of the Business Combination Agreement, the Sponsor Side Letter or any Stockholder Proposal, result in a breach of any provision under the Business Combination Agreement or result in any conditions in the Business Combination Agreement to not be fulfilled and (D) against and withhold consent with respect to any competing business combination proposal, and (ii) with respect to the Sponsor only, forfeit 1,500,000 shares of Thayer Class B Common Stock upon the Closing.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on June 30, 2021, Thayer entered into separate Subscription Agreements with the PIPE Subscribers, pursuant to which the PIPE Subscribers agreed to purchase, and Thayer agreed to sell to the PIPE Subscribers, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of approximately $103.5 million in the PIPE. None of the Sponsor, Thayer’s directors and officers or any of their respective affiliates participated in the PIPE. The Subscription Agreements were scheduled to terminate in accordance with their terms on December 30, 2021, if the Business Combination and PIPE had not been consummated by then. In December 2021, Thayer approached the PIPE Subscribers to provide them with the opportunity to extend the termination date of the Subscription Agreements until March 31, 2022 by amending the Subscription Agreements. Thayer obtained signed amendments from PIPE Subscribers representing 8,950,384 shares of Thayer Class A Common Stock in the aggregate, for an updated aggregate purchase price of approximately $89.5 million. There are no material differences in the terms and price of the PIPE Shares to be sold pursuant to the Subscription Agreements and the shares of Thayer Class A Common Stock issued and sold at the time of the IPO.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.

The Subscription Agreements provide that the Combined Company is required to file with the SEC, within fifteen (15) business days after the Closing, a shelf registration statement covering the resale of the PIPE Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th day following the filing date thereof if the SEC notifies the Combined Company that it will “review” such registration statement and (ii) the 5th business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against Thayer, including with respect to the trust account (other than with respect to any Thayer Class A Common Stock held by such PIPE Subscribers outside of the PIPE Shares).

Interests of Thayer’s Directors, Officers, and Others in the Business Combination

In considering the recommendation of Thayer’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•

While the Sponsor does not have any ownership in Inspirato directly, the Sponsor and Thayer’s board of directors and officers beneficially own an aggregate of 2,812,500 Founder Shares (after giving effect to the agreed upon forfeiture of 1.5 million Founder Shares upon the consummation of the Business Combination), which shares would become worthless if Thayer does not complete a business combination within the applicable time period, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. The Sponsor did not receive any compensation in exchange for this agreement to waive its redemption rights. Such shares have an aggregate market value of approximately $28.575 million based on the closing price of Thayer Class A Common Stock of $10.16 on Nasdaq on December 21, 2021, the Record Date for the special meeting of stockholders. Based on such market value, Thayer’s board of directors and officers will have an unrealized gain of approximately $28.4 million on their Thayer securities;

•

The Sponsor paid an aggregate of $25,000 ($0.0049 per share) for the Founder Shares which (to the extent not forfeited pursuant to the terms of the Sponsor Side Letter) will have a significantly higher value at the time of the Business Combination, if it is consummated. If Thayer does not consummate the Business Combination or another initial business combination by June 15, 2022, and Thayer is there fore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of $0.0049 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•	The Sponsor paid $7,175,000 for its Private Warrants, which would be worthless if a business combination is not consummated by June 15, 2022;

•

The Sponsor and Thayer’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor and Thayer’s directors and officers would lose their entire investment. As a result, the Sponsor as well as Thayer’s directors or officers may have a conflict of interest in determining whether Inspirato is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Thayer board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Stockholders that they approve the Business Combination;

•

Thayer’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Thayer’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount required to be retained in the Trust Account, unless the Business Combination is consummated;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have agreed not to redeem any public shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have entered into the Sponsor Side Letter pursuant to which such holders have already agreed to vote their shares in favor of the Business Combination with Inspirato;

•	The Registration Rights Agreement will be entered into by the Sponsor;

•	The anticipated continuation of Chris Hemmeter as a director of the Combined Company; and

•

The continued indemnification of the current directors and officers of Thayer following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These interests may influence Thayer’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals. The Thayer Board evaluated each of these interests and concluded that the potential benefits that it expected Thayer and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors and other risks associated with the Business Combination. Accordingly, the Board unanimously resolved that the Business Combination Agreement, the ancillary documents to which Thayer is or will be a party and the transactions contemplated thereby (including the Business Combination) were advisable, fair to, and in the best interests of, Thayer and its stockholders.

Interests of Inspirato’s Directors, Officers, and Others in the Business Combination

When you consider the recommendation of the Thayer Board in favor of adopting the Business Combination Agreement and approving the transactions contemplated thereby, including the Business Combination, you should keep in mind that certain of Inspirato’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of Inspirato’s unitholders generally. These interests include, among other things:

•

Certain of Inspirato’s executive officers hold Inspirato Units and profits interests, the treatment of which is described in the section titled “Proposal No. 1 — The Business Combination Proposal.” Please see the section titled “Security Ownership of Certain Beneficial Owners and Management” for more information regarding the Inspirato Units held by Inspirato’s executive officers:

•

The non-employee directors of Inspirato have a direct or indirect ownership interest in Inspirato Units, which are described in the section titled “Security Ownership of Certain Beneficial Owners and Management”:

•

Certain of Inspirato’s directors and executive officers are expected to become directors and/or executive officers of the Combined Company. Specifically, the following individuals who are currently executive officers of Inspirato are expected to become executive officers of the Combined Company upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Brent Handler	Chief Executive Officer and Director
Brad Handler	Executive Chairman and Director
David Kallery	President
Web Neighbor	Chief Financial Officer

•

In addition, the following individuals who are currently on the board of managers of Inspirato are expected to become directors of the Combined Company upon the consummation of the Business Combination: Brent Handler, Brad Handler, and Scot Sellers.

•

At the closing of the Business Combination, Thayer will enter into the Registration Rights Agreement with certain holders of Inspirato Units (in which certain members of Inspirato’s Board and affiliates are included), which provides for registration rights to such unitholders and their permitted transferees.

•

Brent Handler Revocable Trust, an entity affiliated with Brent Handler, Inspirato’s Chief Executive Officer and a member of its board of managers, has agreed to purchase 1 million shares of Thayer Class A Common Stock, Brad Handler, Inspirato’s Executive Chairman and a member of its board of managers, has agreed to purchase 395,000 shares of Thayer Class A Common Stock, Elk Sierra, LLC, an entity affiliated with Scot Sellers, a member of Inspirato’s board of managers, has agreed to purchase 84,432 shares of Thayer Class A Common Stock, and David Kallery, Inspirato’s President, has agreed to purchase 25,000 shares of Thayer Class A Common Stock, each pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Subscribers. KPCB Holdings, Inc., an entity affiliated with KPCB Investment I, Inc., which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 611,250 shares of Thayer Class A Common Stock, Institutional Venture Partners XIII, L.P., an entity affiliated with Inspirato Group, Inc. (IVP), which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 570,000 shares of Thayer Class A Common Stock, Alps Investment Holdings LLC, an entity affiliated with Revolution Portico LLC, which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 500,000 shares of Thayer Class A Common Stock, and W Capital Partners III, L.P., an

entity affiliated with W Capital Partners III IBC, Inc., which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 395,155 shares of Thayer Class A Common Stock, each pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Subscribers.

Reasons for the Approval of the Business Combination

After careful consideration, Thayer’s board of directors recommends that Thayer stockholders vote “FOR” each Stockholder Proposal being submitted to a vote of the Thayer stockholders at the Thayer special meeting of stockholders.

Thayer’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein, including, but not limited to, the following:

•

Due Diligence. Thayer’s management and board of directors conducted due diligence examinations of Inspirato and held discussions with Inspirato’s management and Thayer’s financial and legal advisors concerning Thayer’s due diligence examination of Inspirato;

•	Financial Condition. Thayer’s board of directors also considered factors such as Inspirato’s outlook, financial plan and capital structure, as well as valuation;

•

Experienced and Proven Management Team. Thayer’s management and board of directors believe that Inspirato has a strong management team, which is expected to remain with the Combined Company to seek to execute Inspirato’s strategic and growth goals;

•

Other Alternatives. Thayer’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Thayer, that the Business Combination represents the best potential business combination for Thayer and the most attractive opportunity for Thayer based upon the process utilized to evaluate and assess other potential combination partners and Thayer’s board of directors’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between Thayer and Inspirato.

Thayer’s board of directors also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macro-Economic Risks. Macro-economic uncertainty and the effects it could have on the Combined Company’s revenues;

•

Redemption Risk. The potential that a significant number of Thayer stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•	Stockholder Vote. The risk that Thayer’s stockholders or Inspirato’s unitholders may fail to provide the respective votes necessary to effect the Business Combination;

•

Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Thayer’s control, including the closing of the PIPE with the PIPE Commitment;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation or Fairness Opinion. The risk that Thayer did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	Thayer Stockholders Receive a Minority Position. The fact that Thayer stockholders will hold a minority position in the Combined Company;

•

Potential Conflicts of Interest of Thayer’s Directors and Officers. The potential conflicts of interest of Thayer’s board of directors and officers in the Business Combination (see “Proposal No. 1 – The Business Combination Proposal – The Business Combination — Interests of Thayer’s Directors and Officers in the Business Combination”); and

•

Other Risks Associated With the Business Combination. Various other risks associated with the business of Inspirato, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

For a more complete description of Thayer’s reasons for the approval of the Business Combination and the recommendation of our board of directors, see the section titled “Proposal No. 1 – The Business Combination Proposal – The Business Combination — Thayer’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Thayer Capital Stock at the close of business on December 21, 2021, which is the Record Date for the special meeting of stockholders. You are entitled to one vote for each share of Thayer Capital Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 21,562,500 shares of Thayer Capital Stock outstanding, of which were 17,250,000 shares of Thayer Class A Common Stock and 4,187,500 were shares of Thayer Class B Common Stock held by the Sponsor.

The Sponsor has agreed to vote all of its shares of Thayer Capital Stock in favor of the Business Combination Proposal and the other Stockholder Proposals. Thayer’s issued and outstanding Thayer Warrants do not have voting rights at the special meeting of stockholders.

Quorum and Vote Required for the Stockholder Proposals

A quorum of Thayer’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Thayer Class A Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Charter Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the outstanding shares of Thayer Class A Common Stock as of the Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Thayer Class B Common Stock as of the Record Date, each voting as a separate class. The class vote of the Thayer Class B Common Stock has already been obtained by a written consent. Accordingly, a Thayer stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Proposal.

The approval of each of the Business Combination Proposal, the Governance Proposals, Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposals and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Thayer Capital Stock that are voted at the special meeting of stockholders. Accordingly, a Thayer stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals.

Voting Your Shares

Each share of Thayer Capital Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Thayer Class A Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Thayer Capital Stock at the special meeting of stockholders:

•

You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Thayer Capital Stock will be voted as recommended by Thayer’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Nasdaq Proposals and “FOR” the Adjournment Proposal.

•

You can virtually attend the special meeting and vote online. However, if your shares of Thayer Capital Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Thayer Capital Stock.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Thayer Capital Stock or Thayer Warrants in connection with the Business Combination.

Solicitation of Proxies

Thayer will pay the cost of soliciting proxies for the special meeting. Thayer has engaged Morrow Sodali to assist in the solicitation of proxies for the special meeting. Thayer has agreed to pay Morrow Sodali a fee of $30,000. Thayer will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Thayer also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Thayer Capital Stock for their expenses in forwarding soliciting materials to beneficial owners of Thayer Capital Stock and in obtaining voting instructions from those owners. Thayer’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Redemption Rights

Under the Existing Thayer Certificate of Incorporation, a Public Stockholder may elect to have the Public Shares then held by such Public Stockholder redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to Thayer to pay its income taxes or any other taxes payable, by (b) the total number of shares of Public Shares. However, Thayer will not redeem any Public Shares to the extent that such redemption would result in Thayer having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. For illustrative purposes, based on funds in the Trust Account of approximately $176 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.20.

If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash and will no longer own Public Shares and will not participate in the future growth of the Combined Company, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Thayer’s transfer agent in accordance with the procedures described herein. See the section titled “The Special Meeting of Thayer Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Ownership of the Combined Company After the Closing

The diagrams below depict simplified versions of the current organizational structures of Thayer and Inspirato, respectively.

Thayer Organizational Structure

Inspirato Organizational Structure

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Business Combination assuming that no Public Stockholders exercise their redemption rights in connection with the Business Combination.

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. This UP-C structure will allow the Flow-Through Sellers to retain their equity ownership in Inspirato in the form of New Common Units issued pursuant to the Business Combination. Each Flow-Through Seller will also hold a number of shares of Combined Company Class V Common Stock equal to the number of New Common Units held by such Flow-Through Seller, which will have no economic value, but which will entitle the holder thereof to one (1) vote per share at any meeting of the stockholders of PubCo. Those institutional investors in Inspirato who, prior to the Business Combination, held Inspirato Units through a Blocker will, by contrast, hold their equity ownership in PubCo in the form of Combined Company Class A Common Stock. The parties agreed to structure the Business Combination in this manner to permit the Flow-Through Sellers to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes, and PubCo, as a holder of New Common Units, will realize the same tax benefits. The UP-C structure also provides potential future tax benefits to PubCo (85% of which PubCo will give up and pay to the Flow-Through Sellers pro rata based on their ownership of New Common Units pursuant to the Tax Receivable

Agreement), which are expected to arise when the Flow-Through Sellers ultimately exchange their New Common Units and Shares of Combined Company Class V Common Stock for shares of Combined Company Class A Common Stock. Because the New Common Units are issued by Inspirato and not PubCo, the New Common Units could be entitled to different after-tax economics on a per unit basis compared to the Combined Company Class A Common Stock on a per share basis (for example, as a result of PubCo being subject to corporate income tax, and the potential that holders of New Common Units will receive distributions, including tax distributions, directly from Inspirato but PubCo will not make corresponding distributions to the holders of Combined Company Class A Common Stock). See the section entitled “Risk Factors — Risks Related to Our Organizational Structure” for additional information on our organizational structure, including the Tax Receivable Agreement. The A&R Inspirato LLCA will provide unitholders in Inspirato (other than PubCo and its subsidiaries) the right to exchange New Common Units, together with the cancellation of an equal number of shares of Combined Company Class V Common Stock, for an equal number of shares of Combined Company Class A Common Stock (or cash), subject to certain restrictions set forth therein.

It is anticipated that, (i) based on Inspirato’s capitalization table as of December 28, 2021, (ii) after giving effect to the A&R Inspirato LLCA, (iii) after giving effect to the forfeiture by Sponsor of 1,500,000 shares of Thayer Class B Common Stock and (iv) after giving effect to certain repurchases by Inspirato prior to the Closing, upon the completion of the Business Combination, the fully diluted ownership of PubCo assuming various levels of redemption by Public Stockholders will be as follows:

	Redemption Threshold
	No Redemption(1)		25%(2)		50%(3)		75%(4)		Maximum Redemption(5)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Public Stockholders	17,250,000	11.3	14,125,000	9.4	11,000,000	7.5	7,875,000	5.5	4,750,000	3.4
Public Warrants(6)	8,625,000	5.6	8,625,000	5.8	8,625,000	5.9	8,625,000	6.0	8,625,000	6.2
Total (Public):	25,875,000	16.9	22,750,000	15.2	19,625,000	13.4	16,500,000	11.5	13,375,000	9.5
Thayer Class B Common Stock	2,812,500	1.8	2,812,500	1.9	2,812,500	1.9	2,812,500	2.0	2,812,500	2.0
Private Warrants(6)	7,175,000	4.7	7,175,000	4.8	7,175,000	4.9	7,175,000	5.0	7,175,000	5.1
Total (Sponsor):	9,987,500	6.5	9,987,500	6.7	9,987,500	6.8	9,987,500	7.0	9,987,500	7.1
Total PIPE Subscribers:	8,950,384	5.9	8,950,384	6.0	8,950,384	6.1	8,950,384	6.2	8,950,384	6.4
Inspirato unitholders(7)	100,431,932	65.8	100,431,932	67.1	100,431,932	68.6	100,431,932	70.1	100,431,932	71.6
Assumed Inspirato Options(8)	7,491,849	4.9	7,491,849	5.0	7,491,849	5.1	7,491,849	5.2	7,491,849	5.3
Total (Inspirato)(9):	107,923,781	70.7	107,923,781	72.1	107,923,781	73.7	107,923,781	75.3	107,923,781	77.0
Total:	152,736,665	100.0	149,611,665	100.0	146,486,665	100.0	143,361,665	100.0	140,236,665	100.0

(1)	Assumes that no shares of Thayer Class A Common Stock are redeemed.
(2)	Assumes that 3,125,000 shares of Thayer Class A Common Stock, or 25% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed.
(3)	Assumes that 6,250,000 shares of Thayer Class A Common Stock, or 50% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed.
(4)	Assumes that 9,375,000 shares of Thayer Class A Common Stock, or 75% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed.
(5)

Assumes that 12,500,000 shares of Thayer Class A Common Stock are redeemed, which is the maximum amount which may be redeemed while still satisfying the $140 million minimum cash proceeds condition in the Business Combination Agreement.

(6)	Assumes the exercise of all Thayer Warrants for Combined Company Class A Common Stock, which are not exercisable until 30 days after the completion of the Business Combination.
(7)

Represents shares of Combined Company Class A Common Stock issued to the Blocker Sellers, shares of Combined Company Class A Common Stock exchangeable for Combined Company Class V Common Stock and an equal number of New Common Units issued to the Flow-Through Sellers, and Inspirato profits interests holders.

(8)	Assumes the exercise of all the Assumed Inspirato Options for Combined Company Class A Common Stock.
(9)	Excludes PIPE Shares issued to PIPE Subscribers that are also Inspirato unitholders.

Share ownership presented in the table above is only presented for illustrative purposes and are based on a number of assumptions. Thayer cannot predict how many of its public shareholders will exercise their right to have their public shares redeemed for cash. As a result, the redemption amount and the number of Thayer Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. As such, the ownership percentages and voting power of current Thayer stockholders and Inspirato unitholders may also differ from the presentation above if the actual redemptions are different from these assumptions. Public Stockholders that do not elect to redeem their Public Shares will experience dilution as a result of the Business Combination. The Public Stockholders currently own 80% of Thayer’s Capital Stock. As noted in the above table, if no Public Stockholders redeem their Public Shares in the Business Combination, the Public Stockholders will go from owning 80% of the Thayer Capital Stock prior to the Business Combination to owning 16.9% of the total shares outstanding of the Combined Company. The Public Stockholders will own shares representing approximately 15.2%, 13.4%, 11.5% and 9.5% of the total shares outstanding of the Combined Company, assuming redemptions equaling 25.0%, 50.0% and 75.0% and Maximum Redemption scenarios as shown above, respectively.

The level of redemption also impacts the effective deferred underwriting fee per Public Share incurred in connection with Thayer’s initial public offering and payable upon the completion of the Business Combination. Thayer incurred $6,900,000 in deferred underwriting fees. Assuming no exercise of Thayer Warrants, in a no redemption scenario, the effective deferred underwriting fee would be approximately $0.40 per Public Share on a pro forma basis (or 4.0% of the value of shares assuming a trading price of $10.00 per share). In a low redemption scenario in which 25% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee would be approximately $0.49 per Public Share on a pro forma basis (or 4.9% of the value of shares assuming a trading price of $10.00 per share). In a medium redemption scenario in which 50% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee would be approximately $0.63 per Public Share on a pro forma basis (or 6.3% of the value of shares assuming a trading price of $10.00 per share). In a high redemption scenario in which 75% of the shares assumed to be redeemed under the Maximum Redemption scenario, are redeemed in connection with the Business Combination, the effective deferred underwriting fee would be approximately $0.88 per Public Share on a pro forma basis (or 8.8% of the value of shares assuming a trading price of $10.00 per share). In the Maximum Redemption scenario, the effective deferred underwriting fee would be approximately $1.45 per Public Share on a pro forma basis (or 14.5% of the value of shares assuming a trading price of $10.00 per share).

Please see the section titled “Summary Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume no Thayer Public Shares are redeemed. If the actual facts are different from these assumptions, the below figures will be different.

Sources
(in millions)
Cash held in the Trust Account(1)	$176
Cash proceeds from the PIPE	90
Rollover equity	1,070
Existing balance sheet cash	79

Total sources	$1,415

Uses

Cash to balance sheet	$309
Rollover equity	1,070
Transaction Expenses	36

Total uses	$1,415

(1)	Excludes interest earned.

Emerging Growth Company

Thayer is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), reduced disclosure obligations regarding executive compensation in Thayer’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Thayer has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies. Thayer, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make it difficult or impossible to compare Thayer’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

The Combined Company will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of Thayer’s initial public offering, (b) in which Thayer has total annual gross revenue of at least $1.07 billion or (c) in which the Combined Company is deemed to be a large accelerated filer, which, in addition to certain other criteria, means the market value of Thayer’s common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter and (2) the date on which the Combined Company has issued more than $1 billion in non-convertible debt securities during the prior three-year period.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Thayer will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the unitholders of Inspirato will have a majority of the voting power of the Combined Company, Inspirato’s operations will comprise all of the ongoing operations of the Combined Company, and the management of Inspirato will appoint a majority of the PubCo Board. Following the Transaction, Inspirato will be managed by a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units. Accordingly, the financial statements will reflect the net assets of Thayer and Inspirato at historical cost with no goodwill or other intangible assets recognized.

Summary of Risk Factors

In evaluating the Stockholder Proposals, Thayer Stockholders should carefully read this proxy statement/ prospectus and especially consider the factors discussed in the section titled “Risk Factors.” Some of the risks related to Inspirato’s business and industry, and risks of the Combined Company, are summarized below.

•

The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and will continue to materially adversely impact Inspirato’s business, results of operations, and financial condition.

•	Inspirato has a history of net losses and may not be able to achieve or sustain profitability.

•	If Inspirato fails to retain existing subscribers or add new subscribers, its business, results of operations, and financial condition would be materially adversely affected.

•	Inspirato’s revenue growth rate has slowed, and it may not increase at the rates Inspirato anticipates in the future or at all.

•	The hospitality market is highly competitive, and Inspirato may be unable to compete successfully with its current or future competitors.

•	Inspirato may be unable to effectively manage its growth.

•

Inspirato’s subscriber support function is critical to the success of Inspirato’s business, and any failure to provide high-quality service could affect its ability to retain its existing subscribers and attract new subscribers.

•	Inspirato may not be able to obtain sufficient new and recurring supply of luxury accommodations and experiences or to renew its existing supply of luxury accommodations and experiences.

•

Inspirato has limited experience with its pricing models, particularly for Inspirato Pass, and may not accurately predict the long-term rate of subscriber adoption or renewal or the impact these will have on its revenue or results of operations.

•

Inspirato depends on its key personnel and other highly skilled personnel, and if Inspirato fails to attract, retain, motivate or integrate its personnel, its business, financial condition and results of operations could be adversely affected.

•	Inspirato’s business depends on its reputation and the strength of its brand, and any deterioration could adversely impact its business, financial condition, or results of operations.

•	As a result of recognizing revenue in accordance with GAAP, Inspirato’s financial statements may not immediately reflect changes in customer bookings, cancellations and other operating activities.

•	The failure to successfully execute and integrate acquisitions could materially adversely affect Inspirato’s business, results of operations, and financial condition.

•

Inspirato relies on consumer discretionary spending and any decline or disruption in the travel or hospitality industries or economic downturn would materially adversely affect its business, results of operations, and financial condition.

•

The subscription travel market and the market for Inspirato’s subscription offerings is still relatively new, and if it does not continue to grow, grows more slowly than expected or fails to grow as large as expected, Inspirato’s business, financial condition and results of operations could be adversely affected.

•	If Inspirato is unable to manage the risks presented by its international business model, its business, results of operations, and financial condition would be materially adversely affected.

•	Inspirato may experience significant fluctuations in its results of operations, which make it difficult to forecast its future results.

•	The hospitality industry is subject to seasonal and cyclical volatility, which may contribute to fluctuations in Inspirato’s results of operations and financial condition.

•

Inspirato’s management has identified material weaknesses in their internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its financial statements or cause it to fail to meet its periodic reporting obligations.

•	Inspirato faces risks related to Inspirato’s intellectual property.

•	Inspirato’s processing, storage, use and disclosure of personal data exposes it to risks of internal or external security breaches and could give rise to liabilities and/or damage to reputation.

•	Unfavorable changes in government regulation or taxation of the evolving hospitality, internet and e-commerce industries could harm Inspirato’s results.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION OF INSPIRATO

The selected consolidated historical statements of operations data of Inspirato for the years ended December 31, 2018, 2019 and 2020 and the historical consolidated balance sheet data as of December 31, 2019 and 2020 are derived from Inspirato’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected consolidated historical statements of operations data of Inspirato for the nine months ended September 30, 2020 and 2021 and the consolidated historical balance sheet data as of September 30, 2021 are derived from Inspirato’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In Inspirato’s management’s opinion, the unaudited interim consolidated historical financial statements include all adjustments necessary to state fairly Inspirato’s financial position as of September 30, 2021 and the results of operations for the nine months ended September 30, 2020 and 2021.

Inspirato’s historical results are not necessarily indicative of the results that may be expected in the future and Inspirato’s results for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2021 or any other period. You should read the following selected consolidated historical financial data together with the section titled “Inspirato Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Inspirato’s financial statements and related notes included elsewhere in this proxy statement/prospectus.

	For the years ended December 31,			For the nine months ended September 30,
	2018	2019	2020	2020	2021
	(in thousands except per share amounts)
Statement of Operations Data:
Revenue	$178,652	$217,079	$165,590	$125,703	$166,390
Cost of revenue	114,508	138,768	100,599	70,200	110,106
Gross margin	64,144	78,311	64,991	55,503	56,284
General and administrative	24,193	27,522	25,940	20,819	37,188
Sales and marketing	22,893	25,527	14,764	10,908	19,105
Operations	19,000	24,396	18,814	14,139	17,336
Technology and development	2,220	2,579	2,787	2,016	2,957
Depreciation and amortization	4,871	3,471	2,898	2,713	1,876
Interest, net	2,232	999	542	282	483
Warrant fair value (gains) losses	72	66	(214)	—	456
Gain on forgiveness of debt	—	—	—	—	(9,518)
Net income (loss) and comprehensive income (loss)	$(11,337)	$(6,249)	$(540)	$4,626	$(13,599)

Basic weighted average common units	1,166	1,166	1,166	1,166	1,166
Basic income (loss) per common unit	$(9.72)	$(5.36)	$(0.46)	$3.97	$(11.66)
Diluted weighted average common units	1,166	1,166	1,166	2,787	1,166
Diluted income (loss) per common unit	$(9.72)	$(5.36)	$(0.46)	$1.66	$(11.66)

Statement of Cash Flows Data:
Net cash provided by operating activities	$10,050	$3,948	$11,579	$4,569	$18,355
Net cash used in investing activities	(4,461)	(4,425)	(3,892)	(3,516)	(2,695)
Net cash provided by (used in) financing activities	(36)	6,076	16,550	9,406	(846)
Net increase in cash and cash equivalents	$5,553	$5,599	$24,237	$10,459	$14,814

Balance Sheet Data:

	As of December 31,		As of September 30,
	2019	2020	2021
	(in thousands)
Cash and cash equivalents	$40,096	$62,772	$78,855
Prepaid subscriber travel	14,159	11,804	15,660
Total assets	107,817	120,606	139,340
Deferred revenue	148,197	148,962	173,335
Debt	7,000	23,550	13,267
Total liabilities	189,492	200,031	229,598
Temporary equity	83,780	83,780	83,780
Members’ deficit	(165,455)	(163,205)	(174,038)
Total liability, temporary equity and members’ deficit	$107,817	$120,606	$139,340

SELECTED HISTORICAL FINANCIAL INFORMATION OF THAYER

The following tables show selected historical financial information of Thayer for the periods and as of the dates indicated. The selected historical financial information of Thayer was derived from the audited historical financial statements of Thayer included elsewhere in this proxy statement/prospectus. The following tables should be read in conjunction with “Thayer Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Thayer’s historical financial statements and the notes and schedules related thereto, included elsewhere in this proxy statement/prospectus.

	Nine Months Ended September 30, 2021	For the Period from July 31, 2020 (inception) to December 31, 2020
	(in thousands except per share amounts)
Statement of Operations Data:
Net loss	$(3,662)	$(2,959)
Net loss per Class A common share – basic and diluted	(0.17)	$(0.50)
Net loss per Class B common share – basic and diluted	$(0.17)	$(0.50)

Statement of Cash Flows Data:
Net cash used in operating activities	$(846)	$(538)
Net cash used in investing activities	—	(175,950)
Net cash provided by financing activities	—	177,730

	As of September 30, 2021	As of December 31, 2020
	(in thousands)
Balance Sheet Data:
Total cash	$396	$1,242
Total assets	176,642	177,702
Total liabilities	25,825	23,222
Total stockholders’ deficit	(25,132)	(21,471)
Total liabilities and stockholders’ deficit	$176,642	$177,702

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “selected pro forma data”) gives effect to the reverse acquisition of Inspirato by Thayer as further described below in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse merger, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Thayer will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Inspirato issuing shares for the net assets of Thayer, accompanied by a recapitalization. The net assets of Thayer will be stated at historical cost, with no goodwill or other intangible assets recorded. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2021 gives effect to the Business Combination and financing activities described above as if they had occurred on September 30, 2021. The selected unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2021 and for the year ended December 31, 2020 give effect to the Business Combination and financing activities described above as if they had occurred on January 1, 2020.

The selected pro forma data have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information (the “Pro Forma Financial Statements”) of Thayer and Inspirato appearing below and the accompanying notes to the Pro Forma Financial Statements. In addition, the Pro Forma financial statements were based on, and should be read in conjunction with, the historical financial statements and related notes of the entities for the applicable periods included in the proxy statement/prospectus relating to the Business Combination (the “proxy statement/prospectus”). The selected unaudited pro forma data has been presented for informational purposes only and are not necessarily indicative of what the actual combined financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. The Pro Forma Financial Statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination. In addition, the selected unaudited pro forma data does not purport to project the future financial position or operating results of Thayer and Inspirato subsequent to the close of the Business Combination.

	As of September 30, 2021
	Assuming No Redemptions	Assuming Max Redemptions
	(in thousands)
Selected Unaudited Pro Forma Combined Balance Sheet Data:
Total assets	$369,486	$243,994
Total liabilities	248,523	248,523
Total equity (deficit)	$120,963	$(4,529)

	For the year ended December 31, 2020	For the nine months ended September 30, 2021
	(in thousands except per share amounts)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations:
Revenue	$165,590	$166,390

No redemptions
Weighted average shares outstanding — basic and diluted	120,610	120,610
Net loss per share — basic and diluted	$(0.05)	$(0.05)

Maximum redemptions
Weighted average shares outstanding — basic and diluted	108,061	108,061
Net loss per share — basic and diluted	$(0.05)	$(0.05)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, Inspirato’s and Inspirato’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	Our ability to consummate the Business Combination;

•	The anticipated timing of the Business Combination;

•	The expected benefits of the Business Combination;

•	The Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	Changes in Inspirato’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•	The implementation, market acceptance and success of Inspirato’s business model and growth strategy;

•	Inspirato’s expectations and forecasts with respect to the size and growth of the travel and hospitality industry;

•	The ability of Inspirato’s services to meet customers’ needs;

•	Inspirato’s ability to compete with others in the luxury travel and hospitality industry;

•	Inspirato’s ability to grow its market share;

•	Inspirato’s ability to attract and retain qualified employees and management;

•

Inspirato’s ability to adapt to changes in consumer preferences, perception and spending habits and develop and expand its destination offerings and gain market acceptance of its services, including in new geographies;

•	Inspirato’s ability to develop and maintain its brand and reputation;

•	Developments and projections relating to Inspirato’s competitors and industry;

•	The impact of health epidemics, including the COVID-19 pandemic, on Inspirato’s business and the actions Inspirato may take in response thereto;

•	The impact of the COVID-19 pandemic on customer demands for travel and hospitality services;

•	Expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	Inspirato’s future capital requirements and sources and uses of cash;

•	Inspirato’s ability to obtain funding for its operations and future growth; and

•	Inspirato’s business, expansion plans and opportunities.

These forward-looking statements are based on information available as of the date of this proxy statement/ prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	The occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	The outcome of any legal proceedings that may be instituted against Thayer following announcement of the proposed Business Combination and transactions contemplated thereby;

•

The inability to complete the Business Combination due to the failure to obtain approval of the stockholders of Thayer or to satisfy other conditions to the Closing in the Business Combination Agreement;

•	The ability to obtain or maintain the listing of the Combined Company Class A Common Stock on Nasdaq following the Business Combination;

•	The risk that the proposed Business Combination disrupts current plans and operations of Inspirato as a result of the announcement and consummation of the transactions described herein;

•

Our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Inspirato to grow and manage growth profitably following the Business Combination;

•	Costs related to the Business Combination;

•	Changes in applicable laws or regulations;

•	The effect of the COVID-19 pandemic on Inspirato’s business and the economy in general;

•	The ability of Inspirato to execute its business model, including market acceptance of its services;

•	The Combined Company’s ability to raise capital;

•	The possibility that Thayer or Inspirato may be negatively impacted by other economic, business, and/or competitive factors;

•	Any changes to U.S. tax laws; and

•	Other risks and uncertainties described in this proxy statement/prospectus, including those under the section titled “Risk Factors.”

In addition, statements that “Inspirato believes” or “Thayer believes” and similar statements reflect Inspirato’s or Thayer’s beliefs and opinions on the relevant subject. These statements are based upon information available to Inspirato or Thayer, as the case may be, as of the date of this prospectus/proxy statement, and while Inspirato or Thayer, as the case may be, believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that such party has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the special meeting. Certain of the following risk factors apply to the business and operations of Inspirato and will also apply to the business and operations of Combined Company following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Combined Company following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Thayer and Inspirato that later may prove to be incorrect or incomplete. Thayer and Inspirato may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair our business or financial condition.

Unless the context otherwise requires, all references to “we,” “us,” or “our” in this section refer to Thayer.

Risks Related to Inspirato’s Business and Industry

Inspirato’s forecasts and projections are based upon assumptions, analyses and estimates developed by its management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Inspirato’s actual results may differ materially from those forecasted or projected.

Inspirato’s forecasts and projections, including projected annual recurring revenue (“ARR”), margins, profitability, cash flows and the anticipated market opportunity, growth and penetration, are subject to significant uncertainty and are based on assumptions, analyses and estimates developed by Inspirato’s management, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate. These include assumptions, analyses and estimates about future pricing, the type and size of future properties, the terms of future leases or property acquisitions, local regulatory environments, and future costs, all of which are subject to a wide variety of business, regulatory and competitive risks and uncertainties. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, Inspirato’s actual results may differ materially from those forecasted or projected, adversely affecting the value of the Combined Company’s common stock.

The COVID-19 pandemic and the impact of actions to mitigate the COVID-19 pandemic have materially adversely impacted and will continue to materially adversely impact Inspirato’s business, results of operations, and financial condition.

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. In an attempt to limit the spread of the virus, governments have imposed various restrictions, including emergency declarations at the federal, state, and local levels, school and business closings, quarantines, “shelter at home” orders, restrictions on travel, limitations on social or public gatherings, and other social distancing measures, which have had and may continue to have a material adverse impact on Inspirato’s business and operations and on travel behavior and demand.

The COVID-19 pandemic, which has required and may continue to require cost reduction measures, has materially adversely affected Inspirato’s near-term operating and financial results and will continue to materially adversely impact Inspirato’s long-term operating and financial results. In light of the evolving nature of COVID-19 and the uncertainty it has produced around the world, Inspirato does not believe it is possible to predict the COVID-19 pandemic’s cumulative and ultimate impact on its future business, results of operations, and financial condition. The extent of the impact of the COVID-19 pandemic on Inspirato’s business and financial results will depend largely on future developments, including the duration and extent of the spread of

COVID-19 both globally and within the U.S., the prevalence of local, national, and international travel restrictions, significantly reduced flight volume, the impact on capital and financial markets and on the U.S. and global economies, foreign currencies exchange, and governmental or regulatory orders that impact Inspirato’s business, all of which are highly uncertain and cannot be predicted. Moreover, even after all shelter-in-place and quarantine orders and travel bans, restrictions, and advisories are completely lifted, demand for Inspirato’s offerings, particularly those related to cross-border and international travel, may experience a depression for a significant length of time. In addition, Inspirato could not predict the impact that the COVID-19 pandemic has had and cannot predict the impact that the COVID-19 pandemic will continue to have on its business partners and third-party vendors and service providers. In addition, Inspirato may continue to be materially adversely impacted as a result of the material adverse impacts Inspirato’s business partners and third-party vendors suffered previously and may suffer now and in the future. To the extent the COVID-19 pandemic continues to materially adversely affect Inspirato’s business, results of operations, and financial condition, it may also have the effect of heightening many of the other risk factors described herein.

Inspirato has a history of net losses and may not be able to achieve or sustain profitability.

Inspirato incurred net losses of $11.3 million, $6.2 million, $0.5 million, and $13.6 million for the fiscal years ended December 31, 2018, 2019 and 2020 and the nine months ended September 30, 2021, respectively. As of December 31, 2020, and September 30, 2021, Inspirato had an accumulated deficit of $185 million and $196 million, respectively. Inspirato’s accumulated deficit and net losses historically resulted primarily from the substantial investments required to grow its business. Inspirato has invested significantly in efforts to grow its subscriptions, introduce new or expanded offerings, increase its marketing spend, expanded its operations and hire additional employees. In 2021, Inspirato started to incur significant costs related to the Business Combination and operating the Combined Company as a public company after the consummation of the Business Combination. Inspirato expects to continue making significant investments in its business in the future. These efforts may prove more expensive than currently anticipated, and Inspirato may not succeed in increasing its revenue sufficiently to offset these higher expenses. In particular, the impacts of the COVID-19 pandemic on Inspirato’s business have also contributed to the losses incurred during 2020 and Inspirato expects the ongoing economic impact from the COVID-19 pandemic to have a material adverse impact on its revenue and financial results for 2021 and in the future depending on the pandemic’s future impact.

If Inspirato fails to retain existing subscribers or add new subscribers, its business, results of operations, and financial condition would be materially adversely affected.

Inspirato has experienced significant subscriber growth over the past several years, particularly with respect to Inspirato Pass. Inspirato’s continued business and revenue growth is dependent on its ability to retain existing subscribers and add new subscribers, and Inspirato cannot be sure that it will be successful in these efforts, or that subscriber retention levels will not materially decline. There are a number of factors that could lead to a decline in subscribers or that could prevent Inspirato from increasing its subscribers, including:

•	Inspirato’s failure to deliver offerings that subscribers find attractive;

•	Inspirato’s ability to achieve and sustain market acceptance, particularly with respect to Inspirato Pass;

•	harm to Inspirato’s brand and reputation;

•	pricing and perceived value of Inspirato’s offerings;

•	subscribers engaging with competitive products and services;

•	problems affecting subscribers’ experiences;

•	a decline in the public’s interest in luxury travel;

•	deteriorating general economic conditions or a change in consumer discretionary spending preferences or trends;

•	political, social or economic instability; and

•

events beyond Inspirato’s control such as the COVID-19 pandemic, other pandemics and health concerns, increased or continuing restrictions on travel, immigration, trade disputes, and the impact of climate change on travel, including fires, floods, severe weather and other natural disasters, and the impact of climate change on seasonal destinations.

In addition, if Inspirato’s platform is not easy to navigate; subscribers have an unsatisfactory sign-up, search, booking or payment experience on Inspirato’s platform; the content on Inspirato’s platform is not displayed effectively to subscribers; Inspirato is not effective in engaging subscribers across its various offerings and tiers; or Inspirato fails to provide an experience in a manner that meets rapidly changing demand, Inspirato could fail to acquire first-time subscribers and fail to retain with existing subscribers.

As a result of these factors, Inspirato cannot be sure that its subscriber levels will be adequate to maintain or permit the expansion of its operations. A decline in subscriber levels could have an adverse effect on Inspirato’s business, financial condition, and operating results.

Inspirato’s revenue growth rate has slowed, and it may not increase at the rates Inspirato anticipates in the future or at all.

Inspirato has experienced significant revenue growth in the past; however, its revenue growth has slowed in recent periods, and there is no assurance that historic growth rates will return. For the year ended December 31, 2020, as a result of the COVID-19 pandemic, Inspirato’s revenue decreased significantly compared to the year ended December 31, 2019. Inspirato’s future revenue growth depends on the growth of supply and demand for its offerings, and its business is affected by general economic and business conditions worldwide as well as trends in the global travel and hospitality industries. In addition, Inspirato believes that its revenue growth depends upon a number of factors, including:

•	the COVID-19 pandemic and its impact on the travel and accommodations industries;

•	Inspirato’s ability to retain and grow its number of subscribers;

•	Inspirato’s ability to retain and grow the number of luxury accommodations and experiences it offers;

•

events beyond Inspirato’s control such as pandemics and other health concerns, increased or continuing restrictions on travel and immigration, trade disputes, economic downturns, and the impact of climate change on travel, including fires, floods, severe weather and other natural disasters, and the impact of climate change on seasonal destinations;

•	competition;

•

the legal and regulatory landscape and changes in the application of existing laws and regulations or adoption of new laws and regulations that impact Inspirato’s business, and/or subscribers, including changes in tax, short-term occupancy, and other laws;

•	the attractiveness of Inspirato’s offerings to current and prospective subscribers, including the degree to which Inspirato correctly anticipates trends in consumer travel preferences;

•	the level of consumer awareness and perception of Inspirato’s brand;

•	the level of spending on sales and marketing to attract subscribers;

•	Inspirato’s ability to grow new offering tiers, such as Inspirato Pass, and to deepen its presence in certain geographies;

•	timing, effectiveness, and costs of expansion and upgrades to Inspirato’s platform and infrastructure; and

•	other risks described elsewhere in this proxy statement/prospectus.

A softening of demand, whether caused by events outside of our control, such as COVID-19, changes in subscriber preferences, any of the other factors described above, or in this proxy statement/prospectus will result in decreased revenue. If Inspirato’s revenue does not improve, it may not achieve profitability and its business, results of operations, and financial condition would be materially adversely affected.

The hospitality market is highly competitive, and Inspirato may be unable to compete successfully with its current or future competitors.

The market to provide hospitality services is very competitive and highly fragmented. In addition, the barriers to entry are low and new competitors may enter. Inspirato’s current or potential competitors include global hotel brands, regional hotel chains, independent hotels, online travel agencies and home-sharing and rental services, and short term/vacation rental. Inspirato’s competitors may adopt aspects of its business model, which could reduce its ability to differentiate its offerings. Additionally, current or new competitors may introduce new business models or services that Inspirato may need to adopt or otherwise adapt to in order to compete, which could reduce Inspirato’s ability to differentiate its business or services from those of its competitors. Increased competition could result in a reduction in revenue, fewer attractive properties, higher lease rates, higher costs, or reduced market share.

Inspirato believes it competes primarily on the basis of the quality of its residences, the variety and attractiveness of its residences, the quality of its subscribers’ experience through its concierge and planning services and other subscriber service, and brand identity. Competitive factors in its industry are subject to change, such as the increased emphasis on cleaning and social distancing due to the COVID-19 pandemic. If subscribers choose to use other competitive offerings in lieu of Inspirato’s, Inspirato’s revenue could decrease, and it could be required to incur additional expenditures to compete more effectively. Any of these events or results could harm Inspirato’s business, operating results and financial condition.

In addition, some of Inspirato’s current or potential competitors, such as major hotel brands, are larger and have more resources than it does. Many of Inspirato’s current and potential competitors enjoy substantial competitive advantages, such as greater name recognition in their markets, well-established loyalty programs, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. Moreover, the hospitality services industry has experienced significant consolidation, and Inspirato expects this trend may continue as companies attempt to strengthen or hold their market positions in a highly competitive industry. Consolidation amongst Inspirato’s competitors will give them increased scale and may enhance their capacity, abilities, and resources, and lower their cost structures. In addition, Inspirato’s current or potential competitors may have access to larger developer, landlord or customer bases. As a result, its competitors may be able to respond more quickly and effectively than Inspirato can to new or changing opportunities, technologies, standards, or landlord or customer requirements. Furthermore, because of these advantages, existing and potential landlords and subscribers might accept Inspirato’s competitors’ offerings, even if Inspirato’s offerings are superior in other regards. For all of these reasons, Inspirato may not be able to compete successfully against its current and future competitors.

Inspirato may be unable to effectively manage its growth.

Inspirato has experienced rapid growth, and Inspirato continues to pursue rapid growth in existing and new markets throughout the world. The number of Inspirato’s Active Subscribers increased from approximately 1,500 as of December 31, 2012 to 13,191 as of September 30, 2021. After Inspirato’s reduction in force as a result of the COVID-19 pandemic in March 2020, Inspirato’s worldwide employee base grew from 470 employees as of September 30, 2020 to 708 as of September 30, 2021. Inspirato’s business is becoming increasingly complex due in part to the continued rapid evolution of the hospitality industry, the ongoing COVID-19 pandemic, Inspirato’s expansion into new markets, the increasing number of residences and hotels within its portfolio and changing local and national regulatory requirements. This increased complexity and rapid growth have demanded, and will continue to demand, substantial resources and attention from Inspirato’s management. Inspirato may need to increase headcount and hire additional specialized personnel in the future as it pursues its growth objectives. For example, Inspirato may need to hire, train and manage additional qualified data scientists, website and app developers, software engineers, financial operations and accounting personnel, and sales and marketing staff to properly manage its growth. When Inspirato enters or expands operations in a particular city, it may also need to hire a substantial number of staff to effectively manage the new operations, including staff to research local laws and regulations and monitor legal compliance. If Inspirato’s new hires are not available when needed or perform poorly, or if Inspirato is unsuccessful in hiring, training, managing and integrating new employees or if it is unsuccessful in retaining existing employees, Inspirato may not be able to meet its business and growth objectives.

Inspirato’s subscriber support function is critical to the success of Inspirato’s business, and any failure to provide high-quality service could affect its reputation and ability to retain its existing subscribers and attract new subscribers.

Inspirato’s ability to provide high-quality support to its subscribers is important for the growth of its business and any failure to maintain such standards of subscriber support, or any perception that Inspirato does not provide high-quality service, could affect Inspirato’s ability to retain and attract subscribers. Meeting the support expectations of Inspirato’s subscribers requires significant time and resources from Inspirato’s support team and significant investment in staffing and technology. In particular, many travel reservations made through Inspirato include planning assistance, daily housekeeping, related property services and a local concierge to assist subscribers during their travel. If Inspirato or its third-party services providers fail to provide these services in a high-quality manner, or these services are not commensurate with those offered by other luxury travel providers such as hotel brands, its brand would be harmed. In addition, as Inspirato expands the destinations offered to its subscribers, particularly outside of North America and Europe, Inspirato needs to be able to provide effective support that meets subscribers’ expectations in a variety of countries and languages.

Inspirato’s local support is performed by a combination of its internal teams and third-party service providers. Inspirato relies on its internal teams and these third parties to provide timely, responsive and high-quality service to its subscribers. Reliance on these third parties requires that Inspirato provide proper guidance and training for their employees, maintain proper controls and procedures for interacting with Inspirato’s subscribers, and ensure acceptable levels of quality and subscriber satisfaction are achieved.

Inspirato relies on information provided by subscribers and is at times limited in its ability to provide adequate support or help subscribers resolve issues due to its lack of information or control of local third-party staff. To the extent that subscribers are not satisfied with the timeliness, responsiveness or quality of Inspirato’s support, Inspirato may not be able to retain subscribers, and its reputation and brand, as well as its business, results of operations, and financial condition, could be materially adversely affected.

Providing support that is timely, responsive and high-quality is costly, and Inspirato expects such cost to continue to rise in the future as it grows its business.

Inspirato may not be able to obtain sufficient new and recurring supply of luxury accommodations and experiences or to renew its existing supply of luxury accommodations and experiences.

Inspirato continually pursues entering into additional leases, adding residences to existing leases, and renewing and extending current leases as well as other occupancy arrangements with property owners, resorts, hotels and developers. If Inspirato fails to secure or renew leases or other occupancy arrangements for attractive luxury properties, resorts, and hotels, it will not be able to expand its portfolio of locations and may not achieve its growth and financial forecasts.

Inspirato may not be able to add sufficient properties that meet its brand standards at an acceptable cost to meet its strategic goals and financial forecasts. Due to the number of properties that Inspirato has already secured under leases or other occupancy arrangements in many locations and its emphasis on providing a luxury travel experience, it may find it more difficult to find additional attractive properties in those markets. In certain international markets, Inspirato has less experience and fewer real estate staff, and local regulations and real estate industry practices (including customary lease provisions and governing law) may make it more difficult to identify properties that are consistent with Inspirato’s brand and standards. Even where Inspirato identifies suitable properties, Inspirato may not be able to negotiate leases or other occupancy arrangements on commercially reasonable terms or at all or may incur additional expenses engaging local counsel to assist with lease or other occupancy arrangement negotiations. Inspirato’s leases and other occupancy arrangements are often complex and require substantial time to negotiate, which makes forecasting Inspirato’s revenue from new properties more difficult.

Even where Inspirato succeeds in signing a lease for a new property, the landlord or developer may be unable or unwilling to deliver the property at the time provided for, or Inspirato may encounter other unforeseen delays, such as constructions delays in the case of new developments or in preparing the property for initial subscriber stays. Many newly leased properties become available for Inspirato subscriber stays only after a considerable period of time, which increases the risk of unforeseen delays in recognizing revenue from such properties. In addition, the success of any new property will depend on Inspirato’s ability to integrate it into existing operations and successfully market it to Inspirato’s subscribers. Newly leased properties could be more difficult or expensive to onboard, have undisclosed conditions that result in unanticipated expenses or claims against Inspirato for which it may have little or no effective recourse against the landlord, or otherwise may not provide their anticipated benefits.

In addition to providing luxury accommodations, Inspirato’s business also depends on its ability to provide high-quality, personalized service including travel planning, on-site concierges, daily housekeeping and unique travel experiences. If Inspirato is not successful in providing high-quality, luxury experiences to its subscribers, the perceived benefits of subscriptions may decrease and its business, financial condition and operating results may be adversely impacted.

Inspirato has limited experience with its pricing models, particularly for Inspirato Pass, and may not accurately predict the long-term rate of subscriber adoption or renewal or the impact these will have on its revenue or results of operations.

Inspirato generates revenue primarily from travel bookings and subscriptions to its Inspirato Club and Inspirato Pass offerings. Inspirato’s subscriptions provide varying degrees of travel booking rights, and additional bookings and travel-related services are available on an ad-hoc basis. Inspirato has limited experience with respect to determining the optimal prices and pricing models for its subscription plans and other travel-related services, particularly with respect to Inspirato’s newer offerings such as Inspirato Pass, which launched in 2019 and experienced significant disruption in 2020 due to the COVID-19 pandemic. As the markets for Inspirato’s offerings mature, as it creates new offerings, or as new competitors introduce competing offerings, Inspirato may be unable to attract new subscribers or retain existing subscribers at the same price or based on the same pricing model as it has used historically.

Inspirato also has limited experience in determining complementary offerings to provide in conjunction with its subscription plans and which to offer as add-on offerings. Inspirato’s limited experience in determining the optimal manner in which to bundle its various offerings could reduce its ability to capture the value delivered by its offerings, which could adversely impact its business, results of operations, and financial condition.

Inspirato depends on its key personnel and other highly skilled personnel, and if Inspirato fails to attract, retain, motivate or integrate its personnel, its business, financial condition and results of operations could be adversely affected.

Inspirato’s success depends to a significant degree on the retention of its founders, senior management team, key technical, financial and operations employees and other highly skilled personnel. Inspirato’s success also depends on its ability to identify, hire, develop, motivate, retain and integrate highly qualified personnel for all areas of its organization. Inspirato may not be successful in attracting and retaining qualified personnel to fulfill its current or future needs, and future governmental or regulatory orders related to COVID-19, which remain uncertain and cannot be predicted, may also impact Inspirato’s employee retention. Members of Inspirato’s management team or other key employees may terminate their employment with Inspirato at any time, and it may be difficult to find suitable replacements on a timely basis, on competitive terms or at all. If Inspirato is unable to attract and retain the necessary personnel, particularly in critical areas of its business, it may not achieve its strategic goals.

Inspirato faces intense competition for highly skilled personnel, especially in Denver, Colorado, where it maintains its headquarters. To attract and retain qualified personnel, Inspirato has had to offer, and it believes it will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Inspirato’s equity awards declines, it may adversely affect its ability to attract and retain highly qualified personnel. Inspirato may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and it may never realize returns on these investments. If Inspirato is unable to effectively manage its hiring needs or successfully integrate new hires, its efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect its business, financial condition and results of operations.

Inspirato’s business depends on its reputation and the strength of its brand, and any deterioration could adversely impact its business, financial condition, or results of operations.

Inspirato’s business depends on its reputation and the strength of its brand as a provider of luxury accommodations and experiences. Inspirato believes that the strength of its brand is particularly important to its ability to attract and retain subscribers and to compete for attractive new properties. Many factors can affect Inspirato’s reputation and the value of its brand, including its level of service, safety of its subscribers, its approach to health and cleanliness, publicized incidents in or around its properties, ability to protect and use its brand and trademarks, levels of marketing, and the prevalence of other luxury accommodations and experiences in the destinations it serves. In addition, Inspirato’s brand and reputation could be harmed if it fails to act responsibly or is perceived as not acting responsibly, or fails to comply with regulatory requirements as interpreted by certain governments or agencies thereof in a number of other areas, such as safety and security, data security, privacy practices, provision of information about users and activities on its platform, sustainability, human rights, diversity, non-discrimination, and support for employees and local communities.

Reputational value is also based on perceptions, and broad access to social media makes it easy for anyone to provide public feedback that can influence perceptions of Inspirato, its brand and its properties and experiences. It may be difficult to control or effectively manage negative publicity, regardless of whether it is accurate. Social media compounds the potential scope of the negative publicity that could be generated and the speed with which such negative publicity may spread. Inspirato’s efforts to preserve and enhance consumer awareness of its brands may not be successful, and even if Inspirato is successful in its branding efforts, such efforts may not be cost-effective or as efficient as they have been historically, resulting in increased customer acquisition costs.

Inspirato’s brand and reputation may suffer as a result of any failure to provide service to its subscribers that is commensurate with their expectations. Subscriber complaints or negative publicity about Inspirato’s company, properties, experiences or services could diminish subscribers’ confidence in Inspirato or its brand and impair its relationships with landlords, regulators and other governmental authorities, third-party partners, and others that are important or impactful to its business. Effective subscriber service requires significant personnel and technology expense, and this expense, if not managed properly, could significantly impact Inspirato’s profitability. Failure to manage or train subscriber service representatives properly could compromise Inspirato’s ability to provide travel and experiences that are acceptable to Inspirato’s subscribers. Inspirato also relies on third-party companies to provide some subscriber services, including trip planning assistance, concierge services, daily housekeeping and related property services. Inspirato does not directly control these companies or their personnel. Negative publicity related to any of Inspirato’s third-party partners, including publicity related to quality standards or safety concerns, could adversely affect Inspirato’s reputation and brand, and could potentially lead to increased regulatory or litigation exposure. Inspirato may also be the subject of blog, social media or forum postings that include inaccurate or negative statements about its properties or services or its business in general that create negative publicity. Any deterioration of Inspirato’s brand could adversely impact its business, financial condition, or results of operations.

As a result of recognizing revenue in accordance with GAAP, Inspirato’s financial statements may not immediately reflect changes in customer bookings, cancellations and other operating activities.

Inspirato experiences a difference in timing between when a booking is made for travel and when it recognizes revenue, which occurs upon check-in. The effect of significant downturns in bookings in a particular quarter may not be fully reflected in Inspirato’s results of operations until future periods because of this timing in revenue recognition. Inspirato’s booking metrics are also not necessarily reflective of revenue in a specific time period as a result of potential cancellations between booking and check-in. For example, the COVID-19 pandemic resulted in cancellations of bookings and those bookings were not recognized as revenue until the trips were taken.

The failure to successfully execute and integrate acquisitions could materially adversely affect Inspirato’s business, results of operations, and financial condition.

One element of Inspirato’s growth strategy is to acquire businesses. Inspirato may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on Inspirato’s business and significant use of available cash to make payments of interest and principal. In addition, the Combined Company may finance acquisitions by issuing equity or convertible debt securities, which could result in further dilution to the Combined Company’s stockholders. Inspirato may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If Inspirato fails to evaluate and execute acquisitions successfully, Inspirato’s business, results of operations, and financial condition could be materially adversely affected.

In addition, Inspirato may not be successful in integrating acquisitions or the businesses Inspirato acquires may not perform as well as Inspirato expects. Any future failure to manage and successfully integrate acquired businesses could materially adversely affect Inspirato’s business, results of operations, and financial condition. Acquisitions involve numerous risks, including the following:

•

difficulties in integrating and managing the combined operations, technology platforms, or offerings of the acquired companies and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays, and failure to execute on the intended strategy and synergies;

•	failure of the acquired businesses to achieve anticipated revenue, earnings, or cash flow;

•	diversion of management’s attention or other resources from Inspirato’s existing business;

•	Inspirato’s inability to maintain the business relationships of acquired businesses;

•	uncertainty of entry into businesses or geographies in which Inspirato has limited or no prior experience or in which competitors have stronger positions;

•	unanticipated costs associated with pursuing acquisitions or greater than expected costs in integrating the acquired businesses;

•

responsibility for the liabilities of acquired businesses, including those that were not disclosed to Inspirato or exceed Inspirato’s estimates, such as liabilities arising out of the failure to maintain effective data protection and privacy controls, and liabilities arising out of the failure to comply with applicable laws and regulations, including short-term occupancy and tax laws;

•	difficulties in or costs associated with assigning or transferring to Inspirato the acquired companies’ intellectual property or its licenses to third-party intellectual property;

•	inability to maintain Inspirato’s culture and values, ethical standards, controls, procedures, and policies;

•	challenges in integrating the workforce of acquired companies and the potential loss of key employees of the acquired companies;

•	challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with GAAP; and

•

potential accounting charges to the extent goodwill and intangible assets recorded in connection with an acquisition, such as trademarks, business relationships, or intellectual property, are later determined to be impaired and written down in value.

Inspirato relies on consumer discretionary spending and any decline or disruption in the travel and hospitality industries or economic downturn would materially adversely affect its business, results of operations, and financial condition.

Inspirato’s business is particularly sensitive to trends in the travel, real estate and vacation rental markets, and trends in the general economy, which are all unpredictable. Travel, including accommodation, is significantly dependent on discretionary spending levels. As a result, sales of travel services tend to decline during general economic downturns, recessions and times of political or economic uncertainty as consumers engage in less discretionary spending, are concerned about unemployment or inflation, have reduced access to credit or experience other concerns or effects that reduce their ability or willingness to travel. Leisure travel in particular, which accounts for substantially all of Inspirato’s current business, is dependent on discretionary consumer spending levels. Downturns in worldwide or regional economic conditions, such as the current downturn resulting from the COVID-19 pandemic, have led to some decrease in leisure travel and travel spending, and similar downturns in the future may materially adversely impact demand for Inspirato’s offerings. Such a shift in consumer behavior could materially adversely affect Inspirato’s business, results of operations, and financial condition. Inspirato’s operating results, to the extent they reflect changes in the broader travel, real estate and vacation rental industries, may be subject to significant fluctuations.

The subscription travel market and the market for Inspirato’s subscription offerings is still relatively new, and if it does not continue to grow, grows more slowly than expected or fails to grow as large as expected, Inspirato’s business, financial condition and results of operations could be adversely affected.

Inspirato offers a distinctive type of luxury travel service for which the market is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all. Inspirato’s success will depend on the willingness of potential subscribers and the market at large to adopt its particular model of luxury travel, which differs from both traditional hotels and home-sharing or rental marketplaces. In many geographies, including geographies that Inspirato hopes to enter in the future, the market for its subscription-based luxury travel is unproven, with little data or research available regarding the market and industry. If potential subscribers do not perceive Inspirato’s accommodations or experiences as compelling, or choose different accommodations due to concerns regarding safety, the availability of on-site staffing, amenities or services associated with traditional hotels, affordability or other reasons, then the market for Inspirato’s luxury travel may not further develop, may develop more slowly than expected or may not achieve its expected growth potential. Such outcomes could adversely affect Inspirato’s business, financial condition and results of operations. Additionally,

Inspirato’s ability to develop the market in which it operates will depend to a substantial extent on the willingness of landlords and property developers to enter into leases, property development or other occupancy arrangements with Inspirato, and Inspirato’s ability to operate in markets without clear or well-established regulations covering properties used in Inspirato’s business. Regulation of short-term occupancy is an evolving field, and in numerous localities, local regulations have been adopted in recent years that seek to discourage short-term occupancy. Moreover, homeowners’ associations and other associations in communities where Inspirato’s properties are located may seek to restrict limit the ability of landlords to enter into lease agreements with companies such as Inspirato. Additionally, the majority of Inspirato’s revenue is driven by Inspirato’s subscription offerings, and the adoption of subscription models in the travel industry is relatively new. For example, Inspirato Pass was first launched in 2019. If customers do not shift to subscription travel models and subscription travel services do not achieve widespread adoption, or if there is a reduction in demand for subscription travel services, our business, financial condition, and results of operations could be adversely affected. For these and other reasons, Inspirato may be unable to accurately predict the demand for and the supply of potential units in certain markets, which could cause it to spend more in a certain market than is justified by the resulting revenues, or to miss its financial targets, and could otherwise harm its business.

If Inspirato is unable to manage the risks presented by its international business model, its business, results of operations, and financial condition would be materially adversely affected.

Inspirato has leased properties, works with hotel and resort partners, and offers Inspirato Only Experiences around the world and continues to expand its operations. Currently, Inspirato features destinations in the U.S., Canada, Europe, Central and South America, the Caribbean and Oceania, and plans to continue its efforts to expand internationally, including in jurisdictions where it does not currently operate to a significant degree, such as many countries in Europe, Asia, South America and Oceania. Operating in international markets also requires significant management attention and financial resources. Due to the COVID-19 pandemic, international travel restrictions and other regulations related to the pandemic are regularly and rapidly changing, causing disruptions to travel plans. For example, one of the 2021 African Safari and Winelands Inspirato Only Experiences was postponed, likely to be rescheduled for 2022 or 2023, following South Africa implementing level 4 lockdown regulations, as a result of the COVID-19 pandemic.

Expansion into new international emerging markets may have risks due to factors specific to those markets. Emerging markets are countries which have less developed economies and may be vulnerable to economic and political instability, such as significant fluctuations in gross domestic product, interest and currency exchange rates, civil disturbances, government instability, nationalization and expropriation of private assets, trafficking and the imposition of taxes or other charges by governments. The occurrence of any of these events in markets where Inspirato operates and the resulting instability may adversely affect Inspirato’s business.

Inspirato has expanded and expects to continue to expand our service to countries in the Caribbean and Latin America, some of which have less developed legal systems, financial markets, and business and political environments than the U.S., and therefore present greater political, legal, regulatory, economic and operational risks. Inspirato has emphasized legal compliance and has implemented and continues to implement and refresh policies, procedures and certain ongoing training of employees with regard to business ethics and compliance, anti-corruption policies and many key legal requirements; however, there can be no assurance Inspirato’s employees or third party service providers in such locations will adhere to its code of business conduct, anti-corruption policies, other Company policies, or other legal requirements. If Inspirato fails to enforce its policies and procedures properly or maintain adequate record-keeping and internal accounting practices to accurately record its transactions, it may be subject to sanctions. In the event Inspirato believes or has reason to believe its employees have or may have violated applicable laws or regulations, it may be subject to investigation costs, potential penalties and other related costs which in turn could negatively affect its reputation, and its results of operations and cash flow.

Managing a multinational organization is difficult, time consuming and expensive, and any international expansion efforts that Inspirato undertakes may not be profitable in the near or long term or otherwise be successful. Inspirato has limited operating experience in many foreign jurisdictions and is making significant investments to build its international operations. Conducting international operations subjects Inspirato to risks that it generally does not face in the U.S. These risks include:

•	costs, resources and uncertainties associated with tailoring its services in international jurisdictions as needed to better address the needs of subscribers;

•

costs and risks associated with local and national laws and regulations governing zoning, hotels and other accommodations, accessibility, property development and rental, health and safety, climate change and sustainability, and employment;

•

differences in local real estate and hotel industry practices, including leasing and hotel transaction terms, that may make it difficult for Inspirato to add properties on satisfactory terms or that may require higher than expected upfront payments or other costs;

•	operational and compliance challenges caused by distance, language, and cultural differences;

•	costs and risks associated with compliance with international tax laws and regulations;

•

costs and risks associated with compliance with the U.S. Foreign Corrupt Practices Act and other laws in the U.S. related to conducting business outside the U.S., as well as the laws and regulations of non-U.S. jurisdictions governing bribery and other corrupt business activities;

•

being subject to other laws and regulations, including laws governing online advertising and other Internet activities, email and other messaging, collection, use, and other processing of personal data and other content, ownership of intellectual property, taxation and other activities important to Inspirato’s online business practices;

•

competition with companies that understand the local market better than Inspirato does or who have pre-existing relationships with landlords, property developers, regulators and travelers in those markets; and

•	reduced or varied protection for intellectual property rights in some countries.

Inspirato cannot guarantee that its international expansion efforts in any or multiple territories will be successful. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability and could instead result in increased costs.

Inspirato has experienced and may continue to experience significant fluctuations in its results of operations, which make it difficult to forecast its future results.

Inspirato’s results of operations have historically varied from period-to-period and it expects that its results of operations will continue to fluctuate for a variety of reasons, many of which are outside of its control and difficult to predict. Inspirato experiences seasonal fluctuations in its financial results. Because its results of operations may vary significantly from quarter-to-quarter and year-to-year, the results of any one period should not be relied upon as an indication of future performance. Inspirato’s revenue, expenses, operating results and cash flows, as well as its key operating metrics, have fluctuated from quarter-to-quarter in the past and are likely to continue to do so in the future. These fluctuations are due to, or may result from, many factors, including:

•	the quantity of its accommodations;

•	the timing and success of changes in amenities and services;

•	the impact of the COVID-19 pandemic or other public health crises on demand for its accommodations, and on its operating expenses and capital requirements;

•

the introduction and performance of new properties, experiences, amenities, technologies and services, including how quickly new properties are ready for booking by subscribers and the degree to which Inspirato correctly anticipates trends in consumer travel preferences;

•	the timing, cost and success of advertising and marketing initiatives;

•	the amount and timing of financing activities, operating expenses and capital expenditures;

•	changes in prevailing lease rates for attractive properties, and any adjustments in rental ratesunder existing leases;

•	changes in cash flow due to lease renewals and amendments and new lease acquisitions and property onboardings;

•	changes in cash flow due to the seasonal nature of vacation travel and the unpredictability of subscriber cancellations;

•	economic instability in major markets, and fluctuations in exchange rates;

•	the introduction of new properties, amenities or services by its competitors;

•	declines or disruptions in the hospitality industry, particularly in cities or regions where Inspirato has significant operations;

•	changes in the timing of holidays or other vacation events;

•	unanticipated disruptions or costs due to regulatory issues, including changes in hospitality laws, hotel regulations, or zoning or accessibility laws;

•	litigation and settlement costs, including unforeseen attorneys’ fees and costs;

•	new accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of revenue as well as accounting for leases;

•

new laws or regulations, or new interpretations of existing laws or regulations, that harm its business or restrict the hospitality industry, travel, the Internet, e-commerce, online payments or online communications; and

•	other risks described elsewhere in this proxy statement/prospectus.

Fluctuations in operating results may, particularly if unforeseen, cause Inspirato to miss projections it may have provided to the public. In addition, a significant portion of Inspirato’s expenses and investments are fixed and such fluctuations in operating results may cause Inspirato to face short-term liquidity issues, impact its ability to retain or attract key personnel or expand its portfolio of properties, or cause other unanticipated issues.

The hospitality industry is subject to seasonal and cyclical volatility, which may contribute to fluctuations in Inspirato’s results of operations and financial condition.

The hospitality industry is seasonal in nature. The periods during which Inspirato’s properties experience higher occupancy vary from property to property, depending principally upon their location, type of property and competitive mix within the specific location, and may change with changes in overall availability of lodging and hospitality options within a local market. Based on historical results, Inspirato generally expects its revenues to be lower in the second quarter of each year than in each of the three other quarters. In addition, the hospitality industry is cyclical and demand generally follows the general economy on a lagged basis. The hospitality industry as a whole experienced a downturn driven by the COVID-19 pandemic. Inspirato expects to enter into a recovery phase as vaccines and treatments become more widely available and travel restrictions abate. However, this recovery may not occur when or to the degree expected. The seasonality and cyclicality of Inspirato’s industry may contribute to fluctuations in its results of operations and financial condition.

Inspirato’s leases may be subject to premature termination, which can be disruptive and costly.

Inspirato’s leases or management contracts may be subject to premature termination in certain circumstances, such as the bankruptcy of a developer or landlord, noncompliance with underlying covenants governing the property, or, under some agreements, failure to meet specified financial or performance criteria, which Inspirato may fail or elect not to waive or cure, or, in certain leases, termination for convenience by a landlord by providing Inspirato prior notice (typically one year). Some of Inspirato’s leased properties have been pledged as collateral for mortgage loans entered into by the owners of the properties when those properties were purchased or refinanced. If those owners cannot repay or refinance maturing indebtedness on favorable terms or at all, such owners may declare bankruptcy and/or lenders could declare a default, accelerate the related debt, and foreclose on the subject property. Such foreclosures or bankruptcies could in some cases result in the termination of Inspirato’s leases and eliminate its anticipated income and cash flows, which could have a significant negative effect on its results of operations. Landlords or other business partners may also assert the right to terminate leases or other significant contracts even where the agreements do not provide such a right. If terminations occur for these or other reasons, Inspirato may need to enforce its right to damages for breach of contract and related claims, which may cause it to incur significant legal fees and expenses. Any damages Inspirato ultimately collects could be less than the projected future value of the revenues and income it would have otherwise generated from the property. For example, if a landlord breaches a lease agreement by terminating without cause, Inspirato may choose not to or it may be financially impractical to enforce lease provisions requiring such landlord to pay an administrative fee plus the cost of relocating reservations, and Inspirato may choose to settle for a lower amount. Premature terminations of significant agreements could hurt Inspirato’s financial performance or its ability to grow its business.

In addition, Inspirato’s ability to negotiate favorable terms to extend an expiring lease or to secure an alternate location will depend on then-prevailing conditions in the real estate market, such as overall rental cost increases, competition from other would-be tenants for desirable leased spaces, Inspirato’s relationships with current and prospective building owners and landlords, and other potential factors that are not within Inspirato’s control. If Inspirato is not able to renew or replace an expiring lease, it will incur significant costs related to vacating that space and developing alternative space, if any.

The relatively long-term and fixed-cost nature of Inspirato’s leases may limit its operating flexibility and could adversely affect its liquidity and results of operations.

Inspirato currently leases most of its properties. Inspirato’s obligations to landlords under these agreements extend for periods that frequently significantly exceed the duration of customers’ subscriptions, often by several years.

Inspirato’s leases generally provide for fixed monthly payments that are not tied to occupancy rates or revenues, and its leases typically contain minimum rental payment obligations. As a result, if Inspirato is unable to maintain sufficient occupancy rates, its lease expenses may not be sufficiently offset by its revenue from subscribers. In addition, Inspirato may not be able to lower its fixed monthly payments under its leases in an amount sufficient to offset any revenue lost as a result of future prices that Inspirato charges its subscribers, which may also reduce its margins and cash flow. In any such event, Inspirato would not have the ability to reduce its rent under the lease or otherwise terminate the lease in accordance with its terms.

Inspirato has limited flexibility to rapidly alter its portfolio of properties and its lease commitments in response to changing circumstances. Leases require substantial time to negotiate, and there is often a significant delay between a lease signing and the availability of a property to Inspirato’s subscribers. In addition, Inspirato’s leases generally require the landlord’s consent to assign the lease or sublease the property, which may not be granted or may be granted only on unfavorable terms. Even if Inspirato is able to assign or sublease an unprofitable property, it may incur significant costs, including transaction costs associated with finding and negotiating with potential transferees, upfront payments or other inducements, costs to restore the property to its previous condition, and other costs to exit the property.

Moreover, Inspirato’s leases contain a variety of contractual rights and obligations that may be subject to interpretation. Inspirato’s interpretations of its leases are sometimes disputed by landlords, which result in expensive and disruptive litigation in some instances. For example, certain landlords have asserted breach of contract for failure to maintain a property in “substantially the same condition” and in 2020, certain landlords disputed “force majeure” clauses in relation to the COVID-19 pandemic. Similar disputes may occur in the future. Inspirato’s failure to satisfy its contractual obligations in these leases could result in defaults under the leases. Any default, claim or dispute regarding Inspirato’s leases or its other occupancy arrangements could result in litigation, damage to Inspirato’s reputation, disruption of operations and Inspirato’s subscribers’ experiences at the affected property, a requirement that Inspirato exit the property earlier than planned, and damages or other legal remedies against Inspirato, any of which could have a material and adverse effect on Inspirato’s business, results of operations and financial condition.

If Inspirato is unable to adapt to changes in technology, Inspirato’s business could be harmed.

Because the Inspirato website, custom applications supporting the Inspirato website, the Inspirato app and the algorithms Inspirato uses to generate trip lists are critical to its business, and subscribers increasingly demand technology-driven features and amenities when they seek accommodations, Inspirato will need to continuously modify and enhance its services and business systems to keep pace with technological changes. Inspirato may not be successful in developing or obtaining from third parties necessary, functional and popular modifications and enhancements. Furthermore, uncertainties about the timing and nature of these necessary changes could result in unplanned research and development expenses. In addition, if Inspirato’s properties, website or app, or internal systems fail to operate effectively with future technologies, Inspirato may experience subscriber dissatisfaction, lost revenue, difficulties in providing subscriber service or adding new properties to its portfolio, or other disruptions in its operations may result, any of which could harm its business.

Inspirato may become involved in claims, lawsuits, and other proceedings that could adversely affect its business, financial condition, and results of operations.

Inspirato is involved in various legal proceedings relating to matters incidental to the ordinary course of its business and may be subject to additional legal proceedings from time to time. Legal proceedings can be time-consuming, divert management’s attention and resources, and cause Inspirato to incur significant expenses or liability. The expense of litigation and the timing of this expense from period to period are difficult to estimate and subject to change and could adversely affect Inspirato’s financial condition and results of operations. In particular, the international nature of Inspirato’s operations and the number of countries in which it operates could subject it to increased risk of litigation in foreign jurisdictions, which may be lengthier, costlier or less predictable than comparable litigation in the U.S. Because of the potential risks, expenses and uncertainties of litigation, Inspirato may, from time to time, settle disputes even where it has meritorious claims or defenses. Any of the foregoing could adversely affect Inspirato’s business, financial condition, and results of operations.

Inspirato’s properties are relatively concentrated in a limited number of travel destinations.

Inspirato’s operations are relatively concentrated in a limited number of travel destinations. Inspirato’s accommodations and experiences are located in popular vacation destinations, some of which are more heavily utilized on a seasonal basis. As a result, its ability to realize a benefit from its properties in these regions is heavily dependent upon its ability to maintain occupancy during key seasonal periods. In addition, factors influencing the desirability of its properties in a particular city or region or during a specific season could adversely affect Inspirato’s ability to attract new subscribers and retain existing subscribers. Moreover, to the extent that consumer travel preferences change, Inspirato may not correctly anticipate these changes in a timely manner, or at all, which could adversely impact its ability to maintain occupancy in its properties.

Geographic concentration magnifies the risk to Inspirato of localized economic, political, public health and other conditions. Inspirato expects that its operations will continue to be concentrated in a limited number of travel destinations. Civil unrest, public health crises, unusual weather, natural disasters or other factors affecting travel to these destinations or other markets in which Inspirato is expanding, as well as changes in local competitive conditions, may have a disproportionate effect on its revenue and on its ability to secure sufficient staffing, supplies or services for its largest markets. In addition, Inspirato’s property leasing and onboarding process can take substantial time, which may make it more difficult to compete for subscribers in a newly popular travel destination.

Inspirato faces possible risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts and wildfires, any of which could have a material adverse effect on our business, results of operations, and financial condition.

Inspirato is subject to the risks associated with natural disasters and the physical effects of climate change, which may include more frequent or severe storms, hurricanes, flooding, rising sea levels, shortages of water, droughts, and wildfires, any of which could have a material adverse effect on Inspirato’s business, results of operations, and financial condition. To the extent climate change causes changes in weather patterns, Inspirato’s coastal destinations could experience increases in storm intensity and rising sea-levels causing damage to Inspirato’s properties and result in a reduced number of properties in these areas. Climate change may also affect Inspirato’s business by increasing the cost of, or making unavailable, property insurance on terms Inspirato or its landlords find acceptable in areas most vulnerable to such events, increasing operating costs, including the cost of water or energy, and requiring Inspirato or its landlords to expend funds as they seek to repair and protect their properties in connection with such events. As a result of the foregoing and other climate-related issues, Inspirato may be unable to provide properties in certain areas due to climate change, and it may lose both landlords and guests, which could have a material adverse effect on our business, results of operations, and financial condition.

Inspirato requires additional capital to support business growth, and this capital might not be available in a timely manner or on favorable terms.

Inspirato intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop or acquire new properties or experiences or enhance its existing properties or experiences, enhance its operating infrastructure or acquire complementary businesses and technologies. Accordingly, the Combined Company may need to engage in equity or debt financings to secure additional funds. If additional funds are raised through further issuances of equity or convertible debt securities, existing stockholders could suffer significant dilution, and any new equity securities issued could have rights, preferences and privileges superior to those of holders of Combined Company Common Stock. Any debt financing could involve restrictive covenants relating to financial and operational matters, which may make it more difficult for Inspirato to obtain additional capital and to pursue business opportunities, including potential acquisitions or strategic partnerships. In addition, Inspirato may not be able to obtain additional financing on favorable terms, if at all. If Inspirato is unable to obtain adequate or satisfactory financing when it requires it, its ability to continue to support its business growth and to respond to business challenges could be significantly limited.

Inspirato is subject to risks associated with the employment of hospitality personnel and the use of third-party subscriber services contractors.

Inspirato’s hospitality employees and other subscriber services personnel are critical to its ability to add properties, maintain its properties, strengthen its reputation for subscriber service, and attract and retain subscribers. If its relationship with employees in any city or key property, or within its central subscriber services function, deteriorates for any reason, its reputation, subscriber relationships and revenue may suffer, and it may incur costs to replace and retrain additional personnel or third-party contractors. In addition, many of Inspirato’s subscriber services representatives and housekeepers who provide services to Inspirato and its subscribers are employed by third-party agencies, that it does not control. Inspirato’s business and reputation could be harmed in the event of any dispute with these agencies, whether by their staff or with Inspirato, or if their staff fail to provide services that meet Inspirato’s or its subscribers’ standards and expectations. In addition, labor costs are a significant component of Inspirato’s operating expenses, and any increase in the cost of wages, benefits or other employee-related costs could cause its results of operations and cash flow to be lower than anticipated. Inspirato’s costs associated with any future governmental or regulatory orders related to COVID-19, which remain uncertain and unpredictable, may also impact worker retention and increase costs associated with any re-training of newly hired or newly engaged workers.

Inspirato may also incur increased legal costs and indirect labor costs because of disputes involving its workforce. The resolution of labor disputes or labor contracts could lead to increased labor costs, either by increases in wages or benefits or by changes in work rules that raise operating costs. Labor disputes and disruptions may also occur within landlords’ workforces at buildings Inspirato occupies, which could harm its subscribers’ experience and reduce bookings at the affected property.

Inspirato incurs costs relating to the preparation, maintenance, refurbishment and remediation of its luxury properties, which are typically high compared to other travel companies and may be higher than anticipated.

Inspirato typically incurs expenses to prepare a newly-leased property for its initial subscribers and to keep its leased properties in an attractive condition. Although Inspirato attempts to have the landlord or developer bear some of the capital repair costs, it is often responsible for all or a significant portion of routine property care and maintenance. Even where landlords and developers are contractually responsible for some costs, they may dispute or fail to comply with their obligations. In addition, the terms of Inspirato’s leases generally require that it ensure that the spaces it occupies are kept in good repair throughout the term of the lease. Inspirato’s leases may also require that it return the space to the landlord at the end of the lease term in essentially the same condition it was delivered to Inspirato, which may require removing all fixtures and improvements to the space, and often requires repainting and other repair work. The costs associated with Inspirato’s onboarding, maintenance, removal and repair work are often significant and may vary from its forecasts.

Because of Inspirato’s focus on providing unique, luxury accommodations, it may incur significantly greater expenses, with greater frequency, to maintain its accommodations in a condition that is satisfactory to Inspirato’s subscribers as compared to other companies in the travel industry. For example, Inspirato may expend significantly more on premium fixtures than other travel companies and may be unable to realize economies of scale available to larger hotel companies that utilize standard furniture across rooms in their properties. Accordingly, the costs incurred by Inspirato for refurbishing its properties may be less predictable than other travel companies. Any failure to provide luxury accommodations that are acceptable to its subscribers would harm Inspirato’s brand and reputation. If Inspirato does not effectively anticipate subscriber preferences and tastes, it may incur additional costs related to further refurbishment or may experience under-utilization of a given property, either of which could harm its business, financial condition and results of operations.

Inspirato is exposed to fluctuations in currency exchange rates.

Since Inspirato conducts a significant portion of its business outside the U.S. but reports its results in U.S. dollars, it faces exposure to adverse movements in currency exchange rates, which may cause its revenue and operating results to differ materially from expectations. In addition, fluctuation in its mix of U.S. and foreign currency denominated transactions may contribute to this effect as exchange rates vary. Moreover, as a result of these exchange rate fluctuations, revenue, cost of revenue, operating expenses and other operating results may differ materially from expectations when translated from the local currency into U.S. dollars upon consolidation. For example, if the U.S. dollar weakens relative to foreign currencies Inspirato’s non-U.S. expenses would be adversely affected when translated into U.S. dollars. Conversely, a rise in the U.S. dollar relative to foreign currencies would decrease Inspirato’s non-U.S. expenses when translated into U.S. dollars. As exchange rates vary, cost of revenue, operating expenses and other operating results, when translated, may differ materially from expectations. In addition, Inspirato’s operating results are subject to fluctuation if its mix of U.S. and foreign currency denominated transactions and expenses changes in the future. Inspirato may enter into hedging arrangements in order to manage foreign currency exposure, but such activity may not completely eliminate fluctuations in its operating results.

Inspirato is subject to claims and liabilities associated with potential health and safety issues and hazardous substances at Inspirato’s properties.

Inspirato and the owners of its leased properties are exposed to potentially significant liabilities and compliance costs as a result of any hazardous or unsafe conditions at its properties, including under environmental, health and safety laws and regulations. These laws and regulations govern matters such as the release, use, storage and disposal of hazardous and toxic substances, and unsafe or unhealthy conditions at hotels and other residential premises. Failure to comply with these laws, including any required permits or licenses, can result in substantial fines or possible revocation of the authority to conduct operations. Any impairment of Inspirato’s or its landlords’ authority to permit hospitality operations at its leased properties, due to these factors, could harm its reputation and revenue. Inspirato could also be liable under environmental, health and safety laws for the costs of investigation, removal or remediation of hazardous or toxic substances or unsafe or unhealthy conditions at its currently or formerly leased or managed properties, even if it did not know of or cause the presence or release of the substances or conditions, and even where this is contractually the responsibility of its landlord.

The presence or release of toxic, unhealthy or hazardous substances or conditions at Inspirato’s properties, such as asbestos, mold, radon gas, or lead, could result in governmental investigations and third-party claims for personal injury, property or natural resource damages, business interruption or other losses, and costly disputes with its landlords and subscribers. Inspirato may encounter claims, governmental investigations and potential enforcement actions about property conditions and related matters in the future. These claims and the need to investigate, remediate or otherwise address hazardous, toxic or unsafe conditions could adversely affect its business, reputation, results of operations and financial condition. Environmental, health and safety requirements have also become increasingly stringent, and Inspirato’s costs may increase as a result. New or revised laws and regulations or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of Inspirato’s properties or result in significant additional expense and restrictions on its business operations.

Inspirato relies on its third-party landlords to deliver properties to it in a safe and suitable condition, and it does not undertake to independently verify the safety, suitability or condition of the properties it leases. Inspirato expects to continue to rely on landlords to disclose information about their properties, though such disclosures may be inaccurate or incomplete, and to keep the properties in a safe and compliant condition in accordance with the terms of its leases and applicable law. If unsafe or unhealthy conditions are present or develop at Inspirato’s properties, its subscribers may be harmed, it may be subject to expensive and disruptive claims, and its reputation, business, results of operations, and financial condition could be materially and adversely affected.

Operating as a public company will require the Combined Company to incur substantial costs and will require substantial management attention. In addition, key members of Inspirato’s management team have limited experience managing a public company.

After the Business Combination, the Combined Company will incur substantial legal, accounting, and other expenses that Inspirato did not incur as a private company before the Business Combination. For example, the Combined Company is subject to the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules and regulations of the SEC, and the listing standards of Nasdaq. Compliance with these rules and regulations will increase its legal and financial compliance costs, and increase demand on its systems, particularly after the Combined Company is no longer an “emerging growth company” under SEC rules. In addition, the Combined Company may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which the Combined Company operates its business in ways that it cannot currently anticipate. As a result of disclosure of information in this proxy statement/prospectus/consent solicitation statement and in filings required of a public company, Inspirato’s business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors.

Some members of the Combined Company’s management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Inspirato’s management team may not successfully or efficiently manage its transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Inspirato’s senior management and could divert their attention away from the day-to-day management of its business, which could adversely affect its business, financial condition, and results of operations.

Inspirato’s management has identified material weaknesses in their internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its financial statements or cause it to fail to meet its periodic reporting obligations.

Inspirato has identified and is currently working to remediate material weaknesses in internal control over financial reporting related to its financial closing and reporting process and to its information technology general controls (“ITGCs”). A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

As a public company, the Combined Company will be required to maintain an effective system of internal controls over financial reporting and to report any material weaknesses in such internal controls. Inspirato is currently a private company that does not have to comply with these requirements and historically had limited accounting and financial reporting personnel and other resources in its internal control over financial reporting.

Inspirato’s management has concluded that the material weaknesses in its internal control over financial reporting are due to the fact that Inspirato has lacked sufficient number of personnel with the appropriate level of knowledge and experience in the application of GAAP, including the application of new accounting standards, and in the design and implementation of internal controls and has not had the necessary business processes and related internal controls. The material weakness relating to ITGCs are due to a lack of the design and implementation of certain ITGCs related to Inspirato’s financial applications and data being adequately restricted. To remediate these material weaknesses, Inspirato has hired personnel with appropriate levels of knowledge and also engaged third-party consultants and is developing formal policies and procedures over its financial closing and reporting processes and ITGCs. Inspirato believes these measures will remediate the material weaknesses identified. Inspirato is committed to continuing to improve its internal control over financial reporting and will continue to review and improve its internal control over financial reporting controls and ITGCs.

While Inspirato continues to remediate the material weaknesses described above, Inspirato cannot predict the success of such remediation steps. If the steps taken are insufficient to remediate the material weaknesses successfully and otherwise establish and maintain an effective system of internal control over financial reporting, the reliability of Inspirato’s financial reporting, investor confidence in Inspirato, and the value of the Combined Company Common Stock could be materially and adversely affected. Inspirato can give no assurance that the implementation of this plan will remediate these deficiencies in internal control or that additional material weaknesses or significant deficiencies in Inspirato’s internal control over financial reporting will not be identified in the future. Inspirato’s failure to implement and maintain effective internal controls over financial reporting could result in errors in the Combined Company’s financial statements that could result in a restatement of its financial statements, and could cause the Combined Company to fail to meet its reporting obligations, any of which could diminish investor confidence in the Combined Company and cause a decline in the price of the Combined Company Common Stock. Failure to implement and maintain effective internal controls over financial reporting could also subject the Combined Company to potential delisting from Nasdaq or any other stock exchange on which its stock is listed or to other regulatory investigations and civil or criminal sanctions.

Risks Related to Our Organizational Structure

The Combined Company’s principal asset after the consummation of the Business Combination will be its interest in Inspirato, and the Combined Company will be dependent upon Inspirato and its consolidated subsidiaries for its results of operations, cash flows, and distributions.

Upon the consummation of the Business Combination, the Combined Company will be a holding company and will have no material assets other than its ownership of New Common Units. As such, the Combined Company will have no independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses, including payments under the Tax Receivable Agreement, or declare and pay dividends in the future, if any, will be dependent upon the results of operations and cash flows of Inspirato and its consolidated subsidiaries and distributions the Combined Company receives from Inspirato. There can be no assurance that Inspirato and its subsidiaries will generate sufficient cash flow to distribute funds to the Combined Company or that applicable state law and contractual restrictions, including negative covenants in its debt instruments, will permit such distributions.

The Combined Company’s ability to pay taxes and expenses, including payments under the Tax Receivable Agreement, may be limited by its structure.

Upon the consummation of the Business Combination, the Combined Company’s principal asset will be a controlling equity interest in Inspirato. As such, the Combined Company will have no independent means of generating revenue. Inspirato will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to U.S. federal income tax. Instead, taxable income will be allocated to holders of its New Common Units, including the Combined Company. Accordingly, the Combined Company will incur income taxes on its allocable share of any net taxable income of Inspirato and will also incur expenses related to its operations. Pursuant to the A&R Inspirato LLCA, Inspirato will make cash distributions to the owners of New Common Units in an amount sufficient to fund their tax obligations in respect of the taxable income for the taxable year in excess of taxable losses of Inspirato allocated to them, to the extent previous tax distributions from Inspirato for the taxable year have been insufficient. In addition to tax expenses, the Combined Company also will incur expenses related to its operations, plus payments under the Tax Receivable Agreement, which may be substantial. The Combined Company intends to cause Inspirato to make distributions or, in the case of certain expenses, payments in an amount sufficient to allow it to pay its taxes and operating expenses, including distributions to fund any payments due under the Tax Receivable Agreement. However, Inspirato’s ability to make such distributions may be subject to various limitations and restrictions. If the Combined Company does not have sufficient funds to pay tax or other liabilities or to fund its operations (as a result of Inspirato’s inability to make distributions due to various limitations and restrictions or as a result of the acceleration of the obligations under the Tax Receivable Agreement), it may have to borrow funds and thus its liquidity and financial condition could be materially and adversely affected. To the extent that the Combined Company does not make payments under the Tax Receivable Agreement when due, as a result of having insufficient funds or otherwise, interest will generally accrue at a rate equal to LIBOR plus 100 basis points or in some cases LIBOR plus 500 basis points until paid. Nonpayment of the Combined Company’s obligations for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement resulting in a lump-sum payment.

The Combined Company will be required to pay the Flow-Through Sellers and Blocker Sellers for certain tax benefits it may claim, and it is expected that the payments the Combined Company will be required to make may be substantial.

Future exchanges or redemptions of New Common Units for cash or shares Combined Company Class A Common Stock are expected to produce favorable tax attributes for the Combined Company. When the Combined Company acquires New Common Units from Flow-Through Sellers through these exchanges or redemptions, anticipated tax basis adjustments are likely to increase (for tax purposes) the Combined Company’s depreciation and amortization deductions and therefore reduce the amount of income tax it would be required to pay in the future in the absence of this increased basis. This increased tax basis may also decrease the gain (or increase the loss) on future dispositions of certain assets to the extent the tax basis is allocated to those assets. Under the Tax Receivable Agreement, PubCo generally expects to retain the benefit of 15% of the applicable tax savings after its payment obligations as described below are taken into account.

Upon the consummation of the Business Combination, PubCo will be a party to the Tax Receivable Agreement. Under the Tax Receivable Agreement, PubCo generally will be required to pay to the Blocker Sellers or Flow-Through Sellers, as applicable, 85% of the tax savings that PubCo realizes as a result of increases in tax basis in Inspirato’s assets resulting from the sale of New Common Units for the consideration paid pursuant to the Business Combination Agreement and the future exchange of New Common Units for shares of Combined Company Class A Common Stock (or cash) pursuant to the A&R Inspirato LLCA, and certain pre-existing tax attributes of the Blockers, as well as certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement.

The increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges or redemptions, the price of Combined Company Class A Common Stock at the time of the exchange or redemption, whether such exchanges or redemptions are taxable, the amount and timing of the taxable income PubCo generates in the future, the U.S. federal and state tax rates then applicable, and the portion of its payments under the Tax Receivable Agreement constituting imputed interest. Payments under the Tax Receivable Agreement are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest, depending on the circumstances. Any such benefits are covered by the Tax Receivable Agreement and will increase the amounts due thereunder. In addition, the Tax Receivable Agreement will provide for interest, generally at a rate equal to LIBOR plus 100 basis points or in some cases LIBOR plus 500 basis points, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the Tax Receivable Agreement.

PubCo anticipates that the payments that it will be required to make under the Tax Receivable Agreement may be substantial. To the extent that PubCo is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may accelerate payments due under the Tax Receivable Agreement. Furthermore, PubCo’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section titled “Certain Agreements Related to the Business Combination — Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related benefits likely to be realized by the Flow-Through Sellers and Blocker Sellers.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Combined Company determines. Although PubCo is not aware of any issue that would cause the U.S. Internal Revenue Service, or IRS, to challenge a tax basis increase or other tax attributes subject to the Tax Receivable Agreement, if any subsequent disallowance of tax basis or other benefits were so determined by the IRS, generally it would not be reimbursed for any payments previously made under the Tax Receivable Agreement (although it would reduce future amounts otherwise payable under the Tax Receivable Agreement). As a result, payments could be made under the Tax Receivable Agreement in excess of the tax savings that PubCo realizes in respect of the attributes to which the Tax Receivable Agreement relate.

The amounts that PubCo may be required to pay under the Tax Receivable Agreement may be accelerated in certain circumstances and may also significantly exceed the actual tax benefits that it ultimately realizes.

The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur or if, at any time, PubCo elects an early termination of the

Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and its obligations, or its successor’s obligations, to make future payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that PubCo would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. PubCo may need to incur debt to finance payments under the Tax Receivable Agreement to the extent its cash resources are insufficient to meet its obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise. In these situations, PubCo’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. There can be no assurance that PubCo will be able to finance its obligations under the Tax Receivable Agreement.

PubCo’s organizational structure, including the Tax Receivable Agreement, confers certain benefits upon holders of New Common Units that will not benefit holders of the Combined Company Class A Common Stock to the same extent as it will benefit the holders of New Common Units.

The Combined Company’s organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the holders of New Common Units (other than PubCo and its Subsidiaries) that will not benefit the holders of Combined Company Class A Common Stock to the same extent as it will benefit such holders of New Common Units. PubCo will enter into the Tax Receivable Agreement with the Blocker Sellers and Flow-Through Sellers and it will provide for the payment by PubCo to the Blocker Sellers or Flow-Through Sellers, as applicable, of 85% of the tax savings that PubCo realizes as a result of increases in tax basis in Inspirato’s assets resulting from the sale of New Common Units for the consideration paid pursuant to the Business Combination Agreement and the future exchange of New Common Units for shares of Combined Company Class A Common Stock (or cash) pursuant to the A&R Inspirato LLCA, and certain pre-existing tax attributes of the Blockers, as well as certain other tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. See the section titled “Certain Agreements Related to the Business Combination — Tax Receivable Agreement” for additional information. Although PubCo will retain 15% of the amount of such tax benefits, this and other aspects of its organizational structure may adversely impact the future trading market for the Combined Company Class A Common Stock.

Subject to the obligation of Inspirato to make tax distributions and to reimburse PubCo for corporate and other overhead expenses, the Inspirato LLC Board will have the right to determine when distributions will be made to the Inspirato unitholders and the amount of any such distributions. Following the completion of the Business Combination, if the Inspirato LLC Board authorizes a distribution, such distribution will be made to the Inspirato unitholders, including PubCo, on a pro rata basis in accordance with their respective percentage ownership of New Common Units. However, PubCo is not required to distribute any corresponding amounts as dividends to the holders of Combined Company Class A Common Stock. Further, because PubCo may have liabilities for taxes following the completion of the Business Combination, under the Tax Receivable Agreement or otherwise, any amounts PubCo may distribute as dividends to the holders of the Combined Company Class A Common Stock could be less on a per share basis than the amounts distributed by Inspirato to the holders of New Common Units on a per unit basis.

Generally, PubCo will not be reimbursed for any payments made under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

If the IRS challenges the tax basis or other tax attributes that give rise to payments under the Tax Receivable Agreement and the tax basis or other tax attributes are subsequently required to be adjusted, generally the recipients of payments under the Tax Receivable Agreement will not reimburse PubCo for any payments previously made to them. Instead, any excess cash payments made by PubCo under the Tax Receivable Agreement will be netted against any future cash payments that PubCo might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by PubCo may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that PubCo might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with PubCo’s tax reporting positions. As a result, it is possible that PubCo could make cash payments under the Tax Receivable Agreement that are substantially greater than its actual cash tax savings. See the section titled “Certain Agreements Related to the Business Combination — Tax Receivable Agreement.

The disparity between the U.S. corporate tax rate and the U.S. tax rate applicable to non-corporate Members of Inspirato may complicate PubCo’s ability to maintain its intended capital structure, which could impose transaction costs on it and require management attention.

If and when Inspirato generates taxable income, Inspirato will generally make quarterly tax distributions to each of its Members, including PubCo, based on each Member’s allocable share of net taxable income (calculated under certain assumptions) multiplied by an assumed tax rate. The assumed tax rate for this purpose will be the highest effective marginal combined federal, state, and local income tax rate applicable to an individual or corporate resident of California (whichever is higher). Currently, the highest marginal federal income tax rate applicable to corporations such as PubCo is significantly lower than the highest marginal federal income tax rate applicable to non-corporate taxpayers. As a result of this disparity, PubCo expects to receive tax distributions from Inspirato significantly in excess of its actual tax liability and its obligations under the Tax Receivable Agreement, which could result in it accumulating a significant amount of cash. This would complicate the Combined Company’s ability to maintain certain aspects of its capital structure. Such cash, if retained, could cause the value of a New Common Unit to deviate from the value of a share of Combined Company Class A Common Stock. In addition, such cash, if used to purchase additional New Common Units, could result in deviation from the one-to-one relationship between Combined Company Class A Common Stock outstanding and New Common Units held by PubCo and its Subsidiaries unless a corresponding number of additional shares of Combined Company Class A Common Stock are distributed as a stock dividend. PubCo may, if permitted under its debt agreements, choose to pay dividends to all holders of Combined Company Class A Common Stock with any excess cash. These considerations could have unintended impacts on the pricing of the Combined Company Class A Common Stock and may impose transaction costs and require management efforts to address on a recurring basis. To the extent that PubCo does not distribute such excess cash as dividends on Combined Company Class A Common Stock and instead, for example, holds such cash balances or lends them to Inspirato, holders of New Common Units during a period in which PubCo holds such cash balances could benefit from the value attributable to such cash balances as a result of redeeming or exchanging their New Common Units and obtaining ownership of Combined Company Class A Common Stock (or a cash payment based on the value of Combined Company Class A Common Stock). In such case, these holders of New Common Units could receive disproportionate value for their New Common Units exchanged during this time frame.

The Blocker Mergers may not qualify as “reorganizations” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended

In the opinion of BDO USA LLP, each Blocker Merger should qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. To qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Blocker Mergers, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the foregoing rules apply in the case of an acquisition of a corporation with only a minority interest in a limited liability company, such as each Blocker, the qualification of each Blocker Mergers as a “reorganization” within the meaning of Section 368(a) of the Code is not free from doubt. An opinion of an independent registered public accounting firm represents the judgment of the firm and is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion. Further, neither Thayer, Inspirato nor any of the Blockers have sought or intend to seek any ruling from the IRS regarding the qualification of any of the Blocker Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, notwithstanding the opinion of BDO USA LLP, there can be no assurance that the IRS will not assert that one or more of the Blocker Mergers fails to qualify as a “reorganization” or that a court would not sustain such a challenge. In the Business Combination Agreement, each of Thayer, the Blockers and Inspirato agrees to use its commercially reasonable efforts not to take any action that would reasonably be expected to cause any Blocker Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If, notwithstanding the above, any of the Blocker Mergers fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the applicable Blocker Merger would be a fully taxable transaction for U.S. federal income tax purposes for the applicable Blocker (which will have been merged into the applicable Blocker Merger Sub that survives the merger as a subsidiary of Thayer) and the holders of the applicable Blocker Equity Interests.

Risks Related to Intellectual Property and Data Privacy

Inspirato faces risks related to its intellectual property.

Inspirato’s intellectual property is important to its success, and Inspirato relies on domain name registrations, registered and unregistered trademarks, copyright law, trade secret protection and confidentiality and/or license agreements with its employees, third party providers, partners and others to protect its proprietary rights. Inspirato has also applied for patent rights with respect to certain aspects of its technology. Inspirato endeavors to defend its intellectual property rights diligently, but intellectual property litigation is expensive and time-consuming, and may divert managerial attention and resources from its business objectives. Inspirato may not be able to successfully defend its intellectual property rights, which could have a material adverse effect on its business, brand, and results of operations.

From time to time, in the ordinary course of business, Inspirato may be subject to legal proceedings and claims relating to the intellectual property rights of others, and Inspirato expects that third parties will continue to assert intellectual property claims, in particular trademark claims, against it, particularly as Inspirato expands the complexity and scope of its business. Successful claims against Inspirato could result in a significant monetary liability or prevent Inspirato from operating its business, or portions of its business. In addition, resolution of claims may require Inspirato to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or to cease using those rights altogether. Any of these events could have a material adverse effect on its business, results of operations and financial condition.

Inspirato’s technology contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict its ability to operate as intended or could increase its costs.

Certain of Inspirato’s owned and third-party technology contains software modules licensed to it by third-party authors under “open source” licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise or copy Inspirato’s technology.

Some open source licenses contain requirements that could obligate Inspirato to make available source code for modifications or derivative works it creates based upon the type of open source software it uses, or grant other licenses to its intellectual property. If Inspirato combines its proprietary software with open source software in a certain manner, it could, under certain open source licenses, be required to release the source code of its proprietary software to the public. This would allow its competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of its competitive advantages. Alternatively, to avoid the public release of the affected portions of its source code, Inspirato could be required to expend substantial time and resources to re-engineer some or all of its software.

Although Inspirato monitors its use of open source software to avoid subjecting its technology to conditions it does not intend, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on Inspirato’s ability to provide or distribute its technology. From time to time, there have been claims challenging the use of open source software against companies that incorporate open source software into their solutions. As a result, Inspirato could be subject to lawsuits by parties claiming violation by Inspirato of the terms of an open source license or ownership of what such parties believe to be their open source software. Moreover, Inspirato cannot assure you that its processes for controlling its use of open source software in its technology will be effective. If Inspirato is held to have breached or failed to fully comply with all the terms and conditions of an open source software license, it could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing its offerings on terms that may not be economically feasible, re-engineer its technology, discontinue or delay the provision of its offerings if re-engineering could not be accomplished on a timely basis or make generally available, in source code form, its proprietary code, any of which could adversely affect its business, financial condition and results of operations.

Inspirato’s processing, storage, use and disclosure of personal data exposes it to risks of internal or external security breaches and incidents and could give rise to liabilities and/or damage to reputation.

The security of data when engaging in electronic commerce is essential to maintaining consumer confidence. Among other things, Inspirato may collect subscribers’ credit card data, proof of identity and other personal information as part of the booking process. Additionally, Inspirato collects and processes other personal information, such as personal information of its employees and contractors, and it processes and maintains other confidential and proprietary information, such as its confidential and proprietary business information. Cyberattacks by individuals, groups of hackers and state-sponsored organizations are increasing in frequency and sophistication and are constantly evolving. Because Inspirato’s subscribers are generally high-income or high net-worth individuals, Inspirato may be particularly attractive as a target for cyberattacks. Security breaches and incidents may also occur due to misuse or misappropriation of subscribers’ personal data by employees or third-party contractors. Additionally, Inspirato makes use of third-party service providers to store and otherwise process data on its behalf, and they face similar risks of security breaches and incidents. Any security breach, cyberattack, or other security incident, whether instigated internally or externally on Inspirato’s systems or third-party systems, or the perception that any such breach or incident has occurred, could significantly harm Inspirato’s reputation and therefore its business, brand, market share and results of operations. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, including Inspirato’s own acts or omissions, could result in a compromise or systems used in Inspirato’s business or a security breach or incident impacting breach of subscriber data or other data stored or processed by Inspirato or on its behalf. For example, third parties may attempt to fraudulently induce employees or subscriber services contractors, travel service provider partners or consumers to disclose usernames, passwords or other sensitive information (“phishing”), which may in turn be used to access Inspirato’s information technology systems or to defraud its partners or subscribers. Third parties may also attempt to take over subscribers’ accounts by using passwords, usernames and other personal information obtained elsewhere. Inspirato has experienced targeted and organized phishing and account takeover attacks and may experience more in the future. These risks are likely to increase as Inspirato expands its business and stores and processes more data, including personal information. Inspirato’s efforts to protect information from unauthorized access may be unsuccessful or may result in the rejection of legitimate attempts to book reservations, each of which could result in lost business and have a material adverse effect on its business, reputation and results of operations.

Inspirato’s existing security measures may not be successful in preventing security breaches and other security incidents. A party (whether internal, external, an affiliate or unrelated third party) that is able to circumvent Inspirato’s security systems could gain unauthorized access to Inspirato’s systems and steal subscriber information, transaction data or other information. In the last few years, several major companies experienced high-profile security breaches that exposed their systems and information and/or their consumers’ or employees’ personal information, and it is expected that these types of events will continue to occur. Inspirato is increasing resources to protect against security breaches and incidents. It has experienced and responded to cyberattacks, which it believes have not had a significant impact on the integrity of its systems or the security of data, including subscriber data maintained by it. These issues are likely to become more difficult to manage as Inspirato expands the number of places where it operates and the number of its subscribers, and as the tools and techniques used in such attacks become more advanced. Security breaches or incidents, including ransomware attacks and other cyberattacks, could result in severe damage to its information technology infrastructure, including damage that could impair its ability to book stays, collect payments or otherwise operate its business, or the ability of consumers to make reservations or access its properties or in-room features and services, as well as loss of subscriber, financial or other data that could materially and adversely affect its ability to conduct its business or satisfy its commercial obligations. Security breaches and cyberattacks or other security incidents, or the perception that any of these has occurred, could also result in negative publicity, damage its reputation, expose it to risk of loss or litigation and possible liability, subject it to regulatory investigations and other proceedings, and penalties and sanctions, or cause consumers to lose confidence in its security and choose to stay with its competitors, any of which would have a negative effect on its brand, market share, results of operations and financial condition. Inspirato’s insurance policies have coverage limits and deductibles and may not be adequate to reimburse it for all losses caused by security breaches and incidents.

Inspirato also faces risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet, and any publicized security problems could negatively affect consumers’ willingness to provide private information or affect online commercial transactions generally. Additionally, Inspirato’s subscribers could be affected by security breaches and incidents at third parties such as travel service providers. A security breach at any such third party could be perceived by consumers as a security breach of Inspirato’s systems and in any event could result in negative publicity, subject it to notification requirements, damage its reputation, expose it to risk of loss or litigation and possible liability and subject it to regulatory penalties and sanctions. In addition, such third parties may not comply with applicable disclosure requirements, which could expose Inspirato to liability.

If Inspirato fails to comply with federal, state, and foreign laws and regulations relating to privacy, data protection, and information security, it may face potentially significant liability, negative publicity, and an erosion of trust, and increased regulation could materially adversely affect its business, results of operations, and financial condition.

In Inspirato’s processing of travel transactions and information about subscribers and their stays, it receives and stores a large volume of data, including personal data and other data relating to individuals. Numerous federal, state, local, and international laws and regulations relate to privacy, data protection, information security, and the storing, sharing, use, processing, transfer, disclosure, and protection of personal information and other content, the scope of which are changing, subject to differing interpretations, and may be inconsistent among jurisdictions, or conflict with other rules. These data protection and privacy-related laws and regulations are evolving and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions. For example, the EU’s General Data Protection Regulation (the GDPR), in effect since May 25, 2018, imposes more stringent data protection requirements than previous EU data protection laws and provides for penalties for noncompliance of up to the greater of €20 million or four percent of worldwide annual revenues. In addition, the Court of Justice of the European Union (CJEU) invalidated the U.S.-EU Privacy Shield in July 2020. The GDPR requires certain measures in order for the personal data of EU residents to be transferred to the U.S. for processing. The U.S.-EU Privacy Shield was one such measure. The CJEU’s decision also called into question the validity of the EU Standard Contractual Clauses (SCCs) — the other widely used means for transferring data to the U.S. The CJEU opinion found the SCCs a valid basis for transfer but found that a data processor must also have in place additional safeguards to provide GDPR-level protection for EU personal data. The CJEU opinion has necessitated additional steps to legitimize impacted personal data transfers, and Inspirato may find it necessary or desirable to further modify its data handling practices in connection with this decision or future legal challenges relating to cross-border data transfers. This could result in increased costs of compliance and limitations on Inspirato and its service providers and other third parties it works with. This CJEU decision or future legal challenges also could result in Inspirato being required to implement duplicative, and potentially expensive, information technology infrastructure and business operations in Europe or could limit its ability to collect or process personal information in Europe, and may serve as a basis for its personal data handling practices, or those of its service providers or other third parties it works with, to be challenged. Any of these changes with respect to EU data protection law could disrupt Inspirato’s business and otherwise adversely impact its business, financial condition and operating results.

The number of data protection laws globally is rising as more jurisdictions explore new or updated comprehensive data protection regimes. In the U.S., the California Consumer Privacy Act (the CCPA) went into effect on January 1, 2020 and accompanying regulations were issued by the California Office of the Attorney General in June 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and afford such consumers new abilities to access and delete their personal information, and to opt-out of certain sales of personal information. On November 3, 2020, California voters approved the California Privacy Rights and Enforcement Act (the CPRA), which is expected to go into effect on January 1, 2023. The CPRA significantly modifies the CCPA and further aligns California privacy laws with the GDPR.

Similar legislation has been proposed or adopted in other states. On March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act, or CDPA, a comprehensive privacy statute that becomes effective on January 1, 2023 and shares similarities with the CCPA, CPRA, and legislation proposed in other states. Colorado enacted the similar Colorado Privacy Act on June 8, 2021, which will become effective July 1, 2023. Aspects of the CCPA, the CPRA and these other state laws and regulations, as well as their enforcement, remain unclear.

Inspirato will need to closely monitor developments, including enforcement actions or private litigation under the GDPR, CCPA, CPRA, and other laws to determine whether Inspirato will need to modify its data processing practices and policies, which may result in Inspirato incurring additional costs and expenses in an effort to comply.

Inspirato is also subject to the terms of its privacy policies and contractual obligations to third parties related to privacy, data protection, and information security. Inspirato strives to comply with applicable laws, regulations, policies, and other legal obligations relating to privacy, data protection, and information security to the extent possible. However, the regulatory framework for privacy and data protection worldwide is evolving rapidly, and it is possible that these or other actual or alleged obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or Inspirato’s practices.

Any failure or perceived failure by Inspirato to comply with its privacy policies, its privacy-related obligations to subscribers or other third parties, applicable laws or regulations, or any of its other legal obligations could materially adversely affect its business.

Additionally, if third parties Inspirato works with, such as sub-processors, vendors, or developers, violate applicable laws or regulations, contractual obligations, or its policies — or if it is perceived that such violations have occurred — such actual or perceived violations may also have an adverse effect on its business. Further, any significant change to applicable laws, regulations, or industry practices regarding the collection, use, retention, security, disclosure, or other processing of data, or regarding the manner in which the express or implied consent of users for the collection, use, retention, disclosure, or other processing of data is obtained, could increase its costs and require Inspirato to modify its business practices.

Risks Related to Inspirato’s Reliance on Third Parties

Inspirato relies on partners and third-party service providers and if such third parties do not perform adequately or terminate their relationships, Inspirato’s costs may increase and its business, financial condition and results of operations could be adversely affected.

Inspirato’s success depends in part on its relationships with its partners and third-party service providers. For example, Inspirato uses third-parties to provide housekeeping services and maintain its subscription platform. If any of Inspirato’s third-party providers terminates their relationship with Inspirato or refuses to renew their agreement with Inspirato on commercially reasonable terms, Inspirato would need to find alternate providers and may not be able to secure similar terms or replace such providers in acceptable time frames. Moreover, Inspirato is limited by exclusivity terms and other restrictions with certain third-party service providers which may limit Inspirato’s ability to enter into relationships with new or alternative third-party service providers.

Inspirato’s relationships with its partners continue to shift as industry dynamics change, and its partners may be less willing to partner with Inspirato as such shifts occur. If any significant partner decided to compete with Inspirato, it could adversely impact Inspirato’s sales and harm Inspirato’s business, operating results, and prospects.

Furthermore, any negative publicity related to any of its third-party partners, including any publicity related to quality standards or safety concerns, could adversely affect its reputation and brand, and could potentially lead to increased regulatory or litigation exposure.

Inspirato depends on landlords for maintenance and other significant obligations related to its properties, and any failures in this area could hurt its business.

Inspirato does not own any of its properties and manages and operates them under leases or other occupancy arrangements with third-party landlords. At certain of its properties, Inspirato’s subscriber units comprise only a portion of the building, and common areas and amenities are often shared with other tenants or unit owners. Inspirato depends on its landlords to deliver properties in a suitable condition and to perform important maintenance, repair and other activities that affect Inspirato’s operations and subscribers’ experience at certain properties. Inspirato has no control over common areas of buildings in which certain of its units are located. If Inspirato’s landlords do not fulfill their obligations or fail to maintain and operate their buildings appropriately, Inspirato’s business, reputation and subscriber relationships may suffer. The nature of Inspirato’s rights and responsibilities under its leases may be subject to interpretation and will from time to time give rise to disagreements, which may include disagreements over the timing and amount of capital investments or improvements, operational and repair responsibilities, liability to third parties, a party’s right to terminate a lease, and reimbursement for certain renovations and costs.

Inspirato seeks to resolve any disagreements and develop and maintain positive relations with current and potential landlords, but it cannot always do so. Failure to resolve such disagreements has resulted in litigation in the past and could result in litigation in the future. If any such litigation results in an adverse judgment, settlement, or court order, Inspirato could suffer significant losses, its profits could be reduced, and its ability to operate its business could be constrained.

Inspirato incorporates technology from third parties into Inspirato’s technology.

Inspirato incorporates technology from third parties into Inspirato’s technology. Inspirato cannot be certain that its licensors are not infringing the intellectual property rights of others or that its suppliers and licensors have sufficient rights to the technology in all jurisdictions in which Inspirato may operate. If Inspirato is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against its suppliers and licensors or against Inspirato, Inspirato’s ability to operate some aspects of its business could be limited and its business could be harmed. In addition, some of Inspirato’s license agreements may be terminated by its licensors for convenience. If Inspirato is unable to obtain necessary technology from third parties, it may be forced to acquire, license or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay its ability to provide new or competitive offerings and increase its costs. In addition, Inspirato may be unable to enter into new agreements on commercially reasonable terms or develop its own technologies and amenities relying on or containing technology previously obtained from third parties. If alternate technology cannot be obtained, licensed or developed, Inspirato may not be able to offer certain functionality to subscribers or manage its business as it had intended, which could adversely affect its business, financial condition and results of operations.

Inspirato relies on third-party payment processors to process payments made by subscribers, and if it cannot manage its relationships with such third parties and other payment-related risks, its business, financial condition and results of operations could be adversely affected.

Inspirato relies on a limited number of third-party payment processors to process payments made by its subscribers. If any of its third-party payment processors terminates its relationship with Inspirato or refuses to renew its agreement with Inspirato on commercially reasonable terms, Inspirato would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Furthermore, the software and services provided by its third-party payment processors may fail to meet Inspirato’s expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause Inspirato to lose its ability to accept online payments or other payment transactions, any of which could adversely affect Inspirato’s ability to attract and retain subscribers or disrupt Inspirato’s operations.

Nearly all payments made by Inspirato’s subscribers are made by credit card, debit card or through third-party payment services, which subjects Inspirato to certain regulations and to the risk of fraud. Inspirato may in the future offer new payment options to subscribers that may be subject to additional regulations and risks. Inspirato is also subject to a number of other laws and regulations relating to the payments it accepts from its subscribers, including with respect to money laundering, money transfers, privacy and information security, and these regulations may differ by locality and can be expected to change over time.

For example, if Inspirato is deemed to be a money transmitter as defined by applicable regulation, it could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the U.S. and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the U.S., Inspirato could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if Inspirato expands into new jurisdictions, the foreign regulations and regulators governing its business that it is subject to will expand as well. If Inspirato is found to be a money transmitter under any applicable regulation and it is not in compliance with such regulations, Inspirato may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. Inspirato could also be required to make changes to its business practices or compliance programs as a result of regulatory scrutiny.

Industry-specific payment regulations and standards are evolving and unfavorable industry-specific laws, regulations, interpretive positions or standards could harm Inspirato’s business.

Inspirato’s payment processors expect attestation of compliance with the Payment Card Industry Data Security Standard (the PCI-DSS). If Inspirato is unable to comply with the PCI-DSS or other applicable policies, guidelines or controls, or if its third-party payment processors are unable to obtain regulatory approval to use its services where required, its business may be harmed. For example, failing to maintain Inspirato’s Attestation of

Compliance for the PCI-DSS could result in monthly fines or other adverse consequences until compliance is re-established via an external qualified security assessor, and may result in increased costs of processing credit card payments, as well as potential. Existing third parties or future business partnerships may opt out of processing payment card transactions if Inspirato is unable to achieve or maintain industry-specific certifications or other requirements or standards relevant to its subscribers and business partners.

Risks Related to Government Regulation

Unfavorable changes in, or interpretations or enforcement of, government regulations or taxation of the evolving hospitality, Internet and e-commerce industries could harm Inspirato’s operating results.

Inspirato operates in markets throughout the world, in jurisdictions which have various regulatory and taxation requirements. Its regulatory compliance efforts are burdensome because each local jurisdiction has different requirements, including with respect to zoning, licensing and permitting, sanitation, accessibility, taxes, employment, labor and health and safety, and regulations in the industry are constantly evolving. Inspirato operates units in multiple states and international jurisdictions. Its business efficiencies and economies of scale depend on reducing variations among properties and subscriber services across all jurisdictions in which it operates. Compliance requirements that vary significantly from jurisdiction to jurisdiction reduce Inspirato’s ability to achieve economies of scale, add compliance costs, and increase the potential liability for compliance deficiencies. In addition, laws or regulations that may harm Inspirato’s business could be adopted, or interpreted in a manner that affects its activities, including but not limited to the regulation of personal and consumer information, consumer advertising, labor laws, accessibility, health and safety, and real estate and hotel licensing and zoning requirements. Violations or new interpretations of these laws or regulations may result in penalties, disrupt Inspirato’s ability to operate existing properties or to develop new ones, negatively impact Inspirato’s subscriber relations or operations in other ways, increase its expenses, and damage its reputation and business.

In addition, since Inspirato began its operations, there have been, and continue to be, regulatory developments that affect the travel industry and the ability of companies like Inspirato to offer accommodations for specified durations or in certain neighborhoods. These include short-term occupancy regulations and restrictions adopted by municipalities and homeowners’ associations where Inspirato’s properties are located. In addition, many of the fundamental statutes and regulations that impose taxes or other obligations on travel and lodging companies were established before the growth of the Internet and e-commerce, which creates a risk of these laws being used in ways not originally intended that could harm Inspirato’s business. These and other similar new and newly interpreted regulations could increase Inspirato’s costs, require it to reduce or even cease operations in certain locations, reduce the diversity and number of units available for it to lease and offer to subscribers, and otherwise harm its business and operating results.

From time to time, Inspirato may become involved in challenges to, or disputes with government agencies regarding, laws and regulations. There can be no assurance that Inspirato will be successful in these challenges or disputes. Furthermore, if Inspirato were required to comply with regulations and government requests that negatively impact its relations with subscribers, its business, operating results and financial results could be adversely impacted.

Additionally, new, changed, or newly interpreted or applied laws, statutes, rules, regulations or ordinances, including tax laws, could increase landlords’ compliance, operating and other costs. This, in turn, could deter landlords from renting their properties to Inspirato, negatively affect lease renewals, impair landlords’ ability or willingness to repair and maintain leased properties, or increase costs of doing business. Any or all of these events could adversely impact Inspirato’s business and financial performance.

Furthermore, as Inspirato expands or changes its business and the services that it offers or the methods by which it offers them, it may become subject to additional legal regulations, tax requirements or other risks. Whether it complies with or challenges these additional regulations, Inspirato’s costs may increase and its business may otherwise be harmed.

Changes in the Combined Company’s effective tax rate could harm its future operating results.

The Members of Inspirato, including PubCo, are subject to federal and state income taxes in the U.S. and in various international jurisdictions. The Combined Company’s provision for income taxes and its effective tax rate are subject to volatility and could be adversely affected by several factors, including:

•	earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates;

•	effects of certain non-tax-deductible expenses, including those arising from the requirement to expense stock-based compensation;

•	changes in the valuation of its deferred tax assets and liabilities;

•	adverse outcomes resulting from any tax audit, including transfer pricing adjustments with respect to intercompany transactions;

•	limitations on its ability to utilize its net operating losses and other deferred tax assets; and

•

changes in accounting principles or changes in tax laws and regulations, or the application of tax laws and regulations, including those relating to income tax nexus or possible U.S. changes to the deductibility of expenses attributable to foreign income or the foreign tax credit rules.

Significant judgment is required in the application of accounting guidance relating to uncertainty with respect to income taxes. If tax authorities challenge the Combined Company’s or Inspirato’s tax positions, any such challenges that are settled unfavorably could adversely impact the Combined Company’s provision for income taxes. Additionally, as the Inspirato Members exchange their New Common Units for shares of the Combined Company’s Class A Common Stock, PubCo will be responsible for a greater share of the tax payments due as a result of Inspirato’s operations.

The Combined Company’s and Inspirato’s structure and intercompany arrangements cause it to be subject to the tax laws of various jurisdictions, and it could be obligated to pay additional taxes, which could materially adversely affect its business, financial condition, results of operations, and prospects.

Inspirato is expanding its international operations and personnel to support its business in international markets. Inspirato generally conducts its international operations through wholly-owned subsidiaries and is or may be required to report its taxable income in various jurisdictions worldwide based upon its business operations in those jurisdictions. Inspirato’s intercompany relationships are subject to complex transfer pricing regulations administered by tax authorities in various jurisdictions. The amount of taxes Inspirato pays in different jurisdictions may depend on the application of the tax laws of such jurisdictions, including the U.S., to its international business activities, changes in tax rates, new or revised tax laws, interpretations of existing tax laws and policies, and Inspirato’s ability to operate its business in a manner consistent with its structure and intercompany arrangements. The relevant tax authorities may disagree with Inspirato’s determinations as to the income and expenses attributable to specific jurisdictions. If such a disagreement were to occur, and its position was not sustained, Inspirato could be required to pay additional taxes, interest, and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of its operations.

If existing tax laws, rules or regulations are amended, or if new unfavorable tax laws, rules or regulations are enacted, including with respect to occupancy, sales, value-added, withholding, or revenue based taxes, unclaimed property, or other tax laws applicable to the multinational businesses, the results of these changes could increase Inspirato’s or the Combined Company’s tax liabilities. Possible outcomes include double taxation, multiple levels of taxation, or additional obligations, prospectively or retrospectively, including the potential imposition of interest and penalties. If such costs are passed on to Inspirato’s subscribers, demand for Inspirato’s products and services could decrease, or there could be increased costs to update or expand Inspirato’s technical or administrative infrastructure, or the scope of Inspirato’s business activities could be effectively limited should Inspirato decide not to conduct business in particular jurisdictions.

The Combined Company and Inspirato are subject to federal, state, and local income, sales, and other taxes in the U.S. and income, withholding, transaction, and other taxes in numerous foreign jurisdictions. Evaluating their tax positions and its worldwide provision for taxes is complicated and requires exercising significant judgment. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, the Combined Company and Inspirato’s tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting, and other laws, regulations, principles, and interpretations. The Combined Company or Inspirato may be audited in various jurisdictions, and such jurisdictions may assess additional taxes (including income taxes, sales taxes, and value added taxes) against it. Although Inspirato believes its tax estimates are reasonable, the final determination of any tax audits or litigation could differ materially from its historical tax provisions and accruals, which could have an adverse effect on the Combined Company’s and Inspirato’s results of operations or cash flows in the period or periods for which a determination is made.

Tax authorities may successfully assert that Inspirato should have collected, or in the future should collect, sales and use, value added or similar taxes, and it could be subject to substantial liabilities with respect to past or future sales, which could materially adversely affect its business, financial condition and results of operations.

Inspirato currently collects and remits applicable sales taxes and other applicable transfer taxes in jurisdictions where it, through its employees or economic activity, has a presence and where Inspirato has determined, based on applicable legal precedents, that Inspirato’s business activities are classified as taxable. Inspirato does not currently collect and remit state and local excise, utility user, or ad valorem taxes, fees, or surcharges in jurisdictions where it believes it does not have sufficient “nexus.” The application of indirect taxes, such as sales and use, value added, goods and services, business, and gross receipts taxes, to businesses that transact online, such as Inspirato’s, is a complex and evolving area. There is uncertainty as to what constitutes sufficient nexus for a state or local jurisdiction to levy taxes, fees, and surcharges on sales made over the Internet, and there is also uncertainty as to whether Inspirato’s characterization of its traveler accommodations in certain jurisdictions will be accepted by state and local tax authorities.

There are substantial ongoing costs associated with complying with the various indirect tax requirements in the numerous markets in which Inspirato conducts or may conduct business. The application of existing or future indirect tax laws, whether in the U.S. or internationally, or the failure to collect and remit such taxes, could materially adversely affect Inspirato’s business, financial condition and results of operations.

The costs and other risks associated with the Americans with Disabilities Act and similar legislation outside of the U.S. may be substantial.

Inspirato is subject to the Americans with Disabilities Act, commonly referred to as the ADA, and similar laws and regulations in certain jurisdictions outside of the U.S. These laws and regulations require public accommodations to meet certain requirements related to access and use by disabled people. Inspirato’s landlords may not have designed, constructed or implemented procedures on their properties to comply fully with the ADA or similar laws, and efforts by them or by Inspirato to achieve compliance may be costly, may delay planned openings of newly-leased properties, and could be disruptive to existing subscribers. Operators of websites or other online tools are also occasionally targeted by complaints that they have failed to make their sites sufficiently accessible. Inspirato may be required to expend substantial resources to remedy any noncompliance at its leased properties or in its app or website, or to defend against complaints of noncompliance, even if they lack merit. If Inspirato fails to comply with the requirements of the ADA or similar laws, it could be subject to fines, penalties, injunctive action, costly legal proceedings, reputational harm and other business effects that could materially and adversely affect its brand and results of operations.

Failure to comply with consumer protection, marketing and advertising laws, including with regard to direct marketing and internet marketing practices, could result in fines or place restrictions on Inspirato’s business.

Inspirato’s business is subject to various laws and regulations governing consumer protection, advertising and marketing. Inspirato may encounter governmental and private party investigations and complaints in areas such as the clarity, accuracy and presentation of information on its website. In addition, Inspirato’s marketing activities will be subject to various laws and regulations in the U.S. and internationally that govern online and other direct marketing and advertising practices. Its marketing activities could be restricted, its subscriber relationships and revenues could be adversely affected, and its costs could increase, due to changes required in its marketing, listing or booking practices, or any investigations, complaints or other adverse developments related to these laws and regulations.

General Risk Factors

Inspirato may be subject to liability claims and its insurance may be inadequate to cover its losses.

Inspirato is subject to numerous obligations in its contracts with third parties and otherwise. Despite the procedures, systems and internal controls Inspirato has implemented to comply with its contracts and avoid or mitigate various risks, it may breach these commitments, whether through a weakness in these procedures, systems and internal controls, or because of negligence or the willful act of an employee, contractor or third party. Inspirato’s insurance policies may be inadequate to compensate it for the potentially significant losses that may result from claims arising from breaches of its contracts, disruptions in its service, including those caused by cybersecurity incidents, failures or disruptions to its infrastructure, catastrophic events and disasters or otherwise. In addition, such insurance may not be available to Inspirato in the future on economically reasonable terms, or at all. Further, the insurance may not cover all claims made against Inspirato and defending a suit, regardless of its merit, could be costly and divert management’s attention.

Inspirato’s business is subject to the risks of catastrophic events.

The occurrence of any catastrophic event, including an earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunctions, epidemic or pandemic diseases (such as the ongoing COVID-19 pandemic), cyber-attack, war, or terrorist attack, could result in significant disruptions to Inspirato’s business. In addition, acts of terrorism could cause disruptions to the Internet or the economy as a whole. Although Inspirato has implemented disaster recovery arrangements, there can be no assurance that these arrangements will appropriately address all potential disaster scenarios. If Inspirato’s systems were to fail or be negatively impacted as a result of a natural disaster or other event, its business would be impaired or it could lose critical data.

Inspirato’s partners, suppliers, and subscribers are also subject to the risk of catastrophic events. In those events, Inspirato’s ability to operate its business, as well as the demand for its offerings, may be impaired as a result of factors outside its control.

Risks Related to an Investment in Securities of the Combined Company

Thayer’s Public Stockholders will experience dilution as a consequence of, among other transactions, the issuance of Combined Company Common Stock as consideration in the Business Combination and the issuance of shares to the PIPE Subscribers in the PIPE. Having a minority share position may reduce the influence that our current stockholders have on the management of the Combined Company.

Upon consummation of the Business Combination, we anticipate that Flow-Through Sellers will be issued an aggregate of 72,962,085 New Common Units and shares of Combined Company Class V Common Stock. The A&R Inspirato LLCA will provide Flow-Through Sellers the right to exchange New Common Units, together with the cancellation of an equal number of Combined Company Class V Common Stock, for an equal number of shares of the Combined Company Class A Common Stock, subject to certain restrictions set forth therein. In addition, the Combined Company will issue PIPE Shares to the PIPE Subscribers pursuant to the PIPE simultaneously with the Closing. Based on the foregoing and the assumption that no Public Stockholders exercise their redemption rights in connection with the Business Combination, (i) our Public Stockholders will own 17,250,000 shares of Combined Company Class A Common Stock, representing approximately 13.3% of the total shares outstanding and 13.3% of the voting power of the Combined Company, (ii) our Sponsor and its affiliates and advisors will own 2,812,500 shares of Combined Company Class A Common Stock, representing approximately 2.2% of the total shares outstanding, and 2.2% of the voting power of the Combined Company, (iii) the PIPE Subscribers will own 8,950,384 shares of Combined Company Class A Common Stock, representing approximately 6.9% of the total shares outstanding and 6.9% of the voting power of the Combined Company, and (iv) the Blocker Sellers will own 72,962,085 shares of Combined Company Class A Common Stock, representing approximately 21.2% of the total shares outstanding and 21.2% of the voting power of the Combined Company. Thayer Public Stockholders may experience further dilution after the completion of the Business Combination upon the exercise of 7,491,849 Assumed Inspirato Options and 15,800,000 Thayer Warrants, including 7,175,000 Private Warrants held by the Sponsor, for an aggregate of 23,450,648 shares of Combined Company Class A Common Stock. Further, pursuant to the 2021 Plan, following the consummation of the Business Combination, the Combined Company may issue an aggregate of up to 23,353,734 shares of Combined Company Class A Common Stock, which amount may be subject to increase from time to time. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by unitholders of Inspirato in the Combined Company will be different. For additional information, please read the discussion under the headings “Summary of the Proxy Statement/Prospectus – Ownership of the Combined Company After the Closing,” “The Business Combination Agreement — Description of the Business Combination Agreement,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 4 — The Incentive Plan Proposal” and “Inspirato’s Executive Compensation — Employee Benefit Plans.”

There may not be an active trading market for the Combined Company Class A Common Stock, which may make it difficult to sell shares of Combined Company Class A Common Stock.

It is possible that after the Business Combination, an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of Combined Company Class A Common Stock at an attractive price or at all. The market price per share of Thayer Class A Common Stock may not be indicative of the price at which shares of Combined Company Class A Common Stock will trade in the public market after the Business Combination.

The market price of shares of the Combined Company Class A Common Stock may be volatile, which could cause the value of your investment to decline.

Even if an active trading market develops following the Business Combination, the market price of Combined Company Class A Common Stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. The securities markets have experienced significant volatility as a result of the COVID-19 pandemic. Market volatility, as well as general economic, market, or political conditions, could reduce the market price of shares of Combined Company Class A Common Stock regardless of its operating performance. The Combined Company’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including: (1) variations in quarterly operating results or dividends, if any, to stockholders, (2) additions or departures of key management personnel, (3) publication of research reports about the Inspirato’s industry, (4) litigation and government investigations, (5) changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting Inspirato’s business, (6) adverse market reaction to any indebtedness incurred or securities issued in the future, (7) changes in market valuations of similar companies, (8) adverse publicity or speculation in the press or investment community, (9) announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments and (10) the impact of the COVID-19 pandemic on Inspirato’s management, employees, partners, customers, and operating results. In response, the market price of shares of Combined Company Class A Common Stock could decrease significantly. You may be unable to resell your shares of Combined Company Class A Common Stock at or above your purchase price. Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted against the Combined Company, could result in substantial costs and a diversion of management’s attention and resources.

The Combined Company’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm the Combined Company’s business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of the Combined Company Class A Common Stock.

We and Inspirato cannot be certain when or if the operations of Inspirato will generate sufficient cash to fund its ongoing operations or the growth of its business. The Combined Company intends to make investments to support Inspirato’s current business and may require additional funds to respond to business challenges, including the need to develop new features or enhance its software, improve its operating infrastructure or acquire complementary businesses and technologies. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, the Combined Company may be unable to invest in Inspirato’s future growth opportunities, which could harm its business, operating results and financial condition. If the Combined Company incurs debt, the debt holders could have rights senior to holders of Combined Company Class A Common Stock to make claims on the Combined Company’s assets. The terms of any debt could restrict the Combined Company’s operations, including its ability to pay dividends on Combined Company Class A Common Stock. If the Combined Company issues additional equity securities following the Closing, stockholders will experience dilution, and the new equity securities could have rights senior to those of Combined Company Class A Common Stock. Because the decision to issue securities in the future will depend on numerous considerations, including factors beyond the Combined Company’s control, the Combined Company cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their Combined Company Class A Common Stock and diluting their interest.

A small number of stockholders will continue to have substantial control over the Combined Company after this offering, which may limit other stockholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over the Combined Company.

Upon completion of the Business Combination, the directors and executive officers of the Combined Company, and beneficial owners expected to own 5% or more of its voting securities and their respective affiliates, will beneficially own, in the aggregate, approximately 30.0% of outstanding Combined Company Common Stock, assuming no Public Stockholders redeem their common stock. This significant concentration of ownership may have a negative impact on the trading price for the Combined Company Class A Common Stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. In addition, these stockholders will be able to exercise influence over all matters requiring stockholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of the Combined Company or its assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other stockholders.

There can be no assurance that the Combined Company’s securities will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.

In connection with the Closing, we intend to list the common stock and warrants of the Combined Company on Nasdaq under the symbols “ISPO” and “ISPOW,” respectively. The Combined Company’s continued

eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Company’s securities from trading on its exchange for failure to meet the listing standards, the Combined Company and its stockholders could face significant negative consequences including:

•	limited availability of market quotations for the Combined Company’s securities;

•	a determination that the Combined Company Class A Common Stock is a “penny stock” which will require brokers trading in the Combined Company Class A Common Stock to adhere to more stringent rules,

•	possible reduction in the level of trading activity in the secondary trading market for shares of the Combined Company Class A Common Stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

If the Combined Company’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of the Combined Company Class A Common Stock may decline.

The Combined Company may, but is not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus/proxy statement and in the Combined Company’s other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast its results of operations, may be impacted by the COVID-19 pandemic. The Combined Company’s actual results may not always be in line with or exceed any guidance it has provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic. If, in the future, the Combined Company’s operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if the Combined Company reduces its guidance for future periods, the market price of the Combined Company Class A Common Stock may decline as well. Even if the Combined Company does issue public guidance, there can be no assurance that it will continue to do so in the future.

Following the consummation of the Business Combination, the Combined Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Company will face increased legal, accounting, administrative and other costs and expenses as a public company that Inspirato did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Company to carry out activities Inspirato has not done previously. For example, the Combined Company will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the Combined Company identifies a material weakness or significant deficiency in the internal control over financial reporting), the Combined Company could incur additional costs rectifying those issues, and the existence of those issues could harm the Combined Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Combined Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the PubCo Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

If the Combined Company is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of financial reports, and the market price of the Combined Company Class A Common Stock.

The Combined Company will be required to maintain internal controls over financial reporting and to report any material weaknesses in such internal controls. In addition, following the Business Combination, it will be required to furnish a report by management in its annual report on Form 10-K on the effectiveness of its internal control over financial reporting, pursuant to Section 404 of Sarbanes-Oxley. The process of designing, implementing, and testing the internal control over financial reporting required to comply with this obligation is time-consuming, costly, and complicated. If the Combined Company identifies material weaknesses in its internal control over financial reporting, if it is unable to comply with the requirements of Section 404 of Sarbanes-Oxley in a timely manner, or if it is unable to assert that its internal control over financial reporting is effective, it will be unable to certify that its internal control over financial reporting is effective. The Combined Company cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the Combined Company’s ability to accurately report its financial condition or results of operations. Inspirato’s management has identified material weaknesses in its internal control over financial reporting. If the Combined Company is unable to conclude that its internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of the Combined Company’s financial reports and the market price of the Combined Company Class A Common Stock could decline. The Combined Company could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.

Thayer has no operating or financial history and its results of operations and those of the Combined Company may differ significantly from the unaudited pro forma financial data included in this proxy statement.

Thayer is a blank check company and it has no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Combined Company. The unaudited pro forma condensed combined statement of operations of the Combined Company combines our historical audited statement of operations for the period from July 31, 2020 (inception) through December 31, 2020, with the historical audited consolidated statement of operations of Inspirato for the year ended December 31, 2020, and combines our historical unaudited statement of operations for the nine months ended September 30, 2021, with the historical unaudited condensed consolidated statement of operations of Inspirato for the nine months ended September 30, 2021, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020. The unaudited pro forma condensed combined balance sheet of the Combined Company combines our historical unaudited balance sheet as of September 30, 2021, and the unaudited condensed consolidated balance sheet of Inspirato as of September 30, 2021, and gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the acquisitions by Inspirato been consummated on the dates indicated above, or the future consolidated results

The Combined Company will qualify as an “emerging growth company”. The reduced public company reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.

Following the consummation of the Business Combination, the Combined Company will qualify as an “emerging growth company” under SEC rules. As an emerging growth company, the Combined Company will be permitted and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (1) presenting only two years of audited financial statements, (2) presenting only two years of related selected financial data and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure, (3) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (4) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (5) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (6) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the information the Combined Company provides will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find the Combined Company Class A Common Stock less attractive as a result, there may be a less active trading market for the Combined Company Class A Common Stock, and the market price of the Combined Company Class A Common Stock may be more volatile. The Combined Company will remain an emerging growth company until the earliest of: (1) December 31, 2024, (2) the last day of the fiscal year in which it has gross revenue exceeding $1.07 billion, (3) the date on which it has, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities, and (4) the end of any fiscal year in which the market value of the Combined Company Class A Common Stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

Inspirato’s management has limited experience in operating a public company.

Inspirato’s executive officers have limited experience in the management of a publicly traded company. Inspirato’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the Combined Company. Inspirato may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the U.S. may require costs greater than expected. It is possible that Inspirato will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

If securities or industry analysts do not publish research or reports about the Combined Company’s business or publish negative reports, the market price of the Combined Company Class A Common Stock could decline.

The trading market for the Combined Company Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about the Combined Company or its business. If regular publication of research reports ceases, the Combined Company could lose visibility in the financial markets, which in turn could cause the market price or trading volume of the Combined Company Class A Common Stock to decline. Moreover, if one or more of the analysts who cover the Combined Company downgrade the Combined Company Class A Common Stock or if reporting results do not meet their expectations, the market price of the Combined Company Class A Common Stock could decline.

If the Combined Company’s security holders exercise their registration rights, it may negatively impact the market price of the Combined Company Class A Common Stock and the existence of these rights may make it more difficult to effect a business combination.

In connection with the Closing, Thayer’s existing registration rights agreement will be amended and restated to: (i) provide that the Combined Company will file a registration statement within 15 business days following the Closing to register for resale (A) the Founder Shares and shares of Thayer Class A Common Stock issuable upon exercise of the Private Warrants held by the Sponsor and (B) the shares of the Combined Company Class A Common Stock to be issued to the Inspirato unitholders in the Business Combination; (ii) provide the Inspirato unitholders with unlimited demand registration rights; (iii) provide the Inspirato unitholders and the Sponsor with customary underwritten takedown rights (subject to customary priorities, minimums, frequency, and quantity limits, cutbacks, deferrals and other terms); and (iv) afford each of the Inspirato unitholders and the Sponsor, on a pari passu basis, “piggy back” registration rights with respect to any underwritten offerings by the other stockholders and by the Combined Company. The sale or possibility of sale of these additional securities trading in the public market may negatively impact the market price of the Combined Company’s securities.

The Combined Company has no current plans to pay cash dividends on its common stock; as a result, stockholders may not receive any return on investment unless they sell their Combined Company Class A Common Stock for a price greater than the purchase price.

The Combined Company has no current plans to pay dividends on the Combined Company Class A Common Stock. Any future determination to pay dividends will be made at the discretion of the Combined Company Board, subject to applicable laws. It will depend on a number of factors, including the Combined Company’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the board of directors may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on the Combined Company Class A Common Stock. As a result, stockholders may not receive any return on an investment in Combined Company Class A Common Stock unless they sell their shares for a price greater than that which they paid for them.

The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the Combined Company Class A Common Stock.

Thayer Public Stockholders may experience dilution after the completion of the Business Combination upon the exercise of 7,491,849 Assumed Inspirato Options and 15,800,000 Thayer Warrants, including 7,175,000 Private Warrants held by the Sponsor, for an aggregate of 23,291,849 shares of Combined Company Class A Common Stock. Pursuant to the 2021 Plan, following the consummation of the Business Combination, the Combined Company may issue an aggregate of up to 23,353,734 shares of Combined Company Class A Common Stock, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 4 — The Incentive Plan Proposal” and “Inspirato’s Executive Compensation — Employee Benefit Plans.” The Combined Company may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•	existing stockholders’ proportionate ownership interest in the Combined Company will decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding common stock may be diminished; and

•	the market price of the Combined Company Class A Common Stock may decline.

Provisions in the Combined Company’s organizational documents and certain rules imposed by regulatory authorities may delay or prevent an acquisition by a third party that could otherwise be in the interests of stockholders.

The Proposed Certificate of Incorporation and Proposed Bylaws to be in effect following the Closing will contain several provisions that may make it more difficult or expensive for a third party to acquire control of the Combined Company without the approval of the board of directors. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that stockholders may consider favorable, include the following:

•	the division of the board of directors into three classes and the election of each class for three-year terms;

•	advance notice requirements for stockholder proposals and director nominations;

•	provisions limiting stockholders’ ability to call special meetings of stockholders, to require special meetings of stockholders to be called, and to take action by written consent;

•	restrictions on business combinations with interested stockholders;

•

in certain cases, the approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote generally in the election of directors will be required for stockholders to adopt, amend or repeal the bylaws, or amend or repeal certain provisions of the certificate of incorporation;

•	no cumulative voting;

•	the required approval of holders representing at least 66 2/3% of the total voting power of the shares entitled to vote at an election of the directors to remove directors; and

•

the ability of the board of directors to designate the terms of and issue new series of preferred stock without stockholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions.

These provisions of the Proposed Certificate of Incorporation and the Proposed Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of Combined Company Class A Common Stock in the future, which could reduce the market price of Combined Company Class A Common Stock. For more information, see the section titled “Description of Thayer’s Securities — Certain Anti-Takeover Provisions of Delaware Law.”

The provision of the Proposed Certificate of Incorporation to be in effect following the Business Combination requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the U.S. for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

The Proposed Certificate of Incorporation will provide that, unless the Combined Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (1) any derivative action or proceeding brought on behalf of the Combined Company, (2) any action asserting a claim of breach of fiduciary duty owed by any director, officer, agent or other employee or stockholder to the Combined Company or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws or (5) any action asserting a claim governed by the internal affairs doctrine, in each case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

This provision would not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Proposed Certificate of Incorporation will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the U.S. will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. However, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. The Proposed Certificate of Incorporation will further provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and we cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find either exclusive-forum provision in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm our business.

Because the Combined Company will become a public reporting company by means other than a traditional underwritten initial public offering, the shareholders of the Combined Company may face additional risks and uncertainties.

Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Combined Company Class A Common Stock, and, accordingly, the stockholders of the Combined Company will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of the Combined Company Class A Common Stock, Thayer stockholders must rely on the information included in this proxy statement/prospectus. Although Thayer’s management conducted a due diligence review and investigation of Inspirato in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Combined Company because it may not have uncovered facts that would be important to a potential investor.

Moreover, the Public Stockholders will not benefit from possible recourse against an underwriter for material misstatements or omissions in this proxy statement/prospectus or additional roles of the underwriters in a traditional underwritten initial public offering, such as the book-building process, which helps inform efficient price discovery, and underwriter support to help stabilize the public price of the new issue immediately after listing. The lack of such recourse process and support in connection with the Combined Company Class A Common Stock could result in greater potential for errors, diminished investor demand, inefficiencies in pricing and a more volatile public price for the shares during the period immediately following the listing.

In addition, because the Combined Company will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Combined Company Class A Common Stock could have an adverse effect on the Combined Company’s ability to develop a liquid market for the Combined Company Class A Common Stock.

Risks Related to Thayer

Thayer’s executive officers, directors, the Sponsor and director nominees have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the executive officers, directors and other initial stockholders agree to vote their Founder Shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, Thayer’s executive officers, directors and the Sponsor have agreed (and their permitted transferees will agree), pursuant to the terms of a letter agreement entered into with Thayer, to vote any shares of Thayer Capital Stock held by them in favor of the Business Combination. Thayer’s executive officers, directors and the Sponsor (and their permitted transferees) owned 20% of the issued and outstanding shares of Thayer Capital Stock as of the Record Date. As a result of such agreements, the affirmative vote of holders of an additional 6,684,375 shares of Thayer Capital Stock, representing 31% of the remaining shares of Thayer Capital Stock held by the Public Stockholders as of the Record Date, assuming the minimum number of shares required to constitute a quorum are voted at the special meeting, would be required to approve the Business Combination Proposal. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares of Thayer Capital Stock in accordance with the majority of the votes cast by the Public Stockholders.

The exercise of Thayer’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Thayer’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Thayer to agree to amend the Business Combination Agreement, to consent to certain actions taken by Inspirato or to waive rights that Thayer is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Inspirato’s business, a request by Inspirato to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Inspirato’s business and would entitle Thayer to terminate the Business Combination Agreement. In any of such circumstances, it would be at Thayer’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is best for Thayer and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Thayer does not believe there will be any material changes or waivers that Thayer’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. Thayer will circulate a new or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

If Thayer is unable to complete the Business Combination or another business combination by June 15, 2022, Thayer will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Thayer and, as a result, the proceeds held in the Trust Account could be reduced and the per-share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Existing Thayer Certificate of Incorporation, Thayer must complete an initial business combination by June 15, 2022, or Thayer must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against Thayer.

Although Thayer has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective business combination partners it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims that could take priority over those of the Public Stockholders. If Thayer is unable to complete a business combination within the required time period, the Sponsor has agreed it will be liable under certain circumstances described herein to ensure that the proceeds in the Trust Account are not reduced by the claims of business combination partners or claims of vendors or other entities that are owed money by Thayer for services rendered or contracted for or products sold to Thayer. However, it may not be able to meet such obligation. Therefore, the per-share distribution from the Trust Account in such a situation may be less than $10.00 due to such claims.

Additionally, if Thayer is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if Thayer otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, Thayer may not be able to return to its public stockholders at least $10.00 per Public Share.

For illustrative purposes, based on funds in the Trust Account of approximately $176 million on September 30, 2021, the estimated per share redemption price would have been approximately $10.20.

Thayer’s directors, executive officers, advisors or their affiliates may take actions, which may influence the vote on the Business Combination Proposal and other Stockholder Proposals and reduce the public “float” and have a depressive effect on the market price of Thayer Class A Common Stock.

At any time prior to the special meeting of stockholders during which they are not aware of any non-material public information about Thayer or its securities, Thayer’s directors, executive officers, advisors or their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Thayer’s securities, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that Thayer’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. In addition, they may enter into transactions with investors and others to provide them with incentives to acquire shares of Thayer Class A Common Stock. The purpose of such purchases and other transactions could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible. If such purchases are made, the public “float” of Thayer Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of Thayer’s securities on a national securities exchange.

The Sponsor may have interests in the Business Combination different from the interests of Public Stockholders.

The Sponsor has financial interests in the Business Combination that are different from, or in addition to, those of other Public Stockholders generally. In addition, the Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment. As a result, the Sponsor may have a conflict of interest in determining whether Inspirato is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Thayer board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Stockholders that they approve the Business Combination.

Thayer’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Inspirato, all of whom we expect to stay with the Combined Company following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

Thayer’s ability to successfully effect the Business Combination and the Combined Company’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Inspirato. Although we expect such key personnel to remain with the Combined Company following the Business Combination, there can be no assurance that they will do so. It is possible that Inspirato will lose some key personnel, which could negatively impact the operations and profitability of the Combined Company. Furthermore, following the Closing, certain of the key personnel of Inspirato may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Company to have to expend time and resources helping them become familiar with such requirements.

Thayer’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

Thayer’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with Inspirato. In analyzing the Business Combination, Thayer’s board of directors and management conducted due diligence on Inspirato and researched the industry in which Inspirato operates and concluded that the Business Combination was in the best interest of Thayer’s stockholders. For a complete discussion of the factors utilized by Thayer’s board of directors in approving the Business Combination, see the section titled “Proposal No.1 — The Business Combination Proposal — The Business Combination — Thayer’s Board of Directors’ Reasons for the Approval of the Business Combination.” Thayer’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Inspirato’s fair market value was at least 80% of Thayer’s net assets (excluding any taxes payable on interest earned). Accordingly, investors will be relying solely on the judgment of Thayer’s board of directors in valuing Inspirato’s business, and the board of directors may not have properly valued such business. Thayer’s board of directors may be incorrect in its assessment of the Business Combination. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially adversely impact Thayer’s ability to consummate the Business Combination.

Unlike many blank check companies, Thayer does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for Thayer to consummate the Business Combination even if a substantial majority of Thayer’s stockholders do not agree.

Since Thayer has no specified percentage threshold for redemption contained in the Existing Thayer Certificate of Incorporation, its structure is different in this respect from the structure used by many blank check companies. Historically, blank check companies would not be able to consummate an initial business combination if the holders of such company’s public shares voted against a proposed business combination and elected to redeem more than a specified maximum percentage of the shares sold in such company’s initial public offering, which percentage threshold was typically between 19.99% and 39.99%. As a result, many blank check companies were unable to complete a business combination because the number of shares voted by their Public Stockholders electing redemption exceeded the maximum redemption threshold pursuant to which such company could proceed with its initial business combination. As a result, Thayer may be able to consummate the Business Combination even if a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. However, in no event will Thayer redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon the consummation of the Business Combination. If enough Public Stockholders exercise their redemption rights such that Thayer cannot satisfy the net tangible asset requirement, Thayer would not proceed with the redemption of our Public Shares and the Business Combination, and instead may search for an alternate business combination.

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders shall be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event Thayer does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that Thayer consummates or (iii) if they redeem their shares in connection with a stockholder vote to amend the Existing Thayer Certificate of Incorporation (A) to modify the substance or timing of Thayer’s obligation to redeem 100% of the Public Shares if Thayer does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to Thayer’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If third parties bring claims against Thayer, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

Thayer’s placing of funds in the Trust Account may not protect those funds from third-party claims against Thayer. Although Thayer has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective business combination partners or other entities with which it does business execute agreements with Thayer waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case, in order to gain advantage with respect to a claim against Thayer’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Thayer’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Thayer than any alternative.

Examples of possible instances where Thayer may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Thayer is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if Thayer is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, Thayer will be required to provide for payment of claims of creditors that were not waived that may be brought against Thayer within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to Thayer if and to the extent any claims by a third party (other than Thayer’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective business combination partner with which Thayer has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Thayer’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims. Thayer has not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and, therefore, our Sponsor may not be able to satisfy those obligations. Thayer has not asked our Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Thayer’s initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Thayer may not be able to complete its initial business combination, and its stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of Thayer’s officers or directors will indemnify Thayer for claims by third parties including, without limitation, claims by vendors and prospective business combination partners.

Thayer’s directors may decide not to enforce indemnification obligations against our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below $10.00 per Public Share and our Sponsor asserts that it is unable to satisfy obligations or that it has no indemnification obligations related to a particular claim, Thayer’s independent directors would determine on Thayer’s behalf whether to take legal action against our Sponsor to enforce its indemnification obligations. While Thayer currently expects that its independent directors would take legal action on Thayer’s behalf against our Sponsor to enforce its indemnification obligations to Thayer, it is possible that Thayer’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If Thayer’s independent directors choose not to enforce these indemnification obligations on Thayer’s behalf, the amount of funds in the Trust Account available for distribution to the Public Stockholders may be reduced below $10.00 per Public Share.

Thayer’s stockholders may be held liable for claims by third parties against Thayer to the extent of distributions received by them.

The Existing Thayer Certificate of Incorporation provides that Thayer will continue in existence only until 18 months from the closing of its IPO, or June 15, 2022. If Thayer has not completed an initial business combination by such date, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to Thayer but net of income taxes or any other taxes payable, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Thayer’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Thayer cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, Thayer’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, Thayer cannot assure you that third parties will not seek to recover from Thayer’s stockholders amounts owed to such third parties by Thayer.

If Thayer is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Thayer which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/ creditor and/ or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Thayer’s stockholders. Furthermore, because Thayer intends to distribute the proceeds held in the Trust Account to the Public Stockholders promptly after expiration of the time Thayer has to complete an initial business combination, this may be viewed or interpreted as giving preference to the Public Stockholders over any potential creditors with respect to access to or distributions from Thayer’s assets. Furthermore, Thayer’s board of directors may be viewed as having breached their fiduciary duties to Thayer’s creditors and/or may have acted in bad faith, and thereby exposing itself and Thayer to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. Thayer cannot assure you that claims will not be brought against Thayer for these reasons.

Thayer’s executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other Stockholder Proposals described in this proxy statement/prospectus.

When considering Thayer’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal and the other Stockholder Proposals, Thayer’s stockholders should be aware that Thayer’s directors and executive officers have interests in the Business Combination that may be different from, in addition to, or in conflict with the interests of Thayer’s stockholders. These interests include:

•

While the Sponsor does not have any ownership in Inspirato directly, the Sponsor and Thayer’s board of directors and officers beneficially own an aggregate of 2,812,500 Founder Shares (after giving effect to the agreed upon forfeiture of 1.5 million Founder Shares upon the consummation of the Business Combination), which shares would become worthless if Thayer does not complete a business combination within the applicable time period, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. The Sponsor did not receive any compensation in exchange for this agreement to waive its redemption rights. Such shares have an aggregate market value of approximately $28.575 million based on the closing price of Thayer Class A Common Stock of $10.16 on Nasdaq on December 21, 2022, the Record Date for the special meeting of stockholders. Based on such market value, Thayer’s board of directors and officers will have an unrealized gain of approximately $28.4 million on their Thayer securities;

•

The Sponsor paid an aggregate of $25,000 ($0.0049 per share) for the Founder Shares which (to the extent not forfeited pursuant to the terms of the Sponsor Side Letter) will have a significantly higher value at the time of the Business Combination, if it is consummated. If Thayer does not consummate the Business Combination or another initial business combination by June 15, 2022, and Thayer is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of $0.0049 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•	The Sponsor paid $7,175,000 for its Private Warrants, which would be worthless if a business combination is not consummated by June 15, 2022;

•

The Sponsor and Thayer’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor and Thayer’s directors and officers would lose their entire investment. As a result, the Sponsor as well as Thayer’s directors or officers may have a conflict of interest in determining whether Inspirato is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Thayer board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Stockholders that they approve the Business Combination;

•

Thayer’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Thayer’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount required to be retained in the Trust Account, unless the Business Combination is consummated;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have agreed not to redeem any public shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have entered into the Sponsor Side Letter pursuant to which such holders have already agreed to vote their shares in favor of the Business Combination with Inspirato;

•	The Registration Rights Agreement will be entered into by the Sponsor;

•	The anticipated continuation of Chris Hemmeter as a director of the Combined Company; and

•

The continued indemnification of the current directors and officers of Thayer following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

These financial interests may have influenced the decision of Thayer’s directors to approve the Business Combination and to continue to pursue such Business Combination. In considering the recommendations of Thayer’s board of directors to vote for the Business Combination Proposal and other Stockholder Proposals, its stockholders should consider these interests.

We may amend the terms of the Thayer Warrants in a manner that may be adverse to holders with the approval by the holders of at least a majority of the then-outstanding Public Warrants.

The Thayer Warrants were issued in registered form under the Thayer Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Thayer Warrant Agreement provides that the terms of the Thayer Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Thayer Warrants after the Business Combination) to make any change that adversely affects the interests of the registered holders.

Accordingly, we may amend the terms of the Thayer Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Thayer Warrants after the Business Combination) approve of such amendment. Although our ability to amend the terms of the Thayer Warrants with the consent of at least a majority of the then outstanding Public Warrants prior to the Business Combination (or at least a majority of the then outstanding Thayer Warrants after the Business Combination) is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Thayer Warrants, convert the Thayer Warrants into stock or cash, shorten the exercise period or decrease the number of warrant shares issuable upon exercise of an Thayer Warrant.

The Combined Company may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

The Combined Company will have the ability to redeem outstanding Public Warrants (excluding the private warrants and any warrants issued to the Sponsor, officers or directors in payment of working capital loans made to us) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Thayer Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading-day period commencing at any time after the warrants become exercisable and ending on the third business day prior to proper notice of such redemption provided that on the date we give notice of redemption and during the entire period thereafter until the time the Combined Company redeems the Public Warrants, the Combined Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the Public Warrants become redeemable by the Combined Company, the Combined Company may not exercise its redemption right if it is unable to register or qualify the component securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. None of the Private Warrants will be redeemable by us so long as they are held by the initial purchasers or their permitted transferees.

We will require Public Stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

We will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal At Custodian System (the “DWAC System”), at the holder’s option. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent.

However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under the Existing Thayer Bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

We may issue additional shares of common stock or preferred shares under an employee incentive plan upon or after consummation of the Business Combination, which would dilute the interest of our stockholders.

The Existing Thayer Certificate of Incorporation authorizes the issuance of 110,000,000 shares of common stock, consisting of 100,000,000 shares of Thayer Class A Common Stock and 10,000,000 shares of Thayer Class B Common Stock, and 1,000,000 shares of preferred stock, in each case, par value $0.0001 per share. Pursuant to the 2021 Plan, following the consummation of the Business Combination, the Combined Company may issue an aggregate of up to 23,353,734 shares of Combined Company Class A Common Stock, which amount may be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 4 — The Incentive Plan Proposal” and “Inspirato’s Executive Compensation — Employee Benefit Plans.” However, the Existing Thayer Certificate of Incorporation provides that we may not issue any additional shares of capital stock that would entitle the holders thereof to receive funds from the Trust Account or vote on an initial business combination. Although no such issuance will affect the per share amount available for redemption from the Trust Account, the issuance of additional common stock or preferred shares:

•	May significantly dilute the equity interest of investors from the IPO, who will not have preemptive rights in respect of such an issuance;

•

May subordinate the rights of holders of shares of common stock if one or more classes of preferred stock are created, and such shares of preferred stock are issued with rights senior to those afforded to Thayer Class A Common Stock;

•

Could cause a change in control if a substantial number of shares of common stock are issued, which may affect, among other things, our ability to use our NOL carryforwards, if any, and could result in the resignation or removal of our present officers and directors; and

•	May adversely affect prevailing market prices for our Thayer Class A Common Stock and/or Thayer Warrants.

The Existing Thayer Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Thayer or its directors, officers, employees or stockholders.

The Existing Thayer Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Thayer’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of Thayer capital stock shall be deemed to have notice of and consented to the forum provisions in the Existing Thayer Certificate of Incorporation.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Thayer or any of its directors, officers or employees, which may discourage lawsuits with respect to such claims, although Thayer’s stockholders will not be deemed to have waive Thayer’s compliance with federal securities laws and the rules and regulations thereunder and may therefore bring a claim in another appropriate forum. Thayer cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Existing Thayer Certificate of Incorporation to be inapplicable or unenforceable in an action, Thayer may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The Existing Thayer Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The proposal to amend and restate the Existing Thayer Certificate of Incorporation will also include this provision.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, Thayer’s board of directors will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be completed.

Thayer’s board of directors is seeking approval to adjourn the special meeting to a later date or dates if, at the special meeting, Thayer is unable to consummate the Business Combination. If the Adjournment Proposal is not approved, Thayer’s board of directors will not have the ability to adjourn the special meeting to a later date and, therefore, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Thayer and Inspirato adjusted to give effect to the Business Combination, PIPE Investment and the other related events contemplated by the Business Combination Agreement (the “Transactions”). Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to Inspirato and its consolidated subsidiaries after giving effect to the Transactions. Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Transactions as if they were consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 give pro forma effect to the Transactions as if they were consummated on January 1, 2020.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with, the following:

•	Thayer’s unaudited condensed financial statements and related notes as of and for the nine months ended September 30, 2021 included in the proxy statement/prospectus.

•	Inspirato’s unaudited financial statements and related notes as of and for the nine months ended September 30, 2021 included in the proxy statement/prospectus.

•	Thayer’s audited financial statements and related notes as of December 31, 2020 and for the period from July 31, 2020 (inception) through December 31, 2020 included in the proxy statement/prospectus.

•	Inspirato’s audited financial statements and related notes as of and for the year ended December 31, 2020 included in the proxy statement/prospectus.

•	Thayer’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the proxy statement/prospectus.

•	Inspirato’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the proxy statement/prospectus.

Certain direct and incremental costs related to the Business Combination will be recorded as a reduction against additional-paid-in-capital, consistent with the accounting for reverse recapitalizations. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

The unaudited condensed combined pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain estimates and assumptions. These estimates and assumptions are based on information available as of the dates of these unaudited pro forma condensed combined financial statements and may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

The following describes the above entities:

Thayer

Thayer is a blank check company formed under the laws of the State of Delaware on July 31, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, or initial business combination. Thayer has generated no operating revenues to date and does not expect to generate operating revenues until the consummation of an initial business combination.

Inspirato

Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, Inspirato offers access to a diverse portfolio of curated luxury vacation options that, as of September 30, 2021, included over 400 private luxury vacation homes available exclusively to its subscribers, and accommodations at over 430 luxury hotel and resort partners in more than 235 destinations around the world. Inspirato’s portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with Inspirato’s personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping – designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

Description of the Business Combination

On June 30, 2021, Thayer, Merger Subs, Blockers and Inspirato entered into the Business Combination Agreement, pursuant to which Thayer will acquire certain of the outstanding equity interests of Inspirato. The Business Combination Agreement and the transactions contemplated thereby were unanimously approved by Thayer’s board of directors, Inspirato’s board of managers, and the governing bodies of each of the Merger Subs.

Prior to the Closing, the units representing equity interests in Inspirato are held by (i) Blockers, which are corporations (or entities treated as corporations for U.S. federal tax purposes) that are affiliated with certain institutional investors, and (ii) other Members of Inspirato, which consist of entities and individuals, including members of management and other employees of Inspirato or its subsidiaries.

The Business Combination Agreement provides for, among other things, the following:

•

each Blocker will merge with and into a Blocker Merger Sub (including any Non-Party Blocker, if any, that signs a joinder to the Business Combination Agreement with the consent of Inspirato) with the respective Blocker Merger Sub surviving as a wholly owned subsidiary of Thayer (collectively, the “Blocker Mergers”), resulting in the equity interests of each Blocker being cancelled and converted into the right to receive (i) shares of Combined Company Class A Common Stock based on such Blocker’s pro rata ownership of Inspirato (adjusted upward for cash and cash equivalents of such Blocker and adjusted downward for debt and transaction expenses of such Blocker), plus (ii) cash, if any, based on such Blocker’s pro rata ownership, plus (iii) certain rights under the Tax Receivable Agreement;

•

immediately following the Blocker Mergers, the Company Merger Sub will merge with and into Inspirato, with Inspirato continuing as the surviving company and subsidiary of Thayer, resulting in (i) each outstanding Inspirato Unit (other than any units held by the Combined Company or any of its subsidiaries following the Blocker Mergers) being cancelled and converted into a right to receive (A) New Common Units of Inspirato, (B) cash, if any, (C) shares of Combined Company Class V Common Stock and (D) certain rights under the Tax Receivable Agreement; and (ii) each outstanding Inspirato Option being automatically converted into an Assumed Inspirato Option; and

•

the limited liability company agreement of Inspirato will be amended and restated to, among other things, reflect the Company Merger and create a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units.

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. This UP-C structure will allow the Flow-Through Sellers to retain their equity ownership in Inspirato in the form of New Common Units issued pursuant to the Business Combination. Each Flow-Through Seller will also hold a number of shares of Combined Company Class V Common Stock equal to the number of New Common Units held by such Flow-Through Seller, which will have no economic value, but which will entitle the holder thereof to one (1) vote per share at any meeting of the stockholders of PubCo. Those institutional investors in Inspirato who, prior to the Business Combination, held Inspirato Units through a Blocker will, by contrast, hold their equity ownership in PubCo in the form of Combined Company Class A Common Stock. The parties agreed to structure the Business Combination in this manner to permit the Flow-Through Sellers to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes and PubCo, as a holder of New Common Units, will realize the same tax benefits. The UP-C structure also provides potential future tax benefits to PubCo (85% of which PubCo will give up and pay to the Flow-Through Sellers pro rata based on their ownership of New Common Units pursuant to the Tax Receivable Agreement), which are expected to arise when the Flow-Through Sellers ultimately exchange their New Common Units and Combined Company Class V Common Stock for shares of Combined Company Class A Common Stock. Because the New Common Units are issued by Inspirato and not PubCo, the New Common Units could be entitled to different after-tax economics on a per unit basis compared to the Combined Company Class A Common Stock on a per share basis (for example, as a result of PubCo being subject to corporate income tax, and the potential that holder of New Common Units will receive distributions, including tax distributions, directly from Inspirato but PubCo may not make corresponding distributions to the holders of Combined Company Class A Common Stock). See the section entitled “Risk Factors — Risks Related to Our Organizational Structure” for additional information on our organizational structure, including the Tax Receivable Agreement.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Thayer will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the unitholders of Inspirato will have a majority of the voting power of the Combined Company, Inspirato’s operations will comprise all of the ongoing operations of the Combined Company, and Inspirato will comprise a majority of the governing body of the Combined Company. Following the Transaction, Inspirato will be managed by a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units. Accordingly, the financial statements will reflect the net assets of Thayer and Inspirato at historical cost with no goodwill or other intangible assets recognized.

Basis of Pro Forma Presentation

In accordance with Article 11 of Regulation S-X, pro forma adjustments to the combined historical financial information of Thayer and Inspirato give effect to transaction accounting adjustments that (1) depict in the pro forma condensed combined balance sheet, the accounting for the Transactions required by GAAP, and (2) depict in the pro forma condensed combined statement of operations, the effects of the pro forma balance sheet adjustments, assuming those adjustments were made as of the beginning of the fiscal year presented. The pro forma condensed combined financial information does not give effect to any management adjustments or any synergies, operating efficiencies, or other benefits that may result from consummation of the Transactions. In addition, as (i) Thayer and Inspirato have not had any historical relationship prior to the Transactions and (ii) there is no historical activity with respect to Merger Subs, preparation of the accompanying pro forma financial information did not require any adjustments with respect to such activities.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus/consent solicitation statement. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information has been presented to provide relevant information necessary for an understanding of the Combined Company subsequent to completion of the Transactions. Accordingly, the unaudited pro forma condensed combined financial information includes, among other things, pro forma adjustments to reflect the completion of the Business Combination, the PIPE Investment, the settlement of transaction costs that have been reported in the companies’ historical financial statements or will be incurred upon consummation of the Business Combination, and the impact of certain other associated pro forma adjustments necessary to give full effect to the Transactions.

Pursuant to the Existing Thayer Certificate of Incorporation, Thayer is providing the holders of shares of Thayer Class A Common Stock originally sold as part of the Thayer Units issued in Thayer’s IPO with the opportunity to redeem, upon the Closing, the Public Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit as of two business days prior to the Closing, in the Trust Account that holds the proceeds (including interest not previously released to Thayer to pay its income taxes or any other taxes payable) from the IPO.

Due to the redemption rights held by Thayer’s public stockholders, the unaudited pro forma condensed combined financial information have been prepared assuming two alternative levels of redemptions of Thayer’s publicly traded shares:

•	Assuming no redemptions: This presentation assumes that no Thayer stockholders exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination; and

•

Assuming maximum redemption of Thayer Class A Common Stock for cash: This presentation assumes that Thayer stockholders exercise their redemption rights with respect to a maximum of 12.5 million Public Shares upon consummation of the Business Combination. The maximum number of shares subject to redemption was derived from the condition in Business Combination Agreement requiring that the Transactions result in a minimum of $140 million cash proceeds from (i) Thayer (inclusive of cash available to be released from the Trust Account) and (ii) the PIPE Investment, after giving effect to the payments to redeeming stockholders. Scenario 2 gives effect to all pro forma adjustments contained in Scenario 1, as well as additional adjustments to reflect the effect of the maximum redemption.

The following table provides a pro forma summary of the shares of the Combined Company’s common stock that would be outstanding under each of the two redemption scenarios if the Transactions had occurred on December 28, 2021 (in thousands):

	Assuming no redemption		Assuming max redemption
	Shares	%	Shares	%
Thayer public shareholders	17,250	14%	4,701	4%
Thayer Class B	2,813	3%	2,813	3%

Total Thayer	20,063	17%	7,514	7%
PIPE	8,950	7%	8,950	8%
Inspirato LLC unitholders	91,597	76%	91,597	85%

Total Shares at Closing	120,610	100%	108,061	100%

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2021

(in thousands except per share amounts)

	Thayer (Historical)	Inspirato LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma (Assuming no redemption)	Additional Pro Forma Adjustments (Assuming Max Redemption)		Combined Pro Forma (Assuming Max Redemption)
Assets
Current assets:
Cash and cash equivalents	$396	$78,855	$175,988	2a	$308,743	$(125,492)	2h	$183,251
			89,504	2b
			(6,900)	2d
			(29,100)	2e
Restricted cash	—	2,960	—		2,960	—		2,960
Accounts receivable, net	—	3,140	—		3,140	—		3,140
Prepaid expenses	258	6,335	—		6,593	—		6,593
Prepaid subscriber travel	—	15,660	—		15,660	—		15,660
Accounts receivable, related parties	—	762	—		762	—		762
Other current assets	—	832	—		832	—		832
Deferred tax asset	—	—	—	2i	—	—		—

Total current assets	654	108,544	229,492		338,690	(125,492)		213,198
Cash and marketable securities held in Trust Account	175,988	—	(175,988)	2a	—	—		—
Property and equipment, net	—	8,490	—		8,490	—		8,490
Goodwill	—	21,233	—		21,233	—		21,233
Other long-term, assets	—	1,073	—		1,073	—		1,073

Total assets	$176,642	$139,340	$53,504		$369,486	$(125,492)		$243,994

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$509	$28,390			$28,899			$28,899
Accrued liabilities	72	5,330			5,402			5,402
Franchise tax payable	174	—			174			174
Deferred revenue	—	155,488			155,488			155,488
Deferred rent	—	900			900			900
Debt	—	13,267			13,267			13,267

Total current liabilities	755	203,375	—		204,130	—		204,130
Deferred underwriting fee payable	6,900	—	(6,900)	2d	—			—
Debt	—	—			—			—
Deferred revenue	—	17,847			17,847			17,847
Deferred rent	—	7,828			7,828			7,828
Warrants	18,170	548			18,718			18,718
Tax receivable agreement liability	—	—	—	2j	—			—

Total liabilities	25,825	229,598	(6,900)		248,523	—		248,523
Series A-1		$13,108	(13,108)	2g	$—			$—
Series A-2		5,489	(5,489)	2g	—			—
Series B		19,860	(19,860)	2g	—			—

	Thayer (Historical)	Inspirato LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma (Assuming no redemption)	Additional Pro Forma Adjustments (Assuming Max Redemption)		Combined Pro Forma (Assuming Max Redemption)
Series B-1		15,282	(15,282)	2g	—			—
Series D		20,125	(20,125)	2g	—			—
Series E		9,916	(9,916)	2g	—			—
Thayer Class A Common stock: 17,250,000 shares subject to possible redemption at $10.20 per share	175,950	—	(175,950)	2a	—	—		—

Total temporary equity	175,950	83,780	(259,730)		—	—		—
Preferred stock, $0.0001 par value; 1,000 shares authorized; none issued and outstanding	—	—	—		—			—
Noncontrolling interest	—	—	64,315	2k	64,315	(67,002)	2k	(2,688)
Combined Company Class A common stock, $0.0001 par value; 100,000 shares authorized; 2,595 issued and outstanding (excluding 14,655 shares subject to possible redemption)	—	—	11	2f	11			11
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,313 issued and outstanding	—	—	—		—			—
Series C	—	21,477	(21,477)	2g	—			—
Additional paid-in capital	—	—	175,950	2a	252,152	(125,492)	2h	193,663
			89,504	2b
			(25,133)	2c
			(29,100)	2e
			(11)	2f
			105,257	2g
			(64,315)	2k		67,002	2k
Accumulated deficit	(25,133)	(195,515)	25,133	2c	(195,515)			(195,515)

Total shareholders’ equity	(25,133)	(174,038)	320,134		120,963	(125,492)		(4,529)

Total liabilities and shareholders’ equity	$176,642	$139,340	$53,504		$369,486	$(125,492)		$243,994

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2021

(in thousands except per share data)

	Thayer (Historical)	Inspirato LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma (Assuming No Redemption)
Revenue	$—	$166,390	$—		$166,390
Cost of revenue	—	110,106	—		110,106
General and administrative	1,253	37,188	—		38,441
Franchise Tax expenses	148	—	—		148
Sales and marketing	—	19,105	—		19,105
Operations	—	17,336	—		17,336
Technology and development	—	2,957	—		2,957
Depreciation and amortization	—	1,876	—		1,876
Interest, net	(37)	483	37	3b	483
Warrant fair value losses	2,298	456	—		2,754
Gain on forgiveness of debt	—	(9,518)			(9,518)

Income (loss) before income taxes	(3,662)	(13,599)	(37)		(17,298)
Income tax expense (benefit)	—	—	(4,325)	3c, 3e	(4,325)

Net income (loss)	(3,662)	(13,599)	4,288		(12,973)
Net income (loss) attributable to noncontrolling interest	—	—	(6,898)	3d	(6,898)

Net loss attributable to Inspirato Incorporated	$(3,662)	$(13,599)	$11,186		$(6,075)

Basic and diluted weighted average common units		1,166
Basic and diluted loss per common units		$(11.66)

Weighted average shares outstanding of Class B non-redeemable common stock	4,313
Basic and diluted net loss per share, Class B	$(0.17)

Weighted average shares outstanding of Class A redeemable common stock	17,250				120,610
Basic and diluted net loss per share, Class A	$(0.17)				$(0.05)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the nine months ended September 30, 2021

(in thousands except per share data)

	Thayer (Historical)	Inspirato LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma (Assuming Max Redemption)
Revenue	$—	$166,390	$—		$166,390
Cost of revenue	—	110,106	—		110,106
General and administrative	1,253	37,188	—		38,441
Franchise Tax expenses	148	—	—		148
Sales and marketing	—	19,105	—		19,105
Operations	—	17,336	—		17,336
Technology and development	—	2,957	—		2,957
Depreciation and amortization	—	1,876	—		1,876
Interest, net	(37)	483	37	3b	483
Warrant fair value losses	2,298	456	—		2,754
Gain on forgiveness of debt	—	(9,518)			(9,518)

Income (loss) before income taxes	(3,662)	(13,599)	(37)		(17,298)
Income tax expense (benefit)	—	—	(4,325)	3c, 3e	(4,325)

Net income (loss)	(3,662)	(13,599)	4,288		(12,973)
Net income (loss) attributable to noncontrolling interest	—	—	(7,699)	3d	(7,699)

Net loss attributable to Inspirato Incorporated	$(3,662)	$(13,599)	$11,987		$(5,274)

Basic and diluted weighted average common units		1,166
Basic and diluted loss per common units		$(11.66)

Weighted average shares outstanding of Class B non-redeemable
common stock	4,313
Basic and diluted net loss per share, Class B	$(0.17)

Weighted average shares outstanding of Class A redeemable common stock	17,250				108,061
Basic and diluted net loss per share, Class A	$(0.17)				$(0.05)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2020

(in thousands except per share data)

	Thayer (Historical)	Inspirato LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma (Assuming No Redemption)
Revenue	$—	$165,590	$—		$165,590
Cost of revenue	—	100,599	—		100,599
General and administrative	109	25,940	13,350	3a	39,399
Franchise tax expenses	84	—	—		84
Sales and marketing	—	14,764	—		14,764
Operations	—	18,814	—		18,814
Depreciation and amortization	—	2,898	—		2,898
Technology and development	—	2,787	—		2,787
Interest, net	(1)	542	1	3b	542
Financing costs — derivative warrant liabilities	411	—	—		411
Warrant fair value (gains) losses	2,356	(214)	—		2,142

Loss before income taxes	(2,959)	(540)	(13,351)		(16,850)
Income tax benefit			(4,213)	3c, 3e	(4,213)

Net loss	(2,959)	(540)	(9,138)		(12,637)
Net loss attributable to noncontrolling interest			(6,719)	3d	(6,719)

Net loss attributable to Inspirato Incorporated	$(2,959)	$(540)	$(2,419)		$(5,918)

Basic and diluted weighted average common units		1,166
Basic and diluted loss per common unit		$(0.46)

Weighted average shares outstanding of Class B non-redeemable common stock	3,818
Basic and diluted net loss per share, Class B	$(0.50)

Weighted average shares outstanding of Class A redeemable common stock	2,080				102,610
Basic and diluted net loss per share, Class A	$(0.50)				$(0.05)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2020

(in thousands except per share data)

	Thayer (Historical)	Inspirato LLC (Historical)	Pro Forma Adjustments		Combined Pro Forma (Assuming Max Redemption)
Revenue	$—	$165,590	$—		$165,590
Cost of revenue	—	100,599	—		100,599
General and administrative	109	25,940	13,350	3a	39,399
Franchise tax expenses	84	—	—		84
Sales and marketing	—	14,764	—		14,764
Operations	—	18,814	—		18,814
Depreciation and amortization	—	2,898	—		2,898
Technology and development	—	2,787	—		2,787
Interest, net	(1)	542	1	3b	542
Financing costs — derivative warrant liabilities	411	—	—		411
Warrant fair value (gains) losses	2,356	(214)	—		2,142

Loss before income taxes	(2,959)	(540)	(13,351)		(16,850)
Income tax benefit			(4,213)	3c, 3e	(4,213)

Net loss	(2,959)	(540)	(9,138)		(12,637)
Net loss attributable to noncontrolling interest			(7,499)	3d	(7,499)

Net loss attributable to Inspirato Incorporated	$(2,959)	$(540)	$(1,639)		$(5,138)

Basic and diluted weighted average common units		1,166
Basic and diluted loss per common unit		$(0.46)

Weighted average shares outstanding of Class B non-redeemable common stock	3,818
Basic and diluted net loss per share, Class B	$(0.50)

Weighted average shares outstanding of Class A redeemable common stock	2,080				108,061
Basic and diluted net loss per share, Class A	$(0.50)				$(0.05)

Note 1. Basis of Pro Forma Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Thayer will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the unitholders of Inspirato will have a majority of the voting power of the Combined Company, Inspirato’s operations will comprise all of the ongoing operations of the Combined Company, and Inspirato will comprise a majority of the governing body of the Combined Company. Following the Transaction, Inspirato LLC will be governed by a board of managers consisting of three managers designated by Inspirato Incorporated. Accordingly, the financial statements will reflect the net assets of Thayer and Inspirato at historical cost with no goodwill or other intangible assets recognized. Operations prior to the Business Combination will be those of Inspirato.

The pro forma adjustments have been prepared as if the Business Combination had been consummated on September 30, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with GAAP.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the consummation are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Company additional paid-in capital and are assumed to be cash settled.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Thayer believes are reasonable under the circumstances. Thayer believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical consolidated financial statements and notes thereto of Thayer and Inspirato.

The assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with, the following:

•	Thayer’s unaudited condensed financial statements and related notes as of and for the nine months ended September 30, 2021 included in the proxy statement/prospectus.

•	Inspirato’s unaudited financial statements and related notes as of and for the nine months ended September 30, 2021 included in the proxy statement/prospectus.

•	Thayer’s audited financial statements and related notes as of December 31, 2020 and for the period from July 31, 2020 (inception) through December 31, 2020 included in the proxy statement/prospectus.

•	Inspirato’s audited financial statements and related notes as of and for the year ended December 31, 2020 included in the proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination

There were no significant intercompany balances or transactions between Thayer and Inspirato as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Thayer and Inspirato filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Thayer’s shares outstanding, assuming the Business Combination and related transactions occurred at January 1, 2020.

Note 2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

a)

Reflects the reclassification of $176 million of cash and cash equivalents held in Thayer’s trust account that becomes available for transaction consideration, transaction expenses, redemption of public shares and the operating activities following the Business Combination assuming no redemptions.

b)	Reflects the gross cash proceeds from PIPE financing of 8.95 million shares of Thayer Class A common stock for $89.5 million from private investors.

c)	Reflects the elimination of Thayer’s retained earnings.

d)	Reflects the settlement of deferred underwriting fees.

e)

Reflects the payment Thayer and Inspirato’s transaction costs of $29.1 million, expected to be incurred in connection with the closing of the business combination, of which $13.3 million will be expensed.

f)	Reflects the issuance of 107 million shares to seller at $0.0001 par value as consideration for the Business Combination.

g)	Reflects the recapitalization of Inspirato including the reclassification of members’ equity to common stock and additional paid in capital.

h)	Represents an adjustment to cash and common stock assuming maximum redemption of Class A shares subject to possible redemption.

i)

Represents adjustments to reflect applicable deferred tax assets. Under both the no redemption and maximum redemption scenarios, the Combined Company’s deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740 - Income Taxes. As such, the Combined Company has reduced the full carrying amount of the deferred tax assets with a valuation allowance under both scenarios. The deferred taxes are primarily related to the tax basis step up of the Combined Company’s investment in Inspirato LLC, and the Combined Companies’ net loss tax effected at a constant federal income tax rate of 21.0% and a state tax rate of 4%.

j)

Upon the completion of the Transaction, the Combined Company will be a party to the Tax Receivable Agreement. Under the terms of the Tax Receivable Agreement, the Combined Company will be required to pay to certain parties to the agreement 85% of the tax savings that it is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Transaction and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. In both the no redemptions and maximum redemption scenarios, the Combined Company does not expect to record net deferred tax assets related to the tax basis adjustments associated with the exchange of Units in Inspirato as those deferred tax assets are not more likely than not expected to be realized in accordance with ASC 740 - Income Taxes. Accordingly, the Combined Company has not recorded a liability related to the Tax Receivable Agreement as of September 30, 2021, as the liability is not considered to be probable in accordance with ASC 450 - Contingencies.

k)	Noncontrolling interest ownership of 53.2% in the no redemption and 59.3% in the maximum redemption scenario represents ownership of Inspirato LLC to be held by Flow-Through Sellers.

Note 3. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 are as follows:

a)	Reflects Thayer’s and Inspirato’s transaction costs to be expensed of $13.3 million in 2020.

b)	Represents the elimination of $37 thousand of interest income on Thayer’s trust account for the nine months ended September 30, 2021 and $1 thousand for the year ended December 31, 2020.

c)	Following the transaction, PubCo will be subject to U.S. federal income taxes as well as state and local taxes, estimated at 25%.

d)	Noncontrolling interest ownership of 53.2% in the no redemption and 59.3% in the maximum redemption scenario.

e)	Under both redemption scenarios, there is not expected to be a material change to the aforementioned tax benefit nor liability related to the Tax Receivable Agreement.

Note 4. Net loss per share

Pro Forma Weighted Average Shares (Basic and Diluted)

The following pro forma weighted average shares calculations have been performed for the nine months ended September 30, 2021 and the year ended December 31, 2020. The unaudited condensed combined pro forma net loss per share, basic and diluted, are computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.

Prior to the Business Combination, Thayer had two classes of shares: Class A shares and Class B shares. The Class B shares are held by the Sponsor. In connection with the closing of the Business Combination, each currently issued and outstanding share of Thayer Class B common stock not forfeited, was automatically converted on a one-for-one basis, into shares of Thayer Class A common stock. Immediately thereafter, each currently issued and outstanding share of Class A common stock was automatically converted on a one-for-one basis into shares of the Combined Company.

Thayer has 8.6 million outstanding public warrants sold during the initial public offering and 7.2 million warrants sold in a private placement to purchase an aggregate of 0.9 million Class A shares simultaneous to the initial public offering. The warrants are exercisable at $11.50 per share amounts which exceeds the current market price of Thayer’s Class A common stock. These warrants are considered anti-dilutive and excluded from the earnings per share calculation when the exercise price exceeds the average market value of the common stock price during the applicable period. Inspirato Options and Inspirato Profits Interests are anti-dilutive.

As a result, pro forma diluted net loss per share is the same as pro forma basic net loss per share for the periods presented.

	For the year ended December 31, 2020	For the nine months ended September 30, 2021
	(in thousands except per share data)
Assuming no redemption
Pro forma net loss attributable to Inspirato Incorporated	$(5,918)	$(6,075)
Basic and diluted weighted average shares outstanding	120,610	120,610
Pro forma basic and diluted loss per share	$(0.05)	$(0.05)

Pro forma basic and diluted weighted average shares
TVAC public shareholders	17,250	17,250
Thayer class B	2,813	2,813

Total Thayer	20,063	20,063

Inspirato LLC unitholders	91,597	91,597
PIPE investors	8,950	8,950

Total pro forma basic weighted average shares	120,610	120,610

Assuming maximum redemption
Pro forma net loss attributable to Inspirato Incorporated	$(5,138)	$(5,274)
Basic and diluted weighted average shares outstanding	108,061	108,061
Pro forma basic and diluted loss per share	$(0.05)	$(0.05)

Pro forma basic and diluted weighted average shares
TVAC public shareholders	4,701	4,701
Thayer class B	2,813	2,813

Total Thayer	7,514	7,514

Inspirato LLC unitholders	91,597	91,597
PIPE investors	8,950	8,950

Total pro forma basic weighted average shares	108,061	108,061

MARKET PRICE AND DIVIDEND INFORMATION

Thayer Units, Thayer Class A Common Stock and the Public Warrants are currently listed on The Nasdaq Capital Market under the symbols “TVACU,” “TVAC” and “TVACW,” respectively.

The most recent closing price of the Thayer Units, Thayer Class A Common Stock and Public Warrants as of January 12, 2022, was $10.50, $10.13 and $0.88 respectively. As of December 21, 2021, the record date for the Special Meeting, the most recent closing price for each Thayer Unit, Thayer Class A Common Stock and Public Warrant was $10.48, $10.16 and $0.86, respectively.

Holders of the Thayer Units, Thayer Class A Common Stock and Public Warrants should obtain current market quotations for their securities. The market price of Thayer’s securities could vary at any time before the Business Combination.

Holders

As of the date of this proxy statement/prospectus there was one holder of record of Thayer Class A Common Stock, six holders of record of Thayer Class B Common Stock, one holder of record of Thayer Units and two holders of record of Warrants. See the section titled “Security Ownership of Certain Beneficial Owners and Management.”

Dividend Policy

Thayer has not paid any cash dividends on its Thayer Class A Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of the Combined Company subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company’s board of directors. Thayer’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that the Combined Company’s board of directors will declare any dividends in the foreseeable future. Further, the ability of the Combined Company to declare dividends may be limited by the terms of financing or other agreements entered into by the Combined Company or its subsidiaries from time to time.

Price Range of Inspirato’s Securities

Historical market price information regarding Inspirato is not provided because there is no public market for Inspirato’s securities. For information regarding Inspirato’s liquidity and capital resources, see the section titled “Inspirato Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Thayer and Inspirato and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Assuming No Redemptions: This presentation assumes that no Public Stockholders of Thayer exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

•

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 12.5 million Public Shares (79% of total Public Shares) will exercise their redemption rights for their pro rata share (approximately $10.20 per share as of September 30, 2021) of the funds in the Trust Account. The Business Combination Agreement provides that consummating the Business Combination is conditioned on Thayer having a minimum cash condition of $140 million. The minimum cash condition is determined based on the following: (i) the funds remaining in the Trust Account, plus (ii) the proceeds under the Subscription Agreements, plus (iii) the proceeds with respect to any additional equity amount, minus (b) the sum of (i) the amount required to satisfy the Redemption Rights plus (ii) any taxes due on any accrued interest on the Trust Account, plus (iii) any unpaid Transaction Expenses.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this prospectus/proxy statement, and the historical financial statements of Thayer and Inspirato and related notes. The unaudited pro forma combined per share information of Thayer and Inspirato is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus/ proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Thayer and Inspirato would have been had the companies been combined during the periods presented.

	Thayer (Historical)	Inspirato (Historical)(2)	Pro Forma Combined Per Share Data		Inspirato Equivalent Pro Forma Per Unit Data(3)
			Maximum Redemption	No Redemption	Maximum Redemption	No Redemption
	(in thousands except per share amounts)
As of and for the nine months ended September 30, 2021
Book value per share/common unit(1)	$(5.83)	$(149.26)	$(0.04)	$1.00	$(1.47)	$35.10
Net loss per share of Class A Stock — basic and diluted			$(0.05)	$(0.05)
Weighted average shares of common stock outstanding — basic and diluted			108,061	120,610
Net loss per common unit, basic and diluted		$(11.66)			$(1.71)	$(1.76)
Weighted average shares outstanding of Class A redeemable Stock — basic and diluted	17,250
Net income per share — basic and diluted, Class B	$(0.17)
Weighted average shares outstanding of Class B non-redeemable common Stock — basic and diluted	4,313

As of and for the year ended December 31, 2020
Net loss per share of Class A Stock — basic and diluted			$(0.05)	$(0.05)
Weighted average shares of common stock outstanding — basic and diluted			108,061	120,610
Net loss per common unit, basic and diluted		$(0.46)			$(1.66)	$(1.72)
Weighted average shares outstanding of Class A redeemable Stock — basic and diluted	17,250
Net income per share — basic and diluted, Class B	$(0.77)
Weighted average shares outstanding of Class B non-redeemable common Stock — basic and diluted	3,818

(1)	Book value per share = Total equity divided by shares/units outstanding.
(2)	Using Inspirato’s historical equity structure,
(3)

The equivalent pro forma basic and diluted per unit data for Inspirato is calculated using the anticipated Exchange Ratio of 35 shares of Thayer Class A Common Stock for each Inspirato preferred and common unit.

THE SPECIAL MEETING OF THAYER STOCKHOLDERS

The Thayer Special Meeting

Thayer is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting stockholders to be held on                 , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Thayer’s stockholders on or about                  , 2022. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of stockholders of Thayer will be held at 10:00 a.m., Eastern time, on                 , 2022, via live webcast at https://www.cstproxy.com/tvac/2022, or such other date, time and place to which such meeting may be adjourned or postponed, for the purpose of considering and voting upon the proposals. Additionally, you have the option to listen only to the Special Meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 1862580#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

In light of the ongoing health concerns relating to the COVID-19 pandemic and to best protect the health and welfare of Thayer’s stockholders and personnel, the special meeting will be held virtually. Stockholders are nevertheless urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.

Purpose of the Special Meeting

At the Thayer special meeting of stockholders, Thayer will ask the Thayer stockholders to vote in favor of the following proposals:

•

Proposal No. 1 - The “Business Combination Proposal” — To consider and vote upon a proposal to approve and adopt the Business Combination Agreement, dated as of June 30, 2021, (as may be further amended from time to time, the “Business Combination Agreement”), by and among Thayer, the Blocker Merger Subs, the Company Merger Sub, the Blockers and Inspirato, pursuant to which the Blocker Mergers will be effected and, immediately following the Blocker Mergers, Company Merger Sub will merge with and into Inspirato, with Inspirato as the surviving company, resulting in Inspirato becoming a subsidiary of Thayer.

•	Proposal No. 2 - The “Charter Proposal” — To consider and vote upon a proposal to adopt the Proposed Certificate of Incorporation in the form attached hereto as Annex B.

•

Proposal No. 3 - The “Governance Proposals” — To consider and vote upon, on a non-binding advisory basis, certain governance provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws, presented separately in accordance with SEC requirements (collectively, the “Governance Proposals”):

•	Proposal No. 3A - Name Change Charter Amendment — To change Thayer’s name to “Inspirato Incorporated”;

•

Proposal No. 3B - Authorized Share Charter Amendment — To increase the number of authorized shares of our Class A Common Stock, to authorize a new class of common stock called the Class V Common Stock, and to increase the number of authorized shares of our “blank check” preferred stock;

•	Proposal No. 3C - Actions by Stockholders Charter Amendment — To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

•	Proposal No. 3D - Corporate Opportunity Charter Amendment — To eliminate the current limitations in place on the corporate opportunity doctrine;

•	Proposal No. 3E - Voting Thresholds Charter Amendment — To increase the required vote thresholds for stockholders approving amendments to the certificate of incorporation and bylaws to 66 2/3%;

•

Proposal No. 3F - Classified Board Amendment — To provide that the Combined Company Board be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•

Proposal No. 3G - Additional Governance Amendments — To approve all other changes in connection with the replacement of the Existing Thayer Bylaws and Existing Thayer Certificate of Incorporation with the Proposed Certificate of Incorporation and the Proposed Bylaws, including adopting Delaware as the exclusive forum for certain shareholder litigation (the “Closing”).

•

Proposal No. 4 - The “Incentive Plan Proposal” — To consider and vote upon a proposal to approve the Inspirato 2021 Equity Incentive Plan, including the authorization of the initial share reserve under such plan.

•

Proposal No. 5 - The “ESPP Proposal” — To consider and vote upon a proposal to approve the Inspirato 2021 Employee Stock Purchase Plan, including the authorization of the initial share reserve under such plan.

•	Proposal No. 6 - The “Nasdaq Proposals” — To consider and vote upon the following proposals, presented separately:

•

Proposal No. 6A — Merger Shares Issuance — To issue Combined Company Class A Common Stock and Combined Company Class V Common Stock in connection with the Mergers pursuant to the Business Combination Agreement; and

•	Proposal No. 6B — PIPE Shares Issuance — To issue Thayer Class A Common Stock to the investors in the PIPE (as defined herein).

•

Proposal No. 7 - The “Adjournment Proposal” — A proposal to adjourn the special meeting of Thayer’s stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

Recommendation of the Thayer’s Board of Directors

Thayer’s board of directors believes that each of the Stockholder Proposals to be presented at the special meeting of stockholders is in the best interests of Thayer and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the Stockholder Proposals.

When you consider the recommendation of Thayer’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that Thayer’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder. These interests include, among other things:

•

While the Sponsor does not have any ownership in Inspirato directly, the Sponsor and Thayer’s board of directors and officers beneficially own an aggregate of 2,812,500 Founder Shares (after giving effect to the agreed upon forfeiture of 1.5 million Founder Shares upon the consummation of the Business Combination), which shares would become worthless if Thayer does not complete a business combination within the applicable time period, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. The Sponsor did not receive any compensation in exchange for this agreement to waive its redemption rights. Such shares have an aggregate market value of approximately $28.575 million based on the closing price of Thayer Class A Common Stock of $10.16 on Nasdaq on December 21, 2021, the Record Date for the special meeting of stockholders. Based on such market value, Thayer’s board of directors and officers will have an unrealized gain of approximately $28.4 million on their Thayer securities;

•

The Sponsor paid an aggregate of $25,000 ($0.0049 per share) for the Founder Shares which (to the extent not forfeited pursuant to the terms of the Sponsor Side Letter) will have a significantly higher value at the time of the Business Combination, if it is consummated. If Thayer does not consummate the Business Combination or another initial business combination by June 15, 2022, and Thayer is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of $0.0049 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination;

•	The Sponsor paid $7,175,000 for its Private Warrants, which would be worthless if a business combination is not consummated by June 15, 2022;

•

The Sponsor and Thayer’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor and Thayer’s directors and officers would lose their entire investment. As a result, the Sponsor as well as Thayer’s directors or officers may have a conflict of interest in determining whether Inspirato is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Thayer board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Stockholders that they approve the Business Combination;

•

Thayer’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Thayer’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount required to be retained in the Trust Account, unless the Business Combination is consummated;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have agreed not to redeem any public shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have entered into the Sponsor Side Letter pursuant to which such holders have already agreed to vote their shares in favor of the Business Combination with Inspirato;

•	The Registration Rights Agreement will be entered into by the Sponsor;

•	The anticipated continuation of Chris Hemmeter as a director of the Combined Company; and

•

The continued indemnification of the current directors and officers of Thayer following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of Thayer Capital Stock at the close of business on December 21, 2021, which is the Record Date for the special meeting of stockholders. You are entitled to one vote for each share of Thayer Capital Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 21,562,500 shares of Thayer Capital Stock outstanding, of which were 17,250,000 shares of Thayer Class A Common Stock and 4,187,500 were shares of Thayer Class B Common Stock held by the Sponsor.

The Sponsor has agreed to vote all of its shares of Thayer Capital Stock in favor of the Business Combination Proposal and the other Stockholder Proposals. Thayer’s issued and outstanding Thayer Warrants do not have voting rights at the special meeting of stockholders.

Voting Your Shares

Each share of Thayer Capital Stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of Thayer Class A Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of Thayer Capital Stock at the special meeting of stockholders:

•

You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Thayer Capital Stock will be voted as recommended by Thayer’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Nasdaq Proposals and “FOR” the Adjournment Proposal.

•

You can virtually attend the special meeting and vote online. However, if your shares of Thayer Capital Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Thayer Capital Stock.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of Thayer Capital Stock, you may contact our proxy solicitor, Morrow Sodali, at:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: TVAC.info@investor.morrowsodali.com

Quorum and Vote Required for the Stockholder Proposals

A quorum of Thayer’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Thayer Class A Common Stock outstanding and entitled to vote at the meeting is virtually represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Charter Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the outstanding shares of Thayer Class A Common Stock as of the Record Date and the affirmative vote of the holders of a majority of the outstanding shares of Thayer Class B Common Stock as of the Record Date, each voting as a separate class. The class vote of the Thayer Class B Common Stock has already been obtained by a written consent. Accordingly, a Thayer stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote against the Charter Proposal.

The approval of each of the Business Combination Proposal, the Governance Proposals, Incentive Plan Proposal, ESPP Proposal, Nasdaq Proposals and Adjournment Proposal requires the affirmative vote (virtually in person or by proxy) of the holders of a majority of the shares of Thayer Capital Stock that are voted at the special meeting of stockholders. Accordingly, a Thayer stockholder’s failure to vote by proxy or to vote online at the virtual special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on these Stockholder Proposals.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Thayer believes the Stockholder Proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting of Thayer stockholders. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against the Charter Proposal, and will have no effect on any of the other Stockholder Proposals.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Thayer’s secretary at secretary@thayerventures.com, prior to the date of the special meeting or by voting online at the virtual special meeting. Attendance at the special meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to Thayer’s secretary at the above address.

Redemption Rights

Pursuant to the Existing Thayer Certificate of Incorporation, any Public Stockholders may demand that such Public Stockholder’s Public Shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of the IPO and a concurrent private placement of warrants to the Sponsor, including any amounts representing interest earned on the Trust Account, less any taxes payable, calculated as of two business days prior to the Closing, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive such pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, calculated as of two business days prior to the Closing. For illustrative purposes, based on funds in the Trust Account of approximately $176 million on September 30, 2021, the estimated per Public Share redemption price would have been approximately $10.20.

Redemption rights are not available to holders of Thayer Warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to                 , Eastern time, on                 , 2022 (two business days before the special meeting), both:

•	Submit a request in writing that Thayer redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Thayer’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

Deliver your Public Shares either physically or electronically through DTC to Thayer’s transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Thayer’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Thayer does not have any control over this process, and it may take longer than two weeks.

•

Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Thayer’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to Thayer’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Thayer’s transfer agent return the shares (physically or electronically). You may make such request by contacting Thayer’s transfer agent at the phone number or address listed above.

Each redemption of Public Shares by the Public Stockholders will decrease the amount in the Trust Account. In no event, however, will Thayer redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon completion of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of their Thayer Capital Stock as they may receive higher proceeds from the sale of their Thayer Capital Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Thayer cannot assure you that you will be able to sell your shares of Thayer Capital Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Thayer Capital Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Thayer Capital Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less taxes payable, calculated as of two business days prior to the Closing. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of Thayer Capital Stock or Thayer Warrants in connection with the Business Combination.

Solicitation of Proxies

Thayer will pay the cost of soliciting proxies for the special meeting. Thayer has engaged Morrow Sodali to assist in the solicitation of proxies for the special meeting. Thayer has agreed to pay Morrow Sodali a fee of $30,000. Thayer will reimburse Morrow Sodali for reasonable out-of-pocket expenses and will indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Thayer also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Thayer Capital Stock for their expenses in forwarding soliciting materials to beneficial owners of Thayer Capital Stock and in obtaining voting instructions from those owners. Thayer’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership

As of the Record Date, the Sponsor and Thayer’s directors and officers beneficially own an aggregate of approximately 20% of the outstanding shares of Thayer Capital Stock. The Sponsor and Thayer’s directors and officers have agreed to vote all of their shares of Thayer Capital Stock in favor of the Business Combination and each of the Stockholder Proposals.

PROPOSALS TO BE CONSIDERED BY THAYER’S STOCKHOLDERS

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

Thayer is a blank check company incorporated on July 31, 2020 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, with the intention of focusing its search for a target business in the travel and transportation sectors.

The terms of the Business Combination Agreement are the result of extensive arms-length negotiations between Thayer, Inspirato and certain of its equityholders and their respective representatives. The following is a brief description of the background of these negotiations and summary of the key meetings and events that led to the signing of the Business Combination Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Business Combination Agreement or their representatives.

On December 15, 2020, Thayer consummated its IPO of 17,250,000 Thayer Units, including 2,250,000 Thayer Units as a result of the full exercise of the underwriters’ over-allotment option. Each Thayer Unit consists of one share of Thayer Class A Common Stock, $0.0001 par value per share, and one-half of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one share of Thayer Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment.

The Thayer Units were sold at an offering price of $10.00 per unit, generating gross proceeds of $172,500,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of the IPO, Thayer consummated a private placement of 7,175,000 Private Warrants at a price of $1.00 per Private Warrant, issued to the Sponsor, generating gross proceeds of $7,175,000 to Thayer.

$175,950,000 of the net proceeds from the IPO and certain proceeds from the private placement of Private Warrants with the Sponsor was deposited in the Trust Account established for the benefit of Thayer’s Public Stockholders.

Prior to the consummation of its IPO, neither Thayer, nor anyone on its behalf, selected a target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with a target business.

After the IPO, Thayer evaluated a number of potential targets, including both privately held companies and assets or divisions owned by publicly traded companies. Of those potential targets, Thayer conducted additional due diligence and/or had discussions (including by participating in investor presentations) with the senior executives, directors, stockholders and/or sponsors of, or investment advisors to, over 50 companies (the “Other Potential Candidates”). Commencing in December 2020, Thayer also engaged strategic and financial advisors to, among other things, help Thayer evaluate all companies in its deal pipeline and take management presentations with certain companies Thayer had a serious interest in acquiring for its initial business combination.

In connection with Thayer’s due diligence evaluation of and discussions with the Other Potential Candidates:

•

Thayer primarily focused its search on businesses that could benefit from its founders’ and management team’s experience in the travel and transportation sectors, and the other factors described in its prospectus related to the IPO. Each of the Other Potential Candidates were companies with potential enterprise values of approximately $500 million to $3 billion, had proven and accomplished management teams, had the requisite compliance, financial controls and reporting processes in place and were ready for the regulatory requirements of a public entity, and were in the travel and transportation sectors.

•

Thayer focused its efforts primarily on bilateral discussions with the key decision-makers of each of the Other Potential Candidates regarding a potential transaction, including following submission of non-binding indications of interest.

•

Thayer entered into non-disclosure agreements with 15 Other Potential Candidates, including Inspirato and Party A described below, for the evaluation of a possible business combination. Such Other Potential Candidates, other than Inspirato and Party A, had potential enterprise values of approximately $750 million to $2.75 billion. Each non-disclosure agreement was entered into on customary terms and conditions and, among other things, restricted the disclosure of confidential information and limited the rights of a party to use confidential information except for the purpose of evaluating a possible transaction. In addition, a majority of the non-disclosure agreements included a customary trust account waiver pursuant to which the potential target company waived any right, title, interest or claim in, to or against the Trust Account and agreed not to seek recourse against the Trust Account for any reason. None of the non-disclosure agreements contained a standstill provision or any so-called “don’t ask, don’t waive” provision. For each of the 15 Other Potential Candidates, Thayer reviewed management presentations and other diligence materials, primarily summary financial information and projections.

•

On February 19, 2021, Thayer submitted a draft of a non-binding and unsigned letter of intent to Party A, a travel technology company, for a proposed business combination with an initial indication of enterprise value of approximately $2.5 billion. The letter of intent further contemplated Thayer delivering to the combined company the amounts from the Trust Account (subject to redemptions) and an additional $400 million from private capital raises. The indication of enterprise value was based on projected financial information supplied by Party A at a preliminary stage of Thayer’s evaluation of the potential transaction without Thayer providing input on such projections or any assumptions underlying such projections. The draft letter of intent requested an exclusivity period of 45 days. Shortly following Thayer’s submission of the draft letter of intent, Party A determined to pursue a business combination with another special purpose acquisition company, and the two parties discontinued discussions prior to executing any letter of intent.

•

Thayer did not submit any other letters of intent to the remaining Other Potential Candidates, except for Inspirato. While Thayer conducted varying levels of due diligence on such remaining Other Potential Candidates, none of them proceeded beyond the initial due diligence phase following entry into the non-disclosure agreements. Thayer ultimately determined not to proceed with any of its other potential acquisition opportunities for a variety of reasons, including because (i) the potential counterparty pursued an alternative transaction or strategy, (ii) the potential counterparty did not meet the valuation expectations of Thayer or (iii) Thayer concluded that the opportunity was not as attractive as the Inspirato business combination opportunity.

On February 22, 2021, Inspirato engaged UBS as its financial advisor. In February 2021, Thayer began working with representatives of Evercore and discussed a potential business combination opportunity with Inspirato.

On March 3, 2021, Mark Farrell, Co-Chief Executive Officer and Chief Financial Officer of Thayer, held an initial meeting with representatives of Inspirato by teleconference, coordinated by representatives of UBS, whom Inspirato had engaged to evaluate strategic alternatives. Brad Handler (Executive Chairman and Director), Brent Handler (Chief Executive Officer and Director) and Web Neighbor (Chief Financial Officer), as representatives of Inspirato, attended the teleconference and provided additional background and information about Inspirato and its industry. Mr. Farrell and Mr. Hemmeter were familiar with the travel and transportation industry from their time at Thayer Ventures, an early-stage venture capital firm with a strategic focus on the travel and transportation industry.

On March 4, 2021, Mr. Farrell provided an update to the Thayer board of directors about the potential business combination with Inspirato and the preliminary transaction terms. On the same day, Thayer and

Inspirato executed a confidentiality agreement, and subsequently Inspirato and its advisors began to share additional information regarding its business with Thayer. Thayer and its board of directors, together with its strategic advisors, with representatives of Evercore in attendance, also conducted market sizing and business due diligence on Inspirato.

On March 10, 2021, Inspirato provided Thayer’s advisors with access to an online data room, and Thayer continued its valuation, business and financial due diligence and Thayer’s third-party advisors continued to conduct or commenced conducting technology, data and analytics, legal, accounting, tax, insurance, and other due diligence, which included due diligence calls with Inspirato management and exchanging written responses with Inspirato’s management. On March 19, 2021, Brent Handler made a presentation to the Thayer board of directors about Inspirato. As Thayer continued its evaluation of Inspirato and got closer to submitting a letter of intent, Thayer management was in contact with individual members of the Thayer board of directors on a daily basis.

Between March 4 and March 29, 2021, Thayer conducted significant preliminary business and financial due diligence with respect to Inspirato and researched Inspirato’s market outlook. As part of this process, Thayer engaged and conducted initial and follow-up conversations with its strategic and financial advisors, to assist with its due diligence review focused on topics including financial, accounting and commercial/market due diligence, among others. On March 20, 2021, Inspirato provided an initial set of financial projections to Thayer and its advisors the (“Initial Projections”). Additionally, Thayer conducted several conference calls and meetings with its advisors, including, among others, its financial advisor from Evercore and its capital markets advisor from Stifel regarding the equity capital markets and demand for publicly traded travel companies, current and historical valuation metrics, and public company comparables. During this time, Thayer and its management team continued to evaluate alternative targets for a business combination.

Between March 4 and April 1, 2021, Thayer also held discussions with various representatives of its strategic and financial advisors, including Evercore, regarding a potential business combination with Inspirato and key financial terms, including valuation, sources and uses, and the form of consideration to be delivered to existing unitholders of Inspirato. On March 25, 2021, Thayer entered into an engagement letter with Evercore. During this time, Thayer, together with its advisors, developed a proposed transaction structure, including form of consideration for Inspirato equityholders. In March 2021, Inspirato provided to Thayer its initial proposal for the “UP-C” transaction structure, post-closing governance rights (including Combined Company board composition), lock-up arrangements, registration rights arrangements and voting arrangements with respect to the Business Combination.

From March 23 through March 29, 2021, representatives from Thayer and Inspirato, as well as the Thayer board of directors held telephonic due diligence sessions to further Thayer’s business and financial due diligence with respect to Inspirato, covering such topics as Inspirato’s industry, financial performance, growth opportunities, competitive positioning and management team. Representatives of Thayer’s and Inspirato’s strategic and financial advisors, including UBS and Evercore, also attended certain of these sessions. On March 29, 2021, representatives from Thayer and certain of its strategic and financial advisors and representatives of Inspirato and its board of managers attended a teleconference pursuant to which Thayer set forth a proposal for a business combination between the two companies. During the teleconference, Thayer and Inspirato discussed several key terms, including the enterprise valuation of Inspirato, the “UP-C” transaction structure, form of transaction consideration, size of the PIPE and governance rights following the Business Combination. Thayer noted that the UP-C transaction structure proposed by Inspirato in March 2021 was reasonable given Inspirato’s historical operations as a limited liability company treated as a partnership for U.S. federal income tax purposes and the tax basis of Inspirato’s assets, and that the UP-C structure would result in tax-deferral for all continuing securityholders of Inspirato and/or Thayer, which likely would not have been the case with other transaction structures without undue risk, additional transaction complexity or unfavorable economics to Thayer and Inspirato (such as minimum percentage ownership requirements by the Flow-Through Sellers of the Combined Company). Thayer also considered that, in the UP-C structure, exchanges of Inspirato New Common Units and Combined Company Class V Common Stock for Combined Company Class A Common Stock or cash, or redemptions of Inspirato New Common Units, would be expected to generate tax benefits for the Combined Company, mainly by increasing (for tax purposes) the Combined Company’s depreciation and amortization deductions, which could be used to reduce the amount of income tax the Combined

Company would be required to pay in the future. Thayer also noted that it is customary with similarly situated companies using UP-C structures for initial public offerings or initial business combinations with SPACs that 85% of any such tax savings are paid by the Combined Company to the Blocker Sellers and Flow-Through Sellers under a Tax Receivable Agreement as and when the Combined Company realizes reductions in its income tax liability. Thayer further noted that without an UP-C structure, there would not be any tax benefits attributable to exchanges or redemptions of Inspirato New Common Units, as described above, to offset against the Combined Company’s taxable income, if any, because the alternative structures would not result in the tax deductions described above. In contrast, under the UP-C structure, in circumstances where a payment comes due under the Tax Receivable Agreement as a result of utilization of depreciation and amortization deductions attributable to exchanges or redemptions, the Combined Company would utilize 100% of such tax benefits to offset its taxable income, but would be required to pay over to the Blocker Sellers and Flow-Through Sellers is 85% of such benefits, retaining the other 15% as described above. Thayer also considered the relative complexity of implementing an UP-C structure and concluded, upon the advice of counsel, that the UP-C structure is generally well accepted for private entities classified as partnerships for U.S. federal income tax purposes in going-public transactions. As a result, Thayer determined that the inclusion of an UP-C transaction structure did not materially detract from the anticipated benefits and attractiveness of the Inspirato business combination opportunity, including as compared to other potential business combination opportunities with private entities not classified as partnerships for U.S. federal income tax purposes that were previously considered. Thayer and Inspirato also provided a management presentation regarding Inspirato’s business, strategy and financial performance, including a market-based comparable companies analysis based on publicly available information that was prepared by Thayer with the assistance of Evercore. The comparables analysis assumed the Initial Projections provided by Inspirato to Thayer and analyzed companies in the Consumer Platform Supply / Subscription Leaders, Property Technology, Online Travel, Vacation Rental and Traditional Hospitality categories (the “Comparables Group”), which were deemed comparable by Thayer given their business models, end markets and stages of development. The comparables analysis used public information as of March 2021. Median Enterprise Value to estimated fiscal year 2022 revenue ratios for each cohort in the Comparables Group ranged from 2.7x (median of the Vacation Rental cohort) to 6.4x (6.0x when excluding a large online lodging marketplace company) (median of the Online Travel Cohort), with a median across the full Comparables Group of 3.5x. Based on Inspirato’s proposed valuation, its enterprise value to estimated fiscal year 2022 revenue ratio was 3.5x. Median compound annual revenue growth from 2018 to 2022 (estimated) for each cohort in the Comparables Group ranged from (2%) (median for the Online Travel cohort) to 36% (median for the Property Technology cohort), with Inspirato at 18%. Median 2021 estimated revenue as a percentage of 2019 revenue for each cohort in the Comparables Group ranged from 60% (median for the Traditional Hospitality cohort) to 174% (median for the Property Technology cohort), with Inspirato at 101%. No company included in the comparables analysis is identical to Inspirato. In evaluating the selected companies, Thayer made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Inspirato, such as the impact of competition on Inspirato’s business or the industry in general, industry growth and the absence of any material adverse change in Inspirato’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analyses, such as determining the arithmetic mean, median, or the high or low, are not in themselves a meaningful method of using selected company data. The management presentation did not contain other financial analyses prepared by Thayer or any of its advisors. Based on discussions during the teleconference, Thayer delivered to Inspirato a draft preliminary non-binding letter of intent.

On April 1, 2021, Thayer and Inspirato entered into the preliminary non-binding letter of intent (the “April LOI”) regarding a business combination between Thayer and Inspirato, which, subject to additional due diligence, provided for, among other things, an enterprise valuation of Inspirato of approximately $1.25 billion, without adjustment for cash, debt or working capital, and including a PIPE for $200 million in new capital for the Combined Company, which would result in minimum post-closing cash of at least $300 million when taken together with amounts held in Trust. Thayer’s view on valuation was informed by, among other things, comparable valuations of publicly traded peer firms, Thayer’s understanding of the travel market and information provided by Inspirato and its advisors as part of preliminary due diligence, including the Initial Projections. The

April LOI set forth a proposed transaction structure. In particular, the April LOI contemplated the “UP-C” transaction structure originally proposed by Inspirato and discussed between Inspirato and Thayer as indicated above and agreed in principle between Thayer and Inspirato without any further substantive changes, designed to enable certain of Inspirato’s equityholders to share in certain future tax benefits created by a business combination. The April LOI included exclusivity provisions, pursuant to which Thayer was prohibited from executing a letter of intent other than with respect to the transaction with Inspirato for a period of 45 days, with automatic extensions of 15 days unless either Thayer or Inspirato provided written notice to the other party of its desire to terminate the exclusivity period. The April LOI also provided that the equity value would be delivered to existing Inspirato owners in the form of cash and equity in the combined company. The April LOI provided that the board of directors of Inspirato following closing would be classified into three classes and would be comprised of 7 members, with 3 directors appointed by Inspirato, one director appointed by Thayer (determined to be Mr. Hemmeter at a later date prior to the execution of the Business Combination Agreement) and the balance of the board to be mutually agreed by the parties to ensure a cumulative skill set required to support Inspirato’s growth strategy as well as to satisfy independence and diversity requirements and recommendations of Nasdaq. Finally, the April LOI provided for (1) an earnout for a portion of the Sponsor’s shares of Thayer Class B Common Stock, (2) customary registration rights for affiliate equityholders of Inspirato and Thayer (including demand, piggyback and shelf registration rights and equivalent to the same rights held by or granted to the Sponsor and the PIPE Investors), (3) lock-up arrangements (six months for all Inspirato equityholders and one year for the Sponsor, subject to early release based on Combined Company market price performance) and (4) voting support arrangements relating to the Business Combination to be obtained from the Sponsor, other holders of Thayer Class B Common Stock and the majority of Inspirato’s equityholders. Such terms were substantially consistent with those set forth in Inspirato’s initial proposal from March 2021. Thayer and Inspirato continued to negotiate the definitive transaction documents on the basis of this April LOI and other business-level discussions. Following entry into the April LOI, Thayer engaged BPM LLP to conduct IT, human resources, quality of earnings and tax due diligence.

During April, May and June 2021, the parties continued to progress negotiations of specific terms of the definitive transaction documents based on the April LOI, including with respect to governance rights, transaction structure, form of consideration to existing Inspirato equityholders, voting agreements, lock-up arrangements, registration rights, and related matters. The parties, including their counsels, further discussed the tax and governance implications of the UP-C structure. The parties, including their counsels, determined that it would be in the best interests of their respective stakeholders to implement the UP-C structure previously agreed in principle by the parties in the April LOI whereby, among other things, (1) Thayer agrees to enter into the Tax Receivable Agreement to pass on 85% of certain tax savings that Pubco realizes to the Flow-Through Sellers and Blocker Sellers and (2) Thayer would authorize an additional class of common stock, Class V Common Stock, which will have no economic value, but which will entitle the holder thereof, the Flow-Through Sellers, to one (1) vote per share at any meeting of the stockholders of PubCo. Inspirato also proposed, and Thayer agreed in principle, for the operating company following the Initial Business Combination, Inspirato LLC, to be managed by the PubCo as the sole managing member (which structure was amended by the parties following the execution of the Merger Agreement solely for accounting purposes such that Inspirato LLC would be managed by a seven-person board of managers, as described in the section titled “Certain Agreements Related to the Business Combination—A&R Inspirato LLCA”.

The parties also continued due diligence activities and ongoing discussions regarding future value creation as well as began preparation of certain investor materials. In particular, representatives of Thayer and Inspirato held various calls and meetings to discuss key due diligence topics, including historical and projected financial performance, competitive positioning, technology and software architecture, and acquisition integration, among other topics. Representatives of Thayer’s and Inspirato’s strategic and financial advisers, including UBS and Evercore, also attended certain of these sessions. Thayer reviewed, and discussed with Evercore, certain financial data with respect to public company comparable trading metrics for the Inspirato transaction and certain projected financial information provided by Inspirato, which included enterprise value as a multiple of revenue based on projected 2021 revenue, projected revenue growth for the period from 2021 to 2025, and projected Adjusted EBITDA (non-GAAP) margin for 2021, in each case as provided by Inspirato. Thayer and its advisors and representatives also continued

work on the comprehensive value creation opportunities and plan for Inspirato, including a focus on organic revenue growth acceleration with new and existing customers and through price-value maximization, tuck-in and transformative acquisitions, data and analytics monetization opportunities, and appropriate investor communications strategies, among other items. Inspirato also shared an initial draft of the investor presentation that would be shared with potential investors as part of the PIPE. Senior management at Thayer and Inspirato rehearsed and continued to revise the investor presentation. In addition, the financial advisors as well as their counsel and counsels to Thayer and Inspirato reviewed, revised and performed due diligence on the investor presentation. During this time, Thayer continued to receive reports from, and continued diligence discussions with, BPM LLP regarding its diligence efforts around IT, human resources, quality of earnings and tax matters.

Beginning in April 2021, representatives of UBS, Evercore and Stifel (collectively, the “PIPE Placement Agents”) initiated conversations with prospective institutional investors as part of the PIPE Investment process. Thayer and Inspirato provided feedback to the PIPE Placement Agents on the list of prospective institutional investors and participated in strategic discussions around participants. Following consultation with Thayer, Inspirato also began outreach to certain additional non-institutional investors with whom Inspirato management and/or directors had previous relationships. From April 21, 2021 through May 21, 2021, Cooley, Wilson Sonsini and Simpson Thacher & Bartlett LLP (“Simpson”), counsel to the PIPE Placement Agents, exchanged drafts of the form of subscription agreement to be used in the PIPE, including the terms of the closing process, the conditions to closing the subscription, the representations and warranties of Thayer and the prospective PIPE Subscribers, the registration rights to be granted to the prospective PIPE Subscribers and provisions related to the termination of the Subscription Agreements. Commencing on May 7, 2021, the PIPE presentation was made available to prospective PIPE investors. The PIPE presentation contained the only set of projections (the “Updated Projections”) that PIPE investors received. These projections were included in the PIPE presentation for presentation to PIPE investors following review and discussion of such projections by Thayer. There were no material differences between the Updated Projections and the Initial Projections, and the fundamental assumptions and methodologies underlying the Updated Projections were substantially similar to the Initial Projections other than certain updates to reflect contemplated increases in expenditures and investments in the business intended to take advantage of growth opportunities and updates to reflect pandemic related travel trends. Please refer to the section titled “—Projections” for the key assumptions that Inspirato believed to be material in preparing the Updated Projections as well as certain important disclaimers and limitations regarding these financial projections. The PIPE presentation contained information materially consistent with this proxy statement/prospectus except for updates for financial statements as of September 30, 2021 and operational metrics and methodologies underlying ARR and Active Subscriptions as of September 30, 2021. Please see the section titled “Inspirato Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics.” Commencing on May 21, 2021, the PIPE Placement Agents began distributing draft documentation to prospective institutional investors with respect to the PIPE and between May 25, 2021 and June 29, 2021, Cooley, Wilson Sonsini and Simpson collectively negotiated the terms of the Subscription Agreements with the prospective institutional investors, and responded to follow up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the Business Combination. During this time, the prospective institutional investors conveyed to Inspirato and the PIPE Placement Agents, as applicable, their initial proposed subscription amounts. Prospective non-institutional investors and certain additional institutional investors conveyed their initial proposed subscription amounts to Inspirato.

On May 6, 2021, Thayer and Inspirato entered into an updated non-binding letter of intent (the “May LOI”), which amended the April LOI by providing for an enterprise valuation of Inspirato of approximately $1.221 billion at an assumed Thayer share price of approximately $10.00 per share, subject to diligence. The updated valuation was influenced by multiple factors, including changes to the comparable valuations of publicly traded peer firms and market feedback from prospective institutional investors, resulting in reduced multiples being applied to Inspirato revenue and other metrics. The May LOI was otherwise substantially consistent with the April LOI.

On May 19, 2021, Cooley LLP (“Cooley”), counsel to Thayer, delivered an initial draft of the Business Combination Agreement to Wilson Sonsini Goodrich & Rosati, P.C. (“Wilson Sonsini”), counsel to Inspirato.

Between May 19, 2021 and June 29, 2021, Cooley and Wilson Sonsini exchanged revised drafts of the Business Combination Agreement and the related ancillary agreements, including the Ninth Amended and Restated Limited Liability Company Agreement, the Proposed Organizational Documents, the Amended and Restated Registration and Stockholder Rights Agreement, the Tax Receivable Agreement, the Transaction Support Agreement and the Sponsor Side Letter, and engaged in negotiations of such documents and agreements. The various drafts exchanged reflected the parties’ negotiations on, among other things, the consideration structure, the components to be included in calculation of the consideration to be paid under the Business Combination Agreement, certain risk allocation points, closing conditionality, the overall suite of representations, warranties and covenants to be provided by each party under the Business Combination Agreement, post-closing governance matters, additional equity financing in the period prior to closing, and the scope of registration rights. The key terms under these agreements, including with respect to consideration structure, exchange rights, post-closing governance matters, including the UP-C structure, lock-up arrangements, voting arrangements and registration rights, were negotiated on the basis of prior discussions on these topics, including terms in the April LOI and May LOI. Over the same period of time, the representatives and advisors for Thayer and Inspirato held numerous conferences calls and came to agreement on the outstanding issues.

On June 18, 2021, Thayer and Inspirato entered into a further updated non-binding letter of intent (the “June LOI”), which provided for an enterprise valuation of Inspirato of approximately $1.111 billion (resulting in $1.07 billion of equity value for Inspirato equityholders) at an assumed Thayer share price of approximately $10.00 per share, subject to diligence. The updated valuation was influenced by multiple factors, including further changes to the comparable valuations of publicly traded peer firms as well as continued market feedback from prospective institutional investors and prevailing market conditions, resulting in reduced multiples being applied to Inspirato revenue and other metrics. The June LOI included, as part of the transaction, that Inspirato would have $20 million of cash on its balance sheet at closing and the acquisition would be on a cash-free, debt-free basis. The June LOI also provided that the Sponsor would forfeit 1,500,000 shares of Thayer Class B Common Stock immediately prior to closing, which would have been subject to an earnout, primarily as a result of market feedback from prospective institutional investors. The June LOI also reduced the amount of cash in Trust to be delivered by Thayer at the Closing and reduced the size of the anticipated PIPE to $100 million, both due to market conditions and continued market feedback from prospective institutional investors. The June LOI was otherwise substantially consistent with the May LOI.

On June 24, 2021, Thayer held a telephonic board meeting to update the Thayer Board on the potential business combination with Inspirato, including key transaction terms, due diligence conducted to date, opportunities for value creation, valuation, and projected financial performance, among other items. During this meeting, Thayer also presented the Updated Projections provided by Inspirato to the Thayer Board. Following this discussion, the Thayer Board directed management to continue to pursue the potential business combination with Inspirato, including the negotiation of definitive documentation to consummate the transaction.

On June 29, 2021, the Thayer Board met and, together with a representative of Cooley, reviewed the terms of the proposed Business Combination with Inspirato. Thayer’s management reviewed the business and financial terms of the transaction and a representative of Cooley reviewed the terms of the proposed final definitive transaction documentation. The Thayer Board also reviewed proposed resolutions which would be adopted by the Thayer Board in order to approve the entry into the Business Combination Agreement and related transactions. The Thayer Board determined that it was in the best interests of Thayer to proceed with executing a transaction on the terms discussed and based on the documents reviewed, and authorized Thayer’s management to finalize the documentation. Based on the factors cited in “— Thayer Board’s Reasons for the Approval of the Business Combination,” on June 29, 2021, the Thayer Board unanimously adopted resolutions by written consent (i) determining that it was in the best interests of Thayer and its stockholders for Thayer to enter into the Business Combination Agreement, the Sponsor Side Letter, the Subscription Agreements and the Transaction Support Agreement, (ii) adopting the Business Combination Agreement, the Sponsor Side Letter, the Subscription Agreements and the Transaction Support Agreement and approving Thayer’s execution, delivery and performance of the same and the consummation of the transactions contemplated by the Business

Combination Agreement, including the entry into the ancillary agreements, and (iii) approving the filing of the registration statement of which this proxy statement/prospectus forms a part, with the SEC subject, in each case, to changes to the Business Combination and documentation related thereto acceptable to the officers of Thayer.

On June 29, 2021, the Inspirato board of managers met via videoconference, with all board members present, to consider and discuss the proposed transaction with Thayer. Also present were representatives of Wilson Sonsini. Following a thorough review and discussion, all members of the board of managers determined to approve via written consent the execution and delivery of the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby.

On June 29, 2021, a final version of the Subscription Agreement was distributed to the prospective investors, which reflected the outcome of negotiations between the parties and the prospective investors.

On June 30, 2021, the board of managers of Inspirato adopted resolutions approving the execution and delivery of the Business Combination Agreement, the ancillary agreements and the transactions contemplated thereby.

On June 30, 2021, Thayer, Inspirato and the other parties thereto executed the Business Combination Agreement and the prospective investors that had chosen to participate in the PIPE indicated their final subscription amounts and executed Subscription Agreements with respect to the PIPE, which provided for binding subscriptions to purchase an aggregate of 10,350,385 shares of Thayer Class A Common Stock at $10.00 per share.

On June 30, 2021, a press release was issued announcing the Business Combination and shortly thereafter Thayer filed a current report on Form 8-K attaching the press release, the Business Combination Agreement, the Sponsor Letter Agreement, the form of Transaction Support Agreement, a transcript of a conference call with investors, the investor presentation previously provided to certain potential PIPE Subscribers, and the form of Subscription Agreement, and including a summary of certain key terms of the Business Combination and other key ancillary agreements.

In December 2021, Thayer approached the PIPE Subscribers to provide them with the opportunity to extend the termination date of the Subscription Agreements until March 31, 2022 by amending the Subscription Agreements. The Subscription Agreements were originally scheduled to terminate in accordance with their terms on December 30, 2021 if the Business Combination and PIPE had not been consummated by then. Thayer and Inspirato did not expect the Business Combination would be consummated by December 30, 2021, and as previously announced by Inspirato, the parties now expect the Business Combination and PIPE to close in the first quarter of 2022. Thayer obtained signed amendments from PIPE Subscribers representing 8,950,384 shares of Thayer Class A Common Stock in the aggregate, for an updated aggregate purchase price of approximately $89.5 million.

Thayer Board’s Reasons for the Approval of the Business Combination

In evaluating the transaction with Inspirato, the Thayer Board consulted with its management and its legal counsel as well as financial and other advisors. The Thayer Board considered and evaluated several factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Thayer Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Thayer Board viewed its decision as being based on all the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Thayer Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Throughout this process, the following criteria were used as guidelines for evaluating acquisition opportunities:

•	Industry. Thayer focused on the travel and transportation industries, where its management team has deep and sustained knowledge.

•	Size. Thayer focused on a substantial majority of companies with enterprise valuations between $750 million and $2.5 billion.

•	Market opportunity. Thayer focused on investments in travel and transportation industry segments that have strong long-term growth prospects and significant overall size and potential.

•	Growth. Thayer focused on investments in companies that possess sustainable competitive advantages and strong unit economics, while still promising substantial room for growth.

•	Strategic initiatives. Thayer sought management teams with the interest and ability to execute on strategic opportunities to enhance shareholder value.

•	Strong management. Thayer sought companies with proven and accomplished management teams already in place.

•

May benefit from being public. Thayer sought business combination partners that can inherently benefit from a public listing. These attributes included the ability to use publicly traded shares as acquisition currency, the benefit of greater visibility and branding among customers, enhanced access to debt and equity capital markets, and more liquid incentives for employee stock compensation.

•	Maturity. Thayer focused on companies that have adequate processes and could readily operate in the public markets with strong governance, controls and reporting in place.

•	Reputation and market acceptance. Thayer sought companies with a sizable market share in their segment and the opportunity to achieve market leadership.

•	Appropriate valuations. Thayer focused on acquiring a business combination partner on terms that it believed provided significant upside potential with limited risk.

Before reaching its decision, the Thayer Board discussed the material results of its management’s due diligence activities, which included:

•

extensive meetings and calls with Inspirato’s management team regarding competitive landscape and positioning, pricing, historical and projected financial performance, and historical acquisitions and integration, among other topics;

•

evaluation of potential value-creation opportunities to develop a comprehensive sponsor value-add plan, including organic revenue growth acceleration with new and existing customers and through price-value maximization, tuck-in and transformative acquisitions, data and analytics monetization opportunities leveraging our management’s experience with other travel and transportation market leaders, and appropriate investor communications strategies and alignment with environmental, social and governance goals leveraging the Sponsor’s extensive resources;

•

research on the luxury travel subscription industry with the assistance of a leading global third-party consulting firm, including historical and projected growth trends, pricing, competitive landscape, customer perceptions, sales force productivity metrics, and category share information, among other topics;

•	several product demonstrations of Inspirato’s software platform and user interface alongside technical and commercial third-party advisors;

•	calls with industry experts, including former executives of competitors and customers;

•

evaluation of data and analytics monetization opportunities with the assistance of third-party advisors and leading strategic thinkers in the supply chain management software space with whom our management has relationships;

•

technical review of software architecture, integration, data model, and other key components of the company’s technological infrastructure led by leading third-party technology consulting firms and other advisors with significant experience in the industry;

•

other due diligence activities relating to quality of earnings, accounting, legal, tax, technology, cybersecurity, insurance, operations and other matters conducted in conjunction with external advisors, including accounting and international and U.S. legal firms, among others;

•	financial and valuation analyses, including financial projections provided by Inspirato; and

•	research on the public trading values and related financial metrics, such as enterprise value to revenue ratios, of comparable companies to Inspirato, as well as private transaction precedents.

The Thayer Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, and the transactions contemplated thereby, including but not limited to, the following material factors and viewpoints:

•

Due Diligence. Thayer’s management and Board conducted due diligence examinations of Inspirato and held discussions with Inspirato’s management and Thayer’s financial and legal advisors concerning Thayer’s due diligence examination of Inspirato;

•	Financial Condition. The Thayer Board also considered factors such as Inspirato’s outlook, financial plan and capital structure, as well as valuation;

•

Experienced and Proven Management Team. Thayer’s management and Board believe that Inspirato has a strong management team, which is expected to remain with the Combined Company to seek to execute Inspirato’s strategic and growth goals;

•

Other Alternatives. The Thayer Board believes, after a thorough review of other business combination opportunities reasonably available to Thayer, that the Business Combination represents the best potential business combination for Thayer and the most attractive opportunity for Thayer based upon the process utilized to evaluate and assess other potential combination partners and Thayer Boards’ belief that such process has not presented a better alternative; and

•

Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between Thayer and Inspirato.

The Thayer Board also considered a variety of uncertainties and risk and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macro-Economic Risks. Macro-economic uncertainty and the effects it could have on the Combined Company’s revenues;

•

Redemption Risk. The potential that a significant number of Thayer stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Certificate of Incorporation, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the Combined Company following the Closing;

•	Stockholder Vote. The risk that Thayer’s or Inspirato’s stockholders may fail to provide the respective votes necessary to effect the Business Combination;

•

Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Thayer’s control, including the closing of the PIPE with the PIPE Commitment;

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•	No Third-Party Valuation or Fairness Opinion. The risk that Thayer did not obtain a third-party valuation or fairness opinion in connection with the Business Combination;

•	Thayer Stockholders Receive a Minority Position. The fact that Thayer stockholders will hold a minority position in the Combined Company;

•

Potential Conflicts of Interest of Thayer’s Directors and Officers. The potential conflicts of interest of Thayer’s Board and officers in the Business Combination (see “— Interests of Thayer’s Directors and Officers in the Business Combination”); and

•

Other Risks Associated with the Business Combination. Various other risks associated with the business of Inspirato, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Thayer’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The officers and directors of Thayer have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, including the travel and transportation sector, and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. In analyzing the Business Combination, Thayer’s board of directors and management conducted due diligence on Inspirato and researched the industry in which Inspirato operates and concluded that the Business Combination was in the best interest of Thayer’s stockholders. In reaching this conclusion, Thayer’s board of directors considered a number of factors and a broad range of information, including publicly available information and information provided by Inspirato. Thayer’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. Thayer’s board of directors also determined, without seeking a valuation from a financial advisor, that Inspirato’s fair market value was at least 80% of Thayer’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of Thayer’s board of directors, as described above, in valuing Inspirato’s business and assuming the risk that Thayer’s board of directors may not have properly valued such business. For a complete discussion of the factors utilized by Thayer’s board of directors in approving the Business Combination, see the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination — Thayer’s Board of Directors’ Reasons for the Approval of the Business Combination.” The Thayer board of directors is also comprised of a majority of independent directors who are not affiliated with the Sponsor and its affiliates. Thayer’s independent directors evaluated and unanimously approved, as members of the board of directors, the Merger Agreement and the transactions contemplated therein, including the Business Combination.

Certain Inspirato Projected Financial Information

Inspirato provided Thayer with its internally prepared forecasts for the fiscal years ending December 31, 2021 through December 31, 2025 in connection with Thayer’s evaluation of Inspirato. Inspirato does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition, or other results. However, in connection with the proposed Business Combination, management of Inspirato prepared the financial projections set forth below to present key elements of the forecasts provided to Thayer. Inspirato’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Inspirato periodically updates its internally developed forecasts as new information is obtained.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Inspirato, its management, board of managers, its affiliates, advisors, other representatives or any other recipient of this information considered, or now considers, such financial projections necessarily to be predictive of actual future results. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act. Considering that the Special Meeting will be held months after the date the financial forecast referenced above was prepared, as well as the uncertainties inherent in any forecasted information, stockholders are cautioned not to place undue reliance on the financial projections.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Inspirato’s business, all of which are difficult to predict and many of which are beyond Inspirato’s and Thayer’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Inspirato’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Inspirato Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. None of Inspirato’s independent registered accounting firm, Thayer’s independent registered accounting firm or any other independent accountants have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Thayer and its board of directors in connection with their review of the proposed transaction.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR INSPIRATO, THAYER UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, Inspirato’s management. Neither BDO USA, LLP, Inspirato’s independent auditor, nor Withumsmith+Brown PC, Thayer’s independent registered public accounting firm, has audited, reviewed, examined, compiled or otherwise applied procedures with respect to the accompanying prospective financial information presented herein and, accordingly, neither firm expresses any opinion or any other form of assurance on it. The independent auditor reports of BDO USA, LLP and WithumSmith+Brown PC included in this proxy statement/prospectus relate to historical financial information of Inspirato and Thayer, respectively. They do not extend to the projections and should not be read as if they do.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Inspirato may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, we have not provided a reconciliation of the financial measures.

Projections

	2021E	2022E	2023E	2024E	2025E
Subscription revenue	$95,808	$161,619	$226,128	$303,126	$381,493
Usage revenue	126,565	204,646	280,930	381,535	503,259

Total revenue	222,373	366,265	507,058	684,661	884,752

Revenue growth	35%	65%	38%	35%	29%

Cost of revenue	153,766	256,313	355,216	477,385	605,441
Gross profit	68,607	109,953	151,842	207,277	279,311
Gross margin	31%	30%	30%	30%	32%
Sales & marketing	36,069	52,983	64,669	74,508	83,483
Technology & development	16,757	19,617	19,925	22,603	25,679
General & administrative	30,858	46,888	53,308	59,806	67,312

Total operating expense	83,683	119,489	137,902	156,917	176,474

Adjusted EBITDA	$(15,077)	$(9,536)	$13,940	$50,359	$102,837
Adjusted EBITDA Margin	(7)%	(3)%	3%	7%	12%

Inspirato’s Updated Projections, as set forth above, were prepared in May of 2021 using a number of key assumptions regarding future growth, including the following key assumptions that Inspirato believed to be material:

•

We have assumed a majority of our projected 2021 revenues will be collected from existing subscribers. We have also assumed incremental revenue from new subscribers in 2021. Likewise, our 2022 and future year revenue, adjusted EBITDA and net income forecasts assume a significant portion of revenue being derived from our existing subscribers (with the assumption that our subscriber base grows each year from the addition of new subscribers in excess of existing subscriber resignations). Our revenue growth assumes a 41% compounded annual growth rate from 2021 to 2025, as compared to a 39% compounded annual growth rate from 2012 to 2019. Our projected compounded annual growth rate is slightly higher than our historical compounded annual growth rate due to factors including a projected increase in Inspirato Pass subscriptions as a proportion of total subscription revenue. We have assumed that travel revenue will grow as a product of growth in our subscriber base, growth of our residence portfolio, increases in nightly room rates paid by subscribers, increases in nights traveled per subscriber above levels achieved in 2019, and total occupancy rates higher than levels achieved in 2019. Our revenue, adjusted EBITDA and net income forecasts are also premised on the assumption that our existing pipeline of potential opportunities will result in near term revenue growth, that additional new opportunities are identified and delivered, and that the travel industry continues its recovery from the impacts of the COVID-19 pandemic.

•

Subscription revenues will grow as a function of the growth of new subscription products, Inspirato Pass and the new Inspirato Club, which were launched in 2019 and 2020, respectively. Legacy Inspirato Club subscriptions included a substantial enrollment fee and lower annual dues than our new subscription products. Our revenue projections assume that we continue to recognize the deferred revenue from legacy Inspirato Club subscriptions with substantial enrollment fees, and that sales of these subscriptions largely ceased in 2021.

•

Subscription revenue from these legacy Inspirato Club subscriptions will continue to be earned; an annual retention rate of 80% was assumed for legacy Inspirato Club members, consistent with historical experience.

•

Prior to 2019, all subscription revenues were derived from legacy Inspirato Club subscribers. In 2019, approximately 20% of subscription revenues were derived from Inspirato Pass, and in 2020, approximately 45% of subscription revenues were derived from Inspirato Pass. We have assumed that the number of Inspirato Pass subscriptions will continue to grow during the forecast period and its share of contribution to our subscription revenues will continue to grow during the forecast period, reaching approximately 70% of our total subscription revenues in 2025. We expect our subscriber mix to be approximately 45% Inspirato Pass subscribers at the end of 2025.

•

The forecasts assume no increases in annual dues for Inspirato Pass and new Inspirato Club subscriptions, but do include a $100 per year annual dues increase for legacy Inspirato Club subscriptions, consistent with our previous annual dues increases.

•

Travel revenue is forecasted to increase during the forecast period based on the projected increase in number of subscribers and the number of properties available for members to book. Average daily rates are forecasted to increase at a compounded annual growth rate of approximately 5% per year from 2021 to 2025. The forecasts assume total occupancy rates of approximately 79%. Inspirato’s historical occupancy rate was approximately 74% and 71% in 2019 and 2020, respectively. Through the nine months ended September 30, 2021 Inspirato’s occupancy rate was 79%.

•	We have assumed that our travel revenue per subscriber will increase due to an increase in average daily rates and an increase in nights traveled by subscribers.

•

We have assumed that we will increase our total residences by a compound annual growth rate of approximately 40% from 2021 to 2025, as compared to a 15% compound annual growth rate from 2012 to 2019. We assumed increases in demand for its subscription products and for travel during the projection period, necessitating a significant increase in its residence portfolio.

•

We have assumed that our cost of revenues will increase as these costs are primarily driven by growing our portfolio of residences and the costs to operate and maintain those residences and that we will be able to continue to acquire residences with similar costs and on similar terms as we have in recent years.

•

We have also assumed increased spending in sales and marketing infrastructure to facilitate new subscriber acquisition. We have assumed that general and administrative costs will increase significantly in 2021 due to the costs of funding growth initiatives and the costs of going public and will increase at more modest rates thereafter.

•	We have also assumed increased spending in technology and development to support new product development and enhancement of our customer user interfaces.

•

We have assumed that we will have sufficient liquidity and working capital to facilitate the growth of our residence portfolio and acquire new subscribers to grow our revenue, adjusted EBITDA and net income.

•	These assumptions are not predicated on any cash being available from the Trust Account and the PIPE Commitment.

Interests of Thayer’s Directors and Officers in the Business Combination

When you consider the recommendation of Thayer’s board of directors in favor of approval of the Business Combination Proposal and the other Stockholder Proposals, you should keep in mind that certain of Thayer’s directors and officers have interests in the Business Combination that are different from, in addition to, or in conflict with your interests as a stockholder or warrant holder. These interests include, among other things:

•

While the Sponsor does not have any ownership in Inspirato directly, the Sponsor and Thayer’s board of directors and officers beneficially own an aggregate of 2,812,500 Founder Shares (after giving effect to the agreed upon forfeiture of 1.5 million Founder Shares upon the consummation of the Business Combination), which shares would become worthless if Thayer does not complete a business combination within the applicable time period, as the Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. The Sponsor did not receive any compensation in exchange for this agreement to waive its redemption rights. Such shares have an aggregate market value of approximately $28.575 million based on the closing price of Thayer Class A Common Stock of $10.16 on Nasdaq on December 21, 2021, the Record Date for the special meeting of stockholders. Based on such market value, Thayer’s board of directors and officers will have an unrealized gain of approximately $28.4 million on their Thayer securities;

•

The Sponsor paid an aggregate of $25,000 ($0.0049 per share) for the Founder Shares which (to the extent not forfeited pursuant to the terms of the Sponsor Side Letter) will have a significantly higher value at the time of the Business Combination, if it is consummated. If Thayer does not consummate the Business Combination or another initial business combination by June 15, 2022, and Thayer is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the purchase price of $0.0049 that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of the Combined Company after the Closing falls below the price initially paid for the Units in the IPO and the Public Stockholders experience a negative rate of return following the Closing of the Business Combination;The Sponsor paid $7,175,000 for its Private Warrants, which would be worthless if a business combination is not consummated by June 15, 2022;

•

The Sponsor and Thayer’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor and Thayer’s directors and officers would lose their entire investment. As a result, the Sponsor as well as Thayer’s directors or officers may have a conflict of interest in determining whether Inspirato is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination. The Thayer board of directors was aware of and considered these interests, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to Public Stockholders that they approve the Business Combination;

•

Thayer’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Thayer’s behalf incident to identifying, investigating and consummating the Business Combination to the extent such expenses exceed the amount required to be retained in the Trust Account, unless the Business Combination is consummated;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have agreed not to redeem any public shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•

The Sponsor and certain other holders of Thayer Class B Common Stock have entered into the Sponsor Side Letter pursuant to which such holders have already agreed to vote their shares in favor of the Business Combination with Inspirato;

•	The Registration Rights Agreement will be entered into by the Sponsor;

•	The anticipated continuation of Chris Hemmeter as a director of the Combined Company; and

•

The continued indemnification of the current directors and officers of Thayer following the Business Combination and the continuation of directors’ and officers’ liability insurance following the Business Combination.

Interests of Inspirato’s Directors, Officers, and Others in the Business Combination

When you consider the recommendation of the Thayer Board in favor of adopting the Business Combination Agreement and approving the transactions contemplated thereby, including the Business Combination, you should keep in mind that certain of Inspirato’s directors and officers have interests in the Business Combination that are different from, or in addition to, those of Inspirato’s unitholders generally. These interests include, among other things:

•

Certain of Inspirato’s executive officers hold Inspirato Units and profits interests, the treatment of which is described in the section titled “Proposal No. 1 — The Business Combination Proposal.” Please see the section titled “Security Ownership of Certain Beneficial Owners and Management” for more information regarding the Inspirato Units held by Inspirato’s executive officers:

•

The non-employee directors of Inspirato have a direct or indirect ownership interest in Inspirato Units, which are described in the section titled “Security Ownership of Certain Beneficial Owners and Management”:

•

Certain of Inspirato’s directors and executive officers are expected to become directors and/or executive officers of the Combined Company. Specifically, the following individuals who are currently executive officers of Inspirato are expected to become executive officers of the Combined Company upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Brent Handler	Chief Executive Officer and Director
Brad Handler	Executive Chairman and Director
David Kallery	President
Web Neighbor	Chief Financial Officer

•

In addition, the following individuals who are currently directors of Inspirato are expected to become directors of the Combined Company upon the consummation of the Business Combination: Brent Handler, Brad Handler, and Scot Sellers.

•

At the closing of the Business Combination, Thayer will enter into the Registration Rights Agreement with certain holders of Inspirato Units (in which certain members of Inspirato’s Board and affiliates are included), which provides for registration rights to such unitholders and their permitted transferees.

•

Brent Handler Revocable Trust, an entity affiliated with Brent Handler, Inspirato’s Chief Executive Officer and a member of its board of managers, has agreed to purchase 1 million shares of Thayer Class A Common Stock, Brad Handler, Inspirato’s Executive Chairman and a member of its board of managers, has agreed to purchase 395,000 shares of Thayer Class A Common Stock, Elk Sierra, LLC, an entity affiliated with Scot Sellers, a member of Inspirato’s board of managers, has agreed to purchase 84,432 shares of Thayer Class A Common Stock, and David Kallery, Inspirato’s President, has agreed to purchase 25,000 shares of Thayer Class A Common Stock, each pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Subscribers. KPCB Holdings, Inc., an entity affiliated with KPCB Investment I, Inc., which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 611,250 shares of Thayer Class A Common Stock, Institutional Venture Partners XIII, L.P., an entity affiliated with Inspirato Group, Inc. (IVP), which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 570,000 shares of Thayer Class A Common Stock, Alps Investment Holdings LLC, an affiliated with Revolution Portico LLC, which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 500,000 shares of Thayer Class A Common Stock, and W Capital Partners III, L.P., an entity affiliated with W Capital Partners III IBC, Inc., which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 395,155 shares of Thayer Class A Common Stock, each pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Subscribers.

Potential Actions to Secure Requisite Stockholder Approvals

In connection with the stockholder vote to approve the Business Combination, the Sponsor and Thayer’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Thayer Class A Common Stock from stockholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. None of the Sponsor or Thayer’s board of directors, officers, advisors or their affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of Thayer Class A Common Stock is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Thayer’s board of directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Thayer for use in the Business Combination.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, the Antitrust Division of the DOJ and the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Thayer and Inspirato are not aware of any other regulatory approvals in the U.S. required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Thayer will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the unitholders of Inspirato will have a majority of the voting power of the Combined Company, Inspirato’s operations will comprise all of the ongoing operations of the Combined Company, and the management of Inspirato will appoint a majority of the PubCo Board. Following the Transaction, Inspirato will be managed by a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units. Accordingly, the financial statements will reflect the net assets of Thayer and Inspirato at historical cost with no goodwill or other intangible assets recognized.

THE BUSINESS COMBINATION AGREEMENT

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached hereto as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Thayer, Inspirato or Merger Subs. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that Thayer and Merger Subs, on the one hand, and Inspirato, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Business Combination Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Business Combination Agreement. While Thayer and Inspirato do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Thayer or Inspirato, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Thayer, Merger Subs and Inspirato and are modified by the disclosure schedules. The disclosure schedules are not publicly filed and are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for allocating risk among the parties as described above.

Description of the Business Combination Agreement; Structure of the Business Combination

On June 30, 2021, Thayer, Merger Subs, Blockers and Inspirato entered into the Business Combination Agreement, pursuant to which Thayer and Inspirato will consummate the Business Combination and Thayer will acquire certain of the outstanding equity interests of Inspirato. The Business Combination Agreement and the transactions contemplated thereby were unanimously approved by Thayer’s board of directors, Inspirato’s board of managers, and the governing bodies of each of the Merger Subs.

Prior to the Closing, the units representing equity interests in Inspirato are held by (i) Blockers, which are corporations (or entities treated as corporations for U.S. federal income tax purposes) that are affiliated with certain institutional investors, and (ii) other Members of Inspirato, which consist of entities and individuals, including members of management and other employees of Inspirato or its subsidiaries. The Members of Inspirato prior to the Closing, other than the Blockers, are referred to in this proxy statement as the “Flow-Through Sellers.”

The Business Combination Agreement provides for, among other things, the following:

•

each Blocker will merge with and into a Blocker Merger Sub (including any Non-Party Blocker, if any, that signs a joinder to the Business Combination Agreement with the consent of Inspirato) with the respective Blocker Merger Sub surviving as a wholly owned subsidiary of Thayer (collectively, the “Blocker Mergers”), resulting in the equity interests of each Blocker being cancelled and converted into the right to receive (i) shares of Combined Company Class A Common Stock based on such Blocker’s pro rata ownership of Inspirato (adjusted upward for cash and cash equivalents of such Blocker and adjusted downward for debt and transaction expenses of such Blocker), plus (ii) cash, if any, based on such Blocker’s pro rata ownership, plus (iii) certain rights under the Tax Receivable Agreement;

•

immediately following the Blocker Mergers, the Company Merger Sub will merge with and into Inspirato, with Inspirato continuing as the surviving company and subsidiary of Thayer, resulting in (i) each outstanding Inspirato Unit (other than any units held by Thayer or any of its subsidiaries following the Blocker Mergers) being cancelled and converted into a right to receive (A) New Common Units of Inspirato, (B) cash, if any, (C) shares of Combined Company Class V Common Stock and (D) certain rights under the Tax Receivable Agreement; and (ii) each outstanding Inspirato Option being automatically converted into an Assumed Inspirato Option; and

•

the limited liability company agreement of Inspirato will be amended and restated to, among other things, reflect the Company Merger and create a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units.

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. This UP-C structure will allow the Flow-Through Sellers to retain their equity ownership in Inspirato in the form of New Common Units issued pursuant to the Business Combination. Each Flow-Through Seller will also hold a number of shares of Combined Company Class V Common Stock equal to the number of New Common Units held by such Flow-Through Seller, which will have no economic value, but which will entitle the holder thereof to one (1) vote per share at any meeting of the stockholders of PubCo. Those institutional investors in Inspirato who, prior to the Business Combination, held Inspirato Units through a Blocker will, by contrast, hold their equity ownership in PubCo in the form of Combined Company Class A Common Stock. The parties agreed to structure the Business Combination in this manner to permit the Flow-Through Sellers to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes and PubCo, as a holder of New Common Units, will realize the same tax benefits. The UP-C structure also provides potential future tax benefits to PubCo (85% of which PubCo will give up and pay to the Flow-Through Sellers pro rata based on their ownership of New Common Units pursuant to the Tax Receivable Agreement), which are expected to arise when the Flow-Through Sellers ultimately exchange their New Common Units and Combined Company Class V Common Stock for shares of Combined Company Class A Common Stock. Because the New Common Units are issued by Inspirato and not PubCo, the New Common Units could be entitled to different after-tax economics on a per unit basis compared to the Combined Company Class A Common Stock on a per share basis (for example, as a result of PubCo being subject to corporate income tax, and the potential that holders of New Common Units will receive distributions, including tax distributions, directly from Inspirato but PubCo may not make corresponding distributions to the holders of Combined Company Class A Common Stock). See the section entitled “Risk Factors — Risks Related to Our Organizational Structure” for additional information on our organizational structure, including the Tax Receivable Agreement.

The A&R Inspirato LLCA will provide holders of New Common Units (other than Pubco and its Subsidiaries) with the right to require Inspirato to redeem all or a portion of such New Common Units, together with the cancellation of an equal number of shares of Combined Company Class V Common Stock, for, at Pubco’s election, an equal number of shares of Combined Company Class A Common Stock, or a corresponding amount of cash, in each case contributed to Inspirato by the Combined Company, provided that the Combined Company may elect to effect a direct exchange of such cash of Class A Common Stock for such New Common Units in lieu of any such redemption, all in accordance with the terms and subject to certain restrictions set forth in the A&R Inspirato LLCA. Under the A&R Inspirato LLCA, Inspirato will be managed by a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units. Initially, the Inspirato LLC Board will be composed of four persons that were designated by PubCo and three persons that were designated by the members holding a majority of the then outstanding vested New Common Units held by members other than PubCo. PubCo has initially designated Michael Armstrong, Eric Grosse, Christopher Hemmeter and Ann Payne to be on the Inspirato LLC Board immediately after Closing and the members holding a majority of the New Common Units held by members other than PubCo have initially designated Brent Handler, Brad Handler and Scot Sellers to be on the Inspirato LLC Board immediately after Closing. Following the completion of the Business Combination, PubCo will have the ability to increase or decrease the size of the Inspirato LLC Board and adjust the composition of the Inspirato LLC Board as necessary to reflect as closely as reasonably practicable the relative ownership of New Common Units held by PubCo, on the one hand, and the other members that are affiliated with Inspirato immediately prior to the completion of the Business Combination, on the other hand. Except as otherwise specifically required under the A&R Inspirato LLCA, the Inspirato LLC Board will have full and complete control of all affairs of Inspirato. The Inspirato LLC Board will manage and control all business activities and operations of Inspirato and control the day-to-day management of the business of Inspirato and its subsidiaries.

The diagrams below depict simplified versions of the current organizational structures of Thayer and Inspirato, respectively.

Thayer Organizational Structure

Inspirato Organizational Structure

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Business Combination assuming that no Public Stockholders exercise their redemption rights in connection with the Business Combination.

Consideration to be Received in the Business Combination

Blockers

At the effective time of the Blocker Mergers, each Blocker Equity Interest will be cancelled and converted into a right to receive the Per Share Blocker Merger Consideration, which consists of (A) a pro rata number of shares of Combined Company Class A Common Stock (adjusted upward for cash and cash equivalents of such Blocker and adjusted downward for debt and transaction expenses of such Blocker), plus (B) a pro rata portion of the Distributed Cash Amount, if any, in cash, plus (C) certain rights under the Tax Receivable Agreement.

Flow-Through Sellers

At the effective time of the Company Merger, each Inspirato Unit (other than any units held by Thayer or any of its subsidiaries following the Blocker Mergers) will be cancelled and converted in a right to receive the Per Unit Unitholder Merger Consideration, which consists of (1) a pro rata number of shares of New Common Units, (2) a pro rata portion of the Distributed Cash Amount, if any, in cash, (3) one share of Combined Company Class V Common Stock for each New Common Unit and (4) certain rights under the Tax Receivable Agreement.

Holders of Inspirato Options

At the effective time of the Company Merger, each Inspirato Option shall automatically be converted into an option to acquire a number of shares of Combined Company Class A Common Stock at an adjusted exercise price per share. Each Assumed Inspirato Option shall be subject to the same terms and conditions as were applicable to such corresponding Inspirato Option as of immediately prior to the Closing (including applicable vesting conditions), and (i) each such Assumed Inspirato Options shall be exercisable solely for shares of Combined Company Class A Common Stock; (ii) the number of shares of Combined Company Class A Common Stock subject to each Assumed Inspirato Options shall be determined by multiplying (a) the number of New Common Units subject to the corresponding Inspirato Option as of immediately prior to the Closing (and following the recapitalization of Inspirato pursuant to the A&R Inspirato LLCA) by (b) the Exchange Ratio (as defined below), and then rounding the resulting number down to the nearest whole number of shares of Combined Company Class A Common Stock; and (C) the per share exercise price for the Combined Company Class A Common Stock issuable upon exercise of such Assumed Inspirato Options shall be determined by dividing (1) the per unit exercise price of the Inspirato Option as in effect as of immediately prior to the Closing, by (2) the Exchange Ratio, and then rounding the resulting exercise price up to the nearest whole cent. The “Exchange Ratio” means the quotient obtained by dividing (i)(A) the Equity Merger Consideration plus the Distributed Cash Amount, divided by (B) $10.00, divided by (ii) the Fully Diluted Number.

Representations and Warranties

The Business Combination Agreement contains representations and warranties of Inspirato, Blockers and Thayer and Merger Subs, certain of which are qualified by materiality, material adverse effect, knowledge and other similar qualifiers and may be further modified and limited by disclosures schedules.

Under the Business Combination Agreement, Inspirato has made customary representations and warranties, including those relating to: organization, authority, enforceability of the Business Combination Agreement, non-contravention of contracts and laws, capitalization, financial statements and no undisclosed liabilities, no material adverse effect, absence of certain developments, leased real property, tax matters, contracts, intellectual property, accuracy of information supplied, litigation, brokerage fees and commissions, labor matters, employee benefit plans, insurance, compliance with laws, permits, environmental matters, affiliate transactions, and trade and anti-corruption compliance.

Under the Business Combination Agreement, the Blockers have made customary representations and warranties, including those relating to: organization, authority, enforceability of the Business Combination Agreement, non-contravention of contracts and laws, capitalization, status as a holding company and ownership, accuracy of information supplied, litigation, non-foreign status, affiliate transactions, brokerage fees and commission, no undisclosed liabilities, and tax matters.

Under the Business Combination Agreement, Thayer and the Merger Subs made customary representations and warranties, including those relating to: organization, authority, enforceability of the Business Combination Agreement, non-contravention of contracts and laws, capitalization, accuracy of information supplied in Form S-4, litigation, brokerage fees and commissions, trust account, financial ability, SEC documents, controls and financial statements, exchange listing, business activities, status as an investment company and emerging growth company, compliance with laws, financing, absence of certain developments, contracts, taxes, affiliate transactions, employees, and non-CFIUS foreign person status.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Inspirato are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. With respect to Inspirato, a “Company Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Inspirato (together with its subsidiaries), taken as a whole, or (b) the ability of the Inspirato (together with its subsidiaries), taken as a whole, to perform their respective obligations and to consummate the transactions contemplated by the Business Combination Agreement; provided, however, that none of the following will constitute a Company Material Adverse Effect, or will be considered in determining whether a Company Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Inspirato (together with its subsidiaries) operate; (ii) changes in law or U.S. generally accepted accounting principles or the interpretation thereof, in each case effected after the date the Business Combination Agreement was executed; (iii) any failure of Inspirato or its subsidiaries to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the U.S.) or any Law or guideline issued by a governmental entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) (collectively, “Force Majeure Events”); (vii) any political or geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberattack, terrorism, military actions, civil unrest, riots, or protests (including any escalation or general worsening of any of the foregoing) in the U.S. or any other country or region in the world (collectively, “Political Conditions”); (viii) the engagement by the U.S. in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the U.S., or any U.S. territories, possessions or diplomatic or consular offices or upon any U.S. military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a party to the Business Combination Agreement expressly required by the Business Combination Agreement (other than the Inspirato’s obligation to use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business and maintain intact and preserve business relationships), (B) taken by Inspirato or its subsidiaries at the express direction of Thayer (or an affiliate of Thayer) or (C) not taken by Inspirato in compliance with interim operating covenants contained in the Business Combination Agreement as a result of Thayer’s failure to consent to such action; (x) announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Inspirato (together with its subsidiaries) with employees, suppliers, customers, partners, vendors or any other third person, (xi) any litigation or other proceeding threatened, made or brought by any of the current or former Inspirato unitholder (on their own behalf or on behalf of Inspirato) against Inspirato, any of its executive officers or other employees or any member of the Inspirato’s board of managers arising out of the transactions contemplated by the Business Combination Agreement, (xii) any action taken or refrained from being taken, in each case which Thayer has approved, consented to or requested in writing (including via email) following the date the Business Combination Agreement was executed; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i),(ii), (iv) (v), (vi), (vii), (viii) and (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Inspirato (together with its subsidiaries), taken as a whole, relative to other comparable entities operating in the industries or markets in which the Inspirato (together with its subsidiaries) operate.

Under the Business Combination Agreement, certain representations and warranties of Thayer and Merger Subs are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. With respect to Thayer and Merger Subs, a “Buyer

Material Adverse Effect” means any event, circumstance or state of facts, that individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon the ability of Thayer to consummate the transactions contemplated by the Business Combination Agreement, including the Mergers.

Survival

None of the representations, warranties, covenants or agreements set forth in the Business Combination Agreement or in any certificate delivered pursuant to the Business Combination Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, survive the Closing (and there will be no liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, which will survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable party under such covenant or agreement. Notwithstanding anything to the contrary contained in the Business Combination Agreement, none of the provisions set forth therein, including with respect to non-survival, shall be deemed a waiver by any party to the Business Combination Agreement of any right or remedy which such Party may have at law or in equity in the case of Fraud (as defined in the Business Combination Agreement).

Covenants of the Parties

Prior to the Closing, Inspirato and each of the Blockers has agreed, subject to certain exceptions, to use their commercially reasonable efforts to conduct and operate their businesses in the ordinary course of business and maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom they have material business relationships.

Inspirato has also agreed not to, and to cause its subsidiaries not to:

•	amend or otherwise modify any of its governing documents (including by merger, consolidation or otherwise);

•

except as may be required by law or U.S. generally accepted accounting principles (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

•

make, change or revoke any material election relating to taxes other than in the ordinary course of business consistent with past practices, enter into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, file any material amended tax return, fail to timely file (taking into account valid extensions) any material tax return required to be filed, fail to pay any material amount of tax as it becomes due, adopt or change a material method of tax accounting or tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any tax or tax return other than any such extension or waiver obtained in the ordinary course of business, or enter into any tax sharing agreement (other than in the Inspirato LLCA (and any amendments thereto) or a tax sharing agreement that is a written contract entered into in the ordinary course of business of which the principal subject matter is not tax);

•

issue or sell, or authorize to issue or sell, any membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable, other than in the case of Inspirato pursuant to the exercise of Inspirato Options outstanding as of the date of the Business Combination Agreement, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any of its membership or limited liability company interests, shares of capital stock or any other ownership interests, other than the issuance of Inspirato Units upon the exercise of any Inspirato Options outstanding as of the date of the Business Combination Agreement in accordance with the terms of an employee benefit plan of Inspirato and the underlying grant, award or similar agreement; except for the issuance of Inspirato Options or profits interests to employees or consultants of Inspirato (including its subsidiaries) in the ordinary course of business;

•

declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to immediately prior to the Closing from excess cash balances not needed for operations in the ordinary course of business or to a subsidiary of Inspirato;

•

split, combine, redeem or reclassify, or purchase or otherwise acquire, any of its membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable;

•

other than in the ordinary course of business, (a) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness for borrowed money or evidenced by notes, bonds, debentures or similar contracts or instruments, as applicable (other than under that certain Loan and Security Agreement, dated as of October 15, 2020 (as amended, restated, amended and restated or otherwise modified from time to time), by and among Inspirato and East West Bank); or (b) make any loans, advances or capital contributions to, or investments in, any person or entity, other than (I) intercompany loans or capital contributions between the Inspirato and its subsidiaries, and (II) the reimbursement of expenses of employees (or advances to employees relating thereto);

•	cancel or forgive any indebtedness in excess of $500,000 owed to the Blockers, Inspirato or any subsidiary of Inspirato, as applicable;

•

commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures (x) in the ordinary course of business as contemplated by Inspirato’s capital expenditure budget, (y) capitalized software, or (z) in an amount not to exceed two million dollars ($2,000,000) individually or seven million dollars ($7,000,000) in the aggregate;

•	enter into, renew, or modify or revise in any material respect any affiliated transactions, other than those that will be terminated at Closing;

•

(i) lease, exclusively license, assign, transfer, or otherwise dispose of any of its properties or assets (including any intellectual property, but excluding leases of real property and dispositions of obsolete or worthless assets) that are, material to the businesses of the Inspirato (including its subsidiaries), taken as a whole, including any material intellectual property owned by Inspirato or its subsidiaries, except in the ordinary course of business or using Inspirato’s reasonable business judgment; or (ii) sell, assign, transfer, permit to lapse or abandon any intellectual property that is material to Inspirato and its subsidiaries;

•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	grant or otherwise create or consent to the creation of any lien (other than certain permitted liens) on any of its material tangible assets;

•

other than as required pursuant to employee benefit plans of Inspirato in effect on the date of the Business Combination Agreement (or adopted or entered into after such date in accordance with the Business Combination Agreement): (i) increase or grant any increase in the compensation or benefits (including severance) of, or grant or provide any change in control, retention, severance, termination payment, sale bonus or similar payments or benefits to any “officer” of Inspirato, as such term is defined in Rule 16a-1(f) of the Exchange Act (a “Section 16 Officer”), or member of the Inspirato Board; (ii) adopt, enter into, amend or terminate any employee benefit plans of Inspirato in which any of the Section 16 Officers or members of the Inspirato Board participate (or, if newly adopted, will participate) or which is a broad-based equity compensation or incentive bonus program in which the majority of the employees of the Inspirato or its subsidiaries participate; (iii) hire or terminate (other than for cause) any Section 16 Officer or member of the Inspirato Board; (iv) accelerate the vesting, payment or funding of any compensation or benefit to any Section 16 Officer or member of the Inspirato Board under any of the employee benefit plans of Inspirato; (v) grant any equity or equity-based compensation awards to Section 16 Officers or members of the Inspirato Board; or (vi) grant any bonuses or cash incentive compensation to any Section 16 Officer or member of the Inspirato Board;

•

waive, release, assign, settle or compromise any proceeding (whether civil, criminal, administrative or investigative) (w) involving payments (exclusive of attorney’s fees) in excess of one million dollars ($1,000,000) in any single instance or in excess of three million dollars ($3,000,000) in the aggregate; (x) granting material injunctive or other equitable remedy; or (y) which imposes any material restrictions on the operations of Inspirato or its subsidiaries;

•

terminate without replacement or amend in a manner materially detrimental to Inspirato or its subsidiaries, taken as a whole, any insurance policy insuring the business of Inspirato or any of its subsidiaries;

•

buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the ordinary course of business or (B) other assets in an amount not to exceed one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate;

•

negotiate, modify, extend, or enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Inspirato or its subsidiaries;

•	enter into any new line of business that is material to the businesses of Inspirato or its subsidiaries, taken as a whole; or

•	enter into any agreement to do any of the foregoing.

Each Blocker has also agreed not to:

•	amend or otherwise modify any of its governing documents (including by merger, consolidation or otherwise);

•	declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions;

•

except as may be required by law or U.S. generally accepted accounting principles (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

•

make, change or revoke any material election relating to taxes, enter into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, file any material amended tax return, fail to timely file (taking into account valid extensions) any tax return required to be filed, fail to pay any amount of tax as it becomes due (taking into account valid extensions), adopt or change a material method of tax accounting or tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any tax or tax return other than any such extension or waiver obtained in the ordinary course of business, or enter into any tax sharing agreement (other than in the Inspirato LLCA (and any amendments thereto) or a tax sharing agreement that is a written contract entered into in the ordinary course of business of which the principal subject matter is not tax);

•

split, combine, redeem or reclassify, or purchase or otherwise acquire, any of its membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable;

•

issue or sell, or authorize to issue or sell, any membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests;

•

(A) incur, assume, guarantee or otherwise become liable or responsible for any Blocker Indebtedness (other than with respect to taxes); or (B) make any loans, advances or capital contributions to, or investments in, any person or entity;

•	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	enter into, renew, or modify or revise in any material respect any contract with any interested party;

•	grant or otherwise create or consent to the creation of any lien (other than certain permitted liens) on any of its tangible assets;

•	sell, lease, exclusively license, assign, transfer, or otherwise dispose of any of its properties or assets;

•	take any action to incur any liability, other than liabilities which are de minimis;

•

take any action, directly or indirectly, take any action or fail to take any action that would render inaccurate or untrue any of the representations and warranties of the Blockers in the Business Combination Agreement, or take any action or fail to take any action that would be reasonably expected to prevent, or materially delay or materially impair, the consummation of the Blocker Mergers or transactions contemplated by the Business Combination Agreement; or

•	enter into any agreement to do any of the foregoing.

Prior to Closing, Thayer has agreed to, and has agreed to cause the Merger Subs to, use commercially reasonable efforts to conduct and operate their businesses in the ordinary course of business. In addition, Thayer has agreed not to:

•	amend, supplement, restate or otherwise modify any of its governing documents or the Trust Agreement (or any other agreement relating to the Trust Account), or form or establish any other subsidiary;

•

except as may be required by law or U.S. generally accepted accounting principles (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

•	withdraw any of the Trust Amount, other than as permitted by the Thayer’s governing documents or the Trust Agreement;

•

other than in connection with the redemption of Public Shares and in connection with the PIPE or other permitted equity subscription agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants, stock appreciation rights or rights to purchase or subscribe for, or enter into any contract with respect to the issuance or sale of, any Equity Interests of Thayer or the Merger Subs;

•

make, change or revoke any material election relating to taxes other than in the ordinary course of business consistent with past practices, enter into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, file any material amended tax return, fail to timely file (taking into account valid extensions) any material tax return required to be filed, fail to pay any material amount of tax as it becomes due (taking into account valid extensions), adopt or change a material method of tax accounting or tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any tax or tax return other than any such extension or waiver obtained in the ordinary course of business, or enter into any tax sharing agreement (other than in the A&R Inspirato LLCA or a contract entered into in the ordinary course of business of which the principal subject matter is not tax), except, in each case, for actions expressly contemplated by the Business Combination Agreement;

•

other than in connection with the redemption of Public Shares, (A) declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) in respect of its capital stock or other equity interests, or offer to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other equity interests, or (B) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving Thayer or any Merger Sub;

•

split, combine, redeem (other than in connection with the redemption of Public Shares) or reclassify (other than a conversion of Thayer Class B Common Stock into Thayer Class A Common Stock pursuant to Thayer’s governing documents) any of its Equity Interests;

•

incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any indebtedness (as such term is defined in the Business Combination Agreement), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt, other than indebtedness for borrowed money incurred in order to finance working capital needs in the ordinary course of business, in an amount not to exceed $2,500,000, in the aggregate, and which amounts will be repaid from the Trust Account on the Closing Date; (y) make any loans, advances or capital contributions to, or investments in, any person or entity or (z) amend or modify any indebtedness;

•	commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

•

enter into, terminate, amend or otherwise modify any transaction or contract with the Sponsor or any of its affiliates including, without limitation, for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Thayer to the Sponsor, Thayer’s officers or directors, or any affiliate of the Sponsor or Thayer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

•	waive, release, assign, settle or compromise any pending or threatened proceeding or compromise or settle any liability;

•

buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any person or entity or enter into any strategic joint ventures, partnerships or alliances with any other person or entity;

•

Other than in the ordinary course of business make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such person or entity, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person or entity;

•	Create any material liens (other than certain permitted liens) on any material property or assets of Thayer or any Merger Sub;

•

enter into any contract with any broker, finder, investment banker or other person or entity under which such person or entity is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

•	enter into any new line of business or otherwise incur any liabilities, other than liabilities arising from the Business Combination Agreement and the transactions contemplated hereby; or

•	enter into any agreement to do any of the foregoing.

The Business Combination Agreement also contains additional covenants of the parties, including, but not limited to, covenants in connection with:

•	the parties’ use of reasonable best efforts to consummate the Business Combination;

•	Thayer’s obligation to effect the redemption of Public Shares;

•	Thayer’s obligation to use reasonable best efforts to cause Thayer to remain listed as a public company on Nasdaq;

•	Thayer’s obligation to use reasonable best efforts to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act;

•

Thayer’s obligation to use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with it reporting obligations under applicable securities laws;

•	Thayer’s obligation to approve the 2021 Plan and the ESPP;

•	the protection of confidential information of the parties;

•	reasonable access to information of the parties;

•

notification of certain matters that would cause or would reasonably be expected to result in a failure of the conditions to (i) the obligations of each party to consummate the transactions contemplated by the Business Combination Agreement or (ii) the obligations of Thayer and the Merger Subs to consummate the transactions contemplated by the Business Combination Agreement;

•	the preparation and filing of the notification required under the HSR Act and similar laws in connection with the Business Combination;

•	Inspirato’s obligation to use reasonable best efforts to obtain the Written Consent and the Blocker Written Consent;

•	press releases and other filings with the SEC in connection with the transactions contemplated by the Business Combination Agreement;

•	Thayer’s obligation to file this proxy statement/prospectus;

•	the parties’ obligations to pay their own costs and expenses in connection with the Business Combination Agreement and other ancillary agreements;

•

Thayer’s obligation to indemnify the officers and directors of Inspirato following the Closing and to obtain policies of directors’ and officer’ liability insurance for a period of six (6) years following the Closing;

•	Thayer’s obligation to establish the Thayer Board in accordance with the Registration Rights Agreement;

•	Thayer’s obligations with respect to the Subscription Agreements and other permitted equity financings by Thayer prior to the Closing;

•	Inspirato’s and the Blockers’ obligations to terminate certain affiliate agreements;

•

the parties’ obligations to use reasonable best efforts not to solicit, initiate or knowingly take any action to facilitate or encourage competing offers or proposals for a business combination other than the Business Combination; and

•	Sponsor’s obligation to forfeit 1,500,000 shares of Thayer Class B Common Stock.

Closing Conditions

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to effect the Business Combination and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

•

the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by the Business Combination Agreement under the HSR Act shall have expired or been terminated;

•

no governmental entity shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the transactions contemplated by the Business Combination Agreement, including the Mergers, illegal or otherwise enjoining or prohibiting consummation of the transactions contemplated by the Business Combination Agreement, including the Mergers;

•	the adoption and approval of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals by the stockholders of Thayer;

•	the Written Consent shall have been obtained;

•

This proxy statement/prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending;

•	Thayer has at least $5,000,001 of net tangible assets after giving effect to any redemptions by Thayer’s stockholders;

The obligation of each party to consummate each Blocker Merger is subject to each such Blocker obtaining written consents executed by the applicable holders of Blocker Equity Interests in such Blocker evidencing (i) the approval of the Business Combination Agreement and the Blocker Merger, (ii) the approval of the other transactions contemplated by the Business Combination Agreement and (iii) an agreement to enter into any agreements or documentation reasonably required in connection with the obligations of the Blockers to terminate any affiliate contracts or obligations (such written consent, the “Blocker Written Consent”). If the Blocker Written Consent for any Blocker Merger has not been obtained, then the Blocker shall be treated as a Flow-Through Seller for purposes of the Business Combination Agreement.

Conditions to the Obligations of Thayer and the Merger Subs

The respective obligations of Thayer and the Merger Subs to effect the Business Combination and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

•

the representations and warranties of Inspirato (together with its subsidiaries) with respect to organization, authority, enforceability of the Business Combination Agreement, non-contravention of organizational documents, capitalization, the absence of a Company Material Adverse Effect, and brokerage, without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), are true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date;

•

each other representation and warranty of Inspirato (together with its subsidiaries) without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

•	Inspirato will have performed or complied with, in all material respects, each of the covenants and agreements of Inspirato to be performed or complied with on or before the Closing;

•	there will have been no Company Material Adverse Effect that is continuing;

•	Inspirato will have delivered to Thayer a duly executed certificate from an authorized person of Inspirato certifying that the foregoing conditions have been satisfied with respect to Inspirato; and

•	Inspirato will have delivered to Thayer a counterpart signature page to the A&R Inspirato LLCA, duly executed by Inspirato.

The obligations of the Thayer and the Blocker Merger Subs to consummate each Blocker Merger is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

•

the representations and warranties of the Blocker party to such Blocker Merger, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Blocker’s ability to consummate the Blocker Merger;

•	the respective covenants and agreements of the Blocker party to such Blocker Merger to be performed or complied with on or before the Closing shall have been performed in all material respects; and

•

the Blocker party to such Blocker Merger will have delivered to Thayer a duly executed certificate from an authorized person of the Blocker certifying that the foregoing conditions have been satisfied with respect to such Blocker.

Conditions to the Obligations of Inspirato and the Blockers

The respective obligations of Inspirato and the Blockers to effect the Business Combination and the other transactions contemplated by the Business Combination Agreement are subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

•

the representations and warranties of Thayer with respect to organization, authority, enforceability of the Business Combination Agreement, non-contravention of organizational documents, capitalization and brokerage, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date);

•

each other representation and warranty of Thayer, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on Thayer’s ability to consummate the transactions contemplated by the Business Combination Agreement;

•	the covenants and agreements of Thayer and Merger Subs to be performed or complied with on or before the Closing will have been performed in all material respects;

•

the aggregate amount equal to (a) cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the redemption of Public Shares), plus (b) proceeds from the PIPE actually received by Thayer, will be equal to or greater than $140 million;

•	Thayer will deliver to Inspirato a duly executed certificate from a director or an officer of Thayer certifying that the foregoing conditions have been satisfied;

•

Combined Company Class A Common Stock to be issued in connection with the transactions contemplated by the Business Combination Agreement, including (i) in the Blocker Mergers and (ii) upon exchange, pursuant to the A&R Inspirato LLCA, of all New Common Units issued in the Company Merger, shall have been approved for listing on Nasdaq;

•

Thayer will have delivered to Inspirato counterpart signature pages to the A&R Inspirato LLCA and the Tax Receivable Agreement duly executed by Thayer, and counterpart signature pages to the Registration Rights Agreement duly executed by Thayer and the Sponsor;

•	as of immediately following the Closing, the Thayer Board shall consist of the number of directors, and be comprised of the individuals as set forth in the Registration Rights Agreement;

•	the Sponsor Side Letter shall be in full force and effect and no Sponsor shall be in breach thereof or shall have failed to perform thereunder;

•	The Proposed Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and Thayer shall have adopted the Proposed Bylaws.

•

Thayer will have completed the redemption of Public Shares in accordance with the terms of the Business Combination Agreement, Existing Thayer Certificate of Incorporation and the Existing Thayer Bylaws, the Trust Agreement and this prospectus/proxy statement; and

•	Thayer will have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds from the Trust Account available to Inspirato immediately following the Closing.

Termination

The Business Combination Agreement may be terminated, and the transactions contemplated thereby abandoned, at any time prior to the Closing only as follows:

•	by the mutual written consent of Thayer and Inspirato;

•

by either Thayer or Inspirato by written notice to the other party if any governmental entity has enacted any law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated by the Business Combination Agreement illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Business Combination Agreement; provided, however, that the right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the Business Combination Agreement results in or causes such final, non-appealable order or other action;

•

by either Thayer or Inspirato by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before 11:59 PM (pacific time) on December 30, 2021 (the “Outside Date”); provided, that if certain conditions to Closing have not been satisfied by the Outside Date, Inspirato may, upon written notice to Thayer prior to the Outside Date, extend the Outside Date for an additional 90 days, which extension has been elected by Inspirato; provided, further, that the right to terminate the Business Combination Agreement shall not be available to any party whose material breach of its representations, warranties, covenants or agreements under the

Business Combination Agreement has been a proximate cause of the failure of the Closing to occur on or before such date;

•

by Inspirato, if Thayer or any Merger Sub breaches in any material respect any of its representations or warranties contained in the Business Combination Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Business Combination Agreement, which breach or failure to perform (i) would render a condition precedent to the Inspirato’s and Blocker’s obligations to consummate the Business Combination not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Thayer by Inspirato, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) business days after receipt of such written notice and Inspirato has not waived in writing such breach or failure; provided, however, that the right to terminate the Business Combination Agreement shall not be available to Inspirato if Inspirato is then in material breach of any representation, warranty, covenant or agreement contained in the Business Combination Agreement;

•

by Thayer, if Inspirato breaches in any material respect any of its representations or warranties contained in the Business Combination Agreement or Inspirato breaches or fails to perform in any material respect any of its covenants contained in the Business Combination Agreement, which breach or failure to perform (i) would render a condition precedent to Thayer’s or a Merger Sub’s obligations to consummate the Business Combination not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Inspirato by Thayer, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) business days after the delivery of such written notice (in which case the Outside Date shall automatically be extended until the end of such thirty (30) business day period) and Thayer has not waived in writing such breach or failure; provided, however, that the right to terminate the Business Combination Agreement shall not be available to Thayer if Thayer or any Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained herein; provided, that if any Blocker breaches in any material respect any of its representations or warranties contained in the Business Combination Agreement or any Blocker breaches or fails to perform in any material respect any of its covenants contained in the Business Combination Agreement, such Blocker shall be treated as a Flow-Through Seller in connection with the Business Combination;

•	by either Inspirato or Thayer, if the Required Proposals are not approved by the stockholders of Thayer (including any adjournment or recess of the meeting); or

•

by Thayer if the Written Consent shall not have been obtained and delivered to Thayer on or prior to 11:59 PM (pacific time) on the fifth (5th) business day following the date that this prospectus/proxy statement becomes effective; provided, however, that this termination rights shall expire and Thayer shall not be entitled to terminate the Business Combination Agreement upon such time as Inspirato delivers the Written Consent to Thayer.

Closing and Effective Time of the Business Combination

The closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) will take place electronically, by exchange of signature pages by email or other electronic transmission, as promptly as practicable, but in no event later than at 9:00 a.m., Eastern Time, on (a) the third (3rd) business day after the conditions described above under the section entitled “The Business Combination Agreement — Closing Conditions” have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (b) such other date and time as the parties to the Business Combination Agreement mutually agree in writing.

Expenses

Except as otherwise provided in the Business Combination Agreement, each party to the Business Combination Agreement is solely liable for and will pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such party or its affiliates in connection with the negotiation and execution of the Business Combination Agreement and the other agreements entered into in connection therewith, the performance of such party’s obligations under the Business Combination Agreement and the consummation of the transactions contemplated thereby. Notwithstanding the foregoing, if the Closing occurs: (i) any unpaid expenses of Inspirato incurred in connection with the transactions contemplated by the Business Combination Agreement will be paid out of the Trust Account, and (ii) any expenses of Thayer incurred with the transaction contemplated by the Business Combination Agreement will be paid or reimbursed out of the Trust Account and/or borne by the Combined Company.

Governing Law

The laws of the State of Delaware govern (a) all claims or matters related to or arising from the Business Combination Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of the Business Combination Agreement and the performance of the obligations imposed by the Business Combination Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Amendments

The Business Combination Agreement may be amended by a writing signed by Thayer and Inspirato.

Vote Required for Approval

Approval of the Business Combination Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the votes cast by the Thayer stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Business Combination Proposal.

The adoption of the Business Combination Proposal is conditioned on the approval of the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting.

The Closing is conditioned on the approval (or wavier, as applicable) of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting.

Recommendation of Thayer’s Board of Directors

THAYER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Business Combination Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

A&R Inspirato LLCA

Following the closing of the Business Combination, the Combined Company will operate its business through Inspirato. At the Closing, Combined Company and the other holders of the New Common Units will enter into the A&R Inspirato LLCA. The operations of Inspirato, and the rights and obligations of the holders of the New Common Units, will be set forth in the A&R Inspirato LLCA. New Common Units converted from Inspirato profit interests will be subject to substantially the same terms and conditions (including applicable vesting requirements) applicable to such Inspirato profit interests prior to the Effective Time, and consequently certain New Common Units will be subject to vesting requirements. The form of the A&R Inspirato LLCA is attached to this proxy statement as Annex D, which, as agreed to by the parties, modifies the A&R Inspirato LLCA that was included as Exhibit A to the Business Combination Agreement.

Management of Inspirato

Under the A&R Inspirato LLCA, Inspirato will be managed by a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units. Initially, the Inspirato LLC Board will be composed of four persons that were designated by PubCo and three persons that were designated by the members holding a majority of the then outstanding vested New Common Units held by members other than PubCo. PubCo has initially designated Michael Armstrong, Eric Grosse, Christopher Hemmeter and Ann Payne to be on the Inspirato LLC Board immediately after Closing and the members holding a majority of the New Common Units held by members other than PubCo have initially designated Brent Handler, Brad Handler and Scot Sellers to be on the Inspirato LLC Board immediately after Closing. Following the completion of the Business Combination, PubCo will have the ability to increase or decrease the size of the Inspirato LLC Board and adjust the composition of the Inspirato LLC Board as necessary to reflect as closely as reasonably practicable the relative ownership of New Common Units held by PubCo, on the one hand, and the other members that are affiliated with Inspirato immediately prior to the completion of the Business Combination, on the other hand. Except as otherwise specifically required under the A&R Inspirato LLCA, the Inspirato LLC Board will have full and complete control of all affairs of Inspirato. The Inspirato LLC Board will manage and control all business activities and operations of Inspirato and control the day-to-day management of the business of Inspirato and its subsidiaries. Pursuant to the terms of the A&R Inspirato LLCA, after the Closing, the Inspirato LLC Board will be elected annually by vote or written consent of the holders of a majority of the outstanding New Common Units, and the managers on the Inspirato LLC Board may be removed only with the consent of the persons entitled to designate such managers. Each member of Inspirato will agree to vote for the composition of the Inspirato Board as designated by PubCo and the members holding a majority of the then outstanding vested New Common Units held by members other than PubCo.

Inspirato Exchange Rights

Following completion of the Business Combination, under the A&R Inspirato LLCA, the holders of the New Common Units (other than the Combined Company and its Subsidiaries) will have the right to require Inspirato to redeem all or a portion of such New Common Units, together with the cancellation of an equal number of shares of Combined Company Class V Common Stock, for, at Pubco’s election, an equal number of shares of Combined Company Class A Common Stock, or a corresponding amount of cash, in each case contributed to Inspirato by the Combined Company, provided that Pubco may elect to effect a direct exchange of such cash of Class A Common Stock for such New Common Units in lieu of any such redemption, all in accordance with the terms and subject to certain restrictions set forth in the A&R Inspirato LLCA. In addition, Pubco generally will have the right to require, upon a change of control of Pubco, each Inspirato unitholder (other than Pubco) to exercise its exchange right with respect to some or all of its New Common Units. As the Inspirato unitholders cause their New Common Units to be redeemed or exchanged, holding other assumptions constant, Pubco’s membership interest in Inspirato will correspondingly increase, the number of shares of Combined Company Class A Common Stock outstanding will increase, and the number of shares of Combined Company Class V Common Stock will decrease.

Distributions and Allocations

Under the A&R Inspirato LLCA, subject to the obligations of Inspirato to make tax distributions and to reimburse PubCo for its corporate and other overhead expenses, PubCo will have the right to determine when distributions will be made to the Inspirato unitholders and the amount of any such distributions. Following completion of the Business Combination, if PubCo authorizes a distribution, such distribution will be made to the Inspirato unitholders on a pro rata basis in accordance with their respective percentage ownership of New Common Units.

The Inspirato unitholders, including PubCo, will generally incur U.S. federal, state and local income taxes on their share of any net taxable income of Inspirato. Net income and losses of Inspirato generally will be allocated to the Inspirato unitholders on a pro rata basis in accordance with their respective percentage ownership of New Common Units, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss, or deduction be allocated disproportionately in certain circumstances. To the extent the funds of Inspirato are legally available for distribution, and subject to any restrictions contained in any credit agreement to which Inspirato or its subsidiaries is bound, the A&R Inspirato LLCA will require Inspirato to make pro rata cash distributions to the Inspirato unitholders, including PubCo, in an amount generally intended to allow the Inspirato unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of Inspirato, based on certain assumptions and conventions and increased to the extent necessary, if any, to ensure that the amount distributed to PubCo is sufficient to enable PubCo to pay its actual tax liabilities. In addition, the A&R Inspirato LLCA will require Inspirato to reimburse PubCo for its corporate and other overhead expenses.

Issuance of Equity

The A&R Inspirato LLCA will provide that, except in certain specified circumstances, at any time PubCo issues a share of Combined Company Class A Common Stock or any other equity security, the net proceeds received by PubCo with respect to such issuance, if any, shall be concurrently contributed to Inspirato, and Inspirato shall issue to PubCo one New Common Unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Combined Company Class A Common Stock are redeemed, repurchased or otherwise acquired, Inspirato shall redeem, repurchase or otherwise acquire an equal number of Inspirato units held by PubCo, upon the same terms and for the same price, as the shares of Combined Company Class A Common Stock redeemed, repurchased or otherwise acquired.

Tax Receivable Agreement

Concurrently with the completion of the Business Combination, PubCo will enter into the Tax Receivable Agreement with the Blocker Sellers and the Flow-Through Sellers, in substantially the form attached to this proxy statement/prospectus as Annex H. Pursuant to the Tax Receivable Agreement, PubCo will be required to pay to the Flow-Through Sellers and/or the Blocker Sellers, as applicable, 85% of the tax savings that PubCo realizes as a result of increases in tax basis in Inspirato’s assets resulting from the sale of New Common Units for the consideration paid pursuant to the Business Combination Agreement and future exchange of New Common Units for shares of Class A common stock (or cash) pursuant to the A&R Inspirato LLCA, certain pre-existing tax attributes of the Blockers and certain other tax benefits related to entering into the Tax Receivable

Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless PubCo exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

If there were an exchange or redemption of all of the outstanding New Common Units (other than those held directly and indirectly by the Combined Company) immediately after the Business Combination, we estimate that the resulting tax benefits to the Combined Company subject to the Tax Receivable Agreement would be approximately $242 million, based on certain assumptions, including but not limited to a $10.00 per share trading price of Combined Company Class A Common Stock, a 21% U.S. federal corporate income tax rate and various estimated applicable state and local income tax rates, no material change in U.S. federal income tax law, and that the Combined Company will have sufficient taxable income to utilize such estimated tax benefits. If the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination and based on the same assumptions used to estimate the tax benefits as described above, the estimated early termination payments would be, in the aggregate, approximately $164 million (calculated using a discount rate equal to one-year LIBOR plus 200 basis points, applied against an undiscounted liability of approximately $206 million, representing an amount equal to 85% of the approximately $242 million of estimated tax benefits to the Combined Company that are subject to the Tax Receivable Agreement). The undiscounted liability of approximately $206 million, which is equal to 85% of the estimated tax benefits to be received by the Combined Company, represents the amount of the estimated tax benefits that would be payable by the Combined Company to the Flow-Through Sellers under the Tax Receivable Agreement, if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination and based on the same assumptions used to estimate the tax benefits as described above. The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.

The Tax Receivable Agreement also covers pre-existing tax attributes of the Blockers, such as net operating losses, that are available to the Combined Company following the closing of the Business Combination. We estimate such tax benefits to the Combined Company subject to the Tax Receivable Agreement would be approximately $21 million, based on certain assumptions, including but not limited to, a 21% U.S. federal corporate income tax rate and various estimated applicable state and local income tax rates, no material change in U.S. federal income tax law, and that the Combined Company will have sufficient taxable income to utilize such estimated tax benefits. The Tax Receivable Agreement payments would be, in the aggregate, approximately $16 million (calculated using a discount rate equal to one-year LIBOR plus 200 basis points, applied against an undiscounted liability of approximately $18 million, representing an amount equal to 85% of the approximately $21 million of estimated tax benefits to the Combined Company that are subject to the Tax Receivable Agreement). The undiscounted liability of approximately $18 million, which is equal to 85% of the estimated tax benefits to be received by the Combined Company, represents the amount of the estimated tax benefits that would be payable by the Combined Company to the Flow- Through Sellers under the Tax Receivable Agreement, if the Tax Receivable Agreement were terminated immediately after the closing of the Business Combination and based on the same assumptions used to estimate the tax benefits as described above. The foregoing numbers are merely estimates and the actual tax benefits and early termination payments could differ materially.

A delay in the timing of exchanges or redemptions of New Common Units, holding other assumptions constant, would be expected to decrease the discounted value of the amounts payable under the Tax Receivable Agreement, as the benefit of the depreciation and amortization deductions would be delayed and the estimated increase in tax basis could be reduced as a result of allocations of Inspirato’s taxable income to the Inspirato Unitholder prior to the exchange or redemption. Increases or decreases in the price per share of Combined Company Class A Common Stock at the time of each exchange or redemption of New Common Units would be expected to result in a corresponding increase or decrease in the undiscounted amounts payable under the Tax Receivable Agreement in an amount equal to 85% of the tax-effected change in price, and it is nearly certain that the actual stock price at the time of each exchange or redemption will deviate from the $10.00 per share assumed above. Increases in the applicable corporate income tax rate and estimated applicable state and local income tax rates would be expected to result in a corresponding increase in the undiscounted amounts payable under the Tax Receivable Agreement as a result of the corresponding increase in the expected net cash savings. The amounts payable under the Tax Receivable Agreement are dependent upon the Combined Company having sufficient future taxable income to avail itself of the tax benefits on which it is required to make payments under the Tax Receivable Agreement. If Inspirato Incorporated’s projected taxable income is significantly reduced, the expected payments would be reduced to the extent such tax benefits do not result in a reduction of the Combined Company’s future income tax liabilities.

Registration Rights Agreement

In connection with the Closing, that certain registration and stockholder rights agreement dated December 10, 2020 will be amended and restated and Thayer, the Sponsor, and certain unitholders of Inspirato will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Combined Company will agree that, within 15 business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a shelf registration statement registering the resale of certain shares of Combined Company Class A Common Stock from time to time, and Thayer shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. The equityholders party to the Registration Rights Agreement may demand underwritten offerings, including block trades, of their registrable securities by the Combined Company from time to time. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed in the aggregate $20.0 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights, subject to certain exceptions in the case of demands for underwritten block trades.

Transaction Support Agreements

On June 30, 2021, certain unitholders of Inspirato, holding a sufficient number of units of Inspirato to comprise the Company Unitholder Majority (as defined in the Business Combination Agreement), entered into Transaction Support Agreements pursuant to which, among other things, such unitholders agreed to vote all of their units of Inspirato (A) in favor of all Stockholder Proposals, (B) against any proposal in opposition to approval of the Stockholder Proposals, (C) against any proposal that would impede or frustrate any provision of the Business Combination Agreement, the Sponsor Side Letter or any Stockholder Proposal, result in a breach of any provision under the Business Combination Agreement or result in any conditions in the Business Combination Agreement to not be fulfilled and (D) against and withhold consent with respect to any competing business combination proposal.

Sponsor Side Letter

On June 30, 2021, the Sponsor entered into the Sponsor Side Letter pursuant to which the Sponsor and certain other holders of existing Thayer Class B Common Stock agreed, among other things, to (i) vote all of their shares of Thayer Class B Common Stock (A) in favor of all Stockholder Proposals, (B) against any proposal in opposition to approval of the Stockholder Proposals, (C) against any proposal that would impede or frustrate any provision of the Business Combination Agreement, the Sponsor Side Letter or any Stockholder Proposal, result in a breach of any provision under the Business Combination Agreement or result in any conditions in the Business Combination Agreement to not be fulfilled and (D) against and withhold consent with respect to any competing business combination proposal, and (ii) with respect to the Sponsor only, forfeit 1,500,000 shares of Thayer Class B Common Stock upon the Closing.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, on June 30, 2021, Thayer entered into separate Subscription Agreements with the PIPE Subscribers, pursuant to which the PIPE Subscribers agreed to purchase, and Thayer agreed to sell to the PIPE Subscribers, the PIPE Shares for a purchase price of $10.00 per share and an aggregate purchase price of approximately $103.5 million in the PIPE. The Subscription Agreements were scheduled to terminate in accordance with their terms on December 30, 2021, if the Business Combination and PIPE had not been consummated by then. In December 2021, Thayer approached the PIPE Subscribers to provide them with the opportunity to extend the termination date of the Subscription Agreements until March 31, 2022 by amending the Subscription Agreements. Thayer obtained signed amendments from PIPE Subscribers representing 8,950,384 shares of Thayer Class A Common Stock in the aggregate, for an updated aggregate purchase price of approximately $89.5 million.

The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the concurrent consummation of the Business Combination. The purpose of the PIPE is to raise additional capital for use by the Combined Company following the Closing.

The Subscription Agreements provide that the Combined Company is required to file with the SEC, within fifteen (15) business days after the Closing, a shelf registration statement covering the resale of the PIPE Shares and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th day following the filing date thereof if the SEC notifies the Combined Company that it will “review” such registration statement and (ii) the 5th business day after the date the Combined Company is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the Subscription Agreements, the PIPE Investors agreed to waive any claims that they may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreements against Thayer, including with respect to the trust account (other than with respect to any Thayer Class A Common Stock held by such PIPE Subscribers outside the PIPE Shares).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION RIGHTS AND BLOCKER MERGERS

The following is a discussion of certain material U.S. federal income tax consequences for (i) Public Stockholders that elect to have their Public Shares redeemed for cash as described in section titled “The Special Meeting of Thayer Stockholders — Redemption Rights” and (ii) holders of Blocker Equity Interests that exchange Blocker Equity Interests for the Per Share Blocker Merger Consideration in the Business Combination. This discussion applies only to Public Shares or Blocker Equity Interests, as the case may be, that are held as capital assets for U.S. federal income tax purposes and only to Public Stockholders or, to the extent described herein, holders of Blocker Equity Interests. This discussion does not address any tax treatment of other transactions occurring in connection with the Business Combination, including, but not limited to, the Company Merger.

This discussion is a summary only and does not describe all of the U.S. federal income tax consequences that may be relevant to Public Stockholders or holders of Blocker Equity Interests in light of their particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to Public Stockholders or holders of Blocker Equity Interests subject to special rules that apply to certain types of investors, including but not limited to:

•	our sponsor, founders, officers or directors;

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of the securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) holding Public Shares or Blocker Equity Interests to consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel as to any U.S. federal income tax consequence described herein. BDO USA LLP, an independent registered public accounting firm and tax advisor to Inspirato, will render an opinion as to the qualification for U.S. federal income tax purposes of the Blocker Mergers as “reorganizations” within the meaning of Section 368(a) of the Code, as described below in the section titled “Material U.S. Federal Income Tax Consequences of the Redemption Rights and Blocker Mergers — U.S. Federal Income Tax Considerations of the Blocker Mergers to Holders of Blocker Equity Interests.” The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. Public Stockholders and holders of Blocker Equity Interests are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state or local or non-U.S. jurisdiction or under any applicable income tax treaty.

As used herein, the term “U.S. holder” means a beneficial owner of Public Shares or Blocker Equity Interests, as applicable, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

The term “Non-U.S. holder” means a beneficial owner of Public Shares or Blocker Equity Interests, as applicable, who or that is, for U.S. federal income tax purposes:

•	A non-resident alien individual:

•	A foreign corporation; or

•	An estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. Public Stockholders or holders of Blocker Equity Interests who are such individuals should consult their tax advisors regarding the U.S. federal income tax consequences of the redemption of their Public Shares or the Blocker Mergers, as the case may be.

U.S. Federal Income Tax Considerations of the Redemption to the Public Stockholders

U.S. Holders

Tax Characterization of Redemption. In the event that a U.S. holder’s Public Shares are redeemed pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “The Special Meeting of Thayer Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, the U.S. holder will be treated as described under “Material U.S. Federal Income Tax Consequences of the Redemption Rights and Blocker Mergers — U.S. Holders — Gain or Loss on Redemption Treated as Sale of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “Material U.S. Federal Income Tax Consequences of the Redemption Rights and Blocker Mergers — U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of owning Private Warrants, Public Warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or PIPE) relative to all of our shares outstanding both before and after the redemption. The redemption of a U.S. holder’s Public Shares generally will be treated as a sale of the shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only shares of our stock actually owned by the U.S. holder, but also shares of our stock that are constructively owned by the U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include shares of Thayer Class A Common Stock which could be acquired pursuant to the exercise of the Private Warrants and Public Warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Public Shares and shares of our stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock. The redemption of Public Shares will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described under “Material U.S. Federal Income Tax Consequences of the Redemption Rights and Blocker Mergers — U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Public Shares will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as Sale of Public Shares. If the redemption qualifies as a sale of Public Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Public Shares redeemed. A U.S. holder’s adjusted tax basis in its Public Shares generally will equal the U.S. holder’s purchase price allocated to such Public Shares, less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes. Any such capital gain or loss recognized with respect to a redemption generally will be long-term capital gain or loss if the U.S. holder held such Public Shares for more than one year. It is unclear, however, whether the redemption rights with respect to the Public Shares described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Public Shares is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any such capital gain or loss recognized with respect to a redemption would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Public Shares, a U.S. holder generally will be treated as receiving a distribution of cash from us. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Public Shares. Any remaining excess will be treated as gain realized on the sale of the Public Shares and will be treated as described under “Material U.S. Federal Income Tax Consequences of the Redemption Rights and Blocker Mergers — U.S. Holders — Gain or Loss on Redemption Treated as Sale of Public Shares” above.

Provided that certain holding period requirements are met, dividends we pay to a U.S. holder that is a corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction. Such dividends also may be subject to the “extraordinary dividends” provisions of the Code, which could cause a reduction in the tax basis of such corporate U.S. holder’s shares and cause such U.S. holder to recognize capital gain. Provided that certain holding period requirements are met, and with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at preferential long-term capital gains rates. It is unclear whether the redemption rights with respect to the Public Shares described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. U.S. holders should consult with their own tax advisors regarding its applicable holding period for these purposes.

Information Reporting and Backup Withholding. Payments received by a U.S. holder as a result of the redemption of Public Shares may be subject, under certain circumstances, to information reporting and, unless the U.S. holder is exempt, backup withholding. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Tax Characterization of Redemption. The U.S. federal income tax characterization of the redemption of a Non-U.S. holder’s Public Shares pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “The Special Meeting of Thayer Stockholders — Redemption Rights,” generally will correspond to the characterization of such a redemption of a U.S. holder’s Public Shares, as described under “Material U.S. Federal Income Tax Consequences of the Redemption Rights and Blocker Mergers — U.S. Holders — Tax Characterization of Redemption” above, however the consequences of such redemption to the Non-U.S. holder generally will differ from the consequences for U.S. holders, as described below. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s Public Shares, the withholding agent might treat the redemption as a distribution subject to withholding tax.

Gain on Redemption Treated as Sale of Public Shares. If the redemption qualifies as a sale of Public Shares with respect to a Non-U.S. holder, such Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the redemption of its Public Shares, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period that the Non-U.S. holder held the Public Shares, and, in the case where Thayer Class A Common Stock is regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of the Thayer Class A Common Stock at any time within such period. There can be no assurance that Thayer Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder with respect to the redemption of Public Shares will be subject to tax at generally applicable U.S. federal income tax rates and a U.S. withholding tax could apply. However, Thayer believes that it is not, and has not been at any time since its formation, a U.S. real property holding corporation.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of Public Shares, a Non-U.S. holder generally will be treated as receiving a distribution of cash from us. The determination of the extent to which such distribution will be treated as a dividend, return of capital, or gain realized on the sale of Public Shares generally will be the same as for U.S. holders of Public Shares, as described in “Material U.S. Federal Income Tax Consequences of the Redemption Rights and Blocker Mergers — U.S. Holders — Taxation of Redemption Treated as a Distribution” above.

In general, any distributions the Non-U.S. holder is treated as receiving from us, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes. Subject to the withholding requirements under Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder, collectively “FATCA,” and provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, some or all of any amounts thus withheld may be refundable to the Non-U.S. holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Public Shares and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Public Shares, which will be treated as described under “Material U.S. Federal Income Tax Consequences of the Redemption Rights and Blocker Mergers — Non-U.S. Holders — Gain on Redemption Treated as Sale of Public Shares” above.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S. (and are not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder under an applicable treaty). Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Information Reporting and Backup Withholding. Any distributions paid to a Non-U.S. holder (including constructive distributions pursuant to a redemption of Public Shares) must be reported annually to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any distributions paid to a Non-U.S. holder (including constructive distributions pursuant to a redemption of Public Shares) generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds of the sale or other disposition by a Non-U.S. holder of Public Shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Public Shares effected outside the U.S. by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a U.S. person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A Common Stock effected outside the U.S. by such a broker if it has certain relationships within the U.S.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. FATCA imposes withholding of 30% on payments of dividends (including constructive dividends) on Thayer Class A Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that generally would not apply these withholding requirements to gross proceeds from sales or other disposition of Thayer Class A Common Stock. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Public Stockholders contemplating exercise of their redemption rights should consult their tax advisors to determine the specific tax consequences to them of such a redemption, including the effect of any U.S. federal, state or local, non-U.S. or other tax laws.

U.S. Federal Income Tax Considerations of the Blocker Mergers to Holders of Blocker Equity Interests

Characterization of the Blocker Mergers

In the opinion of BDO USA LLP, each Blocker Merger should qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. To qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a transaction must satisfy certain requirements, including, among others, that the acquiring corporation (or, in the case of certain reorganizations structured similarly to the Blocker Mergers, its corporate parent) continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business, in each case, within the meaning of Treasury regulations Section 1.368-1(d). However, due to the absence of guidance bearing directly on how the foregoing rules apply in the case of an acquisition of a corporation with only a minority interest in a limited liability company, such as each Blocker, the qualification of each Blocker Merger as a “reorganization” within the meaning of Section 368(a) of the Code is not free from doubt. The opinion is based upon and relies on, among other things, various facts and assumptions, as well as certain customary representations, statements and undertakings of Thayer and the Blockers. If any of these facts or assumptions is, or becomes, inaccurate or incomplete, or if any of these representations, statements or undertakings contained in any documents relating to the opinion is inaccurate or not complied with by Thayer or the Blockers, such opinion may be invalid and the conclusions reached therein could be jeopardized. An opinion of an independent registered public accounting firm represents the judgment of the firm and is not binding on the IRS or any court, and the IRS or a court may disagree with the conclusions in the opinion. Further, neither Thayer, Inspirato nor any of the Blockers have sought or intend to seek any ruling from the IRS regarding the qualification of any of the Blocker Mergers as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, notwithstanding the opinion of BDO USA LLP, there can be no assurance that the IRS will not assert that one or more of the Blocker Mergers fails to qualify as a “reorganization” or that a court would not sustain such a challenge. In the Business Combination Agreement, each of Thayer, the Blockers and Inspirato agrees to use its commercially reasonable efforts not to take any action that would reasonably be expected to cause any Blocker Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

If, notwithstanding the above, any of the Blocker Mergers fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the applicable Blocker Merger would be a fully taxable transaction for U.S. federal income tax purposes for the applicable Blocker (which will have been merged into the applicable Blocker Merger Sub that survives the merger as a subsidiary of Thayer) and the holders of the applicable Blocker Equity Interests.

U.S. Federal Income Tax Considerations of the Blocker Mergers for U.S. Holders

If a Blocker Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders of Blocker Equity Interests of the applicable Blocker will be as follows:

•

A U.S. holder will recognize gain, but not loss, upon the exchange of Blocker Equity Interests for the Per Share Blocker Merger Consideration pursuant to the Business Combination. The amount of gain recognized will equal the lesser of (i) the amount of cash received by the U.S. holder in connection with the Blocker Merger (other than any cash taxable as imputed interest, as described below in the section titled “— Imputed Interest”), and (ii) the amount of gain realized in the exchange. For these purposes, the amount of gain realized in the Blocker Merger generally will equal the excess of (i) the cash consideration received by the U.S. holder plus the fair market value of the non-cash consideration over (ii) the U.S. holder’s tax basis of the Blocker Equity Interests surrendered in the exchange. For this purpose, a U.S. holder must calculate gain or loss separately for each identifiable block of Blocker Equity Interests that a U.S. holder surrenders in the Blocker Merger. Because losses are not permitted to be recognized in a reorganization, a U.S. holder of Blocker Equity Interests cannot offset a loss realized on one block of those interests against a gain recognized on another block of those interests.

•

Any gain recognized will be long-term capital gain if the Blocker Equity Interests exchanged have been held for more than one year as of the date of the Blocker Merger. Under current law, long-term capital gains are taxed at a reduced U.S. federal income tax rate for non-corporate taxpayers. Short-term capital gains are taxed at ordinary income rates.

•

A holder’s aggregate tax basis for the shares of Combined Company Class A Common Stock received in the Blocker Merger will equal the holder’s aggregate tax basis in the shares of Blocker Equity Interests surrendered in the Blocker Merger, increased by any gain recognized in the Blocker Merger, and decreased by the amount of any cash consideration received.

•

The holding period of the shares of Combined Company Class A Common Stock received in the Blocker Merger will include the holding period of the Blocker Equity Interests surrendered in exchange therefor.

Payments made to holders of Blocker Equity Interests in respect of rights under the Tax Receivable Agreement, if any, are expected to be treated as deferred cash consideration paid in connection with the applicable Blocker Merger. Holders of Blocker Equity Interests are urged to consult with their tax advisors regarding the treatment of any payments made in respect of the Tax Receivable Agreement, including the possible application of the “installment method” for purposes of determining the timing and amount of gain recognized and an additional interest charge that may apply to taxpayers holding installment obligations with aggregate face amounts in excess of $5,000,000 in the aggregate. If a holder of Blocker Equity Interests elects out of, or is otherwise ineligible for, the installment method of reporting gain, the fair market value of rights under the Tax Receivable Agreement would be added to the cash received in connection with the Closing with respect to the applicable Blocker Merger for purposes of determined the gain recognized in the Blocker Merger.

Imputed Interest. A portion of the payments made to holders of Blocker Equity Interests in respect of rights under the Tax Receivable Agreement, if any, that are received more than six months after the Blocker Mergers generally will be recharacterized, for U.S. federal income tax purposes, as imputed interest, and the holders of Blocker Equity Interests will be required to include such portion in income as ordinary income. In general, the amount of such interest will be determined by discounting the actual amount of the payment received, using the appropriate applicable federal rate, from the date the payment is made to the Closing Date. The difference between the amount of the payment received and the discounted amount would be treated as interest under the Code and taxable as ordinary income. To the extent a payment constitutes imputed interest, the amount of the total consideration for purposes of calculating the holder’s overall gain will be reduced.

Reorganization Reporting Requirements. As provided in Treasury Regulations Section 1.368-3(d), each holder of Blocker Equity Interests who receives shares of Combined Company Class A Common Stock in a Blocker Merger is required to retain permanent records pertaining to the Business Combination, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Additionally, holders who owned immediately before a Blocker Merger at least 1% (by vote or value) of the total outstanding Blocker Equity Interests of the applicable Blocker, or “securities” (as specially defined for U.S. federal income tax purposes) of the applicable Blocker the aggregate federal income tax basis of which was at least $1 million, are required to attach a statement to their tax returns for the year in which the Blocker Merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in and fair market value of such holder’s Blocker Equity Interests, and any such “securities” surrendered in the Blocker Merger, the date of the Closing and the name and employer identification number (if any) of each of the Blocker, the applicable Blocker Merger Sub, and Thayer.

Backup Withholding and Information Reporting. Payments received by a U.S. holder as a result of the Blocker Mergers may be subject, under certain circumstances, to information reporting and, unless the U.S. holder is exempt, backup withholding. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn). Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations of the Blocker Mergers for Non-U.S. Holders

If a Blocker Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a Non-U.S. holder of Blocker Equity Interests generally will not be subject to U.S. federal income tax on any gain realized, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S. (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

the applicable Blocker is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the Closing Date or the period that the Non-U.S. holder held the Blocker Equity Interests.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident, as described above under “— U.S. Federal Income Tax Considerations of the Blocker Mergers for U.S. Holders.” Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

Under the Business Combination Agreement, each Blocker is required to deliver a certificate that it is not, and has not been in the period described in the second bullet point above, a “U.S. real property holding corporation” for U.S. federal income tax purposes. If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder with respect to a Blocker Merger will be subject to tax at generally applicable U.S. federal income tax rates and a U.S. withholding tax could apply.

Additionally, imputed interest received by a Non-U.S. holder, as described above under “— U.S. Federal Income Tax Considerations of the Blocker Mergers for U.S. Holders — Imputed Interest” may be subject to U.S. federal withholding tax unless the “portfolio interest” exemption applies or the Non-U.S. holder is eligible and properly establishes an exemption pursuant to a tax treaty. Non-U.S. holders of Blocker Equity Interests are urged to consult their tax advisors regarding the U.S. federal income tax treatment of imputed interest.

Information Reporting and Backup Withholding. Any consideration other than Combined Company Class A Common Stock paid to a Non-U.S. holder in connection with the Blocker Mergers may be required to be reported to the IRS and to the Non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the Non-U.S. holder resides or is established. Any such payments generally will not be subject to backup withholding if the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds of the disposition by a Non-U.S. holder of Blocker Equity Interests effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the Non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a disposition of Blocker Equity Interests effected outside the U.S. by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the Non-U.S. holder is not a U.S. person and certain other conditions are met, or the Non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Blocker Equity Interests effected outside the U.S. by such a broker if it has certain relationships within the U.S.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

Overview

If the Business Combination is consummated, Thayer will replace the Existing Thayer Certificate of Incorporation with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B. In the judgment of Thayer’s board of directors, the adoption of the Proposed Certificate of Incorporation is necessary to adequately address the needs of the Combined Company.

The Charter Proposal consists of the following amendments to the Existing Thayer Certificate of Incorporation:

2a. Name Change Charter Amendment — To change Thayer’s name to “Inspirato Incorporated”;

2b. Authorized Share Charter Amendment — To increase the number of authorized shares of our Class A Common Stock, to authorize a new class of common stock called the Class V common stock, and to increase the number of authorized shares of our “blank check” preferred stock;

2c. Actions by Stockholders Charter Amendment — To require that stockholders only act at annual and special meeting of the corporation and not by written consent;

2d. Voting Thresholds Charter Amendment — To increase the required vote thresholds for approving amendments to the certificate of incorporation and bylaws to 66 2/3%; and

2e. Additional Charter Amendment — To approve all other changes.

The following table sets forth a summary of the principal proposed changes and the material differences between the Existing Thayer Certificate of Incorporation and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

	Existing Thayer Certificate of Incorporation	Proposed Certificate of Incorporation
Name Change	Thayer’s current name is Thayer Ventures Acquisition Corporation.	Under the Proposed Certificate of Incorporation, Thayer will change its name to Inspirato Incorporated.

Purpose	The Existing Thayer Certificate of Incorporation provides that the purpose of Thayer shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Thayer by law and those incidental thereto, Thayer shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Thayer including, but not limited to, “its initial business combination” involving Thayer and one or more businesses.	The Proposed Certificate of Incorporation will provide that the purpose of the Combined Company shall be to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

	Existing Thayer Certificate of Incorporation	Proposed Certificate of Incorporation

Authorized Shares of Common Stock	The Existing Thayer Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Thayer Class A Common Stock, par value $0.0001 per share, and 10,000,000 shares of Thayer Class B Common Stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 1,000,000,000 shares of Combined Company Class A Common Stock, par value $0.0001 per share, and 500,000,000 shares of Combined Company Class V Common Stock, par value $0.0001 per share.

Blank Check Preferred Stock	The Existing Thayer Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 100,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, the rights, preferences and privileges of which may be designated from time to time by the PubCo Board.

Classified Board	The Existing Thayer Certificate of Incorporation provides for three classes of directors, with the term for Class I directors expiring at the first annual meeting of the stockholders, the term for Class II directors expiring at the second annual meeting of the stockholders and the term for Class III directors expiring at the third annual meeting of the stockholders, in each case following the effectiveness of the Existing Thayer Certificate.	The Proposed Certificate of Incorporation will provide for three classes of directors, with the term for Class I directors expiring at the first annual meeting of the stockholders following the Effective Time, the term for Class II directors expiring at the second annual meeting of the stockholders following the Effective Time and the term for Class III directors expiring at the third annual meeting of the stockholders following the Effective Time.

Actions by Stockholders Amendment	The Existing Thayer Certificate of Incorporation provides that no action shall be taken by the stockholders except at a duly called annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent other than with respect to Thayer Class B Common Stock.	The Proposed Certificate of Incorporation will provide that no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action shall be taken by the stockholders by written consent.

Corporate Opportunity Amendment	The Existing Thayer Certificate of Incorporation limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Certificate of Incorporation will provide that the Combined Company will renounce any interest or expectancy in any business opportunity, transaction or other matter in which a Specified Party (as defined therein) participates or desires or seeks to participate, to the fullest extent permitted by

	Existing Thayer Certificate of Incorporation	Proposed Certificate of Incorporation
applicable law, subject to certain exceptions

Bylaws Amendment	The Existing Thayer Certificate of Incorporation provides that any amendment to Thayer’s bylaws requires the affirmative vote of either a majority of the board of directors or the affirmative vote of the holders of at least a majority of all then outstanding shares of Thayer’s capital stock entitled to vote generally in the election of directors, voting together as a single class, provided that no bylaws adopted by Thayer’s stockholders shall invalidate any prior act of the board of directors that would have been valid if such bylaws had not been adopted.	The Proposed Certificate of Incorporation will provide that any amendment to the Combined Company’s bylaws will require the approval of either the PubCo Board or the holders of at least 66 2/3% of the Combined Company’s then- outstanding shares of capital stock entitled to vote in an election of directors, voting together as a single class.

Charter Amendment	Prior to an “initial business combination”, the Existing Thayer Certificate of Incorporation provides that any amendment to the business combination provisions of the Existing Thayer Certificate of Incorporation will require the approval of the holders of at least 65% of all then outstanding shares of common stock.	The Proposed Certificate of Incorporation will provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote in an election of directors, voting together as a single class.

Reasons for the Amendments to the Existing Thayer Certificate of Incorporation

Name Change

Changing the post-combination corporate name from “Thayer Ventures Acquisition Corporation” to “Inspirato Incorporated” is desirable to reflect the Business Combination with Inspirato and to clearly identify the Combined Company as the publicly traded entity. Additionally, the Thayer’s board of directors believes the name of the post-combination company should more closely align with the name of the existing operating business of Inspirato.

Purpose

The Proposed Certificate of Incorporation’s purpose is more appropriate for a public operating company.

Combined Company Class A Common Stock

The greater number of authorized shares of Combined Company Class A Common Stock in the Proposed Certificate will be used to issue shares to the PIPE Subscribers and to employees of the Combined Company under the 2021 Plan and the ESPP, each as proposed to be adopted by the Combined Company in connection with the Business Combination, and for general corporate purposes. Additionally, Thayer’s board of directors believes that it is important for the Combined Company to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Combined Company’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the PubCo Board to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may negatively impact the market price of the common stock. If, in the due exercise of its fiduciary obligations, for example, the PubCo Board were to determine that a takeover proposal was not in the best interests of the Combined Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Company to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Blank Check Preferred Stock

Thayer’s board of directors believes that these shares of “blank check” preferred stock will provide the Combined Company with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the PubCo Board to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may negatively impact the market price of the common stock of the Combined Company. If, in the due exercise of its fiduciary obligations, for example, the PubCo Board was to determine that a takeover proposal was not in the best interests of the Combined Company, such preferred stock could be issued by the PubCo Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the PubCo Board to issue the authorized preferred stock on its own volition will enable the Combined Company to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. However, the Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.

Classified Board

The classification of the PubCo Board will secure continuity and stability by ensuring that at any given time a majority of the directors will have prior experience with the Combined Company and, therefore, be familiar with its business and operations. Thayer’s board of directors also believes that this classification will assist the PubCo Board in protecting the interests of the Combined Company Stockholders in the event of an unsolicited offer for the Combined Company by encouraging any potential acquirer to negotiate directly with the PubCo Board.

The classification of the PubCo Board may also increase the amount of time required for a takeover bidder to obtain control of the Combined Company without the cooperation of the PubCo Board, even if the takeover bidder were to acquire a majority of the voting power of the Combined Company’s outstanding voting stock. Without the ability to obtain immediate control of the PubCo Board, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Combined Company. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of the PubCo Board, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the PubCo Board, the classification of the PubCo Board could be viewed as tending to perpetuate present management. Notwithstanding the foregoing, Thayer’s board of directors believes that by forcing potential bidders to negotiate with the PubCo Board for a change of control transaction, the PubCo Board will be better able to maximize stockholder value in any change of control transaction. Thayer’s board of directors is not aware of any present or threatened third-party plans to gain control of the Combined Company, and this proposal is not being recommended in response to any such plan or threat.

Actions by Stockholders Amendment

The elimination of stockholder written consents prevent a controlling stockholder or group of stockholders from amending the Proposed Certificate of Incorporation or bylaws of the Combined Company or removing directors without calling a special meeting of the stockholders and waiting the notice periods determined by the PubCo Board pursuant to the bylaws prior to taking any such action. This guarantees that stockholders are given sufficient time to weigh the arguments presented by both sides in connection with any contested stockholder vote. Thayer’s board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action. Notwithstanding the foregoing, elimination of such stockholder written consents may lengthen the amount of time required to take stockholder actions since actions by written consent are generally not subject to the minimum notice requirement of a stockholders’ meeting.

Corporate Opportunity Amendment

The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as Thayer, to renounce any interest or expectancy of the corporation in certain business opportunities. The Existing Thayer Certificate currently provides that certain business opportunities are not subject to the “corporate opportunity” doctrine. The Proposed Certificate of Incorporation will provide that the Combined Company will renounce any interest or expectancy in any business opportunity, transaction or other matter in which a Specified Party (as defined therein) participates or desires or seeks to participate, to the fullest extent permitted by applicable law, subject to certain exceptions.

Voting Thresholds Amendment

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to (a) certain provisions of the Proposed Certificate of Incorporation and (b) the Combined Company’s bylaws not approved by the PubCo Board is intended to protect key provisions of the Proposed Certificate of Incorporation and the Combined Company’s bylaws, respectively, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Vote Required for Approval

The Charter Proposal will be approved and adopted if both the holders of a majority of all outstanding shares of Thayer Class A Common Stock and a majority of all outstanding shares of Thayer Class B Common Stock entitled to vote thereon at the special meeting, each voting as a separate class, vote “FOR” the proposal. Failure to submit a proxy or to vote in person at the Thayer Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the proposal.

The adoption of the Charter Proposal is conditioned on the approval of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting.

The Sponsor has agreed to vote its shares of Thayer Capital Stock in favor of the Charter Proposal. See the section titled “Certain Agreements Related to the Business Combination — Sponsor Side Letter.”

Recommendation of Thayer’s Board of Directors

THAYER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of Thayer’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Thayer and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination — Interests of Thayer’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 3 — THE GOVERNANCE PROPOSALS

Overview

Thayer’s stockholders are being asked to vote on certain provisions referred to below, which are included in the Proposed Certificate of Incorporation. In accordance with SEC guidance, these proposals are being presented separately and will be voted upon on a non-binding, advisory basis. In the judgment of the Thayer Board, these provisions are necessary to adequately address the needs of the Combined Company. Accordingly, regardless of the outcome of the non-binding, advisory vote on these proposals, Thayer and Inspirato intend that the Proposed Certificate of Incorporation will take effect at the consummation of the Business Combination, assuming adoption of Charter Proposal.

The following table sets forth a summary of the principal proposed changes and the material differences between the Existing Thayer Certificate of Incorporation and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

	Existing Thayer Certificate of Incorporation	Proposed Certificate of Incorporation
Proposal No. 3A - Name Change	Thayer’s current name is Thayer Ventures Acquisition Corporation.	Under the Proposed Certificate of Incorporation, Thayer will change its name to Inspirato Incorporated.

Proposal No. 3B - Authorized Shares of Common Stock	The Existing Thayer Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of Thayer Class A Common Stock, par value $0.0001 per share, and 10,000,000 shares of Thayer Class B Common Stock, par value $0.0001 per share.	The Proposed Certificate of Incorporation will authorize the issuance of up to 1,000,000,000 shares of Combined Company Class A Common Stock, par value $0.0001 per share, and 500,000,000 shares of Combined Company Class V Common Stock, par value $0.0001 per share.

Proposal No. 3C - Actions by Stockholders Amendment	The Existing Thayer Certificate of Incorporation provides that no action shall be taken by the stockholders except at a duly called annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent other than with respect to Thayer Class B Common Stock.	The Proposed Certificate of Incorporation will provide that no action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws, and no action shall be taken by the stockholders by written consent.

Proposal No. 3D - Corporate Opportunity Amendment	The Existing Thayer Certificate of Incorporation limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Certificate of Incorporation will provide that the Combined Company will renounce any interest or expectancy in any business opportunity, transaction or other matter in which a Specified Party (as defined therein) participates or desires or seeks to participate, to the fullest extent permitted by applicable law, subject to certain exceptions

	Existing Thayer Certificate of Incorporation	Proposed Certificate of Incorporation

Proposal No. 3E - Bylaws Amendment	The Existing Thayer Certificate of Incorporation provides that any amendment to Thayer’s bylaws requires the affirmative vote of either a majority of the board of directors or the affirmative vote of the holders of at least a majority of all then outstanding shares of Thayer’s capital stock entitled to vote generally in the election of directors, voting together as a single class, provided that no bylaws adopted by Thayer’s stockholders shall invalidate any prior act of the board of directors that would have been valid if such bylaws had not been adopted.	The Proposed Certificate of Incorporation will provide that any amendment to the Combined Company’s bylaws will require the approval of either the PubCo Board or the holders of at least 66 2/3% of the Combined Company’s then- outstanding shares of capital stock entitled to vote in an election of directors, voting together as a single class.

Proposal No. 3F - Classified Board	The Existing Thayer Certificate of Incorporation provides for three classes of directors, with the term for Class I directors expiring at the first annual meeting of the stockholders, the term for Class II directors expiring at the second annual meeting of the stockholders and the term for Class III directors expiring at the third annual meeting of the stockholders.	The Proposed Certificate of Incorporation will provide for three classes of directors, with the term for Class I directors expiring at the first annual meeting of the stockholders following the Effective Time, the term for Class II directors expiring at the second annual meeting of the stockholders following the Effective Time and the term for Class III directors expiring at the third annual meeting of the stockholders following the Effective Time.

Proposal No. 3G - Charter Amendment	Prior to an “initial business combination”, the Existing Thayer Certificate of Incorporation provides that any amendment to the business combination provisions of the Existing Thayer Certificate of Incorporation will require the approval of the holders of at least 65% of all then outstanding shares of common stock.	The Proposed Certificate of Incorporation will provide that any amendment to certain provisions of the Proposed Certificate of Incorporation will require the approval of the holders of at least 66 2/3% of the Combined Company’s then-outstanding shares of capital stock entitled to vote in an election of directors, voting together as a single class.

Reasons for the Amendments to the Existing Thayer Certificate of Incorporation

Combined Company Class A Common Stock

The greater number of authorized shares of Combined Company Class A Common Stock in the Proposed Certificate will be used to issue shares to the PIPE Subscribers and to employees of the Combined Company under the 2021 Plan and the ESPP, each as proposed to be adopted by Thayer in connection with the Business Combination, and for general corporate purposes. Additionally, Thayer’s board of directors believes that it is important for the Combined Company to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support the Combined Company’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the PubCo Board to render it more difficult or to discourage an attempt to obtain control of the Combined Company and thereby protect continuity of or entrench its management, which may negatively impact the market price of the common stock. If, in the due exercise of its fiduciary obligations, for example, the PubCo Board were to determine that a takeover proposal was not in the best interests of the Combined Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable the Combined Company to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The Combined Company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Voting Thresholds Amendment

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of the Combined Company’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to (a) certain provisions of the Proposed Certificate of Incorporation and (b) the Combined Company’s bylaws not approved by the PubCo Board is intended to protect key provisions of the Proposed Certificate of Incorporation and the Combined Company’s bylaws, respectively, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Vote Required for Approval

Each of the Governance Proposals will be approved and adopted if the holders as of the Record Date of a majority of the then outstanding shares of Thayer Capital Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Governance Proposals.

As discussed above, a vote to approve the Governance Proposals is an advisory vote, and therefore, is not binding on Thayer or the Thayer Board. Accordingly, regardless of the outcome of the non-binding, advisory vote, Thayer intends that the Proposed Certificate of Incorporation, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal.

The consummation of the Business Combination is not conditioned upon the approval of the Governance Proposals at the Special Meeting. If the Business Combination Proposal is not approved, the Governance Proposals will not be presented to the stockholders for a vote. Notwithstanding the approval of the Governance Proposals, if the Business Combination is not consummated for any reason, the actions contemplated by the Governance Proposals will not be effected.

The Sponsor has agreed to vote its shares of Thayer Capital Stock in favor of the Governance Proposals. See the section titled “Certain Agreements Related to the Business Combination — Sponsor Side Letter.”

Recommendation of Thayer’s Board of Directors

THAYER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSALS.

The existence of financial and personal interests of Thayer’s directors may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of Thayer and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal — The Business Combination — Interests of Thayer’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL

Overview

In this Proposal No. 4, we are seeking stockholder approval for the Combined Company’s 2021 Equity Incentive Plan, or the “2021 Plan,” a copy of which is included as Annex J. The 2021 Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. The 2021 Plan is intended to replace the Inspirato 2012 Unit Option Plan, as amended, or the 2012 Plan, which will expire and not be used for future grants as of the effective date of the Business Combination. Approval of the 2021 Plan will allow the Combined Company to provide equity awards as part of the Combined Company’s compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. If the 2021 Plan is not approved it will compel the Combined Company to significantly increase the cash component of employee compensation following the Closing to attract and retain key employees because the Combined Company would need to replace components of compensation Inspirato previously delivered in equity awards, which would therefore reduce the Combined Company’s operating cash flow.

The Thayer Board believes that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the 2021 Plan increase the Combined Company’s ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps the Combined Company to recruit, reward, motive, and retain talented personnel. The Thayer Board believes that the approval of the 2021 Plan is essential to the Combined Company’s continued success, and in particular, the Combined Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor marks in which the Combined Company will compete. Such awards are also crucial to the Combined Company’s ability to motivate employees to achieve its goals.

Key Plan Provisions

•

The 2021 Plan will continue until terminated by the Combined Company’s Board or the Combined Company’s compensation committee, but (i) no incentive stock options may be granted after ten (10) years from the earlier of the Thayer Board or stockholder approval of the 2021 Plan and (ii) the 2021 Plan’s automatic share reserve increase (as described below) will operate only until the tenth (10th) anniversary of the earlier of the Combined Company’s Board or stockholder approval of the 2021 Plan.

•

The 2021 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards.

•

15,900,000 shares of the Combined Company’s Class A Common Stock will be authorized for issuance pursuant to awards under the 2021 Plan, plus 7,650,684 additional shares of the Combined Company’s Class A Common Stock that may become available for issuance as a result of recycling of assumed awards under the 2012 Plan, as described in the section titled “Inspirato’s Executive Compensation”.

•

The 2021 Plan provides for an automatic share reserve increase feature, whereby the share reserve will automatically be increased on the first day of each fiscal year beginning with the 2022 fiscal year, in an amount equal to the least of (i) 19,900,000 shares, (ii) 5% of the total number of shares of all classes of the Combined Company’s Common Stock outstanding on the last day of the immediately preceding fiscal year, and (iii) a lesser number of shares as determined by the administrator.

•	The 2021 Plan will be administered by the Combined Company’s Board or, if designated by the PubCo Board, the Combined Company’s compensation committee.

Description of the Combined Company 2021 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2021 Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2021 Plan and is qualified in its entirety by the specific language of the 2021 Plan.

Purposes of the 2021 Plan

The purposes of the 2021 Plan are to attract and retain personnel for positions with the Combined Company, any parent or subsidiary, and any entity that is in control of, is controlled by or is under common control with Combined Company (such entities are referred to herein as the company group); to provide additional incentive to employees, directors, and consultants; and to promote the success of the Combined Company’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator of the 2021 Plan may determine.

Eligibility

The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to the Combined Company’s employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to employees, directors and consultants of the Combined Company and the company group. Following the Closing, we expect the Combined Company to have, collectively,          non-employee directors and approximately          employees (including employee directors) and          consultants.

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Plan and the evergreen provision described below, the maximum number of shares of the Combined Company’s Class A Common Stock that may be issued pursuant to awards under the 2021 Plan is (i) 15,900,000 shares of the Combined Company’s Class A Common Stock, plus (ii) any shares of subject to stock options other awards that were assumed in the Business Combination and expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Combined Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Combined Company due to failure to vest, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (ii) equal to 7,453,734 shares of the Combined Company’s Class A Common Stock. The 2021 Plan also includes an evergreen provision that provides for an automatic annual increase to the number of shares of the Combined Company’s Class A Common Stock available for issuance under the 2021 Plan on the first day of each fiscal year beginning with the 2022 fiscal year, equal to the least of:

•	19,900,000 shares of the Combined Company’s Class A Common Stock;

•	5% of the total number of shares of all classes of the Combined Company’s common stock as of the last day of our immediately preceding fiscal year; and

•	such lesser amount determined by the administrator.

The 2021 Plan provides that the evergreen provision will operate only until the tenth (10th) anniversary of the earlier of the Combined Company’s Board or stockholder approval of the 2021 Plan.

Generally, if an award expires or becomes unexercisable without having been exercised in full, is surrendered under an exchange program described below, or, with respect to restricted stock, restricted stock units or performance awards, is forfeited to or reacquired by us due to the failure to vest, the unpurchased shares (or for awards other than options or stock appreciation rights, the forfeited or repurchased shares) that were subject to such awards will become available for future grant or sale under the 2021 Plan (unless it has terminated). With respect to stock appreciation rights, only shares actually issued will cease to be available.

Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan and will not become available for future distribution under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale. To the extent an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Combined Company, other change in the corporate structure of the Combined Company affecting the shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares occurs (including a change in control of the Combined Company), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits contained in the 2021 Plan.

Plan Administration

The Combined Company’s Board or a committee appointed by the Combined Company’s Board will administer the 2021 Plan and are referred to as the administrator. Different administrators may administer the 2021 Plan with respect to different groups of service providers. The Combined Company’s Board may retain the authority to concurrently administer the 2021 Plan and revoke the delegation of some or all authority previously delegated.

Subject to the terms of the 2021 Plan and applicable laws, the administrator generally will have the power, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable for administering the 2021 Plan. The administrator will have the power to administer the 2021 Plan, including but not limited to the power to construe and interpret the 2021 Plan and awards granted under the 2021 Plan, and determine the terms of awards, including but not limited to the exercise price (if any), the number of shares of the Combined Company’s Class A Common Stock subject to each award, the time when awards may vest or be exercised (including the ability to accelerate the vesting and exercisability of awards), and the form of consideration payable upon exercise, if applicable. The administrator may select the service providers to whom awards may be granted and approve forms of awards agreements under the 2021 Plan. The administrator will also have the authority to amend awards (including but not limited to the discretionary authority to extend the post-termination exercisability period of awards and to extend the maximum term of an option) and to temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, subject to the provisions of the 2021 Plan. The administrator may institute and determine the terms and conditions of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) participants have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. Unless a participant is on an approved leave of absence, the administrator will have sole discretion to determine the date on which a participant stops actively providing services to the Combined Company or the company group. The administrator’s decisions, determinations, and interpretations are final and binding on all participants and any other holders of awards.

Stock Options

Options may be granted under the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of options, including when such options vest and become exercisable

(and the administrator will have the discretion to accelerate the time at which such options will vest or become exercisable). The per share exercise price of any option generally must be at least 100% of the fair market value of a share on the date of grant, and the term of an incentive stock option may not be more than 10 years. However, with respect to any incentive stock option granted to an individual who owns 10% of the voting power of all classes of stock of the Combined Company or any of its parent or subsidiary corporations, the term of such option must not exceed 5 years, and the per share exercise price of such incentive stock option must be at least 110% of the fair market value of a share on the grant date. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her option for the period of time stated in his or her option agreement. In no event may an option be exercised later than the expiration of its term, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan. Subject to the provisions of the 2021 Plan, the administrator will determine the other terms of options, including but not limited to the acceptable forms of consideration for exercising an option.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Combined Company’s Class A Common Stock between the exercise date and the date of grant. Subject to the provisions of the 2021 Plan, the administrator will determine the terms and conditions of stock appreciation rights, including when such rights vest and become exercisable (and the administrator will have the discretion to accelerate the time at which such rights will vest or become exercisable) and whether to pay any increased appreciation in cash, shares, or a combination of both. The per share exercise price of a stock appreciation right must be at least 100% of the fair market value a share on the date of grant with respect to U.S. taxpayers, and the term of a stock appreciation right will be 10 years. After a participant’s service terminates, he or she generally may exercise the vested portion of his or her stock appreciation right for the period of time stated in his or her option agreement. However, in no event may a stock appreciation right be exercised later than the expiration of its terms, except in certain circumstances where the expiration occurs during a period where exercise is not permitted under applicable law, as described more fully in the 2021 Plan.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant. The administrator may impose prior to grant whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us or members of the company group), and the administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed at any time. Recipients of restricted stock awards generally will have voting but will not have dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units may be granted under the 2021 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one Share. The administrator will determine the terms and conditions of restricted stock units including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The administrator will have the discretion to accelerate the time at which any restrictions will lapse or be removed and to settle earned restricted stock units in cash, shares, or a combination of both.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that will result in a payment to a participant only if objectives established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance objectives in its discretion, which, depending on the extent to which they are met, will determine the value of the payout for the performance awards to be paid out to participants. The administrator will have the discretion to reduce or waive any performance objectives or other vesting provisions for performance awards. Performance awards will have a threshold, target, and maximum payout value established by the administrator on or before to the grant date. The administrator will have the discretion to pay earned performance awards in the form of cash, shares, or in some combination of both.

Non-Employee Directors

The 2021 Plan provides that any non-employee director, in any fiscal year, may not be paid, issued or granted cash retainer fees and equity awards (including awards under the 2021 Plan) with an aggregate value of more than $750,000, increased to $1,500,000 in connection with the non-employee director’s initial service, with the value of each equity award based on its grant date fair value. For purposes of this limitation, the grant date fair value is determined in accordance with U.S. generally accepted accounting principles. Any cash compensation or equity awards granted under the 2021 Plan to a non-employee director for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer or disposal of awards and only the recipient of an award may exercise an award during his or her lifetime. Any unauthorized transfer will be void.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of the Combined Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Plan provides that if there is a merger or a “change in control” (as defined under the 2021 Plan) of the Combined Company, each outstanding award will be treated as the administrator determines (subject to the following paragraph) without a participant’s consent, including that an award be continued by the successor corporation or that vesting of awards may accelerate automatically upon consummation of the transaction. The administrator will not be required to treat all awards, portions of awards or participants similarly and may modify awards, subject to the provisions of the 2021 Plan.

If the successor corporation does not continue an award (or some portion of such award), the participant will fully vest in (and have the right to exercise) 100% of then-unvested shares subject to his or her outstanding options and stock appreciation rights, all restrictions on 100% of the participant’s outstanding restricted stock and restricted stock units will lapse, and, regarding 100% of participant’s outstanding awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met. In no event will vesting of an award accelerate as to more than 100% of the award. If options or stock appreciation rights are not continued when a change in control or a merger of the Combined Company with or into another corporation or other entity occurs, the administrator will notify the participant in writing or electronically that the participant’s vested options or stock appreciation rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the administrator in its sole discretion and all of the participant’s options or stock appreciation rights will terminate upon the expiration of such period (whether vested or unvested).

With respect to awards held by a non-employee director, in the event of a change in control, the non-employee director will fully vest in and have the right to exercise his or her options and/or stock appreciation rights, all restrictions on his or her restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant.

Forfeiture and Clawback

All awards granted under the 2021 Plan will be subject to recoupment under any clawback policy that we are required to adopt under applicable law or listing standards. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in an award agreement as the administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired shares or other cash or property. In addition, the administrator may provide in an award agreement that the recipient’s rights, payments, and benefits with respect to such award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award.

Amendment or Termination

The 2021 Plan will become effective upon the Closing and will continue in effect until terminated by the administrator, but (i) no incentive stock options may be granted after ten (10) years from the earlier of the Thayer Board or stockholder approval of the 2021 Plan and (ii) the 2021 Plan’s automatic share reserve increase (as described below) will operate only until the tenth (10th) anniversary of the earlier of the Combined Company’s Board or stockholder approval of the 2021 Plan. In addition, the Combined Company’s Board will have the authority to amend, suspend, or terminate the 2021 Plan, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations as of July 2021, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the IRS no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Awards

A participant generally will recognize no income upon the grant of a performance award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2020 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Combined Company

The Combined Company generally will be entitled to a tax deduction in connection with an award under the 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMBINED COMPANY WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2021 Plan is in the discretion of the administrator and therefore cannot be determined in advance. We have not previously sponsored an equity incentive plan, and, therefore, the aggregate number of shares of the Combined Company’s Class A Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all other current employees who are not executive officers, as a group is not determinable.

Vote Required for Approval

Approval of the Incentive Plan Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Thayer Capital Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Incentive Plan Proposal.

The adoption of the Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the ESPP Proposal and the Nasdaq Proposal at the special meeting.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal at the special meeting.

The Sponsor has agreed to vote its shares of Thayer Capital Stock in favor of the Incentive Plan Proposal. See the section titled “Certain Agreements Related to the Business Combination — Sponsor Side Letter” for more information.

Recommendation of Thayer’s Board of Directors

THAYER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE ESPP PROPOSAL

Overview

In this Proposal No. 5 we are seeking stockholder approval for the Combined Company’s 2021 Employee Stock Purchase Plan, or the “ESPP,” a copy of which is included as Annex K. The ESPP is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing.

The ESPP will provide eligible employees an opportunity to purchase shares of the Combined Company’s Class A Common Stock at a discount through accumulated contributions of their earned compensation. The Thayer Board has determined that offering an employee stock purchase plan is important to the Combined Company’s ability to compete for talent. The ESPP will become a significant part of the Combined Company’s overall equity compensation strategy (especially with respect to the Combined Company’s nonexecutive employees) if it is approved by our stockholders. Non-approval of the ESPP will mean that the Combined Company may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent the Combined Company from successfully attracting and retaining highly skilled employees.

The ESPP’s initial share reserve is 3,200,000 shares of the Combined Company’s Class A Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the Combined Company’s Board or its compensation committee.

The Thayer Board believes that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to the success of the Combined Company. The ESPP provides a significant incentive by allowing employees to purchase shares of the Combined Company’s Class A Common Stock at a discount.

Description of the 2021 Employee Stock Purchase Plan

The following paragraphs provide a summary of the principal features of the ESPP and its operation. However, this summary is not a complete description of all of the provisions of the ESPP and is qualified in its entirety by the specific language of the ESPP.

Purpose

The purpose of the ESPP is to provide eligible employees of the Combined Company with an opportunity to purchase shares of the Combined Company’s Class A Common Stock through accumulated contributions, which generally will be made through payroll deductions. The ESPP permits the administrator (as discussed below) to grant purchase rights that qualify for preferential tax treatment under Code Section 423. In addition, the ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives. The Combined Company intends to issue purchase rights that do not qualify under Code Section 423 unless and until it may issue purchase rights that are eligible to satisfy the requirements of Code Section 423.

Shares Available for Issuance

Subject to adjustment upon certain changes in the Combined Company’s capitalization as described in the ESPP, the maximum number of shares of the Combined Company’s Class A Common Stock that will be available for issuance under the ESPP will be 3,200,000 shares. The shares may be authorized, but unissued, or reacquired the Combined Company’s Class A Common Stock. The number of shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2022 fiscal year equal to the least of:

•	4,000,000 shares of the Combined Company’s Class A Common Stock;

•	1% of the total number of shares of all classes of the Combined Company’s Common Stock as of the last day of our immediately preceding fiscal year; and

•	such lesser amount determined by the administrator.

We currently are unable to determine how long this share reserve may last because the number of shares that will be issued in any year or offering period depends on a variety of factors that cannot be predicted with certainty, including, for example, the number of employees who elect to participate in the ESPP, the level of contributions made by participants and the future price of shares of the Combined Company’s Class A Common Stock.

Administration

The ESPP will be administered by the Combined Company’s Board or a committee appointed by the Combined Company’s Board that is constituted to comply with applicable laws. We expect the Combined Company’s compensation committee to be the administrator of the ESPP. Subject to the terms of the ESPP, the administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate subsidiaries and affiliates as participating in the Section 423 Component and the Non-Section 423 Component, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish such procedures that it deems necessary or advisable for the administration of the ESPP. The administrator is authorized to adopt rules and procedures in order to: determine eligibility to participate, determine the definition of compensation for the purposes of contributions to the ESPP, handle contributions to the ESPP, coordinate the making of contributions to the ESPP, establish bank or trust accounts to hold contributions to the ESPP, effect the payment of interest, effect the conversion of local currency, satisfy obligations to pay payroll tax, determine beneficiary designation requirements, implement and determine withholding procedures and determine procedures for the handling of stock certificates that vary with applicable local requirements. The administrator also is authorized to determine that, to the extent permitted by applicable law, the terms of a purchase right granted under the ESPP or an offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the ESPP or the same offering to employees resident solely in the U.S. Every finding, decision and determination made by the administrator will, to the full extent permitted by law, be final and binding upon all parties.

Eligibility

Generally, all of our employees will be eligible to participate if they are customarily employed by the Combined Company’s, or any participating subsidiary or affiliate of the Combined Company’s, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date, for all options to be granted on such enrollment date in an offering, determine that an employee who (i) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (ii) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (iii) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the U.S Securities Exchange Act of 1934, as amended, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares under the ESPP if such employee:

•

immediately after the grant would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Combined Company or of any parent or subsidiary of the Combined Company; or

•

holds rights to purchase shares under all employee stock purchase plans of the Combined Company or any parent or subsidiary of the Combined Company that accrue at a rate that exceeds $25,000 worth of shares for each calendar year in which such rights are outstanding at any time.

Following the Closing, we expect the Combined Company to have, collectively,      non-employee directors and approximately      employees (including employee directors) and      consultants.

Offering Periods

The ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows the Combined Company to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in the ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than twenty-seven (27) months.

Contributions

The ESPP will permit participants to purchase shares of the Combined Company Class A Common Stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation, which includes a participant’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation. Unless otherwise determined by the administrator, a participant may not change the rate of his or her contributions during an offering period.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of the Combined Company’s Class A Common Stock at the end of each purchase period. A participant may purchase a maximum number of shares of during a purchase period as determined by the administrator in its discretion and on a uniform and nondiscriminatory basis. The purchase price of the shares will be 85% of the lower of the fair market value of the Combined Company’s Class A Common Stock on the first trading day of the offering period or on the exercise date, which is generally the last trading day of a purchase period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares. Participation ends automatically upon termination of employment with us.

Termination of Participation

Participation in the ESPP generally will terminate when a participating employee’s employment with us or a designated company ceases for any reason, the employee withdraws from the ESPP or the Combined Company terminates or amends the ESPP such that the employee no longer is eligible to participate. An employee may withdraw his or her participation in the ESPP at any time in accordance with procedures, and prior to any applicable deadline, specified by the administrator. Upon withdrawal from the ESPP, in general the employee will receive all amounts credited to his or her account without interest (unless otherwise required under applicable law) and his or her payroll withholdings or contributions under the ESPP will cease.

Non-Transferability

Neither contributions credited to a participant’s account nor rights to purchase shares of the Combined Company’s Class A Common Stock and any other rights and interests under the ESPP may be assigned,

transferred, pledged or otherwise disposed of (other than by will, the laws of descent and distribution or beneficiary designation in the event of death). Any attempt at such prohibited disposition will be without effect, except that we may treat such act as an election to withdraw participation.

Certain Transactions

If any extraordinary dividend or other extraordinary distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or the Combined Company’s other securities, or other change in the Combined Company’s corporate structure affecting the Combined Company’s Class A Common Stock, or any other similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares of the Combined Company’s Class A Common Stock occurs (including a change in control), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the ESPP, will adjust the number and class of shares that may be delivered under the ESPP, the purchase price per share, the class and the number of shares covered by each purchase right under the ESPP that has not yet been exercised, and the numerical limits of the ESPP.

In the event of the Combined Company’s proposed dissolution or liquidation, any ongoing offering periods will be shortened and will terminate immediately before completion of the proposed dissolution or liquidation following the purchase of shares under the shortened offering periods, unless provided otherwise by the administrator. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

In the event of our merger or “change in control” (as defined in the ESPP), each outstanding option under the ESPP will be assumed or substituted for by the successor corporation or its parent or subsidiary. In the event that options are not assumed or substituted for, the offering period will be shortened by setting a new exercise date on which the offering period will end, which will occur prior to the closing of the merger or change in control. Prior to the new exercise date, the administrator will notify participants regarding the new exercise date and the exercise to occur on such date.

Amendment; Termination

The administrator will have the authority to amend, suspend or terminate the ESPP. The ESPP automatically will terminate in 2041, unless it is terminated sooner. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may modify, amend or terminate the ESPP to reduce or eliminate such accounting consequence. If the ESPP is terminated, the administrator in its discretion may terminate all outstanding offering periods either immediately or after completion of the purchase of shares under the ESPP (which may be adjusted to occur sooner than originally scheduled), or in accordance with their terms. If options are terminated prior to their expiration, then all amounts credited to participants that have not been used to purchase shares will be returned, without interest (unless otherwise required under applicable law), as soon as administratively practicable.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the ESPP. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. jurisdiction to which the participant may be subject. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Purchase Rights Not Qualified under Section 423 of the Code

Purchase rights issued under the ESPP are not expected to qualify as being issued under an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that does not qualify under Section 423 of the Code, a participant will recognize ordinary income (subject to applicable withholdings) upon the exercise of the purchase rights equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price paid for those shares, and the Combined Company will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such purchase occurs. The amount of this ordinary income will be added to the participant’s basis in the shares.

If the participant sells or disposes of the purchased shares, then the participant generally will recognize capital gain or loss upon the disposition depending on whether the sale or disposition price is greater or less than the participant’s basis in the shares. The capital gain or loss, as applicable, will be long or short-term capital gain or loss depending on whether the participant held the shares for more than one year. The Combined Company will not be entitled to an income tax deduction with respect to such disposition.In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. Federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Purchase Rights Qualified under Section 423 of the Code

If the ESPP becomes eligible to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares of common stock acquired under the ESPP or in the event of the participant’s death while still owning the purchased shares of common stock.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which the shares were acquired or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction equal in amount to such excess, for the taxable year in which such disposition occurs. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares and (ii) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Combined Company will not be entitled to an income tax deduction with respect to such disposition.

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% U.S. Federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of shares purchased under the ESPP. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price and (ii) 85% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Number of Awards Granted to Employees, Consultants and Directors

Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate, the amount of his or her eligible compensation, and his or her determination as to the portion of his or her eligible compensation to contribute to the ESPP. Further, the number of shares of the Combined Company’s Class A Common Stock that may be purchased under the ESPP is determined, in part, by the price of shares of the Combined Company’s Class A Common Stock on the first day of each offering period and applicable exercise date of each purchase period. Accordingly, the actual number of shares that would be purchased by any individual under the ESPP in the future is not determinable. We have not previously sponsored an employee stock purchase plan, and, therefore, the aggregate number of shares of the Combined Company’s Class A Common Stock which would have been received by or allocated to our named executive officers; executive officers, as a group; and all other current employees who are not executive officers, as a group, who may participate in the ESPP is not determinable. Nonemployee members of the Board are not eligible to participate in the ESPP.

Vote Required for Approval

Approval of the ESPP Proposal requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Thayer Capital Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the ESPP Proposal.

The adoption of the ESPP Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal and the Nasdaq Proposal at the special meeting.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal at the special meeting.

The Sponsor has agreed to vote its shares of Thayer Capital Stock in favor of the ESPP Proposal. See the section titled “Certain Agreements Related to the Business Combination — Sponsor Side Letter” for more information.

Recommendation of Thayer’s Board of Directors

THAYER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL NO. 6 — THE NASDAQ PROPOSALS

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing):

•

The issuance of up to                shares of Combined Company Class A Common Stock to holders of Inspirato Units, which assumes the redemption of all outstanding Public Shares, $                of Distributed Cash Amount and that Inspirato does not issue any additional equity securities prior to the Mergers, and includes shares of Combined Company Class A Common Stock that may be issuable pursuant to exercise of Assumed Inspirato Options and Thayer Warrants; and

•	The issuance of 8,950,384 shares of Thayer Class A Common Stock to the PIPE Subscribers, which will be consummated concurrently with the Closing.

For further information, please see the section titled “Proposal No. 1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

The Nasdaq Proposals are comprised of the following:

6a. Issuance of Thayer Class A Common Stock to Inspirato Unitholders — To issue up to                shares of Thayer Class A Common Stock to Inspirato’s unitholders, as described above; and

6b. Issuance of Thayer Class A Common Stock to PIPE Subscribers — To issue 8,950,384 shares of Thayer Class A Common Stock to the PIPE Subscribers, as described above.

Why Thayer Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b), (c) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for Common Stock); or (ii) the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock to be issued is or may be equal to 20% or more of the Common Stock, or 20% or more of the voting power, outstanding before the issuance, at a price that is less than the minimum price, defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

Stockholder approval of the Nasdaq Proposals is also a condition to the Closing under the Business Combination Agreement.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposals are adopted, we will issue (i) up to                shares of Thayer Class A Common Stock, which assumes the redemption of all outstanding Public Shares, $                of Distributed Cash Amount and that Inspirato does not issue any additional equity securities prior to the Mergers, and includes shares of Combined Company Class A Common Stock that may be issuable pursuant to the exercise of Assumed Inspirato Options and Thayer Warrants, to the holders of Inspirato Units upon the Closing and (ii) approximately 10.3 million shares of Thayer Class A Common Stock to the PIPE Subscribers upon the closing of the PIPE.

The issuance of the shares of Thayer Class A Common Stock described above will result in significant dilution to Thayer stockholders and result in Thayer stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Thayer.

Vote Required for Approval

Approval of each of the Nasdaq Proposals requires the affirmative vote (virtually in person or by proxy) of holders as of the Record Date of a majority of the then outstanding shares of Thayer Capital Stock entitled to vote and actually cast thereon at the special meeting. Failure to vote by proxy or to vote online at the virtual special meeting or an abstention from voting will have no effect on the outcome of the vote on the Nasdaq Proposals.

Adoption of the Nasdaq Proposals is conditioned on the approval of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal at the special meeting.

The Closing is conditioned on the approval (or waiver, as applicable) of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposals at the special meeting.

Recommendation of Thayer’s Board of Directors

THAYER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSALS 5A AND 5B.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow Thayer’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to Thayer’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied. In no event will Thayer’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under the Existing Thayer Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Thayer’s stockholders, Thayer’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied.

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of Thayer Capital Stock represented virtually in person or by proxy and voted thereon at the special meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Stockholder Proposals.

Recommendation of Thayer’s Board of Directors

THAYER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT INSPIRATO

References in this section to “we,” “our,” “us,” “the Company,” or “Inspirato” generally refer to Inspirato LLC and its consolidated subsidiaries.

Overview

Inspirato is an innovative luxury travel subscription company on a mission to inspire lasting memories and relationships by changing the way family and friends experience the world.

Our History

More than two decades ago, Brent and Brad Handler took a much-anticipated vacation with their families in Hawaii. While the Maui sunsets were breathtaking, the brothers weren’t completely satisfied with the experience. They spent their vacation wishing they had more space to spread out, more bedrooms to accommodate extended family and friends, a kitchen to prepare meals for the kids, and more personalized local insights about the best things to see and do on the island. The brothers envisioned a private club that combined the luxury, space, and character of private vacation homes with warm, personalized service and a host of rich resort amenities. In 2002, the brothers co-founded Exclusive Resorts, a closed-ended luxury vacation rental club with high initiation fees, set annual dues for a fixed number of nights each year, and owned real estate around the globe.

Brent and Brad subsequently sold their interests in Exclusive Resorts. Brent and Brad, along with co-founders Brian Corbett and Martin Pucher, founded Inspirato in 2010, an open-ended luxury vacation club offering travelers access to a curated collection of high-end vacation options, expert trip planning, and personalized service, but without the six-figure initiation fees or the business constraints imposed by owned real estate.

In the beginning, the focus was developing a better way for families to vacation together. Today, Inspirato offers so much more. The founders’ vision, realized through Inspirato, is revolutionizing luxury hospitality. Inspirato Pass, the world’s first luxury travel subscription inclusive of nightly rates, taxes, and fees, is poised to capture a growing share of the luxury travel market which, as of 2019, was estimated to be $135 billion.

Who We Are Now

Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, we offer access to a diverse portfolio of curated luxury vacation options that, as of September 30, 2021, included over 400 private luxury vacation homes available exclusively to our subscribers, and accommodations at over 430 luxury hotel and resort partners in more than 235 destinations around the world. Our portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with our personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

Our portfolio of luxury vacation options is accessed through our subscription platform, which creates a frictionless booking journey for discerning travelers seeking accommodations and experiences that they know will meet their high standards. We currently offer two subscriptions, Inspirato Club and Inspirato Pass. Both offer travelers (i) the ability to book trips of their choice within our luxury vacation portfolio up to one year in advance, paying applicable nightly rates for each trip, (ii) the full Inspirato service experience, and (iii) access to

Inspirato benefits such as member events, luxury travel agent services, and partner benefits. Importantly, Inspirato Pass subscribers enjoy the additional benefit of being able to book trips from the Inspirato Pass trip list, which is a constantly updated selection that, as of September 30, 2021, was comprised of more than 145,000 vacations, with no fees required beyond their subscription payments.

In addition to offering a better way to travel, Inspirato also solves critical pain points for hospitality suppliers, including luxury vacation homeowners seeking to monetize their property with rental income. For example, because Inspirato Pass does not show nightly rates, it provides an opaque distribution channel through which luxury hotels, resorts, and vacation homeowners can generate revenue from their excess inventory — unoccupied hotel rooms or vacation rentals — without undercutting rates on their own website and other brand assets, which can lead to customer complaints, refund requests, and harm to their overall brand reputations. We also have arrangements with hotels and resort partners to lease rooms under long term agreements, providing them with fixed income for excess inventory versus uncertain occupancy-based income. We provide luxury vacation homeowners with a simplified, hassle-free ownership experience by providing a fixed monthly lease payment, expert property management services, and flexible usage benefits in exchange for leasing their home to us for inclusion within our portfolio.

We serve a large and growing addressable market for luxury travel, where demand is expected to reach $230 billion by 2025 in the U.S. alone, a 70% increase from 2019 demand of $135 billion. Our business is supported by broader industry trends, including the recent post-COVID travel recovery and the rise of the “work from anywhere” lifestyle.

From our inception, we have generated more than $1.3 billion in revenue, with subscribers booking more than 756,000 total nights. As of September 30, 2021, we had 14,144 Active Subscriptions. During the nine months ended September 30, 2020 and 2021, we generated revenue of $126 million and $166 million, respectively and had net income of $5 million and net loss of $13.6 million, respectively.

Our COVID-19 Response

The COVID-19 pandemic transformed how society works, connects, and travels, while at the same time creating a variety of business challenges, particularly for the hospitality and travel industries, including Inspirato. In early March 2020, we began to experience the early effects of the pandemic. As the world locked down, in order to protect our business from near-term market disruptions and the prospect of a prolonged negative impact, we applied for and received a $9.4 million U.S. Small Business Association Paycheck Protection Program loan, or “PPP loan,” which was forgiven in June 2021, and quickly took action to reduce costs. In particular, we (i) rebalanced our portfolio and actively managed lease expenses through negotiations with real estate owners and exercise of “force majeure” clauses in our leases; (ii) temporarily reduced our payroll costs through layoffs and short-term salary reductions; and (iii) substantially reduced discretionary expenditures. Our rapid management of expenses, together with our existing cash position, and the PPP loan funds helped us prudently manage our business through the effects of the pandemic during 2020. In addition, while travel restrictions were at their tightest during the pandemic, we also took measures to maintain our subscriber base, including (i) providing Inspirato Pass subscribers credit for future subscription months in exchange for maintaining their subscriptions payments during the onset of the pandemic; (ii) offering a more flexible cancellation policy; and (iii) offering subscribers special value through a promotion to welcome them back to booking Inspirato travel.

As pandemic concerns ease and restrictions continue to lift, pent-up demand for our travel subscriptions has proven to be stronger than expected. In the first half of 2021, the number of nights our subscribers booked increased versus comparable time periods in years prior to the pandemic. We enjoyed robust momentum in January and February of 2021, as total nights booked and new subscriber additions rebounded from pandemic lows. Historically, the fourth quarter of our fiscal year represents the strongest quarter each year, which is typically followed by a slowdown in the first quarter. However, in the second quarter of 2021, our subscribers booked approximately 43% more nights than in the fourth quarter of 2019 (pre-pandemic), despite the continuing impact of the pandemic on March 2021.

Moving forward, we believe the COVID-19 pandemic has led to a shift in the way affluent consumers travel, including more prioritization on safety and privacy, with Inspirato well positioned to benefit. While the long-term impacts of the pandemic on the global economy and the extent to which it will continue to impact our business remain uncertain, consumers’ desire to explore the world and share experiences has not diminished. Travel uniquely addresses this fundamental need and will continue to play an integral role in bringing people together. We believe our portfolio of luxury accommodations and experiences, including our selection of private luxury vacation homes, is well-suited to satisfy the changing needs of traveling in the post-pandemic world.

Our Value Proposition

We provide exceptional vacations with outstanding value for luxury travelers (who drive demand) and attractive economics and certainty for hospitality suppliers including hotels, resorts and luxury vacation rental property owners (who drive supply).

Value Proposition for Luxury Travelers

Inspirato addresses the following core marketplace problems faced by luxury travelers:

•

Inconsistent quality of accommodations. Booking vacation residences through online platforms that are simply intermediaries for the actual property owner/manager, in contrast with booking with Inspirato where we directly manage and control the residence and deliver the experience, involves inherent uncertainty. Travelers cannot be certain of the quality of their accommodations until they enter the residence. This is an acute problem for luxury travelers who do not want to subject themselves to “vacation roulette” and a potentially poor experience that does not meet their expectations.

•

Inconsistent quality of service. High-quality personal service is a primary expectation for luxury travelers. However, luxury vacation rental properties are typically available through online booking platforms acting as intermediaries for the actual property owner/manager, rather than true hospitality brands like Inspirato with deep service expertise. As a result, professional on-site service is often unpredictable, not standardized, or only available at additional cost, resulting in a disappointing experience.

•

Anxiety regarding nightly rate value. With the proliferation of online booking sites and travel platforms, we believe it is increasingly difficult for travelers to feel confident that they obtained a “good rate” when booking luxury accommodations. In addition, real-time revenue management practices can drive rapidly changing pricing that create challenges for consumers seeking peace of mind about value. Together, these conditions can make the booking process stress-inducing, time-consuming, and ultimately an anxiety-driven and tedious comparison-shopping process.

•

Frustration with unclear and undisclosed fees. Travelers continue to express frustration with high nightly hotel rates, high resort fees, and other additional costs. Consumers often click on digital ads featuring attractive nightly rates only to later find that the real rate is significantly higher than the advertised price. The frustration has resulted in multiple lawsuits against major hotel companies as well as pushes for legislation at the state and federal levels. A consumer research study from American Society of Travel Advisors (ASTA) found that 61% of travelers support prohibiting the practice of hotels adding mandatory resort fees on top of advertised room rates.

•

Concern over exposure to other travelers with COVID-19. Ongoing health concerns due to the COVID-19 pandemic are expected to continue through the remainder of 2021 and will likely continue to be a consideration for travelers in 2022. A leading consultancy reported that overall exposure to other travelers is one of the top concerns for consumers, with over 40% of survey respondents reporting exposure as a driver of journey anxiety.

Our subscription offerings are intended to solve these pain points by offering the following benefits to luxury travelers:

•

Certainty of luxury accommodations. Both Inspirato Club and Inspirato Pass subscriptions provide exclusive access to a high-quality portfolio of luxury properties that we directly manage to our high standards. For example, when we onboard luxury vacation homes into our portfolio we typically outfit them with premium linens, kitchenware, technology, and other amenities and then refresh them at regular intervals to ensure they meet our standards. In addition, after each guest checks out from a stay, we perform a detailed walkthrough to ensure it is ready for the next arrival, thus ensuring a consistent quality experience for our members.

•

Certainty of high-quality personalized service. Inspirato is a hospitality company, rather than an online booking platform, with an expert team of dedicated professionals that offer personalized service comparable to the finest hotel and resort brands. Every Inspirato trip includes pre-trip itinerary planning, on-site concierge service, and daily housekeeping. In particular, our on-site staff are available to our subscribers to assist with their needs during their stay, to ensure we provide the level of confidence and assurance that luxury travelers expect.

•

Confidence with regard to value. We believe our subscription model and partnerships with hospitality suppliers lead to reduced rates versus comparable luxury vacation alternatives, while saving our subscribers from the hassle of scouring travel websites to confirm whether they have found the best rate or value for their stay. For a fixed monthly subscription fee, Inspirato Pass is inclusive of nightly rates, taxes and fees for travel from the Inspirato Pass list of trips, which as of September 30, 2021, gave Pass subscribers access to more than 145,000 trips.

•

Simple, transparent fee structure. Inspirato Pass subscribers pay a monthly subscription fee in exchange for their Pass travel and are not subject to per-trip taxes, resort fees, and other add-on charges imposed by certain hotels. This provides them with predictability and certainty regarding their travel costs and spares them the frustration of encountering unclear or undisclosed fees.

•

Safe, private luxury residences. We believe our portfolio of private luxury residences inherently offers a level of safety and cleanliness that traditional hospitality companies are not able to offer since private residences do not expose travelers to shared amenities such as elevators, lounges, restaurants, gyms, and pools. In addition, as part of our response to the COVID-19 pandemic, we instituted heightened housekeeping standards to help ensure our homes are clean and safe, which we see as a critical near-term differentiator.

Value Proposition for Hospitality Suppliers

Inspirato addresses the following core problems faced by hospitality suppliers, including hotels and owners of luxury vacation rental properties:

•

Spoilage due to inability to discount hotel rooms. A leading data analytics firm specializing in global hospitality, estimated that on a worldwide basis, hotels lost hundreds of billions in 2019 as a result of unoccupied room nights, or spoilage — an amount equal to approximately one third of total worldwide potential hotel room revenue. The luxury segment accounted for a sizeable portion of this spoilage. According to the report, one primary factor driving spoilage is the inability to discount hotel rooms due to (i) rate parity rules that require consistent pricing across distribution channels and (ii) hospitality suppliers’ need to avoid undercutting rates on their own website and other brand assets, which can lead to customer complaints, refund requests, and harm to their overall brand reputations.

•

Unpredictable booking income. Hotels and luxury vacation homeowners that generate and receive booking income experience revenue unpredictability based on seasonal swings, variable cancellation policies, and other factors. This unpredictability can make it difficult to efficiently plan and budget for debt service, maintenance, property improvements, and other expenses.

•

Less profitable guests booking through traditional opaque and “flash sale” channels. To the extent hospitality suppliers are able to leverage opaque and “flash sale” channels to sell excess inventory that would otherwise spoil, the inventory is often booked by less affluent, more cost-conscious guests who then spend less while on-property on food and beverage, golf, spa services, and other profit centers.

•

Hassle of dealing with rental property guest logistics. Monetizing a luxury vacation home as a rental property requires significant time and expertise to ensure sufficient bookings and deliver a satisfactory guest experience. The property must be properly marketed and priced, each reservation requires communication and planning, and each stay requires on-site service and responsiveness to create a flywheel of positive reviews and booking income. For many destinations, property owners have limited options to secure these services, leaving them with the choice of handling them themselves, or paying a premium to outsource them and thereby diminishing their rate of return.

•

Hassle and expense of maintaining rental properties. Maintaining a luxury vacation home as a rental property requires a significant investment of time and money to ensure booking income, as well as to help ensure asset appreciation. Many luxury vacation homeowners want to enjoy the benefits of their property, but typically do not want to deal with the hassle of maintaining the home to a luxury standard. Unfortunately, in many instances, property management companies charge significant fees for these services without taking on any financial risk, resulting in unpredictable and variable booking income for the homeowner.

Our platform solves these pain points by providing the following benefits to hospitality suppliers:

•

Innovative opaque pricing model to reduce spoilage. Inspirato Club and Inspirato Pass both feature opaque pricing. With Inspirato Club, nightly rates are not viewable to the public, and can only be seen by Inspirato Club subscribers once logged into inspirato.com. With Inspirato Pass, subscribers book Pass trips in exchange for their monthly subscription fee and do not see or pay nightly rates for their stays. As a result, hospitality suppliers can reduce spoilage and generate additional cash flow from their excess inventory of unoccupied hotel rooms or vacation rentals without undercutting the rates on their own website and other brand assets, which can lead to customer complaints, refund requests, and harm to their overall brand reputations.

•

More predictable revenue. Inspirato enters into long-term leases with hospitality suppliers which provide fixed rental payments that do not deviate based on bookings, thus helping to provide predictable revenue regardless of seasonality, guest cancellations, and other factors.

•

Affluent subscribers with higher propensity for on-site spend. Unlike traditional opaque booking channels which we believe tend to attract more cost-conscious, less affluent travelers prioritizing value when they book vacations, Inspirato subscribers typically have annual income exceeding $250,000, and we believe this translates to spending more on dining and other on-site amenities while in-residence with our hotel partners.

•

Inspirato handles all rental property guest logistics. For luxury vacation homeowners who want to monetize their property as a rental, Inspirato provides access to a vetted luxury clientele of subscribers and manages the entire guest experience, including bookings, payment, arrivals, on-site service, and any property issues that may arise. We also manage issues caused by guests, including recovery for any property damage from their stay. As a result, property owners enjoy a completely hassle-free experience where they never have to deal with a customer and instead simply collect their monthly fixed lease payments.

•

Worry-free property management and asset appreciation. For luxury vacation homeowners who want peace of mind that their property is being maintained to an expert standard, both to ensure its attractiveness as a rental and help maximize appreciation, Inspirato provides comprehensive property management service. This includes periodic, pro-active inspections and maintenance, as well as daily housekeeping when guests are in-residence and regularly scheduled “deep cleans” to help minimize wear-and-tear and identify necessary repairs.

The Inspirato Portfolio

Inspirato subscribers enjoy exclusive access to a diverse portfolio of curated luxury vacation options that, as of September 30, 2021, included over 400 private luxury vacation residences, and accommodations at over 430 luxury hotel and resort partners in more than 235 destinations around the world. Our portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, adventures and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with our personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

Inspirato Residences

As of September 30, 2021, over 400 private luxury vacation residences make up the heart of the Inspirato portfolio as they are exclusively available to our subscribers. Further, travel revenue related to stays in our residences is higher than travel revenue related to stays at our hotel partners because our residences generally have substantially higher average nightly rates, as residences are typically larger and accommodate more guests than hotel rooms. In 2019, we delivered 69,700 nights in our residences and 40,300 nights in our hotel rooms. In 2020, we delivered 56,000 nights in our residences and 28,400 nights in our hotel rooms. In the first nine months of 2021, we delivered 70,400 nights in our residences and 30,100 nights in our hotel rooms. We carefully select each multi-million dollar residence in accordance with our expert standards to ensure it offers the exceptional quality and attention-to-detail of an accommodation at a five-star luxury hotel, combined with the comfort and space of a private home. Once selected, our in-house design team commences a thorough onboarding process to equip the home with premium linens, kitchenware, technology, and amenities. Once placed in service, we directly manage, control, and staff each home similar to the way that top hotel and resort brands manage their inventory, ensuring a consistently exceptional experience for our subscribers. Our residences typically feature:

•	Up to nine bedrooms

•	Fully equipped kitchens fit for a gourmet chef

•	Spacious gathering areas to entertain family and friends

•	On-site amenities including private pools, hot tubs, theater rooms, and expansive private outdoor space

•	Luxury furnishings and design

•	Desirable locations with attractive views, often within or adjacent to top resorts

•	Easy access to amenities like golf, spa, fitness, and fine dining

For example, some of our properties include:

Joya del Mar, Los Cabos, Mexico

Joya del Mar is a 6,700 square foot, five-bedroom oceanfront villa located in the private Punta Ballena resort community in Los Cabos. One of 37 Inspirato residences in Los Cabos, this property sleeps 16 and features a private infinity-edge pool, hot tub, and palapa with glass floor perched just above the beach. Guests have access to the exclusive Punta Ballena Beach Club while in-residence, and at their leisure can also take their private golf cart to the neighboring restaurants and spa at the acclaimed Esperanza Resort within the resort community.

Resolution, Vail, Colorado

Resolution is a 5,000 square foot, six-bedroom penthouse residence located in the heart of Vail Village. With an expansive view of Vail Mountain, this spacious home sleeps 14 and features complimentary on-mountain ski storage, access to a heated indoor pool, an in-residence Peloton bike, and two heated parking spaces. Guests are just steps away from noted chef and restauranteur Nobu Matsuhisa’s gourmet Japanese seafood and sushi restaurant as well as an Inspirato Lounge available for the exclusive use of our subscribers, both of which are located in the same building.

Il Campanile, Tuscany, Italy

Il Campanile is a 12,700 square foot, nine-bedroom estate in Tuscany. Approximately 35 minutes from Siena, this 11th century estate is comprised of three luxury villas and features a private pool and tennis court, expansive outdoor dining and living areas with a custom-built pizza oven, and sweeping views of the Tuscan countryside. Among other unique touches, the property includes an ancient stone church available to guests for special events.

Luxury Hotel and Resort Partners

In addition to our growing selection of Inspirato residences, our portfolio, as of September 30, 2021, also included rooms and suites at hotels and resorts in more than 235 destinations around the world. Some of our notable hotel partners include Casa Palmero at Pebble Beach; Montage properties in Los Cabos, Deer Valley, Healdsburg, and Maui; Andaz properties in Riviera Maya and Maui; and 26 units at The Dominick Hotel in New York City’s trendy SoHo neighborhood constituting our first boutique “hotel within a hotel” concept. When booking hotel rooms using Inspirato Club access benefits, our subscribers are eligible to receive a variety of perks that can include preferred rates, room upgrades, early check-ins and late check-outs, and amenity credits.

Inspirato Only Experiences

Experiential travel is an important and growing component of the overall luxury travel market. We address demand for this type of travel among our subscribers with our Inspirato Only program, which offers one-of-a-kind experiences thoughtfully planned and curated by our expert team. Each year we announce a new slate of adventures that typically includes cruises and safaris, custom itineraries at iconic events like The Masters, Kentucky Derby, and Formula 1 races, and specialty experiences such as road trips, catamaran charters, and national park tours. Inspirato Only experiences planned for 2022 include an Antarctic expedition, a Botswana safari, a Rome-to-Venice cruise, an Amazon River cruise, and a rail adventure through the Scottish Highlands. Each experience is typically staffed by a team of Inspirato hospitality professionals, features a customized itinerary with VIP programming that can include private tours, after-hour visits to landmarks, and special guest speakers, and is available exclusively to our subscribers. We believe that our Inspirato Only program will continue to grow in popularity over the coming years, particularly in light of the trend toward experiential travel prompted by the COVID-19 pandemic.

Bespoke

The newest component of the Inspirato portfolio is our Bespoke program, which delivers 100% customized travel experiences for subscribers who want to take “bucket list”-type trips as part of their overall travel lifestyle. Our Bespoke team consists of expert travel planners who maintain and work with a network of third-party partners around the world with the ability to coordinate almost any type of itinerary. Examples of Bespoke trips we have crafted for subscribers in the past include African safaris and custom yacht charters. Our Bespoke program is designed to address two important strategic priorities: (i) it allows us to capitalize on growing demand for custom travel and (ii) because it gives us the ability to fulfill any travel wish, it significantly minimizes the need for our subscribers to turn to alternative travel providers.

Inventory Management and Expansion

Overall Approach

We are highly disciplined in our overall approach to growing and managing our luxury vacation portfolio.

•	We carefully choose new destinations, accommodations, and experiences based on market trends, booking results, subscriber feedback, and other factors to align our additions with demand.

•

We only seek to partner with hotels and resorts that align well with the Inspirato luxury hospitality brand and offer service commensurate with our own, to ensure that every trip booked through our platform meets or exceeds our subscribers’ expectations.

•	We engage best-in-class partners for our Inspirato Only experiences, including Silversea, National Geographic, and Uniworld.

Managing our Residences

Since our founding over ten years ago we have developed a highly flexible, asset-light approach to controlling and managing our residences. The central tenet of this approach is that we lease our homes, paying the owners fixed rental income, rather than buying them. Our leases typically permit us to terminate with one years’ notice, giving us the ability to remove underperforming residences as well as curate the portfolio generally in response to market opportunities and travel demand trends. Many of our leases also have “force majeure” clauses in anticipation of impossible-to-predict disruptive market events. During the COVID-19 pandemic, we were able to collaborate with our landlord partners regarding these clauses to significantly reduce operating costs.

In addition to traditional leases, we also use other flexible arrangements to secure less than approximately 10% of our residences. These include net rate and profit-sharing agreements whereby we pay the property owner based on occupancy and costs instead of fixed monthly payments.

Inspirato Real Estate

Historically, we have identified prospective new homes for our portfolio through our network of developers and organic outreach to real estate brokers and owners within our target destinations. In September 2021, we launched “Inspirato Real Estate,” a new platform designed to enhance our supply pipeline by leasing luxury vacation homes from new home buyers who want to leverage Inspirato’s unique expertise to help them reach their real estate and financial goals—whether to vacation more often, invest smartly, or both.

Launched as a new consumer-facing brand, Inspirato Real Estate offers an easy way to find, buy, own, and enjoy a luxury vacation home. Prospective buyers can explore a vetted collection of properties in dozens of top vacation destinations directly on the Inspirato Real Estate website. Once they decide where to buy, Inspirato Real Estate’s expert team assists them every step of the way as they select the perfect vacation home, including connecting them to a local real estate professional. Prior to closing, they receive a personalized lease overview and financial return profile including a net income projection for their chosen property. At closing, they lease their new home to Inspirato, and enjoy benefits specifically designed to remove the worry and uncertainty of luxury vacation home ownership, such as:

•	Leases that provide for predictable fixed rental income regardless of bookings.

•	Flexible owner usage plans with Inspirato’s luxury hospitality services like daily housekeeping and onsite concierge to make it easy to enjoy their new home with family and friends.

•	24/7 expert property management, including everything from marketing and booking to guest service, housekeeping, bill payment, and maintenance.

•	Pro-active planning and improvements to help maximize property value.

•	A complimentary Inspirato Club subscription, with members-only rates for travel throughout Inspirato’s growing portfolio of luxury vacation homes.

We are making a significant investment to market Inspirato Real Estate, to create awareness among affluent consumers and the broader real estate community about our unique platform. We believe we can leverage our in-house marketing expertise and existing customer and prospect databases to build a proprietary audience of prospective luxury vacation homeowners who in turn will purchase and lease properties to us with favorable terms, thereby allowing us to add new properties to the Inspirato portfolio even more quickly and efficiently.

Our Subscribers

Historically, Inspirato’s typical subscribers have been leisure travelers enjoying luxury vacations with family and friends, including traditional family trips, multi-generational get-togethers, and gatherings with friends. We believe this focus on family travel is evidenced by the fact that, as of February 28, 2021, approximately 82% of our subscribers were married and approximately 54% had children at home. They were relatively affluent, with 67% having an annual income exceeding $250,000, skewed older with 60% aged 45 to 64 years, and reside primarily in North America.

We believe we have three significant opportunities to expand our subscriber base. First, we believe Inspirato Pass is attractive to a younger demographic that is accustomed to and comfortable with purchasing a variety of services via subscription models, particularly as they resume traveling as COVID-19 pandemic restrictions ease. Second, although our subscribers already utilize our residence portfolio to meet up with professional colleagues and hold informal corporate retreats, the growing variety of hotel partners available on Inspirato Pass gives them flexibility to use it more for business travel. Third, because the majority of our current customers reside in North America, we have untapped markets in Europe, Asia and elsewhere where our combined hospitality and subscription expertise creates an opportunity for us to be the “first mover” in subscription travel.

The Inspirato Experience

Hallmark Personalized Service

We believe that our hallmark personalized service is a key factor in differentiating us from other luxury hospitality providers. As a subscription business that prioritizes recurring revenue, we emphasize a long-term, relationship-driven service approach distinguished by sustained personal outreach. We execute this approach in four distinct phases:

•

Onboarding and Engagement. All new subscribers are assigned to a dedicated customer service team tasked with cultivating and managing a long-term relationship with our subscribers, or our “Care” team, that is responsible for getting to know them and maximizing their customer satisfaction. These teams conduct personalized onboarding for their new subscribers to educate them on how to get the most from their Inspirato subscription. During this process, they gather information such as food preferences, birthdays, and travel interests to enable them to deliver a more personalized experience when the subscriber travels with us. Once onboarded, our service team continues to gather preference information organically, and also maintains a metric requiring that we call each subscriber multiple times each year to discuss their vacation goals. In addition, we constantly measure each subscriber’s engagement with Inspirato using a varied set of data that includes booking behavior, email and website metrics, survey responses, and other factors, and use this information to tailor additional ongoing outreach, travel recommendations, and targeted promotional messaging.

•

The Booking Journey. We have developed a carefully considered booking and travel journey for our subscribers. It starts with our Care teams recommending destinations, accommodations, and experiences and then assisting with booking and planning the trips. This phase typically involves multiple touchpoints to ensure that we are responsive to every question and concern that may arise, ranging from the number of bedrooms and bedding configurations in a residence, to the availability of cribs and highchairs, to last-minute cancellations and re-scheduling requests. One of the most important and value-add services we provide at this stage is pro-actively keeping our subscribers informed about developments at their destination that may impact their experience, whether it is on-site construction, hurricane or other inclement weather forecasts, or changing COVID-19 requirements. As each trip approaches, our Care team coordinates with our on-site concierge staff and partners to share the subscriber’s information and expectations.

•

Trip Planning and In-Residence Service. Once a trip is booked, our on-site concierge teams begin the itinerary planning process. They specialize in sharing insider tips and local recommendations, with the goal of crafting an itinerary to match the subscriber’s personal objectives for the trip. This can include restaurant reservations, private chefs, spa appointments, golfing reservations, excursion bookings, and other typical vacation activities. It can also include coordinating celebrations like birthdays and anniversaries, and even assisting with weddings and corporate retreats. The teams then welcome each arriving subscriber at the home to provide a tour (with contactless welcome options available on request) and review the trip itinerary. In addition, they provide grocery service in our residences to ensure a well-stocked refrigerator and pantry upon arrival and coordinate daily housekeeping service at no extra charge. They also check-in with each subscriber while in-residence to handle itinerary changes and are available to assist in the event of unexpected issues with the home or other emergencies.

•

Additional Services. We offer a variety of additional services beyond assisting with travel within the Inspirato portfolio, all designed to increase “stickiness” among our subscribers and promote satisfaction, loyalty, and retention. For example, through our Subscriber Events program we conduct hundreds of events around the U.S. each year exclusively for subscribers. Examples of events include wine tastings, subscriber dinners and movie screenings. We also maintain a “travel desk” for the exclusive use of our subscribers, similar to a full-service luxury travel agency, with a team of experts who can book flights, rental cars, and cruises for any trip around the world.

Our Luxury Travel Subscriptions

We currently offer two luxury travel subscriptions, Inspirato Club and Inspirato Pass.

Inspirato Club

Launched in 2011, Inspirato Club subscribers pay an enrollment fee and monthly or annual subscription for access to our portfolio of private luxury vacation homes, luxury hotels and resort partners, Inspirato Only experiences, and custom Bespoke itineraries. In addition to their monthly or annual subscription, subscribers pay exclusive nightly rates to book the trips of their choice. Inspirato Club subscribers can book vacations up to one year in advance. Every Club trip includes first-class, personalized service from a team of hospitality experts, including pre-trip planning, on-site concierge, and daily housekeeping. We revenue manage these rates to achieve occupancy and average daily rate goals while also delivering value to drive subscriber satisfaction. Every Club trip includes first-class, personalized service from a team of hospitality experts, including pre-trip planning, on-site concierge, and daily housekeeping.

Inspirato Pass

Launched in 2019, Inspirato Pass subscribers pay an enrollment fee and a monthly subscription that is inclusive of nightly rates, taxes, and fees for Pass trips. Inspirato Pass subscribers book Pass trips from the Inspirato Pass trip list, which is a constantly updated selection that, as of September 30, 2021 was comprised of more than 145,000 vacations, ranging from Inspirato residences and hotel partners to custom experiences such as luxury cruises and safaris. Inspirato Pass subscribers have full access to all the benefits of Inspirato Club, including the ability to pay exclusive nightly rates to book trips of their choice, access to our booking promotions, and personalized service on every trip.

This timeline shows Pass trips taken by an actual Inspirato Pass subscriber who joined in October 2019, which we believe is generally representative of our subscriber base:

In October 2021, we announced meaningful improvements to Inspirato Pass, expanding the Inspirato Pass trip list from approximately 145,000 options to over 1.5 million, adding the flexibility to hold multiple Inspirato Pass reservations at the same time, and increasing the average value of Inspirato Pass trips relative to the monthly Inspirato Pass subscription cost.

Partnerships

In addition to partnering with luxury vacation homeowners, hotels and resorts, and leading experiential travel providers as we build our portfolio, we also partner with luxury brands to deliver exclusive privileges for our subscribers that we are also able to leverage in acquisition campaigns for new subscribers. Examples of current partnerships include:

•

Travel Services. New Inspirato Pass subscribers are eligible to receive a complimentary six-month Wheels-Up Core Membership after six subscription payments. At the end of the complimentary membership, they may join Wheels Up with no initiation fee by paying the applicable annual dues.

•	In-Residence Benefits. As the official automotive partner of Inspirato, Cadillac provides complimentary vehicles for the exclusive use of our subscribers in select destinations.

We believe there is significant opportunity to expand our partnership program to deliver increased value to our subscribers.

Competitive Strengths

As an innovator within the luxury travel subscription market, we believe we have built significant barriers to entry for competitors with an array of differentiated strengths.

•

Managed and Controlled Residential Inventory. As of September 30, 2021, our selection of Inspirato residences included over 400 private luxury vacation homes in over 80 destinations. These residences include leased properties where we directly manage, maintain, and operate the asset, as well as resort-based properties where we work closely with resort partners to ensure an exceptional subscriber experience. By managing and controlling these assets directly, including staffing them with Inspirato team members, we are able to deliver a consistent experience comparable to top luxury hospitality resort brands, versus a “vacation roulette” experience that is dependent on the expertise and attention of the individual homeowner or a local property management company.

•

Rate and Calendar Control. Inspirato manages nightly rates and calendar availability for our residences and leased hotel inventory, without owner interference. This allows us to revenue-manage each inventory unit to (i) help maximize occupancy by ensuring our rates are competitive with comparable accommodations in the applicable market, (ii) help reduce spoilage, and (iii) leverage availability to increase subscriber engagement and retention through booking promotions, “surprise and delight” outreach, and other tactics.

•

Control Over Bookings and Property Maintenance. We control the booking calendar for the majority of our Inspirato residences, giving us visibility into actionable metrics such as how often and what times of year homes are typically used. This provides us greater control over proactive property maintenance planning and necessary repairs and upgrades. For example, we are able to more precisely plan renovations and other significant activities such as painting, flooring, and furniture updates compared to companies that don’t control the calendars for their properties.

•

Flexible Cost Structure. Our leases and other inventory agreements, as well as our overall strategic property mix, provide us with flexibility to respond to changes in travel demand and events beyond our control. For example, as of September 30, 2021, 88% of our leases included “force majeure” clauses in the event of severe unexpected business disruption. Further, in addition to leasing individual luxury vacation homes, we also lease inventory from hotel and resort partners with flexible termination provisions. Together, these approaches enable us to tailor our overall inventory cost structure to meet changing demand.

•

Expert Sales and Service Teams. We maintain an expert sales and service organization, including sales professionals to welcome new subscribers, relationship-driven Care teams to create the overall Inspirato experience, and on-site concierge teams to deliver memorable vacations. Each of these teams undergoes regular training to enrich their expertise as hospitality specialists and ambassadors of the Inspirato brand. We believe the high-quality service they deliver is a key differentiator separating Inspirato from other hospitality companies.

•

Predictable Subscription Revenue. Our subscriber base provides predictable, consistent cash flow and stability relative to many traditional hospitality and revenue models. Inspirato Club and Pass enrollment fees generate guaranteed revenue. Incentives for upfront prepayment of monthly subscription fees, typically in the form of a waived enrollment fee, travel credit or a free trip, ensure that new subscribers remain customers for a minimum period of time, and enhances retention.

•

Multiple Customer Journeys. Inspirato trips can only be booked through our website, iOS application, or Care teams. They cannot be booked on online travel agencies or other third-party channels. In addition, our Care teams and on-site concierge staff help with trip planning, which is a service many hotel companies do not offer. As a result, we engage with our subscribers throughout the entire booking journey on every trip they take, from consideration, booking, planning, in-residence, checkout, and post-trip feedback. We also engage with them through a parallel renewal journey, pro-actively marketing booking promotions, subscriber benefits, upgrade opportunities, and other aspects of our value proposition to maximize retention. We believe our deep involvement in these twin customer journeys gives us greater influence and impact over their customer experience than luxury hospitality companies that do not utilize our service approach or a subscription platform.

•

Trusted Luxury Brand, Proprietary Database. Since 2011 we have made significant investments to build a one-of-a-kind luxury hospitality brand anchored by an innovative subscription platform. At the same time, we have used data-driven marketing to build a proprietary database of over 800,000 affluent households who have demonstrated interest in Inspirato as of September 30, 2021.

•

Network Effect. We believe Inspirato’s growth trajectory will benefit from a business phenomenon referred to as the “network effect.” Network effects are typically positive, resulting in individual users deriving more value and utility from a product as other users join the same network. In our case, as we acquire more subscribers, we are able to more aggressively expand our portfolio, which in turn quickly improves the value proposition for subscribers by giving them access to more exceptional luxury vacation options.

Industry Background and Market Trends

Overall Momentum in Travel

As COVID-19 related restrictions ease, data from a variety of sources suggests a significant recovery in demand for travel. We expect this recovery to be a positive tailwind for Inspirato as an increasing number of affluent travelers look to book trips and take luxury vacations.

Increase in Air Travel

Recent airport traffic data has shown daily traveler levels have recently been three times greater than levels seen in 2020. We believe this is evidence of travel recovery and increased confidence and willingness for travelers to resume taking trips to “fly-to” destinations. As of July 24, 2021, the Transportation Security Administration reported the following daily checkpoint travel numbers:

Pace of Leisure Travel Recovery

Historically, leisure travel has been less volatile and faster to recover than business travel following economic downturns and other disruptions to travel patterns. During the global financial crisis, international business travel from the U.S. declined more than 13%, compared with a decline of just 7% for international leisure travel from the U.S., and international leisure travel had fully recovered to pre-recession levels within two years, while business travel took five years to recover. Given Inspirato’s focus on the leisure traveler and a large number of vacation-oriented destinations, we are well positioned to take advantage of what we believe will be an accelerated leisure recovery.

Leisure Travel — Pent-Up Demand & Shifting Preferences

There is substantial evidence that indicates sizable pent-up demand for leisure travel as COVID-19 pandemic restrictions ease. A leading consultancy report indicated that over half of US consumers plan to “treat themselves” in 2021, with leisure travel, lodging and vacations seen as one of the most popular spending categories based on survey results. We believe Inspirato can capitalize on the expected increase in consumers’ willingness to spend more on travel as leisure travel returns.

Further supporting this trend, an international survey conducted by American Express (“Amex”), which surveyed travelers from Australia, Canada, Mexico, Japan, India, the United Kingdom and the U.S. about their travel plans in January 2021, revealed similar themes of pent-up demand for travel, while also indicating a shift in consumer preferences for more flexible booking options. Amex reported that 78% of respondents said that they wanted to travel in 2021 in order to relieve stress from 2020, while 87% of respondents reported that having a trip planned in the future gave them something to which they could look forward to. Of these respondents, 56% indicated that they miss travel so much that they are willing to book a trip even if they might have to cancel it in the future. This suggests a strong demand for flexible booking options and cancellation policies. We believe Inspirato is well positioned to provide travelers with enhanced flexibility and cancellation policies based on its current product offerings.

Lodging Industry Recovery & Positive Sector Outlook

The positive trends and signs of recovery in leisure travel during the first half of 2021 have flowed through to segments of the U.S. hospitality industry. In a number of leisure destinations, U.S. hotel demand, occupancy, average daily rate, or ADR, and revenue per available room, or RevPAR, are at or near pre-pandemic highs. Given Inspirato’s focus on leisure markets and vacation travelers, we view the recent positive data on leisure travel as a key demand driver, particularly in markets where we have a high concentration of destinations. For example, Inspirato had 46 residences in Florida as of September 30, 2021, making it one of the top three states by residence count in the Inspirato portfolio. Notably, Florida is also one of the three largest demand states in the U.S. (measured by room nights) for us and as of May 2021, demand levels are nearly at pre-pandemic.

Going forward, the hotel industry is expected to expand due to a recovering global economy and increased rates of overall travel. The COVID-19 pandemic reduced travel spending and tourism in 2020, and many consumers canceled or postponed travel. These consumers will likely rebook, which will boost demand in the years immediately following the pandemic. Increased consumer and business spending will likely contribute to more demand for the industry over the next five years, and new supply will follow a sustained boost. We believe Inspirato is well positioned to capture the benefits of the broader increases in demand in the luxury travel sector as it expands its portfolio and offers differentiated supply to its subscribers.

Key Hospitality Trend — The Changing Landscape of Luxury Travel

The preferences of luxury travelers have continued to evolve, as more personal, customized vacations become a priority. In a recent survey, Amex found that the most desirable luxury amenities for travelers consisted of personalized experiences (82%), high cleanliness standards (81%), and privacy (79%), all of which Inspirato is well positioned to provide. Amex Travel has also seen increased interest in customers searching for unique getaways and spacious, fully equipped villas on AmexTravel.com, which is precisely what Inspirato offers its subscribers.

Given the complexity of the travel landscape, consumers are seeking out trusted travel advisors to help them navigate and plan their future travels. More than half of the respondents (59%) indicated that they wanted to use a travel agent to help plan and customize their next trip. The consistency and high standard offered by Inspirato across its portfolio paired with its extensive staff and services — comprised of a Care team, Bespoke travel advisers, destination planners, and on-site concierges, all with no incremental fees — will enable us to capitalize on current luxury traveler preferences while simultaneously guaranteeing a high-quality experience.

Key Hospitality Trend — Shift Towards Second-City Destinations

Willingness to travel to destinations during the offseason to avoid crowds has grown, with 80% of respondents indicating this is the case. Looking to avoid large crowded destinations, 69% of Amex respondents expressed interest in visiting lesser-known locations. Amex Travel booking data reinforces this trend, showing a rise in reservations for second-city destinations. For example, Dallas and Charlotte saw a higher share of bookings from International Card Members in January 2021 than the previous year. American Express Travel consultants are also seeing requests for smaller cities like Porto (instead of Lisbon) in Portugal, and Wellington

(instead of Auckland) in New Zealand. Many customers are open to going anywhere they can safely travel right now, which suits Inspirato’s business model of offering subscribers trips in hundreds of destinations around the world.

Key Hospitality Trend — “Work from Anywhere”

The COVID-19 pandemic contributed to the trend of remote work and resulted in many companies investing in technological infrastructure that makes a remote working environment more efficient than it previously had been. According to a Pew Research poll, most workers said their job responsibilities can mainly be done from home, a large shift from the approximately 20% that said they worked from home most of the time prior to the pandemic. The survey also indicated that this trend will likely have a long-term impact, as over 50% of people said given a choice, they would want to keep working from home even after the pandemic. Additionally, higher income individuals are more likely to have the option of teleworking, which we believe could be a strong demand driver for Inspirato. Over two thirds of employed adults with a postgraduate degree and nearly 60% of those with a bachelor’s degree say the responsibilities of their job can mostly be done from home. In contrast, 83% of those with a high school diploma or less education and 71% of those with some college say that, for the most part, their job cannot be done from home. Inspirato’s subscription platform represents an attractive opportunity for remote workers, looking for luxury travel accommodations and booking flexibility.

Teleworking Trends — Income Brackets

Source: Pew Research Center

Inspirato’s subscription platform represents an attractive opportunity for remote workers, looking for luxury travel accommodations and booking flexibility.

Our Market Opportunity

Leisure travel is a vital piece of high-net-worth individuals’ lifestyle. The identified total addressable market has been largely untapped by Inspirato to date and presents opportunity for growth. Inspirato views its addressable market in terms of both potential new subscribers to be added to its platform (the demand side) as well as potential new rooms and residences that could be added to the platform in the future (the supply side).

The following discusses our markets, both in terms of customer demand and product supply. Customer demand is further broken down into the size of the total spend on lodging by high-net worth individuals addressed by our current business model (our demand serviceable addressable market, or “demand SAM”), as well as the total demand for lodging by these individuals (our demand total addressable market, or “demand TAM”). Product supply is broken down into the annual market rental value of luxury rooms and residences available to us under our current business model (“supply SAM”), as well as the total market rental value from all luxury rooms and residences (“supply TAM”).

Demand

A leading consultancy has estimated our demand SAM as of 2019 was approximately $100 billion and is expected to grow to $175 billion by 2025. The demand SAM includes lodging spend by high-net worth individuals, which are defined as households with annual income greater than $250,000 or a net worth greater than $1 million, who are frequently engaged in luxury travel or otherwise actively interested in luxury travel.

The demand TAM as of 2019 was approximately $135 billion and is expected to grow to $230 billion by 2025. The demand TAM represents total spend on lodging by high-net worth individuals, including both high net worth individuals who frequently engage in luxury travel as well as those who do not.

Our current business model and product offerings focus on the demand SAM by tailoring what we offer to high-net worth individuals who frequently engage in luxury travel. We believe that we may in the future be able to address the entire demand TAM by offering additional innovative products at different price points that may appeal to individuals who do not frequently engage in luxury travel.

We believe the substantial size of both the demand SAM and demand TAM serves as a significant advantage to us, and supports our belief that demand for travel from high net worth households is a large market that is expected to continue to grow through 2025.

Market Demand TAM

Supply

Our supply SAM was estimated to be approximately $65 billion as of 2019 and is expected to grow to $90 billion by 2025. The supply SAM includes the annual market rental value of lodging available through partnerships with luxury hotels with excess inventory and through luxury residences.

The supply TAM was estimated to be approximately $275 billion and is expected to grow to $385 billion by 2025. The supply TAM includes the annual market rental value of luxury hotels and luxury residences.

Our current business model focuses on the supply SAM in part by partnering with hotels and other luxury accommodation providers to obtain their excess rooms, or spoilage. These are room nights that the provider may not otherwise be able to sell at a given time at their desired rates. To access the total supply TAM, however, we will need to expand our supply of rooms in luxury hotels to include rooms that are not considered spoilage by these hotels.

The large and growing supply TAM and supply SAM demonstrate the overall market for luxury travel, support our belief that overall investment in luxury lodgings will grow and support our assumptions around the availability of future supply to add to our platform through 2025.

Market Supply TAM

Our Growth Strategy

We believe that by retaining existing and attracting new subscribers, both in the U.S. and internationally, through the following initiatives, we are positioned to achieve significant and sustained growth:

•

Expand our portfolio of rental properties. To retain existing subscribers and attract new subscribers, we expect to continue to grow our portfolio of residences both organically and inorganically. We intend to expand our inventory through strategic transactions with luxury vacation rental managers, through which we can acquire their inventories of rental properties. We believe this space is highly fragmented and ripe for consolidation. In addition, by recycling capital through strategic purchase and leaseback partnerships with vacation rental owners, Inspirato will be able to remain asset-light while growing its inventory footprint. We are currently experiencing high occupancy rates, and thus expanding our portfolio provides us with more options for subscriber travel which we believe will drive subscriber growth as well increase travel revenue.

•

Expand our portfolio of hotel and resort partners. We partner with hotels and resorts to offer inventory at their properties. We are able to take advantage of hotel vacancy and spoilage without showing room rates through its subscription pricing model, making it an attractive channel for luxury hotel companies. There is significant opportunity to grow these partnerships with hotels and resorts around the globe in both number and magnitude by contract, particularly as we become a more widely known brand.

•

Invest in platform innovation. Our Inspirato Pass platform is an innovative new way for luxury hospitality suppliers to monetize inventory that would otherwise spoil. We believe there is significant opportunity to enhance the Inspirato Pass customer experience with new functionality, features, and user experience optimization. We believe these will improve Inspirato Pass subscriber acquisition and retention, and may also potentially provide a model for us to adapt to serve additional markets beyond travel that could also benefit from a more efficient way to distribute perishable inventory in the future.

Optimize sales and marketing. We believe that Inspirato has historically spent less on marketing as a percentage of total revenue than other comparable luxury brands. As COVID-19 travel restrictions begin to ease, investing in the resumption and expansion of “high-funnel” brand awareness marketing tactics, combined with new audience targeting techniques, creates the potential to significantly increase word-of-mouth and conversion within our supply and demand SAM.

•

Expand subscription offerings to new price points. Inspirato has historically created subscription plans that target high net-worth individuals. We believe we will also have an opportunity to offer additional subscription offerings at different price points to serve different categories of travelers in our demand TAM in the future.

•

Form partnerships to enhance offerings. By partnering with other companies in the travel and hospitality space, we believe we can enhance the benefits available through our platform, allowing us to retain existing subscribers and attract new subscribers. Historically, we have partnered with Wheels Up to offer our own subscribers access to Wheels Up’s private aviation services, as well as offering Wheels Up’s customers access to our book travel within luxury vacation portfolio. We believe we have the opportunity to enter into partnerships with companies in adjacent industries such as the commercial air or rental car industries and to bundle our product offerings.

•

Expand to adjacent industries. We believe that our subscription platform and technology for matching unused inventory with untapped demand has the potential to be leveraged in adjacent industries where economic spoilage is prevalent. For example, tickets at sporting events, concerts and other entertainment events, as well as dinner reservations, often go unused and could benefit from an efficient, subscription-based distribution system.

•

Build corporate partnerships. We believe we have an opportunity to partner with companies interested in offering Inspirato trips to their employees as gifts and incentives. For example, in the future we could develop and use a custom version of our Inspirato Pass trip list to offer a curated selection of trips for employees to select from depending on their travel needs. We could control the trip selection to reduce cannibalization with existing subscribers while increasing occupancy of select properties. Potential partnerships would also expose non-subscribers to our platform with limited marketing spend.

•

Powerful Flywheel Dynamic. As Inspirato grows supply, acquiring subscribers becomes more efficient. This leads to a powerful flywheel dynamic that will help accelerate growth and improve retention through the following:

•	Greater efficiency, higher occupancy, improved economic utilization, and increased nightly rates;

•	Lower inventory cost, lower subscriber acquisition cost, and increased volume with captive, zero cost demand; and

•	Enhanced service offerings and higher customer retention and engagement.

Technology

Our technology platform was built for the unique needs of our subscribers; it allows us to quickly adapt to what our subscribers require and delivers deep business intelligence insights to help us manage our platform. It was built to scale and operates through a patented algorithm, which can be adjusted depending on business needs. We believe that this algorithm will enable us to efficiently manage trips with scale to optimize profitability of the inventory.

Our subscriber experiences sit on a technology platform that has allowed for maximum flexibility in our product development strategy. Inspirato has invested significantly for many years in engineering, product, and design in order to build out the platform. We operate a modern technology stack that allows for rapid development and deployment as well as integrations. We have a dedicated engineering team responsible for development and the creation of new features to support our products and services across a full range of devices (desktop, mobile web and native mobile applications). Our engineering teams use an agile development process that allows us to deploy frequent iterative releases for product and service features.

Design has been at the core of everything we do, and it has enabled us to create an intuitive and attractive user interface. Inspirato uses customer feedback to optimize the platform and have employees dedicated to supporting subscribers through the booking process. Our subscribers vary in age and technological sophistication, and we believe that our user interface is built for a broad subscriber base.

Sales and Marketing

Our sales and marketing strategy is designed to support new subscriber acquisition, subscriber upgrades, subscriber bookings, and subscriber retention. We rely on a mix of tactics to generate demand for each of these revenue lines, using a full-funnel approach to reach its audiences at multiples stages within each consideration process. These include print, digital, video and television buys to build general brand awareness; performance marketing tactics such as direct mail, paid digital media, and paid search; multiple brand urgency campaigns each year to help drive predictable results; and a highly trained team of Sales and Care professionals.

Prior to 2018, we relied principally on direct mail and a co-marketing relationship with American Express to generate new leads, together with relatively small investments in print advertising and paid digital media. In 2018, we supplemented our marketing program with our first-ever nationwide television media buy. In early 2020, as part of our effort to contain costs in connection with the COVID-19 pandemic, we paused our direct mail program and television media buys, shifting the vast majority of our marketing spend to digital paid media and paid search. We track each channel to monitor response and conversion rates, along with cost-per-lead and cost-per-sale data. We utilize regular testing and consumer insights exercises to optimize within each channel, typically leading to rapid improvement.

Since inception, we have prioritized the development and growth of our prospect database which includes more than 800,000 prospects who have registered with us as of September 30, 2021. With all of our performance marketing programs for new subscriber acquisition, we use iterative data-driven models developed in partnership with leading data providers to help us target high net worth individuals as potential new customers. For example, our direct mail acquisition model with one of our primary ad-targeting partners is currently in its sixth iteration. The model identifies over five million affluent households using demographic, aggregated credit data, along with a variety of niche data, all within a predictive modeling methodology designed to optimally select prospective customers in terms of ROI.

We communicate with our prospect database regularly to educate them on our value proposition and inform them about brand offers and other closing incentives, which typically provide value in exchange for pre-payment of monthly subscription fees. Our Sales team interacts with prospects using a defined pipeline approach and predictive in-month metrics to monitor pacing and quota attainment, supplemented by sophisticated email and website engagement monitoring tactics to help determine the best subscription and purchase timeframe for their needs.

We also conduct a variety of broad-based marketing initiatives to promote bookings, upgrades, and retention within our subscriber base. These initiatives include:

•	A content strategy to educate subscribers about the destinations and accommodations within our luxury vacation portfolio.

•

Recurring trip merchandising campaigns including new property announcements; a weekly discount program called Jaunt; two annual brand promotions offering special value for eligible bookings; and a special event in the first quarter of each year to promote travel over the following Christmas and New Year’s weeks.

•	Virtual events to educate our subscribers on how to use their Inspirato subscription to achieve their travel goals.

•

More targeted marketing tactics using data points such as state of residence, last trip booked, next trip booked, last net promoter score, and renewal date to deliver messages to defined subsets of our subscriber base to help drive engagement.

•	Ongoing personal outreach from our Care team to cultivate personal relationships and understanding of our subscribers’ travel goals, tracked within our CRM.

We have paralleled the growth of our prospect database and subscriber marketing strategy with significant investment in leading marketing technology such as Salesforce Marketing Cloud, as well as leading marketing CRM practices designed to drive sales and marketing alignment.

New Subscriber Acquisition

Prior to 2018, we relied principally on direct mail and a co-marketing relationship with American Express to generate new leads, together with relatively small investments in print advertising and paid digital media. In

2018, we supplemented our marketing program with its first-ever nationwide television media buy, running thirty and sixty-second spots on targeted cable channels with favorable audience demographics. In early 2020, as part of our effort to contain costs in connection with the COVID-19 pandemic, we paused our direct mail program and television media buys, shifting the vast majority of our marketing spend to digital paid media and paid search. We track each channel to monitor response and conversion rates, along with cost-per-lead and cost-per-sale data. We utilize regular testing and consumer insights exercises to optimize within each channel.

With all of our performance marketing programs, whether direct mail, digital media, or search, we use iterative data-driven acquisition models developed in partnership with leading data providers to help us target high net worth individuals as potential new customers. For example, our direct mail acquisition model with one of our primary ad-targeting partners is currently in its sixth iteration. The model identifies over five million affluent households using demographic, aggregated credit data, along with a variety of niche data, all within a predictive modeling methodology designed to optimally select prospective customers in terms of ROI.

We communicate with our prospect database regularly to educate them on our value proposition and inform them about quarterly brand offers, which typically provide value in exchange for pre-payment of monthly subscription fees. Our inside sales team interacts with prospects using sophisticated email and website engagement monitoring tactics to help them choose the best subscription and timeframe for their needs. We have paralleled the growth of our prospect database with significant investment in best-in-class marketing technology such as Salesforce Marketing Cloud, as well as leading marketing CRM practices designed to drive sales and marketing alignment.

We believe that, with COVID-19 travel restrictions beginning to ease, the resumption of “high-funnel” brand awareness media buys, especially when combined with new audience targeting techniques on streaming services and other emerging media platforms, has the potential to significantly increase awareness and word-of-mouth about Inspirato among affluent households.

Our People and Culture

Inspirato’s culture is embodied by our three core values: We Care. We Inspire. We Dream Big. By staying true to these values, we have created a company where talented people can do great work and drive value for all of our stakeholders. These values guide us in everything we do, from individual everyday tasks to high-level strategic planning. They foster a culture of dialogue, collaboration, recognition, achievement, and sense of family that contributes to our long-term success.

We engage and empower our team with ongoing career and learning and development opportunities. Fostering a growth mindset facilitates a culture where all voices are heard and team members can take informed risks, make mistakes, ask questions, and seek creative solutions to tough problems. This approach helps us build a strong bench of leaders for tomorrow’s business challenges. Continued growth and success will depend on the performance of our current and future employees, including certain key employees. Recruitment and retention of these individuals is vital to growing our business and meeting our business plans. We espouse the principal that all Inspirato team members can bring their whole selves to work and thrive.

As of September 30, 2021, we had 708 full-time employees across 27 states in the U.S., and approximately 12 employees located in one country outside of the U.S. These employees are highly concentrated in Operations (391 employees) and Sales and Marketing (129 employees). Our focus on customer-facing employees helps us to provide luxury service to our subscribers that we believe is industry-leading.

Importantly, our values and the culture they inspire extend to our relationships with every Inspirato subscriber. Led by our Sales and Care teams, we foster a long-term, personal, rapport with each Inspirato family, not only to promote our customer satisfaction and retention goals, but also to fulfill our mission of inspire lasting memories and relationships by changing the way family and friends experience the world. After more than ten years, we believe our culture is real, valued, deeply ingrained, and sustained in part by robust and scalable training that helps create consistently positive subscriber interactions and experiences.

Regulatory Compliance

Our overall business approach and strategy includes rigorous attention to regulatory compliance, as our operations are subject to regulations in the following principal areas, across a wide variety of jurisdictions.

Property and Accommodations Regulation

Our business is subject to U.S. and foreign federal, state and local laws and regulations that vary widely by city, country and property type. In many cities, local regulations affect our ability to offer accommodations for specified durations or in certain neighborhoods. Hospitality and transient accommodations operations are also subject to compliance with the U.S. Americans with Disabilities Act and other laws and regulations relating to accessibility, and to laws, regulations and standards in other areas such as zoning and land use, licensing, permitting and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, cleaning protocols and other COVID-19 requirements, and property “star” ratings where required. Additionally, our real estate owners are also responsible for their own compliance with laws, including with respect to their employees, property maintenance and operations, environmental laws and other matters.

Before signing any new leases in a new market, we engage local legal counsel to help identify relevant regulatory requirements. This research includes analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analysis before each new lease signing.

We monitor regulatory changes in each existing market on an ongoing basis. To facilitate growth and compliance work in each city, we also proactively establish relationships with local regulatory agencies, elected officials, business and community groups to build trust and improve understanding of our business model.

Privacy and Data Protection Regulation

In processing travel transactions and information about guests and their stays, we receive and stores a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation (“GDPR”) and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. States and other jurisdictions, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”), and the UK General Data Protection Regulation and UK Data Protection Act.

We take a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to guests and employees, and we are engaged in an ongoing process of evaluating and considering additional steps to comply with the California Consumer Privacy Act, GDPR, PIPEDA, the UK General Data Protection Regulation, and UK Data Protection Act.

Employment

We are also subject to laws governing its relationship with employees, including laws governing wages and hours, benefits, immigration, workplace safety and health, and hotel-specific ordinances.

Other Regulation

Our business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As we expand into additional markets, we will be subject to additional laws and regulations.

The regulatory environment in each market is often complex and evolving, and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous, and could be interpreted by regulators and courts in ways that could adversely affect our business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to an innovative hospitality provider such as us, which often makes their application to our business uncertain. For additional information regarding the laws and regulations that affect our business, see the section titled “Risk Factors” in this proxy statement/prospectus.

Intellectual Property

We rely on trademarks, domain names, copyrights, trade secrets, patents, contractual provisions, and restrictions on access and use to establish and protect its proprietary rights.

As of September 30, 2021, we had 111 trademark registrations and pending applications, including registrations for “Inspirato” in the U.S., Canada and various other countries.

In addition to trademark protection, we reserve and registers domain names when and where deemed appropriate and are the registered holder of more than 166 domain names, including “inspirato.com.”

As of September 30, 2021, we have 17 pending applications in the U.S. and the PCT and two issued US patent covering our subscription-based booking and service tailoring technology.

In addition to the protection provided by its intellectual property rights, we enter into confidentiality and proprietary rights agreements with certain of our employees, consultants, contractors and business partners. Certain employees and contractors are also subject to invention assignment agreements. We further control the use of our proprietary technology and intellectual property through provisions in our terms of use on our website and app.

Facilities and Office Space

Our global headquarters is located in Denver, Colorado, where we lease approximately 45,000 square feet of office space under a lease expiring in October 2026.

Since March 2020, a substantial percentage of our corporate staff has been working remotely due to the COVID-19 pandemic. We believe that our existing facilities are adequate for our near-term needs, and that suitable alternative space would be available if required in the future on commercially reasonable terms.

Legal Proceedings

We have been and expect to continue to become involved in litigation or other legal proceedings from time to time. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, is likely to have a material adverse effect on our business. Regardless of outcome, litigation and other legal proceedings can have an adverse impact on our business because of defense and settlement costs, diversion of management resources, possible restrictions on our business as a result of settlement or adverse outcomes, and other factors.

INSPIRATO’S EXECUTIVE COMPENSATION

The ability to attract and retain key management employees is a key to the continued success of Inspirato’s business. As a result, Inspirato’s compensation programs have been designed to attract, retain, and motivate those key individuals who drive the success of the business in a competitive environment.

Inspirato’s compensation program is oriented towards long-term value creation and the linkage of executive compensation opportunity to the delivery of long-term value to shareholders.

This section provides an overview of Inspirato’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For the year ended December 31, 2021, Inspirato’s named executive officers were:

•	Brent Handler, Inspirato’s Chief Executive Officer;

•	David Kallery, Inspirato’s President; and

•	Web Neighbor, Inspirato’s Chief Financial Officer

Summary Compensation Table

The following table provides information regarding total compensation awarded to, earned by, and paid to Inspirato’s named executive officers for services rendered to Inspirato in all capacities for 2020 and 2021.

Name and Principal Position	Year	Salary		Bonus	Profits Interests(1)	All Other Compensation		Total
Brent Handler Chief Executive Officer	2021	$460,000		$500,000	—	$31,040	(2)	$991,040
	2020	$438,000		—	$450,426	$32,250	(3)	$920,676

David Kallery President	2021	$440,000		$500,000	—	$37,500	(4)	$977,500
	2020	$419,000		$500,000	$2,522,049	$13,406	(5)	$3,454,455

Web Neighbor Chief Financial Officer	2021	$400,000		$200,000	—	$18,320	(6)	$618,320
	2020	$35,064	(7)	$66,667	$961,581	$ 1,500	(8)	$1,064,812

(1)

The amounts in the “Profits Interests” column reflect the aggregate grant date fair value of profits interests granted during 2020 or 2021 computed in accordance with FASB ASC Topic 718, rather than the amounts paid or realized by the named individual.

(2)

The amount includes $1,500 for matching contributions under our 401(k) plan and $29,540 for personal use of travel benefits with Inspirato, estimated value charged to members, although such costs exceed the incremental cost to Inspirato of providing such benefits.

(3)

The amount includes $1,500 for matching contributions under our 401(k) plan and $30,750 for personal use of travel benefits with Inspirato, estimated value charged to members, although such costs exceed the incremental cost to Inspirato of providing such benefits.

(4)

The amount includes $1,500 for matching contributions under our 401(k) plan, and $36,000 for personal use of travel benefits with Inspirato, estimated value charged to members (although such costs exceed the incremental cost to Inspirato of providing such benefits), and the personal use of a club membership that is primarily maintained for business purposes.

(5)

The amount includes $1,500 for matching contributions under our 401(k) plan, personal use of travel benefits with Inspirato, estimated value charged to members (although such costs exceed the incremental cost to Inspirato of providing such benefits), and the personal use of a club membership that is primarily maintained for business purposes.

(6)

The amount includes $1,500 for matching contributions under our 401(k) plan and $16,820 for personal use of travel benefits with Inspirato and estimated value charged to members (although such costs exceed the incremental cost to Inspirato of providing such benefits).

(7)	The amount represents the amounts actually paid to Mr. Neighbor for the period from the commencement of his employment on November 30, 2020 through December 31, 2020.
(8)	The amount includes $1,500 for matching contributions under our 401(k) plan.

Outstanding Equity Awards as of December 31, 2021

The following table sets forth information regarding outstanding profits interests held by Inspirato’s named executive officers as of December 31, 2021. For additional information, please see below under the section titled “Inspirato’s Executive Compensation — Employee Benefit and Stock Plans — Profits Interest Agreements”.

Name	Grant Date	Number of Unvested Profits Interests (#)		Threshold Price Per Profits Interest ($)
Brent Handler	8/11/2020	15,527	(1)	$25.88
David Kallery	8/11/2020	10,846	(2)	$25.88
	8/11/2020	1,706	(3)	$25.88
Web Neighbor	12/01/2020	54,415	(4)	$25.88

(1)

One forty-eighth (1/48th) of the original profits interest subject to the grant are scheduled to be released from the applicable forfeiture provision therein on each monthly anniversary of January 29, 2020, subject to Mr. Handler’s continuous service with Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Notwithstanding the foregoing, all outstanding profits interests will vest immediately prior to a “deemed liquidation event” (as defined in Inspirato’s operating agreement).

(2)

One forty-eighth (1/48th) of the original profits interest subject to the grant are scheduled to be released from the applicable forfeiture provision on each monthly anniversary of September 6, 2018, subject to Mr. Kallery’s continuous service with Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Notwithstanding the foregoing, all outstanding profits interests issued pursuant to the Kallery Interest will vest prior to a “deemed liquidation event” (as defined in Inspirato’s operating agreement).

(3)

One forty-eighth (1/48th) of the original profits interests subject to the grant are scheduled to be released from the applicable forfeiture provision on each monthly anniversary of August 11, 2021, subject to Mr. Kallery’s continuous service to Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Notwithstanding the foregoing, all outstanding profits interests will vest prior to a “deemed liquidation event” (as defined in Inspirato’s operating agreement). This profits interest was amended on August 6, 2021 to provide that an aggregate of 105,665 profits interests had been released from forfeiture as of that date with the remaining profits interests vesting in equal installments over the next 4 quarters.

(4)

The profits interests are scheduled to be released from the applicable forfeiture provision in two equal tranches, referred to respectively as the “Initial Neighbor Interest” and the “Delayed Neighbor Interest.” Twenty-five percent (25%) of the profits interests comprising the Initial Neighbor Interest are scheduled to be released from the forfeiture provision therein on the first anniversary of November 30, 2020, and 1/48th of such profits interests are scheduled to vest each month thereafter, subject to Mr. Neighbor’s continuous service with Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. One forty-eighth (1/48th) of the profits interests subject to the Delayed Neighbor Interest are scheduled to be released from the forfeiture provision therein each month following the first anniversary of November 30, 2020 subject to Mr. Neighbor’s continuous service with Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Notwithstanding the foregoing, upon the occurrence of a “deemed liquidation event” (as defined in Inspirato’s operating agreement) prior to November 30, 2021, all outstanding profits interests subject to the Initial Neighbor Interest will immediately vest and all outstanding profits interests subject to the Delayed Neighbor Interest will continue to vest, as described above. Upon the occurrence of a deemed liquidation event which occurs after November 30, 2021, all outstanding profits interests subject to the Initial Neighbor Interest and the Delayed Neighbor Interest will immediately vest.

Named Executive Officer Employment Arrangements

Inspirato has entered into or is expected to enter into employment agreements setting forth the terms and conditions of employment for each of Inspirato’s named executive officers, as described below. These agreements provide or will provide for at-will employment. In addition, each of Inspirato’s named executive officers has executed Inspirato’s standard form of proprietary rights and invention assignment agreement.

Brent Handler

In September 2021, Inspirato entered into an employment agreement with Brent Handler, its chief executive officer. Mr. Handler’s employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by Inspirato, and certain travel benefits with Inspirato on terms consistent with those that have been in place since 2014. Additionally, Mr. Handler’s employment agreement provides for an initial grant of restricted stock units following the Closing with a number of shares determined to have a value of $12,500,000 based on the price per share of Combined Company Class A Common Stock as of the Closing, vesting in sixteen equal quarterly installments. Effective on the Closing, Mr. Handler’s base annual salary is $515,000 and his annual target bonus is 75% of his base annual salary.

David Kallery

In September 2021, Inspirato entered into an employment agreement with David Kallery, its President, that will be effective as of the Closing. Mr. Kallery’s employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by Inspirato, and certain travel benefits with Inspirato on terms no less favorable than those provided to similarly situated executives. Additionally, Mr. Kallery’s employment agreement provides for an initial grant of an annual equity award in 2022 with a target value of $1,575,000, that Mr. Kallery will be considered for annual equity awards in each subsequent year, that the size and structure of any annual equity award granted to Mr. Kallery will be established at the time of grant by the Combined Company’s compensation committee, and, unless determined otherwise at the time of grant by the Combined Company’s compensation committee, the service-based portion of any annual equity award granted to Mr. Kallery will vest in sixteen equal quarterly installments. Effective on the Closing, Mr. Kallery’s base annual salary is $475,000 and his annual target bonus is 50% of his base annual salary, provided that Mr. Kallery’s employment agreement provides that Mr. Kallery will receive a bonus payment equal to $500,000 if he remains employed through December 31, 2021.

Web Neighbor

In September 2021, Inspirato entered into an employment agreement with Web Neighbor, its Chief Financial Officer, that will be effective as of the Closing. Mr. Neighbor’s employment agreement provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by Inspirato, and certain travel benefits with Inspirato on terms no less favorable than those provided to similarly situated executives. Additionally, Mr. Neighbor’s employment agreement provides for an initial grant of an annual equity award in 2022 with a target value of $1,575,000, that Mr. Neighbor will be considered for annual equity awards in each subsequent year, that the size and structure of any annual equity award granted to Mr. Neighbor will be established at the time of grant by the Combined Company’s compensation committee, and, unless determined otherwise at the time of grant by the Combined Company’s compensation committee, the service-based portion of any annual equity award granted to Mr. Neighbor will vest in sixteen equal quarterly installments. Effective on the Closing, Mr. Neighbor’s base annual salary is $450,000 and his annual target bonus is 50% of his base annual salary.

Potential Payments upon Termination or Change in Control

Brent Handler

Under the terms of his employment agreement, if Mr. Handler’s employment is terminated by Inspirato without cause or by Mr. Handler for good reason (as such terms are defined in Mr. Handler’s employment agreement), then Mr. Handler will become eligible to receive the following benefits if he timely signs and does not revoke a release of claims in our favor and complies with his continuing restrictive covenant obligations, or the continuing obligations:

•	a lump-sum payment, less applicable withholdings, equal to the sum of 24 months of his annual base salary as in effect immediately prior to such qualifying termination; and

•

a lump sum payment, less applicable withholdings, equal to the sum of (i) any incentive compensation determined to have been earned in respect of the year preceding the year of termination but not yet paid, and (ii) 200% of his annual bonus as in effect immediately prior to the date of such qualifying termination, prorated based on the number of complete months of service provided to the Company in the year of termination; and

•

a monthly payment, less applicable withholdings, equal to the estimated cost of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, for Mr. Handler and his eligible dependents, if any, for 24 months; and

•

100% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards and extension of the post-termination exercise period for any stock options will be extended for 2 years after the termination of employment; and

•	Continuation of his entitlement to Inspirato travel benefits.

David Kallery

Under the terms of his employment agreement, if Mr. Kallery’s employment is terminated by Inspirato without cause or by Mr. Kallery for good reason (as such terms are defined in Mr. Kallery’s employment agreement), then Mr. Kallery will become eligible to receive the following benefits if he timely signs and does not revoke a release of claims in our favor and complies with his continuing restrictive covenant obligations, or the continuing obligations:

•

an amount equal to the sum of 24 months of his annual base salary as in effect immediately prior to such qualifying termination, payable bi-monthly over 24 months in substantially equal installments, less applicable withholdings; and

•

an amount equal to the sum of (i) any incentive compensation determined to have been earned in respect of the year preceding the year of termination but not yet paid, and (ii) 200% of his annual bonus as in effect immediately prior to the date of such qualifying termination, payable bi-monthly over 24 months in substantially equal installments, less applicable withholdings; and

•

subject to Mr. Kallery’s copayment of premium amounts at the applicable active employees’ rate and Mr. Kallery’s proper election to receive benefits under COBRA, pay to the group health plan provider, the COBRA provider or Mr. Kallery a monthly payment, for up to 24 months, equal to the monthly employer contribution that Inspirato would have made to provide health insurance to Mr. Kallery if Mr. Kallery had remained employed by Inspirato during such period; and

•

the post-termination exercise period for any stock options will be extended for up to one year after the termination of employment, and (i) if a change in control (as such term is defined in Mr. Kallery’s employment agreement), occurs prior to, concurrent with, or within three months following Mr. Kallery’s date of termination, 100% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards, or (ii) if a change in control has not or does not occur in the circumstances described in (i), 50% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards.

Web Neighbor

Under the terms of his employment agreement, if Mr. Neighbor’s employment is terminated by Inspirato without cause or by Mr. Neighbor for good reason (as such terms are defined in Mr. Neighbor’s employment agreement), then Mr. Neighbor will become eligible to receive the following benefits if he timely signs and does not revoke a release of claims in our favor and complies with his continuing restrictive covenant obligations, or the continuing obligations:

•

an amount equal to the sum of 24 months of his annual base salary as in effect immediately prior to such qualifying termination, payable bi-monthly over 24 months in substantially equal installments, less applicable withholdings; and

•

an amount equal to the sum of (i) any incentive compensation determined to have been earned in respect of the year preceding the year of termination but not yet paid, and (ii) 200% of his annual bonus as in effect immediately prior to the date of such qualifying termination, payable bi-monthly over 24 months in substantially equal installments, less applicable withholdings; and

•

subject to Mr. Neighbor’s copayment of premium amounts at the applicable active employees’ rate and Mr. Neighbor’s proper election to receive benefits under COBRA, pay to the group health plan provider, the COBRA provider or Mr. Neighbor a monthly payment, for up to 24 months, equal to the monthly employer contribution that Inspirato would have made to provide health insurance to Mr. Neighbor if Mr. Neighbor had remained employed by Inspirato during such period; and

•

the post-termination exercise period for any stock options will be extended for up to one year after the termination of employment, and (i) if a change in control (as such term is defined in Mr. Neighbor’s employment agreement), occurs prior to, concurrent with, or within three months following Mr. Neighbor’s date of termination, 100% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards, or (ii) if a change in control has not or does not occur in the circumstances described in (i), 50% accelerated vesting and exercisability (as applicable) of all outstanding time-based equity awards.

Employee Benefit and Stock Plans

Employee Incentive Compensation Plan

In August 2021, Inspirato’s board of managers approved its Employee Plan, or Master Bonus Plan, which will become effective with respect to incentive compensation paid for 2021. Each of Inspirato’s named executive officers will participate in the Master Bonus Plan. After Closing, the PubCo Board is expected to approve and ratify the Master Bonus Plan.

Unless and until Inspirato’s board of managers determines otherwise, Inspirato’s compensation committee will administer the Master Bonus Plan. The Master Bonus Plan allows the administrator to provide awards to employees selected for participation, who may include Inspirato’s named executive officers, which awards may be based upon performance goals established by the administrator. The administrator, in its sole discretion, may establish a target award for each participant under the Master Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as the administrator determines to be appropriate.

Under the Master Bonus Plan, the administrator determines the performance goals, if any, applicable to any target award (or portion thereof) for a performance period, which may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the

S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the administrator, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by the administrator for onetime items or unbudgeted or unexpected items and/or payments of awards under the Master Bonus Plan when determining whether the performance goals have been met. The performance goals may be based on any factors the administrator determines relevant, including without limitation on an individual, divisional, portfolio, project, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as the administrator determines, including without limitation: (a) in absolute terms, (b) in combination with another performance goal or goals (for example, but not by way of limitation, as a ratio or matrix), (c) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (d) on a per-share basis, (e) against our performance as a whole or a segment and/or (f) on a pre-tax or after-tax basis. The performance goals may differ from participant to participant and from award to award. Failure to meet the applicable performance goals will result in a failure to earn the target award, subject to the administrator’s discretion to modify an award. The administrator also may determine that a target award (or portion thereof) will not have a performance goal associated with it but instead will be granted (if at all) as determined by the administrator.

The administrator may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the administrator’s discretion. The administrator may determine the amount of any increase, reduction, or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards under the Master Bonus Plan generally will be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by the administrator, provided that the administrator reserves the right, in its sole discretion, to settle an actual award with a grant of an equity award with such terms and conditions, including vesting requirements, as determined by the administrator in its sole discretion. Unless otherwise determined by administrator, to earn an actual award, a participant must be employed by Inspirato (or an affiliate of Inspirato, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but in no case after the later of (i) the 15th day of the third month of the fiscal year immediately following the fiscal year in which the bonuses vest and (ii) March 15 of the calendar year immediately following the calendar year in which the bonuses are no longer subject to substantial risk of forfeiture.

Awards under the Master Bonus Plan will be subject to reduction, cancellation, forfeiture, or recoupment in accordance with any clawback policy that Inspirato adopts pursuant to the listing standards of any national securities exchange or association on which Inspirato’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the administrator may impose such other clawback, recovery or recoupment provisions with respect to an award under the Master Bonus Plan as the administrator determines necessary or appropriate, including without limitation a reacquisition right in respect of previously acquired cash, stock, or other property provided with respect to an award.

The administrator will have the authority to amend or terminate the Master Bonus Plan. However, such action may not materially alter or materially impair the existing rights of any participant with respect to any earned bonus without the participant’s consent. The Master Bonus Plan will remain in effect until terminated in accordance with the terms of the Master Bonus Plan.

2021 Equity Incentive Plan

See “Proposal No. 4—The Incentive Plan Proposal.”

2021 Employee Stock Purchase Plan

See “Proposal No. 5—The Employee Stock Purchase Plan Proposal.”

2012 Unit Option Plan

The Inspirato 2012 Unit Option Plan, as amended, or 2012 Plan, was originally adopted by the Inspirato board of managers and approved by the Inspirato Members in January 2012. The 2012 Plan was most recently amended in August 2019 and approved by the Inspirato Members in August 2019.

The 2012 Plan allows Inspirato to provide unit options (each, an “option” and the recipient of such option, an “optionee”) to eligible employees, managers, and consultants of Inspirato and any subsidiary of Inspirato. It is expected that as of one business day prior to the Closing, the 2012 Plan will be terminated and Inspirato will not grant any additional options under the 2012 Plan thereafter. However, the 2012 Plan will continue to govern the terms and conditions of the outstanding options previously granted under the 2012 Plan.

As of September 30, 2021, the following options were outstanding under the 2012 Plan: unit options to acquire 213,957 Inspirato common units, or units.

Plan Administration

The 2012 Plan is administered by the Inspirato board of managers or one or more committees appointed by the Inspirato board of managers. The administrator has all authority and discretion necessary or appropriate to administer the 2012 Plan and to control its operation, including the authority to construe and interpret the terms of the 2012 Plan and the options granted under the 2012 Plan. The administrator’s decisions are final and binding on all optionees.

The administrator’s powers include the power to institute an exchange program under which (i) outstanding options are surrendered or cancelled in exchange for options of the same type (which may have higher or lower exercise prices and different terms), options of a different type or cash, (ii) optionees would have the opportunity to transfer any outstanding options to a financial institution or other person or entity selected by the administrator or (iii) the exercise price of an outstanding option is increased or reduced. The administrator’s powers also include the power to prescribe, amend and rescind rules and regulations relating to the 2012 Plan, to modify or amend each option and to make all other determinations deemed necessary or advisable for administering the 2012 Plan.

Eligibility

Employees, managers and consultants of Inspirato and Inspirato’s subsidiary companies are eligible to receive options.

Unit Options

Options have been granted under the 2012 Plan. Subject to the provisions of the 2012 Plan, the administrator determines the term of an option, the number of units subject to an option and the time period in which an option may be exercised.

The term of an option is stated in the applicable option agreement, but the term of an option may not exceed ten years from the grant date. The administrator determines the exercise price of options, which may not be less than 100% of the fair market value of Inspirato units.

The administrator determines how an optionee may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable option agreement. If an optionee’s status as a “service provider” (as defined in the 2012 Plan) terminates, that optionee may exercise the vested portion of his or her option through the termination date or for such other period of time stated in the applicable option agreement. Vested options generally will remain exercisable for six (6) months or such longer period of time as set forth in the applicable option agreement if an optionee’s status as a service provider terminates by reason of the optionee’s death or disability. In no event will an option remain exercisable beyond its original term. If an optionee does not exercise his or her option within the time specified in the option agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

If an optionee’s status as a service provider is terminated for any reason, Inspirato has the right, but not the obligation to repurchase any units acquired pursuant to the exercise of the option for a per unit price equal to the purchase price paid by the optionee, or the repurchase right. Inspirato may exercise its repurchase right for ninety (90) days from the longer of the date of termination or the end of the applicable post-termination exercise period.

Non-transferability of Options

Unless determined otherwise by the administrator, options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or the laws of descent and distribution. In addition, during an applicable optionee’s lifetime, only that optionee may exercise their option. If the administrator makes an option transferable, such option may only be transferred (i) by will, (ii) by the laws of descent and distribution of cash, (iii) to a revocable trust, or (iv) as permitted by Rule 701 of the Securities Act.

Trigger Event

Subject to the provisions of the merger, reorganization or other agreement setting forth the terms of a direct exchange, merger or other reorganization transaction, upon a “trigger event” (as defined in the 2012 Plan), all options granted under the 2012 Plan will be exchanged for or converted into, in such transaction, options to acquire shares of the resulting corporation’s common stock with terms substantially equivalent to the terms of the options, as the case may be, they are intended to replace. As described in above under “The Business Combination Agreement — Consideration to be Received in the Business Combination — Holders of Inspirato Options”, at the effective time of the Company Merger, outstanding unit options will be converted into Assumed Inspirato Options.

Certain Adjustments

Subject to any required action by the Inspirato Members, in the event of any split, reverse split, dividend recapitalization, combination, reclassification, reorganization, merger, consolidation, split-up, spin-off, repurchase, exchange of units or other Inspirato securities, other distribution of units or other securities of Inspirato without the receipt of consideration by Inspirato, or other change in Inspirato corporate structure affecting the units, the administrator will make proportionate adjustments to the number and type of units that may be delivered under the 2012 Plan or the number, type and price of units covered by each outstanding option. The administrator’s determination regarding such adjustments will be final, binding and conclusive.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify each optionee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an option will terminate immediately prior to the consummation of such proposed action.

Deemed Liquidation Event

In the event of a “deemed liquidation event” (as defined in the 2012 Plan) each outstanding option will be treated as the administrator determines, including, without limitation, that (i) options will be assumed, or substantially equivalent options will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a optionee, that the optionee’s options will terminate upon or immediately prior to the consummation of such deemed liquidation event; (iii) outstanding options will vest and become exercisable, in whole or in part prior to or upon consummation of such deemed liquidation event, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such transaction; (iv) (A) the termination of an option in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such option as of the date of the occurrence of the transaction, or (B) the replacement of such option with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all options or all options held by an optionee, similarly.

Amendment and Termination

The Inspirato board of managers may, at any time, terminate or amend the 2012 Plan in any respect, including, without limitation, amendment of any form of option agreement or instrument to be executed pursuant to the 2012 Plan. To the extent necessary and desirable to comply with applicable laws, Inspirato will obtain Member approval of any amendment to the 2012 Plan. No amendment or alteration of the 2012 Plan will impair the rights of an optionee, unless mutually agreed otherwise between the optionee and the administrator in writing. As noted above, it is expected that as of one business day prior to the Closing, the 2012 Plan will be terminated and Inspirato will not grant any additional options under our 2012 Plan thereafter.

Profits Interest Agreements

As described below, during 2020 certain profits interests were granted pursuant to profits interest agreements between the recipient and Inspirato and the terms and conditions of the Amended and Restated Limited Liability Company Agreement of Inspirato dated February 9, 2020, as amended from time to time (the “Operating Agreement”). A profits interest is a type of unit in Inspirato and, accordingly, in connection with the Business Combination the profits interest were treated like other units in Inspirato with respect to the consideration received as part of the Business Combination.

Brent Handler

Brent Handler was issued an award of 29,811 profits interests in August 2020, pursuant to a profits interest agreement between Mr. Handler and Inspirato and the terms and conditions of the Operating Agreement. The profits interest agreement provides for a profits interest threshold amount of $25.88 per common unit, or approximately $771,509 in the aggregate. Pursuant to the profits interest agreement, 1/48th of the profits interests are scheduled to be released from the forfeiture provision therein on each monthly anniversary of January 29, 2019, subject to Mr. Handler’s continuous service to Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Notwithstanding the foregoing, all outstanding profits interests will vest immediately prior to a “deemed liquidation event” (as defined in the Operating Agreement). In the event of Mr. Handler’s termination of service, any unvested profits interests will be forfeited to Inspirato.

David Kallery

David Kallery was issued an award of 57,843 profits interests, or the “Initial Kallery Interest,” and an award of 109,076 profits interests, or the “Additional Kallery Interest”. Each award of profits interests was issued to Mr. Kallery in August 2020 pursuant to profits interest agreements between Mr. Kallery and Inspirato and the terms and conditions of the Operating Agreement. Each profits interest agreement provides for a profits interest threshold amount of $25.88 per common unit, or approximately $1,496,977 in the aggregate with respect to the Initial Kallery Interest, and approximately $2,822,887 with respect to the Additional Kallery Interest. The Additional Kallery Interest was amended on August 6, 2021 to provide that an aggregate of 105,665 profits interests had been released from forfeiture as of that date with the remaining profits interests vesting in equal installments over the next 4 quarters, subject to Mr. Kallery’s continuous service to Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Notwithstanding the foregoing, all outstanding profits interests issued pursuant to the Kallery Interest will vest prior to a “deemed liquidation event” (as defined in the Operating Agreement). In the event of Mr. Kallery’s termination of service, any unvested profits interests will be forfeited to Inspirato.

Web Neighbor

Web Neighbor was issued an award of 63,705 profits interests in December 2020, pursuant to a profits interest agreement between Mr. Neighbor and Inspirato and the terms and conditions of the Operating Agreement. The profits interest agreement provides for a profits interest threshold amount of $25.88 per common unit, or approximately $1,648,685 in the aggregate. Pursuant to the profits interest agreement, the profits interests are scheduled to be released from the forfeiture provision therein in two equal tranches, referred to respectively as the “Initial Neighbor Interest” and the “Delayed Neighbor Interest.” 25% of the profits interests comprising the Initial Neighbor Interest are scheduled to be released from the forfeiture provision therein on the first anniversary of November 30, 2020, and 1/48th of such profits interests are scheduled to vest each month thereafter, subject to Mr. Neighbor’s continuous service to Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. 1/48th of the profits interests subject to the Delayed Neighbor Interest are scheduled to be released from the forfeiture provision therein each month following the first anniversary of November 30, 2020 subject to Mr. Neighbor’s continuous service to Inspirato (or a subsidiary of Inspirato) through each applicable vesting date. Notwithstanding the foregoing, upon the occurrence of a “deemed liquidation event” (as defined in the Operating Agreement) prior to November 30, 2021, all outstanding profits interests subject to the Initial Neighbor Interest will immediately vest and all outstanding profits interests subject to the Delayed Neighbor Interest will continue to vest, as described above. Upon the occurrence of a deemed liquidation event which occurs after November 30, 2021, all outstanding profits interests subject to the Initial Neighbor Interest and the Delayed Neighbor Interest will immediately vest. In the event of Mr. Neighbor’s termination of service, any unvested profits interests will be forfeited to Inspirato.

Director Compensation

Historically, Inspirato has neither had a formal compensation policy for its non-employee directors, nor has it had a formal policy of reimbursing expenses incurred by its non-employee directors in connection with their board service. In connection with the consummation of the Business Combination, Inspirato plans to put a director compensation policy in place.

The following table presents the total compensation each of our non-employee directors received during 2020 and 2021.

Name	Year	Options(1)	All Other Compensation	Total
Scot Sellers	2021	—	$15,000	$15,000	(2)
	2020	—	$15,000	$15,000	(2)

(1)

Mr. Sellers had 23,312 outstanding unit options granted in connection with his service on Inspirato’s board of managers. These unit options were all outstanding and fully vested as of December 31, 2021. $92,646 represents the incremental fair value associated with the repricing of Mr. Sellers’s options as part of a broad based repricing of Inspirato options.

(2)	The amount represents $15,000 in Inspirato travel credits credited to Mr. Sellers.

Inspirato did not provide its non-employee directors with any cash, equity or other compensation in 2020. Neither Brent Handler nor Brad Handler received any additional compensation for service as a director in 2020. The compensation of Brent Handler as a named executive officer is set forth above under “Executive Compensation — Summary Compensation Table.” The compensation of Brad Handler as an executive officer is set forth below under “Certain Relationships and Related Party Transactions — Employment Agreements.”

CERTAIN INSPIRATO RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for members of Inspirato’s board of managers and Inspirato’s executive officers, which are described elsewhere in this prospectus/proxy statement, below is a description of transactions since January 1, 2018 to which Inspirato was a party or will be a party, in which:

•	The amounts involved exceeded or will exceed $120,000; and

•

Any members of Inspirato’s board of managers, executive officers or holders of more than 5% of Inspirato’s capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Exclusive Resorts

Inspirato leases 18 residences from Exclusive Resorts LLC (“Exclusive Resorts”). Exclusive Resorts is an affiliate of Revolution Portico Holdings LLC, which beneficially owns more than 5% of Inspirato’s equity interests. Since January 1, 2018, Inspirato has incurred expenses of approximately $16 million related to rent, maintenance, and utilities for the properties under such leases.

In December 2013, Inspirato entered into a commercial agreement with Exclusive Resorts which provides that Exclusive Resorts members may purchase Inspirato subscriptions without paying an initiation fee. Inspirato then provides certain hospitality services to the Exclusive Resorts’ members that are also Inspirato’s subscribers and these subscribers can book vacations with Inspirato using such subscriber’s Exclusive Resorts annual dues. Exclusive Resorts pays Inspirato for Exclusive Resorts’ members usage of Inspirato’s benefits and services. In the years ended December 31, 2018, 2019 and 2020, balances due from Exclusive Resorts under these arrangements were approximately $689,098, $720,769 and $504,462, respectively.

Series E Preferred Unit Financing

In connection with the Series E Preferred Unit Financing in 2017, Inspirato entered into the Inspirato LLCA, the Amended and Restated Investor Rights Agreement, and the Amended and Restated Right of First Refusal and Co-Sale Agreement with certain members of Inspirato including BRM Ventures, LLC, Inspirato Investors LLC, KPCB Investment I, Inc., Inspirato Group, Inc., Millennium Finance Co. IX, L.P., Revolution Portico Holdings LLC, and W Capital Partners III IBC, Inc., each at least 5% holders of Inspirato’s units, Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, Brad Handler, Inspirato’s Executive Chairman and member of Inspirato’s board of managers, and Handler Investments, L.P., which is affiliated with Brad Handler. Ted Schlein, a member of Inspirato’s board of managers, is affiliated with KPCB Investment I, Inc. Todd Chaffee, a member of Inspirato’s board of managers, is affiliated with Inspirato Group, Inc. John Sabin, a member of Inspirato’s board of managers, is affiliated with Revolution Portico Holdings LLC. Upon the completion of the Business Combination, the Inspirato LLCA will be amended and restated as described in the section titled “Certain Agreements Related to the Business Combination—A&R Inspirato LLCA.”

The Amended and Restated Investor Rights Agreement

The Amended and Restated Investor Rights Agreement grants to certain Inspirato members, including Inspirato Investors LLC, KPCB Investment I, Inc., Inspirato Group, Inc., Millennium Finance Co. IX, L.P., Revolution Portico Holdings LLC, and W Capital Partners III IBC, Inc., each at least 5% holders of Inspirato’s units, and Brent L. Handler Revocable Trust, an entity affiliated with Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, HFIN 2020 Trust and Handler Children’s Remainder Trust, entities affiliated with Brad Handler, Executive Chairman and member of Inspirato’s board of managers, registration rights with respect to the registrable securities held by such member, and grants to BRM Ventures, LLC and Revolution Portico Holdings LLC pre-emptive rights over new equity issuances, and information rights.

The Amended and Restated Right of First Refusal and Co-Sale Agreement

The Amended and Restated Right of First Refusal and Co-Sale Agreement provides for Inspirato or its designees rights of first refusal, co-sale and drag-along rights in respect of sales of units by certain members including, BRM Ventures, LLC, Inspirato Investors LLC, KPCB Investment I, Inc., Inspirato Group, Inc., Millennium Finance Co. IX, L.P., Revolution Portico Holdings LLC, and W Capital Partners III IBC, Inc., each at least 5% holders of Inspirato’s units, and Brent Handler, Brent L. Handler Revocable Trust, an entity affiliated with Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, Brad Handler, HFIN 2020 Trust and Handler Children’s Remainder Trust, entities affiliated with Brad Handler, Executive Chairman and member of Inspirato’s board of managers. Upon the completion of the Business Combination, the Amended and Restated Right of First Refusal and Co-Sale Agreement will terminate.

Guarantee of Surety Bonds

Inspirato’s merchant services agreement with American Express Travel Related Services Company, Inc. requires Inspirato to maintain a reserve of $20,000,000, which Inspirato satisfied by means of a surety bond. The bond surety company required an additional indemnification for issuance of the bond. Inspirato had a reimbursement agreement with each of Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, and Brad Handler, Inspirato’s Executive Chairman and member of Inspirato’s board of managers, from March 2018 to September 2019 under which Inspirato agreed to reimburse Messrs. Handler and Handler for indemnification payments made to the bond surety company and paid to Brent Handler and Brad Handler an aggregate of approximately $118,000 and $162,000, respectively, for each of their personal indemnification obligations to the bond surety company. Such amounts were computed as 7% per annum of the indemnified amount.

PIPE Investment

In connection with the Business Combination Agreement, certain PIPE Subscribers entered into Subscription Agreements with Thayer, pursuant to which the PIPE Subscribers have subscribed for shares of Thayer Class A Common Stock in connection with the PIPE. Brent Handler Revocable Trust, an entity affiliated with Brent Handler, Inspirato’s Chief Executive Officer and a member of its board of managers, has agreed to purchase 1.0 million shares of Thayer Class A Common Stock, Brad Handler, Inspirato’s Executive Chairman and a member of its board of managers, has agreed to purchase 395,000 shares of Thayer Class A Common Stock, Elk Sierra, LLC, an entity affiliated with Scot Sellers, a member of Inspirato’s board of managers, has agreed to purchase 84,432 shares of Thayer Class A Common Stock, and David Kallery, Inspirato’s President, has agreed to purchase 25,000 shares of Thayer Class A Common Stock, each pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Subscribers. KPCB Holdings, Inc., an entity affiliated with KPCB Investment I, Inc., which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 611,250 shares of Thayer Class A Common Stock, Institutional Venture Partners XIII, L.P., an entity affiliated with Inspirato Group, Inc. (IVP), which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 570,000 shares of Thayer Class A Common Stock, Alps Investment Holdings LLC, an entity affiliated with Revolution Portico LLC, which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 500,000 shares of Thayer Class A Common Stock, and W Capital Partners III, L.P., an entity affiliated with W Capital Partners III IBC, Inc., which will beneficently own more than 5% of the outstanding shares of the Combined Company Common Stock after the Business Combination, has agreed to purchase 395,155 shares of Thayer Class A Common Stock, each pursuant to a Subscription Agreement on substantially the same terms and conditions as the other PIPE Subscribers.

Lease Transactions

In June, 2021, Inspirato’s board of managers approved a transaction whereby Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, and Brad Handler, Inspirato’s Executive

Chairman and member of Inspirato’s board of managers, who have each agreed to acquire a condominium from a third-party developer in Charleston, South Carolina and have agreed to lease these condominiums to Inspirato. Construction of the properties is expected to be completed in approximately 14-18 months and upon issuance of the certificates of occupancy, Brent and Brad Handler have agreed to purchase the properties. Inspirato expects to enter into lease agreements with each of Brad and Brent Handler on terms substantially similar to other landlords on Inspirato’s standard lease. Monthly payments under the lease agreements are expected to be approximately $13,000 for each property. Inspirato expects to make monthly payments of approximately $2,500 and $2,400 to Brent Handler and Brad Handler, respectively, through the construction completion date, but not to exceed 36 months, to offset upfront investment costs. Such monthly amounts were computed at 5.5% of the 20% upfront deposit to be paid annually.

Employment Agreements

Inspirato has entered into employment agreements and offer letter agreements with certain of its executive officers. See the section entitled “Inspirato’s Executive Compensation — Named Executive Officer Employment Arrangements” and the following description of Inpsirato’s employment agreements with Brad Handler.

For 2021, Brad Handler was paid $180,000 of salary with an expected bonus to be paid of $100,000. For 2020, Mr. Handler was paid $172,000 of salary with no cash incentive compensation, and he was granted 7,453 profits interests with an aggregate grant date fair value of $112,610. In September 2021, Inspirato entered into an employment agreement with Mr. Handler as executive chairman that provides for an annual base salary, eligibility to receive an annual target bonus, eligibility to participate in employee benefit or group insurance plans maintained from time to time by Inspirato, and certain travel benefits with Inspirato on terms consistent with those that have been in place since 2014. Additionally, Mr. Handler’s employment agreement provides for an initial grant of restricted stock units following the Closing with a number of shares determined to have a value of $6,250,000 based on the price per share of Combined Company Class A Common Stock as of the Closing, vesting in sixteen equal quarterly installments. Effective on the Closing, Mr. Handler’s base annual salary is $257,500 and his annual target bonus is 37.5% of his base annual salary. Mr. Handler’s employment agreement provides for severance protection the same terms as those provided for Mr. Brent Handler in the section entitled “Potential Payments on Termination or Change in Control.”

Indemnification Agreements

Inspirato has entered into indemnification agreements with its executive officers and members of its board of managers. The indemnification agreements require Inspirato to indemnify its executive officers and members of its board of managers to the fullest extent permitted by Delaware law.

Combined Company Relationships and Related Party Transactions

A&R Registration Rights Agreement

At the Closing, that certain registration rights agreement dated December 10, 2020 will be amended and restated and Thayer, the Sponsor, KPCB Investment I, Inc., Inspirato Group, Inc., Revolution Portico Holdings LLC, Exclusive Resorts LLC, Millennium Finance Co. XI, L.P. and W Capital Partners III IBC, Inc. will enter into the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Combined Company will agree that, within 15 business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a shelf registration statement registering the resale of certain shares of Combined Company Class A Common Stock from time to time, and Thayer shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. The equityholder party to the Registration Rights Agreement may demand underwritten offerings, including block trades, of their registrable securities by the Combined Company from time to time. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed in the aggregate $20.0 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights, subject to certain exceptions in the case of demands for underwritten block trades. For more information regarding the Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination —Registration Rights Agreement.”

Indemnification Agreements

The Proposed Certificate of Incorporation, which will be effective upon the consummation of the Business Combination, will contain provisions limiting the liability of executive officers and directors, and the Proposed Bylaws, which will be effective upon the consummation of the Business Combination, will provide that the Combined Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Proposed Certificate of Incorporation and the Proposed Bylaws will also provide the board of directors with discretion to indemnify certain key employees when determined appropriate by the board of the Combined Company.

The Combined Company intends to enter into indemnification agreements with all of its directors and executive officers. The indemnification agreements will, among other things, require the Combined Company to indemnify each of its directors, executive officers, and other key employees for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, executive officer or key employee in any action or proceeding arising out of their services as one of the Combined Company’s directors, executive officers or key employees or as a director, executive officer or key employee of any other company or enterprise to which the person provides services at the Combined Company’s request.

Review, Approval or Ratification of Transactions with Related Persons

Effective upon the consummation of the Business Combination, the PubCo Board will adopt a written related person transactions policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company) for review. To identify related person transactions in advance, the Combined Company will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Combined Company’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

•	whether the transaction is fair to the Combined Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	the extent of the related person’s interest in the transaction;

•	whether there are business reasons for the Combined Company to enter into the transaction;

•	whether the transaction would impair the independence of a non-employee director; and

•	whether the transaction would present an improper conflict of interest for any director or executive officer.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to it and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

INSPIRATO MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Inspirato’s financial condition and results of operations should be read in conjunction with Inspirato’s audited annual and unaudited interim condensed consolidated financial statements and accompanying notes thereto included elsewhere in this proxy statement/prospectus. This discussion includes both historical information and forward-looking statements based upon current expectations that involve risk, uncertainties and assumptions. Inspirato’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors” starting on page 49 and elsewhere in this proxy statement/prospectus. Inspirato’s historical results are not necessarily indicative of the results that may be expected for any period in the future. Unless the context otherwise requires, all references in this section to “we,” “us,” “our”, “Inspirato,” or “the Company” refer collectively to the business operations of Inspirato LLC and its consolidated subsidiaries.

OVERVIEW

Inspirato is a subscription-based luxury travel company that provides unique solutions for (i) affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and (ii) hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

For travelers, we offer access to a diverse portfolio of curated luxury vacation options that includes over 400 private luxury vacation homes available exclusively to our subscribers, and accommodations at over 430 luxury hotel and resort partners in more than 235 destinations around the world as of September 30, 2021. Our portfolio also includes Inspirato Only, featuring one-of-a-kind luxury safaris, cruises, and other experiences, and Bespoke, which offers custom-designed “bucket list” itineraries. Every Inspirato trip comes with our personalized service envelope — including pre-trip planning, on-site concierge, and daily housekeeping — designed to meet the needs of affluent travelers and drive exceptional customer satisfaction.

The Business Combination and Public Company Costs

On June 30, 2021, Thayer, Merger Subs, Blockers and Inspirato entered into the Business Combination Agreement, pursuant to which Thayer will acquire certain of the outstanding equity interests of Inspirato. The Business Combination Agreement and the transactions contemplated thereby were unanimously approved by Thayer’s board of directors, Inspirato’s board of managers, and the governing bodies of each of the Merger Subs.

Prior to the Closing, the units representing equity interests in Inspirato are held by (i) Blockers, which are corporations (or entities treated as corporations for U.S. federal tax purposes) that are affiliated with certain institutional investors, and (ii) other Members of Inspirato, which consist of entities and individuals, including members of management and other employees of Inspirato or its subsidiaries.

The Business Combination Agreement provides for, among other things, the following:

•

each Blocker will merge with and into a Blocker Merger Sub (including any Non-Party Blocker, if any, that signs a joinder to the Business Combination Agreement with the consent of Inspirato) with the respective Blocker Merger Sub surviving as a wholly owned subsidiary of Thayer (collectively, the “Blocker Mergers”), resulting in the equity interests of each Blocker being cancelled and converted into the right to receive (i) shares of Combined Company Class A Common Stock based on such Blocker’s pro rata ownership of Inspirato (adjusted upward for cash and cash equivalents of such Blocker and adjusted downward for debt and transaction expenses of such Blocker), plus (ii) cash, if any, based on such Blocker’s pro rata ownership, plus (iii) certain rights under the Tax Receivable Agreement;

•

immediately following the Blocker Mergers, the Company Merger Sub will merge with and into Inspirato, with Inspirato continuing as the surviving company and subsidiary of Thayer, resulting in (i) each outstanding Inspirato Unit (other than any units held by the Combined Company or any of its subsidiaries following the Blocker Mergers) being cancelled and converted into a right to receive (A) New Common Units of Inspirato, (B) cash, if any, (C) shares of Combined Company Class V Common Stock and (D) certain rights under the Tax Receivable Agreement; and (ii) each outstanding Inspirato Option being automatically converted into an Assumed Inspirato Option; and

•

the limited liability company agreement of Inspirato will be amended and restated to, among other things, reflect the Company Merger and create a seven-person board of managers designated by PubCo and the other members holding outstanding vested New Common Units.

Following the completion of the Business Combination, as described above, our organizational structure will be what is commonly referred to as an umbrella partnership corporation (or UP-C) structure, which is often used by entities classified as a partnership for U.S. federal income tax purposes, such as Inspirato, undertaking an initial public offering, an initial business combination with a SPAC or other going-public transactions. This UP-C structure will allow the Flow-Through Sellers to retain their equity ownership in Inspirato in the form of New Common Units issued pursuant to the Business Combination. Each Flow-Through Seller will also hold a number of shares of Combined Company Class V Common Stock equal to the number of New Common Units held by such Flow-Through Seller, which will have no economic value, but which will entitle the holder thereof to one (1) vote per share at any meeting of the stockholders of PubCo. Those institutional investors in Inspirato who, prior to the Business Combination, held Inspirato Units through a Blocker will, by contrast, hold their equity ownership in PubCo in the form of Combined Company Class A Common Stock. The parties agreed to structure the Business Combination in this manner to permit the Flow-Through Sellers to continue to realize the tax benefits associated with their ownership in an entity that is treated as a partnership for U.S. federal income tax purposes and PubCo, as a holder of New Common Units, will realize the same tax benefits. The UP-C structure also provides potential future tax benefits to PubCo (85% of which PubCo will give up and pay to the Flow-Through Sellers pro rata based on their ownership of New Common Units pursuant to the Tax Receivable Agreement), which are expected to arise when the Flow-Through Sellers ultimately exchange their New Common Units and Combined Company Class V Common Stock for shares of Combined Company Class A Common Stock. Because the New Common Units are issued by Inspirato and not PubCo, the New Common Units could be entitled to different after-tax economics on a per unit basis compared to the Combined Company Class A Common Stock on a per share basis (for example, as a result of PubCo being subject to corporate income tax, and the potential that holders of New Common Units will receive distributions, including tax distributions, directly from Inspirato but PubCo may not make corresponding distributions to the holders of Combined Company Class A Common Stock). See the section entitled “Risk Factors — Risks Related to Our Organizational Structure” for additional information on our organizational structure, including the Tax Receivable Agreement.

For more information about the Business Combination Agreement, see the section titled “The Business Combination Agreement.”

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Thayer will be treated as the “acquired” company for accounting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the unitholders of Inspirato will have a majority of the voting power of the Combined Company, Inspirato’s operations will comprise all of the ongoing operations of the Combined Company, and Inspirato will comprise a majority of the board of the Combined Company. Following the Transaction, Inspirato will be managed by a seven-person board of managers designated by PubCo and the other Members holding outstanding vested New Common Units. Accordingly, the financial statements will reflect the net assets of Thayer and Inspirato at historical cost with no goodwill or other intangible assets recognized.

Upon the closing of the Business Combination, it is expected that the Combined Company’s Common Stock will be listed on Nasdaq and trade under the ticker symbol “ISPO.” As Inspirato’s current management team and business operations will comprise the Combined Company’s management and operations, the Combined Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Inspirato expects the Combined Company will incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Business Metrics

We review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and business plans, and make strategic decisions.

Active Subscriptions and Active Subscribers

We use Active Subscriptions to assess the adoption of our subscription offerings, which is a key factor in assessing our penetration of the market in which we operate and a key driver of revenue. We define Active Subscriptions as subscriptions as of the measurement date that are paid in full, as well as those for which we expect payment for renewal. Active Subscribers are subscribers who have one or more Active Subscription(s). As of September 30, 2020 and 2021 we had 11,876 and 13,191 Active Subscribers. At December 31, 2019 and 2020, we had 13,130 and 11,727 Active Subscribers.

At September 30, 2020 we had 12,957 Active Subscriptions which consisted of 10,983 legacy Inspirato Club subscriptions, 1,940 Inspirato Pass subscriptions, and 34 new Inspirato Club subscriptions. At September 30, 2021, we had 14,114 Active Subscriptions which consisted of 10,662 legacy Inspirato Club subscriptions, 2,378 Inspirato Pass subscriptions, and 1,074 new Inspirato Club subscriptions.

At December 31, 2019 we had 14,548 Active Subscriptions which consisted of 12,521 legacy Inspirato Club subscriptions and 2,027 Inspirato Pass subscriptions. At December 31, 2020, we had 12,631 Active Subscriptions which consisted of 10,602 legacy Inspirato Club subscriptions, 1,791 Inspirato Pass subscriptions, and 238 new Inspirato Club subscriptions. We experienced a decrease in Active Subscriptions from December 31, 2019 to December 31, 2020 primarily due to the impact of the COVID-19 pandemic. The new Inspirato Club subscription was launched in the second half of 2020.

Legacy Inspirato Club subscriptions had substantial enrollment fees and have annual dues that are lower than annualized dues for new Inspirato Club subscriptions. Subscribers who have legacy Inspirato Club subscriptions that add Inspirato Pass pay less in annual dues for their Inspirato Pass subscription than the Inspirato Pass subscribers without Legacy Inspirato Club subscriptions. Legacy Inspirato Club subscriptions are only available as annual contracts and Inspirato Club and Inspirato Pass subscriptions are available as monthly, semi-annual and annual contracts. The majority of our subscriptions are annual contracts including approximately half of the new Inspirato Club and Inspirato Pass subscriptions. Subscription revenue contributed approximately 42% of our total revenue for the nine months ended September 30, 2021.

Annual Recurring Revenue

We believe that ARR is a key metric to measure our business performance because it is driven by our ability to acquire Active Subscriptions and to maintain our relationship with existing subscribers. ARR represents the amount of revenue that we expect to recur annually, enables measurement of the progress of our business initiatives, and serves as an indicator of future growth. ARR should be viewed independently of revenue and deferred revenue, and is not intended to be a substitute for, or combined with, any of these items.

ARR consists of contributions from our subscription revenue streams and does not include travel revenue or enrollment fees. We calculate ARR as the number of Active Subscriptions as of the end of a period multiplied by the then-current annualized subscription rate for each applicable subscription type at the end of the period for which ARR is being calculated. The majority of current Active Subscriptions are legacy Inspirato Club subscriptions. ARR is not a forecast of subscription revenue as subscription revenue includes enrollment fees and Active Subscriptions at the date used in calculating ARR may or may not be renewed by our subscribers in the future, but we believe it is a useful measure. In addition, revenues from certain legacy subscriptions may be higher or lower than our then-current annualized subscription rate as a result of previously offered or contractual renewal rates. Our ARR was $95 million and $116 million at September 30, 2020 and 2021 and $101 million and $91 million at December 31, 2019 and 2020.

Before the launch of Inspirato Pass and new Inspirato Club subscriptions, approximately 15% of our subscription revenue was from enrollment fees. Since the launch of those products in late 2019 and 2020, enrollment fee revenue as a percentage of subscription revenue has declined to approximately 4% in the year ended December 31, 2020 and 3% in the nine months ended September 30, 2021. As the amount of our subscription revenue that comes from enrollment fees has declined, the difference between ARR and subscription revenue has decreased. In addition, our subscription revenue as a percentage of total revenue has increased from approximately 30% in the years ended December 31, 2018 and 2019 prior to the launch of Inspirato Pass and the new Inspirato Club subscriptions, to 55% in the year ended December 31, 2020 when total revenues decreased, and up to 42% in the nine months ended September 30, 2021. In the first nine months of 2020, our subscription revenues were approximately $7 million lower than expected based on our ARR in the second quarter of 2020 as a result of incentives that we offered to our subscribers during the COVID-19 pandemic. ARR does not have a standardized meaning and therefore may not be comparable to similarly titled measures presented by other companies in the luxury travel industry or that have subscription-based models.

On slide 26 of our investor presentation filed with the SEC on December 14, 2021, we discuss our Inspirato Pass annual subscription revenue. Annual subscription revenue is defined as the product of the annualized subscription cost multiplied by the number of subscribers. Annual subscription revenue is similar to ARR, but different because ARR is calculated by multiplying the annualized subscription cost by the number of subscriptions. Approximately 7% of Inspirato’s subscribers have multiple subscriptions. The Inspirato Pass annual subscription revenue that was described in the investor presentation is the annual recurring revenue for only one of our products, Inspirato Pass. Because our calculation of ARR is based on the number of subscriptions and not the numbers of subscribers, we believe it is a useful measure of our financial performance and operating results and management uses it for internal planning and analysis.

In addition, the relative significance of ARR may vary across different businesses and business models. Our calculation of ARR may be different than similarly titled measures presented by other companies, including because certain subscribers have multiple subscriptions or certain products are offered at different price points.

Key Factors Affecting Our Performance

We believe that the growth and future success of our business depend on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we have to successfully address in order to continue to grow our business and further improve our results of operations.

COVID-19 Pandemic

The ongoing impact of the COVID-19 pandemic on the global economy and the extent to which it will continue to adversely impact Inspirato remains uncertain. Inspirato’s financial results for 2020 were materially adversely affected by the COVID-19 pandemic, and the impact continued into 2021. COVID-19 may continue to materially adversely impact our business operations, results of operations and liquidity in the near term. In early March 2020, as the world locked down, in order to protect our business from the near term market disruptions and the prospect of a prolonged business impact from the COVID-19 pandemic, we took action quickly to reduce costs and applied for and received a $9.4 million PPP loan, which was forgiven in June 2021. While Inspirato’s revenue has been gradually improving since the third quarter of 2020, the extent of the recovery is uncertain and will be largely dependent on the effectiveness of COVID-19 prevention (vaccination and continued social distancing) and treatment and infection rates in the cities and countries in which Inspirato operates. The COVID-19 pandemic transformed how society works, connects, and travels, while at the same time creating incredible challenges, particularly for the hospitality and travel industries and Inspirato.

In particular, to reduce costs during the COVID-19 pandemic, we:

•	rebalanced our portfolio and actively managed lease expenses through negotiations with real estate owners and exercise of force majeure clauses in our leases;

•	temporarily reduced our payroll costs through layoffs and short-term salary reductions; and

•	substantially reduced discretionary expenditures.

Our rapid management of expenses, together with our existing cash position, and the PPP funds helped us prudently manage our business through the effects of the pandemic during 2020.

In the first nine months of 2021, subscriber demand for travel and our occupancy rates increased compared to the same prior year period to pre-pandemic levels, however our subscriber counts have not yet returned to pre-pandemic levels. During the pandemic, while travel restrictions were at their tightest, Inspirato took measures to maintain its subscriber base. Once restrictions eased, we experienced an increase in travel demand we believe was the result of a shift in consumer prioritization of safety, and a resulting change in the way people travel, with Inspirato well positioned to benefit from these shifts.

In particular, to maintain subscribers during the COVID-19 pandemic, we:

•	provided Inspirato Pass subscribers credit for future subscription months in exchange for maintaining their subscriptions payments during the onset of the pandemic;

•	offered a more flexible cancellation policy; and

•	offered subscribers special value through a promotion to welcome them back to booking Inspirato travel.

Subscribers

Our subscriber revenue and operating results are impacted by our ability to attract and maintain subscribers. Increasing our subscriber base, increases our revenues, gross margin and Adjusted EBTIDA. We are continually working on improving our subscription offerings and the trips available on our Inspirato Pass list to make our subscription products more appealing to potential subscribers.

Travel

Our travel revenue and operating results are impacted by the number of trips that we are able to deliver to our subscribers and members as well as the rates we charge for stays. Our business intelligence team establishes nightly rates to achieve a desired occupancy and nightly rates.

Cost and Expense Management

Our operating results are impacted by our ability to manage costs and expenses and achieving a balance between making appropriate investments to retain and grow subscribers while driving increased profitability. We are working on finding opportunities to enhance gross margin and operate more efficiently, including reducing costs by potentially bringing housekeeping, concierge, property management, and other services in-house. We believe these opportunities will increase as our business grows and we increase the number of properties in certain areas and thus lower the cost of revenue.

Economic Conditions

The travel industry is volatile and affected by economic cycles and trends. Travel is typically discretionary for subscribers and customers and may be affected by negative trends in the economy. Consumer confidence, fluctuations in fuel prices, changes in governmental regulations, safety concerns, and other factors all could negatively impact our business. The post-pandemic recovery in the economy and in the travel industry has increased our subscription and travel revenue as a result of pent up travel demand.

Seasonality

Our travel revenues are seasonal, reflecting typical travel behavior patterns of travelers over the course of the calendar year. In a typical year, the first, third, and fourth quarters have higher travel revenues than the second quarter. Our subscription services are seasonal to the extent that interest from potential new subscribers tends to also follow travel revenue, however revenues from existing subscribers is not impacted by seasonality.

Our key metrics, including total revenues, Adjusted EBITDA and Free Cash Flow, are also impacted by the timing of holidays and other events. Holidays and other events generally increase the rates we are able to charge for travel which results in higher gross margin. The majority of our costs are relatively fixed across quarters.

In 2020, we saw the COVID-19 pandemic overwhelm the historical patterns of seasonality resulting in a significant decrease in revenue most notably in the second quarter of 2020.

Key Components of Results of Operations

Revenue

We generate revenue from sales of subscriptions to our platform that grant access to book Inspirato residences and other privileges that vary based on the type of subscription. The two primary components of revenue are subscription revenue and travel revenue.

Subscription revenue is comprised of a one-time enrollment fee paid at the commencement and recurring dues, net of discounts and refunds provided to subscribers. Our subscription agreements typically have monthly or annual contractual terms. Our agreements are generally cancellable at the end of the contract term. Legacy Inspirato Club subscriptions are only available as annual contracts and Inspirato Club and Inspirato Pass subscriptions are available as monthly, semi-annual and annual contracts. The majority of our subscriptions are annual contracts including approximately half of the new Inspirato Club and Inspirato Pass subscriptions. Revenue is recognized ratably over the related contractual term generally beginning on the date that our platform is made available to a subscriber. We typically bill in advance for monthly contracts and annually in advance for contracts of one year. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. Enrollment fees for Inspirato Pass and Inspirato Club subscriptions are typically recognized immediately when paid. Enrollment fees earned from legacy subscriptions are recognized over the estimated life of the subscriptions which is typically five years.

We derive our travel revenue from our travel operations, including per trip, nightly and service fees charged to our subscribers and guests per trip. In addition to subscribers, approximately 7% of total revenue in 2019, 2020 and the first nine months of 2021 was earned from guests who are not subscribers. These guests include guests who receive trial subscriptions under promotions with partners, including Wheels Up, Exclusive Resorts and others. Travel revenue related to stays in our residences is higher than travel revenue related to stays at our hotel partners because our residences generally have substantially higher average nightly rates, as residences are typically larger and accommodate more guests than hotel rooms. In 2019, we delivered 66,700 nights in our residences and 40,300 nights in our hotel rooms. In 2020, we delivered 56,000 nights in our residences and 28,400 nights in our hotel rooms. In the first three quarters of 2021, we delivered 70,400 nights in our residences and 30,100 nights in our hotel rooms. Travel revenue is generally recognized when travel occurs and amounts that have been billed are initially recorded as deferred revenue until recognized when travel occurs.

Cost of Revenue

Cost of revenue includes costs directly related to delivering travel to our subscribers and guests as well as depreciation and amortization related to leasehold improvements and equipment at residences. These costs include payments for properties we lease, operating and maintenance costs of those properties, including on-site service personnel costs as well as costs paid to our hotel partners for subscriber stays. We expect our cost of revenue will continue to increase on an absolute dollar basis for the foreseeable future due to inflation, escalation clauses in leases, increased operating costs and the addition of properties. Cost of revenue may vary as a percentage of revenue from period to period based on the number of properties that we have under lease, and the mix of subscription and travel revenue that we earn.

Gross margin

Our gross margin may fluctuate from period to period based on the number and type of subscribers, trips taken and nightly rates charged. We generally expect our gross margin to increase or decrease in both the near term and long term with increases or decreases in subscriber counts, nightly rates, and occupancy rates.

General and Administrative

General and administrative expenses include costs related to overall operations of the company, including executive management, finance and accounting, legal, people operations, and corporate information services. General and administrative expenses also include all equity-based compensation costs related to all employees. We expect to incur additional general and administrative costs as a result of operating as a public company, including expenses to comply with the rules and regulations of the SEC and stock exchange, as well as higher expenses for corporate insurance, director and officer insurance, investor relations, and professional services. Overall, Inspirato expects its general and administrative costs will vary from period to period as a percentage of revenue for the foreseeable future.

Sales and Marketing

Sales and marketing expenses includes costs related to the sales and marketing of our products, including personnel related costs as well as costs paid for advertising and lead generation. Inspirato expects its sales and marketing expense will vary from period to period as a percentage of revenue for the foreseeable future.

Operations

Operations expenses includes costs related to providing, acquiring, and overall management of our properties as well as providing subscriber services. These costs include the cost of personnel working in our subscriber services teams, real estate development teams as well as the cost of subscriber benefits including lounges and events. Inspirato expects operations to increase on an absolute dollar basis for the foreseeable future to the extent that Inspirato continues to expand its property offerings.

Depreciation and amortization

Depreciation and amortization expense primarily consist of depreciation of property and equipment including furniture and fixtures, as well as amortization of capitalized internal-use software development costs.

Technology and development

Technology and development expenses includes costs related to development of our technology that supports our products, including website and app development, maintenance and ongoing maintenance. These costs include the costs of personnel working on our development teams. Inspirato expects technology and development costs to increase on an absolute dollar basis for the foreseeable future to the extent that Inspirato continues to develop and expand its product offerings.

Interest, net

Interest consists primarily of interest expense incurred on the revolving line of credit.

Warrant fair value gains/losses

Warrant fair value gains or losses consists of the periodic change in the fair value of warrant liabilities. The fair value of the liability is evaluated at each period and the gain or loss flows through this line item.

Forgiveness of debt

Forgiveness of debt relates to a gain realized on the PPP loan, which was forgiven.

Results of Operations

The period to period comparisons of our results of operations have been prepared using the historical periods included in our audited consolidated financial statements. The following discussion should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this document.

Consolidated Results of Operations for the nine months ended September 30, 2020 and 2021:

	For the nine months ended September 30,		Amount of Increase / (Decrease)	Percent Change Favorable / (Unfavorable)
	2020	2021
Revenue	$125,703	$166,390	$40,687	32%
Cost of revenue	70,200	110,106	$39,906	(57)%

Gross margin	55,503	56,284	$781	1%
General and administrative	20,819	37,188	$16,369	(79)%
Sales and marketing	10,908	19,105	$8,197	(75)%
Operations	14,139	17,336	$3,197	(23)%
Technology and development	2,016	2,957	$941	(47)%
Depreciation and amortization	2,713	1,876	$(837)	31%
Interest, net	282	483	$201	(71)%
Warrant fair value losses	—	456	$456	N/A
Gain on forgiveness of debt	—	(9,518)	$(9,518)	N/A

Net income (loss) and comprehensive income (loss)	$4,626	$(13,599)	$(18,225)	N/A

N/A—not meaningful or applicable.

Revenue. For the nine months ended September 30, total revenue was $126 million in 2020 and increased by 32% to $166 million for 2021 due to reduced travel demand resulting from the COVID-19 pandemic which had a more significant impact in the first nine months of 2020 than in the first nine months of 2021 as we believe travel restrictions were at their highest in the second quarter of 2020. Since the second quarter of 2020 through the nine months ended September 30, 2021, travel restrictions eased in many jurisdictions and demand for travel increased.

Subscription revenue was consistent at $70 million for the first nine months of both 2020 and 2021. At September 30, 2020, we had 12,957 Active Subscriptions which increased 9% to 14,114 Active Subscriptions at September 30, 2021. Our subscription revenues in the first nine months of 2020 were lower than in the first nine months of 2021 relative to the number of Active Subscriptions as a result of incentives we offered our subscribers during the second quarter of 2020 related to the COVID-19 pandemic which reduced Subscription revenue in the second quarter for 2020 by approximately $7 million.

Travel revenue was $55 million for the first nine months of 2020 rising $41 million to $96 million in the first nine months of 2021 due to the COVID-19 pandemic, which significantly reduced travel in the second quarter of 2020 and as COVID-19 pandemic related restrictions eased, travel revenue increased in 2021.

Cost of revenue. Cost of revenues increased 57% from $70 million for the first nine months of 2020 to $110 million for the first nine months of 2021. This increase was primarily a result of lower lease expenses in 2020 as we did not make lease payments on a large portion of our residences in the second quarter of 2020 because we exercised force majeure clauses in our leases for certain residences due to the COVID-19 pandemic.

General and administrative. General and administrative expenses were $21 million in the first nine months of 2020 compared to $37 million in the first nine months of 2021, increasing 79% as the company started to incur public company costs, including $7 million in public company readiness costs. General and administrative employees were 96 and 144 at September 30, 2020 and 2021.

Sales and marketing. Sales and marketing expenses increased by 75% from $11 million in the first nine months of 2020 to $19 million in the first nine months of 2021. In 2020, we implemented significant cost reductions, especially in sales and marketing costs due to the uncertainty of the COVID-19 pandemic, and as demand for travel has returned, we have increased our sales and marketing efforts. Sales and marketing employees were 61 and 129 at September 30, 2020 and 2021.

Operations. Operations expenses increased by 23% from $14 million in the first nine months of 2020 to $17 million in the first nine months of 2021. In 2020, we implemented significant cost reductions due to the uncertainty of the COVID-19 pandemic including employee reductions, and as members and member travel have returned, we have increased operations as members travel. Operations employees were 278 and 391 at September 30, 2020 and 2021.

Technology and development. Technology and development expenses increased 47% from $2 million in the first nine months of 2020 to $3 million for in the first nine months 2021, respectively. In 2020, we implemented significant cost reductions due to the uncertainty of the COVID-19 pandemic, and as demand for our services has returned, we have increased our investment in technology and development. Technology and development employees were 25 and 30 at September 30, 2020 and 2021.

Depreciation and amortization. Depreciation and amortization expenses decreased 31% from $3 million in the first nine months of 2020 to $2 million in the first nine months of 2021 due to lower asset additions in 2020 as the company reduced its capital expenditures in 2020 due to the pandemic.

Forgiveness of debt. In June 2021, we recorded a gain on forgiveness of debt of $9.5 million as we received notice from the Small Business Administration that the PPP loan that we had received in 2020 under the Coronavirus Aid, Relief, and Economic Security Act had been forgiven and repaid on our behalf.

Consolidated Results of Operations for the years ended December 31, 2018, 2019 and 2020:

	For the years ended December 31,			Amount of increase (decrease)	Percent Change Favorable (Unfavorable)	Amount of increase (decrease)	Percent Change Favorable (Unfavorable)
	2018	2019	2020	2018 to 2019		2019 to 2020
	(in thousands)
Revenue	$178,652	$217,079	$165,590	$38,427	22%	$(51,489)	(24)%
Cost of revenue	114,508	138,768	100,599	24,260	21%	(38,169)	28%

Gross margin	64,144	78,311	64,991	14,167	22%	(13,320)	(17)%
General and administrative	24,193	27,522	25,940	3,329	(14)%	(1,582)	6%
Sales and marketing	22,893	25,527	14,764	2,634	(12)%	(10,763)	42%
Operations	19,000	24,396	18,814	5,396	(28)%	(5,582)	23%
Technology and development	2,220	2,579	2,787	359	(16)%	208	(8)%
Depreciation and amortization	4,871	3,471	2,898	(1,400)	29%	(573)	17%
Interest, net	2,232	999	542	(1,233)	55%	(457)	46%
Warrant fair value (gains) losses	72	66	(214)	(6)	8%	(280)	424%

Net loss and comprehensive loss	$(11,337)	$(6,249)	$(540)	$5,088	45%	$5,709	91%

Comparison of years ended December 31, 2019 and 2020

Revenue. Total revenue was $217 million for the year ended December 31, 2019 as compared to $166 million for the year ended 2020, a decrease of 24% primarily due to the decrease in demand for travel due to the COVID-19 pandemic.

Subscription revenue increased from $73 million in 2019 to $92 million in 2020 as a result of launching the Inspirato Pass subscription product in late 2019 and new Inspirato Club subscription product in 2020. These new subscription products have a significantly lower enrollment fee than prior subscription products and this resulted in an increase in overall subscription sales. At December 31, 2019, we had 14,548 Active Subscriptions compared to 12,631 Active Subscriptions at December 31, 2020. Revenues increased despite the decrease in subscribers at the end of 2020 as new subscription products have higher per subscriber annual revenues than legacy products.

Travel revenue decreased significantly from $144 million in 2019 to $74 million in 2020 due to the COVID-19 pandemic, which significantly reduced travel throughout most of 2020.

Cost of revenue. Cost of revenues decreased 28% from $139 million in 2019 to $101 million in 2020. This decrease was primarily a result of reduced direct travel costs resulting from reduced travel as a result of the pandemic. Lease payments on properties we lease also declined year over year. Many of our lease agreements include force majeure clauses which enabled us to not make payments on those leases when the related properties were not in use due to the COVID-19 pandemic. Our gross margin increased from 36% in 2019 to 40% in 2020 due to the increase in subscription revenue which has lower associated cost of revenue.

General and administrative. General and administrative expenses decreased from $28 million in 2019 to $26 million in 2020. General and administrative employees at December 31, 2019 and 2020 were 120 and 108. Overall our headcount and costs decreased as a result of cost reduction measures implemented in response to reduced travel demand resulting from the pandemic.

Sales and marketing. Sales and marketing expenses decreased 42% from $26 million in 2019 to $15 million in 2020. This was due to cost reduction measures implemented as a result of the pandemic. Sales and marketing employees were 117 and 72 at December 31, 2019 and 2020.

Operations. Operations expenses decreased 23% from $24 million in 2019 to $19 million in 2020. This was due to the cost reduction measures that were implemented in response to the pandemic and reduced travel resulting in less indirect travel related costs such as personal vacation advisors. Operations employees were 326 and 282 at December 31, 2019 and 2020.

Technology and development. Technology and development expenses stayed relatively consistent at $3 million in both 2019 and 2020.

Depreciation and amortization. Depreciation and amortization expenses decreased 17% from $3.5 million in 2019 to $2.9 million in 2020 as a result of fewer purchases of new assets in 2020 due to the pandemic.

Interest, net. Interest expense decreased 46% from $1.0 million in 2019 to $0.5 million in 2020. This is due to a reduction in borrowing against the revolving line of credit as a result of decrease in overall expenses.

Comparison of the years ended December 31, 2018 and 2019

Revenue. Total revenue was $179 million in 2018, increasing by 22% to $217 million in 2019 as a result of increases in both subscription and travel revenue.

Subscription revenue increased from $52 million in 2018 to $73 million in 2019 due to the increase in sales of subscriptions as a result of launching the Inspirato Pass subscription product in late 2019. Pass subscriptions have a significantly lower enrollment fee than prior subscription products but higher dues and this resulted in an increase in overall subscription revenue. At December 31, 2018, we had 12,433 Active Subscriptions compared to 14,458 Active Subscriptions at December 31, 2019.

Travel revenue increased from $127 million in 2018 to $144 million in 2019 due to an increase in the bookings as a result of an increase in the number of subscribers.

Cost of revenue. Cost of revenue increased 21% from $115 million in 2018 to $139 million in 2019 primarily as a result of an increase in travel revenue resulting in higher related cost of revenue. Our gross margin stayed relatively consistent at 36% in both 2018 and 2019.

General and administrative. General and administrative expenses increased 14% from $24 million to $28 million in 2019. General and administrative employees at December 31, 2018 and 2019 were 109 and 120. This increase was a result of company growth. General and administrative costs stayed relatively consistent at 13% of revenue.

Sales and marketing. Sales and marketing expenses increased 12% from $23 million in 2018 to $26 million in 2019. This was due to increased advertising spend as a result of growth and is in line with the increase in revenue. Sales and marketing employees were 95 and 120 at December 31, 2018 and 2019.

Operations. Operations expenses increased from $19 million in 2018 to $24 million in 2019. This was due to the increase in travel demand and growth experienced by the company. Operations employees were 265 and 326 at December 31, 2018 and 2019.

Technology and development. Technology and development expenses increased 16% from $2.2 million in 2018 to $2.6 million in 2019.

Depreciation and amortization. Depreciation expense decreased 29% from $4.9 million in 2018 to $3.5 million in 2019.

Interest, net. Interest expense decreased 55% from $2.2 million in 2018 to $1.0 million in 2019 due to a reduction in borrowing against the revolving line of credit.

Liquidity and Capital Resources

Overview

Our principal sources of liquidity have historically consisted of our operations activities primarily from subscription and travel revenue as well as our financing activities, including borrowings under the revolving line of credit. As of September 30, 2021, we had $63 million of cash and cash equivalents, $4 million of restricted cash and no amounts available for future borrowings under our credit facilities.

Since inception, we have consistently maintained a working capital deficit, in which our current liabilities exceed our current assets, primarily due to our significant deferred revenue. Prior to 2019, our subscriptions included substantial enrollment fees that are recognized over the expected life of subscriptions, which is typically five years. In addition, we also have significant deferred revenue related to travel that is paid in advance but not yet taken. Our cash needs vary from period to period primarily based on the timing of travel and sales promotions.

Inspirato’s future capital requirements will depend on many factors including our rate of subscriber and revenue growth, travel bookings, addition of new residences and the timing and extent of spending on residences and other growth initiatives, our ability to achieve further reductions in operating expenses, and overall economic conditions. Providing incentives or promotions for booking travel can and has historically increased our liquidity.

We believe our cash and cash equivalents on hand will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least the next 12 months.

The following table sets forth general information derived from our consolidated statements of cash flows:

	For the nine months ended September 30,
	2020	2021
	(in thousands)
Net cash provided by operating activities	$4,569	$18,355
Net cash used in investing activities	(3,516)	(2,695)
Net cash provided by (used in) financing activities	9,406	(846)

Net increase in cash and cash equivalents	$10,459	$14,814

We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, our competitive position could weaken, and our business, financial condition and results of operations could be adversely affected.

Cash Flows

Comparison of nine months ended September 30, 2020 and 2021

Cash flows provided by operating activities. Cash flow from operating activities increased from $5 million in the first nine months of 2020 to $18 million in the first nine months of 2021. A decrease in revenue and expenses in 2020 resulted in a use of $6 million of cash for working capital, whereas in 2021, the increase in revenues and expenses generated $35 million in cash from working capital. The change in working capital was offset by a $27 million decrease in net income excluding depreciation, amortization, warrant fair value adjustments, equity-based compensation and gain on forgiveness of debt.

Cash flows used in investing activities. Cash invested in property and equipment decreased from $4 million in the first nine months of 2020 to $3 million in the first nine months of 2021. Even though we added more residences to our portfolio in the first nine months of 2021 than in the first nine months of 2020, those properties required less up-front investment to onboard. Additions to internal-use software also decreased due to cost reduction measures implemented in response to the pandemic.

Cash flows used in financing activities. The loan facility had a balance of $7 million outstanding on September 30, 2020 compared to $13 million at September 30, 2021.

	For the years ended December 31,
	2019	2020
	(in thousands)
Net cash provided by operating activities	$3,948	$11,579
Net cash used in investing activities	(4,425)	(3,892)
Net cash provided by (used in) financing activities	6,076	16,550

Net increase in cash and cash equivalents	$5,599	$24,237

Comparison of years ended December 31, 2019 and 2020

Cash flows provided by operating activities. Cash flow from operating activities increased from $4 million in 2019 to $12 million in 2020. This increase was primarily due to the decrease in net loss of $6 million. In addition, there was $18 million less cash provided by deferred revenue as a result of reduced travel bookings as well as enrollment fees as a result of reduced travel due to the COVID-19 pandemic. Inspirato Pass and Inspirato Club subscriptions, which were introduced in 2019 and 2020 respectively, do not include deferred revenue whereas previous subscriptions included a substantial enrollment fee, a component of which is deferred and recognized over time.

Cash flows used in investing activities. Cash invested in property and equipment stayed relatively consistent at $4 million in 2019 and 2020.

Cash flows provided by financing activities. The loan facility had a balance of $7 million at December 31, 2019 compared to $14 million outstanding on December 31, 2020. At December 31, 2020, the Company had outstanding a PPP loan in the amount of $9.4 million with a maturity date of April 2022. The PPP Loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and is administered by the Small Business Administration (SBA). The PPP loan was forgiven by the SBA in June 2021.

Non-GAAP Financial Metrics

In addition to our results determined in accordance with GAAP, we use Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods with other companies in our industry.

There are limitations related to the use of these non-GAAP financial measures, including that they exclude significant expenses that are required by GAAP to be recorded in our financial measures. Other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies. Thus, these non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any measures derived in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of Adjusted EBITDA, Adjusted EBTIDA Margin and Free Cash Flow to their respective related GAAP financial measures. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure, and to view Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow in conjunction with their respective related GAAP financial measures.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is a non-GAAP financial measure that we define as net income (loss) before interest expense, interest income, taxes, depreciation and amortization, equity-based compensation expense, warrant fair value gains and losses, pandemic related severance costs, public company readiness expenses, and gain on forgiveness of debt.

The above items are excluded from our Adjusted EBITDA measure because our management believes that these costs and expenses are not indicative of our core operating performance and do not reflect the underlying economics of our business. The following table represents a reconciliation of our net income (loss), to Adjusted EBITDA:

	For the nine months ended September 30,
	2020	2021
	(in thousands)
Net income (loss)	$4,626	$(13,599)
Interest expense, net	282	483
Depreciation and amortization	4,018	3,159
Equity-based compensation	1,877	2,847
Warrant fair value losses	—	456
Public company readiness costs	—	6,677
Pandemic-related severance costs	607	—
Gain on forgiveness of debt	—	(9,518)

Adjusted EBITDA	$11,410	$(9,495)

Adjusted EBITDA Margin (1)	9.1%	(5.7)%

	For the year ended December 31,
	2018	2019	2020
	(in thousands)
Net loss	$(11,337)	$(6,249)	$(540)
Interest expense, net	2,232	999	542
Depreciation and amortization	6,524	5,108	4,632
Equity-based compensation	1,157	1,434	2,790

	For the year ended December 31,
	2018	2019	2020
	(in thousands)
Warrant fair value losses (gains)	72	66	(214)
Pandemic-related severance costs	—	—	607

Adjusted EBITDA	$(1,352)	$1,358	$7,817

Adjusted EBITDA Margin (1)	(0.8)%	0.6%	4.7%

(1)	We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total revenue for the same period.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less purchases of property and equipment and additions to capitalized software. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to our management and investors about the amount of cash generated from operations, after purchases of property and equipment and additions to capitalized software, that can be used for strategic initiatives. Our Free Cash Flow is impacted by the timing of bookings because we collect travel revenue between the time of booking and 30 days before a stay or experience occurs.

		For the nine months ended September 30,
		2020	2021
		(in thousands)
Net cash provided by operating activities		$4,569	$18,355

Development of internal-use software		(1,769)	(919)
Purchase of property and equipment		(1,747)	(1,776)

Net cash used in investing activities		(3,516)	(2,695)

Free Cash Flow		$1,053	$15,660

	For the year ended December 31,
	2018	2019	2020
	(in thousands)
Net cash provided by operating activities	$10,050	$3,948	$11,580

Development of internal-use software	(1,289)	(1,125)	(2,274)
Purchase of property and equipment	(3,172)	(3,299)	(1,618)

Net cash used in investing activities	(4,461)	(4,425)	(3,892)

Free Cash Flow	$5,589	$(477)	$7,688

Commitments and Contingencies

We have obligations under operating leases, primarily for vacation properties and our corporate headquarters. The leases require us to pay taxes, insurance, utilities, and maintenance costs. See Note 9 to the Inspirato’s historical consolidated financial statements for the years ended December 31, 2020 included elsewhere in this proxy statement/prospectus.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
(in thousands)
2021	$48,579
2022	32,805
2023	24,260
2024	15,337
2025	9,350
Thereafter	21,219

Total	$151,550

Our credit facility which had a balance of $14 million and $13 million as of December 31, 2020 and September 30, 2021, respectively, matures in October 2023.

Critical Accounting Policies and Estimates

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon the Inspirato consolidated financial statements included elsewhere in this proxy statement/prospectus, which have been prepared in accordance with GAAP. Our significant accounting policies and estimates are more fully described in Note 2 to the Inspirato consolidated financial statements for the year ended December 31, 2020. Certain of our accounting estimates are particularly important to our financial position and results of operations and require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our management uses its judgment to determine the appropriate assumptions to be used in the determination of certain estimates. We evaluate our estimates on an ongoing basis. Estimates are based on, among other things, historical experience, terms of existing contracts, our observance of trends in the travel industry and on various other assumptions that we believe to be reasonable under the circumstances. Our actual results may differ from these estimates under different assumptions or conditions. Our critical accounting policies that involve significant estimates and judgments of management include the following:

Revenue Recognition

Effective January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method. The adoption had a material impact to the financial statements, and the Company’s revenue recognition practices were adjusted as a result of applying ASC 606. Periods prior to January 1, 2019, continue to be accounted for under ASC 605 under the modified retrospective method.

The Company recognizes revenue from monthly or annual subscription fees over the time. The Company has determined that enrollment fees for subscriptions that are not substantive do not provide a material right to customers. These enrollment fees are recognized upon receipt. Certain legacy subscriptions included substantive upfront enrollment fees. These enrollment fees may have entitled the subscriber to annual dues, travel or other perks. The value of those services, estimated based on their stand-alone selling price, were deferred and recognized when those services are provided. The remaining revenue is recognized on a straight-line basis over the expected average life of these subscription types. The average estimated life of these subscriptions is five years. The option to renew is considered a material right of the customer and is treated herein as an additional performance obligation.

The calculation of the expected average life of subscriptions with substantive upfront enrollment fees is a critical estimate in the recognition of revenue associated with enrollment fees. The calculation includes certain management judgments and projections regarding the estimated period that customers are expected to remain subscribers and continue to benefit from these subscriptions along with annual renewal rates for these subscriptions. Management relies on multiple metrics to determine the average customer life. These include historical average renewal and attrition rates, expected future renewal rates, and other qualitative measures obtained through market research. The Company review its estimates and assumptions with regard to the average customer life based on the Company’s projections and historical experience on an annual basis. For the years ended December 31, 2020, and 2019, the expected average life of subscriptions with substantive upfront enrollment fees was five years. For the year ended December 31, 2018 the expected average life of subscriptions with substantive upfront enrollment fees was three to five years.

Revenue from travel is recognized when performance obligations are met, generally over the period of the stay.

Goodwill

Goodwill is not amortized, but rather is assessed annually for impairment in the fourth quarter and when events and circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below its carrying value. We have determined that the Company has one reporting unit. The test impairment test for requires that the Company first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, the Company then performs a quantitative impairment test. Otherwise, the quantitative impairment test is not required. Under the quantitative impairment test, the Company would compare the estimated fair value of each reporting unit to it carrying value. The Company determined based on the qualitative assessments that it is not more likely than not that the fair value of the Company’s reporting unit is less than its carrying value, therefore no quantitative impairment tests were performed at December 31, 2019 and 2020 and no goodwill impairment charges were recognized in the years ended December 31, 2018, 2019 and 2020.

Equity-based compensation

The Company accounts for equity-based payments in accordance with GAAP for all transactions in which an entity exchanges its equity instruments for goods or services, which generally requires us to measure the cost of employee services received in exchange for an award of equity instruments in earnings based on the fair value and vesting provisions of the award on the date of grant. Forfeitures are accounted for as they occur by reversing the expense previously recognized in the period of the forfeiture.

Capitalized Software

Direct costs incurred in the development of internal-use software products are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. We cease capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of three years.

Recently Issued Accounting Standards

For further information on recent accounting pronouncements, see Note 2 to Inspirato’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Our principal market risks are our exposure to interest rates and commodity risks.

Interest Rate Risk

We are exposed to interest rate risk primarily related to our outstanding debt. Changes in interest rates affect the interest earned on its total cash as well as interest paid on its debt.

We have not been exposed to, nor anticipate exposure to, material risks due to changes in interest rates. A hypothetical 100 basis points increase or decrease in interest rates would not have had a material impact on our consolidated financial statements as of December 31, 2020.

Foreign Currency Risk

We are exposed to foreign currency risk related expenditures that we incur in foreign countries. Many of our leases, which are the most significant component of operating costs in foreign countries are denominated in U.S. dollars and thus do not result in foreign currency risk. In the year ended December 31, 2020, our expenditures included approximately $6 million in foreign currencies, primarily in Mexican Pesos and Euros. A hypothetical 100 basis points increase or decrease in the value of the U.S. dollar relative to the Mexican Peso and Euro would not have had a material impact on our consolidated financial statements for the year ended December 31, 2020.

INFORMATION ABOUT THAYER

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Thayer” refer to Thayer Ventures Acquisition Corporation.

Overview

We are a newly organized blank check company formed under the laws of the State of Delaware on July 31, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination. We have generated no operating revenues to date and we do not expect that we will generate operating revenues until we consummate our initial business combination.

While we may pursue an acquisition opportunity in any business, industry, sector or geographical location, we are focused on businesses in industries that complement our management team’s background, and we intend to capitalize on the ability of our management team to identify and acquire a business, focusing on the travel and transportation industries where our management has extensive investment experience.

Initial Business Combination

Nasdaq rules and our amended and restated certificate of incorporation require that we complete one or more business combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the trust account) at the time of signing the agreement to enter into the initial business combination. We refer to this as the 80% of the fair market value test. Our board of directors will make the determination as to the fair market value of our initial business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). Even though our board of directors will rely on generally accepted standards, our board of directors will have discretion to select the standards employed. In addition, the application of the standards generally involves a substantial degree of judgment. Accordingly, investors will be relying on the business judgment of the board of directors in evaluating the fair market value of the target or targets.

Permitted Purchases of Our Securities

None of the sponsor or Thayer’s executive officers, directors or their affiliates have indicated any intention to purchase Thayer Units or shares of Thayer Class A Common Stock from persons in the open market or in private transactions. However, in connection with the stockholder vote to approve the proposed Business Combination, the sponsor and Thayer’s board of directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Inspirato. None of the sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to Thayer for use in the Business Combination. However, such persons have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions.

Our sponsor, executive officers, directors and their affiliates anticipate that they may identify the stockholders with whom they may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our sponsor, executive officers, directors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust Account or vote against the Business Combination.

We do not currently anticipate that purchases of Thayer Units, Thayer Class A Common Stock or Public Warrants by any of our sponsor, directors, executive officers, advisors or any of their affiliates, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of our sponsor, directors, officers, advisors or any of their affiliates will purchase shares of Thayer Class A Common Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their shares of Combined Company Class A Common Stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial business combination, including interest (net of taxes payable), divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is initially anticipated to be $10.20 per Public Share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. Our initial stockholders have entered into an agreement with us, pursuant to which they have agreed to (i) vote all of their shares of Thayer Class B Common Stock (A) in favor of all Stockholder Proposals, (B) against any proposal in opposition to approval of the Stockholder Proposals, (C) against any proposal that would impede or frustrate any provision of the Business Combination Agreement, the Sponsor Side Letter or any Stockholder Proposal, result in a breach of any provision under the Business Combination Agreement or result in any conditions in the Business Combination Agreement to not be fulfilled and (D) against and withhold consent with respect to any competing business combination proposal, and (ii) with respect to the Sponsor only, forfeit 1,500,000 shares of Thayer Class B Common Stock upon the Closing. As of September 30, 2021, the amount in the Trust Account was approximately $176 million, which is equal to approximately $10.20 per Public Share.

Facilities

We currently maintain our principal executive offices at 25852 McBean Parkway, Suite 508, Valencia, CA 91355. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our directors and executive officers as of September 30, 2021 are listed below:

Name	Age	Position
Mark E. Farrell	47	Co-Chief Executive Officer, Co-President, Chief Financial Officer and Director
Christopher Hemmeter	57	Co-Chief Executive Officer, Co-President, Secretary and Director
H. Charles Floyd	61	Director
Ren Riley	47	Director
Lawrence M. Kutscher	57	Director
Caroline Shin	46	Director
R. David Edelman	36	Director

Mark E. Farrell has been our Co-Chief Executive Officer, Co-President, Chief Financial Officer and a member of our board of directors since July 2020. Mr. Farrell currently serves as a Managing Director of Thayer Ventures, an early-stage venture capital firm with a strategic focus on the travel and transportation industry, which he co-founded in July 2009. He leads the firm’s transportation investments and currently serves on the board of several private companies. Since October 2019, Mr. Farrell has served as a director of PropTech Acquisition Corporation, a special purpose acquisition company targeting businesses in the real estate technology industry. Previously, he served as the 44th Mayor of San Francisco in 2018, and prior to his appointment as Mayor, was elected to the San Francisco Board of Supervisors in 2010 and 2014 for successive terms. From 2004 to 2009, Mr. Farrell served as a Vice President in the investment banking group at Thomas Weisel Partners, where he advised companies in the internet and digital media sectors. From 2001 to 2004, he was a practicing attorney at Wilson Sonsini Goodrich & Rosati, advising growth companies on venture capital and M&A transactions. Mr. Farrell received his B.A. from Loyola Marymount University, his M.A. from University College Dublin (Ireland), and his J.D. from the University of Pennsylvania Law School.

We believe that Mr. Farrell’s experience in government and the transportation industry makes him well qualified to serve on our board of directors.

Christopher Hemmeter has been our Co-Chief Executive Officer, Co-President, Secretary and a member of our board of directors since July 2020. Mr. Hemmeter currently serves as a Managing Director of Thayer Ventures, an early-stage venture capital firm with a strategic focus on the travel and transportation industry, which he co-founded in July 2009. Previously, he was founder and President of iCare Marketing (sold to Sysco Foodservice Corporation in 2012) and founder and Chief Executive Officer of Dynamic Payment Ventures (sold to Elavon, a subsidiary of US Bank, in 2007). Prior to that, from 1999 to 2002, Mr. Hemmeter was founder and Chief Executive Officer of CriticalArc Technologies, a supply-chain software provider to the foodservice industry, from 1988 to 1992, founder of The Hemmeter Collection, a direct response retailer and from 1988 to 1990, founder of Hemmeter Publishing, a publisher and distributor of travel books and content. He is also currently the owner and founder of E&O Kitchen and Bar, a casual dining restaurant based in San Francisco, which he founded in 1997. In 1986, Mr. Hemmeter joined Hemmeter Investment Company, a real estate developer of destination-resort properties, which developed major destination resort hotels in Hawaii and operated hospitality and travel businesses in the foodservice, gaming, retail and aviation sectors. Mr. Hemmeter received his B.A. from Cornell University, magna cum laude and M.B.A. from Harvard Business School, where he was recognized as a Baker Scholar for his academic achievement.

We believe that Mr. Hemmeter’s experience in the travel and hospitality industries makes him well qualified to serve on our board of directors.

H. Charles Floyd has served as a member and Chairperson of our board of directors since December 2020. In this role, he has advised the company from the consummation of our initial public offering and will continue to do so through our initial business combination. Mr. Floyd currently serves as the Executive Vice President, Global President of Operations of Hyatt Hotels Corporation. Appointed in August 2014, Mr. Floyd leads and develops Hyatt’s shared operation services organization known as the Global Operations Center and is responsible for the successful operation of Hyatt’s hotels globally. Prior to this role, Mr. Floyd was Executive Vice President, Group President — Global Operations Center from October 2012 to August 2014. Mr. Floyd served as Hyatt’s Chief Operating Officer — North America from January 2006 until October 2012. In this role he was responsible for management of full-service hotels and resorts as well as the Hyatt Place and the Hyatt House brands in the U.S., Canada, and the Caribbean. In addition, he oversaw Hyatt Residential Group, Inc. (formerly known as Hyatt Vacation Ownership, Inc.) and the Franchise Owner Relations Group, which supports both full service and select service and extended stay franchisees. Since joining Hyatt, Mr. Floyd served in a number of senior positions, including Executive Vice President — North America Operations and Senior Vice President of Sales and has been with Hyatt since 1981. Mr. Floyd has also served on the Board of Directors of Kohl’s Corporation since 2017 and Playa Hotels & Resorts N.V. since 2018. Mr. Floyd received his B.A. from Florida State and his M.B.A. from Northwestern University.

We believe Mr. Floyd’s experience in the travel and hospitality industry makes him well qualified to serve on our board of directors.

Ren Riley has served as a member of our board of directors since December 2020. He is currently the co-founder and managing director of Enclave Liquidity Partners, a private equity firm he co-founded in August 2019, delivering liquidity solutions to founders, executives and key shareholders of late-stage private growth companies. Prior to Enclave, from 2015 to 2019, he was a partner and member of the executive committee with Robertson Stephens, an independent registered investment advisor. Prior to Robertson Stephens, he was a General Partner with Oak Investment Partners, a venture capital firm, from 1999 until the present. Mr. Riley also currently serves on the board of several private companies. Mr. Riley received his A.B. from Dartmouth College.

We believe Mr. Riley’s depth of investment experience makes him well qualified to serve on our board of directors.

Lawrence M. Kutscher has served as a member of our board of directors since December 2020. He is currently the Chief Executive Officer at A Place for Mom, a technology driven senior living referral company since April 2019. Previously, he was the Chief Executive Officer of TravelClick, a cloud-based data and software solution for hotels, from 2010 until December 2018. He also currently serves on the board of A Place for Mom. Mr. Kutscher received his A.B. from Brown University and his M.B.A. from Columbia University.

We believe Mr. Kutscher’s experience in the travel and hospitality and technology industries makes him well qualified to serve on our board of directors.

Caroline Shin has served as a member of our board of directors since December 2020. She is currently the Chief Executive Officer at Vacatia, a hospitality company reinventing the timeshare experience across discovery, booking and stay and has been there since April 2015. She has served on the board of directors of the American Resort Development Association since March 2017 and the Korean American Community Foundation of San Francisco since December 2016. Ms. Shin received her S.B. from Massachusetts Institute of Technology.

We believe Ms. Shin’s experience in the travel and hospitality and technology industries makes her well qualified to serve on our board of directors.

R. David Edelman has served as a member of our board of directors since December 2020. He is currently Director of the Project on Technology, the Economy, & National Security — part of the Internet Policy Research Initiative — at the Massachusetts Institute of Technology (MIT). At MIT, since February 2017, Dr. Edelman has held joint appointments in the Computer Science & Artificial Intelligence Lab (CSAIL) and the Center for International Studies (CIS); teaches in the Electrical Engineering and Computer Science department; and leads research on the governance and global dimensions of technology. Since March 2017, Dr. Edelman has also been a Venture Partner at Anzu Partners and has served on the boards of multiple private technology companies and the non-profit Freedom Forum Institute. He previously spent six years at the White House from December 2010 to January 2017 managing domestic and global technology, economic, and national security policy issues, including as Special Assistant to the President for Economic & Technology Policy and earlier, as the first Director for International Cyber Policy at the National Security Council. He holds a B.A. from Yale and a Master’s and Doctorate from Oxford (UK).

We believe Mr. Edelman’s depth of management experience makes him well qualified to serve on our board of directors.

Number and Terms of Office of Officers and Directors

As of December 31, 2020, we had seven directors. Our board of directors is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of R. David Edelman and Lawrence M. Kutscher will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of H. Charles Floyd, Caroline Shin and Ren Riley will expire at our second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mark E. Farrell and Christopher Hemmeter will expire at our third annual meeting of stockholders.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated certificate of incorporation as it deems appropriate. The Existing Thayer Certificate of Incorporation provides that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

None of our executive officers or directors have received any cash compensation for services rendered to us. Our sponsor, executive officers and directors, or any of their respective affiliates will not be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations to the extent such expenses exceed the amount required to be retained in the Trust Account, unless the Business Combination is consummated. Our audit committee will review on a quarterly basis all payments that may be made to our sponsor, executive officers or directors, or our or their affiliates, if any. Any such payments prior to an initial business combination will be made from funds held outside the trust account. Other than quarterly audit committee review of any such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, if any, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, executive officers and directors, or any of their respective affiliates, prior to completion of our initial business combination. There have not been any material out-of-pocket expenses subject to reimbursement incurred or accrued as of the date of this prospectus, and we do not anticipate any such expenses to be incurred or accrued prior to Closing.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to our executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our executive officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charters for each committee are available at the investor relations section of our website at www.thayerventures.com.

Audit Committee

We have established an audit committee of the board of directors. Ren Riley, Caroline Shin and Lawrence M. Kutscher serve as members of our audit committee. Our board of directors has determined that each of Ren Riley, Caroline Shin and Lawrence M. Kutscher are independent. Ren Riley serves as the Chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our board of directors has determined that Ren Riley qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•	appointing or replacing the independent registered public accounting firm;

•

determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•

reviewing and approving all payments made to our existing stockholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are H. Charles Floyd, Ren Riley, Lawrence M. Kutscher, Caroline Shin and R. David Edelman. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. They should have demonstrated notable or significant achievements in business, education or public service; should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The board of directors will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The board of directors may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members.

Compensation Committee

We have established a compensation committee of our board of directors. The members of our compensation committee are Caroline Shin, R. David Edelman, and Ren Riley and Caroline Shin serves as chairman of the compensation committee.

Our board of directors has determined that each of Caroline Shin, R. David Edelman, and Ren Riley are independent. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics is available at the investor relations section of our website at www.thayerventures.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on or accessible through our website to be part of this proxy statement/prospectus. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Legal Proceedings

From time to time, we may become involved in legal proceedings relating to claims arising from the ordinary course of business. Our management believes that there are currently no claims or actions pending against us, the ultimate disposition of which could have a material adverse effect on our results of operations, financial condition or cash flows.

THAYER MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About Thayer” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Thayer” refer to Thayer Ventures Acquisition Corporation.

Overview

We are a blank check company incorporated in Delaware on July 31, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, or the initial business combination. We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012 and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, we had not commenced any operations. All activity for the period from July 31, 2020 (inception) through September 30, 2021 relates to our formation and our initial public offering, or IPO. We will not generate any operating revenues until after the consummation of our initial Business Combination, at the earliest. We generate non-operating income in the form of income earned on investments held in the Trust Account on cash and cash equivalents from the proceeds derived from the IPO. We have selected December 31 as our fiscal year end.

Our sponsor is Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company. The registration statement for our IPO was declared effective on December 10, 2020. On December 15, 2020, we closed the IPO and issued 17,250,000 units, which included 2,250,000 additional units to cover an over-allotment option we granted to the underwriters, at $10.00 per unit, generating gross proceeds of $172.5 million, and incurring offering costs of $9.2 million, inclusive of $6.9 million in deferred underwriting commissions and net of reimbursement from underwriters of $1.7 million. We refer to the shares of Class A Common Stock included in the units as the public shares.

Simultaneously with the closing of the IPO, we consummated a private placement of 7,175,000 warrants, at a price of $1.00 per private placement warrant, to our sponsor, generating proceeds of $7.2 million.

Upon the closing of the IPO and the private placement, $176.0 million ($10.20 per Unit) of the net proceeds of the IPO and certain of the proceeds from the private placement were placed in a Trust Account located in the U.S. with Continental Stock Transfer & Trust Company acting as trustee, which will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Account as described below.

If we are unable to complete a business combination before June 15, 2022, which is 18 months from the closing of our IPO, and our stockholders have not amended our Existing Thayer Certificate of Incorporation to extend such date, we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Liquidity and Going Concern

As of September 30, 2021, we had $396,000 outside of the Trust Account and $74,000 of working capital (not taking into account approximately $174,000 in tax obligations that may be paid using investment income classified in the Trust Account).

Our liquidity needs to date have been satisfied through a payment of $25,000 from our sponsor to cover certain on our IPO in exchange for the issuance of the Founder Shares, and loan proceeds from the sponsor of $400,000 under a promissory note. We repaid the promissory note in full on December 15, 2020, concurrent with the closing of our IPO. Subsequent to the closing of the IPO, our liquidity needs have been satisfied through the net proceeds from the IPO and the private placement that are held outside of the trust account.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 15, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

On January 30, 2020, the World Health Organization, or WHO, announced a global health emergency because of a new strain of coronavirus (COVID-19). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 pandemic continues to evolve. The impact of the COVID-19 pandemic on our results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the pandemic and related advisories and restrictions. These developments and the impact of the COVID-19 pandemic on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, our results of operations, financial position and cash flows may be materially adversely affected. Additionally, our ability to complete an initial business combination, may be adversely affected due to significant governmental measures being implemented to contain the COVID-19 pandemic or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit our ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial business combination in a timely manner. Our ability to consummate an initial business combination may also depend on our ability to raise additional equity and debt financing, which may be impacted by the COVID-19 pandemic.

Results of Operations

Our entire activity since inception through September 30, 2021, was related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of income earned on investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2021, we had net income of $1.9 million, which consisted of approximately $2.4 million change in fair value of derivative warrant liabilities, approximately $5,000 earned on investments held in Trust Account of approximately, partially offset by general and administrative expenses of approximately $480,000 and $50,000 of franchise tax expense.

For the nine months ended September 30, 2021, we had net loss of $3.7 million, which consisted of $1.3 million in general and administrative costs, approximately $148,000 of franchise tax expense and approximately $2.3 million change in fair value of derivative warrant liabilities, partially offset by income earned on investments held in Trust Account of approximately $38,000.

For the period from July 31, 2020 (inception) through September 30, 2020, we had net loss of $53,000, which consisted of $20,000 in general and administrative costs and approximately $33,000 of franchise tax expense.

As a result of the restatement described in Note 2 of the notes to the financial statements included herein, we classify the warrants issued in connection with our IPO and private placement as liabilities at their fair value and adjust the warrant instruments to fair value at each reporting period. These liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. For the period from July 31, 2020 (inception) through December 31, 2020, the change in fair value of warrants was an increase in liabilities of $2,356,000.

Contractual Obligations

Registration Rights

The holders of the Founder Shares and private placement warrants are entitled to registration rights pursuant to a registration rights agreement we entered into in connection with our IPO. The holders of these securities are entitled to make up to three demands that we register such securities, subject to specified conditions. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of the business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. However, the registration rights agreement provides that we will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.45 million in the aggregate, paid upon the closing of the IPO. The underwriters also made a payment to us in an amount equal to 1.0% of the gross proceeds of the IPO, or $1.7 million in the aggregate to reimburse certain of our expenses.

An additional fee of $0.40 per unit, or $6.9 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred underwriting commissions will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete our initial business combination, subject to the terms of the underwriting agreement.

Deferred Consulting Fees

In September 2020, we entered into an engagement letter with a consultant to obtain advisory services in connection with our search for a business combination target, pursuant to which we agreed to pay a $10,000 initial fee upon execution and a deferred success fee of $50,000 upon the consummation of our initial business combination.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as our critical accounting policies:

Investments Held in Trust Account

Our portfolio of investments held in trust is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. Our investments held in the trust account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in net gain from investments held in trust account in the accompanying statement of operations. The estimated fair values of investments held in the trust account are determined using available market information.

Derivative Warrant liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC Topic 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

The Public Warrants and the Private Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The initial fair value of the Public Warrants have been measured at fair value using a Monte Carlo simulation model and the Private Warrants were estimated using Black-Scholes. The fair value of the Public Warrants as of September 30, 2021 is based on observable listed prices for such warrants. As the transfer of Private Warrants to anyone who is not a permitted transferee would result in the Private Warrants having substantially the same terms as the Public Warrants, we determined that the fair value of each Private Warrant is equivalent to that of each Public Warrant. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

We account for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 Distinguishing Liabilities from Equity. Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely our control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity.

Our Class A common stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of the Initial Public Offering, 17,250,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Effective with the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Share of Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, Earnings Per Share. We have two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 15,800,000 shares of Class A common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be antidilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021 and for the period from July 31, 2020 (inception) through September 30, 2020. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Adopted Accounting Standards

In August 2020, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under GAAP. This ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. We early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.

We do not believe that any recently issued, but not yet effective, ASUs, if currently adopted, would have a material effect on our financial statements.

Off-Balance Sheet Arrangements and Contractual Obligations

As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

CERTAIN THAYER RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “Company,” or “Thayer” refer to Thayer Ventures Acquisition Corporation.

Certain Relationships and Related Transactions

The following is a summary of transactions since our formation on July 31, 2020, to which we have been a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or 1% of the average of our total assets as of December 31, 2020, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Founder Shares

On August 11, 2020, our sponsor subscribed to purchase 5,031,250 shares of Class B Common Stock, par value $0.0001 per share, or the Founder Shares, for an aggregate price of $25,000. On August 13, 2020, our sponsor paid $25,000 for certain offering costs on our behalf in exchange for the issuance of the Founder Shares. On October 27, 2020, 718,750 Founder Shares were contributed back to us for no consideration, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. On November 9, 2020, our sponsor transferred 25,000 Founder Shares to each of the independent directors. The initial stockholders agreed to forfeit up to 562,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of our issued and outstanding shares after the IPO. The underwriter exercised its over-allotment option in full on December 15, 2020; thus, these 562,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last reported sale price of the shares of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

Private Placement Shares

Simultaneously with the closing of the IPO, we issued 7,175,000 private placement warrants at a price of $1.00 per private placement warrant to our sponsor, generating proceeds of $7.175 million.

Each private placement warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to our sponsor was added to the proceeds from the IPO held in the Trust Account. If we do not complete our initial business combination prior to 18 months from our IPO, the private placement warrants will expire worthless. The private placement warrants are non-redeemable for cash and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees.

The purchasers of the private placement warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants (except to permitted transferees) until 30 days after the completion of our initial business combination.

Related Party Loans

On August 11, 2020, our sponsor agreed to loan us up to $400,000 to cover expenses related to the IPO pursuant to a promissory note. This loan was non-interest bearing and payable on the earlier of the completion of the initial public offering or the date we determine not to conduct an initial public offering. We borrowed $400,000 under the promissory note, and on December 15, 2020, we repaid the promissory note in full.

In order to finance transaction costs in connection with a business combination, our sponsor or an affiliate of our sponsor, or certain of our officers and directors may, but are not obligated to, loan us funds as may be required, or the working capital loans. If we complete a business combination, we will repay the working capital loans out of the proceeds of the trust account released to us. Otherwise, the working capital loans will be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of the proceeds held outside the trust account to repay the working capital loans but no proceeds held in the trust account would be used to repay the working capital loans. The working capital loans would either be repaid upon consummation of a business combination or, at the lenders’ discretion, up to $1.5 million of such working capital loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, we had no borrowings under the working capital loans.

Administrative Support Agreement

Commencing on the date of the IPO and continuing until the earlier of our consummation of a business combination and our liquidation, we will pay our sponsor $20,000 per month for office space and administrative and support services. The Sponsor has waived fees under such agreement since the IPO. As a result, no charges were incurred as of September 30, 2021.

Our sponsor, executive officers and directors, or their respective affiliates have not been reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations targets to the extent such expenses have exceeded the amount required to be retained in the Trust Account, unless the Business Combination is consummated. Our audit committee has reviewed, and will continue to review, on a quarterly basis, all payments that are made to our sponsor, executive officers or directors, or their affiliates.

Anchor Investors

CVI Investments, Inc., Glazer Capital, LLC and Polar Asset Management Partners Inc., each a qualified institutional buyer not affiliated with our sponsor or any member of our management team, purchased a total of 4,497,000 Units in our IPO, which comprised 26.1% of the Units sold in the IPO. In consideration of providing these significant indications of interest, our anchor investors purchased a membership interest in our sponsor, for nominal consideration, entitling them to an aggregate interest in up to 13.6% of our sponsor, subject to adjustment if our anchor investors do not hold a minimum number of shares of Class A Common Stock at the time of our initial business combination.

Pursuant to each anchor investor’s subscription agreement with our sponsor, the anchor investors have not been granted any material additional stockholder or other rights and were issued a membership interest in our sponsor with no right to control our sponsor or vote or dispose of the anchor Founder Shares held by our sponsor. Further, the anchor investors are not required to: (i) hold any units, Class A Common Stock or warrants they purchased in our initial public offering or thereafter for any amount of time, (ii) vote any Class A Common Stock they may own at the applicable time in favor of our initial business combination or (iii) refrain from exercising their right to redeem their Class A Common Stock at the time of our initial business combination.

In the event that the anchor investors vote in favor of our initial business combination, a smaller portion of affirmative votes from other Public Stockholders would be required to approve our initial business combination.

Sponsor Loans

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1.5 million of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

Registration Rights Agreement

Please see the section titled “Thayer Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a description of this agreement.

Policy for Approval of Related Party Transactions

The audit committee of our board of directors has adopted a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.

Director Independence

Please see the section titled “Management After the Business Combination — Director Independence” and “Management After the Business Combination — Board Committees” for information regarding the independence of the board of directors and the committees of the board of directors.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of PubCo will be managed by or under the direction of the PubCo Board. It is expected that the directors and executive officers of PubCo upon the consummation of the Business Combination will include the following:

Name	Age	Position
Executive Officers
Brent Handler	53	Chief Executive Officer and Director
Brad Handler	54	Executive Chairman and Director
David Kallery	57	President
Web Neighbor	44	Chief Financial Officer
Non-Employee Directors
Michael Armstrong (2)	49	Director
Eric Grosse (1)(2)	53	Director
Christopher Hemmeter (1)(3)	57	Director
Ann Payne (1)(3)	62	Director
Scot Sellers (2)	64	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Executive Officers

Brent Handler is a co-founder of Inspirato and has served as its Chief Executive Officer and as a member of its Board of Managers since January 2010, and will serve as the Chief Executive Officer and a director of the PubCo Board following the consummation of the Business Combination. Before co-founding Inspirato, Mr. Handler co-founded Exclusive Resorts and served as its President from 2002 to 2009. Mr. Handler holds a B.S. in Business from the University of Colorado, Boulder. We believe Mr. Handler is qualified to serve as a member of the PubCo Board due to the perspective and experience he brings from decades of experience in the travel industry and leadership of Inspirato over the last ten years.

Brad Handler is a co-founder of Inspirato and has served as Executive Chairman of its Board of Managers since January 2010 and will serve as the Executive Chairman and a director of the PubCo Board following the consummation of the Business Combination. Before co-founding Inspirato, Mr. Handler co-founded Exclusive Resorts and from 2002 to 2009 served in roles including Chairman and Chief Executive Officer. Mr. Handler holds a B.A. in history, from the University of Pennsylvania, a B.S.E in Economics with a concentration in Decision Science from the University of Pennsylvania and a J.D. from the University of Virginia School of Law. We believe Mr. Handler is qualified to serve as a member of the PubCo Board due to the perspective and experience he brings from decades of experience in the travel industry and leadership of Inspirato over the last ten years.

David Kallery has served as Inspirato’s President since March 2013 and will serve in the same capacity with the PubCo following the consummation of the Business Combination. Mr. Kallery previously served as Inspirato’s Chief Customer Officer from November 2012 to March 2013. Before joining Inspirato, Mr. Kallery served in a variety of senior executive roles at Exclusive Resorts from December 2004 to March 2012, including Chief Operating Officer and Senior Vice President of Sales and Marketing. Prior to that, Mr. Kallery served as Chief Operating Officer at Digital Foundry, Chief Operating Officer at PurpleTie, Vice President for Product and Operations at Visa (NYSE:V), and Director of Market Strategy at United Parcel Services (NYSE: UPS).

Web Neighbor has served as Inspirato’s Chief Financial Officer since November 2020 and will serve in the same capacity with the PubCo following the consummation of the Business Combination. Before joining Inspirato, Mr. Neighbor was a private investor and independent consultant from April 2016 through November 2020. Prior to that, Mr. Neighbor served as Executive Vice President of Strategic Initiatives of the Irvine Company, a real estate development and investment company, from 2013 to March 2016 and as Chief Financial Officer and Treasurer of Archstone, a Real Estate Investment Trust, from 2012 to 2013. Prior to that, Mr. Neighbor was a Senior Vice President at Lehman Brothers. Mr. Neighbor holds a B.S. in Civil Engineering from Oregon State University and an M.B.A. from the University of North Carolina where he was awarded a Kenan-Flagler Fellowship and a Leonard Wood Fellowship.

Non-Employee Directors

Michael Armstrong has been the Executive Vice President, Worldwide Television Licensing & Operations at ViacomCBS Global Distribution Group (Nasdaq:VIAC), a leading global media and entertainment company since August 2018. He spent most of his career at ViacomCBS developing and launching revenue generating media brands around the world. He is a global media expert and business development and operations executive. Mr. Armstrong previously served as General Manager of BET Networks (A division of ViacomCBS) from July 2017 to August 2018 and launched and led the BET Networks International division for over 11 years. He was also Executive Vice President and General Manager, Revenue & Emerging Brands at Viacom International Media Networks from December 2014 to July 2017. Mr. Armstrong has served as an Independent Director of Canada Goose (NYSE:GOOS, TSX:GOOS) since January 2021. Mr. Armstrong is on the board of non-profit audio journalism company PRX and is a member of the Board of Trustees at his alma mater, Hampton University. He previously chaired the boards of Dance Theatre of Harlem and National Association of Multi-Ethnicity in Communications (NAMIC). Mr. Armstrong is also a member of the International Academy of Television Arts & Sciences. He holds a B.S. from Hampton University and an M.B.A. from the University of Chicago, Booth School of Business, where he was honored in 2012 with the Distinguished Young Alumni Award. We believe Mr. Armstrong is qualified to serve on the PubCo Board because of his strong executive and business operations skills.

Eric Grosse will serve as a director of the PubCo Board following consummation of the Business Combination. Since November 2021, Mr. Grosse has been President of Suki AI, technology and services company that uses artificial intelligence and machine learning to deliver voice powered digital assistant solutions to physicians. From October 2020 to October 2021, Mr. Grosse served as an advisor to a number of Bay Area technology companies. Mr. Grosse also co-founded Chairish, an online vintage furniture, and home accessories marketplace, in 2012 and rotated between the Chief Executive Officer, President and Chief Financial Officer roles from December 2012 and October 2020. From June 2012 to November 2012 he was an Executive in Residence at Matrix Partners, a venture capital firm. From October 2011 through June 2012, Mr. Grosse was Chief Executive Officer of TaskRabbit, Inc., an online marketplace that connects freelance labor with local demand. Mr. Grosse also served as President of Expedia Worldwide, part of Expedia Group Inc (NASDAQ: EXPE), an online travel company, from October 2008 through October 2010. Prior to Expedia Worldwide, Mr. Grosse Co-Founded Hotwire, Inc., an online travel company, in 2000 and held a number of senior executive positions before serving as President from January 2006 through October 2008. Mr. Grosse started his career in the Mergers & Acquisitions department of Morgan Stanley (NYSE: MS), and also spent time as a Research Analyst with DMG Technology Group, where he helped lead the Amazon.com IPO. Mr. Grosse holds a B.A. from Williams College and a M.B.A. from Harvard Business School. We believe that Mr. Grosse is qualified to serve on the PubCo Board because of his extensive experience in the consumer technology and hospitality industries.

Christopher Hemmeter has served as Co-Chief Executive Officer, Co-President, Secretary and member of the board of directors of Thayer since July 2020. Additionally, since July 2009, Mr. Hemmeter has served as a Managing Director of Thayer Ventures, an early-stage venture capital firm with a strategic focus on the travel and transportation industry, which he co-founded. Before co-founding Thayer Ventures, Mr. Hemmeter was founder and President of iCare Marketing (sold to Sysco Foodservice Corporation in 2012) and founder and

Chief Executive Officer of Dynamic Payment Ventures (sold to Elavon, a subsidiary of US Bank, in 2007). Mr. Hemmeter holds a B.A. from Cornell University and an M.B.A. from Harvard Business School. We believe that Mr. Hemmeter is qualified to serve on the PubCo Board because of his extensive experience in the travel and hospitality industries.

Ann Payne will serve as a director of the PubCo Board following consummation of the Business Combination. Ms. Payne served as an Audit Partner at PricewaterhouseCoopers LLP (“PWC”), a global accounting firm, from 1993 until her retirement in June 2019 and continued as a consultant until June 2020, where she gained expertise in auditing and accounting for IPOs, equity and debt financings, and mergers and acquisitions. At PwC, Ms. Payne provided professional services to domestic and international public and private corporations in the leisure, healthcare, and transportation sectors; led PwC’s first US based Audit outsourcing center from its opening to its maturity; and provided support services for PwC’s Audit Practice’s National Quality Office. Ms. Payne currently holds leadership roles on several non-profit boards. Since September 2020, Ms. Payne has served as Chairman of the Foundation Board for St. Thomas Aquinas High School. Since September 1980, Ms. Payne has been involved with and currently serves as the Treasurer and Board Member for Jack & Jill Children’s Center. Since January 1981, Ms. Payne has been a member of the Junior League of Greater Fort Lauderdale where she held numerous positions including President. Ms. Payne has been a member of the National Association of Corporate Directors since 2019 and served on the Board of Governors for the Florida Institute of Certified Public Accountants from 2003 to 2007. She is a Certified Public Accountant in the state of Florida. Ms. Payne holds a B.S., summa cum laude, from Barry University, where she was honored in 2001 by the Alumni Association with a Professional Achievement Award. She also attended Yale University’s Women on Boards Program and earned a Scholar Certificate from the Kellogg School of Management’s Executive Education Program. She earned a CERT - Certificate in Cybersecurity Oversight from Carnegie Mellon University, earned a Certificate from the University of South Florida’s Diversity, Equity, and Inclusion in the Workplace Program, and completed the National Association of Corporate Directors’ Virtual Director Professionalism Program. We believe that Ms. Payne is qualified to serve on the PubCo Board because of her extensive experience in auditing and accounting, along with her financial expertise.

Scot Sellers has served as a member of Inspirato’s Board of Managers since November 2011, and will serve as a director of the PubCo Board following the consummation of the business combination. From January 1993 through February 2013, Mr. Sellers served in various roles at Archstone, a real estate investment trust and member of the S&P 500, and its predecessor companies, including Chairman and Chief Executive Officer. Mr. Sellers has served on the board of directors of Howard Hughes Corporation (NYSE:HHC) since November 2010, and also serves on the boards of directors of the Irvine Company and Milhaus LLC. Mr. Sellers holds a B.S. from Lewis & Clark College and an M.B.A. from Stanford University, where he graduated as an Arjay Miller Scholar. We believe that Mr. Sellers is qualified to serve on the PubCo Board because of his extensive experience in the real estate industry.

Family Relationships

Brent Handler and Brad Handler are brothers. They co-founded Inspirato and will continue to serve as executive officers and members of the PubCo Board upon the consummation of the Business Combination.

Director Independence

Upon the consummation of the Business Combination, the PubCo Board is expected to determine that each of the directors on the PubCo Board other than Mr. Brent Handler and Mr. Brad Handler, will qualify as “independent directors,” as defined under the rules of Nasdaq, and the PubCo Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of the PubCo Board in Risk Oversight/Risk Committee

Upon the consummation of the Business Combination, one of the key functions of the PubCo Board will be informed oversight of the Combined Company’s risk management process. The PubCo Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the PubCo Board as a whole, as well as through various standing committees of the PubCo Board that address risks inherent in their respective areas of oversight. In particular, (i) the PubCo Board will be responsible for monitoring and assessing major risks facing the Combined Company, (ii) the PubCo Board will oversee risks relating to financial matters, financial reporting and auditing, and (iii) the compensation committee of the PubCo Board will oversee risks relating to the design and implementation of the Combined Company’s compensation policies and procedures.

Board Committees

Effective upon the consummation of the Business Combination, the PubCo Board will have three standing committees — an audit committee, a compensation committee, and a nominating and corporate governance committee. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the Combined Company’s website.

Audit Committee

The PubCo audit committee will consist of Eric Grosse, Christopher Hemmeter and Ann Payne. The PubCo Board will determine that each of the members of the audit committee will satisfy the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act and be able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the PubCo Board will examine each audit committee member’s scope of experience, the nature of their prior and/or current employment and all other factors determined to be relevant under the rules and regulations of Nasdaq and the SEC.

Ms. Payne will serve as the chair of the audit committee. The PubCo Board will determine that Ms. Payne qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq rules. In making this determination, the PubCo Board will consider formal education and previous professional experience in financial roles. Both the Company’s independent registered public accounting firm and management will periodically meet privately with the PubCo’s audit committee.

The functions of the audit committee are expected to include, among other things:

•

evaluating the performance, independence and qualifications of the Combined Company’s independent auditors and determining whether to retain the Combined Company’s existing independent auditors or engage new independent auditors;

•	reviewing the Combined Company’s financial reporting processes and disclosure controls;

•	reviewing and approving the engagement of the Combined Company’s independent auditors to perform audit services and any permissible non-audit services;

•

reviewing the quality and adequacy of the Combined Company’s internal control policies and procedures, including the responsibilities, budget and staffing of the Combined Company’s internal audit function;

•	reviewing with the independent auditors, and internal audit department, if applicable, the annual audit plan;

•

obtaining and reviewing at least annually a report by the Combined Company’s independent auditors describing the independent auditors’ internal quality control procedures, issues raised by the most recent internal quality-control review and all relationships between the independent auditor and the Combined Company, if any;

•	monitoring the rotation of the lead partner of the Combined Company’s independent auditor on the Combined Company’s engagement team as required by law;

•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Combined Company’s independent auditor;

•

reviewing the Combined Company’s annual and quarterly financial statements and reports, including the disclosures contained in “Inspirato’ Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with the Combined Company’s independent auditors and management;

•	reviewing with Combined Company’s independent auditors and management significant issues in internal audit reports and responses by management;

•	reviewing with management and the Combined Company’s auditors any earnings press releases and other public announcements;

•	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by the Combined Company’s regarding accounting, internal accounting controls or auditing matters;

•	preparing the report that the SEC requires in the PubCo’s annual proxy statement;

•

reviewing and providing oversight of any related party transactions in accordance with the PubCo’s related party transaction policy and reviewing and monitoring compliance with legal, regulatory and ethical responsibilities;

•	reviewing the Combined Company’s major financial risk exposures; and

•	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. The Combined Company will comply with future requirements to the extent they become applicable to the Combined Company.

Compensation Committee

The PubCo compensation committee will consist of Michael Armstrong, Eric Grosse and Scot Sellers. The PubCo Board will determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. Mr. Armstrong will serve as the chair of the compensation committee. The functions of the committee are expected to include, among other things:

•	reviewing and approving the corporate goals and objectives that pertain to the determination of executive compensation;

•	reviewing and approving the compensation and other terms of employment of the PubCo’s executive officers;

•	making recommendations to the PubCo Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the PubCo Board;

•	reviewing and making recommendations to the PubCo Board regarding the type and amount of compensation to be paid or awarded to the PubCo’s non-employee board members;

•	reviewing and establishing stock ownership guidelines for executive officers and non-employee board members;

•	reviewing and assessing the independence of compensation consultants, independent legal counsel and other advisors as required by Section 10C of the Exchange Act;

•	administering the PubCo’s equity incentive plans, to the extent such authority is delegated by the PubCo Board;

•

reviewing and approving the terms of any employment agreements, severance arrangements, transition or consulting agreements, retirement agreements and change-in-control agreements or provisions and any other material arrangements for the PubCo’s executive officers;

•	approving or recommending for approval the creation or revision of any clawback policy allowing the PubCo to recoup compensation paid to employees;

•

reviewing with management PubCo’s disclosures under the caption “Compensation Discussion and Analysis” in the PubCo’s periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•	preparing an annual report on executive compensation that the SEC requires in the PubCo’s annual proxy statement; and

•	reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with the PubCo Board.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Combined Company will comply with future requirements to the extent they become applicable to the Combined Company.

Nominating and Corporate Governance Committee

The PubCo’s nominating and corporate governance committee will consist of Brad Handler, Christopher Hemmeter and Ann Payne. PubCo Board will determine that each of the members of PubCo’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq and the SEC.

Mr. Handler will serve as the chair of the PubCo’s nominating and corporate governance committee. The functions of the nomination and corporate governance committee are expected to include, among other things:

•	identifying, reviewing and making recommendations of candidates to serve on the PubCo Board;

•	evaluating the performance of the PubCo Board, committees of the PubCo Board and individual directors and determining whether continued service on the PubCo Board is appropriate;

•	evaluating nominations by stockholders of candidates for election to the PubCo Board;

•	evaluating the current size, composition and governance of the PubCo Board and its committees and making recommendations to the PubCo Board for approvals;

•	reviewing the PubCo Board’s leadership structure, including the separation of the Chairman and Chief Executive Officer roles and/or appointment of a lead independent director of the PubCo Board;

•	reviewing corporate governance policies and principles and recommending to the PubCo Board any changes to such policies and principles;

•	reviewing issues and developments related to corporate governance and identifying; and

•

reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to the PubCo Board, including undertaking an annual review of its own performance.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and Nasdaq rules and regulations. The Combined Company will comply with future requirements to the extent they become applicable.

Compensation Committee Interlocks and Insider Participation

None of the intended members of the PubCo’s compensation committee has ever been an executive officer or employee of the PubCo. None of the PubCo’s intended executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the PubCo Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Certificate of Incorporation which will be effective upon the consummation of the Business Combination limits the PubCo’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the PubCo’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The DGCL and the Proposed Bylaws provide that the PubCo will, in certain situations, indemnify the PubCo’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, the PubCo will enter into separate indemnification agreements with the PubCo’s directors and officers. These agreements, among other things, require that the PubCo will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the PubCo’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws. In addition, the indemnification agreements will provide that, to the fullest extent permitted by Delaware law, the PubCo will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

The Combined Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the PubCo’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Company believes these provisions in the Proposed Certificate of Incorporation and the Proposed Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

The PubCo Board will adopt a code of business conduct and ethics, or Code of Conduct, applicable to all of the Combined Company’s employees, executive officers and directors, as well as contractors, consultants and agents. The Code of Conduct will be available on the Combined Company’s website. Information contained on or accessible through the Combined Company’s website is not a part of this proxy statement/prospectus/consent solicitation statement, and the inclusion of the Combined Company’s website address in this proxy statement/prospectus/consent solicitation statement is an inactive textual reference only. The PubCo Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any waiver or modification of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer, controller, or any other persons performing similar functions in the Combined Company will be disclosed to stockholders if and as required by applicable law or Nasdaq rules.

Non-Employee Director Compensation

The PubCo Board expects to review director compensation periodically to ensure that director compensation remains competitive such that the PubCo is able to recruit and retain qualified directors. The PubCo expects that following the Business Combination, the compensation committee of the PubCo Board will establish an outside director compensation policy that will set forth the annual compensation to be paid to the members of the PubCo’s Board.

DESCRIPTION OF THAYER’S SECURITIES

The following summary of the material terms of Thayer’s securities prior to and following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws to be in effect following the Business Combination in their entirety for a complete description of the rights and preferences of Thayer’s securities following the Business Combination. The Proposed Certificate of Incorporation is described in “Proposal No. 2 — The Charter Proposal” and the full text of the proposed certificate, which includes the proposed amendments described in “Proposal No. 2 — The Charter Proposal” Existing Thayer Certificate is attached as Annex B to this proxy statement/prospectus. The full text of the Proposed Bylaws to be in effect following the consummation of the Business Combination is filed as an exhibit to this proxy statement/prospectus.

Authorized and Outstanding Stock

The Proposed Certificate of Incorporation authorizes the Combined Company to issue 1,500,000,000 shares of common stock, $0.0001 par value per share, divided into two classes: 1,000,000,000 shares of Class A Common Stock and 500,000,000 shares of Class V Common Stock, and 100,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Thayer Capital Stock are, and the shares of Thayer Class A Common Stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the Record Date for the special meeting, there were 21,562,500 shares of Thayer Capital Stock held by stockholders of record, and no shares of preferred stock of Thayer outstanding.

Combined Company Class A Common Stock Following the Business Combination

Voting Power

Holders of Combined Company Class A Common Stock and Combined Company Class V Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, except as otherwise required by law. The holders of Combined Company Class A Common Stock and Combined Company Class V Common Stock will at all times vote together as one class on all matters submitted to a vote of stockholders, unless otherwise required by Delaware law or the Proposed Certificate of Incorporation (as it may be amended from time to time). Delaware law could require holders of shares of a class of capital stock to vote separately as a single class in the following circumstances:

•

if we were to seek to amend the Proposed Certificate of Incorporation to increase or decrease the par value of a class of the capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•

if we were to seek to amend the Proposed Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Combined Company Class A Common Stock will be entitled to receive dividends out of funds legally available if the PubCo Board in its discretion, determines to issue dividends and then only at the times that the PubCo Board may determine. Any dividends paid to the holders of shares of Combined Company Class A Common Stock shall be paid on a pro rata basis. The holders of the Combined Company Class V Common Stock shall not be entitled to receive any dividends out of any assets of the Combined Company.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, and after the rights of the holders of the preferred stock, if any, have been satisfied, each holder of the Combined Company Class V Common Stock outstanding at that time shall be entitled to receive $0.0001 per share and the remaining assets of whatever kind available for distribution to stockholders shall be distributable ratably among the holders of Combined Company Class A Common Stock outstanding at that time.

Preemptive or Other Rights

The Combined Company Class A Common Stock and Combined Company Class V Common Stock are not entitled to preemptive rights, and are not subject to conversion, redemption, or sinking fund provisions

Election of Directors

Subject to the rights of holders of any series of preferred stock with respect to the election of directors, the number of directors that constitutes the PubCo Board will be fixed solely by resolution adopted by a majority of the PubCo Board. The Proposed Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

Thayer Capital Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to the limitations described herein.

We will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation a majority of the outstanding shares of Thayer Capital Stock voted at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of Thayer’s officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement/prospectus), if any, could result in the approval of the Business Combination even if a majority of the remaining stockholders vote, or indicate their intention to vote, against the Business Combination.

The Sponsor has agreed to vote its shares of Thayer Capital Stock in favor of the Business Combination. Public stockholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.

Pursuant to the Existing Thayer Certificate of Incorporation, if we are unable to complete our initial business combination by June 15, 2022 or obtain the approval of Thayer stockholders to extend the deadline for us to consummate an initial business combination, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per share price which is payable in cash and equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, the Founder Shares will be worthless if we do not consummate our initial business combination. Any warrants they hold, like those held by the public, will also be worthless if we do not consummate an initial business combination.

Holders of Thayer Capital Stock have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Thayer Capital Stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination at a per share price, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Business Combination, subject to the limitations described herein.

Our board of directors is currently divided into three classes, each of which generally serves for a term of three years with only one class of directors being elected in each year. In accordance with the terms of the Existing Thayer Certificate of Incorporation, the classification of the board of directors expires on its terms upon consummation of the Business Combination.

Preferred Stock

The Proposed Certificate of Incorporation will provide that shares of preferred stock may be issued from time to time in one or more series. The PubCo Board is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The PubCo Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of the PubCo Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Combined Company or the removal of existing management.

Thayer has no preferred stock outstanding at the date hereof and will have no preferred stock outstanding immediately after the Closing.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Combined Company Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of our IPO or 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Combined Company Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Combined Company Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least an even number of units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Combined Company Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Combined Company Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Combined Company Class A Common Stock upon exercise of a warrant unless the share of Combined Company Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Combined Company Class A Common Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Combined Company Class A Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective within 60 business days after the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Combined Company Class A Common Stock issuable upon exercise of the warrants is not effective by the sixtieth day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if the Combined Company Class A Common Stock is, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of our public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of shares of the Combined Company Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of the Combined Company Class A Common Stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the shares of the Combined Company Class A Common Stock for the ten trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

In addition, if (x) we issue additional shares of Combined Company Class A Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at an issue price or effective issue price of less than $9.20 per share of Combined Company Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any Founder Shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance including any transfer or reissuance of such shares (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume weighted average trading price of the shares of Combined Company Class A Common Stock during the 10 trading day period starting on the trading day after the day on which we consummate our initial business combination is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of Public Stockholders’ Warrants When the Price Per Share of Combined Company Class A Common Stock Equals or Exceeds $10.00” and “Redemption of Public Stockholders’ Warrants When the Price Per Share of Combined Company Class A Common Stock Equals or Exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

Redemption of Public Stockholders’ Warrants When the Price Per Share of Combined Company Class A Common Stock Equals or Exceeds $18.00

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•

if, and only if, the last reported sale price of the Combined Company Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Combined Company Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending the third trading day before we send to the notice of redemption to the warrant holders (the “Reference Value”).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Combined Company Class A Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise their warrant prior to the scheduled redemption date. However, the price of the shares of Combined Company Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Combined Company Class A Common Stock and equity-linked securities for capital raising purposes in connection with the Closing as described elsewhere in this prospectus) as well as the $11.50 warrant exercise price, subject to adjustments as described herein, after the redemption notice is issued.

Redemption of Public Stockholders’ Warrants When the Price Per Share of Combined Company Class A Common Stock Equals or Exceeds $10.00

Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the shares of Combined Company Class A Common Stock (as defined below).

•

if, and only if, the Reference Value (as defined above under “Redemption of Public Stockholders’ Warrants When the Price Per Share of Combined Company Class A Common Stock Equals or Exceeds $18.00”) of the shares of Combined Company Class A Common Stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Combined Company Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus); and

•

if the Reference Value is less than $18.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Combined Company Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus), the private placement warrants must also be concurrently called for redemption at the same price (equal to a number of shares of Combined Company Class A Common Stock) as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of Combined Company Class A Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of Combined Company Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the volume weighted average last reported sale price of our shares of Combined Company Class A Common Stock for the 10 trading days immediately following the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

Pursuant to the warrant agreement, references above to shares of Combined Company Class A Common Stock shall include a security other than shares of Combined Company Class A Common Stock into which the shares of Combined Company Class A Common Stock has been converted or exchanged for in the event we are not the surviving company in the Business Combination. The numbers in the table below will not be adjusted when determining the number of shares of Combined Company Class A Common Stock to be issued upon exercise of the warrants if we are not the surviving entity following the Business Combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the exercise price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	Fair Market Value of Combined Company Class A Common Stock
	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Combined Company Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our shares of Combined Company Class A Common Stock as reported for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Combined Company Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our shares of Combined Company Class A Common Stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Combined Company Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Combined Company Class A Common Stock per warrant (subject to adjustment).

This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Combined Company Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of Combined Company Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Public Stockholders’ Warrants When the Price Per Share of Combined Company Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the shares of Combined Company Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Combined Company Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Combined Company Class A Common Stock than they would have received if they had been able to exercise their warrants for shares of Combined Company Class A Common Stock if and when such shares of Combined Company Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Combined Company Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Combined Company Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Combined Company Class A Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in the Business Combination), the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than Combined Company Class A Common Stock, the company (or the surviving company) will use its best efforts to registered under the Securities Act the security issuable upon exercise of the warrants.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Combined Company Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Combined Company Class A Common Stock is increased by a share dividend payable in shares of Combined Company Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Combined Company Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase shares of Combined Company Class A Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Combined Company Class A Common Stock equal to the product of (i) the number of shares of Combined Company Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Combined Company Class A Common Stock ) and (ii) one minus the quotient of (x) the price per share of Combined Company Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Combined Company Class A Common Stock , in determining the price payable for shares of Combined Company Class A Common Stock , there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Combined Company Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Combined Company Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Combined Company Class A Common Stock on account of such shares of Combined Company Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Combined Company Class A Common Stock in connection with a proposed initial business combination or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Combined Company Class A Common Stock in respect of such event.

If the number of outstanding shares of Combined Company Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Combined Company Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Combined Company Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Combined Company Class A Common Stock .

Whenever the number of shares of Combined Company Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Combined Company Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Combined Company Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Combined Company Class A Common Stock (other than those described above or that solely affects the par value of such shares of Combined Company Class A Common Stock ), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Combined Company Class A Common Stock ), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Combined Company Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Combined Company Class A Common Stock in such a transaction is payable in the form of shares of Combined Company Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating the fair market value where no quoted market price for an instrument is available.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of Combined Company Class A Common Stock . After the issuance of shares of Combined Company Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Combined Company Class A Common Stock issued to such holder upon exercise of the warrants on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Combined Company Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the shares of Combined Company Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except pursuant to limited exceptions as described under “Principal Stockholders — Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us (except as described above under “—Redemption of Public Stockholders’ Warrants When the Price Per Share of Combined Company Class A Common Stock Equals or Exceeds $10.00”) so long as they are held by our sponsor or its permitted transferees. Our sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units.

Except as described above under “— Redemption of Public Stockholders’ Warrants When the Price Per Share of Combined Company Class A Common Stock Equals or Exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Combined Company Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Combined Company Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of Combined Company Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if they are in possession of material non-public information. Accordingly, unlike stockholders who could exercise their warrants and sell the shares of Combined Company Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

Special Meeting of Stockholders

Our current bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our president or by our chairman. The bylaws that will be in effect upon consummation of the Business Combination provide that special meetings of our stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer or our board of directors pursuant to adoption of a resolution.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our current bylaws provide, and the bylaws to be in effect upon consummation of the Business Combination will provide, that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. Our current bylaws, and the bylaws to be in effect upon consummation of the Business

Combination, also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Existing Thayer Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the Securities Act, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

The Proposed Certificate of Incorporation is silent on forum selection.

Limitation on Liability and Indemnification of Directors and Officers

The Existing Thayer Certificate of Incorporation and the Proposed Certificate of Incorporation provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, the Existing Thayer Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors. The Proposed Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

We will also enter into agreements with our officers and directors to provide contractual indemnification. Our current bylaws permit, and the bylaws to be in effect upon the consummation of the Business Combination will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be negatively impacted to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

All of the shares of Combined Company Class A Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by the Combined Company’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Combined Company Class A Common Stock in the public market could adversely affect prevailing market prices of the Combined Company Class A Common Stock.

Lock-Ups

Bylaws

The Proposed Bylaws include a lock-up provision applicable to holders (the “Lock-Up Holders”) of shares of Combined Company Common Stock issued in connection with the Business Combination (excluding shares issued in connection with the PIPE), holders of all shares of Combined Company Class V Common Stock, holders of shares of Combined Company Class A Common Stock issued in connection with the exchange of New Common Units pursuant to the A&R Inspirato LLCA and shares of Combined Company Class A Common Stock issued to directors, officers and employees of Inspirato or its subsidiaries upon the exercise of Assumed Inspirato Options (collectively, the “Lock-Up Shares”). The lock-up provides that the holders will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Lock-Up Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Lock-Up Shares, in cash or otherwise, until the end of the period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date (the “Lock-Up Period”)

Notwithstanding the restrictions described in the immediately preceding paragraph, Lock-Up Holders may transfer the Lock-Up Shares during the Lock-up Period:

(i) as a bona fide gift or charitable contribution;

(ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

(iii) by will or intestate succession upon the death of the Lock-Up Holder;

(iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement;

(v) if such Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-Up Holder, including, for the avoidance of doubt, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;

(vi) if such Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vi) above;

(viii) as a pledge of shares of Combined Company Class A Common Stock or Combined Company Class V Common Stock as security or collateral to any lender in connection with any borrowing or the incurrence of any indebtedness by such Lock-Up Holder; provided, however, that such borrowing or incurrence of indebtedness is part of a bona fide loan or similar agreement in connection with the purchase of shares of the Combined Company’s Class A Common Stock in the PIPE;

(ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction, each involving a change in control of the Combined Company;

(x) to the Combined Company in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of the Lock-Up Holder’s employment with the Combined Company pursuant to contractual agreements with the Combined Company;

(xi) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Combined Company Class A Common Stock or the vesting of Combined Company stock-based awards; or

(xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Combined Company Class A Common Stock;

provided that any shares transferred pursuant to (i)-(xii) above shall remain subject to the lock-up restrictions during the Lock-Up Period, except that any lender (or its successors or assigns) to whom shares of Class A Common Stock or Class V Common Stock are pledged pursuant to (viii) above (collectively, the “Pledged Shares”) shall not be subject to the lock-up restrictions upon transfer of such Pledged Shares to such entity or person following a foreclosure or exercise of other remedies by such lender under the applicable loan or other agreement.

The Lock-Up Period is subject to early termination on the date that (i) the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Combined Company’s stockholders having the right to exchange their shares of Combined Company Class A Common Stock for cash, securities or other property or (iii) the closing price of the Combined Company Class A Common Stock has equaled or exceeded $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 Trading Day period commencing at least 150 days after the Closing Date (the “Early Lock-Up Release”).

If (i) at least 120 days have elapsed since the Closing Date and (ii) the Lock-Up Period is scheduled to end during a period during which trading in the Combined Company’s securities would not be permitted under the Combined Company’s Insider Trading policy (a “Blackout Period”) or within five trading days prior to a Blackout Period, the Lock-Up Period shall end 10 trading days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided, that (i) promptly upon the Combined Company’s determination of the date of the Blackout-Related Release and in any event at least two trading days in advance of the Blackout-Related Release, the Combined Company shall announce the date of the Blackout-Related Release through a major news service, or on a Form 8-K, and (ii) the Blackout-Related Release shall not occur unless the Combined Company shall have publicly released its earnings results for the fiscal year ended December 31, 2021.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement Sponsor, Mark E. Farrell, Christopher Hemmeter, H. Charles Floyd, Ren Riley, Lawrence M. Kutscher, Caroline Shin and R. David Edelman (collectively, the “Sponsor Lock-Up Holders) agreed not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such Combined Company Common Stock or Thayer Warrants or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Combined Company Common Stock or Thayer Warrants (collectively, the “Sponsor Lock-Up Shares”), whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Combined Company’s capital stock, in cash or otherwise, until the period ending on the earlier of (A) one year after the Closing Date and (B) subsequent to the Business Combination, (x) if the closing price of the Combined Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination (provided that the Sponsor’s lock-up shall not terminate earlier than 180 days following the Closing Date by reason of this clause (x)) or (y) the date on which the Combined Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (ii) with respect to the Thayer Warrants, 30 days following the Closing Date (the “Sponsor Lock-Up Period”).

Notwithstanding the restrictions described in the immediately preceding paragraph, Sponsor Lock-Up Holders may transfer the Sponsor Lock-Up Shares during the Sponsor Lock-up Period:

(i) as a bona fide gift or charitable contribution;

(ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Sponsor Lock-Up Holder or any other person with whom such Sponsor Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

(iii) by will or intestate succession upon the death of the Sponsor Lock-Up Holder;

(iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement;

(v) if such Sponsor Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Sponsor Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Sponsor Lock-Up Holder, including, for the avoidance of doubt, where the Sponsor Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;

(vi) if such Sponsor Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vi) above;

(viii) as a pledge of shares of Combined Company Class A Common Stock as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Sponsor Lock-Up Holder; provided, however, that such borrowing or incurrence of indebtedness is either (A) secured by a portfolio of assets or equity interests issued by multiple issuers or (B) part of a transaction otherwise consented to by the Combined Company;

(ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction, each involving a change in control of the Combined Company;

(x) in transactions relating to Combined Company Common Stock or other securities convertible into or exercisable or exchangeable for Combined Company Common Stock acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Sponsor Lock-Up Period; or

(xi) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Combined Company Class A Common Stock;

provided that any shares transferred pursuant to (i)-(xi) above shall remain subject to the lock-up restrictions during the Sponsor Lock-Up Period.

A&R Inspirato LLCA

The A&R LLCA will contain restrictions on transfers of units and will require the prior consent of the Combined Company for such transfers, except, in each case, for (i) certain transfers to permitted transferees under certain conditions and (ii) exchanges of Common Units for Class A common stock after the termination of the applicable Lock-Up Period included in the Bylaws.

Registration Rights

Pursuant to the terms of the Subscription Agreement, the Combined Company is obligated to file a registration statement to register the resale of the Thayer Class A Common Stock purchased by the PIPE Subscribers within 15 business days of the Closing.

Pursuant to the Registration Rights Agreement, the Combined Company will agree that, within 15 business days after the Closing, the Combined Company will file with the SEC (at the Combined Company’s sole cost and expense) a shelf registration statement registering the resale of certain shares of Combined Company Class A Common Stock from time to time, and the Combined Company shall use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable after the filing thereof. The equityholders party to the Registration Rights Agreement may demand underwritten offerings, including block trades, of their registrable securities by the Combined Company from time to time. Each such group of demanding holders may request to sell all or any portion of their registrable securities in an underwritten offering as long as the total offering price is expected to exceed in the aggregate $20.0 million. Parties subject to the Registration Rights Agreement will be entitled to unlimited piggyback registration rights, subject to certain exceptions in the case of demands for underwritten block trades.

For more information about the Registration Rights, see the section titled “Certain Agreements Related to the Business Combination — Registration Rights Agreement.”

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	The issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

The issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

At least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 17,250,000 shares of Thayer Class A Common Stock issued and outstanding and 4,312,500 shares of Thayer Class B Common Stock issued and outstanding. Of these shares, the 17,250,000 shares of Class A Common Stock sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 4,312,500 shares of Thayer Class B Common Stock were issued in a private placement exempt from registration under Section 4(a)(2) of the Securities Act and may not be sold, assigned or transferred by the Sponsor prior to the Closing. Under the Existing Thayer

Certificate of Incorporation, upon the Closing, all outstanding shares of Thayer Class B Common Stock are automatically convertible into shares of Thayer Class A Common Stock on a one-for-one basis.

As of the date of this proxy statement/prospectus, there are a total of 15,800,000 Thayer Warrants outstanding.

Each warrant is exercisable for one share of Thayer Class A Common Stock, in accordance with the terms of the warrant agreement governing the Thayer Warrants. 8,625,000 of these Thayer Warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the 8,625,000 shares of Thayer Class A Common Stock that may be issued upon the exercise of the public Thayer Warrants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Thayer Capital Stock as of September 30, 2021 (the “Ownership Date”), which is prior to the consummation of the Business Combination (pre-Business Combination) and (ii) expected beneficial ownership of Combined Company Common Stock immediately following the Closing (post-Business Combination) based on Inspirato’s capitalization table as of December 28, 2021, assuming that no Public Shares are redeemed, and alternatively that the maximum possible number of Public Shares (12.5 million shares) are redeemed for an aggregate payment of approximately $127.5 million (based on the estimated per share redemption price of approximately $10.20 per share) from the Trust Account, by:

•	Each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of Thayer Capital Stock or of Combined Company Common Stock;

•	Each of our current executive officers and directors;

•	Each person who will become an executive officer or director of the Combined Company post-Business Combination; and

•	All executive officers and directors of Thayer as a group pre-Business Combination and all executive officers and directors of the Combined Company post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of the Ownership Date.

The beneficial ownership of shares of Thayer Capital Stock pre-Business Combination is based on 21,562,500 shares of Thayer Capital Stock (consisting of 17,250,000 shares of Thayer Class A Common Stock, and 4,312,500 shares of Thayer Class B Common Stock on an as-converted basis) issued and outstanding as of the Ownership Date.

The expected beneficial ownership of shares of the Combined Company Common Stock post-Business Combination assumes:

•	The Sponsor will forfeit 1,500,000 shares of Thayer Class B Common Stock;

•	8,950,384 shares of Thayer Class A Common Stock will be issued to the PIPE Subscribers;

•

27,469,847 shares of Combined Company Class A Common Stock and 72,962,085 shares of Combined Company Class V Common Stock are issued to Inspirato’s unitholders, not including any Combined Company Common Stock that may be issuable pursuant to the exercise of Assumed Inspirato Options; and

•	No exercise of the 8,625,000 Public Warrants or the 7,175,000 Private Warrants that will remain outstanding post-Business Combination.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming No Redemption in the table below has been determined based upon the following assumptions: (i) no Public Stockholders exercise their redemption rights and (ii) that there will be 56,482,731 shares of Combined Company Class A Common Stock, 72,962,085 shares of Combined Company Class V Common Stock, and no shares of Combined Company Class B Common Stock issued outstanding immediately following the consummation of the Business Combination. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership by a person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Ownership Date to be outstanding. We did not deem these shares to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination Assuming Maximum Redemption in the table below has been determined based upon the following assumptions: (i) that 12.5 million Public Shares, the maximum possible number of redemptions which would permit the satisfaction of the $140 million minimum closing cash condition under the Business Combination Agreement to be satisfied without the need for additional investments, are redeemed for an aggregate payment of approximately $127.5 million (based on the estimated per share redemption price of approximately $10.20 per share based on the fair value of marketable securities held in the Trust Account as of September 30, 2021 of approximately $176 million) from the Trust Account and (ii) that there will be 43,982,731 shares of Combined Company Class A Common Stock, 72,962,085 shares of Combined Company Class V Common Stock, and no shares of Combined Company Class B Common Stock issued and outstanding immediately following the consummation of the Business Combination.

			After the Business Combination
	Before the Business Combination		Assuming No Redemption						Assuming Maximum Redemption
	Total Shares		Class A		Class V		Total Shares		Class A		Class V		Total Shares
	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
Name and Address of Beneficial Owner(1)
5% or More Holders:
Thayer Ventures Acquisition Holdings LLC(2)	4,187,500	19.4%	2,687,500	4.8%	—	—	2,687,500	2.1%	2,687,500	6.1%	—	—	2,687,500	2.3%
Glazer Capital, LLC(3)	1,775,000	8.2%	1,775,000	3.1%	—	—	1,775,000	1.4%	1,775,000	4.0%	—	—	1,775,000	1.5%
Polar Asset Management Partners Inc.(4)	1,500,000	7.0%	1,900,000	3.4%	—	—	1,900,000	1.5%	1,900,000	4.3%	—	—	1,900,000	1.6%
CVI Investments, Inc.(5)	1,498,500	6.9%	1,498,500	2.7%	—	—	1,498,500	1.2%	1,498,500	3.4%	—	—	1,498,500	1.3%
Revolution Portico Holdings LLC(6)	—	—	500,000	*	18,073,129	24.8%	18,573,129	14.3%	500,000	1.1%	18,073,129	24.8%	18,573,129	15.9%
KPCB Investment I, Inc.(7)	—	—	11,400,365	20.2%	—	—	11,400,365	8.8%	11,400,365	25.9%	—	—	11,400,365	9.7%
Inspirato Group, Inc. (IVP)(8)	—	—	10,275,894	18.2%	—	—	10,275,894	7.9%	10,275,894	23.4%	—	—	10,275,894	8.8%
W Capital Partners III IBC, Inc.(9)	—	—	7,369,993	13.0%	—	—	7,369,993	5.7%	7,369,993	16.8%	—	—	7,369,993	6.3%

Directors and Executive Officers of PubCo
Mark E. Farrell(10)(11)	4,187,500	19.4%	2,687,500	4.8%	—	—	2,687,500	2.1%	2,687,500	6.1%	—	—	2,687,500	2.3%
Christopher Hemmeter(10)(11)	4,187,500	19.4%	2,687,500	4.8%	—	—	2,687,500	2.1%	2,687,500	6.1%	—	—	2,687,500	2.3%
H. Charles Floyd(11)	25,000	*	25,000	*	—	—	25,000	*	25,000	*	—	—	25,000	*
R. David Edelman(11)	25,000	*	25,000	*	—	—	25,000	*	25,000	*	—	—	25,000	*
Lawrence M. Kutscher(11)	25,000	*	25,000	*	—	—	25,000	*	25,000	*	—	—	25,000	*
Ren Riley(11)	25,000	*	25,000	*	—	—	25,000	*	25,000	*	—	—	25,000	*
Caroline Shin(11)	25,000	*	25,000	*	—	—	25,000	*	25,000	*	—	—	25,000	*
All executive officers and directors as a group (7 persons)	4,312,500	20.0%	2,812,500	5.0%	—	—	2,812,500	2.2%	2,812,500	6.4%	—	—	2,812,500	2.4%

Directors and Executive Officers of PubCo
Brent Handler(12)	—	—	1,000,000	1.8%	26,555,823	36.4%	27,555,823	21.3%	1,000,000	2.3%	26,555,823	36.4%	27,555,823	23.6%
Brad Handler(13)	—	—	395,000	*	807,885	1.1%	1,202,885	*	395,000	*	807,885	1.1%	1,202,885	1.0%
David Kallery	—	—	25,000	*	5,504,991	7.5%	5,529,991	4.3%	25,000	*	5,504,991	7.5%	5,529,991	4.7%
Web Neighbor	—	—	—	—	2,100,990	2.9%	2,100,990	1.6%	—	—	2,100,990	2.9%	2,100,990	1.8%
Michael Armstrong	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Christopher Hemmeter(10)(11)	4,187,500	19.4%	—	—	—	—	—	—	—	—	—	—	—	—
Scot Sellers(14)	—	—	918,441	1.6%	1,490,290	2.0%	2,408,731	1.8%	918,441	2.0%	1,490,290	2.0%	2,408,731	2.0%
Ann Payne	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Eric Grosse	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All executive officers and directors as a group (9 persons)	4,187,500	19.4%	2,338,441	4.1%	36,196,991	49.6%	38,535,432	30.0%	2,338,441	5.3%	36,196,991	49.6%	38,535,432	32.9%

*	Represents beneficial ownership or voting power of less than one percent.
(1)

Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is 25852 McBean Parkway, Suite 508, Valencia, CA 91355 and post-Business Combination is 1544 Wazee Street Denver, CO 80202.

(2)

Interests shown consist solely of Founder Shares, classified as shares of Thayer Class B Common Stock. Such shares will automatically convert into shares of Combined Company Class A Common Stock at the time of the Business Combination. Thayer Ventures Acquisition Holdings LLC is the record holder of such shares. Messrs. Farrell and Hemmeter are each a manager of Thayer Ventures Acquisition Holdings LLC, and as such, each has voting and investment control with respect to the Founder Shares held of record by Thayer Ventures Acquisition Holdings LLC and may be deemed to have beneficial ownership of the Founder Shares held directly by Thayer Ventures Acquisition Holdings LLC. Messrs. Farrell and Hemmeter each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(3)

According to Schedule 13G filed on January 11, 2021. Represents shares held by certain funds and managed accounts to which Glazer Capital, LLC serves as investment manager. Paul J. Glazer has beneficial ownership over the reported shares as Managing Member of Glazer Capital, LLC. Mr. Glazer disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The principal business address of Glazer Capital, LLC is 250 West 55th Street, Suite 30A, New York, New York 10019.

(4)

According to Schedule 13G filed on February 11, 2021. Represents shares held by Polar Multi-Strategy Master Fund to which Polar Asset Management Partners Inc. serves as investment advisor and has voting and dispositive control over the shares held by Polar Multi-Strategy Master Fund. Polar Asset Management Partners Inc. disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest therein. The ultimate natural person who has voting and dispositive control over the Thayer shares held by the Polar Fund is Paul Sabourin, Chief Investment Officer of PAMPI. The business address of Polar Asset Management Partners Inc. is 16 York Street, Suite 2900, Toronto, Ontario M5J 0E6, Canada.

(5)

According to Schedule 13G filed on December 21, 2020. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has voting and dispositive control over the shares held by CVI and may be deemed the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have voting and dispositive control over the shares held by CVI Investments, Inc. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI and Mr. Kobinger is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111.

(6)

Consists of (i) 16,996,960 shares of Combined Company Class V Common Stock held by Revolution Portico Holdings LLC and (ii) 500,000 shares of Combined Company Class A Common Stock and 1,076,169 shares of Combined Company Class V Common Stock held by Exclusive Resorts LLC. Revolution Management Company LLC is the sole manager of Revolution Portico Holdings LLC and Exclusive Resorts LLC. Revolution is the sole manager of Exclusive Resorts LLC. Stephen M. Case may be deemed to have voting and dispositive control over the shares held by Revolution Management Company LLC. The principal business address of each of the entities and individuals identified in this footnote is 1717 Rhode Island Avenue, NW, 10th Floor, Washington, D.C. 20036.

(7)

Consists of 10,789,115 shares of Combined Company Class A Common Stock held by Kleiner Perkins Caufield & Byers XIV, LLC (“KPCB XIV”) and 611,250 shares of Combined Company Class A Common Stock KPCB XIV Founders Fund, LLC (“XIV FF”). KPCB XIV and XIV FF are the sole stockholders of KPCB Investment I, Inc. The managing member of KPCB XIV and KPCB XIV FF is KPCB XIV Associates, LLC (“KPCB XIV Associates”). L. John Doerr, Brook Byers, Theodore E. Schlein and William “Bing” Gordon, the managing members of KPCB XIV Associates, exercise shared voting and dispositive control over the shares held by KPCB XIV and KPCB XIV FF. The managing members disclaim beneficial ownership of all shares held by KPCB Investment I, Inc. except to the extent of their pecuniary interest therein. The principal business address of Kleiner Perkins is c/o Kleiner Perkins, 2750 Sand Hill Road, Menlo Park, California 94025.

(8)

Consists of 10,275,894 shares of Combined Company Class A Common Stock held by Institutional Venture Partners XIII, L.P. (“IVP XIII”). IVP XIII is the sole stockholder of Inspirato Group, Inc. Institutional Venture Management XIII LLC (“IVM XIII”) is the general partner of IVP XIII. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Harrick, J. Sanford Miller and Dennis B. Phelps, Jr. as the managing directors of IVM XIII, may be deemed to have shared voting and dispositive control over the shares held by Inspirato Group, Inc. Each of IVP XIII, IVM XIII and the managing directors disclaims beneficial ownership of the shares described in this footnote, except to the extent of its or his respective pecuniary interest therein. The principal business address of each of the entities and individuals identified in this footnote is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, CA 94025.

(9)

W Capital Partners III, LP is the sole shareholder of W Capital Partners III IBC, Inc. Robert Migliorino, David Wachter and Stephen Wertheimer, the managing members of W Capital Partners III, LP, exercise shared voting and dispositive control over such shares. The managing members disclaim beneficial ownership of all shares held by W Capital Partners III, LP except to the extent of their pecuniary interest therein. The principal business address of each of the entities and individuals identified in this footnote is c/o W Capital Partners, 400 Park Ave, New York, NY 10022.

(10)

Consists of shares of Combined Company Class A Common Stock held by the Sponsor identified in footnote (2) above. Messrs. Farrell and Hemmeter are each a manager of Thayer Ventures Acquisition Holdings LLC, and as such, each has voting and dispositive control with respect to the Founder Shares held of record by Thayer Ventures Acquisition Holdings LLC and may be deemed to have beneficial ownership of the Founder Shares held directly by Thayer Ventures Acquisition Holdings LLC. Messrs. Farrell and Hemmeter each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(11)	Does not include any shares indirectly owned by this individual as a result of his/her ownership interest in Thayer Ventures Acquisition Holdings LLC.
(12)

Consists of (i) 983,167 shares of Combined Company Class V Common Stock held by Mr. Handler in his individual capacity, (ii) 23,781,239 shares of Combined Company Class V Common Stock held by BRM Ventures, LLC, (iii) 1,000,000 shares of Combined Company Class A Common Stock and 618,850 shares of Combined Company Class V Common Stock held by the Brent L. Handler Revocable Trust, (iv) 909,579 shares of Combined Company Class V Common Stock held by the HFIN 2020 Trust, and (v) 262,988 shares of Combined Company Class V Common Stock held by the SLH 2012 Descendants Trust. Mr. Handler is the Manager of BRM Ventures, LLC, and thus has voting and dispositive control over the shares held by BRM Ventures, LLC. Mr. Handler is the grantor of the Brent L. Handler Revocable Trust, and thus has voting and dispositive control over the shares held by the Brent L. Handler Revocable Trust. Mr. Handler is the designated investment advisor of the HFIN 2020 Trust, and in such capacity has voting and dispositive control over the shares held by HFIN 2020 Trust. Brent Handler and Brad Handler are the trustees of the SLH Descendant’s Trust, and each shares voting and dispositive control over the shares held by the SLH Descendant’s Trust.

(13)

Consists of (i) 395,000 shares of Combined Company Class A Common Stock and 245,799 shares of Combined Company Class V Common Stock held by Mr. Handler in his individual capacity, (ii) 299,098 shares of Combined Company Class V Common Stock held by the Handler Children’s Remainder Trust, (iii) 262,988 shares of Combined Company Class V Common Stock held by the SLH 2012 Descendants Trust. Mr. Handler is the trustee of the Handler Children’s Remainder Trust and thus has voting and dispositive control over the shares held by the Handler Children’s Remainder Trust. Brent Handler and Brad Handler are the trustees of the SLH Descendant’s Trust, and each shares voting and dispositive control over the shares held by the SLH Descendant’s Trust.

(14)

Includes (i) 84,431 shares of Combined Company Class A Common Stock held by Elk Sierra, LLC, (ii) 1,123,033 shares of Combined Company Class V Common Stock held by Elk Sierra, LLC, (iii) 367,257 shares of Combined Company Class V Common Stock held by Mr. Sellers in his individual capacity, and (iv) 834,010 shares of Combined Company Class A Common Stock subject to stock options exercisable within 60 days of November 23, 2021. As the sole member and manager of Elk Sierra, LLC, Mr. Sellers has sole voting and dispositive control over the shares held by Elk Sierra, LLC. The principal business address of Elk Sierra, LLC and Mr. Sellers is 11757 Magnolia Park Court, Las Vegas, NV 89141.

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

Thayer’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

Thayer does not expect to hold a 2021 annual meeting of stockholders because it will not be a separate public company if the Business Combination is completed. Alternatively, if Thayer does not consummate an initial business combination by June 15, 2022 or obtain the approval of Thayer stockholders to extend the deadline for Thayer to consummate an initial business combination, Thayer is required to begin the dissolution process provided for in the Existing Thayer Certificate of Incorporation. Thayer will liquidate as soon as practicable following such dissolution and will conduct no annual meetings thereafter.

Legal Matters

The validity of the shares of Thayer Class A Common Stock to be issued in connection with the Business Combination will be passed upon by Cooley LLP.

Experts

The consolidated financial statements of Inspirato as of December 31, 2019 and 2020, and for each of the years in the three-year period ended December 31, 2020, included in this proxy statement/prospectus of Thayer Ventures Acquisition Corporation, have been so included in reliance on the report of BDO USA LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of such firm as experts in auditing and accounting.

The financial statements of Thayer Ventures Acquisition Corp. as of December 31, 2020, and for the period from July 31, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, Thayer and service providers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Thayer will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/ prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement/prospectus in the future. Stockholders may notify Thayer of their requests by calling or writing Thayer at its principal executive offices at (415) 782-1414 and 25852 McBean Parkway, Valencia, CA 91335.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the shares of common stock of Thayer, and the warrant agent for Thayer Warrants, is Continental Stock Transfer & Trust Company. Thayer has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION

Thayer files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read Thayer’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Thayer Ventures Acquisition Corporation

25852 McBean Parkway

Valencia, CA 91335

Telephone: (415) 782-1414

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street

5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: TVAC.info@investor.morrowsodali.com

If you are a stockholder of Thayer and would like to request documents, please do so by                 , 2022 to receive them before the Thayer special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Thayer has been supplied by Thayer, and all such information relating to Inspirato has been supplied by Inspirato.

Information provided by either Thayer or Inspirato does not constitute any representation, estimate or projection of any other party.

Neither Thayer or Inspirato has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

TRADEMARK NOTICE

“Inspirato,” Inspirato logos and other trademarks, service marks, and trade names of Inspirato are registered and unregistered marks of Inspirato LLC.

Inspirato, LLC Consolidated Financial Statements

Thayer Ventures Acquisition Corporation Financial Statements

Report of Independent Registered Public Accounting Firm

Members and Board of Managers

Inspirato LLC

Denver, CO

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Inspirato LLC (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), members’ deficit, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2021.

September 15, 2021

INSPIRATO LLC

CONSOLIDATED BALANCE SHEETS

(in thousands except unit amounts)

	December 31,
	2019	2020
Assets
Current assets
Cash and cash equivalents	$40,096	$62,772
Restricted cash	2,668	4,229
Accounts receivable, net	10,760	2,978
Accounts receivable net – related parties	720	504
Prepaid subscriber travel	14,159	11,804
Prepaid expenses	6,459	6,111
Other current assets	587	908

Total current assets	75,449	89,306
Property & equipment, net	9,694	8,954
Goodwill	21,233	21,233
Other long term assets	1,441	1,113

Total assets	$107,817	$120,606

Liabilities
Current liabilities
Accounts payable	$21,962	$16,055
Accrued liabilities	4,041	3,078
Deferred revenue	111,983	126,029
Debt	7,000	14,000
Deferred rent	380	1,423

Total current liabilities	145,366	160,585
Deferred revenue	36,214	22,933
Debt	—	9,550
Deferred rent	7,607	6,872
Warrants	305	91

Total liabilities	189,492	200,031

Commitments and contingencies (Note 9)
Temporary equity
Series A-1; 222,239 authorized, issued, and outstanding	13,108	13,108
Series A-2; 130,262 authorized, issued, and outstanding	5,489	5,489
Series B; 193,094 authorized, issued, and outstanding	19,860	19,860
Series B-1; 127,609 authorized; 123,621 issued and outstanding	15,282	15,282
Series D; 157,849 authorized, issued, and outstanding	20,125	20,125
Series E; 132,317 authorized; 97,667 issued and outstanding	9,916	9,916

Total temporary equity	83,780	83,780
Members’ deficit
Series C; 491,467 authorized, issued, and outstanding	21,477	21,477
Common units 4,470,000 authorized; 1,166,154 issued and outstanding	—	—
Accumulated deficit	(186,932)	(184,682)

Total members’ deficit	(165,455)	(163,205)

Total liabilities, temporary equity, and members’ deficit	$107,817	$120,606

INSPIRATO LLC

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands except unit and per unit amounts)

	Years Ended December 31
	2018	2019	2020
Revenue	$178,652	$217,079	$165,590
Cost of revenue (including depreciation of $1,653, $1,637, and $1,734 in 2018, 2019 and 2020 respectively)	114,508	138,768	100,599

Gross margin	64,144	78,311	64,991
General and administrative (including equity-based compensation of $1,157, $1,434 and $2,790, in 2018, 2019 and 2020 respectively)	24,193	27,522	25,940
Sales and marketing	22,893	25,527	14,764
Operations	19,000	24,396	18,814
Technology and development	2,220	2,579	2,787
Depreciation and amortization	4,871	3,471	2,898
Interest, net	2,232	999	542
Warrant fair value (gains) losses	72	66	(214)

Net loss and comprehensive loss	$(11,337)	$(6,249)	$(540)

Basic and diluted weighted average common units outstanding	1,166,154	1,166,154	1,166,154
Basic and diluted loss per common unit	$ (9.72)	$ (5.36)	$ (0.46)

INSPIRATO LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT

(in thousands except unit amounts)

	Common Units		Series C		Accumulated Deficit	Total
	Units	Value	Units	Value
Balance—January 1, 2018	1,166,154	$—	491,467	$21,477	$(176,584)	$(155,107)
Consolidated net loss					(11,337)	(11,337)
Equity-based compensation					1,157	1,157

Balance—December 31, 2018	1,166,154	—	491,467	21,477	(186,764)	(165,287)
Cumulative effect of change in accounting principle					4,647	4,647
Consolidated net loss					(6,249)	(6,249)
Equity-based compensation					1,434	1,434

Balance—December 31, 2019	1,166,154	—	491,467	21,477	(186,932)	(165,455)
Consolidated net loss					(540)	(540)
Equity-based compensation					2,790	2,790

Balance—December 31, 2020	1,166,154	$—	491,467	$21,477	$(184,682)	$(163,205)

INSPIRATO LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2018	2019	2020
Cash flows from operating activities
Consolidated net loss	$(11,337)	$(6,249)	$(540)
Adjustments to reconcile consolidated net loss to net cash and cash equivalents from operating activities:
Depreciation and amortization	6,524	5,108	4,632
Warrant fair value (gains) losses	72	66	(214)
Equity-based compensation	1,157	1,434	2,790
Changes in current assets and liabilities:
Accounts receivable	(5,930)	6,233	7,782
Accounts receivable - related parties	62	(31)	216
Prepaid subscriber travel	(3,162)	(3,522)	2,355
Prepaid expenses	(169)	(797)	348
Other assets	310	(16)	7
Accounts payable	2,600	(62)	(5,907)
Accrued liabilities	239	(10)	(963)
Deferred revenue	18,667	527	765
Deferred rent	1,017	1,267	308

Net cash, cash equivalents, and restricted cash provided by operating activities	10,050	3,948	11,579
Cash flows from investing activities
Development of internal-use software	(1,289)	(1,125)	(2,274)
Purchase of property and equipment	(3,172)	(3,299)	(1,618)

Net cash, cash equivalents, and restricted cash used in investing activities	(4,461)	(4,425)	(3,892)
Cash flows from financing activities
Repayments of debt	(960)	(924)	(21,000)
Proceeds from debt	924	7,000	37,550

Net cash, cash equivalents, and restricted cash provided by (used in) financing activities	(36)	6,076	16,550

Net increase in cash, cash equivalents, and restricted cash	5,553	5,599	24,237

Cash, cash equivalents, and restricted cash - beginning of year	31,612	37,165	42,764

Cash, cash equivalents, and restricted cash - end of year	$37,165	$42,764	$67,001

Supplemental cash flow information - cash paid for interest	$2,331	$1,160	$584
Significant noncash transaction
Modified retrospective adjustment for accounting principle adoption	$—	$4,647	$—

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Nature of Business

Inspirato LLC was organized on May 12, 2010 as a Delaware limited liability company. Inspirato LLC and its subsidiaries (collectively referred to as the “Company”) provide unique solutions for affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

As of December 31, 2020, the Company had 36 subsidiaries and one branch, of which 28 are wholly owned domestic limited liability companies. The remaining eight and the branch are as follows: (i) a wholly owned Mexican S.R.L; (ii) a wholly owned Turks and Caicos limited company; through direct domestic subsidiaries, (iii) a wholly owned Cayman exempted company; (iv) a wholly owned Costa Rican limited liability company; (v) a wholly owned Italian S.R.L.; (vi) a wholly owned Canadian unlimited liability company; (vii) a wholly owned Dominican Republic branch of a wholly owned domestic liability company; (viii) a wholly owned U.S. Virgin Islands’ limited liability company; and (ix) a wholly owned Puerto Rican limited liability company. These entities typically lease local properties.

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus to be a pandemic. First identified in late 2019 and now known as COVID-19, the outbreak impacted thousands of individuals worldwide. In response, many countries, states, and localities implemented measures to combat the outbreak that impacted global business operations. Management assessed the impact the pandemic had on operations during the year ended December 31, 2020 and through the date of issuance of the consolidated financial statements. The COVID-19 pandemic has materially adversely impacted Inspirato’s results of operations and financial condition. Revenues declined as a result of reduced travel due to the pandemic and also resulted in reduced costs as a result of management’s response to the pandemic. No impairments were recorded as of the consolidated balance sheet date related to the COVID-19 outbreak. However, due to the significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. Management cannot estimate the length or impacts of the COVID-19 outbreak on the Company’s results of future operations, financial position and cash flows, if there are significant impacts that continue in the future. As travel restrictions have lifted, occupancy levels and revenues have increased to levels before the pandemic.

(2) Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

(b) Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Inspirato LLC and its subsidiaries and have been prepared in accordance with GAAP. All intercompany accounts and transactions have been eliminated in consolidation.

(c) Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Changes in facts and circumstances or discovery of new information may result in revised estimates, and actual results could differ from those estimates.

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements include amounts that are based on management’s best estimates and judgments. The most significant estimates relate to valuation and estimated economic lives of capitalized software, depreciation, contingencies, allowance accounts, expected length of certain subscription types, and the fair value of warrants and options.

(d) Cash and Cash Equivalents

Cash and cash equivalents include cash and investments in highly liquid investments purchased with an original maturity of three months or less. Cash balances held in banks exceed the federal depository insurance limit. The Company’s cash is only insured up to the federal depository insurance limit. A significant portion of the Company’s cash balances are held at a single banking institution and the Company has not experienced any losses as a result of this concentration.

Amounts in transit from credit card processors are also considered cash equivalents because they are both short term and highly liquid in nature and are typically converted to cash within three days of the sales transaction.

(e) Restricted Cash

The Company classifies deposits as required to be maintained by its credit card and ACH processors and the holder of our credit facility as restricted cash.

(f) Accounts Receivable

Accounts receivables from customers are recorded at the original invoiced amounts, net of an allowance for doubtful accounts. The allowance for doubtful accounts is estimated based on historical experience, aging of receivables, economic trends and other factors that may affect the Company’s ability to collect from customers, and was not significant at December 31, 2019 and 2020.

(g) Property and Equipment

Property and equipment are recorded at cost. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives ranging from three to seven years. Direct costs incurred in the development of internal-use software are capitalized once the preliminary project stage is completed, management has committed to funding the project, and completion and use of the software for its intended purpose is probable. The Company ceases capitalization of development costs once the software has been substantially completed and is ready for its intended use. Software development costs are amortized over their estimated useful lives of three years. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

The carrying amounts of our long-lived assets, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable or that the useful life is shorter than we had originally estimated. The recoverability of these assets is measured by comparing the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over their remaining lives. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. If the useful life is shorter than originally estimated, the remaining carrying value is amortized over the new shorter useful life. There was no impairment of any long-lived assets in the three years ended December 31, 2020.

(h) Equity-Based Compensation

The Company accounts for equity-based compensation in accordance with GAAP for all transactions in which an entity exchanges its equity instruments for goods or services, which generally require the Company to measure

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the cost of employee services received in exchange for an award of equity instruments in earnings based on the fair value and vesting provisions of the award on the date of grant. In 2020, the Company granted profits interests to certain key employees of the Company. The awards contain both a service condition and a performance condition that is contingent on a change in control event, as defined in the agreement, and which was not considered probable as of December 31, 2020.

(i) Goodwill

Goodwill arose from the acquisition of certain assets of Portico Club, LLC (“Portico”) on December 16, 2013.

Goodwill was recorded based on management’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed annually for impairment in the fourth quarter and when events and circumstances indicate that the fair value of a reporting unit with goodwill has been reduced below its carrying value. The Company has determined that the Company has one reporting unit. The test for impairment requires that the Company first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If it is concluded that this is the case, the Company then performs a quantitative impairment test. Otherwise, the quantitative impairment test is not required. Under the quantitative impairment test, the Company would compare the estimated fair value of each reporting unit to its carrying value. The Company determined based on the qualitative assessments that it is not more likely than not that the fair value of the Company’s reporting unit is less than its carrying value, therefore no quantitative impairment tests were performed at December 31, 2020 and 2019 and no goodwill impairment charges were recognized in the years ended December 31, 2020, 2019 and 2018.

(j) Revenue

Effective January 1, 2019, the Company adopted Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, using the modified retrospective method. The adoption had a material impact to the financial statements, and the Company’s revenue recognition practices were adjusted as a result of applying ASC 606. The Company recognized an adjustment of $4.6 million to deferred revenue and accumulated deficit as of January 1, 2019 due to the implementation. The adjustment is the result of accelerated revenue recognition for certain performance obligations associated with subscription sales, which is partially offset by promotions that result in deferred revenue until a subscriber utilizes the promotion (for example, a trip included with the purchase of a subscription). Periods prior to January 1, 2019, continue to be accounted for under ASC 605 Revenue Recognition under the modified retrospective method. Revenue from contracts with customers would have been approximately $4.0 million higher for the year ended December 31, 2019 if the Company had not been required to adopt Accounting Standards Update No. 2014-09.

Subscription Revenue

The Company’s contracts with customers grants access to book the Company’s residences and other privileges that vary based on the type of subscription. The Company offers Inspirato Club and Inspirato Pass subscriptions. Inspirato Club subscriptions grant access to its portfolio. In addition to Inspirato Club subscription benefits, Inspirato Pass subscriptions include the ability to book certain stays without paying additional nightly rates, taxes or fees. Subscriptions generally include an enrollment fee and monthly or annual fees. The Company has an unconditional right to these fees in its contracts with customers for a subscription as the Company provides the right to book to its customers. Thus, the Company recognizes revenue from monthly or annual fees over their related time period. Certain legacy Inspirato Club subscriptions included substantive upfront enrollment fees.

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

These enrollment fees may have entitled the subscriber to reduced dues, travel or other perks. The value of those services, estimated based on their stand-alone selling price, were deferred and recognized when those services are provided. The remaining revenue is recognized on a straight-line basis over the expected average life of these subscription types. The average estimated life of these subscriptions is estimated to be five years. The option to renew is considered a material right of the customer and is treated herein as an additional performance obligation.

The calculation of the expected average life of legacy Inspirato Club subscriptions with substantive upfront enrollment fees is a critical estimate in the recognition of revenue associated with enrollment fees. The calculation includes certain management judgments and projections regarding the estimated period that customers are expected to remain subscribers and continue to benefit from these subscriptions along with annual renewal rates for these subscriptions. Management relies on multiple metrics to determine the average customer life. These include historical average renewal and attrition rates, expected future renewal rates, and other qualitative measures obtained through market research. The Company reviews its estimates and assumptions with regard to the average customer life based on the Company’s projections and historical experience on an annual basis. For the year ended December 31, 2018 the expected average life of legacy Inspirato Club subscriptions with substantive upfront enrollment fees was three to five years. For the years ended December 31, 2019 and 2020, the expected average life of legacy Inspirato Club subscriptions with substantive upfront enrollment fees was five years.

Contracts are cancellable at the end of the monthly or annual contract term. The Company has determined that enrollment fees for subscriptions that are not substantive do not provide a material right to a customer and thus, these enrollment fees are recognized upon receipt.

Travel Revenue

Travel related fees for trips are recognized when performance obligations are met over the period of the stay.

The Company offers certain discounts for paying in advance or as promotions. These promotions are recognized when performance obligations are met or upon their expiration.

Deferred Revenue

The Company records any unrecognized portion of enrollment fees and travel to be delivered as deferred revenue until applicable performance obligations are met.

(k) Operating Leases

The Company accounts for operating leases under ASC 840, Leases, and has entered into operating lease agreements for its vacation homes, hotels and corporate offices. Some of these operating leases contain provisions for future rent increases or periods in which rent payments are reduced. The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent obligation, except as described below. Tenant improvement allowances are recorded as deferred rent and are amortized over the life of the lease. As a result of the COVID-19 pandemic, the Company invoked force majeure clauses in the majority of their operating leases allowing the Company to forego rent payments during the pandemic. The Company has accounted for this relief as a rent concession and recognized a reduction in rent expense associated with these leases during the force majeure period specific to each lease.

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(l) Earnings (Loss) Per Common Unit

Basic earnings (loss) per common unit (“EPS”) is computed by dividing net earnings or loss attributable to common unitholders, as applicable, by the weighted average number of common units outstanding during the period. Diluted EPS is computed after adjusting the basic EPS computation for the effect of potentially dilutive securities outstanding during the period. The effect of non-vested units, if dilutive, is computed using the treasury stock method.

(m) Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business as one segment.

(n) Fair Value Measures

ASC Topic 820, Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., impairments of long-lived assets). The fair value is the price that the Company estimates would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize inputs to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly.

The carrying values on the consolidated balance sheet of the Company’s cash and cash equivalents, restricted cash, accounts receivable, prepaids, other current assets, accounts payable, accrued liabilities, deferred rent, deferred revenue, other liabilities, and debt approximate fair values due to their short-term maturities. The Company uses certain fair valuation techniques in performing its annual goodwill impairment test described below and in determining the value of warrants.

(o) Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in Accounting Standards Codification 840. ASU 842 requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied upon adoption. The new lease standard is expected to have a significant effect on the Company’s consolidated financial statements as a result of the Company’s operating leases, as disclosed in Note 9, that will be reported on the consolidated balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments.

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU includes changes to the accounting and measurement of financial assets, including the Company’s accounts receivable and held-to-maturity debt securities, by requiring the Company to recognize an allowance for all expected losses over the life of the financial asset at origination. This is different from the current practice where an allowance is not recognized until the losses are considered probable. The ASU also changes the way credit losses are recognized for available-for-sale debt securities. Credit losses are recognized through the recording of an allowance rather than as a write-down of the carrying value. The guidance is effective for the Company beginning January 1, 2023. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the earliest period presented. A prospective transition approach is required for debt securities for which another-than-temporary impairment had been recognized before the effective date. Early adoption for all institutions is permitted for fiscal years beginning after December 15, 2018. We do not anticipate this standard to have a material impact on the Company’s financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The standard simplifies the subsequent measurement of goodwill, requiring only a single-step quantitative test to identify and measure impairment based on the excess of a reporting unit’s carrying amount over its fair value, instead of the current two-step test. A qualitative assessment may still be completed first to determine if a quantitative impairment test is required. This standard is effective on a prospective basis for fiscal years beginning after December 15, 2020. We do not anticipate this standard to have a material impact on the Company’s financial statements.

(p) Distinguishment of Liabilities from Equity

The Company has applied ASC 480, Distinguishing Liabilities from Equity, to classify as liability or equity certain redeemable and/or convertible instruments, including the Company’s preferred stock. The Company determines the liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

If the Company determines that a financial instrument should not be classified as a liability, it then determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet as temporary equity. The Company determines financial instruments as temporary equity if the redemption of the preferred stock or other financial instrument is outside the control of the Company. Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records temporary equity or permanent equity upon issuance at the fair value, or cash received.

Temporary Equity

At each balance sheet date, the Company evaluates the classification of its redeemable instruments. If an instrument is: (i) redeemable, or (ii) redemption is probable, or (iii) will become redeemable, or (iv) its redemption is outside the control of the Company, the Company records the instruments at its redemption value. If the instrument is not redeemable and it is probable that it will become redeemable, it is recorded at its fair value. The resulting increases or decreases in the carrying value of redeemable instruments are recognized as adjustments to additional paid in capital.

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(q) Warrant Liabilities

The Company evaluates all of its financial instruments, including warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

Warrants were issued in connection with the issuance of the Series B-1 and Series E preferred shares. These warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrants as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the initial measurement was estimated using a Black-Scholes options pricing model.

(3) Revenue

Revenues are as follows:

	Years Ended December 31,
	2018	2019	2020
	(in thousands)
Travel	$126,689	$144,073	$73,660
Subscription	51,950	72,676	91,548
Other	13	330	382

Total	$178,652	$217,079	$165,590

The Company has recognized assets and liabilities related to contracts with customers as follows:

	December 31,
	2019	2020
	(in thousands)
Assets:
Accounts receivable, net	$10,760	$2,978

Liabilities:
Deferred revenue, current and long term	$148,197	$148,962

As of December 31, 2020, the estimated revenues from substantive initiation fees where revenues are deferred and recognized when those services are provided and when we expect to recognize the revenue are as follows:

Years Ending December 31,	Amount
(in thousands)
2021	$29,430
2022	11,700
2023	5,924
2024	2,506
2025	679
Thereafter	4

Total	$50,243

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Prepaid Expenses and Prepaid Subscriber Travel

Prepaid expenses

Prepaid expenses are as follows:

	December 31,
	2019	2020
	(in thousands)
Property operations	$5,123	$2,797
Software	—	2,185
Rent	891	633
Operating supplies	243	243
Insurance	191	253
Advertising	11	—

Total	$6,459	$6,111

Prepaid Subscriber Travel

Prepaid subscriber travel of $14.2 million and $11.8 million at December 31, 2019 and 2020 respectively include deposits for future member travel.

(5) Property and Equipment

Property and equipment are as follows:

	Useful Life (years)	December 31,
		2019	2020
		(in thousands)
Furniture, fixtures, and equipment	5	$1,227	$1,187
Corporate office leasehold improvements	3	5,138	5,151
Internal-use software	3	6,455	6,930
Computer equipment	3	623	765
Residence vehicles	5	205	235
Residence leasehold improvements	3	5,224	6,075

Total cost		18,872	20,343
Accumulated depreciation and amortization		9,178	11,389

Net property and equipment		$9,694	$8,954

(6) Income Taxes

The Company is a partnership for U.S. federal, state, and local income tax purposes and makes no provision for such taxes, as its taxable income and losses are taken into account by the members of the limited liability company. The Company is qualified and intends to continue to qualify as a partnership for tax purposes.

The Company is required to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. As required by this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards. The Company had no uncertain income tax positions at December 31, 2019 or 2020. It is reasonably possible that the

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Company’s existing liabilities for uncertain non-income tax benefits or obligations may increase within the next 12 months, primarily due to the ongoing process of determining the foreign jurisdictions in which the Company may be deemed to have permanent establishment. The Company believes that there are no jurisdictions in which the outcome of these unresolved issues would result in a material adverse impact on the results of its operations, financial position, or cash flows.

The Company files income tax returns in the U.S., Italy, Mexico, and various other jurisdictions. Interest and penalties associated with tax positions are recorded in the period assessed. However, no interest or penalties have been assessed as of December 31, 2019 and 2020.

(7) Debt

Loan Facility

In January 2019, the Company converted a $7.5 million term loan into a $10.0 million revolving line of credit. In October 2020, the Company terminated the revolving line of credit and obtained a new line of credit that matures October 2023. This new revolving line of credit has a limit of $14.0 million. Interest rates associated with these loans adjust based on the prime rate and outstanding balance. The interest rates were 6.5%, 5.75%, and 4.25% as of December 31, 2018, 2019, and 2020, respectively. Interest expense related to the revolving line of credit for the years ended December 31, 2018, 2019 and 2020 totaled $2.3 million, $1.2 million, and $0.6 million, respectively.

To obtain these loans, the Company was required to pledge collateral in the form of the Company’s deposit accounts, intangible assets, and cash. As of December 31, 2020 all covenants associated with the loan facilities have been satisfied.

Paycheck Protection Program

During the year ended December 31, 2020, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $9.4 million with a maturity date of April 2022. The loan is an interest only loan with the full balance due upon maturity. The PPP Loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and is administered by the Small Business Administration (SBA). Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. In addition, because the Company’s loan exceeds $2 million, the SBA will review the Company’s loan file, which will include review of the Company’s eligibility for the program and the good-faith certification of the necessity of the loan. The Company submitted a request for forgiveness of the entire loan balance in September 2020, and in June 2021, the Company received notice from the SBA that the loan has been forgiven and the SBA repaid the lender on the Company’s behalf. The SBA has the ability to review the Company’s loan file for a period subsequent to the date the loan being forgiven and repaid in full. The results of any review could result in the SBA requesting additional documentation to support the Company’s initial eligibility for the loan and request for loan forgiveness, with the potential for the SBA to pursue legal remedies at its discretion.

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Earnings per Common Unit

The calculation of the basic earnings or loss per common unit amount is based on the profit or loss for the year attributable to ordinary equity holders of the Company and the weighted average number of common units outstanding during the year. The weighted average number of common units outstanding for purpose of calculating diluted earnings or loss per common unit has been adjusted by deducting the weighted average effect of preferred units, stock options, warrants and profit interests, to the extent such deductions are not anti-dilutive.

	Years Ended December 31,
	2018	2019	2020
Numerator
Net loss attributable to common unitholders (in thousands)	$(11,337)	$(6,249)	$(540)

Denominator
Weighted average common units—basic	1,166,154	1,166,154	1,166,154
Net loss per common unit—basic	$(9.72)	$(5.36)	$(0.46)
Weighted average common units—diluted	1,166,154	1,166,154	1,166,154
Net loss per common unit—diluted	$(9.72)	$(5.36)	$(0.46)

The following securities were anti-dilutive for the years ended December 31, 2018, 2019, 2020:

	2018	2019	2020
Preferred units	1,416,199	1,416,199	1,416,199
Stock options	291,013	343,918	299,728
Preferred warrants	13,684	13,684	11,690
Profit interests	—	—	197,713

Anti-dilutive preferred units, stock options, warrants and profit interests	1,720,896	1,773,801	1,925,330

(9) Commitments and Contingencies

Operating Leases

The Company is party to numerous operating leases, primarily for vacation properties and corporate headquarters. These leases generally require the Company to pay taxes, insurance, utilities, and maintenance costs. During the year ended December 31, 2020, the Company claimed force majeure within a number of its lease agreements due to effects of the COVID-19 pandemic and did not require payment during the force majeure period. Total rent expense under all leases was $42.7 million and $48.3 million for the years ended December 31, 2018 and 2019, respectively. Total rent expense under all leases, net of COVID related rent concessions, was $39.8 million for the year ended December 31, 2020.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
(in thousands)
2021	$48,579
2022	32,805
2023	24,260
2024	15,337
2025	9,350
Thereafter	21,219

Total	$151,550

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation

The Company may be named as a defendant in various actions and proceedings arising in the normal course of business. The Company believes that the impact of any such matters will not have a material adverse effect on its consolidated results of operations, financial position, or cash flows. As of December 31, 2020, the Company had no significant pending or threatened litigation.

Reimbursement and Security Agreement

In March 2017, in association with the surety bond, the Company issued 11,690 warrants to the five original indemnitors to purchase Series E preferred units at an exercise price of $128.29 per unit, which expire at the earlier of a deemed liquidation event, as defined by the agreement, the closing on an initial public offering, or March 2022. The Company resolved to increase the number of Series E preferred units authorized as the warrants are exercised. The Company estimated the fair value of the warrants on the date of issuance to be $862 thousand using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 1.7%, no dividends, an expected volatility of 68.1%, and a contractual life of four years. The initial fair value was recorded as a deferred financing cost during the year ended December 31, 2017 and is amortized over the term of the agreement. As of December 31, 2020, no warrants have been exercised. In November 2018, the reserve requirement and surety bond were reduced from $30 million to $20 million. The existing surety bond agreement scheduled to expire on March 1, 2019 was replaced with a new agreement backed by two individual indemnitors who are also related parties. The new agreement reduced the indemnitor requirement to $7.5 million or $3.8 million per indemnitor. Interest payable to the indemnitors is accrued at 7.0 percent per annum. The Company incurred interest expense of nil, $1.2 million and $0.6 million during the years ended December 31, 2018, 2019 and 2020, respectively, related to the surety bond agreement.

In September 2019, the existing surety bond agreement which was scheduled to expire on March 1, 2020, was replaced with a new agreement that removed the individual indemnitors leaving only the corporate indemnity. This agreement was renewed in September 2020 through September 2021. Interest payable under this agreement is accrued at one percent per annum.

(10) Warrant Liabilities

In 2013, in association with a $10.0 million loan facility, the Company issued 1,994 warrants exercisable for Series B-1 preferred units at an exercise price of $125.38 per unit, which expire the later of April 25, 2020 or five years from the effective date of an initial public offering.

In 2017, in association with the issuance of Series E preferred units, the company issued 19,717 warrants at an exercise price of $128.29 per unit.

The Company evaluated the warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity and should be classified as liabilities. Since the warrants meet the definition of a derivative under ASC 815, the Company recorded the warrants as liabilities on the balance sheet at their estimated fair value. As of December 31, 2019 and 2020, the Company used level 3 inputs for the valuation of its preferred stock warrants liabilities. The fair value of the preferred stock warrant liabilities is based in part on aggregate equity value indications, consistent with the analysis of the Company’s common stock valuation using the option pricing method.

Subsequent changes in the estimated fair value of the warrants are reflected in the change in fair value of warrant liabilities in the accompanying consolidated statement of operations.

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company determined the estimated fair values for the outstanding warrants at December 31, 2019 and 2020 of $305 thousand and $91 thousand, respectively.

(11) Members’ Equity and Temporary Equity

The Company was organized on May 12, 2010 as a Delaware limited liability company and, for the year ended December 31, 2020, is operating under the Sixth Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”). The Operating Agreement provides for eight classes of units: common units, Series A-1 convertible preferred units (Series A-1 preferred units), Series A-2 convertible preferred units (Series A-2 preferred units), Series B convertible preferred units (Series B preferred units), Series B-1 convertible preferred units (Series B-1 preferred units), Series C convertible preferred units (Series C preferred units), Series D convertible preferred units (Series D preferred units), and Series E convertible preferred units (Series E preferred units).

The Company’s Operating Agreement was amended most recently in February 2020. Effective on that date, the Company is authorized to issue 4,470,000 common units, 222,239 Series A-1 preferred units, 130,262 Series A-2 preferred units, 193,094 Series B preferred units, 127,609 Series B-1 preferred units, 491,467 Series C preferred units, 157,849 Series D preferred units, and 132,317 Series E preferred units. In September 2018 and August 2019, the board authorized the increase of common units reserved for issuance to employees, managers, and others to 325,045 and 385,045 common units, respectively. Neither Series C preferred units nor the common units are redeemable at the option of the holder. The liquidation preferences of the preferred units are all pari passu and then based on the original issue prices, less certain items, all as defined in the Operating Agreement.

Series A-1, A-2, B, B-1, D, and E preferred share issuances with redemption provisions that permit the issuer to settle in either cash or common stock, at the option of the issuer, were evaluated to determine whether temporary or permanent equity classification on the consolidated balance sheet was appropriate. As per the provisions of ASC 480-10-S99-3A, preferred stock is required to be classified as temporary equity if any event that is outside the Company’s control regardless of probability could trigger the security to become redeemable. As such, the Company determined that the Series A-1, A-2, B, B-1, D, and E preferred stocks are redeemable upon the occurrence of an event that is not within the Company’s control resulting in these preferred stocks being classified as temporary equity.

Profits, losses, and distributions are allocated to the members in proportion to their respective number of units on an as converted to common units’ basis.

Each common unit holder is entitled to cast one vote on any matter requiring approval of such units, and each preferred unit holder is entitled to cast one vote for each common unit into which such preferred unit is then convertible, on an aggregate basis for each holder of preferred units, on any matter requiring approval of such units. The holders of preferred units and common units vote together on all matters as a single class.

Any holder of preferred units has the right, at his or her option, to convert all or any portion of the holder’s units into common units. Upon either (i) the closing of a qualified public offering, or (ii) written consent by the requisite preferred unit holders, all preferred units will automatically be converted into common units. Each preferred unit will be convertible into that number of common units that is equal to the preferred unit issue price divided by the preferred unit conversion price; however, certain circumstances, such as common unit splits, dividends, or otherwise, may impact this conversion ratio.

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(12) Equity Based Compensation

Unit Option Plan

In December 2011, the board approved the Unit Option Plan, which provides for the granting of options to purchase the Company’s common units to employees, managers, and consultants.

The units are unvested and subject to each employee’s continued employment with the Company. The vesting start date for units issued to existing employees as part of the first grant is equal to the employee’s hire date. Subsequent unit grants have a vesting start date equal to the unit grant date. Once granted, the units vest over a period of three to five years. The term of each option is stated in the individual option agreement, provided, however, that the term is no more than 10 years from the date of the grant thereof. The unit exercise price is no less than the fair market value per unit established on the date of grant.

Forfeitures are accounted for as they occur by reversing the expense previously recognized. Historical data by participant groupings is used to estimate option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. Compensation cost is recognized on a straight-line basis over the requisite service period.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used:

	2018	2019	2020
Approximate risk-free rate	1.44%	1.55%	0.33%
Average expected life	6 years	6 years	6 years
Volatility	65.7%	64.3%	65.2%
Estimated per unit fair value of options granted	$53.01	$60.78	$28.75

As of December 31, 2020, stock option expense remaining to be recognized was $2,431 thousand.

Profit Interests

In February 2020, the Company authorized and issued 204,183 profit interests to certain executives of the Company. The profit interests vest over the time period defined in each individual grant agreement or upon a change of control event. Profit interests are non-voting profits interest incentive units pursuant to individual award agreements, which set forth such additional terms and conditions, including the vesting and forfeiture terms. The profits interests participate in the distributions upon vesting of the units. As of December 31, 2020, 267,888 profit interests were issued and outstanding, and $3,396 thousand in profit interest expense remained to be recognized.

(13) Employee Benefit Plan

The Company sponsors a defined contribution 401(k) plan (the “Plan”) that covers substantially all employees. Employees are eligible to begin participating in the Plan at the beginning of the first month following 30 days of employment with the Company. Employees participating in the Plan may contribute an unlimited percentage of their compensation up to Internal Revenue Service (IRS) annual limitations. The Company matches 50 percent of an employee’s contribution up to 6 percent of eligible pay with immediate 100 percent vesting. This match has a $1,500 per employee cap each year. Costs incurred in connection with the Plan were minimal for the years ended December 31, 2018, 2019 and 2020. The Plan provides for the Company to make a discretionary matching contribution. Thus, contributions to the Plan totaled $75 thousand, $286 thousand and $286 thousand for the

INSPIRATO LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

years ended December 31, 2018, 2019 and 2020, respectively. The Company discontinued the match policy effective March 31, 2020.

(14) Related Party Transactions

As of December 31, 2020, the founders collectively own 705,303 common units, either directly or indirectly, through an entity called BRM Ventures LLC. Other related parties own 58,468 common units. Certain of the Company’s founders also own stock in Exclusive Resorts LLC (“Exclusive Resorts”).

As part of the 2013 Portico acquisition, Inspirato entered into certain ancillary and commercial arrangements with Exclusive Resorts, primarily involving the continuation of services to Portico members until such memberships terminate. At December 31, 2019 and 2020, balances due from related parties for these arrangements totaled $721 thousand and $504 thousand, respectively.

Under the property usage agreements, Inspirato pays Exclusive Resorts to use and operate certain Exclusive Resorts homes for Inspirato subscribers’ usage. At December 31, 2020, Inspirato had paid all amounts related to the property usage agreements.

Inspirato’s merchant services agreement with American Express Travel Related Services Company, Inc. requires Inspirato to maintain a reserve, which Inspirato satisfied by means of a surety bond. The bond surety company required an additional indemnification for issuance of the bond. Inspirato had a reimbursement agreement with each of Brent Handler, Inspirato’s Chief Executive Officer and member of Inspirato’s board of managers, and Brad Handler, Inspirato’s Executive Chairman and member of Inspirato’s board of managers, from March 2018 to September 2019 under which Inspirato agreed to reimburse Messrs. Handler and Handler for indemnification payments made to the bond surety company and paid to Brent Handler and Brad Handler an aggregate of approximately $118 thousand and $162 thousand, respectively, for each of their personal indemnification obligations to the bond surety company. Such amounts were computed as 7% per annum of the indemnified amount.

(15) Subsequent Events

The Company has evaluated subsequent events in accordance with GAAP through September 15, 2021 noting no items which require adjustment or disclosure except as noted below.

On June 30, 2021, the Company executed a definitive business combination agreement with Thayer Ventures Acquisition Corporation (“Thayer”). Upon the consummation of the proposed business combination and related transactions, the Company will become a subsidiary of Thayer and Thayer will change its name to Inspirato Incorporated. Inspirato Incorporated will be organized in an umbrella partnership corporation (commonly known as an “UP-C structure”), which is often used by partnerships and limited liability companies undertaking an initial public offering. The UP-C structure allows current equity unit holders of the Company to retain their equity ownership in the Company, which will continue to be classified as a partnership for U.S. federal income tax purposes.

INSPIRATO LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except unit amounts)

	December 31, 2020	September 30, 2021
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$62,772	$78,855
Restricted cash	4,229	2,960
Accounts receivable, net	2,978	3,140
Accounts receivable - related parties	504	762
Prepaid subscriber travel	11,804	15,660
Prepaid expenses	6,111	6,335
Other current assets	908	832

Total current assets	89,306	108,544
Property & equipment, net	8,954	8,490
Goodwill	21,233	21,233
Other long term assets	1,113	1,073

Total assets	$120,606	$139,340

Liabilities
Current liabilities
Accounts payable	$16,055	$28,390
Accrued liabilities	3,078	5,330
Deferred revenue	126,029	155,488
Debt	14,000	13,267
Deferred rent	1,423	900

Total current liabilities	160,585	203,375
Deferred revenue	22,933	17,847
Debt	9,550	—
Deferred rent	6,872	7,828
Warrants	91	548

Total liabilities	200,031	229,598
Commitments and contingencies (Note 9)
Temporary equity
Series A-1; 222,239 authorized, issued, and outstanding	13,108	13,108
Series A-2; 130,262 authorized, issued, and outstanding	5,489	5,489
Series B; 193,094 authorized, issued, and outstanding	19,860	19,860
Series B-1; 127,609 authorized; 123,621 issued and outstanding	15,282	15,282
Series D; 157,849 authorized, issued, and outstanding	20,125	20,125
Series E; 132,317 authorized; 97,667 issued and outstanding	9,916	9,916

Total temporary equity	83,780	83,780
Members’ deficit
Series C; 491,467 authorized, issued, and outstanding	21,477	21,477
Common units 4,470,000 authorized; 1,166,154 issued and outstanding	—	—
Accumulated deficit	(184,682)	(195,515)

Total members’ deficit	(163,205)	(174,038)

Total liabilities, temporary equity, and members’ deficit	$120,606	$139,340

INSPIRATO LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(in thousands, except unit and per unit amounts)

	Three months ended September 30,
	2020	2021
Revenue	$42,665	$64,824
Cost of revenue (including depreciation of $425 and $402 in 2020 and 2021 respectively)	25,297	42,394

Gross margin	17,368	22,430
General and administrative (including equity-based compensation of $824 and $1,872 in 2020 and 2021 respectively)	6,731	15,530
Sales and marketing	2,937	7,856
Operations	4,400	6,457
Technology and development	664	1,177
Depreciation and amortization	857	593
Interest, net	120	(64)

Net income (loss) and comprehensive income (loss)	$1,659	$(9,119)

Basic weighted average common units	1,166,154	1,166,154
Basic income (loss) per common unit	$1.42	$(7.82)

Diluted weighted average common units	2,786,571	1,166,154
Diluted income (loss) per common unit	$0.60	$(7.82)

INSPIRATO LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(in thousands, except unit and per unit amounts)

	Nine months ended September 30,
	2020	2021
Revenue	$125,703	$166,390
Cost of revenue (including depreciation of $1,305 and $1,283 in 2020 and 2021 respectively)	70,200	110,106

Gross margin	55,503	56,284
General and administrative (including equity-based compensation of $1,877 and $2,847 in 2020 and 2021 respectively)	20,819	37,188
Sales and marketing	10,908	19,105
Operations	14,139	17,336
Technology and development	2,016	2,957
Depreciation and amortization	2,713	1,876
Interest, net	282	483
Warrant fair value losses	—	456
Gain on forgiveness of debt	—	(9,518)

Net income (loss) and comprehensive income (loss)	$4,626	$(13,599)

Basic weighted average common units	1,166,154	1,166,154
Basic income (loss) common per unit	$3.97	$(11.66)

Diluted weighted average common units	2,786,571	1,166,154
Diluted income (loss) per common unit	$1.66	$(11.66)

INSPIRATO LLC

CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT (UNAUDITED)

(in thousands except unit amounts)

	Common Units		Series C
	Units	Value	Units	Value	Accumulated Deficit	Total
Balance, December 31, 2019	1,166,154	$—	491,467	$21,477	$(186,932)	$(165,455)
Consolidated net income					1,914	1,914
Equity-based compensation					363	363

Balance, March 31, 2020	1,166,154	—	491,467	21,477	(184,655)	(163,178)
Consolidated net income					1,054	1,054
Equity-based compensation					690	690

Balance, June 30, 2020	1,166,154	—	491,467	21,477	(182,911)	(161,434)
Consolidated net income					1,659	1,659
Equity-based compensation					824	824

Balance, September 30, 2020	1,166,154	$—	491,467	$21,477	$(180,428)	$(158,951)

Balance, December 31, 2020	1,166,154	$—	491,467	$21,477	$(184,682)	$(163,205)
Consolidated net loss					(3,910)	(3,910)
Equity-based compensation					509	509
Dividends paid					(81)	(81)

Balance, March 31, 2021	1,166,154	—	491,467	21,477	(188,164)	(166,687)
Consolidated net loss					(570)	(570)
Equity-based compensation					466	466

Balance, June 30, 2021	1,166,154	—	491,467	21,477	(188,268)	(166,791)
Consolidated net loss					(9,119)	(9,119)
Equity-based compensation					1,872	1,872

Balance, September 30, 2021	1,166,154	$—	491,467	$21,477	$(195,515)	$(174,038)

INSPIRATO LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine months ended September 30,
	2020	2021
Cash flows provided by operating activities:
Consolidated net income (loss)	$4,626	$(13,599)
Adjustments to reconcile consolidated net income (loss) to net cash and cash equivalents from operating activities:
Depreciation and amortization	4,018	3,159
Warrant fair value losses	—	456
Equity-based compensation	1,877	2,847
Gain on forgiveness of debt	—	(9,518)
Changes in current assets and liabilities
Accounts receivable	7,578	(162)
Accounts receivable - related parties	267	(258)
Prepaid subscriber travel	2,452	(3,856)
Prepaid expenses	1,108	(224)
Other assets	(3)	118
Accounts payable	(4,314)	12,335
Accrued liabilities	(2,505)	2,252
Deferred revenue	(10,453)	24,372
Deferred rent	(82)	433

Net cash, cash equivalents, and restricted cash provided by operating activities	4,569	18,355
Cash flows used in investing activities:
Development of internal-use software	(1,769)	(919)
Purchase of property and equipment	(1,747)	(1,776)

Net cash, cash equivalents, and restricted cash used in investing activities	(3,516)	(2,695)
Cash flows provided by (used in) financing activities:
Repayments of debt	—	(765)
Proceeds from debt issuance	9,406	—
Dividends	—	(81)

Net cash, cash equivalents, and restricted cash provided by (used in) financing activities	9,406	(846)

Net increase in cash, cash equivalents, and restricted cash	10,459	14,814

Cash, cash equivalents, and restricted cash - beginning of year	42,764	67,001

Cash, cash equivalents, and restricted cash - end of year	$53,223	$81,815

Supplemental cash flow information - cash paid for interest	$322	$466

INSPIRATO LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(1) Nature of Business

Inspirato LLC was organized on May 12, 2010 as a Delaware limited liability company. Inspirato LLC and its subsidiaries (collectively referred to as the “Company”) provide unique solutions for affluent travelers seeking superior service and certainty across a wide variety of accommodations and experiences and hospitality suppliers who want to solve pain points that include monetizing excess inventory and efficiently outsourcing the hassle involved in managing rental properties.

As of September 30, 2021, the Company had 36 subsidiaries and one branch, of which 28 are wholly owned domestic limited liability companies. The remaining eight and the branch are as follows: (i) a wholly owned Mexican S.R.L; (ii) a wholly owned Turks and Caicos limited company; through direct domestic subsidiaries, (iii) a wholly owned Cayman exempted company; (iv) a wholly owned Costa Rican limited liability company; (v) a wholly owned Italian S.R.L.; (vi) a wholly owned Canadian unlimited liability company; (vii) a wholly owned Dominican Republic branch of a wholly owned domestic liability company; (viii) a wholly owned U.S. Virgin Islands’ limited liability company; and (ix) a wholly owned Puerto Rican limited liability company. These entities typically lease local properties.

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus to be a pandemic. First identified in late 2019 and now known as COVID-19, the outbreak impacted thousands of individuals worldwide. In response, many countries, states, and localities implemented measures to combat the outbreak that impacted global business operations. Management assessed the impact the pandemic had on operations during the year ended December 31, 2020 and through the date of issuance of the consolidated financial statements. The COVID-19 pandemic has materially adversely impacted Inspirato’s results of operations and financial condition. Revenues declined in 2020 as a result of reduced travel due to the pandemic and also resulted in reduced costs as a result of management’s response to the pandemic. No impairments were recorded as of the consolidated balance sheet dates related to the COVID-19 outbreak. However, due to the significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. Management cannot estimate the length or impacts of the COVID-19 outbreak on the Company’s results of future operations, financial position and cash flows, if there are significant impacts that continue in the future. As travel restrictions have lifted, occupancy levels and revenues have increased to levels before the pandemic.

On June 30, 2021, the Company executed a definitive business combination agreement with Thayer Ventures Acquisition corporation (“Thayer”). Upon the consummation of the proposed business combination and related transactions, the Company will become a subsidiary of Thayer and Thayer will change its name to Inspirato Incorporated. Inspirato Incorporated will be organized in an umbrella partnership corporation (commonly known as an “UP-C structure”), which is often used by partnerships and limited companies undertaking an initial public offering. The UP-C structure allows current equity unit holders of the Company to retain their equity ownership in the Company, which will continue to be classified as a partnership for U.S. federal income tax purposes.

(2) Significant Accounting Policies

(a) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”).

These condensed consolidated financial statements and accompanying notes should be read in conjunction with the audited consolidated financial statements and accompanying notes for the three years ended December 31, 2020. In the opinion of management, these condensed consolidated financial statements reflect all adjustments,

INSPIRATO LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

consisting only of normal recurring adjustments, which are necessary for the fair statement of the condensed consolidated financial position, results of operations and cash flows for these interim periods.

(b) Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of Inspirato LLC and its subsidiaries and have been prepared in accordance with GAAP. All intercompany accounts and transactions have been eliminated in consolidation.

(c) Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The condensed consolidated financial statements include some amounts that are based on management’s best estimates and judgments. The most significant estimates relate to valuation and estimated economic lives of capitalized software assets, depreciation, contingencies, allowance accounts, expected length of certain subscription types, and the fair value of warrants and options.

(d) Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which will supersede the current lease requirements in Accounting Standards Codification 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied upon adoption. The new lease standard is expected to have a significant effect on the Company’s consolidated financial statements as a result of the Company’s operating leases, that will be reported on the consolidated balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU includes changes to the accounting and measurement of financial assets, including the Company’s accounts receivable and held-to-maturity debt securities, by requiring the Company to recognize an allowance for all expected losses over the life of the financial asset at origination. This is different from the current practice where an allowance is not recognized until the losses are considered probable. The ASU also changes the way credit losses are recognized for available-for-sale debt securities. Credit losses are recognized through the recording of an allowance rather than as a write-down of the carrying value. The new guidance will be effective for the Company beginning January 1, 2023. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the earliest period presented. A prospective transition approach is required for debt securities for which another-than-temporary impairment had been recognized before the effective date.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The standard simplifies the subsequent measurement of goodwill, requiring

INSPIRATO LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

only a single-step quantitative test to identify and measure impairment based on the excess of a reporting unit’s carrying amount over its fair value, instead of the current two-step test. A qualitative assessment may still be completed first to determine if a quantitative impairment test is required. This standard is effective on a prospective basis for fiscal years beginning after December 15, 2020. We do not anticipate this standard to have a material impact on the Company’s financial statements.

(3) Revenue

Revenues are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
	(in thousands)
Travel	$16,842	$39,509	$55,228	$95,799
Subscription	25,753	25,178	70,267	70,305
Other	70	137	208	286

Total	$42,665	$64,824	$125,703	$166,390

The company has recognized following assets and liabilities related to contracts with customers:

	December 31, 2020	September 30, 2021
	(in thousands)
Assets:
Accounts receivable, net	$2,978	$3,140

Liabilities:
Deferred revenue, current and long term	$148,962	$173,335

As of September 30, 2021, the following table discloses the estimated subscription revenues where revenues are deferred and recognized when those services are provided and when we expect to recognize the revenue:

(in thousands)
Remainder of 2021	$21,235
2022	34,895
2023	7,599
2024	3,220
2025	1,127
Thereafter	498

Total	$68,574

In addition to the above, the Company’s deferred revenue includes $103,319 thousand and $1,442 thousand in current and long-term deferred revenue, respectively, related to travel and other services as of September 30, 2021.

INSPIRATO LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(4) Property and Equipment

Property and equipment are as follows:

	Useful Life in years	December 31, 2020	September 30, 2021
		(in thousands)
Internal-use software	3	$6,930	$7,849
Residence leasehold improvements	3	6,075	7,305
Corporate office leasehold improvements	3	5,151	5,156
Computer equipment	3	765	1,265
Furniture, fixtures, and equipment	5	1,187	1,187
Residence vehicles	5	235	276

Total cost		20,343	23,038
Accumulated depreciation and amortization		11,389	14,548

Property & equipment, net		$8,954	$8,490

(5) Income Taxes

The Company is a partnership for U.S. federal, state, and local income tax purposes and makes no provision for such taxes, as its taxable income and losses are taken into account by the subscribers of the limited liability company. The Company is qualified and intends to continue to qualify for tax purposes as a partnership.

(6) Debt

Loan Facility

The Company has a revolving line of credit with a limit of $14.0 million. Interest rates associated with this loan adjust based on the prime rate and outstanding balance. As of December 31, 2020 and September 30, 2021, the interest rate was 4.25%. Interest expense for the three months ended September 30, 2021 includes a reduction of $241 thousand to reverse excess interest expense recorded in the second quarter of 2021. Interest expense for the nine months ended September 30, 2021 was not impacted.

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
	(in thousands)
Credit facility interest expense	$90	$(97)	$283	$406

The Company has pledged as collateral the Company’s deposit accounts, intangible assets, and cash for this loan. As of September 30, 2021 all covenants associated with the loan facilities have been satisfied.

Paycheck Protection Program

During the year ended December 31, 2020, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $9.4 million with a maturity date of April 2022. The loan is an interest only loan with the full balance due upon maturity. The PPP Loan program was created under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and is administered by the Small Business Administration (SBA). Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. In addition, because the Company’s

INSPIRATO LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

loan exceeds $2 million, the SBA will review the Company’s loan file, which will include review of the Company’s eligibility for the program and the good-faith certification of the necessity of the loan. The Company submitted a request for forgiveness of the entire loan balance in September 2020, and in June 2021, the Company received notice from the SBA that the loan had been forgiven. The SBA repaid the lender on the Company’s behalf and the Company recorded a gain on forgiveness of $9.5 million in June 2021. The SBA has the ability to review the Company’s loan file for a period subsequent to the date the loan being forgiven and repaid in full. The results of any review could result in the SBA requesting additional documentation to support the Company’s initial eligibility for the loan and request for loan forgiveness, with the potential for the SBA to pursue legal remedies at its discretion.

(7) Earnings per Common Unit

The calculation of the basic earnings or loss per common unit amount is based on the profit or loss for the year attributable to ordinary equity holders of the Company and the weighted average number of common units during the year. The weighted average number of common units for purpose of calculating diluted earnings or loss per common unit has been adjusted by deducting the weighted average effect of the convertible preferred units, profit interests, warrants and stock options to the extent such deductions are not anti-dilutive.

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
	(in thousands except unit and per unit amounts)
Numerator
Net income (loss) attributable to common units	$1,659	$(9,119)	$4,626	$(13,599)
Denominator
Basic weighted average common units	1,166,154	1,166,154	1,166,154	1,166,154
Basic income (loss) per common unit	$1.42	$(7.82)	$3.97	$(11.66)
Diluted weighted average common units	2,786,571	1,166,154	2,786,571	1,166,154
Diluted income (loss) per common unit	$0.60	$(7.82)	$1.66	$(11.66)

For the disclosed periods in 2021, as the Company was in a net loss position, adjustments to the denominator in the calculations of diluted loss per common unit have an anti-dilutive impact, and as such basic loss per common unit is the same as diluted loss per common unit for the respective periods. Anti-dilutive securities in 2021 included preferred units, stock options, warrants and profit interests.

The following securities were anti-dilutive during the periods presented below.

	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
Preferred units	—	1,416,199	—	1,416,199
Stock options	276,594	211,480	300,703	219,344
Profit interests	—	197,713	—	197,713
Preferred warrants	—	11,690	—	11,690

Anti-dilutive preferred units, stock options, warrants and profit interests	276,594	1,837,082	300,703	1,844,946

INSPIRATO LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(8) Commitments and Contingencies

Operating Leases

The Company is obligated under operating leases, primarily for vacation properties and the corporate headquarters. These leases generally require the Company to pay taxes, insurance, utilities, and maintenance costs. During the year ended December 31, 2020, the Company claimed force majeure within a number of its lease agreements due to effects of the COVID-19 pandemic. Leases where these clauses were enacted did not require payment during the force majeure period. Total rent expense, net of COVID related rent concessions, under all leases, net of amounts not paid during the force majeure period, was $27.2 million and $47.3 million for the nine months ended September 30, 2020 and 2021, respectively.

(9) Warrant Liabilities

In 2013, in association with a $10.0 million loan facility, the Company issued 1,994 warrants exercisable for Series B-1 preferred units at an exercise price of $125.38 per unit, which expire the later of April 25, 2020 or five years from the effective date of an initial public offering.

In 2017, in association with the issuance of Series E preferred units, the Company issued 19,717 warrants at an exercise price of $128.29 per unit.

The Company evaluated the warrants under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and concluded that they do not meet the criteria to be classified in stockholders’ equity and should be classified as liabilities. Since the warrants meet the definition of a derivative under ASC 815, the Company recorded the warrants as liabilities on the balance sheet at their estimated fair value. As of December 31, 2020 and September 30, 2021, the Company used level 3 inputs for the valuation of its preferred stock warrants or liabilities. The fair value of the preferred stock warrant liabilities is based in part on aggregate equity value indications, consistent with the analysis of the Company’s common stock valuation using the option pricing method.

Subsequent changes in the estimated fair value of the warrants are reflected in the change in fair value of warrant liabilities in the accompanying consolidated statement of operations. The change in the estimated fair value of the warrants resulted in a loss of approximately $456 thousand during the nine months ended September 30, 2021.

The Company determined the following estimated fair values for the outstanding warrants as of December 31, 2020 and September 30, 2021 of $91 thousand and $548 thousand, respectively.

(10) Related Party Transactions

As of September 30, 2021, the founders collectively own 705,303 common units, either directly or indirectly, through an entity called BRM Ventures LLC. Other related parties own 58,468 common units. Certain of the Company’s founders also own stock in Exclusive Resorts.

As part of the 2013 Portico acquisition, Inspirato entered into certain ancillary and commercial arrangements with Exclusive Resorts, primarily involving the continuation of services to Portico subscribers until such subscriptions terminate. As of December 31, 2020 and September 30, 2021, balances due from related parties for these arrangements totaled $504 thousand and $762 thousand, respectively.

INSPIRATO LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS

(11) Subsequent Events

The Company has evaluated all subsequent events through December 3, 2021, which is the date the consolidated financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Thayer Ventures Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Thayer Ventures Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 31, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 31, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 17, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is December 2, 2021

THAYER VENTURES ACQUISITION CORP.

BALANCE SHEET

As Restated – See Note 2

December 31, 2020

Assets:
Current assets:
Cash	$1,242,226
Prepaid expenses	509,248

Total current assets	1,751,474
Investments held in Trust Account	175,950,325

Total Assets	$177,701,799

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$296,718
Accrued expenses	70,000
Franchise tax payable	83,836

Total current liabilities	450,554
Deferred underwriting commissions	6,900,000
Derivative warrant liabilities	15,871,750

Total Liabilities	23,222,304
Commitments and Contingencies
Class A common stock; 14,654,852 shares subject to possible redemption at $10.20 per share	175,950,000
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,595,148 shares issued and outstanding (excluding 14,654,852 shares subject to possible redemption)	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding	431
Additional paid-in capital	—
Accumulated deficit	(21,470,936)

Total stockholders’ equity	(21,470,936)

Total Liabilities and Stockholders’ Equity	$177,701,799

The accompanying notes are an integral part of these financial statements.

THAYER VENTURES ACQUISITION CORP.

STATEMENT OF OPERATIONS

As Restated – See Note 2

For the Period from July 31, 2020 (inception) to December 31, 2020

General and administrative expenses	$108,674
Franchise tax expenses	83,836

Loss from operations	(192,510)
Interest and investment income	325
Financing costs - derivative warrant liabilities	(410,849)
Change in fair value of derivative warrant liabilities	(2,355,500)

Net Loss	$(2,958,534)

Weighted average shares outstanding of Class A common stock	2,079,787

Basic and diluted net loss per share, Class A	$(0.50)

Weighted average shares outstanding of Class B common stock	3,817,819

Basic and diluted net loss per share, Class B	$(0.50)

The accompanying notes are an integral part of these financial statements.

THAYER VENTURES ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLERS’ EQUITY

As Restated – See Note 2

For the Period from July 31, 2020 (inception) to December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - July 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	4,312,500	431	24,569	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,076,250	—	1,076,250
Accretion of Class A common stock subject to possible redemption	—	—	—	—	(1,100,819)	(18,512,402)	(19,613,221)
Net loss	—	—	—	—	—	(2,958,534)	(2,958,534)

Balance - December 31, 2020 (restated)	—	$—	4,312,500	$431	$—	$(21,470,936)	$(21,470,505)

The accompanying notes are an integral part of these financial statements.

THAYER VENTURES ACQUISITION CORP.

STATEMENT OF CASH FLOWS

As Restated – See Note 2

For the Period from July 31, 2020 (inception) to December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(2,958,534)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor under note payable	18,500
Income earned on investments held in Trust Account	(325)
Financing costs - derivative warrant liabilities	410,849
Change in fair value of derivative warrant liabilities	2,355,500
Changes in operating assets and liabilities:
Prepaid expenses	(509,248)
Accounts payable	61,811
Franchise tax payable	83,836

Net cash used in operating activities	(537,611)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(175,950,000)

Net cash used in investing activities	(175,950,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	265,312
Repayment of note payable to related party	(400,000)
Proceeds received from initial public offering, gross	172,500,000
Proceeds received from private placement	7,175,000
Offering costs paid, net of reimbursement from underwriters	(1,810,475)

Net cash provided by financing activities	177,729,837

Net change in cash	1,242,226
Cash - beginning of the period	—

Cash - end of the period	$1,242,226

Supplemental disclosure of noncash financing activities:
Offering costs paid in exchange for issuance of common stock to Sponsor	$25,000
Offering costs included in accrued expenses	$70,000
Offering costs included in accounts payable	$234,907
Offering costs included in note payable	$116,188
Deferred underwriting commissions in connection with the initial public offering	$6,900,000

The accompanying notes are an integral part of these financial statements.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Note 1—Description of Organization, Business Operations and Basis of Presentation

Thayer Ventures Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on July 31, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“the Initial Public Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments made using cash and cash equivalents from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on December 10, 2020. On December 15, 2020, the Company consummated its Initial Public Offering of 17,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 2,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of approximately $9.2 million, inclusive of $6.9 million in deferred underwriting commissions (Note 5) and net of reimbursement from underwriters of approximately $1.7 million.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 7,175,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.2 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, approximately $176.0 million ($10.20 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the funds held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

The Company will provide the holders of the Company’s outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (currently at $10.20 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all or are not a holder of record of Public Shares on the record date established in connection with a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering, or June 15, 2022, (the “Combination Period”) and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and up to $100,000 of interest

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements as of December 31, 2020 and for the period from July 31, 2020 (inception) through December 31, 2020 (the “Affected Period”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited financial statements for such period. The restated financial statements are indicated as “Restated” in the audited financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.2 million outside of the Trust account and working capital of approximately $1.4 million, excluding approximately $0.1 million of franchise tax payable.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on behalf of the Company in exchange for issuance of Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of $400,000 under the Note (as defined Note 4). The Company repaid the Note in full on December 15, 2020. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity have been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account.

Note 2—Restatement of Previously Issued Financial Statements

The Company concluded it should restate its previously issued financial statements by amending Amendment No. 1 to its Annual Report on Form 10-K/A, filed with the SEC on May 19, 2021, to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity, recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480 and to calculate earnings per share by allocating income and losses pro rata for each class of common stock.

The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on December 21, 2020 (the “Post-IPO Balance Sheet”), and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020, which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on May 19, 2021, as well as the Form 10-Qs for the quarterly periods ended March 31, 2021 and June 30, 2021 (the “Affected Periods”). These financial statements restate the Company’s previously issued audited financial statements covering the periods through December 31, 2020. The unaudited financial statements for the quarterly periods ended March 31, 2021 and June 30, 2021 will be restated in the Company’s Form 10-Q for the quarterly period ended September 30, 2021. The unaudited financial statements for the quarterly period ended September 30, 2021 already applied the updated classification of the Class A common stock subject to possible redemption. Please see Note 1, Note 3, Note 8 and Note 9, which have been updated to reflect the restatement of the financials contained in this Annual Report.

The change in the carrying value of the redeemable shares of Class A common stock in the Post-IPO Balance Sheet resulted in a decrease of approximately $5.5 million in additional paid-in capital and an increase of approximately $18.5 million to accumulated deficit, as well as a reclassification of 2,355,182 shares of Class A common stock from permanent equity to temporary equity as presented below.

As of December 15, 2020:	As Previously Reported	Adjustment	As Restated
Total assets	$178,262,938	$—	$178,262,938

Total liabilities	$21,335,781	$—	$21,335,781

Class A common stock subject to possible redemption	151,927,148	24,022,852	175,950,000
Preferred stock	—	—	—
Class A common stock	235	(235)	—
Class B common stock	431	—	431
Additional paid-in capital	5,510,215	(5,510,215)	—
Accumulated deficit	(510,872)	(18,512,402)	(19,023,274)

Total stockholders’ equity (deficit)	$5,000,009	$(24,022,852)	$(19,022,843)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$178,262,938	$—	$178,262,938

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

As of December 31, 2020:	As Previously Reported	Adjustment	As Restated
Total assets	$177,701,799	$—	$177,701,799

Total liabilities	$23,222,304	$—	$23,222,304

Class A common stock subject to possible redemption	149,479,490	26,470,510	175,950,000
Preferred stock	—	—	—
Class A common stock	260	(260)	—
Class B common stock	431	—	431
Additional paid-in capital	7,957,848	(7,957,848)	—
Accumulated deficit	(2,958,534)	(18,512,402)	(21,470,936)

Total stockholders’ equity (deficit)	$5,000,005	$(26,470,510)	$(21,470,505)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$177,701,799	$—	$177,701,799

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of December 31, 2020:

The Company’s statement of stockholders’ equity has been restated to reflect the changes to the impacted stockholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from July 31, 2020 (inception) through December 31, 2020:

For the Period from July 31, 2020 (inception) through December 31, 2020
	As Restated	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Initial value of Class A common stock subject to possible redemption	$165,443,398	$(165,443,398)	$—
Change in value of Class A common stock subject to possible redemption	$(15,963,908)	$15,963,908	$—

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the period from July 31, 2020 (inception) through December 31, 2020:

	Earnings Per Share for Class A Common Stock
	As Previously Reported	Adjustment	As Restated
For the Period from July 31, 2020 (inception) through December 31, 2020
Net loss	$(2,958,534)	$—	$(2,958,534)
Weighted average shares outstanding	17,250,000	(15,170,213)	2,079,787
Basic and diluted earnings per share	$0.00	$(0.50)	$(0.50)

	Earnings Per Share for Class B Common Stock
	As Previously Reported	Adjustment	As Restated
For the Period from July 31, 2020 (inception) through December 31, 2020
Net loss	$(2,958,534)	$—	$(2,958,534)
Weighted average shares outstanding	3,817,819	0	3,817,819
Basic and diluted earnings per share	$(0.77)	$0.27	$(0.50)

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 15, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Note 3—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000 and investments held in Trust Account. As of December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities, or a combination thereof.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2020, there were no cash equivalents in the Company’s operating cash account.

Investments held in Trust Account

The Company’s portfolio of investments held in trust is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these investments are included in net gain from investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, and franchise taxes payable approximate their fair values primarily due to the short-term nature of the instruments.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets, other than for investments in open-ended money, in which case the Company uses NAV as a practical expedient to fair value.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

The 8,625,000 issued in connection with the Initial Public Offering (the “Public Warrants”) and the 7,175,000 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering have been measured at fair value using a Monte Carlo simulation model. The fair value of the warrants issued in the Private Placement were estimated using Black-Scholes.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.4 million is included in financing cost -derivative warrant liabilities in the statement of operations. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Accordingly, as of the IPO, 17,250,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Effective with the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the IPO (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 15,800,000 shares of Class A common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period from July 31, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:

	The Period From July 31, 2020 (Inception) through December 31, 2020
	Class A	Class B
Basic and diluted net loss per common stock:
Numerator:
Allocation of net loss	$(1,043,325)	$(1,915,209)
Denominator:
Basic and diluted weighted average common stock outstanding	2,079,787	3,817,819

Basic and diluted net loss per common stock	$(0.50)	$(0.50)

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4—Initial Public Offering

On December 15, 2020, the Company consummated its Initial Public Offering of 17,250,000 Units, including 2,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of approximately $9.2 million, inclusive of $6.9 million in deferred underwriting commissions and net of reimbursement from underwriters of approximately $1.7 million. Of the 17,250,000 Units sold, 4,944,550 Units were purchased by three qualified institutional buyers not affiliated with the Sponsor or any member of the management team (the “Anchor Investors”).

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 5—Related Party Transactions

Founder Shares and Private Placement Shares

On August 11, 2020, the Sponsor subscribed to purchase 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate price of $25,000. On August 13, 2020, the Sponsor paid $25,000 for certain offering costs on behalf of the Company in exchange for issuance of the Founder Shares. On October 27, 2020, 718,750 Founder Shares were contributed back to the Company for no consideration, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. On November 9, 2020, the Sponsor transferred 25,000 Founder Shares to each of the independent director nominees. The initial stockholders agreed to forfeit up to 562,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on December 15, 2020; thus, these 562,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 7,175,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.2 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees.

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

On August 11, 2020, the Sponsor agreed to loan the Company an aggregate of up to $400,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of the completion of the Initial Public Offering or the date the Company determines not to conduct an Initial Public Offering. The Company borrowed $400,000 under the Note. On December 15, 2020, the Company repaid the Note in full.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date of the final prospectus of the Initial Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, the Company will pay the Sponsor a total of $20,000 per month for office space and administrative and support services. No charges were incurred as of December 31, 2020.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review, on a quarterly basis, all payments that were made to the Sponsor, executive officers or directors, or the Company or their affiliates.

Note 6—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements. However, the registration and stockholder rights agreement will provide that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $3.45 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.40 per Unit, or $6.9 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The underwriters also made a payment to the Company in an amount equal to 1.0% of the gross proceeds of the Initial Public Offering, or approximately $1.7 million in the aggregate to reimburse certain of the Company’s expenses.

Deferred Consulting Fees

In September 2020, the Company entered into an engagement letter with a consultant to obtain advisory services in connection with its search for a business combination target, pursuant to which the Company agreed to pay a $10,000 initial fee upon execution and a deferred success fee of $50,000 upon the consummation of the Initial Business Combination.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Note 7—Derivative Warrant Liabilities

As of December 31, 2020, the Company has 8,625,000 and 7,175,000 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any Founder Shares held by the Company’s initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00: Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00: After the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of the shares of Class A common stock (as defined below); provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, the Company shall redeem such warrants for $0.10 per share;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

of the initial Business Combination) then the Private Placement Warrants must also concurrently be called for redemption on the same terms (equal to a number of shares of Class A common stock) as the outstanding Public Warrants as described above.

The “fair market value” of Class A common stock for the above purpose shall mean the average reported last sale price of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8-—Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of the Initial Public Offering, there were 17,250,000 shares of Class A common stock outstanding, which were all subject to possible redemption and classified outside of permanent equity in the balance sheet.

The Class A common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Gross proceeds from Initial Public Offering	$172,500,000
Less:
Fair value of Public Warrants at issuance	(7,417,500)
Offering costs allocated to Class A common stock subject to possible redemption	(8,745,721)
Plus:
Accretion on Class A common stock subject to possible redemption amount	19,613,221

Class A common stock subject to possible redemption	$175,950,000

Note 9—Stockholders’ Deficit

Preferred Stock – The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no preferred shares outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 17,250,000 shares of Class A common stock outstanding, which were all subject to possible redemption and classified outside of permanent equity in the balance sheet.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 4,312,500 shares of Class B common stock issued and outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. With respect to any matter submitted to a vote of the stockholders, including any vote in connection with the initial Business Combination, except as required by law or the applicable rules of Nasdaq then in effect, holders of the shares of Class A common stock and shares of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the initial stockholders agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders) (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans). The Sponsor may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. In no event will the shares of the Company’s Class B common stock convert into shares of the Company’s Class A common stock at a rate of less than one-to-one.

Note 10—Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$172,500,000	$—	$—
Liabilities:
Derivative warrant liabilities	$—	$—	$15,871,750

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the period from July 31, 2020 (inception) through December 31, 2020.

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. Level 3 instruments are comprised of derivative warrant liabilities measured at fair value using a Monte Carlo simulation model and Black-Scholes.

The fair value of the Public Warrants issued in connection with the Public Offering have been measured at fair value using a Monte Carlo simulation model. The fair value of the warrants issued in the Private Placement were estimated using Black-Scholes.

The estimated fair value of the Private Placement Warrants and the Public Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation and Black-Scholes are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of December 15, 2020	As of December 31, 2020
	Public and Private	Public and Private
Exercise price	$11.50	$11.50
Volatility	15.0%	15.0%
Stock price	$9.57	$9.98
Expected life of the options to convert	6.54	6.5
Risk-free rate	0.58%	0.58%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities for the period ended December 31, 2020 is summarized as follows:

Derivative warrant liabilities at July 31, 2020 (inception)	$—
Issuance of Public and Private Warrants	13,516,250
Change in fair value of derivative warrant liabilities	2,355,500

Derivative warrant liabilities at December 31, 2020	$15,871,750

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Note 11—Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from July 31, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following:

December 31, 2020
Current
Federal	$—
State	—
Deferred
Federal	(40,359)
State	—
Valuation allowance	40,359

Income tax provision	$—

The Company’s net deferred tax assets are as follows:

December 31, 2020
Deferred tax assets:
Net operating loss carryover	$17,537
Start-up/Organization costs	22,822

Total deferred tax assets	40,359
Valuation allowance	(40,359)

Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

December 31, 2020
Statutory Federal income tax rate	21.0%
Financing cost - derivative warrant liabilities	(16.72)%
Change in fair value of derivative warrant liabilities	(2.92)%
Change in Valuation Allowance	(1.4)%

Income Taxes Benefit	0.0%

THAYER VENTURES ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (As Restated)

Note 12—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described herein, including in Note 2 — Restatement of Previously Issued Financial Statements, based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Proposed Business Combination

On June 30, 2021, the Company, Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Blocker Merger Sub 1”), Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Blocker Merger Sub 2”), Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Blocker Merger Sub 3” and, together with Blocker Merger Sub 1 and Blocker Merger Sub 2, the “Blocker Merger Subs”, and together with the Company Merger Sub (as defined below), the “Merger Subs”), KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker, the “Blockers”), Passport Company Merger Sub, LLC a Delaware limited liability company (“Company Merger Sub”, and together with the Company and the Blocker Merger Subs, the “TVAC Parties”), and Inspirato LLC, a Delaware limited liability company (“Inspirato”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which (i) KPCB Blocker will merge with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of the Company (the “KPCB Blocker Merger”), (ii) IVP Blocker will merge with an into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of the Company (the “IVP Blocker Merger”), (iii) W Capital Blocker will merge with and into Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of the Company (the “W Capital Blocker Merger,” and together with the KPCB Blocker Merger and the IVP Blocker Merger and any mergers involving blockers that are not party to the Business Combination Agreement (if any), the “Blocker Mergers”) and (iv) immediately following the Blocker Mergers, Company Merger Sub will merge with and into Inspirato, with Inspirato as the surviving company (“Surviving Company”), resulting in Inspirato becoming a subsidiary of the Company (the “Company Merger,” together with the Blocker Mergers, the “Mergers” and together with the other transactions related thereto, the “Proposed Transactions”).

Transaction Consideration

Upon the consummation of the Mergers, the aggregate consideration to be paid or issued in exchange for the units of Inspirato will be (i) approximately $1.07 billion (the “Valuation”) of equity consideration, payable in the form of shares of the Company’s Class A Common Stock, in the case of the Blockers, or New Company Units and shares of the Company’s Class V Common Stock in the case of all other unitholders of Inspirato, (ii) an amount in cash (if any), to be determined by the Inspirato prior to the closing of the Proposed Transactions (the “Closing”), subject to the limitations set forth in the Business Combination Agreement, and (iii) certain rights under the Tax Receivables Agreement (as described below). The Valuation will be adjusted upward on a dollar-for-dollar basis by (a) the amount by which Inspirato’s net cash at the Closing exceeds $20 million, and (b) the amount by which the Company’s transaction expenses exceeds $15 million. The aggregate equity and cash consideration payable in the Mergers will be allocated among the Blockers and other unitholders of Inspirato in accordance with his, her or its respective pro rata share. Options to purchase Common Units of Inspirato will be converted into options to purchase shares of the Company’s Class A Common Stock at an exchange ratio based on the value of equity and cash consideration (but excluding the value of any rights payable under the Tax Receivables Agreement) payable to the unitholders of Inspirato, and will be subject to the same terms and conditions, including vesting.

THAYER VENTURES ACQUISITION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$396,362	$1,242,226
Prepaid expenses	258,173	509,248

Total current assets	654,535	1,751,474
Investments held in Trust Account	175,987,897	175,950,325

Total Assets	$176,642,432	$177,701,799

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$509,426	$296,718
Accrued expenses	71,500	70,000
Franchise tax payable	173,872	83,836

Total current liabilities	754,798	450,554
Deferred underwriting commissions	6,900,000	6,900,000
Derivative warrant liabilities	18,170,000	15,871,750

Total Liabilities	25,824,798	23,222,304
Commitments and Contingencies
Class A common stock subject to possible redemption; $0.0001 par value; 17,250,000 shares at $10.20 per share at September 30, 2021 and December 31, 2020, respectively	175,950,000	175,950,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 4,312,500 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	431	431
Additional paid-in capital	—	—
Accumulated deficit	(25,132,797)	(21,470,936)

Total Stockholders’ Deficit	(25,132,366)	(21,470,505)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$176,642,432	$177,701,799

The accompanying notes are an integral part of these condensed consolidated financial statements.

THAYER VENTURES ACQUISITION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021	For The Period From July 31, 2020 (Inception) through September 30, 2020
General and administrative expenses	$480,498	$1,253,237	$19,764
Franchise tax expenses	49,863	147,945	33,475

Loss from operations	(530,361)	(1,401,182)	(53,239)
Other income (expenses):
Income earned on investments held in Trust Account	4,534	37,571	—
Change in fair value of derivative warrant liabilities	2,441,750	(2,298,250)	—

Net income (loss)	$1,915,923	$(3,661,861)	$(53,239)

Weighted average shares outstanding of Class A common stock	17,250,000	17,250,000	—

Basic and diluted net income (loss) per share, Class A common stock	$0.09	$(0.17)	$—

Weighted average shares outstanding of Class B common stock	4,312,500	4,312,500	3,750,000

Basic and diluted net income (loss) per share, Class B common stock	$0.09	$(0.17)	$(0.01)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

THAYER VENTURES ACQUISITION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Three and Nine Months Ended September 30, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	—	$—	4,312,500	$431	$—	$(21,470,936)	$(21,470,505)
Net income	—	—	—	—	—	6,079,998	6,079,998

Balance—March 31, 2021 (unaudited), as restated	—	—	4,312,500	431	—	(15,390,938)	(15,390,507)
Net loss	—	—	—	—	—	(11,657,782)	(11,657,782)

Balance—June 30, 2021 (unaudited), as restated	—	—	4,312,500	431	—	(27,048,720)	(27,048,289)
Net income	—	—	—	—	—	1,915,923	1,915,923

Balance—September 30, 2021 (unaudited)	—	$—	4,312,500	$431	$—	$(25,132,797)	$(25,132,366)

For the Period From July 31, 2020 (Inception) through September 30, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—July 31, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	—	—	4,312,500	431	24,569	—	25,000
Net loss	—	—	—	—	—	(53,239)	(53,239)

Balance—September 30, 2020 (unaudited)	—	$—	4,312,500	$431	$24,569	$(53,239)	$(28,239)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

THAYER VENTURES ACQUISITION CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30, 2021	For the Period From July 31, 2020 (Inception) through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(3,661,861)	$(53,239)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on investments held in Trust Account	(37,571)	—
Change in fair value of derivative warrant liabilities	2,298,250	—
General and administrative expenses paid by Sponsor under note payable	—	8,500
Changes in operating assets and liabilities:
Prepaid expenses	251,074	—
Accounts payable	212,708	11,264
Accrued expenses	1,500	—
Franchise tax payable	90,036	33,475

Net cash used in operating activities	(845,864)	—

Net decrease in cash	(845,864)	—
Cash—beginning of the period	1,242,226	—

Cash—end of the period	$396,362	$—

Supplemental disclosure of noncash financing activities:
Offering costs paid in exchange for issuance of common stock to Sponsor	$—	$25,000
Offering costs included in accrued expenses and accounts payable	$—	$120,357
Offering costs included in note payable	$—	$78,781

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Organization, Business Operations and Basis of Presentation.

Thayer Ventures Acquisition Corporation (the “Company”) is a blank check company incorporated in Delaware on July 31, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from July 31, 2020 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering (the “IPO”) described below, and, subsequent to the IPO, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of income earned on the proceeds derived from the IPO.

The Company’s sponsor is Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s IPO was declared effective on December 10, 2020. On December 15, 2020, the Company consummated its IPO of 17,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), including 2,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of approximately $9.2 million, inclusive of $6.9 million in deferred underwriting commissions (Note 4) and net of reimbursement from the underwriters of approximately $1.7 million.

Simultaneously with the closing of the IPO, the Company consummated a private placement (“Private Placement”) of 7,175,000 warrants to purchase Class A common stock (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.2 million (Note 3).

Upon the closing of the IPO and the Private Placement, approximately $176.0 million ($10.20 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 (as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the funds held in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held in Trust and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Company’s outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (currently at $10.20 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 4). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the IPO in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity. If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in connection with a Business Combination in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all or are not a holder of record of Public Shares on the record date established in connection with a Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the IPO in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 18 months from the closing of the IPO, or June 15, 2022, (the “Combination Period”) and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

the Trust Account, including interest (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case, to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 4) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.20 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.20 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (excluding the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On June 30, 2021, the Company, Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Blocker Merger Sub 1”), Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Blocker Merger Sub 2”), Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Blocker Merger Sub 3” and, together with Blocker Merger Sub 1 and Blocker Merger Sub 2, the “Blocker Merger Subs”, and together with the Company Merger Sub (as defined below), the “Merger Subs”), KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker, the “Blockers”), Passport Company Merger Sub, LLC a Delaware limited liability company (“Company Merger Sub”, and together with the Company and the Blocker Merger Subs, the “TVAC Parties”), and Inspirato LLC, a Delaware limited liability company (“Inspirato”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which (i) KPCB Blocker will merge with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of the Company (the “KPCB

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

Blocker Merger”), (ii) IVP Blocker will merge with an into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of the Company (the “IVP Blocker Merger”), (iii) W Capital Blocker will merge with and into Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of the Company (the “W Capital Blocker Merger,” and together with the KPCB Blocker Merger and the IVP Blocker Merger and any mergers involving blockers that are not party to the Business Combination Agreement (if any), the “Blocker Mergers”) and (iv) immediately following the Blocker Mergers, Company Merger Sub will merge with and into Inspirato, with Inspirato as the surviving company (“Surviving Company”), resulting in Inspirato becoming a subsidiary of the Company (the “Company Merger,” together with the Blocker Mergers, the “Mergers” and together with the other transactions related thereto, the “Proposed Transactions”).

Transaction Consideration

Upon the consummation of the Mergers, the aggregate consideration to be paid or issued in exchange for the units of Inspirato will be (i) approximately $1.07 billion (the “Valuation”) of equity consideration, payable in the form of shares of the Company’s Class A Common Stock, in the case of the Blockers, or New Company Units and shares of the Company’s Class V Common Stock in the case of all other unitholders of Inspirato, (ii) an amount in cash (if any), to be determined by the Inspirato prior to the closing of the Proposed Transactions (the “Closing”), subject to the limitations set forth in the Business Combination Agreement, and (iii) certain rights under the Tax Receivables Agreement (as described below). The Valuation will be adjusted upward on a dollar-for-dollar basis by (a) the amount by which Inspirato’s net cash at the Closing exceeds $20 million, and (b) the amount by which the Company’s transaction expenses exceeds $15 million. The aggregate equity and cash consideration payable in the Mergers will be allocated among the Blockers and other unitholders of Inspirato in accordance with his, her or its respective pro rata share. Options to purchase Common Units of Inspirato will be converted into options to purchase shares of the Company’s Class A Common Stock at an exchange ratio based on the value of equity and cash consideration (but excluding the value of any rights payable under the Tax Receivables Agreement) payable to the unitholders of Inspirato, and will be subject to the same terms and conditions, including vesting.

Refer to the Company’s current report on Form 8-K, filed with the SEC on June 30, 2021, for more information.

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the period for the three and nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future period.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 19, 2021.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

Restatement of Previously Reported Financial Statements

In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99, redemption provisions not solely within the control of the Company, require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present all Class A common stock subject to possible redemption as temporary equity, recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and calculate earnings per share by allocating income and losses pro rata for each class of common stock. As such, the Company is reporting these restatements to those periods in this quarterly report.

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

As of March 31, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$177,267,667	$—	$177,267,667
Total liabilities	$16,708,174	$—	$16,708,174
Class A common stock subject to possible redemption	155,559,486	20,390,514	175,950,000
Preferred stock	—	—	—
Class A common stock	200	(200)	—
Class B common stock	431	—	431
Additional paid-in capital	1,877,912	(1,877,912)	—
Retained Earnings (accumulated deficit)	3,121,464	(18,512,402)	(15,390,938)
Total stockholders’ equity (deficit)	$5,000,007	$(20,390,514)	$(15,390,507)
Total Liabilities, Class A Common Stock Subject to Redemption and Stockholders’ Equity (Deficit)	$177,267,667	$—	$177,267,667

The Company’s statement of stockholders’ equity has been restated to reflect the changes to the impacted stockholders’ equity accounts described above.

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:

For the Three Months Ended March 31, 2021
	As Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$6,079,996	$(6,079,996)	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

As of June 30, 2021:	As Previously Reported	Adjustment	As Restated
Total assets	$176,891,038	$—	$176,891,038
Total liabilities	$27,989,326	$—	$27,989,326
Class A common stock subject to possible redemption	143,901,702	32,048,298	175,950,000
Preferred stock	—	—	—
Class A common stock	314	(314)	—
Class B common stock	431	—	431
Additional paid-in capital	13,535,582	(13,535,582)	—
Retained earnings (accumulated deficit)	(8,536,317)	(18,512,402)	(27,048,719)
Total stockholders’ equity (deficit)	$5,000,010	$(32,048,298)	$(27,048,288)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$176,891,038	$—	$176,891,038

The Company’s statement of stockholders’ equity has been restated to reflect the changes to the impacted stockholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:

For the Six Months Ended June 30, 2021
	As Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$5,577,788	$(5,577,788)	$—

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the Affected Quarterly Periods:

	Earnings Per Share for Class A Common Stock
	As Previously Reported	Adjustment	As Restated
For the Three Months Ended March 31, 2021
Net income	$6,079,998	$—	$6,079,998
Weighted average shares outstanding	17,250,000	—	17,250,000
Basic and diluted earnings per share	$0.00	$0.28	$0.28
For the Three Months Ended June 30, 2021
Net loss	$(11,657,781)	$—	$(11,657,781)
Weighted average shares outstanding	17,250,000	—	17,250,000
Basic and diluted earnings per share	$0.00	$(0.54)	$(0.54)
For the Six Months Ended June 30, 2021
Net loss	$(5,577,783)	$—	$(5,577,783)
Weighted average shares outstanding	17,250,000	—	17,250,000
Basic and diluted earnings per share	$0.00	$(0.26)	$(0.26)

	Earnings Per Share for Class B Common Stock
	As Previously Reported	Adjustment	As Restated
For the Three Months Ended March 31, 2021
Net income	$6,079,998	$—	$6,079,998
Weighted average shares outstanding	4,312,500	—	4,312,500
Basic and diluted earnings per share	$1.41	$(1.13)	$0.28
For the Three Months Ended June 30, 2021
Net loss	$(11,657,781)	$—	$(11,657,781)
Weighted average shares outstanding	4,312,500	—	4,312,500
Basic and diluted earnings per share	$(2.70)	$2.16	$(0.54)
For the Six Months Ended June 30, 2021
Net loss	$(5,577,783)	$—	$(5,577,783)
Weighted average shares outstanding	4,312,500	—	4,312,500
Basic and diluted earnings per share	$(1.29)	$1.03	$(0.26)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Liquidity and Going Concern

As of September 30, 2021, the Company had approximately $396,000 outside of the Trust Account and working capital of approximately $74,000 (not taking into account approximately $174,000 in tax obligations that may be paid using investment income classified in the Trust Account).

The Company’s liquidity needs prior to the consummation of the IPO were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on behalf of the Company in exchange for the issuance of the Founders Shares (as defined in Note 4), and loan proceeds from the Sponsor of $400,000 under the Note (as defined Note 4). The Company repaid the Note in full on December 15, 2020. Subsequent to the consummation of the IPO, the Company’s liquidity have been satisfied through the net proceeds from the consummation of the IPO and the Private Placement held outside of the Trust Account.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 15, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Note 2. Significant Accounting Policies

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000 and investments held in Trust Account. As of September 30, 2021 and December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2021 and December 31, 2020.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed consolidated balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

•

Level 2: Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly;

•	Level 3: Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. In accordance with ASC Topic 825-10 “Financial Instruments”, offering costs attributable to the issuance of the derivative warrant liabilities have been allocated based on their relative fair value of total proceeds and are recognized in the statement of operations as incurred.

The warrants to purchase Class A common stock issued in connection with the IPO (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The initial fair value of the Public Warrants have been measured at fair value using a Monte Carlo simulation model and the Private Placement Warrants were estimated using Black-Scholes. The fair value of the Public Warrants as of September 30, 2021 is based on observable listed prices for such warrants. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the IPO

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the IPO that were directly related to the IPO. Offering costs were allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed consolidated statements of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the Class A common stock upon the completion of the IPO. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of the IPO, 17,250,000 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated condensed balance sheets.

Effective with the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the IPO (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 15,800,000 shares of Class A common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021 and for the period from July 31, 2020 (inception) through September 30, 2020. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of common stock:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021		For the Period From July 31, 2020 (Inception) through September 30, 2020
	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock:
Numerator:
Allocation of net income (loss)	$1,532,738	$383,185	$(2,929,489)	$(732,372)	$—	$(53,239)
Denominator:
Basic and diluted weighted average common shares outstanding	17,250,000	4,312,500	17,250,000	4,312,500	—	3,750,000

Basic and diluted net income (loss) per common stock	$0.09	$0.09	$(0.17)	$(0.17)	$—	$(0.01)

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2021 and December 31, 2020, the Company had deferred tax assets of approximately $286,000 and $40,000, respectively, with a full valuation allowance against them.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021 and December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to potential income tax examinations by major taxing authorities.

Recent Adopted Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021 using the modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Note 3. Initial Public Offering.

On December 15, 2020, the Company consummated its IPO of 17,250,000 Units, including 2,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $172.5 million, and incurring offering costs of approximately $9.2 million, inclusive of $6.9 million in deferred underwriting commissions and net of reimbursement from underwriters of approximately $1.7 million. Of the 17,250,000 Units sold, 4,944,550 Units were purchased by three qualified institutional buyers not affiliated with the Sponsor or any member of the management team (the “Anchor Investors”).

Each Unit consists of one share of Class A common stock, and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 5).

Note 4. Related Party Transactions.

Founder Shares

On August 11, 2020, the Sponsor subscribed to purchase 5,031,250 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate price of $25,000. On August 13, 2020, the Sponsor paid $25,000 for certain offering costs on behalf of the Company in exchange for issuance of the Founder Shares. On October 27, 2020, 718,750 Founder Shares were contributed back to the Company for no consideration, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. On November 9, 2020, the Sponsor transferred 25,000 Founder Shares to each of the independent director nominees. The initial stockholders agreed to forfeit up to 562,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the IPO. The underwriter exercised its over-allotment option in full on December 15, 2020; thus, these 562,500 Founder Shares were no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the shares of Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any Founder Shares.

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the Private Placement of 7,175,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $7.2 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the IPO held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees.

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Related Party Loans

On August 11, 2020, the Sponsor agreed to loan the Company an aggregate of up to $400,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of the completion of the IPO or the date the Company determines not to conduct an IPO. The Company borrowed $400,000 under the Note. On December 15, 2020, the Company repaid the Note in full. Subsequent to repayment, the facility was no longer available to the Company.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of September 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date of the final prospectus of the IPO and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, the Company will pay the Sponsor a total of $20,000 per month for office space and administrative and support services. The Sponsor has waived fees under such agreement since the IPO, as such there were no charges incurred or accrued for as of September 30, 2021.

The Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review, on a quarterly basis, all payments that were made to the Sponsor, executive officers or directors, or the Company or their affiliates. For the three and nine months ended September 30, 2021, no charges were incurred or accrued.

Note 5. Commitments and Contingencies.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights following the consummation of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $3.45 million in the aggregate, paid upon the closing of the IPO. An additional fee of $0.40 per Unit, or $6.9 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

The underwriters also made a payment to the Company in an amount equal to 1.0% of the gross proceeds of the IPO, or approximately $1.7 million in the aggregate to reimburse certain of the Company’s expenses.

Deferred Consulting Fees

In September 2020, the Company entered into an engagement letter with a consultant to obtain advisory services in connection with its search for a business combination target, pursuant to which the Company agreed to pay a $10,000 initial fee upon execution and a deferred success fee of $50,000 upon the consummation of the initial Business Combination.

Note 6. Derivative Warrant Liabilities.

As of September 30, 2021 and December 31, 2020, the Company had 8,625,000 Public Warrants and 7,175,000 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act).

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any Founder Shares held by the Company’s initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 50% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” and “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”).

The Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

After the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that during such 30 day period holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of the shares of Class A common stock (as defined below); provided, further, that if the warrants are not exercised on a cashless basis or otherwise during such 30 day period, the Company shall redeem such warrants for $0.10 per share;

•

if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•

if the Reference Value is less than $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination) then the Private Placement Warrants must also concurrently be called for redemption on the same terms (equal to a number of shares of Class A common stock) as the outstanding Public Warrants as described above.

The “fair market value” of Class A common stock for the above purpose shall mean the average reported last sale price of Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

7. Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2021, there were 17,250,000 shares of Class A common stock outstanding, which were all subject to possible redemption and are classified outside of permanent equity in the condensed balance sheet.

The Class A common stock subject to possible redemption reflected on the condensed balance sheet is reconciled on the following table:

Gross proceeds from Initial Public Offering	$172,500,000
Less:
Fair value of Public Warrants at issuance	(7,417,500)
Offering costs allocated to Class A common stock subject to possible redemption	(8,745,721)
Plus:
Accretion on Class A common stock subject to possible redemption amount	19,613,221

Class A common stock subject to possible redemption	$175,950,000

8. Stockholders’ Deficit

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no preferred shares issued or outstanding.

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 17,250,000 shares of Class A common stock issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompany condensed consolidated balance sheet (see Note 7).

Class B Common Stock—The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 4,312,500 shares of Class B common stock issued and outstanding.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. With respect to any matter submitted to a vote of the stockholders, including any vote in connection with the initial Business Combination, except as required by law or the applicable rules of Nasdaq then in effect, holders of the shares of Class A common stock and shares of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders.

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the initial stockholders agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders) (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans). The Sponsor may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. In no event will the shares of Class B common stock convert into shares of Class A common stock at a rate of less than one-to-one.

Note 9. Fair Value Measurements.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$175,987,897	$—	$—
Liabilities:
Derivative warrant liabilities (public)	$9,918,750	$—	$—
Derivative warrant liabilities (private)	$—	$8,251,250	$—

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$175,950,325	$—	$—
Liabilities:
Derivative warrant liabilities (public)	$—	$—	$8,625,000
Derivative warrant liabilities (private)	$—	$—	$7,246,750

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of Public Warrants was transferred from a Level 3 fair value measurement to a Level 1 measurement, when

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

the Public Warrants were separately listed and traded in February 2021. The estimated fair value of the Private Warrants was transferred from a Level 3 measurement to a Level 2 fair value measurement as of February 2021, as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. There were no other transfers to/from Levels 1, 2, and 3 during the three and nine months ended September 30, 2021.

Level 1 assets include investments in mutual funds that invest solely in U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and Black-Scholes option pricing model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrants’ listed price in an active market was used as the fair value for determining the fair value of the Public Warrants and Private Placement Warrants. For the three and nine months ended September 30, 2021, the Company recognized a non-operating gain and loss resulting from a decrease and an increase in the fair value of liabilities of approximately $2.4 million and $2.3 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statements of operations. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their initial measurement date:

At initial issuance
Exercise price	$11.50
Volatility	15.4%
Stock price	$9.98
Expected life of the options to convert	6.54
Risk-free rate	0.58%
Dividend yield	0.0%

THAYER VENTURES ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (as restated)

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and nine months ended September 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$15,871,750
Transfer of public warrant liabilities to Level 1	(8,625,000)
Change in fair value of warrant liabilities	(2,870,000)

Derivative warrant liabilities at March 31, 2021	4,376,750
Transfer of private warrant liabilities to Level 2	(4,376,750)
Change in fair value of warrant liabilities	—

Derivative warrant liabilities at June 30, 2021	—

Derivative warrant liabilities at September 30, 2021	$—

Note 10. Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

ANNEX A

Execution

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

THAYER VENTURES ACQUISITION CORPORATION,

PASSPORT MERGER SUB I INC.,

PASSPORT MERGER SUB II INC.,

PASSPORT MERGER SUB III INC.,

PASSPORT COMPANY MERGER SUB, LLC,

KPCB INVESTMENT I, INC.,

INSPIRATO GROUP, INC.,

W CAPITAL PARTNERS III IBC, INC.,

AND

INSPIRATO LLC

DATED AS OF JUNE 30, 2021

A-i

A-ii

A-iii

A-iv

EXHIBITS
Exhibit A	Company A&R LLCA
Exhibit B	Form of Tax Receivable Agreement
Exhibit C	Form of Amended and Restated Registration and Stockholder Rights Agreement
Exhibit D	Form of Buyer Bylaws
Exhibit E	Form of Buyer Certificate of Incorporation
Exhibit F	Transaction Support Agreement
Exhibit G	Form of PIPE Subscription Agreement

A-v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of June 30, 2021 (the “Execution Date”), by and among (i) Thayer Ventures Acquisition Corporation, a Delaware corporation (the “Buyer”), (ii) Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 1”), (iii) Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 2”), (iv) Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer (“Blocker Merger Sub 3” and together with Blocker Merger Sub 1 and Blocker Merger Sub 2, the “Blocker Merger Subs”, and together with the Company Merger Sub, the “Merger Subs”), (v) KPCB Investment I, Inc., a Delaware corporation (“KPCB Blocker”), (vi) Inspirato Group, Inc., a Delaware corporation (“IVP Blocker”), (vii) W Capital Partners III IBC, Inc., a Delaware corporation (“W Capital Blocker”, and together with KPCB Blocker and the IVP Blocker, the “Blockers”), (viii) Passport Company Merger Sub, LLC a Delaware limited liability company (“Company Merger Sub”, and together with the Buyer and the Blocker Merger Subs, the “Buyer Parties”), and (ix) Inspirato LLC, a Delaware limited liability company (the “Company”). Each of the Buyer, the Blocker Merger Subs, the Blockers, the Company Merger Sub, and the Company, is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, (a) the Buyer is a blank check company incorporated to acquire one or more operating businesses through a Business Combination, (b) the Buyer has formed each of Blocker Merger Sub 1, Blocker Merger Sub 2 and Blocker Merger Sub 3 and (c) the Buyer has formed Company Merger Sub.

WHEREAS, in connection with the transactions contemplated hereby, the Buyer has entered into those certain subscription agreements (each, a “Subscription Agreement”) listed on Schedule 1.1 with the applicable investors named therein (collectively, the “PIPE Investors”) pursuant to which the PIPE Investors have committed to make a private investment in the aggregate amount of one hundred million dollars ($100,000,000) in public equity in the form of Buyer Class A Common Stock (the “PIPE Investment”) on the terms and subject to the conditions set forth therein.

WHEREAS, immediately prior to the Closing, on the Closing Date, (i) the Buyer Certificate of Incorporation will be adopted and (ii) the Buyer Bylaws will be adopted by the Buyer Board.

WHEREAS, in order to effect the Business Combination contemplated hereby, KPCB Blocker will merge with and into Blocker Merger Sub 1, with Blocker Merger Sub 1 as the surviving company and wholly-owned subsidiary of the Buyer (the “KPCB Blocker Merger”), (ii) IVP Blocker will merge with and into Blocker Merger Sub 2, with Blocker Merger Sub 2 as the surviving company and wholly-owned subsidiary of the Buyer (the “IVP Blocker Merger”), and (iii) W Capital Blocker will merge with and into Blocker Merger Sub 3, with Blocker Merger Sub 3 as the surviving company and wholly-owned subsidiary of the Buyer (the “W Capital Blocker Merger”, and together with the KPCB Blocker Merger and the IVP Blocker Merger and any Non-Party Blocker Mergers (if any), the “Blocker Mergers”).

WHEREAS, in order to effect the Business Combination contemplated hereby, immediately following the Blocker Mergers, Company Merger Sub will merge with and into the Company, with the Company as the surviving company (the “Company Merger”, together with the Blocker Mergers, the “Mergers”), resulting in the Company becoming a subsidiary of the Buyer.

WHEREAS, the boards of managers or directors, managing member or other governing body, as applicable, of each of the Buyer, Blocker Merger Sub 1, Blocker Merger Sub 2, Blocker Merger Sub 3, Company Merger Sub, the Company, and KPCB Blocker, IVP Blocker and W Capital Blocker have approved and declared advisable entry into this Agreement, the applicable Merger to which it is a party, and the other transactions contemplated hereby, upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act, as amended (the “DLLCA”), as applicable, and have determined that this Agreement, the applicable Merger to which it is party and the other transactions contemplated hereby are fair to, advisable to and in the best interest of their respective equityholders and have recommended to their respective equityholders the approval of the applicable Merger to which it is party.

WHEREAS, simultaneously with the entry into this Agreement, the Company Unitholders representing the Company Unitholder Majority, will enter into a Transaction Support Agreement with the Buyer in substantially the form attached as Exhibit F hereto (the “Transaction Support Agreement”), providing that, among other things, such Company Unitholders will vote their Company Units in favor of this Agreement, the Company Merger, and to the extent such Company Unitholder is a Blocker Owner, the applicable Blocker Merger, and the other transactions contemplated by this Agreement.

WHEREAS, prior to the Blocker Mergers, the Company LLCA shall be amended and restated in the form attached hereto as Exhibit A (the “Company A&R LLCA”) to, among other things, recapitalize the equity interests in the Company into a single class of Company Units.

WHEREAS, simultaneously with the Closing, certain Company Unitholders, Blocker Owners and the Buyer will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit B (the “Tax Receivable Agreement”).

WHEREAS, simultaneously with the Closing, certain Company Unitholders, the Sponsor, the Buyer and certain other parties thereto will enter into an Amended and Restated Registration and Stockholder Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”).

WHEREAS, simultaneously with the entry into this Agreement, the Sponsor, the Buyer, the Company, and the other individual parties thereto entered into that certain Sponsor Side Letter dated as of the date hereof, (the “Sponsor Side Letter”).

WHEREAS, as a condition to the consummation of the transactions contemplated hereby and by the Ancillary Agreements, the Buyer shall provide an opportunity to its shareholders to exercise their rights to participate in the Buyer Share Redemption, and on the terms and subject to the conditions and limitations, set forth herein and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining the Required Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Affiliated Group” means a group of Persons that elects to, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, aggregate group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Aggregate Exercise Price” means the aggregate amount of exercise price that would be paid to the Company in respect of the exercise in full of all Company Options immediately prior to the Effective Time in accordance with the terms of the applicable option agreement or warrant agreement, as applicable, with the Company pursuant to which such Company Options were issued.

“Allocation Schedule” means a schedule dated as of the Closing Date, prepared by the Company and in a format reasonably acceptable to the Buyer, setting forth, for each Company Equityholder and each Blocker Owner: (a) the name of such Company Equityholder or Blocker Owner, (b) (i) the number and class of Company Units held as of immediately prior to the recapitalization of the Company pursuant to the Company A&R LLCA by such Company Equityholder and (ii) the number and class of Company Units held as of immediately prior to the recapitalization of the Company pursuant to the Company A&R LLCA by each Blocker, (c) (i) for each Blocker Owner, the aggregate Per Share Blocker Merger Consideration for such Blocker Owner, (ii) for each Company New Common Unitholder, the aggregate Per Unit Unitholder Merger Consideration for such Company New Common Unitholder.

“Ancillary Agreement” means each agreement, document, instrument or certificate contemplated hereby to be executed in connection with the consummation of the transactions contemplated hereby, including the Company A&R LLCA, the Transaction Support Agreement, the Subscription Agreements, the Tax Receivable Agreement, the Sponsor Side Letter, the Registration Rights Agreement, the Permitted Equity Subscription Agreements and the documents entered in connection therewith, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws related to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and, as applicable, the Canada Corruption of Foreign Public Officials Act of 1999, the UK Bribery Act of 2010, the legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, The Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, and other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Automatic Renewal Laws” means all federal, state and foreign laws and regulations governing plans or arrangements in which a paid subscription or purchasing agreement is automatically renewed at the end of a definite term for a subsequent term, or in which a paid subscription or purchasing agreement continues until the consumer cancels the service, including without limitation, the federal Restore Online Shoppers’ Confidence Act, 15 U.S.C. §§ 8401-8405, Alaska Stat. § 45.45.930; Cal. Bus. & Prof. Code § 17600 et seq.; Conn. Gen. Stat. § 42-126b; D.C. Code § 28A-201 et seq.; Fla. Stat. § 501.165; Ga. Code. Ann. § 13-12-1 et seq.; Haw. Rev. Stat. § 481-9.5; 815 Ill. Comp. Stat. 601/1 et seq.; La. Stat. Ann. § 9:2716; Me. Stat. Tit. 10 § 1210-B et seq.; N.M. Code R. § 12.2.11.1 et seq.; N.Y. Gen. Bus. Law § 527 et seq.; N.C. Gen. Stat. § 75-41; N.D. Cent. Code § 51-31-01 et seq.; Or. Rev. Stat. § 646a.292 et seq.; Vt. Stat. Ann. tit. 9, § 2454a; Va. Code Ann. § 59.1-207.45 et seq.

“Available Closing Date Equity” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Buyer Share Redemptions), plus (b) the amount of PIPE Proceeds actually received by Buyer in respect of the PIPE Investment.

“Blocker Accrued Income Taxes” means the sum of an amount determined with respect to each of the Blockers equal to the aggregate excess, if any, in each jurisdiction of the current income Tax liabilities over the aggregate current income Tax assets of such Blocker with respect to such jurisdiction attributable to any Pre-Closing Tax Period. The calculation of Blocker Accrued Income Taxes shall (a) exclude any deferred Tax liabilities or deferred Tax assets, (b) not take into account the effect of any transactions taken by such Blocker outside the Ordinary Course of Business during the portion of the Closing Date after the time of Closing, and (c) be determined in accordance with Section 10.1(b).

“Blocker Disclosure Schedules” means the Disclosure Schedules delivered by the Blockers to the Buyer concurrently with the execution and delivery hereof.

“Blocker Equity Interests” means the issued and outstanding shares of capital stock or other Equity Interest in a Blocker immediately prior to the Blocker Effective Time.

“Blocker Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2(a) (Non-contravention), Section 5.3 (Capitalization), Section 5.4 (Holding Company; Ownership), Section 5.8 (Affiliate Transactions) and Section 5.9 (Brokerage).

“Blocker Indebtedness” means, without duplication, with respect to any Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Blocker (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Blocker assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all obligations with respect to any unpaid and accrued bonuses and severance and deferred compensation (including deferred compensation payable as deferred purchase price), plus the employer portion of any payroll Taxes incurred in respect of such obligations (determined as though all such obligations were payable as of the Closing Date), (j) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) otherwise due on or before the Closing Date that any Blocker has elected to defer pursuant to Section 2302 of the CARES Act and that are unpaid as of the Closing Date and will be due and payable after the Closing Date, (k) all Taxes (including withholding Taxes) otherwise due on or before the Closing Date deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) that are unpaid as of the Closing Date and will be due and payable after the Closing Date, (l) all Blocker Accrued Income Taxes, (m) all current and non-current Liabilities of the Blockers and any other Liabilities of the Blockers, including non-income Taxes (and taking into account any current Tax assets available to offset such non-income Taxes) and shareholder debt, (n) any amounts unpaid under the terms of any Blocker Affiliated Transaction, or related to the termination of any Blocker Affiliated Transaction, and (o) in the nature of guarantees of the obligations described in clauses (a) through (n) above. For the avoidance of doubt, Blocker Indebtedness will exclude (A) any items included in the calculation of Transaction Expenses.

“Blocker Owners” means, collectively, the stockholders of the Blockers.

“Blocker Written Consents” means, collectively, the written consents executed by the applicable Blocker Owners of each of the Blockers evidencing (a) the approval of this Agreement and the Blocker Merger to which such Blocker is a constituent party, (b) the other transactions contemplated hereby and (c) an agreement to enter into any agreements or documentation reasonably required in connection with the obligations of the Blockers pursuant to Section 8.16, in each case by a sufficient number of Blocker Owners required to approve this Agreement and such Blocker Merger pursuant to the organizational documents of such Blocker and applicable Laws.

“Business Combination” has the meaning ascribed to such term in the Buyer Governing Documents.

“Business Data” means any and all data (whether or not in a Database), including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other Persons), whether in electronic or any other form or medium, that any Group Company Processes (whether by itself or by a third party on its behalf) via any of the IT Assets.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Bylaws” means the bylaws of the Buyer in the form attached hereto as Exhibit D (with such changes as the Company and Buyer may mutually agree in writing).

“Buyer Capital Stock” means (a) prior to the filing of the Buyer Certificate of Incorporation with the Secretary of State of the State of Delaware, the Buyer Class A Common Stock, the Buyer Class B Common Stock and the Buyer Preferred Stock as authorized in the Buyer Governing Documents and (b) following the filing of the Buyer Certificate of Incorporation with the Secretary of State of the State of Delaware, the Buyer Class A Common Stock, the Buyer Class V Voting Stock and the Buyer Preferred Stock.

“Buyer Certificate of Incorporation” means the certificate of incorporation of the Buyer in the form attached hereto as Exhibit E (with such changes as the Company and Buyer may mutually agree in writing).

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Class V Voting Stock” means the Class V common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share.

“Buyer Competing Transaction” means (a) any direct or indirect acquisition (or other business combination), in one or a series of related transactions under which Buyer or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, equity securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), (b) any equity, debt or similar investment in any Buyer Party or (c) any other Business Combination with or involving the Buyer (or any Affiliate or Subsidiary of the Buyer) and any party other than the Company or the Company Equityholders.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Expense Cap” means $15,000,000.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability), Section 6.2(a) (Non-Contravention of Organizational Documents), Section 6.3 (Capitalization) and Section 6.6 (Brokerage).

“Buyer Governing Documents” means the certificate of incorporation and bylaws of Buyer, as in effect at such time prior to the Blocker Mergers.

“Buyer Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement, including the Mergers.

“Buyer Pro Forma Shares” means, without duplication, the aggregate number of shares of Buyer Capital Stock equal to (a) the aggregate number of shares of Buyer Class A Common Stock issued and outstanding immediately prior to the Blocker Effective Time (after giving effect to the Buyer Share Redemption, the conversion of all outstanding shares of Buyer Class B Common Stock to Buyer Class A Common Stock and the forfeiture by Sponsor of 1,500,000 shares of Buyer Capital Stock immediately prior to Closing) plus (b) the aggregate number of shares of Buyer Class A Common Stock issuable pursuant to the consummation of the transactions contemplated in the Subscription Agreements or Permitted Equity Subscription Agreements, plus (c) the aggregate number of shares of Buyer Class A Common Stock issuable in the Blocker Mergers.

“Buyer SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by the Buyer with the SEC, including the Form S-4, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Class A Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with, and subject to the exceptions set forth in, the applicable Buyer Governing Documents and the Trust Agreement) in connection with the Buyer Shareholder Meeting.

“Buyer Shareholder Meeting” means a special meeting of the Buyer Shareholders to vote on the Buyer Shareholder Voting Matters.

“Buyer Shareholder Voting Matters” means the Required Buyer Shareholder Voting Matters and the Other Buyer Shareholder Voting Matters.

“Buyer Shareholders” means, as of any time prior to the Blocker Mergers, the holders of the Buyer Class A Common Stock, Buyer Class B Common Stock or Buyer Preferred Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.

“Cash and Cash Equivalents” means, with respect to any Person, the sum (expressed in United States dollars) of all cash and cash equivalents which are convertible within ninety (90) days (including marketable securities, bank deposits, checks received but not cleared, and deposits in transit of such Person) as of the Measurement Time, including any security deposits and pre-paid deposits for services to be rendered; provided, that Cash and Cash Equivalents shall be calculated net of any outstanding checks written or ACH transactions or wire transfers that have been issued but remain outstanding or uncleared as of the Measurement Time.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the Company LLCA.

“Company Board” means, at any time, the board of managers of the Company.

“Company Common Unitholder” means each holder of Common Units.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each Pension Agreement and each equity or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or independent contractor, transaction, change in control, retention, deferred compensation, vacation, sick pay or paid time-off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Group Companies for the benefit of any current or former director, employee or individual independent contractor who is a natural person or under or with respect to which any of the Group Companies has any Liability, but in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA or any statutory plan maintained or administered by a Governmental Entity outside of the United States.

“Company Equityholders” means all holders (other than the Blockers and Buyer) of Company Units or Company Options.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(Organization; Authority; Enforceability), Section 4.2(a) (Non-contravention of Organizational Documents), Section 4.3(a)-(e) (Capitalization), Section 4.5 (No Company Material Adverse Effect) and Section 4.13 (Brokerage).

“Company LLCA” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 9, 2020.

“Company Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect upon (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Group Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated hereby and by the Ancillary Agreements; provided, however, that none of the following will constitute a Company Material Adverse Effect, or will be considered in determining whether a Company Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Group Companies operate; (ii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Execution Date; (iii) any failure of any Group Company to achieve any projected periodic revenue or earnings projection, forecast or budget prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) (collectively, “Force Majeure Events”); (vii) any political or geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberattack, terrorism, military actions, civil unrest, riots, or protests (including any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world (collectively, “Political Conditions”); (viii) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (ix) any consequences arising from any action (A) taken by a Party expressly required by this Agreement (other than the Group Companies’ compliance with Section 7.1(a)), (B) taken by any Group Company at the express direction of the Buyer, the Sponsor or any Affiliate thereof or (C) not taken by the Company in compliance with Section 7.1 as a result of the Buyer’s failure to consent to such action pursuant to Section 7.1; (x) announcement or pendency of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Group Companies with employees, suppliers, customers, partners, vendors or any other third Person, (xi) any Transaction Litigation or other Proceeding threatened, made or brought by any of the current or former Company Unitholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Mergers or any other transaction contemplated by this Agreement, (xii) any action taken or refrained from being taken, in each case which the Buyer has approved, consented to or requested in writing (including via email) following the date hereof; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i),(ii), (iv) (v), (vi), (vii), (viii) and (x) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Group Companies operate.

“Company New Common Unitholder” means each holder of New Common Units.

“Company Option” means any option to purchase one or more Common Units issued pursuant to the Option Plan and the applicable Company Option agreement.

“Company Optionholders” mean all of the holders of Company Options.

“Company Series A-1 Unitholder” means each holder of Series A-1 Convertible Preferred Units.

“Company Series A-2 Unitholder” means each holder of Series A-2 Convertible Preferred Units.

“Company Series B Unitholder” means each holder of Series B Convertible Preferred Units.

“Company Series B-1 Unitholder” means each holder of Series B-1 Convertible Preferred Units.

“Company Series C Unitholder” means each holder of Series C Convertible Preferred Units.

“Company Series D Unitholder” means each holder of Series D Convertible Preferred Units.

“Company Series E Unitholder” means each holder of Series E Preferred Units.

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Unitholder” means (a) each Company Common Unitholder, Company Series A-1 Unitholder, Company Series A-2 Unitholder, Company Series B Unitholder, Company Series B-1 Unitholder, Company Series C Unitholder, Company Series D Unitholder and Company Series E Unitholder, or (b) following the recapitalization of the Company pursuant to the Company A&R LLCA, each Company New Common Unitholder.

“Company Unitholder Majority” means the affirmative vote, of (a) at least a majority of (i) the outstanding Company Units, voting together as a single class, on an as converted to Common Units basis, (ii) the outstanding Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units, Series B Convertible Preferred Units, Series B-1 Convertible Preferred Units, Series C Convertible Preferred Units, Series D Convertible Preferred Units, and Series E Preferred Units, voting together as a single class, on an as converted to Common Units basis, and (iii) the outstanding Common Units, voting together as a single class, and (b) each of KCPB Investment I, Inc., Inspirato Group, Inc., W Capital Partners III, IBC, Inc. and Revolution Portico Holdings LLC.

“Company Units” means (a) the Common Units, the Series A-1 Convertible Preferred Units, the Series A-2 Convertible Preferred Units, the Series B Convertible Preferred Units, the Series B-1 Convertible Preferred Units, the Series C Convertible Preferred Units, the Series D Convertible Preferred Units and the Series E Preferred Units, or (b) following the recapitalization of the Company pursuant to the Company A&R LLCA, the New Common Units.

“Company Warrant” means any warrant to purchase one or more Company Units.

“Company Written Consent” means a written consent of the applicable Company Unitholders, constituting the Company Unitholder Majority, evidencing (a) the approval of this Agreement and the Company Merger and the transactions contemplated hereby, (b) an agreement to enter into, as applicable any agreements or documentation reasonably required in connection with the obligations of the Company pursuant to Section 8.16 or required to be delivered at Closing hereunder and (c) the adoption and approval of Company A&R LLCA.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Blocker or any Group Company, which upon consummation thereof, would result in any Blocker or any Group Company becoming a public company, (b) any direct or indirect sale (including by way of a merger, consolidation, exclusive license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of twenty percent (20%) or more of the assets (including Intellectual Property) or net revenues or net income of the Group Companies, taken as a whole (but excluding non-exclusive licenses of Intellectual Property or other transactions in the Ordinary Course of Business), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of twenty percent (20%) or more of the total voting power of the equity securities of the Company (excluding any such sale between or among the Group Companies or any issuance pursuant to the Option Plan or pursuant to the exercise of any Company Option), or (d) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company (except to the extent expressly permitted by the terms hereof), in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Company Equityholder, Blocker Owner, Blocker, other direct or indirect equityholder of any Group Company or any of their respective directors, officers or Affiliates (other than any Group Company) or any representatives of the foregoing).

“Confidential Information” means all information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Buyer, the Company Equityholders, Blocker or any Group Company (each, a “Disclosing Party”) to any other Party (each, a “Recipient”), which in any way related or pertains to the Disclosing Party or its Affiliates; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public through no fault of the Recipient or its Affiliates (other than the Disclosing Party) or representatives, (b) was properly known to the Recipient or its Affiliates (other than the Disclosing Party) or representatives, without restriction, prior to disclosure by the Disclosing Party, as shown by documentary or other reasonable evidence, (c) was properly disclosed to the Recipient or its Affiliates (other than the Disclosing Party) or representatives by another Person without restriction or (d) was independently developed by the Recipient or its Affiliates (other than the Disclosing Party) or representatives without use of or reference to the Confidential Information, as shown by documentary or other reasonable evidence.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 4, 2021, between the Buyer and the Company (as amended, supplemented or otherwise modified from time to time).

“Contract” means any written contract, agreement, license or Lease (including any amendments thereto).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences) or any mutations thereof and/or related or associated epidemics, pandemics, or disease outbreaks.

“Databases” means any and all technical databases, technical data collections and technical data repositories of any type and in any form (and all corresponding organizational or classification structures or information), together with all intellectual property or other proprietary rights therein.

“Disclosure Schedules” means the Buyer Disclosure Schedules, the Blocker Disclosure Schedules and the Company Disclosure Schedules.

“Distributed Cash Amount” means an amount, determined by the Company prior to the Closing; provided, that the “Distributed Cash Amount” shall not be an amount greater than $5,000,000 if the sum of (a) Company’s Cash and Cash Equivalents minus (b) the Distributed Cash Amount is less than $20,000,000, without the prior written consent of Buyer.

“Equity Consideration Value” means (a) $1,070,000,000, plus (b) the aggregate amount of the Transaction Expenses incurred by the Buyer Parties in excess of the Buyer Expense Cap (excluding any expenses incurred in connection with the PIPE Investment), plus (c) the greater of (i) $0 and (ii) the amount, if any, by which (A) the Cash and Cash Equivalents of the Group Companies, minus (B) the Distributed Cash Amount, minus (C) Indebtedness of the Company (of the type described in clause (a) or clause (b) of the definition thereof) exceeds $20,000,000.

“Environmental Laws” means all Laws concerning pollution, human health or safety as relates to exposure to Hazardous Materials, the presence, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, disposal or remediation of any Hazardous Materials, or protection of the environment.

“Equity Financing Sources” means the Persons named in any Subscription Agreement or a Permitted Equity Subscription Agreement to subscribe for shares of Buyer Class A Common Stock at a price, in cash, of $10.00 per share.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, limited liability company or trust interests therein).

“Equity Merger Consideration” means (a) Equity Consideration Value, plus (b) the Aggregate Exercise Price.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Group Company, is (or at a relevant time has been or would be) considered a single employer under Section 414 of the Code.

“EWB Loan Agreement” means that certain Loan and Security Agreement, dated as of October 15, 2020 (as amended, restated, amended and restated or otherwise modified from time to time), by and among the Company and East West Bank.

“Ex-Im Laws” means export, controls, import, deemed export, reexport, transfer, and retransfer controls, including, contained in the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by the U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excluded Contracts” means any Contract (i) concerning Intellectual Property that are generally available on standard, commercially reasonable terms, including licenses for open source software, (ii) that is primarily a non-disclosure or confidentiality Contract entered into in the ordinary course of business, (iii) that has expired on its terms or been terminated, (iv) concerning a non-exclusive license or other non-exclusive grant of rights to or from service providers, contractors or vendors entered into for the provision of services to the Group Companies by such Persons, in the ordinary course of business (including non-negotiated online terms of service and similar online agreements), (v) comprising a purchase order or associated standard terms and conditions for which the underlying goods or services have been delivered or received, (vi) privacy policies, and (vii) Contracts where the only material licenses to Intellectual Property are with respect to feedback, suggestions, or a party’s trademark for inclusion on customer lists or use in the provision of services.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient obtained by dividing (i)(A) the Equity Merger Consideration plus the Distributed Cash Amount divided by (B) the Reference Price, divided by (ii) the Fully Diluted Number.

“Executives” means Brent Handler, Brad Handler, David Kallery and Web Neighbor.

“Exigency Measure” means any action or omission reasonably taken or made by the Company or any of its Affiliates or its or their senior executives in good faith to protect the financial condition, or safety of the Company, any of its Affiliates, or any employee of the foregoing, or any of their business, operations, properties, or assets in response to, in preparation of, or otherwise minimize the adverse effects of any Political Condition or Force Majeure Event that is outside of the reasonable control of the Company.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Form S-4” means the Registration Statement on Form S-4, including the proxy statement/prospectus contained therein, to be filed with the SEC by the Buyer in connection with the Buyer Shareholder Meeting, including any amendments thereto.

“Fraud” means actual and intentional common law fraud under the Laws of the State of Delaware, committed by a Party with respect to the making of the representations and warranties set forth in Article IV, Article V or Article VI, as applicable, with the actual knowledge that such representation or warranty was false when made. Under no circumstances shall “Fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Fully Diluted Number” means the total number of Company Units outstanding as of immediately prior to the Blocker Effective Time, and after giving effect to the Company A&R LLCA, determined on a fully-diluted, as-if exercised basis and assuming the exercise (as applicable) and settlement of all Company Options, whether or not exercised, exercisable, settled, eligible for settlement or vested and after giving effect to the repurchase by the Company of outstanding Company Units, as set forth in Section 7.1 of the Company Disclosure Schedules.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means (a) in the case of a company or corporation, its certificate of incorporation (or analogous document) and bylaws as amended from time to time (as applicable), (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company agreement, or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Group Companies” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct may be imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials, noise, mold, odor, and per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, with respect to any Person other than a Blocker, all obligations (including all obligations in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees and premiums and other costs and expenses associated with repayment or acceleration) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar Contracts or instruments, (c) for the deferred purchase price of assets, property, goods or services, business (other than trade payables) or with respect to any conditional sale, title retention, consignment or similar arrangements, (d) any obligation capitalized or required to be capitalized in accordance with GAAP, (e) any letters of credit, bankers acceptances or other obligation by which such Person assured a creditor against loss, in each case to the extent drawn upon or currently payable, (f) for earn-out or contingent payments related to acquisitions or investments (assuming the maximum amount earned), including post-closing price true-ups, indemnifications and seller notes, (g) in respect of dividends declared or distributions payable but unpaid, (h) under derivative financial instruments, including hedges, currency and interest rate swaps and other similar Contracts, (i) all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) otherwise due on or before the Closing Date that such Person has elected to defer pursuant to Section 2302 of the CARES Act and that are unpaid as of the Closing Date and will be due and payable after the Closing Date, (j) all Taxes (including withholding Taxes) otherwise due on or before the Closing Date deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) that are unpaid as of the Closing Date and will be due and payable after the Closing Date, and (k) in the nature of guarantees of the obligations described in clauses (a) through (i) above.

“Intellectual Property” means rights in all of the following in any jurisdiction throughout the world: (a) rights in inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, rights in social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks and Brand Elements”), (c) rights in works of authorship and copyrightable works, all copyrights and intellectual property or other proprietary rights in Databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all rights in mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secret rights and rights in confidential business information (“Trade Secret”), and (f) all other similar proprietary rights.

“Interested Party” means with respect to any Party, such Party’s respective directors, executive officers or Affiliates.

“IT Assets” means Software, systems, Databases, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned or controlled by the Group Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports with knowledge of the subject matter at hand, (b) as used in the phrase “to the Knowledge of such Blocker” or phrases of similar import means the actual knowledge of any of the officers or managing member of such Blocker, including after reasonable due inquiry and (c) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of Mark E. Farrell or Christopher Hemmeter, including after reasonable due inquiry.

“Latest Balance Sheet Date” means March 31, 2021.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, directives, pronouncements, rulings and any Orders of a Governmental Entity, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any Group Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liability” or “Liabilities” means any and all debts, liabilities, guarantees, commitments or obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or not accrued, direct or indirect, due or to become due or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority easements, covenants, restrictions and security interests thereon.

“Lookback Period” means the two (2) year period ending on the Execution Date.

“Material Suppliers” means the top five (5) suppliers of materials, products or services to the Group Companies, taken as a whole (measured by aggregate amount purchased) during the twelve (12) months ended March 31, 2021, and, for clarity, excluding suppliers of Leases.

“Measurement Time” means immediately prior to the Closing.

“Merger Sub Interests” means the limited liability company interests of Company Merger Sub.

“Minimum Cash Amount” means at least one hundred forty million dollars ($140,000,000).

“Nasdaq” means the Nasdaq Capital Market.

“New Common Units” means common units of the Company issued in accordance with the terms of the Company A&R LLCA.

“Option Plan” means the 2012 Unit Option Plan, as amended and restated and further amended from time to time.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken by such Person in the ordinary course of business.

“Ordinary Course Tax Sharing Agreement” means (i) the Company LLCA (and amendments thereto) and (ii) any Tax Sharing Agreement that is a written commercial Contract entered into in the ordinary course of business of which the principal subject matter is not Tax.

“Other Buyer Shareholder Voting Matters” means (a) the adoption and approval of a proposal for the adjournment of the Buyer Shareholder Meeting, if necessary, to permit further solicitation of proxies, and (b) the adoption and approval of any other proposals that are required for the consummation of the transactions contemplated hereby that are submitted to, and require the vote of, the Buyer Shareholders in the Form S-4.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Group Companies.

“Pass-Through Income Tax” means any Tax based on or measured by the income of any Group Company and with respect to which the Company Equityholders (or any of their direct or indirect owners) would be primarily liable as a matter of Tax Law (e.g., the income Tax liability for items of income, gain, loss, deduction and credit passed-through to owners of an entity treated as a partnership for U.S. federal income Tax purposes).

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Agreements” means all agreements and commitments, both of an individual and collective nature, including commitments on the basis of company practice or total commitments, under which any Group Company is obliged, either directly or through an external pensions provider (support fund, direct insurance, retirement fund, pension fund) to provide occupational pension benefits to current or former employees or their surviving dependents under the applicable Law of a jurisdiction outside of the United States.

“Permitted Equity Financing” means purchases of Buyer Class A Common Stock at on or prior to the Closing by Equity Financing Sources pursuant to Section 8.15(c).

“Permitted Equity Subscription Agreement” means a Contract executed by an Equity Financing Source pursuant to which such Equity Financing Source has agreed to purchase for cash Buyer Class A Common Stock from the Buyer on or prior to the Closing pursuant to Section 8.15(c).

“Permitted Liens” means (a) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar Liens of record affecting title to the property, (b) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet delinquent or which are being contested in good faith through appropriate proceedings and in respect of which appropriate reserves pursuant to GAAP have been made, (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s, suppliers and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet delinquent or which are being contested in good faith and either are not material or appropriate reserves required pursuant to GAAP have been made in respect thereof, (d) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws, (e) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity having jurisdiction over the Leased Real Property, (f) Liens arising under in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (g) Securities Liens, (h) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course of Business and (i) those Liens set forth on Schedule 1.6.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information Processed by or on behalf of the Group Companies that is defined as “personal information,” “personal data,” or similar other term under the Privacy and Security Requirements, including any such information that relates to an identified or identifiable person, device, or household.

“Per Share Blocker Merger Consideration” means (a) a number of shares of Buyer Class A Common Stock equal to the quotient of (i) the Total Per Blocker Equity Consideration with respect to such Blocker divided by (ii) with respect to each Blocker, the number of outstanding Blocker Equity Interests of such Blocker as of immediately prior to the Blocker Effective Time, plus (b) an amount in cash equal to the quotient of (i) the Total Per Blocker Cash Consideration with respect to such Blocker divided by (ii) with respect to each Blocker, the number of outstanding Blocker Equity Interests of such Blocker as of immediately prior to the Blocker Effective Time plus (c) certain rights under the Tax Receivable Agreement.

“Per Unit Unitholder Merger Consideration” means (a) a number of New Common Units equal to the quotient of (i) (A) the Equity Merger Consideration divided by (B) the Reference Price, divided by (ii) the Fully Diluted Number plus (b) an amount in cash equal to (i) the Distributed Cash Amount divided by (ii) the Fully Diluted Number, plus (c) a number of shares of Buyer Class V Voting Stock equal to the quotient of (i) (A) the Equity Merger Consideration divided by (B) the Reference Price divided by (ii) the Fully Diluted Number plus (d) certain rights under the Tax Receivable Agreement.

“PIPE Investor” means any Person (other than the Buyer) that has executed a Subscription Agreement.

“PIPE Proceeds” means an amount equal to the cash proceeds from the PIPE Investment.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to the Group Companies or any Processing performed on their behalf: (i) all Privacy Laws, (ii) any provisions relating to the privacy, data security, or Processing of Personal Information in Privacy Contracts, (iii) all applicable Privacy Policies, and (iv) each applicable rule, code of conduct, or other requirement of self-regulatory bodies relating to the privacy, data security, or Processing of Personal Information, (including, as applicable, the Payment Card Industry Data Security Standard and the self-regulatory requirements of the Digital Advertising Association and Network Advertising Initiative), in each case of (iv), with which any Group Company has represented compliance or is otherwise legally bound.

“Privacy Contracts” means all Contracts between any Group Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, and cross-border data transfer with respect to the Group Companies’ Processing of Personal Information, including, as applicable, general consumer protection Laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, or marketing by email or other channels, or online behavioral advertising.

“Privacy Policies” means all written, external-facing policies of any Group Company governing privacy, data security, or Processing of Personal Information, including, as applicable, all Group Companies’ website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, charge, litigation, complaint, investigation, audit, notice of violation, citation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Processing” means, with respect to data or the IT Assets, the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity involving such data using the IT Assets.

“Reference Price” means $10.00.

“Registered IP” means all Intellectual Property that has been registered (or for which an application for registration has been submitted and is pending) with a Governmental Entity or, in the case of domain names, with an ICANN-accredited registrar.

“Required Buyer Shareholder Voting Matters” means, collectively, proposals to approve (a) the adoption and approval of this Agreement and the transactions contemplated hereby, (b) the adoption and approval of the Buyer Certificate of Incorporation, (c) the adoption and approval of the issuance of shares of Buyer Class A Common Stock and Buyer Class V Common Stock to be issued in the Mergers and the PIPE Investment, as required under the rules of Nasdaq, and (d) the adoption and approval of the New Equity Plans.

“Required Vote” means the affirmative vote of 50% of the outstanding shares of Buyer Capital Stock in favor of the Required Buyer Shareholder Voting Matters.

“Sanctioned Country” means any country or region that is, or in the last five (5) years has been, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Venezuela, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU

Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions, (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a), or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, or the European Union.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means any unlawful, unauthorized or accidental Processing of, unavailability of, or access to, Personal Information Processed by or on behalf of the Group Companies.

“Security Incident” means any actual or reasonably suspected instance of unlawful, unauthorized or accidental Processing of, unavailability of, or access to, IT Assets or destruction of other proprietary or confidential information Processed by or on behalf of the Group Companies.

“Section 16 Officer” means an “officer” of the Company as defined in Rule 16a-1(f) of the Exchange Act.

“Series A-1 Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series A-2 Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series B Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series B-1 Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series C Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series D Convertible Preferred Units” has the meaning set forth in the Company LLCA.

“Series E Preferred Units” has the meaning set forth in the Company LLCA.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs, including software compilations, development tools, compilers, user interfaces, software menus, software buttons and software icons, application programming interfaces, software files, data scripts, software architecture, software algorithms, higher level or “proprietary” languages, whether in source code, object code or human readable form.

“Sponsor” means Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax” or “Taxes” means all net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, environmental or other taxes, assessments, duties or similar charges, including all interest, penalties and additions imposed with respect to (or in lieu of) the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Governmental Entity in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Total Per Blocker Equity Consideration” means, with respect to each Blocker (a) a number of shares of Buyer Class A Common Stock equal to (i) the quotient of (A)(1) the sum of (w) the Equity Merger Consideration, plus (x) with respect to each Blocker, such Blocker’s Cash and Cash Equivalents (if any), minus (y) with respect to each Blocker, such Blocker’s Blocker Indebtedness, minus, (z) with respect to each Blocker, such Blocker’s unpaid Transaction Expenses, divided by (2) the Reference Price, divided by (B) the Fully Diluted Number, multiplied by (ii) the number of Company Units held by such Blocker as of immediately prior to the Blocker Effective Time, and after giving effect to the Company A&R LLCA.

“Total Per Blocker Cash Consideration” means, with respect to each Blocker (a) an amount in cash equal to the quotient of (i) the Distributed Cash Amount divided by (ii) the Fully Diluted Number, multiplied by (b) the number of Company Units held by such Blocker as of immediately prior to the Blocker Effective Time, and after giving effect to the Company A&R LLCA.

“Transaction Expenses” means, with respect to any Buyer Party, Blocker or any Group Company, to the extent not paid as of the Closing by such Buyer Parties, any Blocker, or any Group Company:

(a)    all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers (including the Deferred Discount, as such term is defined in the Trust Agreement), or other advisors, service providers, representatives) including brokerage fees and commissions, incurred or payable by the Buyer Parties or the Sponsor through the Closing in connection with the preparation of the financial statements in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with Buyer’s pursuit of a Business Combination, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with;

(b)    all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives), incurred or payable by the Buyer Parties, Group Companies, or the Blockers through the Closing in connection with the preparation of the Financial Statements, the negotiation and preparation of this Agreement, the Ancillary Agreements and the Form S-4 and the consummation of the transactions contemplated hereby and thereby;

(c)    any fees, costs and expenses incurred or payable by the Buyer Parties, the Sponsor, the Blockers or any Group Company through the Closing in connection with entry into and the negotiation of the Subscription Agreements and any Permitted Equity Subscription Agreement and the consummation of the transactions contemplated by the Subscription Agreements and any Permitted Equity Subscription Agreement or otherwise related to any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(d)    any amounts incurred under or in connection with any retention, severance, transaction, change in control and similar bonuses or arrangements that are owed by a Group Company, Buyer Party or any Blocker to any current or former employee or other individual service provider and that will be triggered, solely as a result of the transactions contemplated by this Agreement plus the employer portion of any payroll or other employment Taxes related thereto (including, to the extent not included in the computation of Blocker Indebtedness, all “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that any Blocker or any Group Company has elected to defer pursuant to Section 2302 of the CARES Act, and all payroll or other employment Taxes deferred pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including without limitation the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States));

(e)    all fees, costs and expenses paid or payable by the Company pursuant to the Tail Policy;

(f)    all filing fees paid or payable to a Governmental Entity in connection with any filing required to be made under the HSR Act;

(g)    all fees, costs and expenses paid or payable to the Transfer Agent;

(h)    any amounts unpaid under the terms of any Affiliated Transaction, or related to the termination of any Affiliated Transaction; and

(i)    all Transfer Taxes required to be paid by Buyer or a Group Company.

“Transaction Tax Deductions” means any amount that is deductible for income Tax purposes (at, for purposes of clause (v) only, a “more likely than not” or higher level of comfort) that is incurred by any Group Company in connection with the transactions contemplated herein (excluding, for the avoidance of doubt, any amount (including with respect to any Transaction Expense) that is or was economically borne by the Buyer or the Sponsor or their relevant Affiliates and are subject to the Buyer Expense Cap), including (i) the payment of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments or similar payments made by any Group Company on or around the Closing Date; (ii) the fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by any Group Company with respect to the payment of Indebtedness of the Company by (or for the benefit of) the Group Companies on or prior to the Closing Date; (iii) payments made as a result of the exercise or payment for cancellation of Company Options on or around the Closing Date; (iv) the employer portion of the amount of any employment taxes with respect to the amounts set forth in clause (i) or (iii) of this definition paid by any Group Company on or prior to the Closing Date; and (v) the payment of any other Transaction Expenses not included in clauses (i) through (iv). If the Company Merger is a transaction described in Treasury Regulations Section 1.263-5(e)(3), the amount of the Transaction Tax Deductions will be computed assuming that an election is made under Revenue Procedure 2011-29 to deduct 70% of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 10, 2020, by and between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, or hardware.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement, dated as of December 10, 2020, between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

“Willful Breach” means a material and intentional breach of any covenant set forth this Agreement by a Party that is a consequence of an act undertaken or a failure to act by the breaching Party with the actual knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

Section 1.2    Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
ACA	Section 4.15(c)
Additional Buyer Filings	Section 8.10(f)
Affiliated Transactions	Section 4.19
Agreement	Preamble
Allocation	Section 4.19
Audited Financial Statements	Section 4.4(a)(i)
Blocker Affiliated Transactions	Section 5.8
Blocker Bring-Down Certificate	Section 11.2(b)(iii)
Blocker Certificates of Merger	Section 2.2(b)
Blocker Dissenting Shareholders	Section 3.6
Blocker Dissenting Shares	Section 3.6
Blocker Effective Time	Section 2.2(b)
Blocker Letter of Transmittal	Section 3.5(a)
Blocker Merger Closing	Section 2.2(a)
Blocker Merger Sub 1	Preamble
Blocker Merger Sub 2	Preamble
Blocker Merger Sub 3	Preamble
Blocker Merger Subs	Preamble

Defined Term	Reference
Blocker Mergers	Recitals
Blockers	Preamble
Buyer	Preamble
Buyer Balance Sheet	Section 6.10(c)
Buyer Bring-Down Certificate	Section 11.3(d)
Buyer Contribution Amount	Section 2.4(c)
Buyer Parties	Preamble
Buyer Preferred Stock	Section 6.3(a)
Buyer Public Securities	Section 6.9
Buyer SEC Documents	Section 6.8(a)
Buyer Warrants	Section 6.3(a)
Cancelled Equity Interests	Section 3.1(d)
CBA	Section 4.9(a)(i)
Certificates of Merger	Section 2.2(c)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Closing Form 8-K	Section 8.10(g)
Closing Press Release	Section 8.10(g)
Company	Preamble
Company A&R LLCA	Recitals
Company Bring-Down Certificate	Section 11.2(a)(iv)
Company Certificate of Merger	Section 2.2(c)
Company Merger	Recitals
Company Merger Closing	Section 2.1(a)
Company Merger Sub	Preamble
Company Unitholder Letter of Transmittal	Section 4.3(a)
Competing Buyer	Section 8.21(a)
Data Room	Section 13.5
Delaware Corporation	Section 8.22
DGCL	Recitals
DLLCA	Recitals
D&O Provisions	Section 8.13(a)
Effective Time	Section 2.2(c)
EIP	Section 8.3(c)
Environmental Permits	Section 4.18
ESPP	Section 8.4(b)
Estimated Blocker Closing Statement	Section 3.2(c)
Estimated Company Closing Statement	Section 3.2(a)
Execution Date	Preamble
Failed Blocker Merger	Section 2.2(a)
Financial Statements	Section 4.4(a)
Foreign Plan	Section 4.15(e)
Group Company Processor	Section 4.10(h)
Indemnified Persons	Section 8.13(a)
Insurance Policies	Section 4.16
Intended Tax Treatment	Section 10.1(e)
Internal Controls	Section 4.4(c)

Defined Term	Reference
IRS	Section 4.15(a)
IVP Blocker	Preamble
IVP Blocker Merger	Preamble
JOBS Act	Section 8.3(b)
KPCB Blocker	Preamble
KPCB Blocker Merger	Recitals
Material Contract	Section 4.9(b)
Mergers	Recitals
Merger Subs	Preamble
New Equity Plans	Section 8.4(b)
Outside Date	Section 12.1(c)
Parties	Preamble
Party	Preamble
PCAOB Financial Statements	Section 8.10(h)
Permits	Section 4.17(b)
Permitted Equity Financing Proceeds	Section 8.15(b)(i)
PIPE Investment	Recitals
PIPE Investors	Recitals
Pre-Closing Period	Section 7.1
Premium Cap	Section 8.13(b)(ii)
Recipient	Section 1.1
Registration Rights Agreement	Recitals
Rollover Option	Section 3.1(c)(iii)
Rollover Warrant	Section 3.1(c)(iv)
Sale	Section 10.1(e)
Signing Form 8-K	Section 8.10(b)
Signing Press Release	Section 8.10(b)
Sponsor Side Letter	Recitals
Standard Form Agreements	Section 4.10(d)
Subscription Agreements	Recitals
Surviving Company	Section 2.1(e)
Surviving IVP Merger Sub	Section 2.1(b)
Surviving KPCB Merger Sub	Section 2.1(a)
Surviving Merger Subs	Section 2.1(c)
Surviving W Capital Merger Sub	Section 2.1(c)
Tail Policy	Section 8.13(b)(ii)
Tax Positions	Section 10.1(g)
Tax Receivable Agreement	Recitals
Trade Controls	Section 4.20(a)
Transaction Litigation	Section 8.20
Transaction Support Agreement	Recitals
Trust Amount	Section 6.7
Trust Distributions	Section 13.9
Unaudited Balance Sheet	Section 4.4(a)(ii)
Unaudited Financial Statements	Section 4.4(a)(ii)
Unitholder Materials	Section 3.5(b)
W Capital Blocker	Recitals
W Capital Blocker Merger	Recitals

ARTICLE II

THE MERGERS; CLOSING

Section 2.1    Closing Transactions; Mergers.

(a)    The KPCB Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, KPCB Blocker shall be merged with an into Blocker Merger Sub 1. As a result of the KPCB Blocker Merger, the separate corporate existence of KPCB Blocker shall cease, and Blocker Merger Sub 1 shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving KPCB Merger Sub”).

(b)    The IVP Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, IVP Blocker shall be merged with and into Blocker Merger Sub 2. As a result of the IVP Blocker Merger, the separate corporate existence of IVP Blocker shall cease, and Blocker Merger Sub 2 shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving IVP Merger Sub”).

(c)    The W Capital Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, W Capital Blocker shall be merged with and into Blocker Merger Sub 3. As a result of the W Capital Blocker Merger, the separate corporate existence of W Capital Blocker shall cease, and Blocker Merger Sub 3 shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer (sometimes referred to, in such capacity, as the “Surviving W Capital Merger Sub” and together with the Surviving KPCB Merger Sub and the Surviving IVP Merger Sub, the “Surviving Merger Subs”).

(d)    The Non-Party Blocker Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL, at the Blocker Effective Time, each Non-Party Blocker that, with the consent of the Company, delivers a joinder to this Agreement pursuant to Section 8.23 (if any) shall be merged with and into a Non-Party Blocker Merger Sub (each, a “Non-Party Blocker Merger”). As a result of the Non-Party Blocker Merger (if any), the separate corporate existence of the Non-Party Blocker shall cease, and the Non-Party Blocker Merger Sub shall continue as the surviving company and as a wholly-owned subsidiary of the Buyer.

(e)    The Company Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the DLLCA, at the Effective Time, and immediately after the Blocker Mergers and the Non-Party Blocker Mergers, if any, Company Merger Sub shall be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of Company Merger Sub shall cease, and the Company shall continue as the surviving company (sometimes referred to, in such capacity, as the “Surviving Company”).

Section 2.2    Closing; Effective Time.

(a)    The closing of the Blocker Mergers (“Blocker Merger Closing”), and the closing of the Company Merger (the “Company Merger Closing”) and the closing of the other transactions contemplated by this Agreement (together with the Blocker Merger Closing, and the Company Merger Closing, the “Closing”) shall take place electronically, by exchange of signature pages by email or other electronic transmission, as promptly as reasonably practicable, but in no event later than at 9:00 a.m. Eastern Time on the third (3rd) Business Day after the conditions set forth in Section 11.1(a), Section 11.2(a), and Section 11.3 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at, such other date and time as the Parties mutually agree in writing (the date upon which the Closing actually occurs, the “Closing Date”). Notwithstanding anything in this Agreement to the contrary, in the event that the conditions to closing of any Blocker Merger set forth in Section 11.1(b) or Section 11.2(b) are not satisfied or waived, if the applicable Non-Party Blocker is not a Delaware Corporation as of the immediately prior to the Blocker Effective Time, or if such Blocker Merger cannot otherwise be consummated, the Parties will not consummate such Blocker Merger (any such unconsummated Blocker Merger, a “Failed Blocker Merger”) and such Blocker will be treated as a Company Equityholder for all purposes under this Agreement. For the avoidance of doubt, no Failed Blocker Merger shall relieve the Parties of the obligation to consummate the Blocker Merger Closing with respect to all other Blocker Mergers or the Company Merger Closing, in each case, pursuant to the terms of this Agreement.

(b)    On the Closing Date, the Parties shall cause the Blocker Mergers to be consummated by filing certificates of merger (the “Blocker Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 251 of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of the last of such filings, or, if another date and time is specified in such filings, such specified date and time, being the “Blocker Effective Time”).

(c)    On the Closing Date, and immediately after the Blocker Effective Time, the Parties shall cause the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger”, and together with the Blocker Certificates of Merger the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, Section 18-209 of the DLLCA, as applicable (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 2.3    Effects of the Mergers.

(a)    At the Blocker Effective Time, the effect of the KPCB Blocker Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of KPCB Blocker and Blocker Merger Sub 1 shall vest in the Surviving KPCB Merger Sub, and all debts, liabilities, duties and obligations of KPCB Blocker and Blocker Merger Sub 1 shall become the debts, liabilities, duties and obligations of the Surviving KPCB Merger Sub.

(b)    At the Blocker Effective Time, the effect of the IVP Blocker Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of IVP Blocker and Blocker Merger Sub 2 shall vest in the Surviving IVP Merger Sub, and all debts, liabilities, duties and obligations of IVP Blocker and Blocker Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Surviving IVP Merger Sub.

(c)    At the Blocker Effective Time, the effect of the W Capital Blocker Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of W Capital Blocker and Blocker Merger Sub 3 shall vest in the Surviving W Capital Merger Sub, and all debts, liabilities, duties and obligations of W Capital Blocker and Blocker Merger Sub 3 shall become the debts, liabilities, duties and obligations of the Surviving W Capital Merger Sub.

(d)    At the Blocker Effective Time, the effect of each Non-Party Blocker Merger (if any) shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Blocker Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the applicable Non-Party Blocker and Non-Party Blocker Merger Sub shall vest in the surviving Non-Party Blocker Merger Sub, and all debts, liabilities, duties and obligations of such Non-Party Blocker and Non-Party Blocker Merger Sub shall become the debts, liabilities, duties and obligations of the surviving Non-Party Blocker Merger Sub.

(e)    At the Effective Time, the effect of the Company Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, and powers of the Company and Company Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and Company Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company.

Section 2.4    Governing Documents; Contribution.

(a)    At the Blocker Effective Time, the certificates of incorporation and bylaws of Merger Sub 1, Merger Sub 2 and Merger Sub 3, as in effect immediately prior to the Blocker Effective Time shall, in accordance with the DGCL and applicable Law, become the certificate of incorporation and bylaws of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub and Surviving W Capital Merger Sub, respectively.

(b)    Prior to the Blocker Effective Time, the Company LLCA shall be amended and restated in substantially the form as the Company A&R LLCA to, among other things, reflect the Company Merger, including the conversion of Company Units set forth in Section 3.1(c), as set forth in the Company A&R LLCA. For the avoidance of doubt, the Company A&R LLCA shall reflect that as of immediately following the Effective Time, the Buyer holds, directly and indirectly through the Surviving Merger Subs, a number of New Common Units equal to the number of Buyer Pro Forma Shares.

(c)    Effective as of immediately following the Blocker Effective Time and immediately prior to the consummation of the Company Merger, Buyer hereby contributes to Company Merger Sub, as a capital contribution, all rights, title and interest it or any of its Subsidiaries may have in any assets, including the right to receive the proceeds from the PIPE Investment and any funds contained in the Trust Account, but notwithstanding the foregoing, excluding (i) Equity Interests in the Surviving Merger Subs (and New Common Units held by such Surviving Merger Subs) and (ii) cash necessary to pay the cash portion of Per Unit Unitholder Merger Consideration (such contributed amount, the “Buyer Contribution Amount”), such that following the consummation of the Company Merger all such assets shall be held by the Company. Buyer shall take all actions necessary to effectuate such contribution.

Section 2.5    Directors and Officers.

(a)    At the Blocker Effective Time, (i) the directors of Merger Sub 1, Merger Sub 2, and Merger Sub 3 prior to the Blocker Effective Time shall be the initial directors of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub, and Surviving W Capital Merger Sub, each to serve in accordance with the Governing Documents of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub, and Surviving W Capital Merger Sub, as applicable and (ii) the officers of Merger Sub 1, Merger Sub 2 and Merger Sub 3 immediately prior to the Blocker Effective Time shall be the initial officers of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub, and Surviving W Capital Merger Sub, respectively, each to hold office in accordance with the Governing Documents of the Surviving KPCB Merger Sub, Surviving IVP Merger Sub, and Surviving W Capital Merger Sub.

(b)    Effective as of immediately following the Effective Time, Buyer shall cause (i) the board of directors of Buyer to be composed as set forth in the Amended and Restated Registration Rights and Stockholders Agreement, to serve in accordance with the Governing Documents of the Buyer, and (ii) such board of directors of the Buyer to appoint the officers of the Buyer to be effective from and after the Closing, to serve in accordance with the Governing Documents of the Buyer.

(c)    Effective as of immediately following the Effective Time, the Buyer (through the Buyer’s board of directors) shall appoint the officers of the Surviving Company, to be effective from and after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be managed by a managing member, with Buyer to initially serve as the sole managing member, and in connection with the amendment and restatement of the Company LLCA, the Buyer shall be admitted as a member and appointed as the managing member of the Company pursuant to the terms of the Company A&R LLCA.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION; CLOSING DELIVERIES

Section 3.1    Conversion of Securities.

(a)    The Blocker Mergers.

(i)    Blocker Merger Sub Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, each share of capital stock of each Blocker Merger Sub that is issued and outstanding immediately prior to the Blocker Effective Time shall be canceled and cease to exist and shall be converted into one validly issued, fully paid and non-assessable share of common stock of applicable Surviving Merger Sub, respectively, and shall constitute the total amount of issued and outstanding shares of applicable Surviving Merger Sub, respectively, as of immediately following the Blocker Effective Time. After the Blocker Mergers, the Buyer shall own all of the issued and outstanding shares of capital stock of each Surviving Merger Sub.

(ii)    Blocker Equity Interests. At the Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any Party, each Equity Interest of each Blocker that is issued and outstanding immediately prior to the Blocker Effective Time (other than Cancelled Equity Interests and Blocker Dissenting Shares) shall, at the Blocker Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive the Per Share Blocker Merger Consideration. No holder of Blocker Equity Interests, when so converted pursuant to this Section 3.1(a)(ii), shall have any further rights with respect thereto.

(b)    [Reserved].

(c)    The Company Merger.

(i)    Company Merger Sub Interests. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all of the Merger Sub Interests shall, at the Effective Time, be canceled and cease to exist and shall be converted into the right to receive a number of New Common Units in the Surviving Company equal to the number of Buyer Pro Forma Shares (excluding for this purpose the number of New Common Units indirectly held by Buyer through the Surviving Merger Subs).

(ii)    Company Units. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, each Company Unit that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Equity Interests, or Company Units held by Buyer, or Buyer’s Subsidiaries or other Affiliates of Buyer (including the surviving entity of any Blocker Merger or Non-Party Blocker Merger (each, a “Surviving Merger Sub”)) shall, at the Effective Time, be cancelled, shall cease to exist and shall no longer be outstanding and shall be converted into the right to receive the Per Unit Unitholder Merger Consideration. No holder of Company Units, when so converted pursuant to this Section 3.1(c)(ii), shall have any further rights with respect thereto.

(iii)     Company Options. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party, all the Company Options that are issued and outstanding immediately prior to the Effective Time shall automatically, at the Effective Time, without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Buyer Class A Common Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.1(c)(iii) (each such converted option, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Option as of immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the transactions contemplated by this Agreement. Accordingly, effective as of the Effective Time: (A) each such Rollover Option shall be exercisable solely for shares of Buyer Class A Common Stock; (B) the number of shares of Buyer Class A Common Stock subject to each Rollover Option shall be determined by multiplying (1) the number of New Common Units subject to the corresponding Company Option as of immediately prior to the Effective Time (and following the recapitalization of the Company pursuant to the Company A&R LLCA) by (2) the Exchange Ratio, and then rounding the resulting number down to the nearest whole number of shares of Buyer Class A Common Stock; and (C) the per share exercise price for the Buyer Class A Common Stock issuable upon exercise of such Rollover Option shall be determined by dividing (1) the per unit exercise price of the Company Option as in effect as of immediately prior to the Effective Time, by (2) the Exchange Ratio, and then rounding the resulting exercise price up to the nearest whole cent. Notwithstanding the foregoing, the conversions described in this Section 3.1(c)(iii) will be subject to such modifications, if any, as are required to cause the conversions to be made in a manner consistent with the requirements of Section 409A of the Code.

(iv)    Transfer Restrictions. Any Equity Interests issued hereunder as Equity Merger Consideration hereunder shall bear a restrictive legend that prohibits transfers of such Equity Interests in a manner that would be inconsistent with the Buyer Bylaws.

(d)    Equity Interests Held in Treasury or Owned. (i) At the Blocker Effective Time, any shares of capital stock or other Equity Interests of a Blocker held in the treasury of such Blocker or owned by such Blocker immediately prior to the Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto and (ii) at the Effective Time, any Company Units held in the treasury of the Company or owned by any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (any such shares of capital stock or other Equity Interests or such Company Units contemplated by clauses (i) and (ii), “Cancelled Equity Interests”).

(e)    Amendment to Company LLCA. In connection with the Company Merger, the Company shall cause Buyer to be admitted as a member of the Company and appoint the Buyer as the managing member of the Company pursuant to the Company A&R LLCA.

(f)    Fractional Shares. Notwithstanding anything to the contrary contained herein, no evidence of book-entry shares representing any fractional share of Buyer Class A Common Stock, Buyer Class V Voting Stock or New Common Units shall be issued in exchange for Blocker Equity Interests, or Company Units or Company Units underlying Company Options and no cash or other consideration will be paid in respect of such fractional shares. For purposes of calculating the aggregate number of shares of Buyer Class A Common Stock, Buyer Class V Voting Stock and New Common Units to be issued in exchange for Blocker Equity Interests or Company Units pursuant to the terms of Section 3.1(a)(ii) and Section 3.1(c)(ii), as applicable, all Company Units or Blocker Equity Interests held by the applicable holder shall be aggregated, and the Per Share Blocker Merger Consideration or Per Unit Unitholder Merger Consideration, as applicable, shall be applied to that aggregate number of Company Units or Blocker Equity Interests, as applicable, held by such holder, and not on a share-by-share or unit-by-unit basis, and the number of shares of Buyer Class A Common Stock, Buyer Class V Voting Stock and New Common Units to be issued shall be rounded down to the nearest whole share or unit, as applicable.

Section 3.2    Determination of Merger Consideration.

(a)    No later than three (3) Business Days prior to the Closing, the Company shall deliver to the Buyer: (i) a good faith estimate of the Per Share Blocker Merger Consideration and the Per Unit Unitholder

Merger Consideration, and each component and subcomponent thereof, including the Distributed Cash Amount, and (ii) the Allocation Schedule as a schedule thereto ((i) and (ii) together, the “Estimated Company Closing Statement”). Following delivery of the Estimated Company Closing Statement, the Company will provide the Buyer, its accountants and other representatives with a reasonable opportunity to review the Estimated Company Closing Statement and the Company shall consider in good faith the Buyer’s, its accountants’ and its other representatives’ reasonable comments thereto (or to any component thereof). The Blocker Owners and the Company Equityholders hereby acknowledge and agree that the Buyer may rely upon the Allocation Schedule, and in no event will the Buyer or any of its Affiliates (including the Surviving Company) have any liability to any Blocker Owner, Company Equityholder or other Person with respect to the allocation of the Per Share Blocker Merger Consideration and the Per Unit Unitholder Merger payable under this Agreement or pursuant to the Mergers or on account of payments made in accordance with the terms hereof as set forth in the Allocation Schedule; provided, however, that in no event shall the amounts set forth on the Allocation Schedule result in, or require the Buyer to issue or pay hereunder, an amount greater than the Equity Merger Consideration.

(b)    No later than three (3) Business Days prior to the Closing, the Buyer shall deliver to the Company a reasonably detailed calculation of the Transaction Expenses incurred by Buyer, including each subcomponent thereof, and reasonably detailed supporting documentation.

(c)    No later than three (3) Business Days prior to the Closing, each Blocker shall deliver to the Company and Buyer a reasonably detailed calculation of the Transaction Expenses incurred by such Blocker, the amount of Blocker Indebtedness and the number of outstanding Blocker Equity Interests as of immediately prior to the Blocker Effective Time (the “Estimated Blocker Closing Statement”), including each subcomponent thereof, and reasonably detailed supporting documentation and a certification, duly executed by an authorized officer of such Blocker, that, to his or her knowledge and solely in his or her capacity as an officer of such Blocker, the information and calculations in the Estimated Blocker Closing Statement is, and will be as of immediately prior to the Effective Time, (i) to his or her knowledge, true and correct in all respects, and (ii) in accordance with the applicable provisions of this Agreement. Each Blocker will review any comments to the applicable Estimated Blocker Closing Statement provided by the Company, Buyer or any of their representatives and consider in good faith any reasonable comments proposed by the Company or any of its representatives.

Section 3.3    Transaction Expenses. Reasonably promptly following the Closing, upon receipt of wire instructions for each such payee, Buyer shall pay, or cause the Surviving Company to pay, or cause to be paid, by wire transfer of immediately available funds, all unpaid amounts payable in respect of Transaction Expenses of the type set forth in clauses (a)-(c) and (e) of the definition thereof.

Section 3.4    Treatment of Options. Prior to the Closing, the Company shall take the appropriate actions pursuant to the Option Plan (and the underlying option agreements) that are necessary to give effect to the provisions of Section 3.1(c)(iii) with respect to Company Options.

Section 3.5    Exchange Procedures for Blocker Owners and Company Unitholders.

(a)    Payment Procedures. At least seven (7) Business Days prior to the Closing, Buyer shall cause the Transfer Agent to mail or otherwise deliver, to (i) each Blocker Owner, a letter of transmittal in the form as may be reasonably agreed to among the Company, the Buyer and the Transfer Agent prior to the Closing (the “Blocker Letter of Transmittal”), together with the Unitholder Materials, and (ii) each Company Unitholder, a letter of transmittal substantially in the form reasonably agreed to among the Company, the Buyer and the Transfer Agent prior to the Closing (the “Company Unitholder Letter of Transmittal”), together with the Unitholder Materials. No Blocker Owner or Company Unitholder shall be entitled to receive its Per Share Blocker Merger Consideration or Per Unit Unitholder Merger Consideration as applicable, until such Person delivers a duly executed and completed Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal, as applicable, and IRS Form W-9 or appropriate version of IRS Form W-8 to the Transfer Agent or the Company, as applicable. Upon delivery of such duly executed Blocker Letter of Transmittal or Company

Unitholder Letter of Transmittal, and IRS Form W-9 or appropriate version of IRS Form W-8, to the Transfer Agent or the Company, as applicable, such Blocker Owner, or Company Unitholder shall be entitled to receive, subject to the terms and conditions hereof, as applicable, (x) the Per Share Blocker Merger Consideration in respect of its Equity Interest which shall be referenced in such Blocker Letter of Transmittal, or (y) the Per Unit Unitholder Merger Consideration in respect of his, her or its Company Units which shall be referenced in such Company Unitholder Letter of Transmittal. Until surrendered as contemplated by this Section 3.5(a), each Blocker Equity Interest and Company Unit shall be deemed at all times after the Effective Time to represent only the right to receive, upon such surrender, the Per Share Blocker Merger Consideration or Per Unit Unitholder Merger Consideration, respectively, to which such Blocker Owner or Company Unitholder is entitled pursuant to this Article III.

(b)    Company Unitholder Materials. Prior to the Closing, the Company shall request in writing that (i) the parties set forth in the Registration Rights Agreement deliver, or cause to be delivered, not less than five (5) Business Days prior to the Closing Date, duly executed counterparts to the Registration Rights Agreement, (ii) each Company Unitholder and Blocker Owner deliver, or cause to be delivered, not less than five (5) Business Days prior to the Closing Date, duly executed counterparts to the Tax Receivable Agreement, and (iii) to each Company Unitholder deliver or cause to be delivered, a duly executed accredited investor questionnaire (such materials described in clauses (i), (ii) and (iii) collectively, the “Unitholder Materials”). The Company and the Blockers shall use their commercially reasonable efforts to cause such Unitholder Materials to be timely delivered to the Buyer in accordance with the immediately preceding sentence.

(c)    Delivery of Consideration. Promptly, and in any event, within four (4) Business Days after the later to occur of (A) the Closing and (B) the Transfer Agent’s receipt of a Blocker Letter of Transmittal or Company Unitholder Letter of Transmittal and IRS Form W-9 or appropriate version of IRS Form W-8, as applicable, from such Blocker Owner or Company Unitholder, the Transfer Agent shall deliver to each Blocker Owner and Company Unitholder immediately prior to the Blocker Effective Time and Effective Time, respectively, evidence of book-entry shares representing the number of whole shares of Buyer Class A Common Stock and Buyer Class V Voting Stock to which such Blocker Owner or Company Unitholder is entitled to, as applicable, pursuant to Section 3.1(a)(ii) and Section 3.1(c)(ii), respectively and (C) cause the Transfer Agent to pay an amount in cash equal to (1) the amount such Blocker Owner or Company Unitholder is entitled to pursuant to Section 3.1(a)(ii) and Section 3.1(c)(ii), respectively, subject to Section 3.10.

Section 3.6    Blocker Dissenting Shares. Notwithstanding anything to the contrary herein, any Equity Interests in any Blocker for which a Blocker Owner (a) has not voted in favor of the applicable Blocker Merger or consented to it in writing and (b) has demanded the appraisal of such Equity Interests in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, such shareholders, the “Blocker Dissenting Shareholders”, and such shares, the “Blocker Dissenting Shares”) shall not be converted into the right to receive the Per Share Blocker Merger Consideration pursuant to Section 3.1(a)(ii). From and after the Effective Time, (i) the Blocker Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Blocker Dissenting Shareholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of Buyer, the Surviving Company or any of its Affiliates; provided, that if any Blocker Dissenting Shareholder effectively withdraws or loses such appraisal rights (whether through failure to perfect such appraisal rights or otherwise), then the Blocker Dissenting Shares held by such Blocker Dissenting Shareholder (A) shall no longer be deemed to be Blocker Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Blocker Effective Time into the right to receive the Per Share Blocker Merger Consideration pursuant to Section 3.1(a)(ii) upon delivery of a properly completed and duly executed Blocker Letter of Transmittal (including, for the avoidance of doubt, any other documents or agreements required by the Blocker Letter of Transmittal) and the surrender of the applicable documents and other deliverables, including the Unitholder Materials. Each Blocker Dissenting Shareholder who becomes entitled to payment for his, her or its Blocker Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Buyer in accordance with the DGCL. Each Blocker shall give the Company and Buyer prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Blocker relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and the Company shall have the right to control all negotiations and proceedings with respect to all such demands Buyer shall, at its sole cost and expense, have the opportunity to participate in, but not control, all negotiations and proceedings with respect to all such demands. No Blocker shall, except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), settle, or make any payment, or deliver any consideration, with respect to, any such demand.

Section 3.7    Company Closing Deliveries. At the Closing, the Company shall deliver, or shall cause to be delivered, the following:

(a)    to each Company Unitholder other than Buyer, (i) the New Common Units issuable to such Company Unitholder pursuant to the Company Merger as provided in Section 3.1(c), which New Common Units shall not be certificated but the issuance thereof shall be recorded in, or in the manner specified in, the Company A&R LLCA;

(b)    to the Buyer, a number of New Common Units equal to the number of Buyer Pro Forma Shares as provided in Section 2.4(b) (excluding for this purpose the number of New Common Units indirectly held by Buyer through the Surviving Merger Subs);

(c)    to the Buyer, duly executed counterparts of the Tax Receivable Agreement, executed by each Company Unitholder that has provided the Unitholder Materials to the Buyer prior to Closing in accordance with Section 3.5(b);

(d)    to the Buyer, a duly executed copy of the Company Certificate of Merger;

(e)    to the Buyer, a certificate, duly executed and acknowledged by the Company, certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents; and

(f)    to the Buyer, a duly executed Company Bring-Down Certificate from an authorized Person of each of the Company.

Section 3.8    Blocker Closing Deliveries. At the Closing, each Blocker shall deliver, or shall cause to be delivered, the following:

(a)    to the Buyer, duly executed counterparts of the Registration Rights Agreement, executed by each of the Blocker Owners that have executed the Registration Rights Agreement, if any;

(b)    to the Buyer, a certificate, duly executed and acknowledged by each Blocker, in the form and substance required by the Treasury Regulations promulgated under Section 897 and Section 1445 of the Code, certifying that such Blocker is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code;

(c)    to the Buyer, a duly executed Blocker Bring-Down Certificate from an authorized Person of each Blocker; and

(d)    to the Buyer, duly executed counterparts of the Tax Receivable Agreement, executed by each Blocker Owner that has provided a counterpart to the Tax Receivables Agreement to the Buyer prior to Closing in accordance with Section 3.5(b).

Section 3.9    Buyer Deliveries. At Closing, the Buyer shall deliver, or shall cause to be delivered, the following:

(a)    to the Company, a duly executed counterpart to each of (i) the Company A&R LLCA, (ii) the Tax Receivable Agreement, and (iii) the Registration Rights Agreement;

(b)    to the Company, a duly executed Buyer Bring-Down Certificate from an authorized Person of the Buyer; and

(c)    to the Company and each Blocker, a duly executed copy of each Blocker Certificate of Merger.

Section 3.10    Withholding and Wage Payments.

(a)    The Buyer, the Company, the Surviving Company, the Transfer Agent and their Affiliates and agents shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided that, other than with respect to withholding (i) with respect to any payments in the nature of compensation, (ii) attributable to the failure of any Person to provide any Tax documents required in connection with any Letter of Transmittal pursuant to Section 3.5, or Section 3.7(e) or Section 3.8(b), or (iii) required under Section 1446(f) of the Code as a result of the payee’s failure or inability to provide an IRS Form W-9 in connection with its Letter of Transmittal or otherwise establish an exemption, prior to Closing, the Buyer will (or will cause the Transfer Agent to) prior to any deduction or withholding use commercially reasonable efforts to (A) notify the Company of any anticipated withholding, (B) consult with the Company in good faith to determine whether such deduction and withholding is required under applicable Law and (C) reasonably cooperate with the Company to minimize the amount of any such applicable withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such deduction and withholding were made.

(b)    Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement is being paid to any employee or similar Person of any Group Company that constitutes “wages” or other relevant compensatory amount, such amount shall be deposited in the payroll account of the applicable Group Company and the amounts due to such employee or similar Person (net of withholding) shall be paid to such Person pursuant to the next practicable scheduled payroll of the applicable Group Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE GROUP COMPANIES

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Group Company Disclosure Schedules (which shall only qualify the representations and warranties in this Article IV in the manner set forth in Section 13.13), the Company represents and warrants to the Buyer Parties as follows:

Section 4.1    Organization; Authority; Enforceability.

(a)    The Company is a limited liability company formed under the Laws of the State of Delaware. Each other Group Company is a corporation, limited liability company or other business entity, as the case may be, and each Group Company is duly formed or organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization (as applicable), except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Each Group Company has all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)    The Company is not in violation of any of its Governing Documents and no other Group Company is in material violation of any of its Governing Documents. None of the Group Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than any internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(d)    The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and to execute and deliver the Ancillary Agreements to which it is or is contemplated hereby to be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Company Merger, to receiving the Company Written Consent. Other than the Company Written Consent, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions on behalf of the Company. This Agreement has been (and each of the Ancillary Agreements to which each Group Company is contemplated hereby to be a party will be) duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of each of the Group Companies, as applicable, enforceable against the Group Companies, as applicable, in accordance with their respective terms except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(e)    Each Company Subsidiary is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.2     Non-contravention. Except as set forth on Schedule 4.2, and subject to the receipt of the Company Written Consent, the filing of the Company Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Buyer Parties’ representations and warranties in Article VI, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will (a) conflict with or result in any breach of any provision of the Governing Documents of any Group Company; (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any Material Contract or material Lease or material Company Employee Benefit Plan (in each case, whether with or without the giving of notice, the passage of time or both); (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Group Company; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any respect any Law, Order, or Lien applicable to any Group Company, except, in the case of clauses (b)-(e), as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 4.3    Capitalization.

(a)    Schedule 4.3(a) sets forth the Company Units (including the number and class or series (as applicable) of such Company Units) and the holders of record (including the percentage interests held thereby) thereof, in each case, as of the Execution Date. The Equity Interests set forth on Schedule 4.3(a) comprise all of the authorized Company Units that are issued and outstanding, in each case, as of the Execution Date.

(b)    As of the Execution Date, except as set forth on Schedule 4.3(a) or Schedule 4.3(b) or as provided for in this Agreement or the Company LLCA:

(i)    there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Group Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii)    the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person;

(iii)    the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Company Units;

(iv)    there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of the Company Units; and

(v)    the Company has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Documents or Contract to which the Company is a party in connection with the offer, sale, issuance or allotment of any of the Equity Interests applicable to the Company.

(c)    All of the Company Units have been duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Group Companies) or applicable Law.

(d)    Schedule 4.3(d) sets forth, as of the Execution Date, (i) a list of all outstanding Company Options, (ii) the name of each holder of Company Options, (iii) the exercise price of each Company Option, (iv) the total number of Company Units subject to each Company Option, and (v) the vesting schedule of each Company Option. Each Company Option has been offered, issued and delivered by the Company in compliance in all material respects with the terms and conditions of the Option Plan and applicable Law, and each Company Option’s per Company Unit exercise price is equal to or greater than the fair market value of the underlying Company Unit on the date of grant of such Company Options within the meaning of Section 409A of the Code and the Treasury Regulations and official guidance promulgated thereunder.

(e)    Schedule 4.3(e) sets forth, as of the Execution Date, (i) a list of all outstanding Profits Interests (as defined in the Company LLCA), (ii) the name of each holder of a Profits Interest, (iii) the total number Company Units subject to each Profits Interest, (iv) the vesting schedule, and (v) the applicable participation threshold or hurdle attributable to each Profits Interest. Each Profits Interest constitutes a “profits interest” as that term is used in Revenue Procedures 93-27 and 2001-43, and an election under Section 83(b) of the Code has been made with respect to each award of Profits Interests.

(f)    Schedule 4.3(f)(i) sets forth a true and complete list of the Company Subsidiaries, listing for each Company Subsidiary its name, legal entity type, jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned) as of the Execution Date. Except as set forth on Schedule 4.3(f)(ii), all of the outstanding capital stock or other Equity Interests, as applicable, of each Company Subsidiary are fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens). There are no stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted equity, restricted equity unit, other equity or equity-based compensation award or similar rights with respect to any Company Subsidiary and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating the Company or any Company Subsidiary to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Company Subsidiary, including any security convertible or exercisable into equity securities of any Company Subsidiary.

Section 4.4    Financial Statements; No Undisclosed Liabilities.

(a)    Attached as Schedule 4.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(i)    the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2018 and the related audited consolidated statements of comprehensive loss, cash flows and members’ equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements”); and

(ii)    the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 (the “Unaudited Balance Sheet”) and the related unaudited consolidated statements of comprehensive loss, cash flows for the three (3) month period then ended (collectively, together with the Unaudited Balance Sheet, the “Unaudited Financial Statements”).

(b)    Except as set forth on Schedule 4.4(b), the Financial Statements (i) have been prepared from the books and records of the Group Companies; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as may be indicated in the notes thereto and subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the Unaudited Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material to the Group Companies, individually or in the aggregate, taken as a whole).

(c)    The books of account and other financial records of each Group Company have been kept accurately in all material respects in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group Companies have been properly recorded therein in all material respects. Each Group Company has devised and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of each Group Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Internal Controls”).

(d)    The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies; (ii) any fraud, whether or not material, that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Group Companies’ ability to record, process, summarize and report financial information.

(e)    Except as set forth on Schedule 4.4(e), no Group Company has any Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, except (i) Liabilities expressly set forth in the Audited Financial Statements or the notes thereto; (ii) Liabilities which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of Contract, infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Group Companies of their respective obligations hereunder or thereunder; (iv) for fees, costs and expenses for advisors and Affiliates of the Group Companies, including with respect to legal, accounting or other advisors incurred by the Group Companies in connection with the transactions contemplated by this Agreement; (v) executory obligations under Contracts; or (vi) Liabilities that are not and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(f)    No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Exchange Act.

Section 4.5    No Company Material Adverse Effect. Since March 31, 2021, through the Execution Date, there has been no Company Material Adverse Effect.

Section 4.6    Absence of Certain Developments. Except as set forth on Schedule 4.6, during the period beginning on the Latest Balance Sheet Date and ending on the Execution Date, (a) each Group Company has conducted its business in the Ordinary Course of Business in all material respects and (b) no Group Company has taken or omitted to be taken any action that would, if taken or omitted to be taken after the Execution Date, require the Buyer’s consent in accordance with Section 7.1(b)(i)-(iii), (v), (vi), (vii), (viii), (x), (xi), (xv), or (xvi) (to the extent related to any of the foregoing).

Section 4.7    Real Property. Schedule 4.7 sets forth a list identifying the address of each Leased Real Property and the expiration date of the Lease for each Leased Real Property as of the Execution Date. Except as in the aggregate would not have a Company Material Adverse Effect: (i) each Lease is legal, valid, binding, enforceable against the applicable Group Company and in full force and effect; (ii) no Group Company is currently in material default under, nor has any event occurred or, to the Knowledge of the Company, does any circumstance exist that, with notice of lapse of time or both would constitute a material default by the Group Company under any Lease; (iii) to the Knowledge of the Company, material default by any counterparty to any such Lease exists; (iv) no Group Company has collaterally assigned or granted any other security interest in such Lease or any interest therein, except for Permitted Liens; (v) no consent, approval or authorization by any Person is required under such Lease in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; (vi) there does not exist any actual or, to the Knowledge of the Group Company, threatened, condemnation or eminent domain proceedings affecting any material portion Leased Real Property and (vii) to the Knowledge of the Company, all of the Leased Real Property is in good operating condition and repair in all material respects, ordinary wear and tear excepted.

Section 4.8    Tax Matters.

(a)    All income and other material Tax Returns required to be filed by or with respect to each Group Company have been filed. All income and other material Tax Returns filed by or with respect to each of the Group Companies are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Group Company has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Group Company has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes. Each Group Company has complied in all material respects with all applicable Laws relating to the payment of stamp duties and the reporting and payment of sales, use, ad valorem and value added Taxes.

(b)    No written claim has been made by a Taxing Authority in a jurisdiction where a Group Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such Group Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction.

(c)    There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or to the Knowledge of the Company, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to any Group Company. All deficiencies for income or other material Taxes asserted or assessed in writing against any Group Company have been fully paid, settled or withdrawn, and no such deficiency has been threatened or proposed in writing against any Group Company.

(d)    No Group Company has agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired. No Group Company is the beneficiary of any extension of time (other than an automatic extension) within which to file any Tax Return not previously filed. No power of attorney with respect to any Taxes remain in force.

(e)    No Group Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(f)    The Company is (and has been for its entire existence) properly treated as a partnership for U.S. federal and all applicable state and local income Tax purposes. Each Company Subsidiary is (and has been for its entire existence) properly treated for U.S. federal and all applicable state and local income tax purposes as the type of entity set forth opposite its name on Schedule 4.8(f). No election has been made (or is pending) to change any of the foregoing.

(g)    No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any Straddle Period, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred on or prior to the Closing Date; (ii) any change in method of accounting on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax-related Legal Requirements); (iii) prepaid amounts received or deferred revenue realized or received on or prior to the Closing Date, other than in the Ordinary Course of Business; or (iv) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law. No Group Company has made an election described in Section 965(h) of the Code.

(h)    There is no Lien for Taxes on any of the assets of any Group Company, other than Liens for Taxes not yet due and payable.

(i)    No Group Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is a Group Company). No Group Company has any liability for Taxes of any other Person (other than any Group Company) as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract (other than pursuant to an Ordinary Course Tax Sharing Agreement), or by operation of Law. No Group Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(j)    Other than with respect to other U.S. states and localities, no Group Company (i) has or has had in the last five (5) years an office, permanent establishment, branch, agency or taxable presence outside the jurisdiction of its organization or (ii) is or has been in the last five (5) years a resident for Tax purposes in any jurisdiction outside the jurisdiction of its organization.

(k)    No holder of Company Units is a “foreign person” within the meaning of Code Section 1445 or Code Section 1446(f).

(l)    No Group Company has been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

(m)    The Company and each Company Subsidiary that is treated as a partnership for U.S. federal income Tax purposes has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and each such elections will remain in effect for any taxable period that includes the Closing Date.

(n)    The prices for any property or services (or for the use of any property) provided by or to the Group Companies are arm’s length prices for purposes of all applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(o)    The Group Companies are, and have been, in compliance with the requirements for any applicable Tax holidays or incentives that have current applicability to the Group Companies.

(p)    Other than items or amounts that will be properly remitted prior to the Closing to the appropriate Taxing Authority in the Ordinary Course of Business and in accordance with applicable Law, there is no material property or obligation of any Group Company that is or may become escheatable or reportable as unclaimed property to any Governmental Entity under any applicable escheatment, unclaimed property or similar applicable Laws.

Section 4.9    Contracts.

(a)    Schedule 4.9(a) lists, as of the Execution Date, the following Contracts currently in effect to which a Group Company is a party to, and not including any Excluded Contracts:

(i)    collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “CBA”);

(ii)    Contract with any Material Supplier, excluding Leases;

(iii)    Contract with any former (to the extent of any material ongoing liability) or current directors, officers, employees or individual independent contractors who are natural persons providing for retention, transaction or change of control payments or benefits, accelerated vesting or any other payment or benefit that may or will become due, in whole or in part, in connection with the consummation of the transactions contemplated hereby;

(iv)    Contract under which any Group Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness (of the type described in clauses (a) or (b) of the definition of “Indebtedness”) or guaranteed such Indebtedness of others, in each case, having a principal or stated amount in excess of $250,000 (other than (A) intercompany loans and advances and (B) customer payment terms in the Ordinary Course of Business);

(v)    Contract resulting in any Lien (other than any Permitted Lien) on any material portion of the assets of any of the Group Companies;

(vi)    license or royalty Contract to which the Group Companies are a party with respect to the use by the Group Companies of any Intellectual Property, that is material to the Group Companies, taken as a whole;

(vii)    Contract for the settlement or avoidance of any dispute regarding the ownership, use, validity or enforceability of Intellectual Property (including consent-to-use contracts) (x) with material ongoing obligations of any Group Company, or (y) that materially restricts any Group Company’s use or licensing of any Owned Intellectual Property;

(viii)    Contract providing for any Group Company to make any capital contribution to, or other investment in, any Person, that is material to the Group Companies, taken as a whole;

(ix)    joint venture or legal partnership Contract;

(x)    any agency, dealer, distribution, sales representative, remarketer, reseller, or other Contract for the distribution of Group Company products or services (other than agreements with resellers and channel partners entered into in the Ordinary Course of Business);

(xi)    Contract that limits or restricts, or purports to limit or restrict, any Group Company (or after the Closing, the Buyer or any Group Company) from (x) engaging or competing in any line of business or business activity in any jurisdiction or (y) acquiring any product or asset or receiving services from any Person or selling any product or asset or performing services for any Person, in each case, in a manner that is or would reasonably be expected to be material to the Group Companies, taken as a whole;

(xii)    Contract that binds any Group Company to any of the following restrictions or terms that, in each case, are material to the Group Companies, taken as a whole: (v) a “most favored nation” or similar provision with respect to any Person; (w) a provision providing for payments by any Group Company for the sharing of any revenue or cost-savings with any other Person; (x) “minimum purchase” requirement; (y) rights of first refusal or first offer (other than those related to real property Leases) or (z) a “take or pay” provision;

(xiii)    Contract involving the settlement, conciliation or similar agreement (A) of any Proceeding or threatened Proceeding or with any Governmental Entity since December 31, 2019 and which has a value greater than $250,000, or (B) pursuant to which any Group Company will have any material outstanding obligation after the Execution Date;

(xiv)    Contract that relates to any completed disposition or acquisition by any Group Company of (x) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (y) any material assets or properties (excluding real property) in each case, entered into or consummated after December 31, 2017, other than Contracts in the Ordinary Course of Business; and

(xv)    Contract, excluding Leases, that is material to the Group Companies, taken as a whole requiring any Group Company to guarantee the Liabilities of any Person (other than any other Group Company) or pursuant to which any Person (other than a Group Company) has guaranteed the Liabilities of a Group Company.

(b)    Except as specifically disclosed on Schedule 4.9(b), each Contract listed on Schedule 4.9(a) (each, a “Material Contract”) is in full force and effect and is legal, valid, binding and enforceable against the applicable Group Company party thereto and against each other party thereto. The Company has delivered to, or made available for inspection by, the Buyer a complete and accurate copy of each Material Contract. With respect to all Material Contracts, none of the Group Companies or, to the Knowledge of the Company any other party to any such Material Contract, is in material breach thereof or default thereunder. During the last twelve (12) months, no Group Company has received any written, or, to the Knowledge of the Company, oral notice of material breach of or material default under any such Material Contract. No event has occurred, which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Contract by any Group Company, or to the Knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). During the last twelve (12) months, no Group Company has received written notice from any other party to any such Material Contract that such party intends to terminate or not renew any such Material Contract.

(c)    Schedule 4.9(c) sets forth a complete and accurate list of the names of the Material Suppliers. Since December 31, 2020, (x) no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with any Group Company or threatened to cancel, terminate or materially and adversely alter its relationship with any Group Company and (y) there have been no material disputes between any Group Company and any Material Supplier.

Section 4.10    Intellectual Property.

(a)    The former and current products, services and operation of the business of the Group Companies have not infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property of any Person, except for such infringements, misappropriation, dilutions and other violations that would not reasonably be expected to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 4.10(a), no Group Company has received, in the four (4) year period prior to the date hereof, any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Group Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any material Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any material Owned Intellectual Property except for such interferences, challenges, infringements, misappropriations or violations, that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b)    Each Group Company owns, or has a valid right to use, all Intellectual Property that is used in and material to the business of such Group Company as currently conducted. Schedule 4.10(b) identifies, as of the Execution Date, each Registered IP and applications for the foregoing, in each case which is owned by or filed in the name of a Group Company. All the Intellectual Property required to be disclosed in Schedule 4.10(b) is valid and enforceable. Each Group Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens (other than Permitted Liens), and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Group Company or the business of the Group Companies. All the Owned Intellectual Property required to be disclosed in Schedule 4.10(b) that is Registered IP has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except where the applicable Group Company has made a reasonable business judgment to not pay such fees or make such filings or to permit such registrations or applications to expire, be canceled or become abandoned.

(c)    Each Group Company has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets and any other material confidential information owned by such Group Company. Each Group Company has taken commercially reasonable measures to maintain and enforce quality standards and quality control with respect to its own use of, and the use of any third party authorized to use, the Group Companies’ Trademarks and Brand Elements. No current or former founder, employee, contractor or consultant of any Group Company has valid claim to ownership in any material Owned Intellectual Property. Each Person who has developed any Owned Intellectual Property that is material to the Company for any Group Company has assigned all right, title and interest in and to such Intellectual Property to a Group Company by a valid written assignment or by operation of law. To the Knowledge of the Company: (i) no Person is in violation of any such confidentiality or Intellectual Property assignment agreement; and (ii) no current or former employee of the Company or Group Company is in any material respect in violation of any non-competition agreement, non-solicitation agreement or restrictive covenant with a former employer or service recipient relating to the right of any such employee to be employed by or provide services to the Company or any Group Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(d)    The Company has made available to the Buyer a correct and complete copy of each standard form of Contract used by the Group Companies being used in connection with its business, including (as applicable) each of its unmodified standard forms of: (A) employee agreement; (B) consulting or independent contractor agreement (C) confidentiality or nondisclosure agreement; (D) customer contract (“Standard Form Agreements”).

(e)    The IT Assets are, to the Company’s Knowledge, materially sufficient for the purposes for which such IT Assets are used in current business operations of the Group Companies. The Group Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the availability, security and integrity of the IT Assets and all material Business Data stored thereon, including from unauthorized access and infection by Unauthorized Code.

(f)    Each item of Intellectual Property owned, or material Intellectual Property licensed from a third party, by the Group Companies immediately prior to the Closing will be owned or available for use by the Group Companies immediately subsequent to the Closing on identical or substantially similar terms and conditions as owned or licensed for use by the Group Companies immediately prior to the Closing, except as would not have a Company Material Adverse Effect.

(g)    Except as set forth on Schedule 4.10(f), during the Lookback Period, neither the Group Companies, nor, to the Knowledge of the Company, any Group Company Processor (defined below), have (i) experienced any Security Breaches or Security Incidents or (ii) received any written notices or written complaints from any Person regarding such a Security Breach or Security Incident, in each case of (i) and (ii), except as would not reasonably be expected to be material to the Group Companies, individually or taken as a whole. During the Lookback Period, none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including any notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) or entity alleging any non-compliance with applicable Privacy and Security Requirements by any Group Company. During the Lookback Period, none of the Group Companies have provided, nor have been obligated to provide notice under any Privacy and Security Requirements, regarding any Security Breach or Security Incident.

(h)    Except as set forth on Schedule 4.10(h), the Group Companies are and, during the Lookback Period, have been in compliance in all material respects with all applicable Privacy and Security Requirements. Except as would not reasonably be expected to be material to the Group Companies, individually or taken as a whole, the Group Companies have a valid and legal right (whether contractually, by Law or otherwise) to Process all Personal Information and Business Data in connection with the use and/or operation of its products, services and business in the manner such Personal Information and Business Data is accessed and used by the Group Companies. To the Knowledge of the Company, no third party that has Processed Personal Information on behalf of or through access granted by the Group Companies (each a “Group Company Processor”) has done so in violation of any Privacy and Security Requirements. Except as would not reasonably be expected to be material to the Group Companies, individually or taken as a whole, the execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements. All notices and consents required by Privacy and Security Requirements for the Group Companies’ Processing of Personal Information in connection with the conduct of the business have been given or obtained in accordance in all material respects with all applicable Privacy Laws.

(i)    The Group Companies have implemented Privacy Policies, which, in all material respects, comply with and satisfy requirements of applicable Privacy and Security Requirements, and the Group Companies are in compliance in all material respects with all such Privacy Policies. Such Privacy Policies have not been inaccurate, misleading, deceptive in violation in any material respect of any of the Privacy and Security Requirements.

(j)    The Group Companies maintain, have implemented and have at all times complied in all material respects with their, written information security program that includes commercially reasonable physical, technical and administrative safeguards designed to protect the IT Assets and Personal Information in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, to provide commercially reasonable protection against Security Breaches and Security Incidents, and to comply in all material respects with all applicable Privacy and Security Requirements.

(k)    No material source code of any Group Company has been disclosed, licensed, released, escrowed, or made available to any third party, other than a contractor, consultant or developer pursuant to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) will, or would reasonably be expected to, result in a requirement that an escrow agent disclose or deliver any such source code to any third party by any Group Company. None of the Software that is Owned Intellectual Property links to or integrates with any code licensed under an “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner that, based on how the Company’s Software is used, (i) requires any public distribution of the source code of any Software that is Owned Intellectual Property or (ii) creates restrictions on any Group Company’s rights to use or license such Software except, in each case, for any such requirements or restrictions that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(l)    All Owned Intellectual Property is fully transferable, alienable and licensable by the Company or the Group Companies without restriction and without payment of any kind to any third party. Neither the execution and delivery of this Agreement nor any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Group Company will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, as a result of a Contract to which a Group Company is a party: (i) a loss of, or Lien on (other than Permitted Liens), any Owned Intellectual Property; (ii) any obligation for the Company or any Group Company to pay any amounts, royalties, or consideration with respect to any Intellectual Property licensed to or used by the Company or any Group Company other than fees, royalties or payments that the Company or any Group Company would otherwise have been required to pay in the absence of this Agreement or had such transactions not occurred; (iii) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, any Owned Intellectual Property, except, in each case (i) – (iv), as would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.11    Information Supplied. The information supplied or to be supplied by the Group Companies or their respective Affiliates on behalf of any of the Group Companies expressly for inclusion or incorporation by reference in the Form S-4 shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders; (d) the time of the Buyer Shareholder Meeting; or (e) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by the Group Companies or that are included in such filings and/or mailings).

Section 4.12    Litigation. Except as set forth on Schedule 4.12, since June 30, 2018, there have not been any material Proceedings or material Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of the Company, threatened against any Group Company or any of their respective properties at Law or in equity or, to the Knowledge of the Company, any director, officer or employee of any Group Company in his or her capacity as such and related to the business of the Group Companies.

Section 4.13    Brokerage. Except as set forth on Schedule 4.13, no Group Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Group Company or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.14    Labor Matters.

(a)    All employees of the Group Companies are legally permitted to be employed by the Group Companies in the jurisdiction in which such employees are employed in their current job capacities. Except as would not reasonably be expected to result in material Liabilities to the Group Companies, no freelancer, consultant or other contracting party treated as self-employed whose services the Group Companies uses or has used can effectively claim the existence of an employment relationship with one of these companies.

(b)    No Group Company is a party to or bound by any CBA (including generally applicable collective bargaining agreements), works agreements and company practices relating to employees of any Group Company and no employees of any Group Company are represented by any labor union, works council, trade union, employee organization or other labor organization with respect to their employment with the Group Companies. During the Lookback Period, no labor union or other labor organization, or group of employees of any Group Company has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no ongoing or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of any Group Company and no such activities have occurred during the Lookback Period. During the Lookback Period, there has been no actual or, to the Knowledge of the Company, threatened, unfair labor practice charges, grievances, strikes, walkouts, work stoppages, picketing, hand billing, arbitrations, or other material labor disputes arising under a CBA against or affecting any Group Company. The Group Companies have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any employee of the Group Companies, in connection with the execution of this Agreement or consummation of the transactions contemplated hereby. No Group Company is bound by a social compensation plan that has not yet been implemented in all material respects and no material reconciliation of interests regarding operational changes has been performed by the respective employer and employees’ representatives. All material liabilities of Group Companies arising from social compensation plans have been met in full and all reconciliations of interests agreed have been fully carried out and the operational changes regulated therein have been fully implemented.

(c)    Except as set forth in Schedule 4.14(c), the Group Companies are and, during the Lookback Period, have been in compliance in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours (including overtime), classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights or benefits, maternity benefits, accessibility, pay equity, workers’ compensation, tax withholding, affirmative action, COVID-19, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act or similar state or local law), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action, unemployment insurance and the payment of social security, employee provident fund and other Taxes. There are no obligations or commitments on the part of the Group Companies to maintain a certain number of employees (employment guarantees).

(d)    Except as set forth in Schedule 4.14(d), (i) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any Group Company with respect to or by any current or former employee or individual independent contractor of any Group Company; (ii) during the Lookback Period, none of the Group Companies has implemented any plant closing or layoff of employees triggering notice requirements under the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied; and (iii) as of the date hereof, there is presently no outstanding liability under the WARN Act or similar state or local law, and no such plant closings or employee layoffs are currently planned or announced.

(e)    Except as would not reasonably be expected to result in material Liabilities to the Group Companies following the Closing: during the Lookback Period, (i) each of the Group Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Group Company has been liable for any arrears of wages, compensation, Taxes, penalties or other sums; (iii) each of the Group Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees or individual independent contractor; and (iv) each individual who has provided or is currently providing services to any Group Company, and has been classified as (x) an independent contractor, consultant, leased employee, or other nonemployee service provider, or (y) an exempt employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Group Companies is materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Group Company personnel (other than routine payments to be made in the Ordinary Course of Business).

(f)    To the Knowledge of the Company, as of the Execution Date, no employee or individual independent contractor of any Group Company is, with respect to his or her employment by or relationship with any Group Company, in breach of the terms of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement or restrictive covenant (i) owed to the Group Companies; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Group Companies. As of the Execution Date, no employee with annualized base compensation at or above $250,000 of any Group Company has provided oral or written notice of any present intention to terminate his or her relationship with any Group Company within the first twelve (12) months following the Closing.

(g)    No allegations of sexual harassment or sexual misconduct while employed by, or providing services to, any Group Company have been reported to any Group Company, or threatened or anticipated, against any current or former employee in a managerial or supervisory position. The Group Companies have not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former employee.

(h)    As of the Execution Date, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or individual independent contractors of any Group Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19. As of the Execution Date, the Company has not otherwise experienced any material employment-related liability with respect to COVID-19. As of the Execution Date, no current or former employee of any Group Company has filed or, to the Knowledge of the Company, has threatened, any claims against any Group Companies related to COVID-19.

Section 4.15    Employee Benefit Plans.

(a)    Schedule 4.15(a) sets forth a list, as of the Execution Date, of each Company Employee Benefit Plan (other than (i) offer letters or other employment agreements with employees that are terminable at-will by the Company or any ERISA Affiliate without severance or change of control pay or benefits, in which case only the form of such offer letter or other employment agreement will be listed, (ii) Company Option or Profits

Interest agreements that do not deviate from the Company’s standard forms, in which case only such standard forms of Company Stock Option or Profits Interest Unit agreement will be listed, or (iii) consulting agreements with individual consultants who are natural persons that are terminable without penalty on less than thirty (30) days’ notice, in which case only forms of such contracts will be listed, unless any such contract provides severance or change of control pay or benefits that are, in each case, greater than required by applicable Laws). With respect to each Company Employee Benefit Plan, the Company has made available to the Buyer true and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all related insurance Contracts, trust agreements or other funding arrangements.

(b)    Except as set forth on Schedule 4.15(b), (i) no Company Employee Benefit Plan provides, and no Group Company has any current or potential obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no Company Employee Benefit Plan is, and no Group Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability (including on account of an ERISA Affiliate) under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, and (iii) no Group Company contributes to or has any obligation to contribute to, or has any Liability (including on account of an ERISA Affiliate) under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Group Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)    Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has timely received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to cause the loss of the tax-qualified status or to adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. Except as would not reasonably be expected to result in a material Liability to any of the Group Companies, there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan. The Group Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended (the “ACA”), and none of the Group Companies has incurred (whether or not assessed), nor is reasonably expected to incur or be subject to, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to each Company Employee Benefit Plan and except as would not reasonably be expected to result in a material Liability to any of the Group Companies, all contributions, distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Company Employee Benefit Plan and in compliance with the requirements of applicable Law, and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(d)    Except as set forth on Section 4.15(d), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or together with any other event would, directly or indirectly, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor of the Group Companies under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Group Companies to any current or former officer, employee, director or individual independent contractor of the Group Companies, or (v) limit or restrict the Group Companies’ or the Buyer’s ability to merge, amend or terminate any Company Employee Benefit Plan.

(e)    Without limiting the generality of the foregoing, with respect to each Company Employee Benefit Plan that is primarily for the benefit of employees, directors, or individual independent contractors of the Group Company who reside or work primarily outside of the United States (each, a “Foreign Plan”): (i) each Foreign Plan required to be registered or intended to meet certain regulatory requirements for favorable tax treatment has been timely and properly registered and has been maintained in all material respects in good standing with the applicable regulatory authorities and requirements; (ii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, or gratuity fund, scheme, plan or arrangement; and (iii) all Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

(f)    Each Company Employee Benefit Plan or other arrangement that is, in any part, a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Group Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or related interest or penalties incurred by such Person, including under Sections 409A or 4999 of the Code or otherwise.

(g)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in conjunction with any other event, result in the payment or provision of any amount or benefit that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code).

Section 4.16    Insurance. Schedule 4.16 contains a true, correct and complete list of all material insurance policies carried by or for the benefit of the Group Companies (the “Insurance Policies”) as of the Execution Date and the scope of coverage of each such Insurance Policy. Each Insurance Policy is legal, valid, and binding on and enforceable by the applicable Group Company, is in full force and effect, and no written notice of cancellation or termination has been received by any Group Company with respect to any such Insurance Policy, except as would not reasonably be expected to have a Company Material Adverse Effect. All premiums due under such policies have been paid in accordance with the terms of such Insurance Policy, except as would not reasonably be expected to have a Company Material Adverse Effect. No Group Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Execution Date, there have been no material claims by or with respect to the Group Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.17    Compliance with Laws; Permits.

(a)    Except as set forth on Schedule 4.17(a), (i) each Group Company has been during the Lookback Period, in compliance in all material respects with all Laws and Orders applicable to the conduct of the business of the Group Companies, including with respect to (A) the Automatic Renewal Laws, including, as applicable, without limitation, all applicable requirements relating to the disclosure of material terms, the receipt of consent to place recurring charges on a consumer’s credit card, debit card or other payment account, cancellation mechanisms, and the delivery of transaction acknowledgments and renewal reminders and (B) any practices associated with advertising, marketing and promoting the business of the Group Companies and all third party products and services by means of text message, email, telephone, and other electronic messages, including the Telephone Consumer Protection Act (TCPA) and the FTC trade regulation rule entitled “Telemarketing Sales Rules,” 16 C.F.R. § 310 et seq.; and (ii) during the Lookback Period, no Group Company has received any written, or oral notice from any Governmental Entity alleging a material violation of or material noncompliance with any such Laws or Orders that remains uncured and outstanding.

(b)    Each Group Company holds all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity required for the ownership and use of its assets and properties or the conduct of its business (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and is in compliance with all terms and conditions of such Permits, except where the failure to have such Permits would not be reasonably expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated hereby. Except as would not reasonably be expected to have a Company Material Adverse Effect, no Group Company is in default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would be reasonably expected to constitute a default under such Permit, and no Proceeding is pending or, threatened to suspend, revoke, withdraw, modify or limit any such Permit.

Section 4.18    Environmental Matters. Except as set forth in Schedule 4.18, (a) each Group Company is, and during the Lookback Period has been, in compliance in all material respects with all Environmental Laws; (b) each Group Company has during the Lookback Period been timely obtained and maintained, and is, and for the Lookback Period, has been, in compliance in all material respects with, all Permits required by Environmental Laws (collectively, the “Environmental Permits”); (c) no Group Company has received any notice regarding any actual or alleged material violation of, or material Liabilities under, any Environmental Laws, the subject of which remains unresolved; (d) there are no pending or, to the Knowledge of the Company, threatened Proceedings against any of the Group Companies relating to a material violation of, or material Liabilities under, any Environmental Law; (e) no Group Company has (i) used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or (ii) exposed any Person to, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, that has resulted or could result in material Liability to any of the Group Companies under Environmental Laws; and (f) no Group Company has assumed, undertaken or become subject to any material Liability of any other Person, or provided an indemnity with respect to any material Liability, in each case under Environmental Laws. The Group Companies have provided to the Buyer true and correct copies of all material environmental, health and safety assessments and all other material environmental, health and safety documents regarding any material liability arising under Environmental Law relating to any of the Group Companies or their current or former properties, facilities or operations, that in each case, are in the Group Companies’ possession.

Section 4.19    Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, including any Company Employee Benefit Plans, (b) transactions with any portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, or (c) Contracts with respect to any Interested Party’s status as an equityholder of any Group Company, (d) customary director and officer agreements, or (e) as disclosed on Schedule 4.19, (x) there are no Contracts (except for the Governing

Documents) between any of the Group Companies, on the one hand, and any Interested Party on the other hand and (y) no Interested Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Group Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such transactions or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

Section 4.20    Trade  & Anti-Corruption Compliance.

(a)    Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, managers or employees or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries, is or has been in the last five (5) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) to the Knowledge of the Company, operating in, conducting business with, or otherwise engaging in dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in violation of applicable Sanctions in connection with the business of the Company; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (v) otherwise in violation of any applicable Sanctions or applicable Ex-Im Laws or U.S. anti-boycott requirements (together “Trade Controls”), in connection with the business of the Company.

(b)    Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, in the last five (5) years, in connection with or relating to the business of the Company, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of the directors, officers, managers or employees of any Group Company or any agent or third party representative acting on behalf of the Company or any of its Subsidiaries: (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each of (i) – (iv) in violation of applicable Anti-Corruption Laws.

(c)    As of the Execution Date, to the Knowledge of the Company, there are no, and in the last five (5) years there have been no, Proceedings or Orders alleging any such contributions, payments, bribes, kickbacks, expenditures, gifts or fraudulent conduct referred to in
Section 4.20(b) by or on behalf of any Group Company or any other such violation of any Trade Controls or Anti-Corruption Laws by or on behalf of any Group Company that, if adversely decided or resolved against such Group Company or Person, would reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.21    No Other Representations and Warranties; Non-Reliance.

(a)    THE COMPANY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BLOCKERS IN ARTICLE V AND THE BUYER PARTIES IN ARTICLE VI, NO BUYER PARTY, BLOCKER, OR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER PARTIES OR ANY BLOCKER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, ESTIMATES, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY BLOCKER IN ARTICLE V AND THE BUYER PARTIES IN ARTICLE VI, THE COMPANY AND ITS AFFILIATES HAVE NOT RELIED ON OR ACTED IN RELIANCE ON, AND ARE NOT RELYING OR ACTING, INCLUDING, AS APPLICABLE, ENTERING INTO OR CONSUMMATING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN RELIANCE ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OR OTHER STATEMENT (OR THE ACCURACY OR COMPLETENESS THEREOF) RELATING TO THE BUYER PARTIES, ANY BLOCKER, OR THEIR RESPECTIVE FINANCIAL CONDITIONS, BUSINESSES, OPERATIONS, RESULTS OF OPERATIONS, PROPERTIES, ASSETS, LIABILITIES, PROSPECTS, OR OTHER MATTERS RELATING TO THE BUYER PARTIES OR THE BLOCKERS OR IN RELIANCE ON ANY MATERIALS, STATEMENTS OR INFORMATION PROVIDED OR ADDRESSED TO THE COMPANY OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, OR THE ACCURACY OR COMPLETENESS THEREOF.

(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN THIS ARTICLE IV, (I) NEITHER THE COMPANY NOR ANY OF ITS REPRESENTATIVES (OR ANY OTHER PERSON) MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPANY OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY BUYER OR ANY OF ITS AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY THE COMPANY (OR ANY OTHER PERSON), AND (III) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR ANY OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO BUYER OR ANY OF ITS AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING, INCLUDING ANY MATERIALS OR INFORMATION MADE AVAILABLE IN THE ELECTRONIC DATA ROOM HOSTED BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR IN CONNECTION WITH PRESENTATIONS BY THE COMPANY’S MANAGEMENT, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS AND TO THE EXTENT ANY SUCH MATERIALS OR INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN THIS ARTICLE IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

As an inducement to the Buyer Parties to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Blocker Disclosure Schedules, the Blockers hereby severally, and not jointly, represent and warrant to the Buyer Parties as follows:

Section 5.1    Organization; Authority; Enforceability.

(a)    Such Blocker is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of the State of

Delaware, except where the failure to be in good standing (or the equivalent thereof, if applicable) would not reasonably be expected to have a material adverse effect on such Blocker’s ability to consummate the applicable Blocker Merger.

(b)    Such Blocker has all the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects, except where the failure to have such power or authority would not reasonably be expected to have a material adverse effect on such Blocker’s ability to consummate the applicable Blocker Merger.

(c)    Such Blocker is not in material violation of any of the Governing Documents of such Blocker. Such Blocker is not the subject of any bankruptcy, dissolution, liquidation, reorganization (other than any internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(d)    Such Blocker has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to execute and deliver the Ancillary Agreements to which it is or is contemplated hereby to be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of such Blocker’s Blocker Merger, to receiving such Blocker’s Blocker Written Consent. Such Blocker’s Blocker Written Consent is the only vote or approval of the holders of any class or series of capital stock of such Blocker necessary to adopt this Agreement and to approve the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions on behalf of such Blocker, as applicable. This Agreement has been (and each of the Ancillary Agreements to which such Blocker is or is contemplated hereby to be a party will be) duly executed and delivered by such Blocker and constitutes a valid, legal and binding agreement of such Blocker, enforceable against such Blocker in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

(e)    Each Blocker is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on such Blocker’s ability to consummate the applicable Blocker Merger.

Section 5.2     Non-contravention. Subject to the receipt of such Blocker’s Blocker Written Consent, the filing of such Blocker’s Blocker Certificate of Merger and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Buyer Parties’ representations and warranties in Article VI, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by such Blocker will (a) conflict with or result in any breach of any provision of the Governing Documents of such Blocker; (b) require any filing with, or the obtaining of any material consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any of the terms, conditions or provisions of any material Contract; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Blocker; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any respect any Law, Order, or Lien applicable to such Blocker, except in the case of clauses (b)-(e), as would not reasonably be expected to have a material adverse effect on the ability of such Blocker to consummate the applicable Blocker Merger.

Section 5.3    Capitalization. The issued and outstanding Blocker Equity Interests and the owners thereof for each Blocker are set forth on Schedule 5.3. All outstanding Blocker Equity Interests of such Blocker are validly issued and fully paid and non-assessable and are not subject to preemptive rights or any other Liens (other than Securities Liens). Other than such Blocker’s Blocker Equity Interests, there are no options, warrants or other rights to subscribe for, purchase or acquire from such Blocker any Equity Interests in such Blocker or securities convertible into or exchangeable or exercisable for any Equity Interests in such Blocker. Other than such Blocker’s Governing Documents, there are no stockholder agreements, operating agreements, voting trusts or other agreements or understandings to which such Blocker is a party or by which it is bound relating to the voting of any such Blocker’s Blocker Equity Interests.

Section 5.4    Holding Company; Ownership.

(a)    Such Blocker is a holding company and was formed for the sole purpose of investing in Equity Interests of the Company and has never owned, and does not own, any assets except for Equity Interests of the Company, cash and other assets typical of a holding company. Since its respective formation, such Blocker has not engaged in any business activities. Except for Liabilities incident to its formation and organization, and maintenance of its existence and in connection with its ownership of Equity Interests in the Company, such Blocker has not incurred any Liabilities.

(b)    Each Blocker has, and as of immediately prior to the Closing, such Blocker will have, good and valid title to such Blocker’s Equity Interests of the Company, free and clear of all Liens, other than Permitted Liens and Securities Liens.

Section 5.5    Information Supplied. The information supplied or to be supplied by such Blocker or its Affiliates on behalf of such Blocker expressly for inclusion or incorporation by reference in the Form S-4 shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the proxy statement/prospectus included in the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to Buyer Shareholders; or (d) the time of the Buyer Shareholder Meeting, except that no warranty or representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by the Buyer or its Affiliates for inclusion therein, and subject, in each case, to the qualifications and limitations set forth in the materials provided by such Blocker or that are included in such filings and/or mailings.

Section 5.6    Litigation. Since such Blocker’s formation, there have not been any material Proceedings or material Orders (including those brought or threatened by or before any Governmental Entity) pending, or to the Knowledge of such Blocker, threatened against such Blocker or any of its properties at Law or in equity or, to the Knowledge of such Blocker, any director, officer or employee of such Blocker in such Person’s capacity as such and related to the business of such Blocker.

Section 5.7    Foreign Status. Such Blocker is not a “foreign person” as defined in 31 CFR 800.24.

Section 5.8    Affiliate Transactions. Except as disclosed on Section 5.9, there are no transactions or arrangements (a) between any Blocker, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Blocker or any family member of the foregoing Persons (such transactions or arrangements, “Blocker Affiliated Transactions”).

Section 5.9    Brokerage. Such Blocker has not taken action to incur any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of such Blocker or any of its Affiliates, or the Buyer or any of its Affiliates to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.10    No Undisclosed Liabilities. Except as set forth on Schedule 5.10, such Blocker has no Liabilities which it has taken any action to incur except for (a) Liabilities that are included in the definition of Blocker Indebtedness or Transaction Expenses of such Blocker and (b) Liabilities which are de minimis.

Section 5.11    Tax Matters.

(a)    All income and other material Tax Returns required to be filed by or with respect to such Blocker have been timely filed pursuant to applicable Laws. All income and other material Tax Returns filed by or with respect to such Blocker are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Such Blocker has paid all income and other material Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Such Blocker has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)    There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or, to the Knowledge of such Blocker, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to such Blocker. All deficiencies for income or other material Taxes asserted or assessed in writing against such Blocker have been fully paid, settled or withdrawn, and no such deficiency has been threatened or proposed in writing against such Blocker.

(c)    Such Blocker has not agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. Such Blocker is not the beneficiary of any extension of time (other than an automatic extension) within which to file any Tax Return not previously filed. No power of attorney granted by such Blocker with respect to Taxes remains in force.

(d)    Such Blocker is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

(e)    Such Blocker has not taken any action, nor knows of any fact or circumstance, that could reasonably be expected to prevent the applicable Blocker Merger from qualifying as a reorganization within the meaning of Section  368(a) of the Code.

Section 5.12    No Other Representations and Warranties; Non-Reliance.

(a)    EACH BLOCKER, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE GROUP COMPANIES IN ARTICLE IV AND THE BUYER PARTIES IN ARTICLE VI, NO BUYER PARTY, THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER PARTIES OR THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY BUYER PARTY, THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, ESTIMATES, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE GROUP COMPANIES IN ARTICLE IV AND THE BUYER PARTIES IN ARTICLE VI, THE BLOCKERS AND THEIR AFFILIATES HAVE NOT RELIED ON OR ACTED IN RELIANCE ON, AND ARE NOT RELYING OR ACTING,

INCLUDING, AS APPLICABLE, ENTERING INTO OR CONSUMMATING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN RELIANCE ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OR OTHER STATEMENT (OR THE ACCURACY OR COMPLETENESS THEREOF) RELATING TO THE BUYER PARTIES, THE GROUP COMPANIES, OR THEIR RESPECTIVE FINANCIAL CONDITIONS, BUSINESSES, OPERATIONS, RESULTS OF OPERATIONS, PROPERTIES, ASSETS, LIABILITIES, PROSPECTS, OR OTHER MATTERS RELATING TO THE BUYER PARTIES OR THE GROUP COMPANIES OR IN RELIANCE ON ANY MATERIALS, STATEMENTS OR INFORMATION PROVIDED OR ADDRESSED TO THE BLOCKERS OR THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, OR THE ACCURACY OR COMPLETENESS THEREOF.

(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY ANY BLOCKER IN THIS ARTICLE V, (I) NO BLOCKER NOR ANY OF ITS REPRESENTATIVES (OR ANY OTHER PERSON) MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY RELATING TO SUCH BLOCKER OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) NO PERSON HAS BEEN AUTHORIZED BY ANY BLOCKER TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO ANY BLOCKER OR ITS BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY BUYER, THE GROUP COMPANIES OR ANY OF THEIR AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY ANY BLOCKER (OR ANY OTHER PERSON), AND (III) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR ANY OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO THE BUYER PARTIES, THE GROUP COMPANIES OR ANY OF THEIR AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS AND TO THE EXTENT ANY SUCH MATERIALS OR INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN THIS ARTICLE V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

As an inducement to the Blockers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, except as set forth in the applicable section of the Buyer Disclosure Schedules (which shall only qualify the representations and warranties in this Article VI in the manner set forth in Section 13.13) or as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Buyer and publicly available prior to the Execution Date (excluding (x) any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, or (y) any information incorporated by reference into the Buyer SEC Documents (other than from other Buyer SEC Documents)); provided, however, that nothing set forth in or disclosed in the Buyer SEC Documents will qualify, or been deemed to qualify, the representations and warranties set forth in Section 6.3, Section 6.5 and Section 6.10, the Buyer Parties hereby represent and warrant as follows:

Section 6.1    Organization; Authority; Enforceability.

(a)    The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Merger Sub is a limited liability company or corporation, as the case may be, and each Buyer Party is duly formed or organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of the State of Delaware, except where the failure to be so qualified (or the equivalent thereof, if applicable) would not reasonably be expected to have a Buyer Material Adverse Effect.

(b)    Each of the Buyer Parties have all the requisite corporate, limited liability company or other applicable power and authority to own, lease and operate its assets and properties and to carry on its businesses as presently conducted in all material respects.

(c)    No Buyer Party is in material violation of any of its Governing Documents. No Buyer Party is the subject of any bankruptcy, dissolution, liquidation, reorganization (other than any internal reorganizations conducted in the Ordinary Course of Business) or similar proceeding.

(d)    Each Buyer Party has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to execute and deliver the Ancillary Agreements to which it is or is contemplated hereby to be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, subject to the receipt of the requisite approval of the Buyer Shareholder Voting Matters by the Buyer Shareholders. Subject to the receipt of the Required Vote, the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, limited liability company or other business entity actions, as applicable. This Agreement has been (and each of the Ancillary Agreements to which each Buyer Party is or is contemplated hereby to be a party will be) duly executed and delivered by such Buyer Party and constitutes a valid, legal and binding agreement of each Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Required Vote is the only vote of the holders of any class or series of the Buyer Capital Stock necessary to approve the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)    Each Buyer Party is duly qualified, licensed or registered to do business under the Laws of each jurisdiction in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.2     Non-contravention. Except as set forth on Schedule 6.2 and subject to the receipt of the requisite approval of the Buyer Shareholder Voting Matters by the Buyer Shareholders, the filing of the Certificates of Merger, and the filings pursuant to Section 8.8, and assuming the truth and accuracy of the Company’s representations and warranties in Article IV and each Blocker’s representations and warranties contained in Article V, neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or by any Ancillary Agreement by a Buyer Party will (a) conflict with or result in any breach of any provision of the Governing Documents of any Buyer Party; (b) require any filing with, or the obtaining of any consent or approval of, any Governmental Entity; (c) result in a violation of or a default (or give rise to any right of termination, cancellation, or acceleration of material rights) under, any Contract to which any Buyer Party is a party; (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Buyer Party; or (e) except for violations which would not prevent or delay the consummation of the transactions contemplated hereby, violate in any respect any Law, Order, or Lien applicable to any Buyer Party, except, in the case of clauses (b)-(e), as would not reasonably be expected to be material to the Buyer Parties, taken as a whole.

Section 6.3    Capitalization.

(a)    As of the Execution Date, the authorized share capital of the Buyer consists of (i) one hundred million (100,000,000) shares of Buyer Class A Common Stock, (ii) ten million (10,000,000) shares of Buyer Class B Common Stock, and (iii) one million (1,000,000) shares of preferred stock (“Buyer Preferred Stock”). As of the Execution Date (and for the avoidance of doubt, prior to the PIPE Investment), (A) 1,999,070 shares of Buyer Class A Common Stock are issued and outstanding, (B) 4,312,500 shares of Buyer Class B Common Stock are issued and outstanding, (C) no shares of Buyer Preferred Stock are issued and outstanding, and

(D) 15,800,000 warrants are issued and outstanding (the “Buyer Warrants”) entitling the holder thereof to purchase one (1) Buyer Class A Common Stock at an exercise price of eleven dollars and fifty cents ($11.50) per Buyer Warrant. As of the Execution Date, except for this Agreement, the Subscription Agreements, or Buyer Warrants, (i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Buyer Party is a party or which are binding upon any Buyer Party providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests (other than this Agreement); (ii) the Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests, either of itself or of another Person; (iii) the Buyer is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Buyer Capital Stock; (iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of any Buyer Capital Stock; and (v) no Buyer Party has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Documents or Contract to which such Buyer Party is a party in connection with the offer, sale, issuance or allotment of any of the Equity Interests applicable to such Buyer Party. All outstanding Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Warrants are duly authorized and validly issued, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than Securities Liens and other than as set forth in the Governing Documents of the Buyer Parties) or applicable Law. Except for the Equity Interests the Buyer holds in the Merger Subs, the Buyer does not hold any direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding).

(b)    Each Merger Sub is wholly-owned by the Buyer, and no Blocker Merger Sub nor the Company Merger Sub holds equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any other Person.

(c)    The Buyer Class A Common Stock to be issued to the Blocker Owners pursuant to this Agreement, will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive or similar rights, rights of first refusal, rights of first offer or registration rights, or any Contract to which any Buyer Party is a party, and (iv) be issued to the Blocker Owners with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Buyer Certificate of Incorporation, the Registration Rights Agreement. The Buyer Class V Voting Stock to be issued to the Company Equityholders pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive or similar rights, rights of first refusal, rights of first offer or registration rights, or any Contract to which any Buyer Party is a party, and (iv) be issued to the Company Equityholders with good and valid title, free and clear of any Liens other than Securities Liens and any restrictions set forth in the Buyer Certificate of Incorporation, the Registration Rights Agreement and the Company A&R LLCA.

(d)    As of the Execution Date, other than as set forth on Schedule 6.3(d), the Buyer has no obligations with respect to or under any Indebtedness of the Buyer.

Section 6.4    Information Supplied; Form S-4. Other than the information supplied or to be supplied by the Group Companies, any Blocker, or their respective Affiliates expressly for inclusion or incorporation by reference in the Form S-4, the Form S-4, the Additional Buyer Filings, or any other Buyer SEC Filing shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment to the Form S-4 prior to the time the Form S-4 is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision); (b) the time the Form S-4 is declared effective by the SEC; (c) the time the Form S-4 (or any amendment thereof or supplement thereto) is first mailed to the Buyer Shareholders; (d) the time of the Buyer Shareholder Meeting; or (e) the Closing (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings). The Form S-4 will, at the time it is mailed to the Buyer Shareholders, comply in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Form S-4.

Section 6.5    Litigation. Except as set forth on Schedule 6.5, since Buyer’s formation, there have not been any material Proceedings or material Orders (including those brought or threatened by or before any Governmental Entity) pending or, to the Knowledge of the Buyer, threatened against any Buyer Party or any of its or their respective properties at Law or in equity or, to the Knowledge of the Buyer, any director, officer or employee of any Buyer Party in his or her capacity as such and related to the business of the Buyer Parties.

Section 6.6    Brokerage. Except as set forth on Schedule 6.6, neither the Buyer nor any Merger Sub has incurred any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the any Buyer Party or any of their Affiliates to pay a finder’s fee, brokerage or agent’s commissions or other like payments. Schedule 6.6 sets forth Buyer’s good faith estimate of its Transaction Expenses as of the Closing, and the each of the payees to which over $1,000,000 of such Transaction Expenses are owed.

Section 6.7    Trust Account; Financial Ability. As of the Execution Date, the Buyer has at least $175,000,000 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not a party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Buyer Shareholders who shall have exercised their rights to participate in the Buyer Share Redemption, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of the Buyer and the Trust Agreement. The Buyer has performed all material obligations required to be performed by it, and is not in material breach or default, or delinquent in performance or any other respect (claimed or actual) under the Trust Agreement, and, to the Knowledge of the buyer, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. The Buyer has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account to (A) the Buyer Shareholders prior to the Closing who shall have exercised their rights to participate in the Buyer Share Redemption, (B) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (C) the Buyer, with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to $100,000 of interest on such proceeds to pay dissolution expenses), the Buyer shall have no further obligation under either the Trust Agreement or the

Governing Documents of the Buyer to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 6.8    Buyer SEC Documents; Controls; Financial Statements.

(a)    The Buyer has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act), as applicable, since the consummation of the initial public offering of the Buyer’s securities (all such forms, reports, schedules, statements and other documents required to be filed or furnished with the SEC, together with any material amendments, restatements or supplements thereto, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Execution Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Execution Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Securities Exchange Act) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein.

(c)    Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Document. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC Filings. As used in this Section 6.8(c), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Section 6.9    Listing. The issued and outstanding Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on Nasdaq. Since its initial public offering, the Buyer has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by Nasdaq or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on Nasdaq. The Buyer has taken no action that would reasonably be likely to result in the termination of the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Buyer Public Securities.

Section 6.10    Business Activities.

(a)    Since its incorporation, other than as described in the Buyer SEC Documents, the Buyer has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to the Buyer.

(b)    Except for this Agreement and the transactions contemplated hereby, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, or bound by and does not have its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination. The Buyer has not, directly or indirectly (whether by merger, consolidation or otherwise), acquired, purchased, leased or licensed (or agreed to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof.

(c)    The Buyer has no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities expressly set forth in or reserved against in the balance sheet of the Buyer contained in the Annual Report on Form 10-K, filed with the SEC on March 24, 2021 (the “Buyer Balance Sheet”); (ii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by the Buyer of its obligations hereunder or thereunder; (iii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of or was caused by any breach of warranty or Contract, infringement or violation of Law); and (iv) Liabilities for fees, costs and expenses for advisors, vendors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated hereby.

(d)    Except for (i) this Agreement, (ii) the agreements expressly contemplated hereby or as set forth on Schedule 6.6 or
Schedule 6.10(d) and (iii) any Contract that will expire by its terms or the obligations for which will be fully satisfied upon the Closing, the Buyer Parties are not, and at no time have been, party to any Contract with any other Person that would require payments after the date hereof in excess of $5,000,000 in the aggregate with respect to any individual Contract.

Section 6.11    Investment Company; Emerging Growth Company. No Buyer Party is an “investment company” within the meaning of the Investment Company Act of 1940. The Buyer constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.12    Compliance with Laws. With respect to each Buyer Party, since such Buyer Party’s respective formation, (i) each Buyer Party is, and has been, in compliance in all material respects with all Laws and Orders applicable to the conduct of the business of the Buyer Parties, and (ii) no Buyer Party has received any written or oral notice from any Governmental Entity alleging a material violation of or noncompliance with any such Laws or Orders that remains uncured and outstanding.

Section 6.13    Organization of Blocker Merger Subs and the Company Merger Sub. Each Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, other than entry into this Agreement, has not conducted any business activities, and has no assets or Liabilities other than those incident to its formation.

Section 6.14    Financing. The Buyer has delivered to the Company true, accurate and complete copies of each of the Subscription Agreements, each of which is substantially in the form attached hereto as Exhibit G, pursuant to which the PIPE Investors have committed, subject to the terms and conditions therein, to provide equity financing to the Buyer in the aggregate amount of the PIPE Investment. Each Subscription Agreement is in full force and effect with respect to, and is valid and binding upon, Buyer and, to the knowledge of Buyer, each PIPE Investor thereto, and enforceable against Buyer and, to the knowledge of Buyer, each PIPE Investor thereto in accordance with its terms. None of the Subscription Agreements has been withdrawn, terminated, amended or modified since the date of delivery hereunder and prior to the execution of this Agreement, and, to the knowledge of Buyer, as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and, to the knowledge of Buyer, as of the date of this Agreement none of the commitments contained in any Subscription Agreement has been withdrawn, terminated or rescinded by any PIPE Investor in any respect, in each case, except for such assignment or transfers contemplated by or permitted by the Subscription Agreements. As of the date hereof, there are no side letters or Contracts between any PIPE Investor, on the one hand, and Buyer, on the other hand, related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the transactions contemplated hereby other than as expressly set forth in this Agreement, the Subscription Agreements or any other Ancillary Agreement. There are no conditions precedent or other contingencies related to the consummation of the purchases set forth in or referenced in the Subscription Agreements and other than the conditions precedent contained in this Agreement. To the knowledge of Buyer, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (a) constitute a default or breach on the part of Buyer under the Subscription Agreements, (b) assuming the conditions set forth in Article XI will be satisfied and the transactions contemplated hereby will be consummated, constitute a failure to satisfy a condition on the part of Buyer under the Subscription Agreements or (c) assuming the conditions set forth in Article XI will be satisfied and the transactions contemplated hereby will be consummated, result in any portion of the purchase price to be paid by any PIPE Investor in accordance with the Subscription Agreements being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Article XI will be satisfied and the transactions contemplated hereby will be consummated, Buyer has no reason to believe that any of the conditions to the consummation of the purchases under the Subscription Agreements will not be satisfied, and, as of the date hereof, Buyer is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

Section 6.15    Absence of Certain Developments. During the period beginning on the date of the Buyer Balance Sheet and ending on the Execution Date the Buyer Parties have conducted their businesses in the Ordinary Course of Business in all material respects.

Section 6.16    Contracts.

(a)    Other than such Contracts listed as an exhibit to any Buyer SEC Document, Buyer is not party to any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements).

(b)    No Buyer Party nor, to the Knowledge of the Buyer Parties, any other party thereto, is in material breach of or in material default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Contract described in Section 6.16(a).

Section 6.17    Taxes.

(a)    All income and other material Tax Returns required to be filed by or with respect to the Buyer have been filed. All income and other material Tax Returns filed by or with respect to the Buyer are true, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. The Buyer has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). The Buyer has timely and properly withheld and paid to the applicable Governmental Entity all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding and payment of Taxes.

(b)    There is no Tax audit or examination or any Proceeding now being conducted, pending or threatened in writing (or to the Knowledge of the Buyer, otherwise threatened) with respect to any Taxes or Tax Returns of or with respect to the Buyer. All deficiencies for income or other material Taxes asserted or assessed in writing against the Buyer have been fully paid, settled, or withdrawn, and no such deficiency has been threatened or proposed in writing against the Buyer.

(c)    The Buyer has not agreed to (or has had agreed to on its behalf) any extension or waiver of the statute of limitations applicable to any Tax or Tax Return, or any extension of time with respect to a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no request for any such waiver or extension is currently pending. The Buyer is not the beneficiary of any extension of time (other than an automatic extension) within which to file any Tax Return not previously filed. No power of attorney granted by the Buyer with respect to any Taxes is currently in force.

(d)    The Buyer has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(e)    There is no Lien for Taxes on any of the assets of Buyer, other than Liens for Taxes not yet due and payable.

(f)    Buyer has never been a member of any Affiliated Group. Buyer has no liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract (other than pursuant to an Ordinary Course Tax Sharing Agreement), or by operation of Law. Buyer is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.

(g)    Buyer is (and has been for its entire existence) properly treated as a corporation for U.S. federal and all applicable state and local income Tax purposes.

(h)    Buyer has not been, in the past two (2) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368, other than the transactions contemplated by this Agreement. Buyer has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated hereby.

Section 6.18    Affiliate Transactions. Except for (a) employment relationships and compensation and benefits, including any employee benefit plans, (b) transactions with any portfolio company of any Interested Party in the Ordinary Course of Business on arms’-length terms, or (c) Contracts with respect to any Interested Party’s status as an equityholder of any Buyer Party, (d) customary director and officer agreements, or (e) as disclosed on Schedule 6.18, (x) there are no Contracts (except for the Governing Documents) between any of the Buyer Parties, on the one hand, and any Interested Party, on the other hand and (y) no Interested Party owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee, stockholder, partner or member of, or consultant to, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a supplier, customer or landlord, of any Buyer Party (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company).

Section 6.19    Employees. Other than any officers as described in the Buyer SEC Documents, the Buyer, the Blocker Merger Subs, and the Company Merger Sub have never employed any employees or retained any contractors. Other than amounts due as set forth in the Buyer SEC Documents or for reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by the Buyer outside of the Trust

Account, the Buyer has no unsatisfied material Liability with respect to any employee, officer or director. The Buyer, the Blocker Merger Subs, and the Company Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct Liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control compensation, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement and any Ancillary Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the Buyer, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the Buyer, the Blocker Merger Subs, the Company Merger Sub, or any of their respective Affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which the Buyer, the Blocker Merger Subs, or the Company Merger Sub is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 6.20    CFIUS Foreign Person Status Section 6.21 . No Buyer Party is a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). No Buyer Party is controlled by a “foreign person,” as defined in the DPA. No Buyer Party permits any foreign person affiliated with the Buyer, whether affiliated as a limited partner or otherwise, to obtain through the Buyer any of the following with respect to the Company: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Company; (ii) membership or observer rights on the Company Board or equivalent governing body of the Company or the right to nominate an individual to a position on the Company Board or equivalent governing body of the Company; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Company regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Company, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Company (as defined in the DPA).

Section 6.22    No Other Representations and Warranties; Non-Reliance.

(a)    EACH BUYER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, (A) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV AND THE BLOCKERS IN ARTICLE V, NO BLOCKER, THE GROUP COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY BLOCKER OR THE GROUP COMPANIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE BUYER PARTIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS, ESTIMATES, PREDICTIONS, DATA, FINANCIAL INFORMATION, MEMORANDA, PRESENTATIONS OR ANY OTHER MATERIALS OR INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE COMPANY IN ARTICLE IV AND THE BLOCKERS IN ARTICLE V, THE BUYER PARTIES AND THEIR AFFILIATES HAVE NOT RELIED ON OR ACTED IN RELIANCE ON, AND ARE NOT RELYING OR ACTING, INCLUDING, AS

APPLICABLE, ENTERING INTO OR CONSUMMATING THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN RELIANCE ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, OR OTHER STATEMENT (OR THE ACCURACY OR COMPLETENESS THEREOF) RELATING TO ANY BLOCKER, THE GROUP COMPANIES, OR THEIR RESPECTIVE FINANCIAL CONDITIONS, BUSINESSES, OPERATIONS, RESULTS OF OPERATIONS, PROPERTIES, ASSETS, LIABILITIES, PROSPECTS, OR OTHER MATTERS RELATING TO THE GROUP COMPANIES OR ANY BLOCKER OR IN RELIANCE ON ANY MATERIALS, STATEMENTS OR INFORMATION PROVIDED OR ADDRESSED TO BUYER PARTIES OR ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, OR THE ACCURACY OR COMPLETENESS THEREOF.

(b)    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE BUYER PARTIES IN ARTICLE VI, (I) NEITHER THE BUYER PARTIES NOR ANY OF THEIR REPRESENTATIVES (OR ANY OTHER PERSON) MAKES, OR HAS MADE, ANY REPRESENTATION OR WARRANTY RELATING TO THE BUYER PARTIES OR THEIR BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) NO PERSON HAS BEEN AUTHORIZED BY THE BUYER PARTIES TO MAKE ANY REPRESENTATION OR WARRANTY RELATING TO THE BUYER PARTIES OR THEIR BUSINESSES OR OPERATIONS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND IF MADE, SUCH REPRESENTATION OR WARRANTY MUST NOT BE RELIED UPON BY THE COMPANY, THE BLOCKERS OR ANY OF THEIR AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING AS HAVING BEEN AUTHORIZED BY THE BUYER PARTIES (OR ANY OTHER PERSON), AND (III) ANY ESTIMATE, PROJECTION, PREDICTION, DATA, FINANCIAL INFORMATION, MEMORANDUM, PRESENTATION OR ANY OTHER MATERIALS OR INFORMATION PROVIDED OR ADDRESSED TO GROUP COMPANIES, THE BLOCKERS OR ANY OF THEIR AFFILIATES OR THE REPRESENTATIVES OF ANY OF THE FOREGOING, ARE NOT AND SHALL NOT BE DEEMED TO BE OR INCLUDE REPRESENTATIONS OR WARRANTIES UNLESS AND TO THE EXTENT ANY SUCH MATERIALS OR INFORMATION IS THE SUBJECT OF ANY EXPRESS REPRESENTATION OR WARRANTY SET FORTH IN THIS ARTICLE VI.

ARTICLE VII

COVENANTS RELATING TO THE CONDUCT OF THE BLOCKERS AND THE GROUP COMPANIES AND THE BUYER

Section 7.1    Interim Operating Covenants of the Blockers and the Group Companies. From and after the Execution Date until the earlier of the date this Agreement is terminated in accordance with Article XII and the Closing Date (such period, the “Pre-Closing Period”) except, in each case of clauses (a) and (b) of this Section 7.1, (w) in the Ordinary Course of Business, or in the case of Exigency Measures; or, in each case of clauses (a)-(c) of this Section 7.1 (x) with the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed); (y) as expressly required hereby; or (z) as set forth on Schedule 7.1:

(a)    each Blocker and the Company shall, and the Company shall cause the other Group Companies to, use their respective commercially reasonable efforts to (i) conduct and operate their business in the Ordinary Course of Business and (ii) maintain intact their respective businesses in all material respects and preserve their relationships with material customers, suppliers, distributors and others with whom such Blocker or Group Company has a material business relationship; and

(b)    the Company shall not, and the Company shall cause the other Group Companies not to:

(i)    amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise);

(ii)    except as may be required by Law or GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

(iii)    make, change or revoke any material election relating to Taxes other than in the Ordinary Course of Business consistent with past practices, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any material amended Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due, adopt or change a material method of Tax accounting or Tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return other than any such extension or waiver obtained in the Ordinary Course of Business, or enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement);

(iv)    issue or sell, or authorize to issue or sell, any membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable, other than in the case of the Company pursuant to the exercise of Company Options outstanding as of the Execution Date, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any of its membership or limited liability company interests, shares of capital stock or any other ownership interests, other than the issuance of Common Units upon the exercise of any Company Options outstanding as of the Execution Date in accordance with the terms of a Company Employee Benefit Plan and the underlying grant, award or similar agreement; except for the issuance of Company Options or Profits Interests to employees or consultants of the Group Companies in the Ordinary Course of Business;

(v)    declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions prior to the Measurement Time from excess cash balances not needed for operations in the Ordinary Course of Business or to another Group Company;

(vi)    split, combine, redeem or reclassify, or purchase or otherwise acquire, any of its membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable;

(vii)    other than in the Ordinary Course of Business, (a) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness (of the type described in clauses (a) or (b) of the definition of “Indebtedness,” other than under the EWB Loan Agreement), as applicable; or (b) make any loans, advances or capital contributions to, or investments in, any Person, other than (I) intercompany loans or capital contributions between the Company and any Company Subsidiary, and (II) the reimbursement of expenses of employees (or advances to employees relating thereto);

(viii)    cancel or forgive any Indebtedness in excess of $500,000 owed to the Blockers, the Company or any of the Company Subsidiaries, as applicable;

(ix)    commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures), other than capital expenditures (x) in the Ordinary Course of Business as contemplated by the Group Companies’ capital expenditure budget set forth on Schedule 7.1(b)(ix), (y) capitalized software, or (z) in an amount not to exceed two million dollars ($2,000,000) individually or seven million dollars ($7,000,000) in the aggregate;

(x)    enter into, renew, or modify or revise in any material respect any Affiliated Transaction, other than those that will be terminated at Closing;

(xi)     (i) lease, exclusively license, assign, transfer, or otherwise dispose of any of its properties or assets (including any Intellectual Property, but excluding Leases of Leased Real Property and dispositions of obsolete or worthless assets) that are, material to the businesses of the Group Companies, taken as a whole, including any material Owned Intellectual Property, except in the Ordinary Course of Business or using the Company’s reasonable business judgment; or (ii) sell, assign, transfer, permit to lapse or abandon any Intellectual Property, including any Owned Intellectual Property, that is material to the Group Companies;

(xii)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiii)    grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its material tangible assets;

(xiv)    other than as required pursuant to Company Employee Benefit Plans in effect on the date of this Agreement (or adopted or entered into after the date hereof in accordance with Schedule 7.1(b)(xiii) or applicable Law): (i) increase or grant any increase in the compensation or benefits (including severance) of, or grant or provide any change in control, retention, severance, termination payment, sale bonus or similar payments or benefits to any Section 16 Officer or member of the Company Board; (ii) adopt, enter into, amend or terminate any Company Employee Benefit Plan in which any of the Section 16 Officers or members of the Company Board participate (or, if newly adopted, will participate) or which is a broad-based equity compensation or incentive bonus program in which the majority of the employees of the Group Companies participate; (iii) hire or terminate (other than for cause) any Section 16 Officer or member of the Company Board; (iv) accelerate the vesting, payment or funding of any compensation or benefit to any Section 16 Officer or member of the Company Board under any of the Company Employee Benefit Plans; (v) grant any equity or equity-based compensation awards to Section 16 Officers or members of the Company Board; or (vi) grant any bonuses or cash incentive compensation to any Section 16 Officer or member of the Company Board;

(xv)    waive, release, assign, settle or compromise any Proceeding (whether civil, criminal, administrative or investigative) (w) involving payments (exclusive of attorney’s fees) in excess of one million dollars ($1,000,000) in any single instance or in excess of three million dollars ($3,000,000) in the aggregate; (x) granting material injunctive or other equitable remedy; or (y) which imposes any material restrictions on the operations of any Group Company;

(xvi)    terminate without replacement or amend in a manner materially detrimental to the Group Companies, taken as a whole, any Insurance Policy insuring the business of the Company or any of the Company Subsidiaries;

(xvii)    buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (A) inventory and supplies in the Ordinary Course of Business or (B) other assets in an amount not to exceed one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate;

(xviii)    negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Group Companies;

(xix)    enter into any new line of business that is material to the businesses of the Group Companies, taken as a whole; or

(xx)    enter into any agreement to do any of the foregoing.

(c)    No Blocker shall:

(i)    amend or otherwise modify any of its Governing Documents (including by merger, consolidation or otherwise);

(ii)    declare, set aside or pay any dividend or make any other distribution other than the payment of cash dividends or cash distributions;

(iii)    except as may be required by Law or GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

(iv)    make, change or revoke any material election relating to Taxes, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any material amended Tax Return, fail to timely file (taking into account valid extensions) any Tax Return required to be filed, fail to pay any amount of Tax as it becomes due (taking into account valid extensions), adopt or change a material method of Tax accounting or Tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return other than any such extension or waiver obtained in the Ordinary Course of Business, or enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement);

(v)    split, combine, redeem or reclassify, or purchase or otherwise acquire, any of its membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable

(vi)    issue or sell, or authorize to issue or sell, any membership or limited liability company interests, shares of its capital stock or any other ownership interests, as applicable, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its membership interests, capital stock or any other ownership interests;

(vii)    (A) incur, assume, guarantee or otherwise become liable or responsible for any Blocker Indebtedness (other than with respect to Taxes); or (B) make any loans, advances or capital contributions to, or investments in, any Person;

(viii)    adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(ix)    enter into, renew, or modify or revise in any material respect any Contract with any Interested Party;

(x)    grant or otherwise create or consent to the creation of any Lien (other than a Permitted Lien) on any of its tangible assets;

(xi)    sell, lease, exclusively license, assign, transfer, or otherwise dispose of any of its properties or assets;

(xii)    take any action to incur any Liability, other than Liabilities which are de minimis;

(xiii)    take any action, directly or indirectly, take any action or fail to take any action that would render inaccurate or untrue any of the representations and warranties set forth in Article V, or take any action or fail to take any action that would be reasonably expected to prevent, or materially delay or materially impair, the consummation of the Blocker Mergers or transactions contemplated by this Agreement; or

(xiv)    enter into any agreement to do any of the foregoing.

(d)    Nothing contained herein shall be deemed to give the Buyer or any Merger Sub, directly or indirectly, the right to control or direct the Company or any operations of any Blocker or any Group Company prior to the Closing. The Company shall not be required to seek or obtain consent, if the Company reasonably believes that doing so may violate applicable law, including Antitrust Laws. Prior to the Closing, the Blockers and the Group Companies shall exercise, consistent with the terms and conditions hereof, control over their respective businesses and operations.

Section 7.2    Interim Operating Covenants of the Buyer.

(a)    During the Pre-Closing Period, except (w) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly required hereby; (y) as required by applicable Law; or (z) as set forth on Schedule 7.2(a), the Buyer shall, and shall cause each of its Subsidiaries, including the other Buyer Parties, to use commercially reasonable efforts to conduct and operate their business in the Ordinary Course of Business. Without limiting the generality of the foregoing, except (w) with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); (x) as expressly required hereby; (y) as required by applicable Law; or (z) as set forth on Schedule 7.2(a), the Buyer shall not, and shall cause each of its Subsidiaries, including the other Buyer Parties, not to:

(i)    amend, supplement, restate or otherwise modify any of its Governing Documents or the Trust Agreement (or any other agreement relating to the Trust Account), or form or establish any other Subsidiary;

(ii)    except as may be required by Law or GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization), make any material change in the financial accounting methods, principles or practices (or change an annual accounting period);

(iii)    withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iv)    other than in connection with a Buyer Share Redemption, Permitted Equity Financing or the Subscription Agreements, issue or sell, or authorize to issue or sell, any Equity Interests, or issue or sell, or authorize to issue or sell, any securities convertible into or exchangeable for, or options, warrants, stock appreciation rights or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any Equity Interests of any Buyer Party;

(v)    make, change or revoke any material election relating to Taxes other than in the Ordinary Course of Business consistent with past practices, enter into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, file any material amended Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due (taking into account valid extensions), adopt or change a material method of Tax accounting or Tax accounting period, consent to any extension or waiver of the statutory period of limitations applicable to any Tax or Tax Return other than any such extension or waiver obtained in the Ordinary Course of Business, or enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), except, in each case, for actions expressly contemplated by this Agreement;

(vi)    other than in connection with a Buyer Share Redemption, (A) declare, set aside or pay any dividend or make any other distribution or return of capital (whether in cash or in kind) in respect of its capital stock or other equity interests, or offer to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other equity interests, or (B) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Buyer Party;

(vii)    split, combine, redeem (other than a Buyer Share Redemption) or reclassify (other than a conversion of Buyer Class B Common Stock into Buyer Class A Common Stock pursuant to the Buyer Governing Documents) any of its Equity Interests;

(viii)    (x) incur, assume, guarantee or otherwise become liable or responsible for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt, other than Indebtedness for borrowed money incurred in order to finance working capital needs in the Ordinary Course of Business, in an amount not to exceed $2,500,000, in the aggregate, and which amounts will be repaid from the Trust Account on the Closing Date; (y) make any loans, advances or capital contributions to, or investments in, any Person or (z) amend or modify any Indebtedness;

(ix)    commit to making or make or incur any capital commitment or capital expenditure (or series of capital commitments or capital expenditures);

(x)    enter into, terminate, amend or otherwise modify any transaction or Contract with the Sponsor or any of its Affiliates including, without limitation, for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated hereby;

(xi)    waive, release, assign, settle or compromise any pending or threatened Proceeding or compromise or settle any liability;

(xii)    buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(xiii)    Other than in the Ordinary Course of Business make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv)    Create any material Liens (other than Permitted Liens) on any material property or assets of any Buyer Party;

(xv)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xvi)    enter into any new line of business or otherwise incur any Liabilities, other than Liabilities arising from this Agreement and the transactions contemplated hereby; or

(xvii)    enter into any agreement to do any of the foregoing.

(b)    Nothing contained herein shall be deemed to give the Blockers or any Group Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions hereof, control over its business.

ARTICLE VIII

PRE-CLOSING AGREEMENTS

Section 8.1    Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth herein, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation or confirmation of, or to evidence, the transactions contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby and each Party shall use reasonable best efforts to solicit and obtain any consents of any Governmental Entity that may be required in connection with the transactions contemplated hereby or by the Ancillary Agreements prior to the Closing; provided, however, that other than any fees payable in connection with Notification and Report Forms required pursuant to the HSR Act, no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).

Section 8.2    Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Article XI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) use its commercially reasonable efforts to cause the Trustee to pay as and when due (i) all amounts payable to Buyer Shareholders who shall have validly elected to redeem their Buyer Class A Common Stock pursuant to the Buyer Certificate of Incorporation, and (ii) the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and pay as and when due all amounts payable pursuant to Section 3.3, and (c) use its commercially reasonable efforts to, as soon as reasonably practicable thereafter, pay all remaining amounts then available in the Trust Account to the Buyer in accordance with the terms of the Trust Agreement.

Section 8.3    Status Preservation.

(a)    Listing. During the Pre-Closing Period, the Buyer shall use reasonable best efforts to cause Buyer to remain listed as a public company on Nasdaq and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules and other applicable Law, covering the shares of Buyer Capital Stock issuable in accordance with this Agreement, and the Company and the Blockers shall reasonably cooperate with Buyer with respect to such listing.

(b)    Qualification as an Emerging Growth Company. The Buyer shall, at all times during the Pre-Closing Period use reasonable best efforts to (a) take all customary actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not knowingly take any action that in and of itself would cause the Buyer to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

(c)    Public Filings. During the Pre-Closing Period, the Buyer will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 8.4    New Equity Plans.

(a)    Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Shareholders as required under the Buyer Certificate of Incorporation, adopt, an equity incentive plan in a form provided by the Company and reasonably acceptable to Buyer (the “EIP”) that includes an initial share reserve equal to 15,900,000 shares of Buyer Class A Common Stock and an automatic annual increase to such share reserve, beginning with the 2022 fiscal year of the Buyer, equal to the least of (x) 19,900,000 shares of Buyer Class A Common Stock, (y) 5% of the total number of shares of all classes of Buyer Class A Common Stock outstanding on the last day of the immediately preceding fiscal year of Buyer, and (z) a lesser number of shares of Buyer Class A Common Stock determined by the EIP’s administrator.

(b)    Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Shareholders as required under the Buyer Certificate of Incorporation, adopt, an employee stock purchase plan in a form provided by the Company and reasonably acceptable to Buyer (the “ESPP,” and together with the EIP, the “New Equity Plans”) that includes an initial share reserve equal to 3,200,000 shares of Buyer Class A Common Stock and an automatic annual increase to such share reserve, beginning with the 2022 fiscal year of the Buyer, equal to the least of (x) 4,000,000 shares of Buyer Class A Common Stock, (y) 1% of the total number of shares of all classes of Buyer Class A Common Stock outstanding on the last day of the immediately preceding fiscal year of Buyer, and (z) a lesser number of shares of Buyer Class  A Common Stock determined by the ESPP’s administrator.

Section 8.5     Confidential Information. During the Pre-Closing Period, each Party acknowledges and agrees that they shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated hereby or at the request of the Buyer or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliate or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 8.6    Access to Information. During the Pre-Closing Period, upon reasonable prior notice, the Blockers and the Company shall, and the Company shall cause the Company Subsidiaries to, afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the Blockers and the Group Companies, as applicable, and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the Blockers and the Group Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated hereby and preparing to operate the business of the Blockers and the Group Companies following the Closing; provided, nothing herein shall require the Blockers or any Group Company to provide access to, or to disclose any information to, the Buyer Parties or any of their representatives if such access or disclosure, in the good faith reasonable belief of a Blocker or the Company, as applicable, (a) would waive any legal privilege or (b) would be in violation of applicable Laws or regulations of any Governmental Entity (including Antitrust Laws). Notwithstanding the foregoing, Buyer shall not have access to any Leased Real Property other than the Company’s corporate offices, and, any such access to the Company’s corporate offices shall be subject to the Company’s reasonable security measures and the applicable requirements of the Company’s Leases for access to such offices. In no event shall the Buyer’s rights under this Section 8.6 include the right to perform any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments.

Section 8.7    Notification of Certain Matters. During the Pre-Closing Period, each Party shall disclose to the other Parties in writing any development, fact or circumstance of which such Party has Knowledge, arising before or after the Execution Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 11.1 or Section 11.2 to be satisfied.

Section 8.8    Antitrust Laws.

(a)    Subject to the other terms of this Section 8.8, each Party shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the Execution Date. Each of the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than fifteen (15) Business Days after the Execution Date; (ii) as soon as reasonably practicable submit any other filings required pursuant to any other applicable Antitrust Laws that Buyer in its sole discretion deems necessary, proper and advisable; and (iii) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and other applicable Antitrust Laws with respect to the transactions contemplated as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Fifty percent (50%) of all filing fees required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be paid by Buyer and the other fifty percent (50%) of such filing fees shall be paid by the Company.

(b)    Each of the Parties will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the each other in doing, all things, necessary, proper or advisable to make effective as promptly as practicable, but in no event later than the Outside Date, the transactions contemplated by this Agreement, in accordance with the terms hereof, including obtaining all necessary approvals, orders, permits or other consents of applicable Governmental Entities and expiration or termination of applicable waiting periods and to avoid any action or proceeding by, any Governmental Entity under any Antitrust Laws, necessary for the consummation of the transactions contemplated by this Agreement. Buyer and the Company will furnish to each other such information and assistance as may be reasonably requested in connection with the foregoing, including by (i) timely furnishing to each other all information reasonably required to be included in such documents; (ii) giving the other Party prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by a Governmental Entity or other Person, in each case, with respect to the Merger, (iii) keeping the other Party informed as to the status of any such request, inquiry, investigation, action or legal proceeding; (iv) promptly providing the other with copies of all written communications to or from any Governmental Entity relating to any filings submitted in connection with the transactions contemplated by this Agreement; (v) responding promptly to and complying with any request for additional information or documentary materials under the HSR Act or other Antitrust Laws; (vi) keeping each other informed of any communication received or given to any Governmental Entity; (vii) consulting with and permitting the other to review in advance, considering in good faith and incorporating the other Party’s reasonable comments in any communication given by it to any Governmental Entity or in connection with any proceeding related to the HSR Act or other competition filing; and (viii) permit the other to attend meetings and video or telephone conferences with any Governmental Entity, unless prohibited by such Governmental Entity, and each of the Parties shall request that the other Party be permitted to attend such meetings if so requested by such other Party; provided that materials required to be provided pursuant to this Section 8.8(b) may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address attorney-client or other privilege concerns. Any disclosures or provision of copies by one party to the other pursuant to this Section 8.8(b) may be restricted to outside counsel. Buyer shall devise, control and determine the strategy and timing, if necessary, for obtaining any clearances, approvals or consents under any applicable Antitrust Laws, subject to good faith consultations with the Company.

(c)    Notwithstanding anything to the contrary contained in Section 8.8(a) & (b) or elsewhere in this Agreement: (i) no Party shall have any obligation under this Agreement to (or to cause any of their respective Subsidiaries or Affiliates to): (A) propose, negotiate, agree or commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license (or similar arrangement) of, or limit such Party’s or any of its Subsidiaries’ or Affiliates’ freedom of action with respect to, any of the businesses, equity securities, product lines or assets of any such Party, any of its Subsidiaries or Affiliates or any of the acquired entities, or otherwise propose, proffer, accept or agree to any other undertaking, requirement, obligation, condition, limitation or restriction on any of the businesses, equity securities, product lines or assets of any such Party, any of its Subsidiaries or Affiliates or any of the acquired entities; (B) commence or contest any Proceeding relating to the transactions contemplated hereby or any of the other transactions contemplated by this Agreement; (C) amend or modify any of their rights or obligations under this Agreement or any other agreement entered into in connection with the transactions contemplated hereby or any of the other transactions contemplated by this Agreement; or (D) directly or indirectly restructure, or commit to restructure, any of the transactions contemplated by this Agreement; and (ii) the Company shall not, and shall ensure that the other acquired entities do not, agree to take any of the actions described in clause “(i)” above without the prior written consent of the Buyer. The Parties have no obligation to litigate with any Governmental Entities or to oppose any enforcement action or remove any court or regulatory orders impeding the ability to consummate the transactions contemplated hereby.

Section 8.9    Requisite Member Consent; Requisite Blocker Consent. The Company shall use reasonable best efforts to cause the Company Unitholder Majority to execute and deliver to the Company and the Buyer the Transaction Support Agreement concurrently with the execution of this Agreement. The Company shall use reasonable best efforts to deliver to the Buyer evidence of the Company Written Consent, and each Blocker shall use reasonable best efforts to deliver to the Buyer evidence of such Blocker’s Blocker Written Consent, in each case, within five (5) Business Days following the date on which the Form S-4 is declared effective under the Securities Act. The Company shall use reasonable best efforts to promptly following the date on which the Form S-4 is declared effective under the Securities Act and prior to the Closing, deliver to the Buyer the approval by each other holder of Company Units of the adoption hereof with respect to all such Company Units owned beneficially and of record by such holder of Company Units.

Section 8.10    Communications; Press Release; SEC Filings.

(a)    None of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public release or public announcement concerning the transactions contemplated hereby without the prior written consent of the Buyer, in the case of the Company or the Blockers, or the prior written consent of the Company, in the case of the Buyer or the Merger Subs, which consent, in each case, shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law, including the requirements of any national securities exchange applicable to such Party, (ii) each Company Unitholder, Blocker Owner or Affiliate of a Party that is a private equity, venture capital or investment fund may make customary disclosures to its existing or potential investors, including limited partners and members (whether current or prospective) in connection with normal fund raising or related marketing or informational or reporting activities, solely to the extent that such disclosures do not constitute material nonpublic information and the recipients are subject to customary obligations of confidentiality, (iii) the Company or the Blockers may make customary disclosures to their respective securityholders solely in connection with soliciting the notices, approvals, waivers or consents of securityholders contemplated by this Agreement (including the Company Written Consent) or as otherwise required by the terms of this Agreement, and (iv) each Party may make disclosures regarding this Agreement and the transactions contemplated hereby to its financial, tax and legal advisors and other representatives who are also subject to an obligation of confidentiality, on a need to know basis in connection with the transactions contemplated hereby.

(b)    As promptly as practicable, and in any event within four (4) Business Days, following the Execution Date, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement and the Subscription Agreements as required by, and in compliance with, applicable securities Laws (the “Signing Form 8-K”), and the Buyer and the Company shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Prior to filing with the SEC, the Buyer will make available to the Company a draft of the Signing Form 8-K and the press release and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

(c)    As promptly as reasonably practicable after the date of this Agreement, the Buyer shall, in consultation with the Company, prepare, and the Buyer shall file, with the SEC a Form S-4, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Act and the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (i) soliciting proxies from the Buyer Shareholders to vote at the Buyer Shareholder Meeting in favor of the Buyer Shareholder Voting Matters and (ii) registering the shares of Buyer Capital Stock to be issued in the Mergers under the Securities Act. Each Party shall use its reasonable best efforts to cause the Form S-4 to comply with the rules and regulations promulgated by the SEC, to respond as promptly as practicable to any comments of the SEC or its staff and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Mergers. Each Party shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4. The Buyer shall file an amendment to the Form S-4 containing a definitive proxy statement/final prospectus with the SEC and cause the definitive proxy statement/final prospectus to be mailed to its shareholders of record, as of the record date to be established by the Buyer Board, as promptly as practicable after, but in any event within five (5) Business Days of, the SEC declaring the Form S-4 effective.

(d)    Prior to filing with the SEC, the Buyer will make available to the Company drafts of the Form S-4 and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Form S-4 or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise the Company promptly after it receives notice thereof, of (i) the time when the Form S-4 has been filed; (ii) receipt of oral or written notification of the completion of the review by the SEC; (iii) the filing of any supplement or amendment to the Form S-4; (iv) any request by the SEC for amendment of the Form S-4; (v) any comments, written or oral, from the SEC relating to the Form S-4 and responses thereto; and (vi) requests by the SEC for additional information in connection with the Form S-4, and shall consult with the Company regarding, and supply the Company with copies of, all material correspondence between the Buyer or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Form S-4. In consultation with the Company, the Buyer shall promptly respond to any comments of the SEC on the Form S-4, and the Parties shall use their respective reasonable best efforts to have the Form S-4 declared effective by the SEC under the Securities Act and Securities Exchange Act as soon after filing as practicable.

(e)    The Parties shall ensure that none of the information supplied by it or them or on its or their behalf, respectively, for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at each time at which it is amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) the proxy statement contained in the Form S-4 will, at the date it is first mailed to the Buyer Shareholders and at the time of the Buyer Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Buyer Shareholder Meeting, any Party discovers or becomes aware of any information that should be set forth in an amendment or supplement to the Form S-4, so that the Form S-4 would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall inform the other Parties hereto and, subject to Section 8.10(d), the Buyer shall promptly file (and the Company shall cooperate in preparing, to the extent necessary) an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law, transmit to the Buyer Shareholders such amendment or supplement to the Form S-4 containing such information.

(f)    The Parties acknowledge that a substantial portion of the Form S-4 and certain other forms, reports and other filings required to be made by the Buyer under the Securities Act and Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional Buyer Filings”) shall include disclosure regarding the Blockers and the Group Companies and the business of the Blockers and the Group Companies and the management, operations and financial condition of the Blockers and the Group Companies. Accordingly, the Blockers and the Company shall use reasonable best efforts to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Blocker Owners, the Company Equityholders, the Blockers, the Company and the Group Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, Additional Buyer Filings or any other Buyer SEC Filing. The Blockers and the Company shall use reasonable best efforts to make, and the Company shall cause the Group Companies to use reasonable best efforts to make, available to the Buyer and its counsel, auditors and other representatives of the Blockers or Group Companies, as applicable, in connection with the drafting of the Form S-4, Additional Buyer Filings and any other Buyer SEC Filing and responding in a timely manner to comments thereto from the SEC, and all information concerning the Blockers and the Group Companies, their respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in the Form S-4, such Additional Buyer Filing or other Buyer SEC Filing; provided, that, for the avoidance of doubt, neither the Company nor any Blocker shall have the right to terminate this Agreement pursuant to Article XII if the Form S-4 does not become effective as a result of the Company’s or a Blocker’s failure to provide information or make available the representatives as required by this Section 8.10(f). The Buyer shall use reasonable best efforts to make all necessary filings with respect to the transactions contemplated hereby under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, shall provide the Company with a reasonable opportunity to comment on drafts of any such filings and shall consider such comments in good faith, and the Blockers and the Company shall reasonably cooperate in connection therewith.

(g)    At least five (5) days prior to Closing, the Parties shall mutually begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated hereby pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated hereby (“Closing Press Release”). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

(h)    The Company shall use reasonable best efforts to provide to the Buyer as promptly as practicable after the Execution Date (i) audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive loss, cash flows and members equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) unaudited consolidated financial statements of the Company and its Subsidiaries including consolidated balance sheets, consolidated statements of comprehensive loss, cash flows and members equity as of and for the six (6) month period ended June 30, 2021 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the Securities Exchange Act and reviewed by the Company’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants; (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by the Group Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form S-4 and/or the Closing Form 8-K (including pro forma financial information); (iv) all selected financial data of the Group Companies required by Item 301 of Regulation S-K of the Securities Exchange Act, as necessary for inclusion in the Form S-4 and Closing Form 8-K; and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Group Companies were subject thereto) with respect to the periods described in clauses (i), (ii) and (iii) above, as necessary for inclusion in the Form S-4 and Closing Form 8-K (including pro forma financial information).

Section 8.11    Buyer Shareholder Meeting. The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable Law, the Buyer’s Governing Documents and the rules of Nasdaq to duly call, give notice of, convene and promptly hold the Buyer Shareholder Meeting for the purpose of considering and voting upon the Buyer Shareholder Voting Matters, which meeting shall be held not more than twenty-five (25) days after the date on which the Buyer completes the mailing of the definitive proxy statement/final prospectus to the Buyer Shareholders pursuant to Section 8.10(c). The Buyer Board shall recommend adoption of this Agreement and approval of the Buyer Shareholder Voting Matters and include such recommendation in the Form S-4, and, unless this Agreement has been duly terminated in accordance with the terms herein, neither the Buyer Board nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to the Company or the Blockers, the recommendation of the Buyer Board that the Buyer Shareholders vote in favor of the approval of the Buyer Shareholder Voting Matters. Unless this Agreement has been duly terminated in accordance with the terms herein, the Buyer shall take all reasonable lawful action to solicit from the Buyer Shareholders proxies in favor of the proposal to adopt this Agreement and approve the Buyer Shareholder Voting Matters and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Buyer Shareholders that are required by the rules of Nasdaq. Notwithstanding anything to the contrary contained in this Agreement, the Buyer may (and in the case of the following clause (ii), at the reasonable request of the Company, shall) adjourn or postpone the Buyer Shareholder Meeting: (i) to the extent necessary to ensure that any legally required supplement or amendment to the Form S-4 is provided to the Buyer Shareholders and (ii), in each case, for one period of no longer than 15 calendar days, (x) if as of the time for which the Buyer Shareholder Meeting is originally scheduled (as set forth in the Form S-4), there are insufficient voting Equity Interests of the Buyer represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Shareholder Meeting or (y) in order to solicit additional proxies from the Buyer Shareholders for purposes of obtaining approval of the Buyer Shareholder Voting Matters; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the Buyer Shareholders Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.12    Expenses. Except as otherwise provided herein, each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, if the Closing occurs: (i) any unpaid expenses of the Company incurred in connection with the transactions contemplated hereby will be paid out of the Trust Account, and (ii) any expenses of the Buyer incurred with the transaction contemplated hereby will be paid or reimbursed out of the Trust Account and/or borne by the Surviving Company.

Section 8.13    Directors’ and Officers’ Indemnification.

(a)    From and after the Effective Time, the Buyer shall cause the Group Companies to indemnify and hold harmless (including through advancement of expenses in connection with the defense of any Proceeding) each Person that prior to the Closing served as a director or officer of any Group Company or who, at the request of any Group Company, served as a director or officer of another Person (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) from and against any penalties, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of or pertaining to circumstances, facts or events that occurred on or before the Effective Time, to the fullest extent permitted under applicable Law, the Governing Documents in effect as of the Execution Date and any indemnification agreement between any Group Company and any Indemnified Person in effect as of the Execution Date (“D&O Provisions”) and acknowledges and agrees such D&O Provisions are rights of Contract. Without limiting the foregoing, the Buyer shall cause each of the Group Companies to (i) maintain, for a period of six (6) years following the Closing Date, provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to the Indemnified Persons than the D&O Provisions in effect as of the Execution Date, and not amend, repeal or otherwise modify such provisions in any respect that would affect in any manner the Indemnified Persons’ rights, or any Group Company’s obligations, thereunder.

(b)    Tail Policy.

(i)    For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering the Indemnified Persons and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii)    At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Group Company’s and the Buyer’s fiduciary policies, in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Group Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Buyer be required to expend on the premium thereof in excess of three hundred percent (300%) of the annual premium currently payable by the Company with respect to such current policy (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any Group Company shall be settled without the prior written consent of the Company. The Indemnified Persons are intended third party beneficiaries of this Section 8.13.

Section 8.14    Directors. The Buyer shall take all necessary action to cause:

(a)    the Buyer Board as of immediately following the Closing to consist of the Persons, and in the classes, set forth in the Registration Rights Agreement;

(b)    the compensation committee, the audit committee and the nominating committee of the Buyer Board immediately after the Closing, subject to applicable listing rules of Nasdaq and applicable Laws to be comprised of directors designated by the Company in writing prior to the time at which the Form S-4 is declared effective under the Securities Act; and

(c)    the initial officers of the Buyer to be as set forth on Section 8.14 of the Company Disclosure Schedule, who shall serve in such capacity in accordance with the terms of the Buyer Organizational Documents following the Closing.

Section 8.15    Subscription Agreements; Permitted Financing; Redemptions.

(a)    Subscription Agreements. The Buyer may not modify or waive, or provide consent to modify or waive (including consent to termination, to the extent required), any provisions of a Subscription Agreement or any remedy under any Subscription Agreement, in each case, without the prior written consent of the Company; provided, that any modification or waiver that is solely ministerial in nature and does not affect any economic or any other material term (including any conditions to closing) of a Subscription Agreement shall not require the prior written consent of the Company. If the Buyer is required to consummate the Closing hereunder, the Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and subject to the conditions described therein, including maintaining in effect the Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to the Buyer in the Subscription Agreements and otherwise comply with its obligations thereunder, (ii) if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing; (iii) deliver notices to counterparties to the Subscription Agreements as required by and in the manner set forth in the Subscription Agreements in order to cause timely funding in advance of the Closing; and (iv) without limiting the Company’s rights to enforce the Subscription Agreements, enforce the Buyer’s rights under the Subscription Agreements, subject to all provisions thereof, if all conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing, but which conditions are then capable of being satisfied) have been satisfied, to cause the applicable Equity Financing Sources fund the amounts set forth in the Subscription Agreements in accordance with their terms. Without limiting the generality of the foregoing, the Buyer shall give the Company prompt (and, in any event, within one (1) Business Day) written notice: (A) of any request from a PIPE Investor for any amendment to its Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or other amendment permitted thereby); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any PIPE Investor under its Subscription Agreement; and (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any PIPE Investor under its Subscription Agreement or any related agreement. If reasonably requested by the Company, the Buyer shall, to the extent it has such rights under the Subscription Agreement, waive any breach of any representation, warranty, covenant or agreement of the Subscription Agreement by any PIPE Investor to the extent necessary to cause the satisfaction of the conditions to closing of the PIPE Investment set forth in the Subscription Agreements and solely for the purpose of consummating the Closing, provided that (i) any such waiver may be subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of such PIPE Investment, (ii) subject to, and conditioned upon, the Closing occurring and the substantially concurrent funding of the PIPE Investment, the Company also waives any such breach to the extent the Company is a third party beneficiary of the provision that was so breached, and (iii) any such waiver shall be subject to the rights of the placement agent, as applicable, under such Subscription Agreement with respect to such waiver.

(b)    Permitted Equity Financing.

(i)    During the Pre-Closing Period, the Buyer may execute Permitted Equity Subscription Agreements that would constitute a Permitted Equity Financing; provided that, (i) each Permitted Equity Subscription Agreement shall be in substantially the form of the Subscription Agreement, (ii) no such Permitted Equity Subscription Agreement shall provide for a purchase price of Buyer Class A Common Stock at a price per share of less than ten dollars ($10.00) per share (including of any discounts, rebates, equity kicker or promote), (iii) all the Permitted Equity Subscription Agreements shall not in the aggregate provide for the issuance of Buyer Class A Common Stock in exchange for cash proceeds from all Permitted Equity Financings (the “Permitted Equity Financing Proceeds”) in excess of one hundred million dollars ($100,000,000), (iv) no such Permitted Equity Financing Subscription Agreement shall provide for the issuance of any security other than

Buyer Class A Common Stock, and (v) Buyer shall not enter into any other Contract (other than the Permitted Equity Subscription Agreement), with respect to the Permitted Equity Financing, including, with respect to the registration under the Securities Act or other rights with respect to the Permitted Equity Financing. Buyer will provide the Company with at least three (3) Business Days’ written notice prior to the execution of each Permitted Equity Subscription Agreement, and shall consider, in good faith, any comments of the Company as to the identity of the counterparty of each Permitted Equity Subscription Agreement.

(ii)    Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 12.1, the Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate, at Buyer’s sole cost and expense (which expense shall be treated as a Transaction Expense hereunder), in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice and during normal business hours, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) reasonably assisting with the preparation of customary materials, (iii) providing the Financial Statements and such other financial information regarding the Group Companies readily available to the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company and (iv) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing; provided, that (A) none of (x) the Company Equityholders, the Blockers, the Company, any other member of the Group Companies or any of their respective Affiliates, officers, directors, representatives or agents shall be required to incur any Liability in respect of the Permitted Equity Financing or any assistance provided in connection therewith, unless and solely to the extent such Liability is treated as a Transaction Expense, (B) nothing in this Section 8.15(b) shall require such cooperation to the extent it could unreasonably interfere with the business of any Group Company, or conflict with or violate any applicable Law or Contract, or require any Company Equityholder, Blocker, or Group Company to breach, waive or amend any terms of this Agreement, and (C) no Company Equityholder, Blocker or any of their respective Affiliates or representatives or agents shall have any obligation to approve, authorize or ratify the execution of any of the definitive documents in respect of the Permitted Equity Financing.

(iii)    At the Closing, the Buyer shall be permitted to consummate the Permitted Equity Financing, and issue the equity contemplated thereunder, in accordance with the terms and conditions of the Permitted Equity Subscription Agreements, solely to the extent necessary to fund Buyer Share Redemptions, or if such Buyer Share Redemptions are funded from the Trust Amount, to fund the payment obligations of the Buyer in accordance with Article III hereof (including as Available Closing Date Equity), or otherwise with the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

(c)    Backstop of Redemptions. In the event of any Buyer Share Redemptions requiring payments from the Trust Account, the Buyer shall exercise its rights to consummate the Permitted Equity Financing in accordance with the terms and conditions of the Permitted Equity Subscription Agreements and apply the Permitted Equity Financing Proceeds to fund such Buyer Share Redemptions, or if such Buyer Share Redemptions are funded from the Trust Amount, to fund the payment obligations of the Buyer in accordance with Article III hereof (including as Available Closing Date Equity), solely to the extent necessary to cause the condition to Closing set forth in Section 11.3(c) to be satisfied, or otherwise with the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.16    Affiliate Obligations. On or before the Closing Date, except for this Agreement and any Ancillary Agreements, (i) each Blocker shall take all actions necessary to cause all Liabilities and obligations of such Blocker under any Blocker Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of such Blocker or the Buyer and (ii) the Company shall use commercially reasonable efforts to terminate the Contracts set forth on Schedule 8.16 of the

Company Disclosure Schedule to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any Group Company or the Buyer.

Section 8.17    No Buyer Stock Transactions. During the Pre-Closing Period, except as otherwise explicitly contemplated hereby, neither the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 8.18    Buyer Written Consent. Within one (1) day of the Execution Date, the Buyer, as the sole stockholder of each Merger Sub, shall deliver to the Company a written consent for each of the foregoing, evidencing the approval of this Agreement and the applicable Mergers by each Merger Sub.

Section 8.19    Section 16 Matters. Prior to the Closing, the Buyer Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Buyer Capital Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Buyer following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.20    Transaction Litigation. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Buyer, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Buyer, Buyer or Merger Subs or any of their respective representatives (in their capacity as a representative of an Buyer) or, in the case of the Company, any Group Company, any Blocker or any of their respective representatives (in their capacity as a representative of a Group Company or a Blocker, as applicable). The Buyer and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) Buyer or any of its respective representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) any Group Company or any Blocker or any of their respective representatives settle or compromise any Transaction Litigation without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

Section 8.21    Exclusivity.

(a)    From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Blockers and their respective controlled Affiliates and the Company shall not, and shall cause their Subsidiaries, and shall use their reasonable best efforts to cause their other Affiliates and respective representatives not to, directly or indirectly, (a) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (c) furnish (including through any virtual data room) any information relating to the Blockers or any Group Company or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Blockers or any Group Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (d) approve, endorse or recommend any Competing Transaction; or (e) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so.

(b)    From the Execution Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.1, the Buyer, the Sponsor and their respective Affiliates shall not, and shall cause their respective representatives not to, directly or indirectly, (a) solicit, initiate or knowingly take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from the Buyer, the Sponsor, any Person or group of Persons other than the Company and the Company Equityholders that may constitute, or would reasonably be expected to lead to, a Buyer Competing Transaction; (b) enter into, participate in, continue or otherwise engage in, any discussions or negotiations regarding a Buyer Competing Transaction; (c) commence due diligence with respect to any Person, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (d) approve, endorse or recommend any Buyer Competing Transaction; or (e) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 8.22    Additional Blocker Parties. The Parties acknowledge and agree that certain Company Unitholders that are corporate entities may not have executed and delivered this Agreement as of the Execution Date (such Person, a “Non-Party Blocker”). In the event that any Non-Party Blocker delivers, with the consent of the Company, prior to the Closing, a joinder to this Agreement, in form and substance reasonably acceptable to Buyer and Company, (a) then, with the consent of the Company, such Non-Party Blocker shall be a “Blocker” and a “Party” and shall be fully bound by, and subject to, all covenants, terms, conditions, obligations and provisions of this Agreement applicable to a “Party,” “Non-Party Blocker” and a “Blocker” and shall be fully entitled to all rights and interests under this Agreement applicable to “Party,” “Non-Party Blocker” and a “Blocker”, and (b) Buyer shall form a wholly owned subsidiary (a “Non-Party Blocker Merger Sub”) for purposes of consummating the applicable Blocker Merger with such Non-Party Blocker, and Buyer shall cause such Non-Party Blocker Merger Sub to deliver a joinder to this Agreement, in form and substance reasonably acceptable to the Company, and such Non-Party Blocker Merger Sub shall be fully bound by, and subject to, all covenants, terms, conditions, obligations and provisions of this Agreement applicable to a “Buyer Party,” “Party” and a “Merger Sub.” Prior to the Closing, each Non-Party Blocker that is not a corporation duly organized and validly existing under the Laws of the State of Delaware (a “Delaware Corporation”) shall cause itself to become a Delaware Corporation and shall provide Buyer with an IRS Form W-9 properly indicating such status, prior to the consummation of the applicable Non-Party Blocker Merger to which it is a party. Upon the Company’s reasonable request, each Non-Party Blocker shall execute and deliver, or cause to be executed and delivered, all further documents and instruments, and take all actions, in each case, as may be reasonably necessary to consummate and make effective the transactions contemplated hereby, including the applicable Non-Party Blocker Merger to which such Non-Party Blocker is a party.

Section 8.23    Forfeiture of Shares. Prior to the Closing, Buyer shall cause Sponsor to forfeit 1,500,000 shares of Buyer Class B Common Stock held by Sponsor, and such shares of Buyer Capital Stock shall be cancelled, cease to exist and shall no longer be outstanding.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.1    [Reserved].

ARTICLE X

TAX MATTERS

Section 10.1    Certain Tax Matters.

(a)    Preparation of Tax Returns. Each Tax Return with respect to Pass-Through Income Taxes of each Group Company for any taxable period ending on or including the Closing Date (i) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall be made with such election, and (ii) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method.

(b)    For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i)    in the case of income Taxes imposed on any Group Company (or the Buyer or any of its Affiliates as a result of its direct or indirect ownership of a Group Company) or Blocker as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends as of the end of the day on the Closing Date and closed its books), such Taxes shall be treated as Taxes of a Group Company for a Pre-Closing Tax Period;

(ii)    in the case of income Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clause (i) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology; provided that for purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on based on the amount of such item for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and

(iii)    all Transaction Tax Deductions will, in each case, be allocated and attributable to a Pre-Closing Tax Period, to the extent permitted by applicable Law at a “more likely than not” or higher level of comfort.

(c)    Following the Closing, the Blocker Owners shall (and shall cause their respective Affiliates to) retain all books and records with respect to Tax matters pertinent to the Blockers relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Blocker Owner shall furnish the Company with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes of the Blocker.

(d)    The Buyer shall cause the Company and Blockers, as applicable, to prepare and file, or cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company Equityholders, the Blocker Owners, the Company, the Blockers and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(e)    The Parties acknowledge and agree that for U.S. federal and, as applicable, state and local income Tax purposes, they intend that (i) the exchange of Company Units for cash, Buyer Class V Voting Stock and certain rights under the Tax Receivable Agreement pursuant to the Company Merger (A) be treated as a taxable sale as of the Closing Date of Company Units by the Company Equityholders (other than Blockers) to the Buyer and a purchase of such Company Units by the Buyer from such Company Equityholders (the “Sale”), in exchange for such amounts, and allocated as between such Company Equityholders, as set forth in the Allocation Schedule in a transaction described in Section 741 of the Code (and any similar applicable state or local provisions of Tax Law) and (B) give rise to an adjustment to the Buyer’s basis in the direct and indirect assets of the Company pursuant to Section 743 of the Code (and, in each case, any equivalent adjustments for applicable state and local income Tax purposes), (ii) the contribution by the Buyer of the Buyer Contribution Amount contemplated by Section 2.4(c) be treated as a contribution of such amount to the Company in exchange for Company Units governed by Section 721 of the Code (and any similar applicable state or local provisions of Tax Law), (iii) each Blocker Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iv) this Agreement be, and hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Section 368 of the Code with respect to each of the reorganizations described in clause (iii) (collectively, the “Intended Tax Treatment”), and (v) each of the Buyer Parties, the Group Companies, the Buyer, the Blockers, the Company Equityholders or the Blocker Owners shall use commercially reasonable efforts not to take any action that would reasonably be expected to cause any Blocker Merger to fail to qualify for the Intended Tax Treatment. The Parties agree that the value allocated to each share of Buyer Class V Voting Stock shall be par value, and shall report consistently with such determination for U.S. federal income Tax purposes (and any similar provision of state or local Law), unless otherwise required by a Tax Authority in connection with an audit or other similar proceeding. Within 30 days following the Closing Date, Buyer shall deliver the Section 743 notification to the Company in accordance with Treasury Regulations Section 1.743-1(k)(2).

(f)    The Company will prepare (i) an allocation statement allocating the Distributed Cash Amount and any other amounts treated as consideration for U.S. federal income Tax purposes (A) among the equity interests of each Blocker and the Company Units acquired by Buyer pursuant to the Sale and (B) with respect to the amount allocated to the Company Units pursuant to clause (A), among the assets of the Company and the Company Subsidiaries that are classified as partnerships or entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with Sections 743, 755 and 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Schedule 10.1(f) (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company and the Company Subsidiaries that are classified as partnerships or entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date and the amount of the liabilities of the Company and such Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”).

(g)    Except as otherwise required by a “determination” within the meaning of Section 1313 of the Code, the Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; and (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

(h)    With respect to any audit, examination or other Proceeding of any Group Company for any Pre-Closing Tax Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available, the Company Equityholders and the Company shall, or shall cause their respective applicable Affiliates to, timely make, and to the extent required, fully cooperate with the Buyer and the Company to make, all such available elections in accordance with applicable Laws. The Company Equityholders and the Company shall, and shall cause their respective applicable Affiliates to, comply with all applicable Laws with respect to the making and implementation of any such election.

(i)    Each applicable Blocker Owner shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes with respect to a Blocker. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Tax Returns or Proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE XI

CONDITIONS TO OBLIGATIONS OF PARTIES

Section 11.1    Conditions to the Obligations of Each Party.

(a)    The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i)    Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(ii)    No Orders or Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the transactions contemplated hereby, including the Mergers, illegal or otherwise enjoining or prohibiting consummation of the transactions contemplated hereby, including the Mergers.

(iii)    Required Vote. The Required Vote shall have been obtained in accordance with the DGCL, the Buyer’s Governing Documents and the rules and regulations of Nasdaq.

(iv)    Company Written Consent. The Company Written Consent shall have been obtained.

(v)    Form S-4. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(vi)    Buyer Net Tangible Assets. The Buyer shall have at least $5,000,001 of net tangible assets following the exercise of the Buyer Share Redemption in accordance with the Buyer Governing Documents.

(b)    The obligation of each Party to consummate each Blocker Merger is subject to the Blocker Written Consent with respect to such Blocker having been obtained; provided, that if the Blocker Written Consent for any Blocker Merger has not been obtained, such Blocker Merger shall be deemed a Failed Blocker Merger pursuant to Section 2.2(a).

Section 11.2    Conditions to the Obligations of the Buyer Parties.

(a)    The obligations of the Buyer and the other Buyer Parties to consummate the transactions to be performed by the Buyer in connection with the Closing (other than the Blocker Mergers) is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)    Representations and Warranties.

(A)    The representations and warranties of the Group Companies set forth in Article IV hereof (other than the Company Fundamental Representations) without giving effect to any materiality or Company Material

Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and

(B)    The Company Fundamental Representations without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein (other than in the case of Section 4.5), shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)    Performance and Obligations of the Company. The respective covenants and agreements of the Company to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(iii)    Company Material Adverse Effect. Since the Execution Date, there has been no Company Material Adverse Effect that is continuing.

(iv)    Officers Certificate. The Company shall have delivered to the Buyer a duly executed certificate from an authorized Person of the Company (the “Company Bring-Down Certificate”), dated as of the Closing Date, certifying that the conditions set forth in Section 11.2(a)(i)-(iii) have been satisfied with respect to the Company.

(v)    Ancillary Agreements. The Company shall have delivered to the Buyer a counterpart signature page to the Company A&R LLCA, duly executed by the Company.

(b)    The obligations of the Buyer and the other Buyer Parties to consummate each Blocker Merger is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)    Representations and Warranties. The representations and warranties of the Blocker party to such Blocker Merger set forth in Article V hereof, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Blocker’s ability to consummate the Blocker Merger.

(ii)    Performance and Obligations of the Blocker. The respective covenants and agreements of the Blocker party to such Blocker Merger to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(iii)    The Blocker party to such Blocker Merger shall have delivered to the Buyer a duly executed certificate from an authorized Person of the Blocker dated as of the Closing Date (a “Blocker Bring-Down Certificate”), certifying that the conditions set forth in Section 11.2(b)(i) and (ii) have been satisfied with respect to such Blocker.

Section 11.3    Conditions to the Obligations of the Blockers and the Company. The obligation of the Blockers and the Company to consummate the transactions to be performed by the Blockers and the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver by the Company, at or prior to the Closing Date, of each of the following conditions:

(a)    Representations and Warranties.

(i)    The representations and warranties of the Buyer set forth in Article VI (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, have not had and would not be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

(ii)    The Buyer Fundamental Representations in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(b)    Performance and Obligations of the Buyer. The covenants and agreements of the Buyer Parties to be performed or complied with on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c)    Minimum Cash Amount. The Available Closing Date Equity shall be equal to or greater than the Minimum Cash Amount.

(d)    Officers Certificate. The Buyer shall deliver to the Company, a duly executed certificate from a director or an officer of the Buyer (the “Buyer Bring-Down Certificate”) dated as of the Closing Date, certifying that the conditions set forth in Section 11.3(a), Section 11.3(b) and Section 11.3(c) have been satisfied.

(e)    Listing. The shares of Buyer Class A Common Stock to be issued in connection with the transactions contemplated hereby, including (i) in the Blocker Mergers and (ii) upon exchange, pursuant to the Company A&R LLCA, of all New Common Units issued in the Company Merger, shall have been approved for listing on Nasdaq.

(f)    Ancillary Agreements. The Buyer shall have delivered to the Company counterpart signature pages to the Company A&R LLCA and the Tax Receivable Agreement duly executed by the Buyer, and counterpart signature pages to the Registration Rights Agreement duly executed by the Buyer, and the Sponsor.

(g)    Board Composition. As of immediately following the Closing, the Buyer Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 8.14.

(h)    Sponsor Side Letter. The Sponsor Side Letter shall be in full force and effect and no Sponsor shall be in breach thereof or shall have failed to perform thereunder.

(i)    Buyer Governing Documents. The Buyer Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and the Buyer shall have adopted the Buyer Bylaws.

(j)    Buyer Share Redemption. The Buyer Share Redemptions shall have been completed in accordance with the terms hereof, the applicable Buyer Governing Documents, the Trust Agreement and the Form S-4.

(k)    Trust Account. The Buyer shall have made all necessary and appropriate arrangements with the Trustee to have all of the remaining funds from the Trust Account available to the Surviving Company immediately following the Closing.

Section 11.4    Frustration of Closing Conditions. None of the Blockers, the Company or the Buyer may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s breach of its obligations under this Agreement.

Section 11.5    Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Article XI that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE XII

TERMINATION

Section 12.1    Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned at any time prior to the Closing only as follows:

(a)    by the mutual written consent of the Company and the Buyer;

(b)    by either the Company or the Buyer by written notice to the other Party if any Governmental Entity has enacted any Law which has become final and non-appealable and has the effect of making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement hereof results in or causes such final, non-appealable Order or other action;

(c)    by either the Company or the Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before 11:59 PM (pacific time) on December 30, 2021 (the “Outside Date”); provided, that if the conditions to Closing set forth in Section 11.1(a)(i), Section 11.1(a)(iii), or Section 11.1(a)(v) have not been satisfied by the Outside Date, the Company may, upon written notice to Buyer prior to the Outside Date, extend the Outside Date for an additional 90 days; provided, further, that the right to terminate this Agreement under this Section 12.1(c) shall not be available to any Party whose material breach of its representations, warranties, covenants or agreements under this Agreement has been a proximate cause of the failure of the Closing to occur on or before such date;

(d)    by the Company, if the Buyer or any Merger Sub breaches in any material respect any of its representations or warranties contained herein or breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Company’s and Blocker’s obligations to consummate the transactions set forth in Section 11.3(a) or Section 11.3(b) hereof not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant or agreement contained herein;

(e)    by the Buyer, if the Company breaches in any material respect any of its representations or warranties contained herein or the Company breaches or fails to perform in any material respect any of its covenants contained herein, which breach or failure to perform (i) would render a condition precedent to the Buyer’s and Merger Subs’ obligations to consummate the transactions set forth in Section 11.2(a)(i), or Section 11.2(a)(ii) hereof not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by the Buyer, cannot be cured or has not been cured by the earlier of (x) the Outside Date and (y) thirty (30) Business Days after the delivery of such written notice (in which case the

Outside Date shall automatically be extended until the end of such thirty (30) Business Day period) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to the Buyer if the Buyer or any Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained herein; provided, that if any Blocker breaches in any material respect any of its representations or warranties contained herein or any Blocker breaches or fails to perform in any material respect any of its covenants contained herein, the Blocker Merger applicable to such Blocker shall be deemed a Failed Blocker Merger pursuant to Section 2.2(a);

(f)    by either the Company or the Buyer, if the Required Vote is not obtained at the Buyer Shareholders Meeting (including any adjournment or recess of the meeting); or

(g)    by Buyer if the Company Written Consent shall not have been obtained and delivered to Buyer on or prior to 11:59 PM (pacific time) on the fifth (5th) Business Day following the date that the Form S-4 becomes effective; provided, however, that the termination rights under this Section 12.1(g) shall expire and the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 12.1(g) upon such time as the Company delivers the Company Written Consent to Buyer.

Section 12.2    Effect of Termination. Except for a termination pursuant to Section 12.1(a), any termination of this Agreement pursuant to Section 12.1 will be effective (subject to the cure periods (if any) provided above) immediately upon the delivery of a valid written notice of the terminating Party to each of the other Parties hereto. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 8.10, Section 8.12, this Section 12.2 and Article XIII hereof survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach of this Agreement.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Amendment and Waiver. No amendment of any provision hereof shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver of any provision or condition hereof shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 13.2    Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by e-mail, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 13.2, notices, demands and communications to the Company and the Buyer shall be sent to the addresses indicated below (or to such other address or addresses as the Parties may from time to time designate in writing):

Notices to the Buyer Parties: Thayer Ventures Acquisition Corporation 25852 McBean Parkway, Suite 508 Valencia, CA 91355 Attention: Mark E. Farrell Email: mark@thayerventures.com	with a copy to (which shall not constitute notice): Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004-2400 Attention: Daniel Peale Email: dpeale@cooley.com

Notices to the Blockers and to the Company: Inspirato LLC 1544 Wazee Street Denver, CO 80202 Attention: Brent Handler Brad Handler James Hnat	with copies to (which shall not constitute notice): Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, CA 94304-1050 Attention: Tony Jeffries Email: tjeffries@wsgr.com
and
Email: brent@inspirato.com
brad@inspirato.com jhnat@inspirato.com	Wilson Sonsini Goodrich & Rosati One Market Plaza, Spear Tower, Suite 3300 San Francisco, CA 94105 Attention: Ethan Lutske E-mail: elutske@wsgr.com

Notices to the Surviving Company and, following the Closing, the Buyer:	with copies to (which shall not constitute notice):
Wilson Sonsini Goodrich & Rosati
Inspirato LLC 1544 Wazee Street Denver, CO 80202 Attention: Brent Handler	650 Page Mill Road Palo Alto, CA 94304-1050 Attention: Tony Jeffries Email: tjeffries@wsgr.com
Brad Handler
James Hnat	and

Email: brent@inspirato.com brad@inspirato.com jhnat@inspirato.com	Wilson Sonsini Goodrich & Rosati One Market Plaza, Spear Tower, Suite 3300 San Francisco, CA 94105 Attention: Ethan Lutske E-mail: elutske@wsgr.com

Section 13.3    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 13.3 shall be null and void.

Section 13.4    Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 13.5    Interpretation. The headings and captions used herein and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used herein, shall refer to this Agreement as a whole and not to any particular provision hereof. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits hereof. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all material amendments thereto (or with respect to customer or supplier Contracts, only those amendments that include a restrictive covenant or place any other material restriction on the ability of any Group Company to operate) (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts herein are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisor on the “Project Passport” online data site hosted by Intralinks, Inc. at https://services.intralinks.com for purposes of the transactions contemplated hereby (the “Data Room”) or otherwise provided to the Buyer’s representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV and Article V, at least one (1) Business Day prior to the Execution Date.

Section 13.6    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Schedules and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated hereby exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 13.7    Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 13.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 13.8    Non-Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate delivered pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms contemplate performance, in each case, in whole or in part after the Closing, which shall survive until thirty (30) days following the date of the expiration, by its terms of the obligation of the applicable Party under such covenant or agreement. Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Section 13.9    Trust Account Waiver. Each of the Company and each Blocker acknowledge that the Buyer has established the Trust Account for the benefit of its public Buyer Shareholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and each Blocker, for itself and the Affiliates and Persons it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Shareholders upon the redemption of their shares and (ii) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, Contracts or agreements (including this Agreement) among the Buyer and the Company or the Company’s Equityholders and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided that nothing in this Section 13.9 shall limit any right to specifically enforce this Agreement pursuant to Section 13.11. The Company and each Blocker agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter into this Agreement, and the Company and each Blocker further intend and understand such waiver to be valid, binding and enforceable against the Company and each Blocker and each of their respective Affiliates and Persons that they have the authority to bind under applicable Law. To the extent that the Company or any Blocker or any of their respective Affiliates or Persons that they have the authority to bind commences any Proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Buyer or its representatives, the Company and each Blocker hereby acknowledge and agree that their respective and their respective Affiliates’ sole remedy shall be against assets of the Buyer not in the Trust Account and that such claim shall not permit the Company or any Blocker or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. Notwithstanding the foregoing, nothing in this Section 13.9 shall serve to limit or prohibit (i) the Company’s, each Blocker’s, any Company Equityholder’s or any Company Optionholder’s right to pursue a claim against the Buyer for legal relief against assets held outside the Trust Account or pursuant to Section 13.11 for specific performance or other non-monetary relief, or (ii) any claims that the Company, any Blocker, any Company Equityholder or any Company Optionholder may have in the future against the Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (other than the Trust Distributions) and any assets that have been purchased or acquired with any such funds) other than as contemplated by this Agreement.

Section 13.10    Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 13.11    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions hereof are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions hereof and to enforce specifically this Agreement or any Ancillary Agreement to the extent expressly contemplated herein or therein and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in accordance with this Section 13.11 shall not be required to provide any bond or other security in connection with any such injunction.

Section 13.12    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than the Indemnified Persons, each of whom is an express third-party beneficiary hereunder to the provisions of Section 8.13).

Section 13.13    Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the applicable Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described herein. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion (x) be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof, (y) represent a determination that such item or matter did not arise in the Ordinary Course of Business or (z) be deemed or interpreted to expand the scope of the Company’s or the Buyer’s representations and warranties, obligations, covenants, conditions or agreements contained herein or in the Agreements, and matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. The inclusion of any item or information in the Schedules shall not be deemed an admission of any fact, circumstance, liability or obligation to any third party. Moreover, in disclosing the information in the Schedules, each of the Buyer, the Company and any Blocker expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 13.14    No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties under this Agreement of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby.

Section 13.15    Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Buyer Capital Stock will be appropriately adjusted to provide to the Blocker Owners and the Company Equityholders and the Buyer Shareholders the same economic effect as contemplated hereby prior to such event.

* * * * *

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

Thayer Ventures Acquisition Corporation

By:	/s/ Mark E. Farrell
Name: Mark E. Farrell
Title: Co-Chief Executive Officer

BLOCKER MERGER SUBS:

Passport Merger Sub I Inc.

By:	/s/ Mark E. Farrell
Name: Mark E. Farrell
Title: President

Passport Merger Sub II Inc.

By:	/s/ Mark E. Farrell
Name: Mark E. Farrell
Title: President

Passport Merger Sub III Inc.

By:	/s/ Mark E. Farrell
Name: Mark E. Farrell
Title: President

COMPANY MERGER SUB:

Passport Company Merger Sub, LLC

By:	/s/ Mark E. Farrell
Name: Mark E. Farrell
Title: Manager

[Signature Page to Business Combination Agreement]

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

By:	/s/ Brent Handler
Name:	Brent Handler
Title:	Founder and Chief Executive Officer

[Signature Page to Business Combination Agreement]

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

W CAPITAL PARTNERS III IBC, INC.

By:	/s/ Stephen Wertheimer
Name: Stephen Wertheimer
Title: Managing Director

[Signature Page to Business Combination Agreement]

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

INSPIRATO GROUP, INC.

By:	/s/ Todd Chaffee
Name: Todd Chaffee
Title: Managing Director

[Signature Page to Business Combination Agreement]

Each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

KPCB INVESTMENT I, INC.

By:	/s/ Ted Schlein
Name: Ted Schlein
Title: President

[Signature Page to Business Combination Agreement]

ANNEX A-2

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”), is made and entered into as of September    , 2021, by and between, Thayer Ventures Acquisition Corporation, a Delaware corporation (the “Buyer”), and Inspirato LLC, a Delaware limited liability company (the “Company”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given to them in the Business Combination Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to a Business Combination Agreement, dated as of June 30, 2021 (the “Business Combination Agreement”) by and among, (i) the Buyer, (ii) the Merger Subs, (iii) the Blockers, (iv) the Company Merger Sub, and (v) the Company.

WHEREAS, in accordance with the terms of Sections 13.1 and 13.2 of the Business Combination Agreement, the Buyer and the Company desire to amend the Business Combination Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Company agree as follows:

Section 1.    Amendments to the Business Combination Agreement.

(a)    Article II, Section 2.5(c) of the Business Combination Agreement shall hereby be amended and restated in its entirety as follows:

“(c) Effective as of immediately following the Effective Time, the Buyer (through the Buyer’s board of directors) shall appoint the officers of the Surviving Company, to be effective from and after the Closing, each to hold office in accordance with the Company A&R LLCA. The Surviving Company shall be managed by a board of managers in accordance with the terms of the Company A&R LLCA.”

(b)    Article II, Section 3.1(e) of the Business Combination Agreement shall hereby be deleted in its entirety and shall be replaced as follows:

“(e) Amendment to Company LLCA. In connection with the execution and delivery of the Company A&R LLCA, as of the LLCA Effective Time (as defined in the Company A&R LLCA), the Company shall cause Buyer to be admitted as a member of the Company.”

Section 2.    Effectiveness of Amendment. Upon the execution and delivery hereof, the Business Combination Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Business Combination Agreement, and this Amendment and the Business Combination Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Business Combination Agreement.

Section 3.    General Provisions.

(a)    Miscellaneous. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or PDF transmission. The terms of Article XIII of the Business Combination Agreement shall apply to this Amendment, as applicable.

(b)    Business Combination Agreement in Effect. Except as specifically provided for in this Amendment, the Business Combination Agreement shall remain unmodified and in full force and effect.

[Remainder of Page Intentionally Left Blank]

A-2-1

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above.

BUYER:

Thayer Ventures Acquisition Corporation

By:	/s/ Mark E. Farrell
Name:	Mark E. Farrell
Title:	Co-Chief Executive Officer

COMPANY:

INSPIRATO LLC

By:	/s/ Brent Handler
Name:	Brent Handler
Title:	Chief Executive Officer

[Signature Page to Amendment to Business Combination Agreement]

A-2-2

ANNEX B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THAYER VENTURES ACQUISITION CORPORATION

Thayer Ventures Acquisition Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Thayer Ventures Acquisition Corporation”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 31, 2020 (the “Original Certificate”).

2. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 27, 2020 (the “First Amended and Restated Certificate”).

3. This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”), which restates and integrates and further amends the Original Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Amended and Restated Certificate shall become effective upon filing with the Secretary of State of the State of Delaware (the “Effective Time”).

5. The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is Inspirato Incorporated (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 1,600,000,000 shares, consisting of (a) 1,500,000,000 shares of common stock (the “Common Stock”), including (i) 1,000,000,000 shares of Class A common stock (the “Class A Common Stock”) and (ii) 500,000,000 shares of Class V common stock (the “Class V Common Stock”), and (b) 100,000,000 shares of preferred stock (the “Preferred Stock”). The number of authorized shares of either Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding or, in the case of Common Stock, then necessary for issuance in connection with the exchange of Common Units of Inspirato LLC (the “Common Units”) pursuant to Section 4.6 (an “Exchange”) of that certain Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC (the “LLC Agreement”) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of the Common Stock or Preferred Stock, as applicable, voting separately as a class shall be required therefor, unless a separate vote is required pursuant to any Preferred Stock Designation (as defined below).

Upon the Effective Time, each share of Class B Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time shall be reclassified and changed into one issued and outstanding, fully paid and nonassessable share of Class A Common Stock, without any action required on the part of the Corporation or the holders thereof. Any stock certificate or book-entry position that immediately prior to the Effective Time represented shares of the Corporation’s Class B Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.

The term “Business Combination”, as used in this Amended and Restated Certificate, shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving the Corporation and one or more businesses. The term “Offering” as used in this Amended and Restated Certificate shall mean the Corporation’s initial public offering of securities.

Section 4.2 Preferred Stock. Subject to Article IX of this Amended and Restated Certificate, the Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise provided in this Amended and Restated Certificate or as required by applicable law, each holder of record of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally are entitled to vote.

(ii) Except as otherwise provided in this Amended and Restated Certificate or as required by applicable law, each holder of record of Class V Common Stock, as such, shall be entitled to one vote for each share of Class V Common Stock held of record as of the applicable record date by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock).

(iii) Except as otherwise provided in this Amended and Restated Certificate or required by applicable law, at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class V Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with holders of the Class A Common Stock and holders of the Class V Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally, and, subject to the terms of any Preferred Stock, shall have the exclusive right to vote for the election of directors and all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Common Stock if the holders of such affected series of Preferred Stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends and Distributions.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock shall be entitled to receive ratably, taken together as a single class, in proportion to the number of shares held by each such stockholder such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Class V Common Stock. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

(c) Liquidation, Dissolution or Winding Up; Deemed Liquidation Events. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or any Liquidation Event, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock having a preference over the Class V Common Stock as to distributions upon dissolution, liquidation, winding up or a Deemed Liquidation Event, the holders of shares of Class V Common Stock shall be entitled to receive $0.0001 per share, and upon receiving such amount, such holders of shares of Class V Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. Thereafter, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. For purposes of this Amended and Restated Certificate, “Deemed Liquidation Event” shall mean (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its Parent) immediately after such consolidation, merger or reorganization; provided, that, for the purpose of this Section 4.3(c), all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged; (B) any transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred; provided, that, an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof; or (C) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

(d) Cancellation of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by a holder of a Common Unit, as set forth in the books and records of Inspirato LLC (including pursuant to an Exchange), such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class V Common Stock after the Effective Time other than in connection with the valid issuance of Common Units in accordance with Sections 4.1 and 4.3 of the LLC Agreement, such that after such issuance of Class V Common Stock such holder of Common Units holds an identical number of Common Units and shares of Class V Common Stock.

(e) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding Common Units subject to Exchange from time to time.

(f) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Amended and Restated Certificate, scheme, arrangement or otherwise (each, a “Split”)) any series of Common Stock into a greater or lesser number of shares, the shares of each other series of Common Stock outstanding immediately prior to such combination or subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of Class V Common Stock to shares of outstanding Class A Common Stock immediately prior to such combination or subdivision shall be maintained immediately after such combination or subdivision; provided, that such actions with respect to the Class V Common Stock shall be subject to Section 4.1(i) and the last sentence of Section 3.1 of the LLC Agreement. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the combination or subdivision becomes effective.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the Effective Time, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the Effective Time and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the Effective Time. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the Effective Time, each of the successors elected to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws of the Corporation, as may be amended from time to time (the “Bylaws”) shall so require, the election of directors need not be by written ballot. There is no cumulative voting with respect to the election of directors.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock—Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Section 5.6 Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the total number of authorized directors shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any Preferred Stock Designation), by the Bylaws or pursuant to applicable law, the affirmative vote of the holders of at least 66.7% of the total voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII, Section 9.5 or Article X of the Bylaws of the Corporation, or to adopt any provision inconsistent therewith and, with respect to any other provision of the Bylaws, the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the total number of authorized directors, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except (i) for the rights of the holders of the Class V Common Stock to vote separately as a class as specifically set forth in this Amended and Restated Certificate or (ii) as may be otherwise provided for pursuant to any Preferred Stock Designation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification, elimination or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, elimination or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any elimination, repeal of or amendment to this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such elimination, repeal of or amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish, eliminate, impair or adversely affect any right or protection existing at the time of such elimination, repeal of, amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such elimination, repeal of or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.1 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least sixty-five percent (65%) of all then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option)

and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 8, 2020, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 18 months from the closing of the Offering and (iii) the redemption of the Offering Shares in connection with a vote seeking to amend such provisions of this Amended and Restated Certificate as described in Section 9.7. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

Section 9.2 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rules or regulations) and filing proxy materials with the SEC, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Tender Offer Rules”) which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (or any successor rule or regulation) (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to submit the proposed initial Business Combination to the stockholders for their approval for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Section 9.2(a) hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Section 9.2(b). In the event that the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of the Offering Shares exercising their Redemption Rights (irrespective of whether they voted in favor or against the Business Combination) shall be equal to the quotient obtained by dividing: (x) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Corporation to pay its taxes, by (y) the total number of then outstanding Offering Shares.

(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to more than an aggregate of 15% of the Offering Shares without the prior consent of the Corporation.

(d) In the event that the Corporation has not consummated an initial Business Combination within 18 months from the closing of the Offering, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination and (ii) the Redemption Limitation is not exceeded.

(f) If the Corporation conducts a tender offer pursuant to Section 9.2(b), the Corporation shall consummate the proposed initial Business Combination only if the Redemption Limitation is not exceeded.

Section 9.3 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account only as provided in Sections 9.2(a), 9.2(b), 9.2(d) or 9.7 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Each Public Stockholder that does not exercise its Redemption Rights shall retain its interest in the Corporation and shall be deemed to have given its consent to the release of the remaining funds in the Trust Account to the Corporation, and following payment to any Public Stockholders exercising their Redemption Rights, the remaining funds in the Trust Account shall be released to the Corporation.

(c) The exercise by a Public Stockholder of the Redemption Rights shall be conditioned on such Public Stockholder following the specific procedures for redemptions set forth by the Corporation in any applicable tender offer or proxy materials sent to the Public Stockholders relating to the proposed initial Business

Combination, including the requirement that any Public Stockholder holder that holds Offering Shares beneficially through a nominee must identify itself to the Corporation in connection with any redemption election in order to validly redeem such Offering Shares. Holders of Offering Shares seeking to exercise their Redemption Rights may be required to either tender their certificates (if any) to the Corporation’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the originally scheduled vote on the proposal to approve a Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

Section 9.4 Share Issuances. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on: (a) any initial Business Combination; (b) on any pre-Business Combination activity; (c) any amendment to this Amended and Restated Certificate to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering; or (d) on any amendment to this Article IX.

Section 9.5 Transactions with Affiliates. In the event the Corporation enters into an initial Business Combination with a target business that is affiliated with the Sponsor, or the directors or officers of the Corporation, the Corporation, or a committee of the independent directors of the Corporation, shall obtain an opinion from an independent accounting firm or an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that such Business Combination is fair to the Corporation from a financial point of view.

Section 9.6 No Transactions with Other Blank Check Companies. The Corporation shall not enter into an initial Business Combination with another blank check company or a similar company with nominal operations.

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 18 months from the date of the closing of the Offering or (b) with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to allow redemption in connection with our initial Business Combination or to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares; provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.

Section 9.8 Minimum Value of Initial Business Combination. The Corporation’s initial Business Combination must be comprised of one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Corporation signs a definitive agreement in connection with the initial Business Combination.

ARTICLE X

CORPORATE OPPORTUNITY

To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which the Thayer Ventures Acquisition Holdings LLC, any officer, director, partner or employee of the Sponsor or, and any portfolio company in which such entities or persons have an equity interest (other than the Corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is offered in writing solely to (1) a director or officer of the Corporation or its subsidiaries who is not also a Specified Party, or (2) a Specified Party who is a director, officer or employee of the Corporation and who is offered such opportunity solely in his or her capacity as a director, officer or employee of the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL. Notwithstanding anything contained in this Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article XII and this Article XI. Except as expressly provided in the foregoing sentence and the remainder of this Amended and Restated Certificate (including any Preferred Stock Designation), including Section 9.1, this Amended and Restated Certificate may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.

ARTICLE XII

SEVERABILITY

If any provision or provisions (or any part thereof) of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, Thayer Ventures Acquisition Corporation has caused this Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer on this [    ] day of [        ], 20[    ].

THAYER VENTURES ACQUISITION
CORPORATION

By:

Name: Mark Farrell
Title: Co-Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

ANNEX C

AMENDED AND RESTATED BYLAWS OF

INSPIRATO INCORPORATED

(initially adopted on [bylaw adoption date])

(as amended on [bylaw amendment date])

C-i

C-ii

BYLAWS OF INSPIRATO INCORPORATED

ARTICLE I - CORPORATE OFFICES

1.1 REGISTERED OFFICE

The registered office of Inspirato Incorporated (the “Company”) shall be fixed in the Company’s certificate of incorporation, as the same may be amended from time to time.

1.2 OTHER OFFICES

The Company may at any time establish other offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Company (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held each year. The Board of Directors shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders. For the purposes of these bylaws, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships.

2.3 SPECIAL MEETING

(a) Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, a special meeting of the stockholders, other than as required by statute, may be called at any time by (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, (ii) the chairperson of the Board of Directors or (iii) the chief executive officer, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of a majority of the Whole Board, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 ADVANCE NOTICE PROCEDURES

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (1) pursuant to the Company’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board of Directors; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any stockholder of the Company who (A) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in this Section 2.4(a).

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (4) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such nomination or proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day and no later than 5:00 p.m., local time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting of stockholders. However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting has been changed by more than 30 days from the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting or (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Company no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”).

(iii) A stockholder’s notice to the secretary must set forth:

(1) as to each person whom the stockholder proposes to nominate for election as a director:

(A) such person’s name, age, business address, residence address and principal occupation or employment; the class and number of shares of the Company that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to the Section 14 of the 1934 Act;

(B) such person’s written consent to being named in such stockholder’s proxy statement as a nominee of such stockholder and to serving as a director of the Company if elected;

(C) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Company (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Company (a “Third-Party Compensation Arrangement”); and

(D) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;

(2) as to any other business that the stockholder proposes to bring before the annual meeting:

(A) a brief description of the business desired to be brought before the annual meeting;

(B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Company’s certificate of incorporation);

(C) the reasons for conducting such business at the annual meeting;

(D) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and

(E) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(3) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A) the name and address of such stockholder (as they appear on the Company’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;

(B) for each class or series, the number of shares of stock of the Company that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(C) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;

(D) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps,

options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Company’s securities;

(E) any rights to dividends on the Company’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;

(F) any proportionate interest in the Company’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(G) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Company’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;

(H) any significant equity interests or any Derivative Instruments in any principal competitor of the Company that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;

(I) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);

(J) a representation and undertaking that the stockholder is a holder of record of stock of the Company as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(K) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies from stockholders in support of such proposal or nomination;

(L) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and

(M) such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

(iv) In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Company in connection therewith) must further be updated and supplemented (1) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof and (2) to provide any additional information that the Company may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Company, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Company or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or any adjournment, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment, rescheduling or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.

(b) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.3(a), special meetings of stockholders may be called only in accordance with the Company’s certificate of incorporation and these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Company’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Company’s notice of meeting, then nominations of persons for election to the Board of Directors at such special meeting may be made by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Company no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting or (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the special meeting was first made. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the Secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).

(c) Other Requirements.

(i) To be eligible to be a nominee by any stockholder for election as a director of the Company, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b):

(1) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request) containing information regarding such nominee’s background and qualifications and such other information as may reasonably be required by the Company to determine the eligibility of such nominee to serve as a director of the Company or to serve as an independent director of the Company;

(2) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue;

(3) a written representation and undertaking that, unless previously disclosed to the Company, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;

(4) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Company’s corporate governance guidelines as disclosed on the Company’s website, as amended from time to time; and

(5) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.

(ii) At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.

(iii) No person will be eligible to be nominated by a stockholder for election as a director of the Company unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.

(iv) The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.

(v) Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Company and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.

(vi) Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (1) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (2) compliance with clause (4) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).

(vii) Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (1) such stockholder has submitted a proposal to the Company in compliance with Rule 14a-8 under the 1934 Act; and (2) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or any other business proposal.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.6 QUORUM

The holders of a majority of the voting power of the capital stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

2.7 ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.8 CONDUCT OF BUSINESS

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business and discussion as seem to the chairperson in order. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Company, shall serve as chairperson of the stockholder meeting. The chairperson of any meeting of stockholders shall have the power to adjourn the meeting to another place, if any, date or time, whether or not a quorum is present. The secretary of each annual and special meeting of stockholders shall be the Secretary or another person designated by the chairperson of the meeting to act as secretary of the meeting.

the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.9 VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.

Except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the Company’s securities are listed, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation, these bylaws or the rules of the stock exchange on which the securities of the Company are listed.

2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Subject to the rights of holders of preferred stock of the Company, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders.

2.11 RECORD DATES

In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.

In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

2.12 PROXIES

Each stockholder entitled to vote at a meeting of stockholders, or such stockholder’s authorized officer, director, employee or agent, may authorize another person or persons to act for such stockholder by proxy authorized by a document or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.14 INSPECTORS OF ELECTION

Before any meeting of stockholders, the Company shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.

Such inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Each report of an inspector shall be in writing, and any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS

3.1 POWERS

The business and affairs of the Company shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.

3.2 NUMBER OF DIRECTORS

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of a majority of the Whole Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.4 RESIGNATION AND VACANCIES

Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the certificate of incorporation or these bylaws or permitted in the specific case by resolution of the Board of Directors, and subject to the rights of holders of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and not by stockholders. If the directors are divided into classes, a person so chosen to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7 SPECIAL MEETINGS; NOTICE

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the Whole Board.

Notice of the time and place of special meetings shall be:

(a) delivered personally by hand, by courier or by telephone;

(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile;

(d) sent by electronic mail; or

(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL),

directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Company’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting, unless required by statute.

3.8 QUORUM; VOTING

At all meetings of the Board of Directors, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.

If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, except as may otherwise be expressly provided herein or therein and denoted with the phrase “notwithstanding the final paragraph of Section 3.8 of the bylaws” or language to similar effect, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

3.9 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.10 FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors and to provide for the reimbursement of such directors expenses, if any, in connection with their service on the Board of Directors.

3.11 REMOVAL OF DIRECTORS

Any director or the entire Board of Directors may be removed from office by stockholders of the Company in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

ARTICLE IV - COMMITTEES

4.1 COMMITTEES OF DIRECTORS

The Board of Directors may, by resolution passed by a majority of the Whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Company.

4.2 COMMITTEE MINUTES

Each committee and subcommittee shall keep regular minutes of its meetings.

4.3 MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:

(a) Section 3.5 (place of meetings and meetings by telephone);

(b) Section 3.6 (regular meetings);

(c) Section 3.7 (special meetings and notice);

(d) Section 3.8 (quorum; voting);

(e) Section 3.9 (action without a meeting); and

(f) Section 7.4 (waiver of notice)

with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members. However, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.

4.4 SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V - OFFICERS

5.1 OFFICERS

The officers of the Company shall be a president and a secretary. The Company may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of

Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS

The Board of Directors shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section  5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS

The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Company may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.

Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES

Any vacancy occurring in any office of the Company shall be filled by the Board of Directors or as provided in Section 5.3.

5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES

The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Company or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Company in accordance with the governing documents of any entity or entities, standing in the name of this Company, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 AUTHORITY AND DUTIES OF OFFICERS

All officers of the Company shall respectively have such authority and perform such duties in the management of the business of the Company as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI - STOCK

6.1 STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the Company shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Company by any two officers of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.

The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Company in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Company shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.2 SPECIAL DESIGNATION ON CERTIFICATES

If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.3 LOST CERTIFICATES

Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.4 DIVIDENDS

The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

6.5 TRANSFER OF STOCK

Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.

6.6 STOCK TRANSFER AGREEMENTS

The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.7 REGISTERED STOCKHOLDERS

The Company:

(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and

(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.8 LOCK-UP

(a) Subject to Section 6.8(b), the holders (the “Current Lock-Up Holders”) of (i) shares of Class A Common Stock of the Company issued as the “Per Unit Unitholder Merger Consideration” pursuant to the “Company Merger”, each as defined in the Business Combination Agreement, entered into on June 30, 2021, by and among (1) Thayer Ventures Acquisition Corporation, a Delaware corporation, (2) Passport Merger Sub I Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer, (3) Passport Merger Sub II Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer, (4) Passport Merger Sub III Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer, (5) KPCB Investment I, Inc., a Delaware corporation, (6) Inspirato Group, Inc., a Delaware corporation, (7) W Capital Partners III IBC, Inc., a Delaware corporation, (8) Passport Company Merger Sub, LLC a Delaware limited liability company, and (9) Inspirato LLC, a Delaware limited liability company (as amended, the “Business Combination Agreement”)); (ii) all shares of Class V Common Stock of the Company; (iii) shares of Class A Common Stock of the Company issued in connection with the exchange of Common Units of Inspirato LLC pursuant to Section 4.6 of that certain Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC; and (iv) shares of Class A Common Stock issued to directors, officers and employees of the Company or its subsidiaries upon the exercise of Rollover Options (as defined in the Business Combination Agreement) outstanding as of immediately following the closing of the Company Merger, which holders include, for the avoidance of doubt, the Current Lock-Up Holders’ Permitted Transferees and direct or indirect Permitted Transferees of any such holders (collectively, the “Additional Lock-Up Holders”, and together with the Current Lock-Up Holders, the “Lock-Up Holders”) may not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”). Notwithstanding anything to the contrary in the foregoing or else herein, the term “Lock-Up Holder” shall not include any lender (or its successors or assigns) to whom shares of Class A Common Stock or Class V Common Stock are pledged pursuant to subsection (b) of this Section 6.8 (collectively, the “Pledged Shares”) upon transfer of such Pledged Shares to such entity or person following a foreclosure or exercise of other remedies by such lender under the applicable loan or other agreement.

(b) Notwithstanding the provisions set forth in Section 6.8(a), the Lock-Up Holders may Transfer the Lock-Up Shares during the Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Lock-Up Holder or any other person with whom such Lock-Up Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the Lock-Up Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such Lock-Up Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the Lock-Up Holder, or (B) to partners, limited liability company members or stockholders of the Lock-Up Holder, including, for the avoidance of doubt, where the Lock-Up Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such Lock-Up Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vi) of this Section 6.8(b); (viii) as a pledge of shares of Class A Common Stock or Class V Common Stock of the Company to any lender as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such Lock-Up Holder; provided, however, that such borrowing or incurrence of indebtedness is part of a bona fide loan or similar agreement in connection with the purchase of shares of the Company’s Class A Common Stock in the PIPE Investment (as referenced in the Business Combination Agreement); (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction, each involving a change in control of the Company; (x) to the Company in connection with the repurchase of such Lock-Up Holder’s shares in connection with the termination of the Lock-Up Holder’s employment with the Company pursuant to contractual agreements with the Company; (xi) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of Class A Common Stock of the Company or the vesting of Company stock-based awards; or (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Class A Common Stock of the Company. Notwithstanding the provisions set forth in Section 6.8(a), the Lock-Up Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act during the Lock-Up Period; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period.

(c) For purpose of this Section 6.8:

(i) the term “Lock-Up Period” means the period beginning on the closing date of the Company Merger and ending on the earliest of (a) the date that is 180 days after the closing date of the Company Merger; and (b) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock of the Company for cash, securities or other property; (c) the date, if any, on which the closing price of the Class A Common Stock has equaled or exceeded $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 Trading Day period commencing at least 150 days after the closing date of the Company Merger; provided that, if (i) at least 120 days have elapsed since the closing date of the Company Merger and (ii) the Lock-Up Period is scheduled to end during a Blackout Period (as defined below) or within five Trading Days (as defined below) prior to a Blackout Period, the Lock-Up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided further, that (i) promptly upon the Company’s determination of the date of the Blackout-Related Release and in any event at least two Trading Days in advance of the Blackout-Related Release, the Company shall announce the date of the Blackout-Related Release through a major news service, or on a Form 8-K, and (ii) the Blackout-Related Release shall not occur unless the Company shall have publicly released its earnings results for the fiscal year ended December 31, 2021.

(ii) the term “Lock-Up Shares” means shares of Common Stock of the Company beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by a Current Lock-Up Holder or any other securities so owned convertible into or exercisable or exchangeable for Common Stock of the Company immediately following the closing of the Company Merger (other than shares of Class A Common Stock of the Company acquired in the public market or pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of Class A Common Stock of the Company occurs on or after the closing of the Company Merger); provided, that, for clarity, shares of Class A Common Stock of the Company issued in connection with the PIPE Investment shall not constitute Lock-Up Shares;

(iii) the term “Permitted Transferees” means, prior to the expiration of the Lock-Up Period, any person or entity to whom such Lock-Up Holder is permitted to Transfer Securities prior to the expiration of the Lock-Up Period pursuant to Section 6.8(b);

(iv) the term “Transfer” means, with respect to a Lock-Up Share, to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Lock-Up Shares or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Lock-Up Shares, in cash or otherwise;

(v) the term “Trading Day” is a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities; and

(vi) the term “Blackout Period” shall mean a broadly applicable period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy.

ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER

7.1 NOTICE OF STOCKHOLDERS’ MEETINGS

Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL.

7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.

7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

7.4 WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

ARTICLE VIII - INDEMNIFICATION

8.1 RIGHT TO INDEMNIFICATION

To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

8.2 RIGHT TO ADVANCEMENT OF EXPENSES

In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

8.3 RIGHT OF INDEMNITEE TO BRING SUIT

If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

8.4 NON-EXCLUSIVITY OF RIGHTS

The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

8.5 INSURANCE

The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

8.6 INDEMNIFICATION OF OTHER PERSONS

This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

8.7 AMENDMENTS

Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation.

8.8 CERTAIN DEFINITIONS

For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

8.9 CONTRACT RIGHTS

The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

8.10 SEVERABILITY

If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE IX - GENERAL MATTERS

9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Company; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Company by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.2 FISCAL YEAR

The fiscal year of the Company shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.3 SEAL

The Company may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

9.4 CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.

9.5 FORUM SELECTION

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, stockholder, officer or other employee of the Company to the Company or the Company’s stockholders, (c) any action arising pursuant to any provision of the DGCL or the certificate of incorporation or these bylaws (as either may be amended from time to time) or (d) any action asserting a claim governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court or for which such court does not have subject matter jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Section 9.5. For the avoidance of doubt, nothing contained in this Section 9.5 shall apply to any action brought to enforce a duty or liability created by the 1934 Act or any successor thereto.

ARTICLE X - AMENDMENTS

These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least 66.7% of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Company to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII, Section 9.5 or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws; provided, however, that a bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

ANNEX D

NINTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

INSPIRATO LLC

DATED AS OF [                    , 2021]

THE LIMITED LIABILITY COMPANY INTERESTS IN INSPIRATO LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS NINTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

D-i

D-ii

Section 12.14	Confidentiality	D-55
Section 12.15	No Recourse	D-55

Exhibits

Exhibit A-1: Capitalization

Exhibit A: Post-Merger Capitalization

Exhibit B: Exchange Notice

Exhibit C: Officers

Exhibit D: Joinder

D-iii

NINTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

INSPIRATO LLC

This NINTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time in accordance with the terms hereof, this “LLC Agreement”) of Inspirato LLC (f/k/a BH Ventures, LLC), a Delaware limited liability company (the “Company”), is entered into as of [●], 2021 and made effective as of the LLCA Effective Time (as defined below), by and among Thayer Ventures Acquisition Corporation, a Delaware corporation (“PubCo”) and certain wholly owned Subsidiaries of PubCo, as Members as of the date hereof, the Members set forth on Exhibit A-1 hereto (the “Existing Members”) and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was incorporated as a Delaware corporation under the name “BH Ventures, Inc.” pursuant to a Certificate of Incorporation filed in the office of the Secretary of State of the State of Delaware on February 12, 2010, and converted into a Delaware limited liability company under the name “BH Ventures, LLC” pursuant to a Certificate of Conversion to Limited Liability Company and Certificate of Formation of the Company filed in the office of the Secretary of State of the State of Delaware on May 12, 2010, as amended by the Certificate of Amendment to the Certificate of Formation of the Company filed in the office of the Secretary of State of the State of Delaware on January 25, 2011 (as so amended, and as amended from time to time, the “Certificate of Formation”) and upon the effectiveness of the Certificate of Formation was governed by the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 31, 2011 (the “Initial LLC Agreement”);

WHEREAS, certain of the Existing Members entered into the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 11, 2011 (the “Second A&R LLC Agreement”), which amended and restated the Initial LLC Agreement;

WHEREAS, certain of the Existing Members] entered into the Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 13, 2012 (the “Third A&R LLC Agreement”), which amended and restated the Second A&R LLC Agreement;

WHEREAS, certain of the Existing Members entered into the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 12, 2012 (the “Fourth A&R LLC Agreement”), which amended and restated the Third A&R LLC Agreement;

WHEREAS, certain of the Existing Members entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of December 16, 2013 (the “Fifth A&R LLC Agreement”), which amended and restated the Fourth A&R LLC Agreement;

WHEREAS, certain of the Existing Members entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 11, 2014 (the “Sixth A&R LLC Agreement”), which amended and restated the Fifth A&R LLC Agreement;

WHEREAS, certain of the Existing Members entered into the Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 3, 2017 (the “Seventh A&R LLC Agreement”), which amended and restated the Sixth LLC Agreement;

WHEREAS, certain of the Existing Members entered into the Amended and Restated Limited Liability Company Agreement, dated as of February 9, 2020 (the “Existing LLC Agreement”), which amended and restated the Seventh A&R LLC Agreement;

WHEREAS, immediately prior to the LLCA Effective Time, the Company was wholly owned by the Existing Members;

WHEREAS, on June 30, 2021, the Company, PubCo, Passport Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), and the other parties thereto entered into that certain Business Combination Agreement, as amended by the Amendment to Business Combination Agreement dated as of September 15, 2021 (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Business Combination Agreement”), pursuant to which, among other things, as of the Effective Time, Company Merger Sub will merge with and into the Company, with the Company surviving as a Subsidiary of PubCo, and each member of the Company as of immediately prior to the Effective Time will receive the number of Common Units set forth next to such Member’s name on Exhibit A hereto, in accordance with Section 3.1(c) of the Business Combination Agreement (each such Member receiving Common Units at the Effective Time, a “Continuing Member”);

WHEREAS, the Business Combination Agreement provides for the amendment and restatement of the Existing LLC Agreement in the form of this LLC Agreement to reflect: (a) the redemption of the limited liability company interests in the Company held by certain Existing Members prior to the Blocker Effective Time; (b) the recapitalization of the limited liability company interests of the Company into a single class of units prior to the Blocker Effective Time; (c) the consummation of the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements (as such term is defined in the Business Combination Agreement), including the conversion of units pursuant to Section 3.1(c)(ii) of the Business Combination Agreement, (d) admission of PubCo as a Member at the Effective Time, and (e) the rights and obligations of the Members and other terms and provisions, in each case as set forth in this LLC Agreement; and

WHEREAS, following the Effective Time, each Common Unit (other than any Common Unit held by PubCo and its wholly owned Subsidiaries) may be exchanged, at the election of the holder of such Common Unit (together with the surrender and delivery by such holder of one (1) share of Class V Common Stock of PubCo), for one (1) share of Class A Common Stock of PubCo, in each case in accordance with the terms and conditions of this LLC Agreement.

NOW THEREFORE, in accordance with the Business Combination Agreement, the Existing LLC Agreement and Section 18-302(e) of the Act and in consideration of the mutual covenants and agreements contained in this LLC Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Existing LLC Agreement is hereby amended and restated in its entirety as of the LLCA Effective Time as set forth herein and the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this LLC Agreement and the Schedules and Exhibits attached to this LLC Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Admission Date” is defined in Section 9.7.

“Advancement of Expenses” is defined in Section 7.6(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or manager or otherwise. For purposes of this LLC Agreement, no Member shall be deemed to be an Affiliate of any other Member solely as a result of membership in the Company.

“Affiliated Group” is defined in the Business Combination Agreement.

“Appraiser FMV” means the fair market value of any Equity Security as determined by an independent appraiser mutually agreed upon by the Board and the relevant Transferor, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this LLC Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this LLC Agreement shall be borne by the Company.

“Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual or corporate resident in California (whichever is higher), in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, and taking into account: (a) the character of any income, gains, deductions, losses or credits, and the deductibility of state income taxes, and (b) available deductions under Code Section 199A, as applicable. The Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

“Audit” is defined in Section 10.4(b).

“Automatic Redemption” is defined in Section 4.1(h)(i).

“BBA Rules” means Code Sections 6221 through 6241, as in effect for taxable years of the Company beginning after December 31, 2017, together with any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Blackout Period” means a broadly applicable period during which trading in PubCo’s Equity Securities would not be permitted under PubCo’s insider trading policy.

“Blocker Effective Time” is defined in the Business Combination Agreement.

“Board” is defined in Section 7.1(a).

“Business Combination Agreement” is defined in the recitals to this LLC Agreement.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Business Opportunities Exempt Party” is defined in Section 8.4.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4. The initial Capital Account balance of each Continuing Member as of the Effective Time (the “Closing Date Capital Account Balance”) is set forth next to such Continuing Member’s name on Exhibit A hereto.

“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company for such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member. As of the Effective Time, each Continuing Member shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Continuing Member set forth next to such Continuing Member’s name on Exhibit A hereto.

“Cash Available for Tax Distributions” is defined in Section 6.2.

“Cash Exchange Notice” has the meaning set forth in Section 4.6(a)(ii).

“Cash Exchange Payment” means with respect to a particular Exchange for which PubCo has elected to make a Cash Exchange Payment in accordance with Section 4.6(a)(ii):

(i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Common Units, and (y) the Class A 5-Day VWAP; or

(ii) if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchanging Member in the Exchange for that portion of the Common Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such number of Common Units, for which PubCo has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Certificate Delivery” means, in the case of any shares of Class V Common Stock to be transferred and surrendered by an Exchanging Member in connection with an Exchange which are represented by a certificate or certificates, the process by which the Exchanging Member shall also present and surrender such certificate or certificates representing such shares of Class V Common Stock during normal business hours at the principal executive offices of PubCo, or if any agent for the registration or transfer of shares of Class V Common Stock is then duly appointed and acting, at the office of such transfer agent, along with any instruments of transfer reasonably required by PubCo or such transfer agent, as applicable, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.

“Certificate of Formation” is defined in the recitals to this LLC Agreement.

“Change of Control” means the occurrence of any transaction or series of related transactions in which: (a) any Person or any group of Persons (other than PubCo and its wholly-owned Subsidiaries) acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of PubCo or the Company representing more than 50% of the combined voting power of PubCo’s or the Company’s, as applicable, then outstanding voting securities (excluding a transaction or series of related transactions described in clause (b) that would not constitute a Change of Control), (b) there is consummated a merger or consolidation of PubCo or the Company with any other Person, and, immediately after the consummation of such merger or consolidation, the outstanding voting securities of PubCo or the Company, as applicable, immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if PubCo or the Company, as applicable (or its successor) is a Subsidiary of such Person, the ultimate parent thereof, or (c) there is consummated an agreement or series of related agreements for the sale or transfer, directly or indirectly, by PubCo of all or substantially all of PubCo’s and its Subsidiaries’ assets (including the Company). Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of related transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of related transactions.

“Class A 5-Day VWAP” means, on any relevant measurement date, the VWAP for five (5) consecutive Trading Days ending on such date.

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class V Common Stock” means, as applicable, (a) the Class V Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class V Common Stock or into which the Class V Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date Capital Account Balance” has the meaning set forth in the definition of “Capital Account”.

“COC Exchange” is defined in Section 4.6(a)(v).

“COC Exchange Date” is defined in Section 4.6(a)(v).

“COC Notice” is defined in Section 4.6(a)(v).

“Code” means the United States Internal Revenue Code of 1986.

“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.

“Common Units” means the common units of limited liability company interests issued under this LLC Agreement, including by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Company” is defined in the preamble to this LLC Agreement.

“Company Merger” has the meaning given to it in the Business Combination Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state or local tax Law) of the Company and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof, which Person shall be, as of the LLCA Effective Time, PubCo.

“Confidential Information” means any and all confidential or proprietary information obtained by a Member from the Company, PubCo or any of their respective Subsidiaries, directly or indirectly, including from their representatives, which information includes ideas, financial information, products, services, business strategies, innovations, recipes and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, board minutes and materials, financial and organizational information, analyses, proposed partners, software code and system and product designs, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to any Member, Confidential Information does not include information that: (a) is in the possession of such Member on a non-confidential basis at the time of disclosure by or on behalf of the Company or any of its Affiliates; (b) before or after it has been disclosed to such Member by or on behalf of the Company or any of its Affiliates, becomes part of public knowledge, not as a result of any action or inaction of such Member (other than PubCo or one of its Subsidiaries) in violation of this LLC Agreement; (c) is approved for release by written authorization of the Board and the PubCo Board; (d) is disclosed to such Member or its representatives by a third party not, to the knowledge of such Member or such representative, respectively, in violation of any obligation of confidentiality owed to the Company or any of its Affiliates with respect to such information; or (e) is or becomes independently developed by such Member or its representatives without use or reference to the Confidential Information.

“Continuing Member COC” means a Change of Control in which the acquiring Person or Persons in the relevant transaction or series of related transactions are not (a) a Continuing Member or (b) an Affiliate of a Continuing Member.

“Continuing Member Representative” means [        ] or any Affiliate of [        ] designated in writing by [        ] to PubCo, the Company and each of the Continuing Members after the Effective Date.

“Continuing Members” is defined in the recitals to this LLC Agreement.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, however, for purposes of clause (b) of this definition, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disinterested Majority” means (a) with respect to the PubCo Board, a majority of the directors of the PubCo Board who are disinterested as determined by the PubCo Board in accordance with the DGCL and other applicable Delaware Law with respect to the matter being considered by the PubCo Board; provided that to the extent a matter being considered by the PubCo Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter and (b) with respect to the Board, a majority of the Managers who are disinterested as determined by the Board in accordance with applicable Delaware Law with respect to the matter being considered by the Board.

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Board regarding a potential distribution pursuant to Section 6.1(a), the amount of cash reasonably determined by the Board to be available for any such distribution.

“Distributed Cash Amount” is defined in the Business Combination Agreement.

“Effective Time” has the meaning given to such term in the Business Combination Agreement.

“Equity Merger Consideration” is defined in the Business Combination Agreement.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person, including convertible debt securities, or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Security Act of 1974.

“Exchange” means (a) the exchange by the Company of Common Units held by a Member (together with the surrender and cancellation of the same number of outstanding shares of Class V Common Stock held by such Member) for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment or (b) the direct purchase by PubCo of Common Units and shares of Class V Common Stock held by a Member in accordance with a PubCo Call Right, in each case in accordance with Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Blackout Period” means (i) any Blackout Period to which the applicable Exchanging Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Exchanging Member to immediately resell shares of Class A Common Stock to be delivered to such Exchanging Member in connection with a Stock Exchange Payment and (ii) the period of time commencing on (x) the date of the declaration of a dividend by PubCo and ending on the first day following (y) the record date determined by the PubCo Board with respect to such dividend declared pursuant to clause (x), which period of time shall be no longer than 10 Business Days; provided that in no event shall an Exchange Blackout Period which respect to clause (ii) of the definition hereof occur more than four (4) times per calendar year.

“Exchange Conditions” means any of the following conditions: (a) any Registration Statement pursuant to which the resale of the Class A Common Stock to be registered for such Exchanging Member at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale Registration Statement has yet become effective, (b) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange, (c) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a Registration Statement and such deferral, delay or suspension shall affect the ability of such Exchanging Member to have its Class A Common Stock registered at or immediately following the consummation of the Exchange, (d) any stop order relating to the Registration Statement pursuant to which the Class A Common Stock was to be registered by such Exchanging Member at or immediately following the Exchange shall have been issued by the Commission, (e) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Exchange, or (f) PubCo shall have failed to comply in any material respect with its obligations under the Registration and Stockholder Rights Agreement to the extent related to the resale of the Class A Common Stock of an Exchanging Member, and such failure shall have adversely affected the ability of such Exchanging Member to consummate the resale of Class A Common Stock to be received upon such Exchange pursuant to an effective Registration Statement.

“Exchange Date” means the date that is five (5) Business Days after the Exchange Notice Date is given; provided, that if an Exchanging Member delays the consummation of an Exchange by delivering an Exchange Delay Notice, the Exchange Date shall occur on the date that is three (3) Business Days following the date on which the conditions giving rise to such delay cease to exist which shall in no event be prior to the date otherwise determined pursuant to this definition (or such earlier day as the Board and such Exchanging Member may agree in writing); provided, further, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Business Day following the end of such Exchange Blackout Period[; provided further, that to the extent an Exchange is made in connection with an Exchanging Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to [Section 2.2] of the Registration and Stockholder Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed]; provided further, that to the extent an Exchange is made in connection with a PubCo Offer, the Exchange Date may be such other date or time as the Board determines to be necessary or advisable to enable and permit the holders of Common Units to participate in such PubCo Offer and to ensure that such Exchange is contingent upon such PubCo Offer and not effective if such PubCo Offer is not consummated.

“Exchange Delay Notice” is defined in Section 4.6(a)(iii).

“Exchange Notice” means a written election of Exchange in the form of Exhibit B, duly executed by the Exchanging Member.

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 12.9.

“Exchanged Units” means, with respect to any Exchange, the Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of shares of Class V Common Stock held by the relevant Exchanging Member; provided, that, such amount of Common Units shall in no event be less than the Minimum Exchange Amount.

“Exchanging Member” means, after the Effective Date, any Member holding Common Units (other than PubCo and its wholly-owned Subsidiaries) whose Common Units are subject to an Exchange.

“Existing LLC Agreement” is defined in the recitals to this LLC Agreement.

“Existing Member” is defined in the preamble to this LLC Agreement.

“Fair Market Value” means the fair market value of any property as determined in the good faith reasonable discretion of the Board after taking into account such factors as the Board shall reasonably deem appropriate.

“Family Member” means with respect to any Person, a spouse, lineal ascendant or descendant (whether natural or adopted) or spouse of a lineal ascendant or descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Final Adjudication” is defined in Section 7.6(b).

“Fiscal Year” means the fiscal year of the Company, which shall end on the last day of February of each calendar year, unless the fiscal year is otherwise modified by the Board.

“Fully Diluted Number” is defined in the Business Combination Agreement.

“GAAP” means United States generally accepted accounting principles at the time.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and (h), except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); (v) the acquisition of a Unit by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s), and (vi) any other event to the extent determined by the Board to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause to the extent the Board determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e) if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Imputed Tax Underpayments” is defined in Section 10.4(c).

“Indebtedness” means (a) all indebtedness for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, and (c) all capitalized lease obligations or obligations required to be capitalized in accordance with GAAP.

“Indemnifiable Losses” is defined in Section 7.6(a).

“Indemnitee” is defined in Section 7.6(a).

“Initial LLC Agreement” is defined in the recitals to this LLC Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Liability” means any debt, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liquidating Event” is defined in Section 11.1.

“Liquidity Limitations” is defined in Section 6.2.

“LLC Agreement” is defined in the preamble to this LLC Agreement.

“LLCA Effective Time” is defined in Section 3.1.

“Lock-Up Period” means the period beginning on the closing date of the Company Merger (as defined in the Business Combination Agreement) and ending on the earliest of (a) the date that is 180 days after the closing date of the Company Merger; and (b) the date on which PubCo completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of PubCo’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property; (c) the date, if any, on which the closing price of the Class A Common Stock has equaled or exceeded $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 Trading Day period commencing at least 150 days after the closing date of the Company Merger; provided that, if (i) at least 120 days have elapsed since the closing date of the Company Merger and (ii) the Lock-Up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the Lock-Up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided further, that (i) promptly upon PubCo’s determination of the date of the Blackout-Related Release and in any event at least two Trading Days in advance of the Blackout-Related Release, PubCo shall announce the date of the Blackout-Related Release through a major news service, or on a Form 8-K, and (ii) the Blackout-Related Release shall not occur unless PubCo shall have publicly released its earnings results for the fiscal year ended December 31, 2021.

“Manager” is defined in Section 7.1(b).

“M&A Distribution” is defined in Section 6.4.

“Member” means any Person that executes this LLC Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of all of such Person’s Units or otherwise ceased to be a member of the Company, each in such Person’s capacity as a member of the Company.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Minimum Exchange Amount” means a number of Common Units held by an Exchanging Member equal to (x) if such Exchanging Member holds more than 100,000 Common Units as of the Effective Time, the lesser of (1) 100,000 Common Units and (2) all of the Common Units then held by the applicable Exchanging Member or (y) to the extent such Exchanging Member holds 100,000 Common Units or less as of the Effective Time, the lesser of (1) fifty percent (50%) of the Common Units held by the applicable Exchanging Member as of the Effective Time and (2) all of the Common Units then held by the applicable Exchanging Member.

“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.

“Non-Party Affiliate” is defined in Section 12.15.

“Non-PubCo Manager” is defined in Section 7.1(b)(ii).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2 (b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.4. The initial Officers are listed on Exhibit C attached hereto.

“Other Agreements” is defined in Section 9.5.

“Party” and “Parties” means, individually or collectively, each Member and the Company.

“Per Unit Unitholder Merger Consideration” means an amount in cash equal to the sum obtained by adding (i) the quotient obtained by dividing (A) the Equity Merger Consideration by (B) the Fully Diluted Number plus (ii) the quotient obtained by dividing (i) the Distributed Cash Amount divided by (ii) the number of Company Units (as defined in the Business Combination Agreement) outstanding as of immediately prior to the Blocker Effective Time, and after giving effect to this LLC Agreement.

“Percentage Interest” means such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time. The Percentage Interest of each Member shall be calculated to the 4th decimal place.

“Permitted Exchange Event” means, following the Effective Time, any of the following events, which has occurred or is occurring, or is otherwise satisfied, as of the Exchange Date:

(a) The Exchange is part of one or more Exchanges by a Member and any related persons (within the meaning of Section 267(b) or 707(b)(1) of the Code) during any 30 calendar day period representing in the aggregate more than 2% of all outstanding Common Units,

(b) The Exchange is in connection with a Pubco Offer; provided that any such Exchange pursuant to this clause (b) shall be effective immediately prior to the consummation of the closing of the Pubco Offer (and, for the avoidance of doubt, shall not be effective if such Pubco Offer is not consummated), or

(c) Subject to PubCo’s rights under Section 4.6(h), the Exchange is permitted by the Board, in its sole discretion, in connection with circumstances not otherwise set forth herein, if the Board determines, after consultation with its outside legal counsel and tax advisor, that the Company would not be treated as a “publicly traded partnership” under Section 7704 of the Code (or any successor or similar provision) as a result of or in connection with such Exchange.

“Permitted Transfer” is defined in Section 9.1(b).

“Permitted Transferee” means, with respect to any Member, (i) any Family Member of such Member and (ii) any Affiliate of such Member (including any partner, shareholder or member controlling or under common control with such Member and Affiliated investment fund or vehicle of such Member), but excluding any Affiliate under this clause (ii) who operates or engages in a business which competes with the business of PubCo or the Company.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Piggyback Registration” is defined in the Registration and Stockholder Rights Agreement.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations.

“Private Placement Safe Harbor” means the “private placement” safe harbor set forth in Treasury Regulations Section 1.7704-1(h)(1).

“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;

(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in clauses (a) through (f) above.

“PubCo” is defined in the preamble to this LLC Agreement.

“PubCo Board” means the board of directors of PubCo, as constituted at any given time.

“PubCo Call Notice” is defined in Section 4.6(f).

“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(a)(ii) or Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchanging Member.

“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock and the Class V Common Stock.

“PubCo Manager” is defined in Section 7.1(b)(i).

“PubCo Offer” is defined in Section 4.1(h).

“PubCo Warrants” has the meaning given to “Buyer Warrants” in the Business Combination Agreement.

“Push-Out Election” is defined in Section 10.4(d).

“Quarterly Exchange Date” means, either (x) for each fiscal quarter, the first (1st) Business Day occurring after the sixtieth (60th) day after the expiration of the applicable Quarterly Exchange Notice Period or (y) such other date as the Board shall determine in its sole discretion; provided that such date is at least sixty (60) days after the expiration of the Quarterly Exchange Notice Period.

“Quarterly Exchange Notice Period” means, for each fiscal quarter, the period commencing on the third (3rd) Business Day after the day on which the Company releases its earnings for the prior fiscal period, beginning with the first such date that falls on or after the waiver or expiration of any contractual lock-up period relating to the shares of PubCo that may be applicable to a Member (or such other date within such quarter as the Board shall determine in its sole discretion) and ending five (5) Business Days thereafter. Notwithstanding the foregoing, the Board may change the definition of Quarterly Exchange Notice Period with respect to any Quarterly Exchange Notice Period scheduled to occur in a calendar quarter subsequent to the then-current calendar quarter if (x) the revised definition provides for a Quarterly Exchange Notice Period occurring at least once in each calendar quarter, (y) the first Quarterly Exchange Notice Period pursuant to the revised definition will occur no less than 10 Business Days from the date written notice of such change is sent to each Member (other than PubCo and its wholly-owned Subsidiaries) and (z) the revised definition, together with the revised Quarterly Exchange Date resulting therefrom, do not materially adversely affect the ability of the Members to exercise their Exchange Rights pursuant to this Agreement.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock, a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(h)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redemption Agreement(s)” means the redemption agreement(s), dated on or prior to, and effective as of, the LLCA Effective Time, between the Company and certain Existing Members, if any.

“Redemption Member” is defined in Section 4.1(h)(i).

“Redemption Time” is defined in Section 4.1(h)(i).

“Registration and Stockholder Rights Agreement” means the Amended and Restated Registration and Stockholder Agreement, dated as of the date hereof, by and among PubCo, Thayer Ventures Acquisition Holdings LLC, certain of the Continuing Members and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Registration and Stockholder Rights Agreement).

“Registration Statement” means any registration statement that PubCo is required to file pursuant to the Registration and Stockholder Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(i).

“Securities Act” means the Securities Act of 1933.

“Specified Audit” is defined in Section 10.4(d).

“Stock Exchange Payment” means, with respect to any Exchange of Common Units for which a Stock Exchange Payment is elected by the Board, a number of shares of Class A Common Stock equal to the number of Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Advances” is defined in Section 10.5(a).

“Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Board and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 734 or 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof), times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Board as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Board make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year); provided, however, that if a Tax Distribution Date in a given calendar year is not a Business Day, such Tax Distribution Date shall be the Business Day immediately prior to such date.

“Tax Distributions” is defined in Section 6.2.

“Tax Receivable Agreement” means that certain tax receivable agreement, dated as of the date hereof, by and among PubCo, the Company, and the other parties thereto.

“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall end on December 31 of each calendar year unless otherwise required by applicable Law.

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge, hedge, encumbrance, or hypothecation or other disposition, or legally binding agreement to undertake any of the foregoing, by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges, hedges, encumbers or hypothecates or otherwise disposes of (whether by operation of law or otherwise), or agrees (in a legally binding manner) to do any of the foregoing, including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided that any such indirect pledge, encumbrance or hypothecation that does not provide the counterparty thereto the right to take direct possession, as the holder of record, of any Units shall not be considered a “Transfer” for purposes of this Agreement. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Undertaking” is defined in Section 7.6(b).

“Units” means the Common Units, any other Equity Securities of the Company, and any rights to payments as a holder of any of the foregoing, but excluding any rights under any court-authorized charging order.

“VWAP” means the daily per share volume-weighted average price of the Class A Common Stock, with respect to measurement periods (or portions thereof) following the Effective Time, on the New York Stock Exchange or such other principal United States securities exchange on which the shares of Class A Common Stock, as applicable, are listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Class A Common Stock (or the equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of Class A Common Stock on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of Class A Common Stock as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by PubCo); provided, however, that if at any time for purposes of the Class A 5-Day VWAP, shares of Class A Common Stock are not then listed, quoted or traded on a principal United States securities exchange or automated or electronic quotation system, then the VWAP shall mean the per share Appraiser FMV of one (1) share of Class A Common Stock (or such other Equity Security into which the Class A Common Stock was converted or exchanged).

Section 1.2 Interpretive Provisions. For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:

(a) the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b) an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;

(c) all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;

(d) when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;

(e) whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;

(f) “or” is not exclusive;

(g) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(h) references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder; and

(i) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement.

ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.

Section 2.2 Filing. The Company’s certificate of formation was filed with the Secretary of State of the State of Delaware by an “authorized person” of the Company in accordance with the Act. Each Manager is hereby designated as an “authorized person” of the Company within the meaning of the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.

Section 2.3 Name. The name of the Company is “Inspirato LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Board, under any other name.

Section 2.4 Registered Office: Registered Agent. The location of the registered office of the Company in the State of Delaware shall be the office of the initial registered agent named in the Company’s Certificate of Formation, or at such other place as the Board may select from time to time in accordance with Act. The name and address for service of process on the Company in the State of Delaware shall be the registered agent named in the Company’s Certificate of Formation, or such other qualified Person and address as the Board may designate from time to time in accordance with the Act.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Board from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The

Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the certificate of formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income and franchise tax purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with the intent of the Parties set forth in this Section 2.8. No election (including an entity classification election for the Company) contrary to the intent of the Parties as set forth in this Section 2.8 shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income or franchise tax purposes. Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Board in accordance with this LLC Agreement, subject to the rights set forth in the Tax Receivable Agreement, if any, applicable to such transaction.

ARTICLE III

CLOSING TRANSACTIONS

Section 3.1 Transactions Occurring Prior to the Business Combination Agreement Transactions. Immediately upon the execution and delivery of this Agreement by certain of the Existing Members and PubCo (the “LLCA Effective Time”), and in any event, prior to the Blocker Effective Time, the following transactions are hereby consummated in the order set forth below: (a) at the LLCA Effective Time, the admission of PubCo as a Member, pursuant to the terms of this LLC Agreement, (b) at the LLCA Effective Time, the conversion of each Unit (as defined in the Existing LLC Agreement) held by the Existing Members into the number of Common Units listed opposite such Existing Member’s name on Exhibit A-1; and (c) immediately following the effectiveness of (a) and (b) above, the redemption of Common Units held by certain Existing Members pursuant to Section 4.1(h).

Section 3.2 Business Combination Agreement Transactions. Pursuant to the terms of the Business Combination Agreement and for the consideration set forth in the Business Combination Agreement, as of the Effective Time, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a Subsidiary of PubCo. Following the consummation of the transactions contemplated by the Business Combination Agreement, at the Effective Time, PubCo and each of its wholly owned Subsidiaries is hereby issued the number of Common Units set forth next to its name on Exhibit A hereto under the heading “Effective Time Common Units” and each such wholly owned Subsidiary of PubCo is hereby admitted as a Member, the Common Units held by each Continuing Member as of immediately prior to the Effective Time are hereby cancelled pursuant to the Business Combination Agreement, and each Continuing Member is hereby issued the number of Common Units, as applicable, set forth next to each such Member’s name on Exhibit A hereto under the heading “Effective Time Common Units” in exchange for the limited liability company interests in the Company held by such Continuing Members immediately prior to the Effective Time, each such Continuing Member hereby continues as a member of the Company, all without the action of any other Person. The total number of Common Units held by the Continuing Members, PubCo and each of PubCo’s wholly owned Subsidiaries as of the Effective Time, including following the consummation of the transactions contemplated by

Section 3.1, is set forth next to each such Member’s name on Exhibit A hereto. The number of shares of Class V Common Stock held by each Continuing Member shall equal the number of Common Units held by such Continuing Member after the Effective Time.

ARTICLE IV

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions with Respect to Units.

(a) Units. Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Common Units and other Equity Securities as the Board shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant to such agreements as the Board shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company; provided that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with and subject to the restrictions in this LLC Agreement. The Units shall be uncertificated. The Company shall not, and the Board shall not cause the Company to, issue any Units if such issuance would violate the provisions of Section 9.1(c), mutatis mutandis, if the Company were Transferor and the recipient of such Units were transferee.

(b) Outstanding Units. Each Existing Member previously was admitted as a Member and shall continue as a Member of the Company at the LLCA Effective Time. At the LLCA Effective Time and upon its execution and delivery of this Agreement, PubCo is hereby admitted as a Member; provided that, as of the LLCA Effective Time, PubCo shall not own any Units. Each Continuing Member shall remain a Member of the Company at the Effective Time. Immediately after the LLCA Effective Time, the Units will comprise a single class of Common Units. Except as otherwise provided in this LLC Agreement, each outstanding Common Unit shall be identical to each other Common Unit.

(c) Schedule of Members. From and after the Effective Time, the Company shall maintain a schedule, appended hereto as Exhibit A (as updated and amended from time to time in accordance with the terms of this LLC Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; (ii) the aggregate number of and type of Units issued and outstanding and held by each Member; and (iii) each Member’s Capital Contributions following the Effective Time.

(d) [Reserved].

(e) New PubCo Issuances.

(i) Subject to Section 4.6 and Section 4.1(e)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class V Common Stock), (x) the Company shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such shares of Class A Common Stock or other Equity Securities.

(ii) Notwithstanding anything to the contrary contained in Section 4.1(e)(i) or Section 4.1(e)(iii), this Section 4.1(e) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Stock, such Class A Common Stock shall be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(e)(i), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion.

(f) PubCo Debt Issuance. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.

(g) New Company Issuances. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(e), and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person or Persons, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(e).

(h) Repurchases and Redemptions.

(i) Immediately following the LLCA Effective Time, and in any event prior to the Blocker Effective Time (the “Redemption Time”), subject to assets of the Company being legally available therefor, all outstanding Common Units held by any Member who holds Common Units with an aggregate fair value, determined based on the Per Unit Unitholder Merger Consideration multiplied by the number of Common Units held by such Member, equal to or less than $[x] that has not executed and delivered a Redemption Agreement (each, a “Redemption Member”) shall automatically be redeemed by the Company (the “Automatic Redemption”), and such Member shall be entitled to receive a cash payment in an amount equal to the Per Unit Unitholder Merger Consideration multiplied by the number of Common Units redeemed (with respect to each such Member, such Member’s “Redemption Payment”). As soon as practicable after the Automatic Redemption, the Company will deliver, or cause to be delivered, to each Redemption Member the Redemption Payment to which such Redemption Member is entitled in exchange for such redeemed Common Units, without interest. As of the Redemption Time, each Redemption Member shall (w) automatically cease to be a Member of the Company, (x) have no further rights as a Member under this LLC Agreement or the Business Combination Agreement, (y) have no rights under (and no rights to become a party to) the Tax Receivable Agreement and (z) have only the right to receive the Redemption Payment for which such Redemption Member’s Common Units were redeemed, without interest. From and after the Automatic Redemption, the Company shall be entitled to treat any certificates and book-entry interests representing the Common Units to be redeemed pursuant to this Section 4.1(h)(i) as redeemed and cancelled, notwithstanding the failure of the holder thereof to surrender such certificates or book-entry interests and without any further action by or on behalf of the Company or such holder.

(ii) Subject to Section 4.1(h)(iii), following the Effective Time, PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) and, substantially simultaneously therewith, the Company shall redeem, repurchase or otherwise acquire from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.

(iii) In the event that a tender offer, share exchange offer, or take-over bid or similar transaction with respect to Class A Common Stock (a “PubCo Offer”) is proposed by PubCo or is proposed to PubCo or its stockholders at any time following the Effective Time, the holders of Common Units shall be permitted to participate in such PubCo Offer by delivery of an Exchange Notice (which Exchange Notice shall be effective immediately prior to the consummation of such PubCo Offer or such other time or upon the happening of such event as may be specified therein (and, for the avoidance of doubt, shall be contingent upon such PubCo Offer and not be effective if such PubCo Offer is not consummated)). In the case of a PubCo Offer proposed by PubCo, PubCo shall use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of Common Units to participate in such PubCo Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided that, without limiting the generality of this sentence (and without limiting the ability of any Member holding Common Units to consummate an Exchange at any time pursuant to the terms of this Agreement), the Board shall use its reasonable best efforts to ensure that such holders of Common Units may participate in such PubCo Offer without being required to Exchange their Common Units and cancel their shares of Class V Common Stock, as the case may be, (or, if so required, to ensure that any such Exchange and cancelation shall be effective only upon or immediately prior to, and shall be conditional upon, the closing of the transactions contemplated by the PubCo Offer). For the avoidance of doubt, in no event shall the holders of Common Units be entitled to receive in such PubCo Offer aggregate consideration for each Common Unit and share of Class V Common Stock, taken together, that is greater than or less than the consideration payable in respect of each share of Class A Common Stock in connection with such PubCo Offer (it being understood that payments under or in respect of the Tax Receivable Agreement shall not be considered part of any such consideration).

(iv) Following the Effective Time, the Company may not redeem, repurchase or otherwise acquire (x) any Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a PubCo Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the PubCo Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.

(v) Notwithstanding the foregoing clauses (i) through (iv), to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there is no corresponding Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(i) Equity Subdivisions and Combinations.

(i) From and after the Effective Time, the Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.

(ii) Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.

(j) General Authority. For the avoidance of doubt, but subject to Sections 4.1(a), (e), (g), (h) and (i) and Section 4.3, after the Effective Time, the Company (and the Board on behalf of the Company) and PubCo shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Common Units, to maintain at all times a one-to-one ratio between (i) the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (ii) the number of outstanding shares of Class V Common Stock held by any Person (other than PubCo and its wholly-owned Subsidiaries) and the number of Common Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clauses (i) and (ii), (A) options, rights or securities of PubCo issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Common Stock, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by PubCo that are convertible or into or exercisable or exchangeable for Class A Common Stock (but in each case prior to such conversion or exchange).

Section 4.2 Capital Contributions. Except as otherwise set forth in this LLC Agreement, no Member shall be required to make additional Capital Contributions to the Company.

Section 4.3 Issuance of Additional Units. Subject to the terms and conditions of this LLC Agreement (including Section 4.1 and this Section 4.3), the Board shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Board (a) additional Common Units or Equity Securities in the Company having such rights, preferences and privileges as determined by the Board, which rights, preferences and privileges may be senior to the Units, and (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company;

provided that at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person other than PubCo or then-existing Members unless such Person shall have executed a counterpart to this LLC Agreement and all other documents, agreements or instruments deemed necessary or desirable as determined in good faith by the Board. Upon any such issuance and execution, (a) such Person shall be admitted as a Member of the Company, and (b) the Board or the Officers shall update the Company’s books and records and amend Exhibit A to reflect such issuance. Subject to Section 4.1, this Section 4.3 and Section 12.1, the Board is hereby authorized to amend this LLC Agreement to set forth the designations, preferences, rights, powers and duties of such additional Common Units or other Equity Securities in the Company authorized or issued pursuant to this Section 4.3.

Section 4.4 Capital Accounts. A Capital Account shall be maintained by the Company for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Each Continuing Member’s Capital Account balance as of the Effective Time shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(i)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Board, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Board.

Section 4.5 Other Matters Regarding Capital Contributions.

(a) The Company shall not be obligated to repay any Capital Contributions of any Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b) No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.9 or other provisions of this LLC Agreement.

(c) A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or to make any additional contributions or payments to the Company.

Section 4.6 Exchange of Common Units.

(a) Exchange Procedures.

(i) Until the end of the Lock-Up Period, each Member (other than PubCo and its wholly-owned Subsidiaries) shall be entitled to cause the Company to redeem (an “Exchange”) its Common Units (excluding, for the avoidance of doubt, any Common Units that are subject to vesting conditions or rights of repurchase or risk of forfeiture, or are subject to Transfer limitations pursuant to this Agreement or any other agreement) in whole or in part (the “Exchange Right”) from time to time following the waiver or expiration of any contractual lock-up period relating to the shares of PubCo that may be applicable to such Member. A Member desiring to exercise its Exchange Right (each, an “Exchanging Member”) shall exercise such right by giving written notice (the “Exchange Notice”) to the Company, with a copy to PubCo, which Exchange Notice shall be in the form set forth on Exhibit B, shall include all information required to be included therein, and may be submitted on any Business Day that is not during an Exchange Blackout Period (if applicable to such Exchanging Member), if (A) the applicable Exchange is in connection with a Permitted Exchange Event or (B) the Company meets the requirements of the Private Placement Safe Harbor (each of (A) and (B), an “Unrestricted Exchange”), or, in any case other than an Unrestricted Exchange, during the Quarterly Exchange Notice Period preceding the desired Exchange Date. In the event that an Exchange is being exercised in order to participate in a Piggyback Registration, the Exchange Notice Date shall be prior to the expiration of the time period in which a holder of securities is required to notify PubCo that it wishes to participate in such Piggyback Registration in accordance with Section 2.2 of the Registration and Stockholder Rights Agreement. The Exchange Notice shall specify the number of Common Units (subject, in the case of an Exchange that is not an Unrestricted Exchange, to the Minimum Exchange Amount, it being understood that a Member may specify in its Exchange Notice a number of Common Units in excess of the Minimum Exchange Amount) (the “Exchanged Units”) that the Exchanging Member intends to have the Company redeem and either (X) with respect to any Unrestricted Exchange, a date not less than three (3) Business Days nor more than ten (10) Business Days after the delivery of such Exchange Notice (unless, and to the extent, that the Board in its sole discretion agrees in writing to waive such time periods), or (Y) in any other case, the Quarterly Exchange Date, which date in each case shall be the date on which the exercise of the Exchange Right shall be completed (as applicable, the “Exchange Date”); provided, that solely with respect to Unrestricted Exchanges, the Company, PubCo and the Exchanging Member may change the number of Exchanged Units and/or the Exchange Date specified in such Exchange Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that the Company and PubCo shall not be required to comply with an Exchange Notice delivered in connection with an Exchange that is not an Unrestricted Exchange if such Exchange Notice does not comply with the Minimum Exchange Amount (and such Exchange Notice shall be deemed null and void ab initio and ineffective with respect to the Exchange specified therein); provided, further, that any Exchange that is an Unrestricted Exchange may be conditioned (including as to timing) by the Exchanging Member (in the Exchanging Member’s sole discretion) on (i) PubCo and/or the Exchanging Member having entered into a valid and binding agreement with a third party for the sale of shares of Class A Common Stock that may be issued in connection with such proposed Exchange (whether in a tender or exchange offer, private sale or otherwise) and such agreement is subject to customary closing conditions for agreements of this kind and the delivery of the Class A Common Stock by PubCo or the Exchanging Member, as applicable, to such third party, (ii) the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Common Stock that may be issued in connection with such proposed Exchange would be exchanged or converted or become exchangeable or convertible into cash or other securities or property and/or (iii) the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Exchange; provided, further, that if PubCo closes an underwritten distribution of the shares of Class A Common Stock and the Members (other than, or in addition to, PubCo) were entitled to resell shares of Class A Common Stock in connection therewith (by the exercise by such Members of the Exchange Right for the applicable Stock Exchange Payment or otherwise) (a “Secondary Offering”), then, except as provided in the following proviso, the immediately succeeding Quarterly

Exchange Date shall be automatically cancelled and of no force or effect (and no Member shall be entitled to exercise its Exchange Right or deliver a Quarterly Exchange Date Notice with respect to a redemption that is not an Unrestricted Exchange in respect of such Quarterly Exchange Date); provided, further, however, that the next Quarterly Exchange Date in the Taxable Year ending December 31, 2021 shall not automatically be cancelled if there have been, in the aggregate, no more than two Quarterly Exchange Dates and Secondary Offerings in such Taxable Year; provided, further that the Company may effect an Exchange if the Board determines (in its sole discretion, but subject to PubCo’s rights under Section 4.6(h)), after consultation with its legal counsel and tax advisors, that such Exchange, together with any other Exchanges that have occurred or are expected to occur, would not be reasonably likely to result in the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code. Notwithstanding anything to the contrary in this Agreement or the Registration and Stockholder Rights Agreement, (a) for so long as the Company does not meet the requirements of the Private Placement Safe Harbor, any such Secondary Offering (other than pursuant to which all Exchanges are Unrestricted Exchanges) shall only be undertaken if, during the applicable Taxable Year, the total number of Quarterly Exchange Dates and prior Secondary offerings (other than any pursuant to which all Exchanges are Unrestricted Exchanges) on which Exchanges occur is three (3) or fewer and (b) the Company and PubCo shall not be deemed to have failed to comply with their respective obligations under the Registration and Stockholder Rights Agreement if a Secondary Offering cannot be undertaken due to the restriction set forth in the preceding clause (a). Subject to Section 4.6(f) and unless the Exchanging Member timely has retracted or delayed an Exchange as provided in Section 4.6(a)(iii) or Section 4.6(a)(iv), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date):

(A) the Exchanging Member shall transfer and surrender, free and clear of all liens and encumbrances (x) the Exchanged Units to the Company, and (y) a number of shares of Class V Common Stock equal to the number of Exchanged Units to PubCo to the extent applicable;

(B) the Company shall (x) cancel the Exchanged Units, (y) transfer to the Exchanging Member the consideration to which the Exchanging Member is entitled under Section 4.6(b), and (z) if the Units are certificated, issue to the Exchanging Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Exchanging Member pursuant to clause (A) of this Section 4.6(a)(i) and the Exchanged Units; and

(C) PubCo shall cancel for no consideration the shares of Class V Common Stock (and PubCo shall take all actions necessary to retire such shares transferred to PubCo and such shares shall not be re-issued by PubCo) upon a transfer of such shares of Class V Common Stock that were Transferred pursuant to Section 4.6(a)(i)(A)(y), above.

(ii) Within three (3) Business Days of the giving of an Exchange Notice, the Board may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of shares of Class A Common Stock), exercisable by giving written notice of such election to the Exchanging Member within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Common Units subject to the Exchange which shall be exchanged for cash in lieu of Class A Common Stock. To the extent such Exchange relates to the exercise of the Exchanging Member’s registration rights under Article II of the Registration and Stockholder Rights Agreement, PubCo and the Company shall cooperate in good faith with such Exchanging Member to exercise such Exchange in a manner which preserves such Exchanging Member’s rights thereunder. At any time following the giving of a Cash Exchange Notice and prior to the Exchange Date, the Board may elect (exercisable by giving written notice of such election to the Exchanging Member) to revoke the Cash Exchange Notice with respect to all or any portion of the Exchanged Units and make the Stock Exchange Payment with respect to any such Exchanged Units on the Exchange Date.

(iii) In the event the Board does not timely give a Cash Exchange Notice (or revokes a Cash Exchange Notice in accordance with the foregoing clause (ii)) in connection with an exchange that is an Unrestricted Exchange, the Exchanging Member may, if and only if any Exchange Condition exists, elect to (x) retract its

Exchange Notice or (y) delay the consummation of an Exchange, in each case, exercisable by giving written notice of such election to the Company within two (2) Business Days of the occurrence of an Exchange Condition and in any event no later than one (1) Business Day prior to the Exchange Date (such notice under clause (y), an “Exchange Delay Notice”); provided that any such notice must specify the particular Exchange Condition giving rise to such election. The giving of any notice pursuant to clause (x) shall terminate all of the Exchanging Member’s and Company’s rights and obligations under this Section 4.6 arising from such retracted Exchange Notice, but shall not count against the maximum number of Exchanges that an Exchanging Member may effect in a calendar quarter.

(iv) Subject to the last two sentences of this Section 4.6(a)(iv), if, in the case of an Exchange that is not an Unrestricted Exchange, an Exchanging Member desires to revoke its Exchange Notice, such Exchanging Member shall give written notice of such election to the Board no later than three (3) Business Days prior to the Exchange Date. Such notice of revocation may be accepted or refused in the sole discretion of the Board. If such notice of revocation is delivered timely and accepted by the Board, such notice under this Section 4.6(a)(iv) shall terminate all of the Exchanging Member’s, Company’s and PubCo’s rights and obligations under this Section 4.6 arising from the Exchange Notice. An Exchanging Member may only revoke an Exchange under this Section 4.6(a)(iv) once in every twelve (12)-month period (and any additional notice purporting to revoke an Exchange shall be deemed null and void ab initio, without any action by or on behalf of the Company or the Board, and ineffective with respect to the revocation of the Exchange specified therein). An Exchanging Member who successfully revoked an Exchange under this Section 4.6(a)(iv) may not participate in the Exchange to occur on the next Quarterly Exchange Date immediately following the Quarterly Exchange Date with respect to which such notice of revocation pertains.

(v) In the event of a Continuing Member COC, the Board may elect, pursuant to a written notice given to the Members (other than PubCo and its wholly-owned Subsidiaries) at least thirty (30) days prior to the consummation of a Continuing Member COC (a “COC Notice”), to require each such Member to effect an Exchange with respect to any portion of such Member’s Common Units (together with the surrender and cancellation of the corresponding number of outstanding shares of Class V Common Stock held by such Member) (any such exchange, a “COC Exchange”) which shall be effective immediately prior to the consummation of the Continuing Member COC (but such Exchange shall be conditioned on the consummation of such Continuing Member COC, and shall not be effective if such Continuing Member COC is not consummated) (the “COC Exchange Date”). In connection with a COC Exchange, such Exchange shall be settled (including, if PubCo elects by delivery of a COC Notice, directly by PubCo) (x) with the Stock Exchange Payment with respect to the Common Units subject to the COC Exchange or (y) in cash or property, so long as in each case each such Member receives the identical consideration, on a per Unit basis, that the holder of a share of Class A Common Stock would receive in connection with such Continuing Member COC.

(vi) For purposes of this Section 4.6 (and defined terms and provisions related thereto), all decisions, determinations, elections and other actions to be taken by the Board or PubCo shall require the approval of the Disinterested Majority.

(b) Exchange Payment. The Exchange shall be consummated on the Exchange Date. Unless PubCo has exercised its PubCo Call Right pursuant to Section 4.6(f), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date or such other time prior to the Exchange Date as PubCo may reasonably determine) (i) PubCo shall contribute to the Company for delivery to the Exchanging Member (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Member shall transfer and surrender the Exchanged Units to the Company, free and clear of all liens and encumbrances, (iii) the Company shall issue to PubCo a number of Common Units equal to the number of Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, PubCo shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Common Stock to maintain a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 4.6, (v) the Company shall (x) cancel the redeemed Common Units which were Exchanged Units held by the Exchanging Member and (y) transfer to the Exchanging Member the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable, and (vi) PubCo shall cancel the surrendered shares of Class V Common Stock. On or prior to the Exchange Date, and as a condition to the Exchange, the Exchanging Member shall make any applicable Certificate Delivery. Upon the Exchange of all of a Member’s Units, such Member shall cease to be a Member of the Company.

(c) Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same economic position, to the greatest extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d) PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Common Units (other than those Common Units held by PubCo or any Subsidiary of PubCo); provided that nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Common Stock that any Member would be entitled to receive pursuant to Section 4.6(c).

(e) Exchange Taxes. The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Exchanging Member (subject to the restrictions in Article IX), then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Member or shall establish to the satisfaction of PubCo that such additional tax has been paid or is not payable.

(f) PubCo Call Rights. Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice or COC Notice, an Exchanging Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may, by delivery of a written notice to the Exchanging Member no later than three (3) Business Days following the giving of an Exchange Notice, in accordance with, and subject to the terms of, this Section 4.6(f) (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on the Exchange Date by paying to the Exchanging Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment, whereupon PubCo shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such

Common Units. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant, including that Section 4.6(a)(ii) shall apply mutatis mutandis and that clauses (iv) and (vi) of Section 4.6(b) shall apply (notwithstanding that the other clauses thereof do not apply).

(g) Distribution Rights. No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. No Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

(h) Exchange Restrictions. The Board may, or upon PubCo’s written request to the Board in accordance with this Section 4.6(h) the Board shall, impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent that the Board or PubCo, as applicable, reasonably determines in good faith that such limitations and restrictions are necessary to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(i) Tax Matters. In connection with any Exchange or COC Notice, the Exchanging Member shall, to the extent it is legally able to do so, deliver to PubCo or the Company, as applicable, a certificate, dated as of the Exchange Date and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Exchanging Member’s taxpayer identification number and that such Exchanging Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Member is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then the Company shall, to the extent it is legally entitled to do so, deliver to PubCo such certificates as the Board determines to permit the Company and PubCo to comply with Sections 1445 and 1446(f) of the Code, and PubCo or the Company, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Partner in respect of such Exchange as provided in Section 1445 and/or Section 1446(f) of the Code and Treasury Regulations thereunder and consistent with the certificate provided pursuant to this sentence, as applicable. For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Member, the Company and PubCo agree to treat each Exchange as a sale by the Exchanging Member of the Exchanging Member’s Common Units (together with an equal number of shares of Class V Common Stock, which shares will be allocated par value) to PubCo in exchange for the payment by PubCo of (A) the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Member and (B) corresponding payments under the Tax Receivable Agreement.

(j) Representations and Warranties. In connection with any Exchange or exercise of a PubCo Call Right, (i) upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Exchange Payment, the Exchanging Member shall represent and warrant that the Exchanging Member is the owner of the number of Common Units that the Exchanging Member is electing to Exchange and that such Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this LLC Agreement, the charter and governing documents of PubCo and applicable Law), and (ii) if the Board elects a Stock Exchange Payment, the Company shall represent that (A) the shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance in all material respects with applicable securities laws, and (B) the issuance of such shares of Class A Common Stock issued to the Exchanging Member in settlement of the Stock Exchange Payment does not conflict with or result in any breach of the organizational documents of PubCo.

Section 4.7 Representations and Warranties of the Members. Each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Change of Control resulting from such acquisition) that:

(a) Organization; Authority.

(i) To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing (if applicable) under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform its obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.

(ii) It has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

(b) Non-Contravention.

(i) Its authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.

(ii) No governmental, administrative or other material third party consents or approvals are required or necessary on the part of it in connection with its admittance as a Member or its ownership of its Units.

(c) Due Inquiry.

(i) It has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.

(ii) In determining whether to enter into this LLC Agreement in respect of its Units, it has relied solely on its own knowledge and understanding of the Company and its business based upon its own due diligence investigation and the information furnished pursuant to this clause (c) and it has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or prospects;

(d) Purpose of Investment. It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units;

(e) Transfer Restrictions. To the extent applicable, it understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise

“restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.

(f) Investor Status. It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Board to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.3(b)(ii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b)(ii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and (without duplication) the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 5.2 Special Allocations.

(a) Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b) Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one (1) Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c) Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2 (d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This Section 5.2(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

(g) If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1 (b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete or partial liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such Section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i) The allocations set forth in Sections 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3 Allocations for Tax Purposes in General.

(a) Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) with respect to any such differences that exist at the Effective Time, the “traditional method” without curative allocations under Treasury Regulations Section 1.704-3(b) and (ii) with respect to any other such differences, any other permissible method or methods determined by the Board to be appropriate and in accordance with the applicable Treasury Regulations.

(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).

(d) Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.

(e) If, as a result of an exercise of a non-compensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(f) Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations Section 1.743-1(j).

Section 5.4 Other Allocation Rules.

(a) The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b) The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Board reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Board is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Business Combination Agreement. The Board also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(c) With regard to PubCo’s acquisition of the Common Units, Profits or Losses shall be allocated to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder. If during any Taxable Year there is any other change in any Member’s Units in the Company, the Board shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Board in its reasonable good faith discretion.

(d) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Board shall allocate such liabilities in such manner that complies with the Code and the Treasury Regulations thereunder and that the Board reasonably determines, in a manner intended to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions.

(a) Distributions.

(i) To the extent permitted by applicable Law, distributions to Members may be declared by the Board out of Distributable Cash in such amounts, at such time and on such terms (including the payment dates of such distributions) as the Board shall determine using such record date as the Board may designate. All distributions made under this Section 6.1(a) shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(h) or payments made in accordance with Section 7.6 or Section 7.9 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement) in accordance with each Member’s percentage interest in the Company as of the close of business on such record date; provided, that the Board shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.3(b)(ii); provided, further, that notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of this Section 6.1(a) and Section 6.2, insolvent means the inability of the Company to meet its payment obligations when due.

(ii) Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a), the Company shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b) Successors. For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income of the Company (in accordance with the definition of Tax Amount) allocated to, and received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c) Distributions In-Kind. Except as otherwise provided in this LLC Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as reasonably determined by the Board. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value; provided that none of the following shall be a distribution for purposes of this LLC Agreement: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2 Tax-Related Distributions. Effective upon the Effective Time, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Board shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Common Units, pro rata in proportion to their respective number of Common Units in an amount such that the Member with the highest Tax Amount per Common Unit receives an amount equal to such Member’s Tax Amount; provided, that if the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions, or insolvency under this Section 6.2 (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year or because such Tax Distribution would have rendered the Company insolvent (as defined in Section 6.1(a))), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1, the Board shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Common Units) to reflect such excess or shortfall; and provided, further, that notwithstanding any other provision in this LLC Agreement to the contrary, (A) Tax Distributions shall not be required to the extent any such distribution would violate the Act or render the Company insolvent (as defined in Section 6.1(a)), and (B) the Board shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Board shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Common Units) to take into account increases or decreases in the number of Common Units held by each Member during the relevant period; provided that no such adjustments shall be made that would have a material adverse effect on the Continuing Members without the Continuing Member Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Common Units.

Section 6.3 Distribution Upon Withdrawal. No resigning Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of resignation from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.

Section 6.4 Special Distributions to Facilitate Acquisitions. The Board shall be permitted to cause a distribution, loan or other transfer of cash by the Company or one or more of its Subsidiaries to be made solely to PubCo (or one of its Subsidiaries, other than the Company and its Subsidiaries) (such distribution, loan or other transfer satisfying the following proviso, an “M&A Distribution”); provided, however, that (i) each such distribution, loan or other transfer is (A) made at or following such time as the Board reasonably determines that a specific acquisition is reasonably likely to be consummated and (B) used solely to facilitate the consummation of an acquisition by PubCo or its Subsidiary (other than the Company and its Subsidiaries) within the time reasonably specified therefor by the Board at the time of such M&A Distribution (with any interest accrued thereon for the benefit of the Company), and (ii) PubCo or such Subsidiary (other than the Company and its Subsidiaries) (x) contributes (in the case of an M&A Distribution that was a distribution), (y) transfers in repayment of the applicable M&A Distribution that was a loan, or (z) sells solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, or causes to be contributed (in the case of an M&A Distribution that was a distribution), transferred in repayment of the applicable M&A Distribution that was a loan, or sold solely in exchange for the applicable previously made M&A Distribution that was not a distribution or a loan, as soon as practicable thereafter, to the Company or the applicable Subsidiary of the Company the assets directly or indirectly acquired with such distribution, loan or other transfer, as directed by the Board. If the M&A Distribution is not used solely to facilitate the consummation of an acquisition in accordance with the foregoing clause (i) within the time specified therefor by the Board, PubCo (or its Subsidiaries (other than the Company and its Subsidiaries) will contribute (in the case of an M&A Distribution that was a distribution), transfer in repayment of the applicable M&A Distribution that was a loan, or retransfer (in the case of an M&A Distribution that was not a distribution or a loan) the full amount of such M&A Distribution and any interest accrued thereon to the Company or the applicable Subsidiaries of the Company at or prior to 5:00 pm New York time on the applicable date. During any time period between the time of the M&A Distribution and the contribution, repayment or sale contemplated by the foregoing clause (ii) of the immediately foregoing sentence, PubCo (or its Subsidiary, as applicable) shall hold such cash, and operate any acquired assets, for the benefit of the Company. The number of Common Units held by PubCo and its Subsidiaries (other than the Company and its Subsidiaries) in the aggregate shall not change as a result of any M&A Distribution or the re-contribution, repayment or retransfer of such M&A Distribution (together with any interest accrued thereon) or contribution, repayment or sale of any assets directly or indirectly acquired with such M&A Distribution, in each case as described in this Section 6.4. For purposes of this Agreement, the amount of any M&A Distribution that has not been repaid to the Company or the applicable Subsidiaries of the Company (including, to the extent an acquisition has been consummated with the proceeds of such M&A Distribution but the assets so acquired have not yet been contributed, repaid or sold to the Company or the applicable Subsidiaries of the Company as required hereby, the value of the assets so acquired) shall be treated as an asset owned by the Company or the applicable Subsidiaries of the Company and not by PubCo or its Subsidiaries (other than the Company and its Subsidiaries). To the extent that any fees, costs and expenses are incurred in connection with the pursuit of an acquisition described in this Section 6.4, such fees, costs and expenses will be subject to the reimbursement provisions in Section 7.9.

ARTICLE VII

MANAGEMENT

Section 7.1 Board Rights; Member and Officer Duties.

(a) The Company shall be managed by a board of managers (the “Board”). Except as otherwise required by Law or for matters in which the vote or approval of any Member is specifically required under this LLC Agreement, (i) the Board shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Board, and the Board shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) without the consent of any Member, and (iii) the Members (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b) The size of the Board shall initially be fixed at seven (7) Persons (each a “Manager” and collectively, the “Managers”). Each Manager shall be a “manager” within the meaning of the Act. As of the LLCA Effective Date, the Managers shall be as follows:

(i) Four (4) Persons shall be individuals designated by PubCo (each a “PubCo Manager”). The initial PubCo Managers shall be Brent Handler, Brad Handler, Chris Hemmeter, and Scot Sellers.

(ii) Three (3) Persons shall be individuals designated by the Members holding a majority of the outstanding Units held by Members other than PubCo and its wholly-owned Subsidiaries (each, a “Non-PubCo Manager”). The initial Non-PubCo Managers shall be Michael Armstrong, Eric Grosse, and Ann Payne.

From time to time following the date hereof, PubCo, without the consent of any other Member, shall be entitled to increase or decrease (i) the size of the Board and/or (ii) the number of PubCo Managers and Non-PubCo Managers on such Board, in order to reflect as closely as reasonably practicable the relative ownership of the Company held by PubCo on the one hand and the Members other than PubCo and its wholly-owned Subsidiaries on the other hand. Following any such adjustment, the Members shall be obligated to remove any Managers and to elect (i) the applicable number of the PubCo Managers as designated by PubCo and (ii) the applicable number of the Non-PubCo Managers as designated by the holders of a majority of the Units then outstanding held by Members other than PubCo and its wholly-owned Subsidiaries in accordance with such adjusted Board membership requirements.

(c) In connection with the performance of their duties as members of the Board, the Managers acknowledge that they will owe to the Members the same fiduciary duties as they would owe to the stockholders of a Delaware corporation under the DGCL if they were members of the board of directors of such a corporation and the Members were stockholders of such corporation.

(d) Meetings of the Board may be called by any Manager. Notice of any meeting shall be given pursuant to Section 12.9 below to all Managers not less than twenty-four (24) hours prior to the meeting. A majority of Managers then serving on the Board shall constitute a quorum for the transaction of business by the Board; provided, however, that if there are four (4) or fewer Managers then serving on the Board, all Managers shall constitute a quorum for the transaction of business by the Board. Except as otherwise provided in this Agreement, the approval of a majority of the Managers present at any duly constituted meeting of the Board at which a quorum is present shall be required for the Board to take any action; provided, however, that if there are four (4) or fewer Managers then serving on the Board, approval by all Managers shall be required for the Board to take any action. A notice need not specify the purpose of any meeting. Notice of a meeting need not be given to any Manager who signs a waiver of notice, a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting the lack of notice prior to the commencement of the meeting. All such waivers, consents and approvals shall be filed with the Company’s records or made a part of the minutes of the meeting. Managers may participate in any meeting of the Managers by means of conference telephones or other means of electronic communication so long as all Managers participating can hear or communicate with one another. A Manager so participating is deemed to be present at the meeting.

(e) Any action that is permitted or required to be taken by the Board may be taken or ratified by written consent setting forth the specific action to be taken, which written consent is signed by all of the Managers then serving on the Board. Any consent or approval of the Board required or permitted by this Agreement to be “written” may also be made by the use of electronic transmission.

(f) Except as otherwise required by the Act, no current or former Member or any current or former Manager of the Company or Officer shall be obligated personally for any Liability of the Company solely by reason of being a member or manager of the Company, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability on the Managers or the Members for liabilities of the Company.

(g) To the extent that, at Law or in equity, any Subsidiary of the Company or any manager, director (or equivalent), officer, employee or agent of any Subsidiary of the Company has duties (including fiduciary duties) to the Company, to a Member or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this LLC Agreement (if any), to the fullest extent permitted by Law. The limitation of duties (including fiduciary duties) to the Company, each Member and any Person who acquires Units set forth in the preceding sentence is approved by the Company, each Member and any Person who acquires Units.

Section 7.2 Election of Board. Following the LLCA Effective Time, the Board shall be elected annually by the Members in accordance with this Section 7.2, and the Managers so elected to the Board shall serve as the Managers until a successor has been duly elected to the Board in accordance with this Section 7.2. Not more than one year after the later of (a) the LLCA Effective Time and (b) the last meeting of the Members or action by written consent of the Members at which or pursuant to which the Managers were elected in accordance with this Section 7.2, the Board at such time (or the Members if the Board shall fail to take such action) shall either (i) call and hold a meeting of the Members for purposes of electing the Managers or (ii) seek written consents from the requisite Members to elect the Managers pursuant to Section 8.2(d). A Person shall be elected as a Manager if the election of such Manager is approved by Members holding a majority of the outstanding Common Units by vote at a meeting held for such purpose or by action by written consent; provided, however, that if the Person so elected as a Manager was not a Manager immediately prior to such election, such election shall not be effective, and such Person shall not become a Manager, unless and until such Person has executed and delivered to the Company the written agreement of such Person to be bound by the terms of this LLC Agreement applicable to the Managers, in form and substance reasonably satisfactory to the Managers serving immediately prior to such election or to the Members holding a majority of the outstanding Common Units. Each Member hereby irrevocably agrees, in connection with each such meeting of the Members or written consent contemplated by this Section 7.2, to vote for such Managers as follows: (i) with respect to the PubCo Managers (as determined pursuant to Section 7.1(b)), as designated by PubCo prior to such meeting or written consent and (ii) with respect to the Non-PubCo Managers (as determined pursuant to Section 7.1(b)), the applicable number of the Non-PubCo Managers as designated by the holders of a majority of the Units then outstanding held by Members other than PubCo and its wholly-owned Subsidiaries.

Section 7.3 Resignation or Removal of Managers; Vacancy. A Manager may resign as a Manager at any time and may be removed at any time, with or without cause, by the Members entitled to designate such Manager(s) pursuant to Section 7.1(b). Any vacancy on the Board may be filled by PubCo until the next annual meeting or vote of the Members contemplated by Section 8.2.

Section 7.4 Role of Officers.

(a) The Board may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Board may delegate to any such Persons such authority to act on behalf of the Company as the Board may from time to time deem appropriate.

(b) The Officers of the Company as of the LLCA Effective Time are set forth on Exhibit C attached hereto.

(c) The Board shall appoint a Chief Executive Officer who will be responsible for the general and active management of the business of the Company and its Subsidiaries. The Chief Executive Officer will report to the Board and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this LLC Agreement and as may be prescribed by the Board, and will have such other powers and duties as may be reasonably prescribed by the Board or set forth in this LLC Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof is delegated by the Board to some other Officer or agent of the Company.

(d) Except as set forth in this LLC Agreement, the Board may appoint Officers at any time, and the Officers may include, in addition to the Chief Executive Officer, a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Board deems appropriate. Except as set forth in this LLC Agreement, the Officers will serve at the pleasure of the Board, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this LLC Agreement or as reasonably determined from time to time by the Board.

(e) Subject to this LLC Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Board. Any Officer may resign at any time by giving written notice to the Board. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this LLC Agreement for regular appointments to that office.

Section 7.5 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this LLC Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) one or more employees or other agents of the Company or its Subsidiaries whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b) any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

Section 7.6 Indemnification.

(a) Right to Indemnification. Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Member or Manager, is or was serving as the Company Representative (including any “designated individual”) or the Continuing Member Representative or an officer, manager or director (or equivalent) or, at the discretion of the Board, any employee or agent, of PubCo, the Company or any of its Subsidiaries, or is or was an officer, manager or director (or equivalent) or, at the discretion of the Board, any employee or agent, of PubCo, the Company or any of its Subsidiaries serving at the request of the Board or the Company or any of its Subsidiaries as an officer, manager or director (or equivalent) or, at the discretion of the Board, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Action is alleged action in an official capacity as a director, manager, officer, employee or agent or in any other capacity while serving as an officer, manager, director, employee or agent, shall be indemnified by the Company against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud or a knowing violation of Law; provided, further, however, except as provided in Section 7.6(d) with respect to Actions to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.6 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the Board.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Section 7.6(a) shall include the right to advancement by the Company of any and all expenses (including reasonable attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.6(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.6(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.6(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.6(a) with respect to the related Action or the absence of any prior determination to the contrary.

(c) Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Section 7.6 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives. The rights to indemnification and to Advancement of Expenses conferred in this LLC Agreement shall not be eliminated or impaired by the amendment or repeal of this Section 7.6, nor the adoption of any provision of this LLC Agreement inconsistent with this Section 7.6, after the occurrence of the conduct that is the subject of the Action for which indemnification or Advancement of Expenses is sought, unless the provision in effect at the time of such conduct explicitly authorizes such elimination or impairment after such conduct has occurred.

(d) Right of Indemnitee to Bring Suit. If a claim under Sections 7.6(a) or (b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in this LLC Agreement or the Act. Neither the failure of the Company (including the Board or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Board or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

(e) Appearance as a Witness. Notwithstanding any other provision of this Section 7.6, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.6 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.

(f) Nonexclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.6 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.6 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g) No Duplication of Payments. The Company shall not be liable under this Section 7.6 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(h) Maintenance of Insurance. The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect managers, directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.6, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.

Section 7.7 Reclassification Events of PubCo. If a Reclassification Event occurs, the Board shall, as and to the extent necessary, amend this LLC Agreement in compliance with Section 12.1, and cause the Company to enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (a) the exchange rights of holders of Units set forth in Section 4.6 provide that each Common Unit (together with the surrender and delivery of one (1) share of Class V Common Stock) is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one (1) share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (b) PubCo or the successor to PubCo as a result of such Reclassification Event, as applicable, is obligated to deliver such property, securities or cash upon such exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person as a result of such Reclassification Event, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this LLC Agreement.

Section 7.8 Transactions between Company and PubCo. The Board may cause the Company to contract and deal with PubCo, or any Affiliate of PubCo; provided such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members or are otherwise approved by the Disinterested Majority of the Board and the PubCo Board.

Section 7.9 Certain Costs and Expenses. No Manager shall be compensated for his or her services as a Manager of the Company. The Company shall (a) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (b) upon the good faith determination of the Board, reimburse each Manager for any costs, fees or expenses incurred by such Manager in connection with serving as a Manager. To the extent that the Board determines in good faith that such expenses are related to the business and affairs of PubCo that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of PubCo), the Board shall cause the Company to pay or bear such expenses of such Manager, including costs of securities offerings not borne directly by Members, PubCo Board compensation and meeting costs, costs of periodic reports to PubCo’s stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that, subject to Section 6.2, the Company shall not pay or bear any income tax obligations owed by PubCo or the cost of any Tax Benefit Payment (as defined in the Tax Receivable Agreement) or any amounts owed by PubCo under the Tax Receivable Agreement.

ARTICLE VIII

ROLE OF MEMBERS

Section 8.1 Rights or Powers. The Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Notwithstanding the foregoing sentence, the Members have all the rights and powers set forth in this LLC Agreement and, to the extent not inconsistent with this LLC Agreement, in the Act. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company. Nothing in this Article VIII shall in any way limit any Member’s rights pursuant to, and subject to the terms and conditions of, the Tax Receivable Agreement.

Section 8.2 Voting.

(a) Meetings of the Members may be called upon the written request of the Board or Members holding at least 50% of the outstanding Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members.

(b) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c) Each meeting of Members shall be conducted by the Board or such individual Person as the Board deems appropriate.

(d) Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing (including the election of the Managers pursuant to Section 7.2). Any consent or approval of the Members required or permitted by this Agreement to be “written” may also be made by the use of electronic transmission.

Section 8.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or, in the case of PubCo, the Company Representative, or, in the case of [            ] or an Affiliate thereof, the Continuing Member Representative.

Section 8.4 Investment Opportunities.

(a) To the fullest extent permitted by applicable Law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to (i) any Member (other than Members who are managers, directors, officers or employees of the Company, PubCo or any of their respective Subsidiaries, in which case solely acting in their capacity as such), (ii) any of their respective Affiliates (other than the Company or any of its Subsidiaries) or (iii) any of the respective officers, agents, shareholders, members, and partners of any of the foregoing, including any such Person acting as a director of PubCo at the request of such Member (each, a “Business Opportunities Exempt Party”). The Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party and irrevocably waives any right to require any Business Opportunity Exempt Party to act in a manner inconsistent with the provisions of this Section 8.4. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders shall have any duty to communicate or offer such opportunity to the Company and none of PubCo, the Company or any of their respective Subsidiaries, Affiliates or equityholders will acquire or be entitled to any interest or participation in any such transaction, agreement, arrangement or other matter or opportunity as a result of participation therein by a Business Opportunity Exempt Party. This Section 8.4 shall not apply to, and no interest or expectancy of the Company is renounced with respect to, any opportunity offered to any director or officer of PubCo if such opportunity is expressly offered or presented to, or acquired or developed by, such Person solely in his or her capacity as a director or officer of PubCo.

(b) No amendment or repeal of this Section 8.4 shall apply to or have any effect on the Liability or alleged Liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Person becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.4. Neither the amendment or repeal of this Section 8.4, nor the adoption of any provision of this LLC Agreement inconsistent with this Section 8.4, shall eliminate or reduce the effect of this Section 8.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of Action that, but for this Section 8.4, would accrue or arise, prior to such amendment, repeal or adoption. To the fullest extent permitted by Law, including Section 18-1101(c) of the Act, and notwithstanding any other provision of this LLC Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, no action or inaction taken by any Business Opportunities Exempt Party in a manner consistent with this Section 8.4 shall be deemed to be a violation of any fiduciary or other duty owed to any Person.

ARTICLE IX

TRANSFERS OF UNITS

Section 9.1 Restrictions on Transfer.

(a) No Member shall Transfer any interest in all or any portion of its Units, except Transfers (i) that constitute a Permitted Transfer, (ii) approved in writing by the Board, in the case of Transfers by any Member other than PubCo, (iii) in the case of Transfers by PubCo or any successor to PubCo in its capacity as a Member, to any member of the Affiliated Group of Pubco or (iv) in the case of transfers by any such member of such Affiliated Group, to any other member of such Affiliated Group. Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, a deemed sale of assets by, or a deemed liquidation of, a Member pursuant to an election under Code Sections 336 or 338, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Units of such trust that is a Member). If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1(a), involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the Transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(a) shall, to the fullest extent permitted by Law, be null and void ab initio and of no force or effect whatsoever. Subject to the restrictions set forth herein, (i) no shares of Class V Common Stock may be Transferred by a Member unless an equal number of Common Units are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)), and (ii) no Common Units may be Transferred by a Member holding Class V Common Stock unless an equal number of shares of Class V Common Stock are Transferred therewith in accordance with this LLC Agreement (including in respect of those Transfers permitted by Section 9.1(b)).

(b) The restrictions contained in Section 9.1(a) shall not apply to any Transfer (each, a “Permitted Transfer”): (i) in connection with an “Exchange” made in accordance with the provisions of Section 4.6, (ii) by a Member to PubCo or any of its wholly-owned Subsidiaries, (iii) by a Member to any of such Member’s Permitted Transferees; provided, however, if a Transfer pursuant to clause (iii) would result in a Change of Control, such Member must provide the Company with written notice of such Transfer at least sixty (60) calendar days prior to the consummation of such Transfer, (iv) pursuant to the Laws of descent and distribution, (v) any Transfer as shall be necessary to effectuate the Blocker Mergers (as defined in the Business Combination Agreement) or (vi) as a pledge of Common Units (and a corresponding number of shares of Class V

Common Stock) as security or collateral in connection with any borrowing or the incurrence of any indebtedness by a Member; provided, however, that such borrowing or incurrence of indebtedness is part of a bona fide margin agreement in connection with the purchase of shares of the Class A Common Stock in the PIPE Investment (as referenced in the Business Combination Agreement); provided further, that the restrictions contained in this LLC Agreement will continue to apply to Units after any Permitted Transfer of such Units and, in the case of the foregoing clauses (iii), (iv), (v) and (vi), the Transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this LLC Agreement. In the case of a Permitted Transfer of any Common Units by a Continuing Member, such Transferring Member shall be required to Transfer an equal number of shares of Class V Common Stock corresponding to the number of such Member’s Common Units that were Transferred in the transaction to such Transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 9.1(c).

(c) In addition to any other restrictions on Transfer contained in this Article IX, in no event may any Transfer or assignment of Units by any Member be made (i) to any Person who is not legally competent, who has not achieved his or her majority of age under applicable Law (excluding trusts for the benefit of minors), or who otherwise lacks the legal right, power or capacity to own Units; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof” as such terms are used in Treasury Regulations Section 1.7704-1, (B) if the Company has one hundred (100) or fewer “partners” immediately prior to such Transfer, cause the number of partners to exceed one hundred (100), in each case, within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or, if the number of partners exceeds one hundred (100) immediately prior to such Transfer, materially increase the possibility of the Company becoming a “publicly traded partnership” within the meaning of Section 7704 of the Code, (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or successor provision of the Code or to be treated as an association taxable as a corporation pursuant to the Code, or (D) cause the Company to have a withholding obligation under Section 1446(f) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer would result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws, including if such Transfer requires the registration of any equity securities issued upon any exchange of such Units, pursuant to any applicable U.S. federal or state securities Laws, and no registration statement covering such securities is then in effect; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940 or causes an assignment thereunder. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1(c) shall be null and void ab initio and of no force or effect whatsoever.

Section 9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this LLC Agreement, but prior to any Transfer of Units, give written notice to the Company and the other Members of such proposed Transfer. Each such notice shall describe the manner and circumstances of the Transfer and include a representation from the Transferring Member that such Transfer was made in accordance with applicable securities Laws.

Section 9.3 Transferee Members. A Transferee of Units pursuant to this Article IX shall be admitted as a Member only if (a) the requirements of this Article IX are met, (b) such Transferee executes a joinder in the form attached to this LLC Agreement as Exhibit D, and (c) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Board agreeing to be bound by the terms and provisions of this LLC Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Units. Unless agreed to in writing by the Board, the admission of a Member shall not result in the release of the Transferor from any Liability as of the date of transfer that the Transferor may have to each remaining Member or to the Company under this LLC Agreement or any other contract between the Company or any of its Subsidiaries, on the one hand, and such Transferor, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member.

Section 9.4 Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this LLC Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE NINTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF INSPIRATO LLC, DATED AS OF [                 , 2021], AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME IN ACCORDANCE WITH SUCH AGREEMENT (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR), AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.”

Section 9.5 Transfer. Prior to Transferring any Units, the Transferring holder of Units shall cause the prospective Permitted Transferee to be bound by this LLC Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate to which the transferor was a party (collectively, the “Other Agreements”) by executing and delivering to the Company counterparts of this LLC Agreement and any applicable Other Agreements.

Section 9.6 Assignee’s Rights.

(a) The Transfer of Units in accordance with this LLC Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company. Profits, Losses and other Company items shall be allocated between the Transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Board. Distributions made before the effective date of such Transfer shall be paid to the Transferor, and Distributions made on or after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to this ARTICLE IX, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this LLC Agreement; provided, however, that, without relieving the Transferring Member from any such limitations or obligations as more fully described in Section 9.7, such Assignee shall be bound by any limitations and obligations of a Member contained herein by which a Member would be bound on account of the Assignee’s ownership of Units (including the obligation to make Capital Contributions on account of such ownership).

Section 9.7 Assignor’s Rights and Obligations.

Any Member who shall Transfer any Units in a manner in accordance with this LLC Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 9.7, duties, liabilities or obligations, of a Member with respect to such Units (it being understood, however, that the applicable provisions of Section 7.6 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Member in accordance with the provisions of this ARTICLE IX (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units, and (ii) the Board may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units from any liability of such Member to the Company with respect to such Units that may exist on the Admission Date or that is otherwise specified in the Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

ARTICLE X

ACCOUNTING

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

Section 10.2 Tax Elections. The Board shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code (and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs, and shall not thereafter revoke any such election. Except as otherwise provided herein and in the Business Combination Agreement, the Board shall determine whether to make any other available election pursuant to the Code.

Section 10.3 Tax Returns; Information.

(a) The Board shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year an estimated K-1, including reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least ten (10) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and [(ii) in no event later than forty-five (45) days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier)], a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.

(b) In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Board shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Board has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.

Section 10.4 Company Representative.

(a) PubCo is hereby designated as the Company Representative. In addition, PubCo is hereby authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the PubCo Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the PubCo Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Board and PubCo Board are authorized to take (or cause the Company and PubCo to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.

(b) Subject to this Section 10.4 and Section 10.1 of the Business Combination Agreement, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the Internal Revenue Service or any other tax authority (each an “Audit”), and to reasonably expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d), the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority.

(c) Subject to Section 10.1(h) of the Business Combination Agreement, the Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.

(d) Notwithstanding anything to the contrary in this Section 10.4, the Company Representative shall timely make, or cause to be timely made, the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) (a “Push-Out Election”) with respect to any Audit of the Company for any Pre-Closing Tax Period (as defined in the Business Combination Agreement) for which a Push-Out Election is available. In any case in which the Company Representative causes the Company to make a Push-Out Election, each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law).

(e) Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.

(f) Each Member agrees to cooperate in good faith with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this LLC Agreement, no provision of this LLC Agreement shall require, or give any Person the right to require, PubCo or the Continuing Members to file any amended tax return.

(g) Notwithstanding anything to the contrary contained in this LLC Agreement, in the event of any conflict between Section 10.1 of the Business Combination Agreement and this LLC Agreement, Section 10.1 of the Business Combination Agreement shall control. The Company, the Company Representative, PubCo, and the Members hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 10.1 of the Business Combination Agreement, including that with respect to any Audit of the Company or any of its Subsidiaries for any taxable period ending before or including the date of the Effective Time and for which a Push-Out Election is available, all such available elections shall be made in accordance with applicable Laws.

(h) This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.5 Withholding Tax Payments and Obligations.

(a) If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Company may withhold such amounts and make such tax payments as so required, and each Member hereby authorizes the Company to do so. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding Tax Distribution or Tax Distributions and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Advance is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Advance. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance and (if applicable) as having paid such Tax Advance to the relevant taxing jurisdiction. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Board.

(b) This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose, to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

ARTICLE XI

DISSOLUTION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the assets of the Company;

(b) the determination of the Board with the consent of PubCo, and with the consent of the Continuing Member Representative for so long as the Continuing Members hold Common Units;

(c) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and

(d) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, subject to compliance with applicable Laws, unless, with respect to any class of Units, (x) for so long as the Continuing Members hold Common Units, the Continuing Member Representative and (y) holders of at least seventy-five percent (75%) of the Units of such class consent in writing to a treatment other than as described above. The bankruptcy (within the meaning of the Act) of a Member will not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 11.2 Bankruptcy. For purposes of this LLC Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or (ii) a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of ninety (90) consecutive days, (b) a Member shall (i) admit in writing its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of ninety (90) consecutive days or any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of ninety (90) consecutive days.

Section 11.3 Procedure.

(a) In the event of the dissolution of the Company for any reason, the Board or any Person designated by the Board (in such capacity, the “Liquidator”) shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Board or the Liquidator, as applicable, shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of winding up and liquidation.

(b) Following the allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i) First, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members) to set up such cash reserves which the Board or the Liquidator reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (ii), below), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act; and

(ii) Second, the balance to the Members in accordance with Section 6.1(a).

(c) Except as provided in Section 11.4(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d) Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Liquidator or any Officer shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the termination of the Company.

(e) Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.3(b)(ii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulation Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).

Section 11.4 Rights of Members.

(a) Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b) Except as otherwise provided in this LLC Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations. The right to a return of Capital Contributions shall be solely to the extent set forth in this LLC Agreement.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Board), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII

GENERAL

Section 12.1 Amendments; Waivers.

(a) Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Board and PubCo; provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members, and, for the avoidance of doubt, from and after the Effective Time, any Member shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Common Units; provided, further, that no amendment to this LLC Agreement may (w) disproportionately and adversely affect a Member or remove a right or privilege granted to a Member, without such Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); or (x) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of each such affected Member; or (y) alter or change any rights, preferences or privileges of any Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member; or (z) modify the requirement that any action, election, decision or determination that is required to be approved or made by the Disinterested Majority of the PubCo Board (including in respect of Section 4.6) be so approved or made by the Disinterested Majority of the PubCo Board, without the prior written approval of the Disinterested Majority serving on the PubCo Board at such time as such modification is proposed to be made.

(b) Notwithstanding the foregoing clause (a), from and after the Effective Time, any Officer, acting alone, may amend this LLC Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(h) and (ii) as necessary as determined by the Board, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.

Section 12.3 Successors and Assigns. All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement, including assignment of such rights to a Permitted Transferee and a Transferee of Units pursuant to and in accordance with Section 9.3.

Section 12.4 Entire Agreement. This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Business Combination Agreement, and all other Ancillary Agreements (as such term is defined in the Business Combination Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.

Section 12.5 Rights of Members Independent. The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Actions, claims or matters related to or arising from this LLC Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this LLC Agreement, and the performance of the obligations imposed by this LLC Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS LLC AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS LLC AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS LLC AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware or if such court declines jurisdiction, then to any other State court in Delaware having jurisdiction, in any Action arising out of or relating to this LLC Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this LLC Agreement in any other courts. Nothing in this Section 12.6, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 12.7 Headings. The descriptive headings of the Articles, Sections and clauses of this LLC Agreement are for convenience only and do not constitute a part of this LLC Agreement.

Section 12.8 Counterparts; Electronic Delivery. This LLC Agreement and any amendment hereto or any other agreements delivered pursuant to this LLC Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 12.9 Notices. All notices, demands and other communications to be given or delivered under this LLC Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 12.9, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Company or the Managers:

[PubCo]

[Address]

Attention:

Email:

and

Inspirato LLC

1544 Wazee Street, Denver, CO 80202

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304-1050

Attention: Tony Jeffries and Adam Bloom

Email: tjeffries@wsgr.com and abloom@wsgr.com

and

Wilson Sonsini Goodrich & Rosati

One Market Plaza, Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Ethan Lutske

E-mail: elutske@wsgr.com

[If to any Existing Member, to the address for such Existing Member set forth on Exhibit A-1.]

If to any Continuing Member, to the address for such Continuing Member set forth on Exhibit A.

Section 12.10 Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this LLC Agreement has been represented by counsel in connection with this LLC Agreement and the transactions contemplated by this LLC Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this LLC Agreement against the Party that drafted it has no application and is expressly waived.

Section 12.11 Severability. Whenever possible, each provision of this LLC Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this LLC Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this LLC Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 12.12 Expenses. Except as otherwise provided in this LLC Agreement (or as set forth in the Business Combination Agreement with respect to expenses incurred in connection with the entry into this LLC Agreement), each Party shall bear its own expenses in connection with the transactions contemplated by this LLC Agreement.

Section 12.13 No Third Party Beneficiaries. Except as provided in Section 7.6 and Section 10.3(a), this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.

Section 12.14 Confidentiality. Except as required by applicable Law, each Member agrees to hold the Company’s Confidential Information in confidence and shall not, unless authorized in writing by the Board, (a) disclose any Confidential Information to any third party or (b) use such information except in furtherance of the business of the Company; provided, however, that (i) each Member may disclose Confidential Information to such Member’s Affiliates, attorneys, accountants, consultants and other advisors who are bound by an obligation of confidentiality with respect to such Confidential Information; provided such Member will be responsible for any violation by any of its Affiliates, attorneys, accountants, consultants or other advisors of the confidentiality provisions in this Section 12.14, (ii) each Member may disclose Confidential Information as required in response to any summons, subpoena or other legal requirement, provided that such Member shall promptly notify the Company in writing so the Company may seek a protective order or appropriate remedy, (iii) each Member may disclose Confidential Information to a proposed Transferee if such disclosure is reasonably required in connection with any proposed Transfer of Units to such Transferee pursuant to the terms of this LLC Agreement, and (iv) each Member may disclose Confidential Information to the extent necessary for such Member to prepare and file its tax returns, to respond to any inquiries regarding such tax returns from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such tax returns. In addition, each of the Continuing Members that is private equity, venture capital or other investment firm or similarly regulated entity (x) may disclose Confidential Information in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and (y) shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination, provided that such routine audit or examination does not specifically target PubCo, any of its subsidiaries or the Confidential Information, and (z) may provide information about the subject matter of this Agreement to prospective and existing investors in connection with fund raising, marketing, informational, transactional or reporting activities. Each Member and the Company acknowledges and agrees that the certain of the Continuing Members and their respective Affiliates may currently be invested in, may invest in, or may consider investments in companies that compete either directly or indirectly with PubCo and its Subsidiaries, or operate in the same or similar business as PubCo and its Subsidiaries, and that nothing herein shall be in any way construed to prohibit or such Continuing Members or their respective Affiliates’ ability to maintain, make or consider such other investments; provided, however, that no Confidential Information is used or disclosed in connection with such activities.

Section 12.15 No Recourse. Notwithstanding anything that may be expressed or implied in this LLC Agreement (except in the case of the immediately succeeding sentence and Section 7.6) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this LLC Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, general partner, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Action, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this LLC Agreement or the transactions contemplated by this LLC Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Non-Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise required by this LLC Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this LLC Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this LLC Agreement, or the negotiation, execution or performance of this LLC Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third party beneficiary of this Section 12.15.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Ninth Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

INSPIRATO LLC

By:
Name:
Title:

PUBCO:

THAYER VENTURES ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC]

EXISTING MEMBERS:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC]

EXHIBIT A-1

Capitalization

See attached.

EXHIBIT A

Post-Merger Capitalization

See attached.

EXHIBIT B

Exchange Notice

Dated:

[PubCo]

[Address]

Attention:

copy to:

[Name]

[Address]

Attention:

Reference is hereby made to the Ninth Amended and Restated Limited Liability Company Agreement, dated as of [                    , 2021] (as amended from time to time in accordance with its terms, the “LLC Agreement”) of Inspirato LLC, a Delaware limited liability company (the “Company”), by and among [PubCo], a Delaware corporation (“PubCo”), the other Members set forth on Exhibit A to the LLC Agreement (the “Continuing Members”) and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act (such Persons, together with PubCo and the Continuing Members, the “Unitholders”). Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

Effective as of the Exchange Date as determined in accordance with the LLC Agreement, the undersigned Unitholder hereby transfers and surrenders the number of Common Units set forth below to the Company and an equal number of shares of Class V Common Stock to PubCo held by such Unitholder in Exchange for the issuance to the undersigned Unitholder of that number of shares of Class A Common Stock equal to the number of Common Units so exchanged (to be issued in its name as set forth below), or, at the election of PubCo, for a Cash Exchange Payment to the account set forth below, in each case in accordance with the LLC Agreement. The undersigned hereby acknowledges that the Exchange of Common Units shall include the cancellation of an equal number of outstanding shares of Class V Common Stock held by the undersigned that have been surrendered in such Exchange.

Legal Name of Unitholder:

Address:

Number of Common Units to be Exchanged:

Cash Exchange Payment instructions:

If the Unitholder desires the shares of Class A Common Stock be settled through the facilities of [The Depositary Trust Company (“DTC”)], please indicate the account of the [DTC] participant below.

In the event PubCo elects to certificate the shares of Class A Common Stock issued to the Unitholder, please indicate the following:

Legal Name for Certificate Delivery:

Address for Certificate Delivery:

The undersigned hereby represents and warrants that the undersigned is the owner of the number of Common Units the undersigned is electing to Exchange pursuant to this Exchange Notice, and that such Common Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by the LLC Agreement, the charter and governing documents of PubCo and applicable Law).

The undersigned hereby irrevocably constitutes and appoints any officer of PubCo, as applicable, as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, solely to do any and all things and to take any and all actions necessary to effect the Exchange elected hereby.

[Signatures on Next Page]

IN WITNESS WHEREOF the undersigned has caused this Exchange Notice to be executed and delivered as of the date first set forth above.

[Unitholder]

By:

Name:

Title:

EXHIBIT C

Officers

[List names of officers and their titles]

EXHIBIT D

Form of Joinder

This Joinder (this “Joinder”) to the LLC Agreement (as defined below), made as of                     , is between                     (“Transferor”) and                      (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                      (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Ninth Amended and Restated Limited Liability Company Agreement of Inspirato LLC (the “Company”), dated as of [                    , 2021], by and among the Company, [PubCo], a Delaware corporation, the Members set forth on Exhibit A to the LLC Agreement, and each other Person who is or at any time becomes a Member in accordance with the terms of the LLC Agreement (as the same may be amended and/or restated from time to time, the “LLC Agreement”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the LLC Agreement by executing and delivering this Joinder, whereupon such Transferee will be admitted as a Member and treated as a Party (with the rights and obligations as a Member) for all purposes of the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the LLC Agreement.

1.2 Acquisition. Transferor hereby Transfers to Transferee all of the Acquired Interests.

1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the LLC Agreement, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the LLC Agreement and (c) such Transferee will be admitted as a Member and treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the LLC Agreement and, accordingly, agrees to be bound by the provisions of the LLC Agreement in its capacity as a Member.

1.4 Notice. Any notice, demand or other communication under the LLC Agreement to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 12.9 of the LLC Agreement.

1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:

Name:

Title:

[TRANSFEREE]

By:

Name:

Title:

Address for notices:

ANNEX E

AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION AND STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”), dated as of [                    ], 2021, is made and entered into by and among Thayer Ventures Acquisition Corporation, a Delaware corporation (the “Company”), Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed on the signature page hereto under “Holders” (each such party, together with the Sponsor and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, on [                    ], 2020, the Company and the Sponsor entered into that certain Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”), pursuant to which the Sponsor agreed to purchase 7,175,000 private placement warrants (the “Private Placement Warrants”) in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, in order to finance the Company’s transaction costs in connection with its search for and consummation of an initial Business Combination (as defined below), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may loan to the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into private placement-equivalent warrants (“Working Capital Warrants”) at a price of $1.00 per warrant at the option of the lender;

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of June 30, 2021 (as it may be amended from time to time in accordance with the terms thereof, the “BCA”), by and among the Company, the Blocker Merger Subs (as defined in the BCA), each wholly owned subsidiaries of the Company, the Company Merger Sub (as defined in the BCA), a wholly owned subsidiary of the Company, the Blockers (as defined in the BCA), Inspirato LLC, a Delaware limited liability company (the “Operating Company”), and the other parties thereto, in connection with the business combination of the Company and the Operating Company (the “Business Combination”) and other transactions contemplated therein;

WHEREAS, pursuant to the BCA, at the Closing, among other things (i) the Company Merger Sub will merge with and into the Operating Company and the Operating Company will become a subsidiary of the Company whereby the Company will acquire a certain number of common units in the Operating Company (“Common Units”) and (ii) (A) the holders of equity securities of the Operating Company (excluding the Blockers) immediately prior to the Effective Time (as defined in the BCA), will each receive (1) a certain number of Common Units and the same number of shares of Class V Common Stock and (B) the equityholders of the Blockers, immediately prior to the Effective Time (as defined in the BCA), will each receive a certain number of shares of Class A Common Stock, in each case in accordance with the terms of the BCA;

WHEREAS, upon the consummation of the Business Combination, the Company and the other persons holding Common Units entered into that certain [second] amended and restated operating agreement of the Operating Company (as it may be further amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “LLC Agreement”);

WHEREAS, pursuant to the LLC Agreement, upon satisfaction of the conditions set forth in the LLC Agreement, the Company will issue to the holders of such Common Units an additional number of shares of Class V Common Stock such that each such holder holds the same number of Common Units and shares of Class V Common Stock;

WHEREAS, each of the equityholders holding Common Units has the right to exchange such Common Units, along with the cancelation of an equal number of shares of Class V Common Stock, for shares of Class A Common Stock pursuant to the terms and conditions of the LLC Agreement;

WHEREAS, the Company, the Sponsor and certain of the Holders entered into that certain Registration and Shareholder Rights Agreement, dated as of December 10, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Agreement, the Company, the Sponsor and such Holders desire to terminate the Original RRA and replace it with this Agreement; and

WHEREAS, effective as of the Closing, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“BCA” has the meaning set forth in the Recitals.

“Block Trade” means any non-marketed underwritten offering taking the form of a block trade to a financial institution, “qualified institutional buyer” or “institutional accredited investor,” bought deal, over-night deal or similar transaction that does not include the filing of a Prospectus or Issuer Free Writing Prospectus with the Commission, “road show” presentations to potential investors requiring substantial marketing effort from management, the issuance of a “comfort letter” by the Company’s auditors or the issuance of legal opinions by the Company’s legal counsel.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Class A Common Stock” means, as applicable, (a) the Class A common stock, par value $0.0001 per share, of the Company, or (b) following any consolidation, merger, reclassification or other similar event involving the Company, any shares or other securities of the Company or any other Person that are issued or issuable in consideration for the Class A common stock or into which the Class A common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, prior to the Closing the Class B common stock, par value $0.0001 per share, of the Company.

“Class V Common Stock” means, as applicable, (a) the Class V common stock, par value $0.0001 per share, of the Company, or (b) following any consolidation, merger, reclassification or other similar event involving the Company, any shares or other securities of the Company or any other Person that are issued or issuable in consideration for the Class V common stock or into which the Class V common stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing” has the meaning given to such term in the BCA.

“Closing Date” has the meaning given to such term in the BCA.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” means shares of the Class A Common Stock and the Class V Common Stock, including any shares of the Class A Common Stock and the Class V Common Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class V Common Stock.

“Common Units” has the meaning set forth in the Recitals.

“Company” shall have the meaning given in the Preamble.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Demanding Holder” shall have the meaning given in subsection 2.1.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Family Member” means with respect to any Person, a spouse, lineal descendant (whether natural or adopted) or spouse of a lineal descendant of such Person or any trust created for the benefit of such Person or of which any of the foregoing is a beneficiary.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Founder Holder” shall mean Brent Handler or Brad Handler.

“Founder Shares” shall mean Registrable Securities held by any Founder Holder.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 10, 2020, by and among the Company, the Sponsor and each of the Company’s officers and directors.

“LLC Agreement” has the meaning set forth in the Recitals.

“Major Investors” means (i) KPCB Investment I, Inc., (ii) Inspirato Group, Inc., (iii) Revolution Portico Holdings LLC, (iv) Exclusive Resorts LLC, (v) Millennium Finance Co. XI, L.P. and (vi) W Capital Partners III IBC, Inc.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5.

“Minimum Takedown Threshold” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement not misleading or, in the case of a Prospectus, not misleading in the light of the circumstances under which they were made.

“Operating Company” has the meaning set forth in the Recitals.

“Original RRA” has the meaning set forth in the Recitals.

“Participation Conditions” shall have the meaning given in subsection 2.1.4.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of a lock-up period under the Insider Letter, the Private Placement Warrants Purchase Agreement, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“PIPE Investors” means the purchasers in the private placement of 8,950,384 shares of the Company’s Class A Common Stock pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder, in connection with the transactions contemplated by the BCA, for gross proceeds to the Company in an aggregate amount of approximately $89.5 million.

“Potential Takedown Participant” shall have the meaning given in subsection 2.1.4.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, the Private Placement Warrants and shares of Common Stock issuable upon the exercise or conversion of the Private Placement Warrants, and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the Closing.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Class A Common Stock held by a Holder as of the date hereof, including Class A Common Stock to be issued pursuant to the LLC Agreement upon exchange of Common Units held by a Holder as of the date hereof (along with the cancelation of an equal number of shares of Class V Common Stock); (b) any warrants outstanding as of the date hereof or any shares of Class A Common Stock issued or issuable upon the exercise thereof; (c) any Class A Common Stock issuable to an Affiliate of the Company upon exercise of any Rollover Options (as defined in the BCA); and (d) any equity securities of the Company or any subsidiary of the Company that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by the Company on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (ii) such Registrable Securities shall have ceased to be outstanding, (iii) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction or (iv) that at any time after the two (2) year anniversary of the Closing all Registrable Securities held by a Holder are eligible for resale pursuant to Rule 144 during any 90 day period.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including an Underwritten Offering, and all expenses incurred in performing or complying with the Company’s other obligations under this Agreement, whether or not any Registration Statement becomes effective, including, without limitation, the following:

(A)    all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

(B)    fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)    printing, messenger, telephone and delivery expenses;

(D)    reasonable fees and disbursements of counsel for the Company;

(E)    reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration;

(F)    the fees and expenses of any special experts retained by the Company in connection with such registration; and

(G)    reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Registrable Securities in an Underwritten Offering

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.1.1.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.4.

“Shelf Takedown Request” shall have the meaning given in subsection 2.1.3.

“Special Holder” means each of the Sponsor, the Founder Holders and the Major Investors, at such times as such Party is a Holder.

“Sponsor” shall have the meaning given in the Recitals hereto.

“Sponsor Representative” means [●].

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.1.2.

“Transfer” means, with respect to a TVAC Share or TVAC Warrant, to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such TVAC Shares or TVAC Warrants or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the TVAC Shares or TVAC Warrants, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Company’s capital stock, in cash or otherwise;

“TVAC Holder” means a holder of TVAC Shares.

“TVAC Lock-up Period” shall mean, (i) with respect to the TVAC Shares, the period ending on the earlier of (A) one year after the completion of the Closing and (B) subsequent to the Business Combination, (x) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination (provided that the TVAC Lock-up Period shall not terminate earlier than 180 days following the Closing by reason of this clause (x)) or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property or (ii) with respect to the TVAC Warrants, 30 days following the Closing.

“TVAC Shares” 2,812,500 shares of Class B common stock, par value $0.0001 per share, and shall be deemed to include the shares of Common Stock issuable upon conversion thereof.

“TVAC Warrants” shall mean 7,175,000 warrants to purchase Class A Common Stock having an exercise price of $11.50 per share held by the Sponsor together with the shares of Class A Common Stock underlying such warrants.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.1.3.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” shall have the meaning given in subsection 2.1.6.

1.2    Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

1.2.1    the meanings of defined terms are applicable to the singular as well as the plural forms of such terms.

1.2.2    the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.2.3    references in this Agreement to any law shall be deemed also to refer to such law, and all rules and regulations promulgated thereunder.

1.2.4    whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation.”

1.2.5    the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.2.6    pronouns of any gender or neuter or, as appropriate, the other pronoun forms.

ARTICLE II

REGISTRATIONS

2.1    Shelf Registration.

2.1.1    Filing. The Company shall file, within fifteen (15) Business Days of the Closing Date, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a shelf registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. The Company shall use its commercially reasonable efforts to cause the Shelf to become effective under the Securities Act as soon as practicable after the initial filing thereof. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. The Company shall maintain the Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2    Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a shelf registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Special Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if the Company is then a Well-Known Seasoned Issuer at the time of filing) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof.

2.1.3    Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Special Holders may request (each, a “Shelf Takedown Request”) to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (exclusive of piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $20.0 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder, provided that any request for an Underwritten Shelf Takedown pursuant to this clause (ii) made by the Sponsor Representative as representative of the TVAC Holders, shall apply to all Registrable Securities then held by the TVAC Holders. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range of such Underwritten Shelf Takedown. Subject to Section 2.4.4, the Special Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the TVAC Lock-up Period, Private Placement Lock-up Period or any other lock-up period, as the case may be. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder, subject to the proviso in the first sentence of this Section 2.1.3.

2.1.4    Shelf Takedown Participation. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter for any Underwritten Shelf Takedown (other than a Block Trade for which this Section 2.1.4 will not apply), the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Special Holder with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 2.1.4 shall be determined by the Demanding Holder.

2.1.5    Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise the Company, the Demanding Holders and the other participating Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the other participating Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the other participating Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and each other participating Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities of other Persons that the Company is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6    Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by the Company; provided that a Special Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained herein, the Company shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 2.1.6.

2.1.7    Long-Form Demands. Upon the expiration of the TVAC Lock-up Period, Private Placement Lock-up Period or any other lock-up period, as the case may be and during such times as no Shelf is effective, each Special Holder may demand that the Company file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities. The Company shall file such Registration Statement within thirty (30) days of receipt of such demand and use its commercially reasonable efforts to cause the same to be declared effective within sixty (60) days of filing. The provisions of Sections 2.1.3-2.1.6 shall apply to this Section 2.1.7 as if a demand under this Section 2.1.7 were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 2.1.7, such withdrawal must be received by the Company prior to the Company having publicly filed a Registration Statement pursuant to this Section 2.1.7.

2.2    Piggyback Registration.

2.2.1    Piggyback Rights. Subject to Section 2.4.3, if, at any time on or after the Closing, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2    Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Class A Common Stock that the Company desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)    If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof (pro rata based on the respective number of Registrable Securities that such Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)    If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the number of Registrable Securities that each Holder has requested be included in such Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3    Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.3    Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period. Notwithstanding anything to the contrary contained in this Agreement, no TVAC Shares shall be sold pursuant to any Registration prior to the expiration of the TVAC Lock-up Period.

2.4    Block Trades.

2.4.1    Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission and effective, if a Demanding Holder or Demanding Holders wishes to engage in a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $10,000,000 or (y) all remaining Registrable Securities held by the Demanding Holder, then notwithstanding the time periods provided for in Section 2.1.4, such Demanding Holder need only to notify the Company of the Block Trade at least two (2) business days prior to the day such offering is to commence and the Company shall as expeditiously as is practical use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade.

2.4.2    Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, a majority-in-interest of the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3    Notwithstanding anything to the contrary in this Agreement, Sections 2.1.4 and 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4    The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.5    TVAC Holders Lock-Up.

2.5.1    Subject to Section 2.5.2, each TVAC Holder, which holders include, for the avoidance of doubt, the TVAC Holders’ Permitted Transferees and direct or indirect Permitted Transferees of any such holders (collectively, the “Additional Lock-Up Holders”, and together with the TVAC Holders, the “Lock-Up Holders”) agrees not to Transfer any TVAC Shares or TVAC Warrants until the end of the TVAC Lock-Up Period.

2.5.2    Notwithstanding the provisions set forth in Section 2.5.1, the TVAC Holders may Transfer the TVAC Shares or TVAC Warrants during the TVAC Lock-Up Period (i) as a bona fide gift or charitable contribution; (ii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such TVAC Holder or any other person with whom such TVAC Holder has a relationship by blood, marriage or adoption not more remote than first cousin; (iii) by will or intestate succession upon the death of the TVAC Holder; (iv) pursuant to a qualified domestic order, court order or in connection with a divorce settlement; (v) if such TVAC Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the TVAC Holder, or (B) to partners, limited liability company members or stockholders of the TVAC Holder, including, for the avoidance of doubt, where the TVAC Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership; (vi) if such TVAC Holder is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under subsections (i) through (vi) of this Section 2.5.2; (viii) as a pledge of shares of Class A Common Stock of the Company as security or collateral in connection with any borrowing or the incurrence of any indebtedness by such TVAC Holder; provided, however, that such borrowing or incurrence of indebtedness is either (A) secured by a portfolio of assets or equity interests issued by multiple issuers or (B) part of a transaction otherwise consented to by the Company; (ix) pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction, each involving a change in control of the Company; (x) in transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Business Combination, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the TVAC Lock-Up Period; or (xi) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options or warrants to purchase shares of Class A Common Stock of the Company. Notwithstanding the provisions set forth in Section 2.5.1, the TVAC Holders may also establish a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act during the TVAC Lock-Up Period; provided, however, that such plan does not provide for the Transfer of TVAC Shares or TVAC Warrants during the TVAC Lock-Up Period.

In the event that any party is discretionarily released from a lock-up arrangement entered into or that has become applicable in connection with the Closing, then the same proportion of TVAC Shares or TVAC Warrants held by the TVAC Holders as held by such released party shall be immediately and fully released on the same terms from the applicable prohibition(s) set forth herein. The foregoing provisions of this paragraph will not apply if (i) the release or waiver is granted to a holder of Common Stock in connection with a follow-on public offering of Common Stock pursuant to a registration statement filed with the SEC, whether or not such offering or sale is wholly or partially a secondary offering of Common Stock, and the TVAC Holders, only to the extent the undersigned has a contractual right to demand or require the registration of the TVAC Holder’s TVAC Shares or TVAC Warrants or “piggyback” on a registration statement filed by the Company for the offer and sale of its Common Stock, has been given an opportunity to participate on a basis consistent with such contractual rights in such follow-on offering, (ii)(a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer, (iii) the aggregate number of shares of Common Stock affected by such releases or waivers (whether in one or multiple releases or waivers) with respect to any particular beneficial or record holder of shares of Common Stock is less than or equal to 1% of the total number of outstanding shares of Common Stock then-outstanding (on a fully-diluted basis, calculated as of the date of such release or waiver), or (iv) the Company determines in its sole discretion that a release or waiver should be granted to a record or beneficial holder of shares of Common Stock due to circumstances of emergency or hardship. For the avoidance of doubt, the expiration of any lock-up arrangement in accordance with its terms, including pursuant to any price-based or blackout-related early release provision, shall not constitute a discretionary release for purposes of this paragraph. In the event that the Company changes, amends, modifies or waives (other than to correct a typographical error) any particular provision of any other lock-up arrangement entered into or that became applicable in connection with the closing of the Merger, then the TVAC Holders shall be offered the option (but not the requirement) to make a corresponding change, amendment, modification or waiver to this Agreement.

2.5.3    This Agreement replaces Section 8 of that certain Letter Agreement, dated December 10, 2020, among the Company, the Sponsor, and certain of the Company’s officers and directors, which Section 8 shall be terminated and, to the extent previously applicable to the Sponsor, of no further effect with respect to the Sponsor upon the Closing of the Merger, and constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

2.5.4    Notwithstanding the other provisions set forth in this Section 5 or any other provision contained herein, the Board may, in its sole discretion, determine to waive, amend, or repeal the obligations set forth in this Section 5, whether in whole or in part.

2.6    Term. This ARTICLE II shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities.

2.7    Termination of the Original RRA. Upon the Closing, the Company, the Sponsor and the Holders party thereto hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

2.8    Adjustments. If there are any changes in the Class A Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Class A Common Stock as so changed.

ARTICLE III

COMPANY PROCEDURES

3.1    General Procedures. On or after the date of the Closing, or any other time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until the earlier of such time as (i) all Registrable Securities covered by such Registration Statement have been sold; (ii) all Registrable Securities previously included in such Registration Statement are eligible for resale without volume or manner of sale limitations pursuant to Rule 144 during any 90 day period; or (iii) at any time after the two (2) year anniversary of the Closing, all Registrable Securities previously included in such Registration Statement are eligible for resale pursuant to Rule 144 during any 90 day period.

3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until the earlier of such time as (i) all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus; (ii) all Registrable Securities previously included in such Registration Statement are eligible for resale without volume or manner of sale limitations pursuant to Rule 144 during any 90 day period; or (iii) at any time after the two (2) year anniversary of the Closing, all Registrable Securities previously included in such Registration Statement are eligible for resale pursuant to Rule 144 during any 90 day period.

3.1.3    prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10    obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration which the participating Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.11    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.12    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.13    file with the Commission, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.14    in accordance with customary practice, make available for inspection by representatives of any Underwriters and any counsel or accountant retained by such Underwriters (the “Underwriter Representatives”) all relevant financial and other records, pertinent corporate documents and properties of the

Company and cause appropriate officers, managers, employees, outside counsel and accountants of the Company to supply all information reasonably requested by any such Underwriter or Underwriter Representative in connection with their due diligence exercise, including through in-person meetings, but subject to customary privilege constraints;

3.1.15    if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2    Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company; provided that the Company shall not be obligated to pay greater than $20,000 of Registration Expenses in respect of any Block Trade. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3    Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4    Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5    Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1    Indemnification.

4.1.1    The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors, partners, members, and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably delayed or withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

BOARD OF DIRECTORS

5.1    Composition of the Board. At the Closing, the Company and each of the Holders who are then serving on the Board as a director shall take all necessary action to cause the Board to be comprised of [            ] directors divided into three classes consisting of [            ] Class I directors to serve a term expiring at the 20[    ] annual meeting of stockholders of the Company; [            ] Class II directors to serve a term expiring at the 20[    ] annual meeting of stockholders of the Company; and [            ] Class III directors to serve a term expiring at the 20[    ] annual meeting of stockholders of the Company.

5.2    Sponsor Director. Until the earlier to occur of (a) the expiration of the initial term of [            ] as a Class [            ] Director pursuant to Section 5.1 and (b) the TVAC Holders ceasing to collectively beneficially own (as defined in Rule13d-3 under the Exchange Act), directly or indirectly, at least fifty percent (50%) of the shares of Common Stock (not including Class A Common Stock) beneficially owned by the TVAC Holders as of immediately after the Closing, the Company and each of the Holders who are then serving on the Board as a director shall take all necessary action to cause one (1) individual designated by Sponsor, who shall be reasonably acceptable to a majority of the other members of the Board then serving, to be nominated for election to the Board as a Class II director (the “Sponsor Director”). [            ] shall serve as the initial Sponsor Director.

5.3    Chairman. At the Closing, the Holders who are then serving on the Board as a director shall designate [            ] as Chairman of the Board.

5.4    Removal; Vacancy. For so long as the Sponsor remains entitled to designate the Sponsor Director for nomination pursuant to Section 5.2.1, (a) the Sponsor Director hereby agrees to resign from the Board promptly upon the receipt of a notice from the Sponsor directing him or her to resign, and (b) the Sponsor shall have the exclusive right to designate the Sponsor Director for nomination to the Board to fill vacancies created by reason of death, removal or resignation of a Sponsor Director. No Holder (other than the Sponsor) shall take any action to remove the Sponsor Director unless such removal is for cause or if the Sponsor is no longer entitled to nominate such director pursuant to Section 5.2.1. At such time as the Sponsor is no longer entitled to nominate a director to the Board pursuant to Section 5.2.1, the Sponsor shall take all necessary action to cause the Sponsor Director to tender his or her resignation.

5.5    Committees. In accordance with Certificate of Incorporation and bylaws of the Company, (a) the Board shall establish and maintain committees of the Board for Audit, Compensation, and Nominating and Corporate Governance, and (b) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, for so long as the Sponsor remains entitled to nominate a Sponsor Director pursuant to Section 5.2.1, the Sponsor Director will have the option of serving on each committee of the Board and the Company and each Holder then serving as a director shall take all necessary action to have the Sponsor Director appointed to each committee of the Board on which the Sponsor Director so elects to serve.

5.6    Reimbursement of Expenses. The Company shall reimburse the members of the Board for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof in accordance with the Company’s internal policies, as amended from time to time.

5.7    Indemnification. For so long as any Board member serves as a director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such director as and to the extent consistent with applicable law, the Certificate of Incorporation, the bylaws of the Company and any indemnification agreements with such director (whether such right is contained in the organizational documents of the Company or another document), except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto.

5.8    Review of Nominees. Any director nominee shall be subject to the Company’s customary due diligence process, including its review of a completed questionnaire and a background check. Based on the foregoing, the Company may reasonably object to any such nominee within fifteen (15) days of receiving such completed questionnaire and background check authorization, (a) provided it does so in good faith and (b) solely to the extent such objection is based upon any generally applicable corporate governance policy of the Company. In the event the Board reasonably finds any such nominee to be unsuitable based upon such generally applicable corporate guidelines, the Holder that nominated such nominee shall be entitled to propose a different nominee to the Board within thirty (30) days of the Company’s notice to such party of its objection to such nominee and such replacement nominee shall be subject to the review process outlined in this Section 5.8.

5.9    Sharing Information. To the extent permitted by antitrust, competition or any other applicable law, including, for the avoidance of doubt, Regulation FD, each of the Company and the Holders agree and acknowledge that the Sponsor Director may share confidential, non-public information about the Company and its subsidiaries (“Confidential Information”) with the Sponsor, as applicable. Each of the Holders recognizes that it, or its affiliates and representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each of the Holders covenants and agrees with the Company that it will not (and will cause its respective affiliates and representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such party, (b) disclosure is required by applicable law (including any filing following the Closing Date with the Commission pursuant to applicable securities laws) or court of competent jurisdiction or requested by a governmental authority; provided that (other than in the case of any required filing following the Closing Date with the Commission or in connection with any routine audit or examination as described below) such party promptly notifies the Company of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of the Company, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such party before, on or after the date of this Agreement, without restriction, from a source (other than the Company) without any breach of duty to the Company or (d) such information was independently developed by such party or its representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any of the Holders from disclosing Confidential Information (i) to any affiliate, representative, limited partner, member or shareholder of such party; provided that such person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such party shall be responsible for any breach of this Section 6.10 by any such person or (ii) if such disclosure is made to a governmental authority with jurisdiction over such party in connection with a routine audit or examination that is not specifically directed at the Company or the Confidential Information; provided that such party shall request that confidential treatment be accorded to any information so disclosed. No Confidential Information shall be deemed to be provided to any person, including any affiliate of a Holder, unless such Confidential Information is actually provided to such person.

ARTICLE VI

MISCELLANEOUS

6.1    Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 25852 McBean Parkway, Suite 508, Valencia, CA 91355, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2    Assignment; No Third Party Beneficiaries.

6.2.1    This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2    Prior to the expiration of the TVAC Lock-up Period, the Private Placement Lock-up Period or any other applicable lock-up period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

6.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

6.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

6.3    Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4    Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK.

6.5    Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6    Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities or the PIPE Investors, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. The Company shall not hereafter enter into any agreement with respect to its equity securities that is inconsistent with or violates the rights granted to the Holders set forth in this Agreement and in the event of any conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.7    Term. This Agreement shall terminate upon the earlier of (i) the fifth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities without registration pursuant to Rule 144 (or any similar provision) under the Securities Act with no volume or other restrictions or limitations. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY: THAYER VENTURES ACQUISITION CORPORATION, a Delaware corporation

By:
Name: Mark Farrell
Title: Co-Chief Executive Officer

HOLDERS: THAYER VENTURES ACQUISITION HOLDINGS LLC, a Delaware limited liability company

By:
Name: Christopher Hemmeter
Title: Manager

[●]

ANNEX F

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”), dated as of June 30, 2021, is made by and among Thayer Ventures Acquisition Corporation, a Delaware corporation (“Buyer”), Inspirato LLC, a Delaware limited liability company (the “Company”), and the Company unitholder set forth on Schedule 1 hereto (the “Supporting Holder”). Buyer, the Company and the Supporting Holder shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA (as defined below). Each of Buyer, the Company and the Support Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Buyer, Passport Merger Sub I, Inc., Passport Merger Sub II Inc., Passport Merger Sub III Inc., KPCB Investment I, Inc., Inspirato Group, Inc., W Capital Partners III IBC, Inc., and Passport Company Merger Sub, LLC and the Company have simultaneously entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “BCA”);

WHEREAS, as of the date hereof, each Supporting Holder is the record owner of (1) the number of Common Units set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Common Units” (the “Subject Common Units”), (2) the number of Series A-1 Convertible Preferred Units set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series A-1 Convertible Preferred Units” (the “Subject Series A-1 Convertible Preferred Units”), (3) the number of Series A-2 Convertible Preferred Units set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series A-2 Convertible Preferred Units” (the “Subject Series A-2 Convertible Preferred Units”), (4) the number of Series B Convertible Preferred Units set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series B Convertible Preferred Units” (the “Subject Series B Convertible Preferred Units”), (5) the number of Series B-1 Convertible Preferred Units set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series B-1 Convertible Preferred Units” (the “Subject Series B-1 Convertible Preferred Units”), (6) the number of Series C Convertible Preferred Units set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series C Convertible Preferred Units” (the “Subject Series C Convertible Preferred Units”), (7) the number of Series D Convertible Preferred Units set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series D Convertible Preferred Units” (the “Subject Series D Convertible Preferred Units”) and (8) the number of Series E Preferred Units set forth across from such Supporting Holder’s name on Schedule 1 under the column heading “Subject Series E Preferred Units” (the “Subject Series E Preferred Units” and such Subject Series E Preferred Units, together with any other Common Units, Series A-1 Convertible Preferred Units, Series A-2 Convertible Preferred Units, Series B Convertible Preferred Units, Series B-1 Convertible Preferred Units, Series C Convertible Preferred Units, Series D Convertible Preferred Units, or any other Company Units (or any securities convertible into or exercisable or exchangeable for Company Units) that the Supporting Holder may hereafter acquire prior to the termination of this Agreement in accordance with Section 5, the “Supporting Holder Equity Securities”);

WHEREAS, the BCA contemplates that the Parties will enter into this Agreement concurrently with the entry into the BCA by the parties thereto, pursuant to which, among other things, each Supporting Holder will agree to deliver to Buyer, within five (5) Business Days after the Form S-4 is declared effective by the SEC, the Written Consent voting all of the Supporting Holder Equity Securities (1) in favor of the adoption of the BCA and (2) in favor of the approval of the transactions contemplated by the BCA (including the Company Merger) (the “Transactions”); and

F-1

WHEREAS, in consideration for the benefits to be received by the Supporting Holder under the terms of the BCA and as an inducement to Buyer and the Company to enter into the BCA and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Binding Effect of the BCA. Each Supporting Holder hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the BCA shall be terminated in accordance with Section 12.1 thereof (the “Expiration Time”), each Supporting Holder shall be bound by and comply with Section 8.5 (Confidential Information), Section 8.10(a) (Communications; Press Release), Section 8.21(a) (Exclusivity), Section 13.9 (Trust Account Waiver), Section 13.14 (No Recourse) of the BCA (and any relevant definitions contained in any such Sections) as if (x) such Supporting Holder was an original signatory to the BCA with respect to such provisions, and (y) each reference to the “Company” contained in such provisions also referred to each such Supporting Holder. Notwithstanding anything in this Agreement to the contrary, (x) the undersigned Supporting Holder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 1, (y) the undersigned Supporting Holder is not making any representations or warranties with respect to the actions of any of the Company Related Parties, and (z) any breach by the Company of its obligations under Section 8.5, Section 8.10(a) or Section 8.21(a) of the BCA shall not be considered a breach of this Section 1 (it being understood for the avoidance of doubt that the undersigned Supporting Holder shall remain responsible for any breach by such Supporting Holder or his, her or its representatives of this Section 1).

2. Agreement to Vote.

The undersigned Supporting Holder hereby unconditionally and irrevocably agrees from the date hereof until the Expiration Time, to, deliver to the Company, for delivery to Buyer within five (5) Business Days after the Form S-4 is declared effective by the SEC, the Written Consent, in the form attached hereto as Exhibit A (with such changes as may be mutually agreed between the Company and Buyer and the Supporting Holder). The undersigned Supporting Holder covenants and agrees that, prior to the Expiration Time, the Supporting Holder shall, at any meeting of the members of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the members of the Company, cause such Supporting Holder’s Supporting Holder Equity Securities to be voted (including via proxy): (v) in favor of the adoption of the BCA and the transactions contemplated thereby, (w) in favor of the approval of the Company Merger, (x) against any proposal in opposition to approval of the BCA or any of the transactions contemplated by the BCA, (y) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or the Transactions, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the BCA, and (iii) result in any of the conditions set forth in Article XI of the BCA not being fulfilled, and (z) against and withhold consent with respect to any Competing Transaction. The undersigned Supporting Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, the Company or any of their respective successors or directors or managers (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA.

3. Transfer of Units. The undersigned Supporting Holder hereby agrees that, prior to the Effective Time, without the prior written consent of each of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) and the Company, such Supporting Holder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), hypothecate, place a lien on, pledge, dispose of, grant any option to purchase,

F-2

distribute or otherwise encumber any of such Supporting Holder’s Supporting Holder Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of such Supporting Holder’s Supporting Holder Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Supporting Holder’s Supporting Holder Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Supporting Holder’s Supporting Holder Equity Securities, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Supporting Holder’s Supporting Holder Equity Securities or (e) take any action that would reasonably be expected to have the effect of preventing or materially delaying the performance of such Supporting Holder’s obligations hereunder ; provided, however, that the foregoing shall not apply to any Transfer (i) to such Supporting Holder’s Affiliates, employees, officers or directors, any affiliates or family members of any of such Supporting Holder’s officers or directors, any employees, officers, directors; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the BCA; (vi) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; (vii) by virtue of applicable law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (vii) must enter into a written agreement in form and substance reasonably satisfactory to Buyer agreeing to be bound by this Agreement prior to the occurrence of such Transfer; provided; further; the transferee will not be required to assume the voting obligations under Section 2(a) of this Agreement if the transferee’s assumption of such obligations would violate any applicable Laws, including any securities Laws, or would reasonably be expected to materially delay or impede the Form S-4 being declared effective under the Securities Act.

4. Appraisal and Dissenters’ Rights. Each Supporting Holder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or other similar rights to dissent (including any notice requirements related thereto) with respect to the Mergers, the BCA or any of the transactions contemplated by the BCA that such Supporting Holder may have by virtue of ownership of Supporting Holder Equity Securities (including all rights under Section 262 of the DGCL).

5. Consent to Disclosure. Each Supporting Holder hereby consents to the publication and disclosure in the Form S-4 (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or Buyer to any Governmental Entity or to securityholders of Buyer) of such Supporting Holder’s identity and beneficial ownership of Supporting Holder Equity Securities and the nature of such Supporting Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Buyer, a copy of this Agreement. Each Supporting Holder will promptly provide any information reasonably requested by the Company or Buyer for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

6. Representations and Warranties. The undersigned Supporting Holder represents and warrants to Buyer and the Company as follows: (a) if such Supporting Holder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Holder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Holder; (b) if such Supporting Holder is an individual, such

F-3

Supporting Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Supporting Holder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles); (d) the execution and delivery of this Agreement by such Supporting Holder does not, and the performance by such Supporting Holder of such Supporting Holder’s obligations hereunder will not, (i) if such Supporting Holder is not an individual, conflict with or result in a violation of the organizational documents of such Supporting Holder, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Supporting Holder or such Supporting Holder’s Supporting Holder Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (e) there are no actions pending against such Supporting Holder or, to the knowledge of such Supporting Holder, threatened against such Supporting Holder, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (f) such Supporting Holder has had the opportunity to read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) such Supporting Holder has not entered into, and shall not enter into, any agreement that would reasonably be expected to restrict, limit or interfere with the performance of such Supporting Holder’s obligations hereunder and (h) such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Supporting Holder Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the BCA, (iii) the Company LLCA and (iii) any applicable securities laws.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the valid termination of the BCA in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, and (ii) Sections 7, 8, 9, 11, 12 and 15 (solely to the extent related to Section 8, 9 or 11) shall survive any termination of this Agreement pursuant to Section 8(a).

8. No Recourse. Except for claims pursuant to the BCA or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, as applicable, each Party agrees that, notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence), or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements

F-4

or other obligations or liabilities of any of the Parties under this Agreement of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby).

9. Further Assurances. The undersigned Supporting Holder shall use reasonable best efforts to execute and deliver, or cause to be delivered, such additional documents, including the Investor Rights Agreement, and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Buyer or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the BCA (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the undersigned Supporting Holder makes no agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a record holder and beneficial owner of such Supporting Holder’s Supporting Holder Equity Securities and not in such Supporting Holder’s capacity as a director, officer or employee of the Company, if applicable, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the BCA by such Supporting Holder or by any representative of such Supporting Holder in such Person’s capacity as a member of the board of managers of the Company or as an officer, employee or fiduciary of the Company or an Affiliate of the Company, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of the Company.

11. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Termination of Certain Agreements. The Company and Supporting Holder hereby acknowledge and agree that the agreements set forth on Exhibit B (collectively, the “Terminated Unitholder Agreements”), shall, contingent upon the occurrence of the Closing, terminate and be of no force and effect effective immediately prior to the Effective Time, and Supporting Holder hereby agrees to the waiver of any rights, including to notice, thereunder in connection with the transactions contemplated by the BCA.

13. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Buyer any direct or indirect ownership or incidents of ownership of or with respect to the Supporting Holder Equity Securities. All rights, ownership and economic benefits of and relating to the Supporting Holder Equity Securities shall remain vested in and belong to Supporting Holder, and Buyer shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Supporting Holder in the voting of any of the Supporting Holder Equity Securities, except as otherwise expressly provided herein with respect to the Supporting Holder Equity Securities. Except as expressly set forth in Section 2, the Supporting Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of the Company. Without limiting the foregoing, nothing in this Agreement shall limit the right of the Supporting Holder, or obligate or require the Supporting Holder to, exercise an option to purchase any Supporting Holder Equity Securities.

14. Acknowledgements. Each party to this Agreement acknowledges that (a) Cooley LLP, counsel for Buyer, is representing Buyer in connection with this Agreement, the BCA and the other transactions contemplated thereby, (b) Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, is representing the Company in connection with the BCA and the other transactions contemplated thereby, (c) neither of the foregoing firms is representing the Supporting Holder in connection with this Agreement, the Mergers, the BCA or the other transactions contemplated hereby, thereby or otherwise and (d) the Supporting Holder acknowledges that he, she or it has had the opportunity to consult with its, his or her own counsel.

F-5

15. Incorporation by Reference. Sections 13.1 (Amendment and Waiver), 13.2 (Notices), 13.3 (Assignment), 13.4 (Severability), Sections 13.5 (Interpretation), 13.6 (Entire Agreement), 13.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 13.8 (Non-Survival), 13.10 (Counterparts; Electronic Delivery) and 13.11 (Specific Performance) of the BCA are incorporated herein and shall apply to this Agreement mutatis mutandis.

16. Consent to Entry into the BCA. Supporting Holder hereby consents to the Company entering into the BCA, to the extent is required to satisfy any requirements contained in Section 5.3 and Section 5.10 of Article V of the Company LLCA. For the avoidance of doubt, such consent shall not be deemed a consent or approval of Mergers or the other transactions contemplated by the BCA, or any consent or agreement to receive shares of Buyer Capital Stock, or Company Units or other securities pursuant to any of the Mergers or otherwise, which consent shall only be given pursuant to the terms of, subject to the conditions set forth in and at the time described in this Agreement, the Company Written Consent and the BCA.

17. Lockup. The Supporting Holder hereby acknowledges the “lock-up” provisions set forth in Section 6.8 of the Buyer Bylaws.

[signature pages follow]

F-6

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

THAYER VENTURES ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

INSPIRATO LLC

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SUPPORTING HOLDER:

[Signature Page to Transaction Support Agreement]

Schedule 1

Supporting Holder Equity Securities

(as of June 30, 2021)

Name of Supporting Holder	Subject Common Units		Subject Series A-1 Convertible Preferred Units		Subject Series A-2 Convertible Preferred Units		Subject Series B Convertible Preferred Units		Subject Series B-1 Convertible Preferred Units		Subject Series C Convertible Preferred Units		Subject Series D Convertible Preferred Units		Subject Series E Preferred Units
[•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]	[	•]

[Schedule 1 to Transaction Support Agreement]

Exhibit A

Form of Written Consent

[See attached.]

Exhibit B

Terminated Unitholder Agreements

1.	Amended and Restated Investor Rights Agreement, dated April 3, 2017, by and among the Company and the Investors (as defined therein).

2.	Amended and Restated Right of First Refusal and Co-sale Agreement, dated April 3, 2017, by and among the Company and the Investors (as defined therein).

3.	Management Rights Side Letter between Company and Millennium Finance Co. XI, L.P., dated June 12, 2012

4.	Management Rights Side Letter between Company and W Capital Partners III IBC, Inc. c/o W Capital Partners, LLC, dates September 11, 2014

5.	Assignment of Secondary Right of First Refusal between Company, BRM Ventures, LLC, Millennium Finance Co. XI, L.P., Inspirato Group, Inc., and W Capital Partners III IBC, Inc.

ANNEX G

SPONSOR SIDE LETTER AGREEMENT

This SPONSOR SIDE LETTER AGREEMENT (this “Agreement”), dated as of June 30, 2021, is made by and among Thayer Ventures Acquisition Corporation, a Delaware corporation (“Buyer”), Inspirato LLC, a Delaware limited liability company (the “Company”), Thayer Ventures Acquisition Holdings LLC, a Delaware limited liability company (the “Sponsor”), the other holders of Buyer Class B Common Stock set forth on Schedule 1 hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Supporting Holders”). Buyer, the Company and the Supporting Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the BCA (as defined below). Each of Buyer, the Company and the Support Holders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Buyer, Passport Merger Sub I Inc., Passport Merger Sub II Inc., Passport Merger Sub III Inc., KPCB Investment I, Inc., Inspirato Group, Inc., W Capital Partners III IBC, Inc., Passport Company Merger Sub, LLC and the Company have simultaneously entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “BCA”);

WHEREAS, as of the date hereof, each Supporting Holder is the record owner of the number of shares of Buyer Class A Common Stock and Class B Common Stock set forth across from such Supporting Holder’s name on Schedule 1 (together with any shares of Buyer Capital Stock that the Supporting Holder may hereafter acquire prior to the termination of this Agreement in accordance with Section 5, the “Supporting Holder Equity Securities”);

WHEREAS, the BCA contemplates that the Parties will enter into this Agreement concurrently with the entry into the BCA by the parties thereto, pursuant to which, among other things, each Supporting Holder will agree to vote, at the Buyer Shareholder Meeting, all of the Supporting Holder Equity Securities in favor of the Buyer Shareholder Voting Matters; and

WHEREAS, in consideration for the benefits to be received by the Supporting Holder under the terms of the BCA and as an inducement to Buyer and the Company to enter into the BCA and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Binding Effect of the BCA. Each Supporting Holder hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time, and (b) such date and time as the BCA shall be terminated in accordance with Section 12.1 thereof (the “Expiration Time”), each Supporting Holder shall be bound by and comply with Section 8.5 (Confidential Information), Section 8.10(a) (Communications; Press Release), Section 8.21(f) (Exclusivity), Section 13.14 (No Recourse) of the BCA (and any relevant definitions contained in any such Sections) as if (x) such Supporting Holder was an original signatory to the BCA with respect to such provisions, and (y) each reference to the “Buyer” or a “Buyer Party” contained in such provisions also referred to each such Supporting Holder.

2. Agreement to Vote. The undersigned Supporting Holder hereby unconditionally and irrevocably agrees from the date hereof until the Expiration Time, at any meeting of the holders of Buyer Capital Stock, duly called and convened in accordance with the Buyer Governing Documents, whether or not adjourned and however called, including at the Buyer Shareholder Meeting, and in any action by written consent of the holders of Buyer Capital Stock, the Supporting Holder shall, cause such Supporting Holder’s Supporting Holder Equity Securities to be voted (including via proxy): (w) in favor of the Buyer Shareholder Voting Matters, (x) against any proposal in opposition to approval of the Buyer Shareholder Voting Matters, (y) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA, or any of the Buyer Shareholder Voting Matters, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Buyer Parties under the BCA, and (iii) result in any of the conditions set forth in Article XI of the BCA not being fulfilled, and (z) against and withhold consent with respect to any Buyer Competing Transaction. The undersigned Supporting Holder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Buyer, the Company or any of their respective successors or directors or managers (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the BCA.

3. Waiver of Anti-dilution Protection. Each Supporting Holder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its, successors, heirs and assigns), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the shares of Buyer Class B Common Stock held by him, her or it convert into shares of Buyer Class A Common Stock, including those set out in Section 4.3(b)(ii) of the Buyer Governing Documents, in connection with the transactions contemplated by the BCA or otherwise. Buyer hereby acknowledges and agrees to such waiver. Each Supporting Holder hereby acknowledges and agrees that upon the Closing, each share of Buyer Class B Common Stock will be converted into one (1) share of Buyer Class A Common Stock.

4. Waiver of Redemption. Each Supporting Holder hereby agrees that it shall not exercise or submit a request to exercise the Buyer Share Redemption with respect to any shares of Buyer Capital Stock held by him, her or it.

5. Forfeiture of Shares. Effective as of immediately prior to the Closing, Sponsor hereby forfeits, at no cost, 1,500,000 shares of Buyer Class B Common Stock held by Sponsor (the “Forfeited Shares”), and such Forfeited Shares shall be cancelled, cease to exist and shall no longer be outstanding, and following the Closing, Sponsor shall have no right, title or interest to such Forfeited Shares.

6. Transfer of Units. The undersigned Supporting Holder hereby agrees that, prior to the Effective Time, without the prior written consent of each of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) and the Company, such Supporting Holder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), hypothecate, place a lien on, pledge, dispose of, grant any option to purchase, distribute or otherwise encumber any of such Supporting Holder’s Supporting Holder Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (b) deposit any of such Supporting Holder’s Supporting Holder Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of such Supporting Holder’s Supporting Holder Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of such Supporting Holder’s Supporting Holder Equity Securities, (d) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of such Supporting Holder’s Supporting Holder Equity Securities or (e) take any action that would reasonably be expected to have the effect of preventing or materially delaying the performance of such Supporting Holder’s obligations hereunder ; provided, however, that the foregoing shall not apply to any Transfer (i) to such Supporting Holder’s Affiliates, employees, officers or directors, any affiliates or family members of any of such Supporting Holder’s officers or directors, any employees, officers, directors; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the BCA; (vi) by pro rata distributions from such Supporting Holder to its members, partners, or shareholders pursuant to such Supporting Holder’s organizational documents; (vii) by virtue of applicable law or such Supporting Holder’s organizational documents upon liquidation or dissolution of such Supporting Holder; provided, that any transferee of any Transfer of the type set forth in clauses (i) through (vii) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

7. Consent to Disclosure. Each Supporting Holder hereby consents to the publication and disclosure in the Form S-4 (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Company or Buyer to any Governmental Entity or to securityholders of Buyer) of such Supporting Holder’s identity and beneficial ownership of Supporting Holder Equity Securities and the nature of such Supporting Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Buyer, a copy of this Agreement. Each Supporting Holder will promptly provide any information reasonably requested by the Company or Buyer for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

8. Representations and Warranties. The undersigned Supporting Holder represents and warrants to Buyer and the Company as follows: (a) if such Supporting Holder is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporting Holder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Supporting Holder; (b) if such Supporting Holder is an individual, such Supporting Holder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Supporting Holder and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Supporting Holder, enforceable against such Supporting Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles); (d) the execution and delivery of this Agreement by such Supporting Holder does not, and the performance by such Supporting Holder of such Supporting Holder’s obligations hereunder will not, (i) if such Supporting Holder is not an individual, conflict with or result in a violation of the organizational documents of such Supporting Holder, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Supporting Holder or such Supporting Holder’s Supporting Holder Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (e) there are no actions pending against such Supporting Holder or, to the knowledge of such Supporting Holder, threatened against such Supporting Holder, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Holder of such Supporting Holder’s obligations under this Agreement; (f) such Supporting Holder has had the opportunity to read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) such Supporting Holder has not entered into, and shall not enter into, any agreement that would reasonably be expected to restrict, limit or interfere with the performance of such Supporting Holder’s obligations hereunder and (h) such Supporting Holder is the record and beneficial owner of all of such Supporting Holder’s Supporting Holder Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the BCA, (iii) the Buyer Governing Documents and (iii) any applicable securities laws.

9. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Closing; and (b) the valid termination of the BCA in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, and (ii) Sections 9, 10, 11, 13, 16 (solely to the extent related to Section 10, 11 or 13) shall survive any termination of this Agreement pursuant to Section 8(a).

10. No Recourse. Except for claims pursuant to the BCA or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, as applicable, each Party agrees that, notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence), or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the Parties under this Agreement of or for any claim based on, arising out of or related to this Agreement or the transactions contemplated hereby).

11. Further Assurances. The undersigned Supporting Holder shall use reasonable best efforts to execute and deliver, or cause to be delivered, such additional documents and take, or cause to be taken, all such further actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Buyer or the Company, to effect the actions and consummate the Mergers and the other transactions contemplated by this Agreement and the BCA (including the transactions contemplated thereby), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

12. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the undersigned Supporting Holder makes no agreement or understanding herein in any capacity other than in such Supporting Holder’s capacity as a record holder and beneficial owner of such Supporting Holder’s Supporting Holder Equity Securities and not in such Supporting Holder’s capacity as a director, officer or employee of Buyer, if applicable, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the BCA by such Supporting Holder or by any representative of such Supporting Holder in such Person’s capacity as a member of the board of managers of Buyer or as an officer, employee or fiduciary of the Company or an Affiliate of Buyer, in each case, acting in such Person’s capacity as a director, officer, employee or fiduciary of Buyer.

13. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

14. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company any direct or indirect ownership or incidents of ownership of or with respect to the Supporting Holder Equity Securities. All rights, ownership and economic benefits of and relating to the Supporting Holder Equity

Securities shall remain vested in and belong to Supporting Holder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Buyer or exercise any power or authority to direct the Supporting Holder in the voting of any of the Supporting Holder Equity Securities, except as otherwise expressly provided herein with respect to the Supporting Holder Equity Securities. Except as expressly set forth in Section 2, the Supporting Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of Buyer. Without limiting the foregoing, nothing in this Agreement shall limit the right of the Supporting Holder, or obligate or require the Supporting Holder to, exercise an option to purchase any Supporting Holder Equity Securities.

15. Acknowledgements. Each party to this Agreement acknowledges that (a) Cooley LLP, counsel for Buyer, is representing Buyer in connection with this Agreement, the BCA and the other transactions contemplated thereby, (b) Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, is representing the Company in connection with the BCA and the other transactions contemplated thereby, (c) neither of the foregoing firms is representing the Supporting Holder in connection with this Agreement, the Mergers, the BCA or the other transactions contemplated hereby, thereby or otherwise and (d) the Supporting Holder acknowledges that he, she or it has had the opportunity to consult with its, his or her own counsel.

16. Incorporation by Reference. Sections 13.1 (Amendment and Waiver), 13.2 (Notices), 13.3 (Assignment), 13.4 (Severability), Sections 13.5 (Interpretation), 13.6 (Entire Agreement), 13.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 13.8 (Non-Survival), 13.10 (Counterparts; Electronic Delivery) and 13.11 (Specific Performance) of the BCA are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

THAYER VENTURES ACQUISITION CORPORATION

By:	/s/ Mark E. Farrell
	Name:	Mark E. Farrell
	Title:	Co-Chief Executive Officer, Co-President and Chief Financial Officer

[Signature Page to Sponsor Side Letter]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

THAYER VENTURES ACQUISITION HOLDINGS, LLC

By:	/s/ Mark E. Farrell
Name: Mark E. Farrell
Title: Manager

OTHER CLASS B HOLDERS

/s/ H. Charles Floyd
H. Charles Floyd

/s/ Ren Riley
Ren Riley

/s/ Lawrence M. Kutscher
Lawrence M. Kutscher

/s/ Caroline Shin
Caroline Shin

/s/ R. David Edelman
R. David Edelman

[Signature Page to Sponsor Side Letter]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

INSPIRATO LLC

By:	/s/ Brent Handler
	Name:	Brent Handler
	Title:	Founder and Chief Executive Officer

[Signature Page to Sponsor Side Letter]

Schedule 1

Supporting Holder Equity Securities

(as of June 30, 2021)

Name of Supporting Holder	Buyer Class A Common Stock	Buyer Class B Common Stock
H. Charles Floyd	0	25,000
Ren Riley	0	25,000
Lawrence M. Kutscher	0	25,000
Caroline Shin	0	25,000
R. David Edelman	0	25,000

ANNEX H

TAX RECEIVABLE AGREEMENT

among

INSPIRATO, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [●], 2021

H-i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [●], 2021 among Inspirato, Inc., a Delaware corporation (the “Corporate Taxpayer”), Inspirato, LLC, a Delaware limited liability company (“OpCo”), the TRA Parties, the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement.

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Common Units in OpCo, which is classified as a partnership for United States federal income Tax purposes, or held Blocker Stock immediately prior to the Blocker Mergers;

WHEREAS, the Corporate Taxpayer, OpCo, Passport Company Merger Sub LLC, a Delaware limited liability company (“OpCo Merger Sub”), the Blocker Merger Subs, the Blockers and the other parties thereto entered into that certain Business Combination Agreement, dated as of June 29, 2021 (the “Business Combination Agreement”), pursuant to which, among other things (a) each Blocker merged with and into a Blocker Merger Sub (the “Blocker Mergers”), with the applicable Blocker Merger Sub surviving, and (b) OpCo Merger Sub merged with and into OpCo, with OpCo surviving as an entity partly owned by the Corporate Taxpayer (the “Company Merger”);

WHEREAS, prior to the consummation of the Blocker Mergers, each Blocker was taxable as a corporation for United States federal income Tax purposes;

WHEREAS, following the Company Merger, the Corporate Taxpayer is a member of OpCo and holds, directly and indirectly, Common Units that were (a) received in connection with the Blocker Mergers, each of which is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization”), (b) received in exchange for the Corporate Taxpayer’s contribution of the Buyer Contribution Amount to OpCo in a transaction described under Section 721 of the Code, or (c) treated as purchased from the Company Equityholders as a result of the Company Merger in taxable transactions under Section 741 of the Code (the acquisition of the Common Units described in this clause (c), the “Purchase”);

WHEREAS, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;

WHEREAS, each Common Unit held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one (1) share of Class V Common Stock of the Corporate Taxpayer, for one (1) share of Class A Common Stock or, at the election of the board of managers of OpCo, for cash in accordance with and subject to the conditions and limitations in the LLC Agreement;

WHEREAS, as a result of the Closing and future Exchanges, the income, gain, loss, deduction, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) Basis Adjustments; (ii) Blocker NOLs; and (iii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

DEFINITIONS

SECTION 1.1    Definitions. As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the actual liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule (including interest imposed in respect thereof under applicable law), and (ii) the product of (A) the actual amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes for such Taxable Year and, if applicable, determined in accordance with a Determination or Amended Schedule and (B) the Blended Rate for such Taxable Year.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise, including any private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Ancillary Agreements” has the meaning set forth in the Business Combination Agreement.

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i)    any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the Purchase Basis Adjustments relating to the Units Purchased from such TRA Party;

(ii)    any Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Member and are Attributable to each Exchanging Member in an amount equal to the total Exchange Basis Adjustments relating to such Common Units Exchanged by such Exchanging Member;

(iii)    any Blocker NOLs shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the Blocker NOLs relating to the Blocker Stock acquired (via merger) from such TRA Party; and

(iv)    any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Bankruptcy Rejection” has the meaning set forth in Section 4.1(c)(i).

“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.

“Basis Schedule” has the meaning set forth in Section 2.1.

“Blended Rate” means, with respect to any Taxable Year, the sum of the apportionment-weighted maximum effective rates of Tax imposed on the aggregate net income of the Corporate Taxpayer in each U.S. state or local jurisdiction in which the Corporate Taxpayer files Tax Returns for such Taxable Year, with the maximum effective rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Corporate Taxpayer Return in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate income Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of Blended Rate for a Taxable Year, if the Corporate Taxpayer solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate income Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states in such Taxable Year are 55% and 45%, respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., the sum of (a) 6.5% multiplied by 55%, plus (b) 5.5% multiplied by 45%).

“Blocker” means any of (i) [●].

“Blocker Merger Sub” means any of (i) [●].

“Blocker NOLs” means the net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code and credit carryforwards of any Blocker relating to taxable periods ending on or prior to the Closing Date that the Corporate Taxpayer is entitled to utilize as a result of the Blockers’ participation in the Reorganization. Notwithstanding the foregoing, the term “Blocker NOLs” shall not include any Tax attribute of a Blocker that is used to offset Taxes of such Blocker (including in the calculation of “Blocker Indebtedness” pursuant to the Business Combination Agreement), if such offset Taxes are attributable to taxable periods ending on or prior to the date of the Reorganization.

“Blocker Stock” means, with respect to any Blocker, the membership interests or stock of such Blocker, as applicable, outstanding immediately prior to the Purchase.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Breach Notice” has the meaning set forth in Section 4.1(c).

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer Contribution Amount” has the meaning set forth in the Business Combination Agreement.

“Cash Exchange Payment” has the meaning set forth in the LLC Agreement.

“Change of Control” means a “Continuing Member COC” as defined in the LLC Agreement.

“Class A Common Stock” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Common Unit” has the meaning set forth in the LLC Agreement.

“Company Equityholders” has the meaning set forth in the Business Combination Agreement.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the United States federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means (a) in respect of Tax Benefit Payments resulting solely from the application of clause (6) of the Valuation Assumptions, a per annum rate of LIBOR plus 200 basis points and (b) in respect of all Tax Benefit Payments not described in the foregoing clause (a), a per annum rate of LIBOR plus 350 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the LLC Agreement, and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the LLC Agreement.

“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, analogous sections of United States state and local Tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Exchange Date” means the date of any Exchange.

“Exchanging Member” has the meaning set forth in the LLC Agreement.

“Exercise Period” has the meaning set forth in Section 7.6(a)(ii).

“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a).

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the sum of (i) the hypothetical liability for U.S. federal income Taxes of the Corporate Taxpayer for such Taxable Year and (ii) the product of (A) the hypothetical amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes for such Taxable Year and (B) the Blended Rate for such Taxable Year, in each case determined using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return (taking into account any modifications required by an applicable Determination or Amended Schedule), but (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules, including amendments thereto for such Taxable Year; (b) without taking into account any Blocker NOLs; and (c) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“ICC” has the meaning set forth in Section 7.9.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period or, if such period is longer than one year, the London interbank offered rate for U.S. dollars having a maturity of one year (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall, subject to the prior written consent of the TRA Party Representative, which consent shall not be unreasonably withheld, conditioned or delayed, establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions for similar loans in the U.S. loan market in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as selected from time to time by the Corporate Taxpayer. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer and OpCo, as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

“Liquidity Exceptions” has the meaning set forth in Section 4.1(c).

“LLC Agreement” means the Ninth Amended and Restated Limited Liability Company Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Mandatory Assignment” has the meaning set forth in Section 7.6(d).

“Market Value” means, with respect to a Common Unit (a) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (b) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Common Unit.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“National Securities Exchange” has the meaning set forth in the LLC Agreement.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Non-Payment Default” has the meaning set forth in Section 4.1(c).

“Offered Price” has the meaning set forth in Section 7.6(a)(i).

“Offered TRA Interests” has the meaning set forth in Section 7.6(a)(i).

“Objection Notice” has the meaning set forth in Section 2.3(a).

“OpCo” has the meaning set forth in the Preamble.

“OpCo Merger Sub” has the meaning set forth in the Recitals.

“Payment Default” has the meaning set forth in Section 4.1(c).

“Permitted Transferee” has the meaning set forth in the LLC Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Proposed Transferee” has the meaning set forth in Section 7.6(a)(i).

“Purchase” has the meaning set forth in the Recitals, and “Purchased” has a correlative meaning.

“Purchase Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of United States state and local Tax laws, as a result of (a) the Purchase and (b) the payments made pursuant to this TRA Agreement in respect of such Purchase. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit, unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment, unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Purchase or an Exchange. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Right of First Refusal” means the right of first refusal provided to the Corporate Taxpayer in Section 7.6(a).

“Right of First Refusal Closing” has the meaning set forth in Section 7.6(a)(iv).

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the LLC Agreement.

“Seller” has the meaning set forth in Section 7.6(a).

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stock Exchange Payment” has the meaning set forth in the LLC Agreement.

“Stock Value” means, on any date, (a) if the Class A Common Stock trades on a National Securities Exchange (as defined in the LLC Agreement) or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day (as used in this definition, as defined in the LLC Agreement), the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (b) if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the LLC Agreement) on such date of one (1) share of Class A Common Stock that would be obtained in an arm’s-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all United States federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including franchise taxes that are based on or measured with respect to net income or profits), and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to Tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Interests” has the meaning set forth in Section 7.6(a).

“TRA Party” means the parties set forth on Schedule A hereto.

“TRA Party Representative” means, initially, [●], and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this TRA Agreement determined as if all TRA Parties directly holding Common Units had fully Exchanged their Common Units for shares of Class A Common Stock or other consideration and the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange.

“Transfer” has the meaning set forth in the LLC Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Notice” has the meaning set forth in Section 7.6(a)(i).

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” has the meaning set forth in the LLC Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items, including deductions arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including deductions and other Tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other Tax items would become available, (2) any Blocker NOLs and loss carryovers generated by deductions arising from any Tax Attributes, which Blocker NOLs and/or loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such Blocker NOLs and/or loss carryovers (if any) or (B) if there is no such scheduled expiration, then the fifteen (15) year anniversary of the Early Termination Date, (3) the United States federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, (4) except as described in clause (5) below, any non-amortizable, non-depreciable Reference Assets will be disposed of on the later of (i) the fifteenth (15th) anniversary of the applicable Exchange (in the case of Exchange Basis Adjustments) or the Closing Date (in the case of Purchase Basis Adjustments) or (ii) the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), (5) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income Tax purposes will never be disposed of, and (6) if, on the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed Exchanged for the Market Value (as determined in accordance with clause (a) of the definition thereof) that would be transferred if the Exchange occurred on the Early Termination Date.

Article II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

SECTION 2.1    Basis Schedule. Within one hundred and eighty (180) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual Tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange made during such Taxable Year, (ii) the Exchange Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of such Exchanges effected by such TRA Party in such Taxable Year, (iii) the Purchase Basis Adjustments Attributable to such TRA Party for the Taxable Year of the Closing, (iv) the Blocker NOLs Attributable to such TRA Party for the Taxable Year of the Closing, and (v) the period (or periods) over which such Basis Adjustments in the Reference Assets are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this TRA Agreement, as well as the procedures set forth in Section 2.3(b), if applicable, shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

SECTION 2.2    Tax Benefit Schedule.

(a)    Tax Benefit Schedule. Within one hundred and eighty (180) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail necessary to perform the calculations required by this TRA Agreement, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b)    Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) the payments made pursuant to this TRA Agreement in respect of (i) the Purchase and (ii) Blocker Mergers (in each case, to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Parties for the conversion of Company Units or Blocker Stock (as defined in the Business Combination Agreement) contemplated by Sections 3.1(c)(ii) and (a) of the Business Combination Agreement, respectively, at the Closing that has the effect of, in the case of the Company Units, creating additional Purchase Basis Adjustments and the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable Exchanging Member for such Exchange that has the effect of creating additional Exchange Basis Adjustments, in each case, to the Reference Assets for the Corporate Taxpayer in the Taxable Year of payment, (B) as a result, such additional Purchase Basis Adjustments and Exchange Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate, (C) the Actual Tax Liability shall take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law, and (D) the liability for U.S. federal income Taxes of the Corporate Taxpayer and the amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes as determined for purposes of calculating the Actual Tax Liability and the Hypothetical Tax Liability shall include, without duplication, such liability for U.S. federal income Taxes and such U.S. federal taxable income that is economically borne by or allocated to the Corporate Taxpayer as a result of the provisions of Section 10.4 and Section 10.5 of the LLC Agreement; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section  2.3(b).

SECTION 2.3    Procedures, Amendments.

(a)    Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, and (y) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives of the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by the TRA Party Representative. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have been given the applicable Schedule or amendment thereto under Section 7.1, unless the TRA Party Representative (i) within thirty (30) calendar days from such date gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 2.3(a), any objection to a Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.

(b)    Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). If applicable, the Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the Taxable Year in which the amendment actually occurs.

SECTION 2.4    Section 754 Election.

For the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer has obligations under this TRA Agreement, OpCo shall (i) ensure that OpCo will, and (ii) ensure that each of OpCo’s direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will, in each case, have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.

Article III

TAX BENEFIT PAYMENTS

SECTION 3.1    Payments.

(a)    Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer (or if no such bank account has been designated by such TRA Party, by check to such TRA Party’s address last known to the Corporate Taxpayer) or as otherwise agreed by the Corporate Taxpayer and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting the Corporate Taxpayer’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required to make a payment or return a payment to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party (including any portion of any Early Termination Payment).

(b)    A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) the Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to the Corporate Taxpayer in respect of any portion of any Tax Benefit Payment previously paid by the Corporate Taxpayer to such TRA Party. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for the applicable Taxable Year until the payment date under Section 3.1(a);

provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

SECTION 3.2    No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement, including that the aggregate Tax Benefit Payments (excluding payments attributable to Interest Amounts) for any Taxable Year shall not exceed the Net Tax Benefit for such Taxable Year. For purposes of this TRA Agreement, no Tax Benefit Payment shall be based on estimated Tax payments, including United States federal estimated income Tax payments. The provisions of this TRA Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

SECTION 3.3    Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.

SECTION 3.4    Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

SECTION 3.5    Overpayments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess and, for the avoidance of doubt, such TRA Party shall not be entitled to any additional payments (including any additional payments attributable to Interest Amounts) under this TRA Agreement in respect of such foregone amounts. For clarity, the operation of this Section 3.5 with respect to any particular TRA Party shall not affect the rights or obligations of any other TRA Party under this TRA Agreement.

Article IV

TERMINATION

SECTION 4.1    Early Termination of Agreement; Breach of Agreement.

(a)    Corporate Taxpayer’s Early Termination Right. The Corporate Taxpayer may, with the prior written consent of the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by paying to each TRA Party the entire Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective entire Early Termination Payment and payments described in the next sentence, if any, and provided further that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid in its entirety. Upon payment of the entire Early Termination Payment by the Corporate Taxpayer to all of the TRA Parties, none of the TRA Parties or the Corporate Taxpayer shall have any further payment rights or obligations under this TRA Agreement, other than with respect to any (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of the Corporate Taxpayer) or are included in clause (i)); provided that upon payment in full of all amounts to all TRA Parties, to the extent applicable and without duplication, described in this Section 4.1(a), this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after the Corporate Taxpayer has made all of the required Early Termination Payments described herein, the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(b)    Acceleration Upon Change of Control. In the event of a Change of Control, the Corporate Taxpayer shall provide at least 20 days’ prior written notice of such Change of Control to the TRA Parties, and the TRA Party Representative shall have the option, upon written notice to the Corporate Taxpayer, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication: (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control; (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments in their entirety and other payments described in this Section 4.1(b), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange.

(c)    Acceleration Upon Material Breach of TRA Agreement.

(i)    In the event that the Corporate Taxpayer materially breaches any of its material obligations under this TRA Agreement, whether as a result of (1) a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute) (a “Payment Default”) or (2) any material breach of any of its material obligations under this TRA Agreement (other than a Payment Default) (a “Non-Payment Default”), which failure or breach, (A) in the case of a Payment Default, continues without payment in full until the date that is thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such Payment Default from the TRA Party Representative following such Payment Default, or (B) in the case of a Non-Payment Default, continues without cure for a period of thirty (30) calendar days following receipt by the Corporate Taxpayer of written notice of such Non-Payment Default from the TRA Party Representative following such Non-Payment Default (such written notice delivered under clause (A) or (B), a “Breach Notice”), except in each case to the extent otherwise set forth in Section 4.1(c)(iii) or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws (such rejection, a “Bankruptcy Rejection”), then, the unpaid payment obligations as calculated in accordance with Section 4.1(c)(ii) shall (I) in the case of a Payment Default, automatically accelerate and become immediately due and payable upon expiration of the applicable period in clause (A) above (but, for the avoidance of doubt, no such acceleration shall occur earlier than thirty (30) calendar days following receipt by the Corporate Taxpayer of a Breach Notice with respect to such Payment Default, and receipt of a Breach Notice shall be a condition precedent to any such acceleration), or (II) in the case of a Non-Payment Default, accelerate and become immediately due and payable upon written notice of acceleration from the TRA Party Representative to the Corporate Taxpayer at any time after the expiration of the applicable period in clause (B) above (provided that in the case of any Bankruptcy Rejection, such acceleration shall be automatic without any such written notice, unless such acceleration is waived in writing by the TRA Party Representative, which waiver may be retroactive).

(ii)    The unpaid payment obligations specified in Section 4.1(c)(i) shall be calculated as if an Early Termination Notice had been delivered on the date of such Breach Notice (or, in the case of any Bankruptcy Rejection, on the date of such Bankruptcy Rejection) and shall include, without duplication: (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Breach Notice or such Bankruptcy Rejection, as applicable; (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Breach Notice or such Bankruptcy Rejection, as applicable (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Breach Notice or such Bankruptcy Rejection, as applicable (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of the Corporate Taxpayer) or are included in clause (ii)); provided that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration described in this Section 4.1(c), any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Breach Notice” or “date of a Bankruptcy Rejection,” as applicable, for an “Early Termination Date,” and if an Exchange occurs after the Corporate Taxpayer makes all such required Early Termination Payments in their entirety and other payments described in this Section 4.1(c), the Corporate Taxpayer shall have no obligations under this TRA Agreement with respect to such Exchange. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this TRA Agreement and such breach is not a material breach of a material obligation under this TRA Agreement, a TRA Party shall still be entitled to enforce all of its rights otherwise available under this TRA Agreement, but shall not be entitled to an acceleration of amounts payable under this Section 4.1(c).

(iii)    Notwithstanding anything in this TRA Agreement to the contrary, except in the case of an Early Termination Payment or any payment made in connection with a Change of Control, it shall not be a Payment Default or Non-Payment Default (and no Breach Notice may be delivered) under this TRA Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this TRA Agreement (other than an Early Termination Payment or any payment made in connection with a Change of Control) to the extent that the Corporate Taxpayer (w) has insufficient funds, or cannot make such payment as a result of obligations imposed in connection with any Senior Obligations, and cannot take commercially reasonable actions to obtain sufficient funds, to make such payment or (x) would become insolvent as a result of making such payment (in each case, as determined by the Board in good faith) (clauses (w) and (x) together, the “Liquidity Exceptions”); provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by, or payment obligations under, any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that any such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and the Corporate Taxpayer shall make such payment at the first opportunity that the Liquidity

Exceptions do not apply; provided, further, however, that if the Liquidity Exceptions apply and the Corporate Taxpayer declares or pays any dividend of cash to its shareholders while any such Tax Benefit Payment is due and payable and remains unpaid more than thirty (30) days following the relevant Final Payment Date, then the Liquidity Exceptions shall no longer apply and a Breach Notice may be immediately delivered.

(d)    Any Tax Attributes attributable to the Closing or to Exchanges (or deemed Exchanges) with respect to which a payment has been made under Section 4.1(a) or Section 4.1(c) shall be excluded in calculating any future Tax Benefit Payments or Early Termination Payments, and in such case, this TRA Agreement shall have no further application to such payments.

SECTION 4.2    Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination in accordance with Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due to each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule or amendment thereto under Section 7.1, unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule shall become binding on the date such waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule or amendment thereto timely given in writing to the TRA Party Representative by a TRA Party.

SECTION 4.3    Payment upon Early Termination.

(a)    Within five (5) Business Days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the entire Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.

(b)    “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount, unless such amount was previously due and owing hereunder and not previously paid) in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each such Taxable Year. For the avoidance of doubt, an entire Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Common Units as of the Early Termination Date.

Article V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1    Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by the Corporate Taxpayer to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money (whether secured or unsecured, senior or subordinated and/or however evidenced, including by bonds, notes or other debt instruments) of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer shall use reasonable best efforts to ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement are senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

SECTION 5.2    Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (in place of the Agreed Rate, if applicable) commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable until the date of actual payment; provided, that if the Corporate Taxpayer does not have sufficient funds to make the payment as a result of limitations imposed by, or payment obligations in respect of, any Senior Obligations, interest shall instead be computed at the Agreed Rate.

Article VI

NO DISPUTES; CONSISTENCY; COOPERATION

SECTION 6.1    Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement or the LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to materially affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Party Representative, on behalf of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer, OpCo and its Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo (and its Subsidiaries) shall not be required to take any action that is inconsistent with any provision of the LLC Agreement or the Business Combination Agreement.

SECTION 6.2    Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including United States federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule, or Amended Schedule, provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties, unless otherwise required by applicable law. The Corporate Taxpayer shall and OpCo shall (and OpCo shall cause its Subsidiaries to) use commercially reasonable efforts to (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) defend the Tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

SECTION 6.3    Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3.

Article VII

MISCELLANEOUS

SECTION 7.1    Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by e-mail, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and communications shall be sent to the addresses indicated below (or to such other address or addresses as the parties may from time to time designate in writing):

SECTION 7.2    Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by e-mail, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of e-mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

SECTION 7.3    Entire Agreement; No Third Party Beneficiaries. This TRA Agreement, the Business Combination Agreement and the Ancillary Agreements, together with all Exhibits and Schedules to this TRA Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. This TRA Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder.

SECTION 7.4    Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

SECTION 7.5    Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision hereof or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions hereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

SECTION 7.6    Right of First Refusal; Successors; Assignment; Amendments; Waivers.

(a)    Before a TRA Party (such TRA Party, the “Seller”) may Transfer any interest in this TRA Agreement, including the right to receive any Tax Benefit Payments under this TRA Agreement (collectively, “TRA Interests”), to any Person (other than a Permitted Transferee), in addition to any other requirements set forth in this TRA Agreement (including as set forth in Section 7.6(b)), Seller must comply with the following:

(i)    Prior to Seller Transferring any of its TRA Interests to any Person (other than a Permitted Transferee), Seller shall deliver to the Corporate Taxpayer a written notice (the “Transfer Notice”) stating: (A) Seller’s bona fide intention to Transfer such TRA Interests; (B) the name, address and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (C) a description of Seller’s TRA Interests (or portion thereof) proposed to be Transferred to each Proposed Transferee (the “Offered TRA Interests”); and (D) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered TRA Interests (the “Offered Price”).

(ii)    For a period of 30 days (the “Exercise Period”) after the date on which the Transfer Notice is, pursuant to Section 7.1, deemed to have been delivered to the Corporate Taxpayer, the Corporate Taxpayer shall have the right to purchase all or any portion of the Offered TRA Interests on the terms and conditions set forth in this Section 7.6(a). In order to exercise its right hereunder, the Corporate Taxpayer must deliver written notice to elect to purchase to Seller within the Exercise Period. If no such written notice is given within the Exercise Period, the Corporate Taxpayer shall be deemed to have elected not to purchase the Offered TRA Interests.

(iii)    The purchase price for the Offered TRA Interests to be purchased by the Corporate Taxpayer exercising its Right of First Refusal under this TRA Agreement will be the Offered Price, and will be payable as set forth in Section 7.6(a)(iv). If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Corporate Taxpayer and the Seller, absent fraud or manifest error.

(iv)    Subject to compliance with applicable state and federal securities laws, the Corporate Taxpayer and Seller shall effect the purchase and sale of all or any portion of the Offered TRA Interests, including the payment of the purchase price, within ten days after the expiration of the Exercise Period or as promptly as otherwise practicable thereafter (the “Right of First Refusal Closing”). Payment of the purchase price will be made by wire transfer to a bank account designated by Seller in writing to the Corporate Taxpayer at least 3 days prior to the Right of First Refusal Closing. At such Right of First Refusal Closing, Seller shall deliver to the Corporate Taxpayer, among other things, such documents and instruments of conveyance as may be necessary in the reasonable opinion of counsel to the Corporate Taxpayer to effect the Transfer of such Offered TRA Interests.

(v)    If any of the Offered TRA Interests remain available after the exercise, if any, of the Corporate Taxpayer’s Right of First Refusal, then the Seller shall be free to transfer, subject to the general conditions to transfer set forth in Section 7.6(b), any such remaining Offered TRA Interests to the Proposed Transferee at the Offered Price set forth in the Transfer Notice; provided, however, that if the Offered TRA Interests are not so transferred during the 90-day period following the delivery of the Transfer Notice, then the Seller may not Transfer any of such remaining Offered TRA Interests without complying again in full with the provisions of this TRA Agreement.

(b)    No TRA Party may Transfer any TRA Interests to any Person (other than the Corporate Taxpayer or a Permitted Transferee) without the prior written consent of the Corporate Taxpayer (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that such TRA Party may Transfer a TRA Interest if such TRA Party shall have complied with Section 7.6(a) of this TRA Agreement; provided, further that such TRA Party may transfer a TRA interest if such TRA Party is transferring such interest to the Corporate Taxpayer; and provided, further that such Person (other than the Corporate Taxpayer, but including any Permitted Transferee) shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to succeed to the applicable portion of such TRA Party’s interest in this TRA Agreement and to become a party for all purposes of this TRA Agreement. If a TRA Party Transfers Units in accordance with the terms of the LLC Agreement but does not assign to the Transferee of such Units its rights and obligations under this TRA Agreement with respect to such Transferred Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Units by such Transferee), and (ii) the Transferee of such Units shall not be a TRA Party. The Corporate Taxpayer may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void.

(c)    No provision of this TRA Agreement may be amended, unless such amendment is approved in writing by each of the Corporate Taxpayer and by the TRA Parties who would be entitled to receive at least 50% of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d)    All of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

SECTION 7.7    Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended, and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in United States dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

SECTION 7.8    Waiver of Jury Trial; Jurisdiction.

(a)    EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b)    Subject to Section 7.9, each of the parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Superior Court of the State of Delaware or the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

SECTION 7.9    Reconciliation. In the event that the Corporate Taxpayer and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to Sections 2.3, 4.1 and 4.2 within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer and the TRA Party Representative. The Expert shall be a partner or principal of PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG, BDO USA, LLP, Grant Thornton LLP, Alvarez & Marsal, or RSM US LLP, and unless the Corporate Taxpayer and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement, any Affiliate of any such parties, or any other actual or potential conflict of interest. If the Corporate Taxpayer and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer and the TRA Party Representative shall cause the Expert to be selected by the International

Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer, on the one hand, and the TRA Party Representative (on behalf of the TRA Parties), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. The Corporate Taxpayer may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

SECTION 7.10    Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other Tax law; provided, however, that the Corporate Taxpayer shall use commercially reasonable efforts to notify and shall reasonably cooperate with the TRA Party Representative prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this TRA Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

SECTION 7.11    Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a)    If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local Tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b)    If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this TRA Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes.

(c)    If OpCo transfers (or is deemed to transfer for United States federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction in which income, gain or loss is allocated to the Corporate Taxpayer in accordance with the LLC Agreement. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(c) and Section 7.11(e) below shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer using the Non-Adjusted Tax Basis of the Reference Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer, the taxable income of the Corporate Taxpayer shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments.

(d)    If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this TRA Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments pursuant to this Section 7.11(d), then the initial obligor is relieved of the obligation assumed.

(e)    Except as otherwise set forth in Section 7.11(d), if the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for United States federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this TRA Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset (determined based on a pro rata share of an undivided interest in each Reference Asset) that is indirectly transferred by the Corporate Taxpayer or other entity described above (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction, as applicable, in which all income, gain or loss is allocated to the Corporate Taxpayer in accordance with the LLC Agreement. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

SECTION 7.12    Confidentiality.

(a)    Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement) or is generally known and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b)    If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c)    In no event shall this Section 7.12 limit any obligation of any party under the LLC Agreement or the Business Combination Agreement.

SECTION 7.13    TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Party Representative may resign upon thirty (30)  days’ written notice to the Corporate Taxpayer.

SECTION 7.14    Partnership Agreement. This TRA Agreement shall be treated as part of the “partnership agreement” of OpCo as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c)

of the Treasury Regulations; provided, however, that the TRA Parties that held Blocker Stock prior to the Blocker Mergers shall not be treated as partners of OpCo for Tax purposes or for purposes of this Agreement.

[Signature Page Follows]

INSPIRATO, INC.
By:
Name:
Title:

INSPIRATO LLC
By:
Name:
Title:

[TRA PARTY REPRESENTATIVE]
By:
Name:
Title:

TRA PARTIES:

[●]

ANNEX I

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into as of June 30, 2021, by and between Thayer Ventures Acquisition Corporation, a Delaware corporation (the “Company”), and the undersigned (the “Subscriber” or “you”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company and the other parties named therein are entering into that certain Business Combination Agreement (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, inter alia, Passport Company Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, will merge with and into Inspirato LLC, a Delaware limited liability company (“Inspirato”), on the terms and subject to the conditions set forth therein (the “Merger” and, together with the related transactions, the “Transaction”), with Inspirato being the surviving entity of the Merger; and

WHEREAS, in connection with the Transaction, the Subscriber desires to subscribe for and purchase from the Company a number of shares of the Company’s Class A common stock, par value $0.0001 per share, set forth on the signature page hereto (the “Shares”), for a purchase price of $10.00 per share (the “Per Share Price”), and the Company desires to issue and sell to the Subscriber the Shares in consideration of the payment of the aggregate applicable purchase price set forth on the Subscriber’s signature page hereto (the “Applicable Purchase Price”) by or on behalf of the Subscriber to the Company prior to the Closing (as defined below) in accordance with Section 3.1 herein, all on the terms and conditions set forth herein; and

WHEREAS, in connection with the Transaction, certain other investors (each, an “Other Subscriber” and, collectively, the “Other Subscribers”) have, severally and not jointly, entered into separate subscription agreements with the Company that are on substantially the same terms and conditions as this Subscription Agreement (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase shares of the Company’s Class A common stock, par value $0.0001 per share, on the Closing Date (as defined below) at the Per Share Price, and the aggregate number of shares of the Company’s common stock to be issued by the Company pursuant to this Subscription Agreement and the Other Subscription Agreements, as of the date hereof, is equal to approximately 10,000,000 shares.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Subscription. Subject to the terms and conditions hereof, at the Closing, the Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to the Subscriber (subject to the prior payment by the Subscriber of the Applicable Purchase Price in accordance with the terms herein), the Shares (such subscription and issuance, the “Subscription”). If any change in the Company’s capitalization shall occur between the date hereof and immediately prior to the Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number and type of Shares issued to the Subscriber shall be appropriately adjusted to reflect such change.

2.    Representations, Warranties and Agreements.

2.1    The Subscriber’s Representations, Warranties and Agreements. To induce the Company to issue the Shares to the Subscriber, the Subscriber hereby represents and warrants to the Company and acknowledges and agrees with the Company as follows:

2.1.1    The Subscriber has been duly formed or incorporated and is validly existing in good standing (or the equivalent thereof with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

2.1.2    This Subscription Agreement has been duly authorized and validly executed and delivered by the Subscriber. The signature of the Subscriber on this Subscription Agreement is genuine, and the Subscriber has legal competence and capacity to execute the same. Assuming the due authorization, execution and delivery of the Subscription Agreement by the Company, this Subscription Agreement constitutes a legal, valid and binding obligation of the undersigned, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity (the “Enforceability Exceptions”).

2.1.3    The execution, delivery and performance by the Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Subscriber or any of its subsidiaries is a party, by which the Subscriber or any of its subsidiaries is bound or to which any of the property or assets of the Subscriber or any of its subsidiaries is subject, in each case, which would reasonably be expected to affect the ability or legal authority of the Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to affect the ability or legal authority of the Subscriber to comply in all material respects with this Subscription Agreement.

2.1.4    The Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Subscriber is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” or “institutional accredited investor” (each as defined above) and the Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Subscriber is not an entity formed for the specific purpose of acquiring the Shares. The Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving the Shares and (iii) has exercised independent judgment in evaluating its purchase of the Shares. The Subscriber understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(A), (C) or (J) and the institutional customer exemption under FINRA Rule 2111(b).

2.1.5    The Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act or any other applicable securities law. The Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act with respect to the Shares or pursuant to an applicable exemption from the registration requirements of the Securities Act, and, except as otherwise provided in Section 4.1, that any certificates or book entries representing the Shares shall contain a legend in substantially the following form: THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

The Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) for at least one year after the Closing Date and that the provisions of Rule 144(i) will apply to the Shares. The Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

2.1.6    The Subscriber understands and agrees that the Subscriber is purchasing the Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants or agreements made to the Subscriber by the Company or any of its respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement. The Subscriber also acknowledges that Inspirato has made no representations, warranties, covenants or agreements to or with Subscriber, expressly or by implication, in each case, with respect to the Subscription.

2.1.7    As of the date of this Subscription Agreement, the Subscriber represents and warrants that (i) it is not a Benefit Plan Investor as contemplated by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) its acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law, to the extent such laws are applicable to the Subscriber.

2.1.8    In making its decision to purchase the Shares, the Subscriber represents that it has relied solely upon its own independent investigation of the Company and such professional advice as it deems appropriate and has determined to acquire the Shares, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Subscriber acknowledges and agrees that the Subscriber has not relied on any statements or other information provided by the Placement Agents concerning the Company or the Shares or the offer and sale of the Shares. The Subscriber further acknowledges and agrees that the Subscriber has received or has been provided access to, and has had an adequate opportunity to review, such financial and other information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed, to the extent Subscriber has deemed appropriate, the documents provided to the Subscriber by the Company. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions of the Company, receive such answers and obtain such information as the Subscriber and the Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Subscriber acknowledges that the Subscriber has not relied upon the Placement Agents (as defined below) in connection with the Subscriber’s due diligence review of the offering of the Shares and the Company. The Subscriber further acknowledges that the information provided to the Subscriber is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Subscriber’s obligations to purchase the Shares hereunder, provided that nothing in this representation shall affect the conditions to Subscriber’s obligations set forth in Section 3 of this Subscription Agreement. The Subscriber acknowledges that the Placement Agents may have acquired, or during the term of this Subscription Agreement may acquire, nonpublic information regarding the Company or Inspirato which Subscriber agrees, subject to applicable law, need not be provided to it.

2.1.9    The Subscriber became aware of this offering of the Shares solely by means of direct contact from Evercore Group L.L.C. (“Evercore”), UBS Securities LLC (“UBS”), and Stifel, Nicolaus & Company, Incorporated (“Stifel”) (together with Evercore, the “Placement Agents” and each a “Placement Agent”) or directly from the Company as a result of a pre-existing, substantive relationship with the Company or one or more of the Placement Agents, and the Shares were offered to the Subscriber solely by direct contact between the Subscriber and one or more of the Placement Agents or the Company. The Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to Subscriber, by any other means. The Subscriber acknowledges that none of the Placement Agents has acted as an underwriter with respect to the Shares or the transactions contemplated by this Subscription Agreement or as financial advisor or fiduciary to the Subscriber. The Subscriber acknowledges that the Shares (i) were not offered to the Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) to its knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Subscriber acknowledges that (i) it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Company, the Placement Agents or Inspirato, except for the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company, (ii) each Placement Agent and each of its directors, officers, employees, affiliates, representatives, and controlling persons have made no independent investigation, and do not make any representation or warranty, with respect to the Company, Inspirato, the Shares, or the accuracy, completeness, or adequacy of any information supplied to the Subscriber by the Company or Inspirato, (iii) none of the Placement Agents nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Shares, and (iv) the Placement Agents have not provided any recommendation or investment advice nor have the Placement Agents solicited any action from the Subscriber with respect to the offer and sale of the Shares and the Subscriber has consulted with the Subscriber’s own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The Subscriber further acknowledges and agrees that the Placement Agents are not making a recommendation to the Subscriber to participate in the offer and sale of the Shares or to enter into this Subscription Agreement, and nothing set forth in any such disclosure or documents that may be provided to the Subscriber from time to time is intended to suggest that the Placement Agents are making such a recommendation. The Subscriber agrees that none of the Placement Agents, their respective affiliates or any of their respective control persons, officers, directors or employees shall be liable to the Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind provided to the Subscriber concerning the Company or Inspirato, this Subscription Agreement or the transactions contemplated hereby.

2.1.10    The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares. The Subscriber is able to fend for themselves in the transactions contemplated herein. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision.

2.1.11    Alone, or together with any professional advisor(s), the Subscriber represents and acknowledges that the Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company and can afford the complete loss of such investment. The Subscriber acknowledges specifically that a possibility of total loss exists.

2.1.12    The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of an investment in the Shares.

2.1.13    The Subscriber represents and warrants that the Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person that is named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Subscriber agrees to use reasonable best efforts to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. The Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Subscriber also represents that, to the extent required by applicable law or regulation, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. The Subscriber further represents and warrants that, to the extent required by applicable law or regulation, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.

2.1.14    At the time of funding the Applicable Purchase Price prior to the Closing, the Subscriber will have sufficient funds to pay the Applicable Purchase Price pursuant to Section 3.1.

2.1.15    To the extent the Subscriber is one of the covered persons identified in Rule 506(d)(1), the Subscriber represents that no disqualifying event described in Rule 506(d)(1)(i-viii) of the Securities Act (a “Disqualification Event”) is applicable to the Subscriber or any of its Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. The Subscriber hereby agrees that it shall notify the Company promptly in writing in the event a Disqualification Event becomes applicable to the Subscriber or any of its Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. For purposes of this Section 2.1.15, “Rule 506(d) Related Party” shall mean a person or entity that is a beneficial owner of the Subscriber’s securities for purposes of Rule 506(d) of the Securities Act.

2.1.16    The Subscriber is aware that UBS is acting as one of the Company’s Placement Agents and is acting as lead financial advisor to Inspirato in connection with the Merger. The Subscriber is also aware that Evercore is acting both as Placement Agent in connection with the offer and sale of the Shares to be issued by the Company and as financial advisor to the Company in connection with the business combination to which the sale of the Shares relates, and that Evercore may receive fees both for its Placement Agent services and financial advisory services.

2.1.17    The Subscriber acknowledges that certain information provided to it was based on projections, and that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.

2.2    Company’s Representations, Warranties and Agreements. To induce the Subscriber to purchase the Shares, the Company hereby represents and warrants to the Subscriber and acknowledges and agrees with the Subscriber as follows:

2.2.1    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

2.2.2    As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Subscriber against full payment for the Shares in accordance with the terms of this Subscription Agreement and registered with the Company’s transfer agent, the Shares will be validly issued, fully paid and non-assessable, free and clear of any liens, charges or encumbrances (other than restrictions under applicable securities laws), and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents then in effect or under the DGCL, or any similar rights pursuant to any agreement or other instrument to which the Company is a party or by which it is otherwise bound.

2.2.3    As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Class A common stock, (ii) 10,000,000 shares of Class B common stock and (iii) 1,000,000 shares of preferred stock, each with a par value of $0.0001 per share. As of the date of this Subscription Agreement, (A) 17,250,000 shares of Class A common stock of the Company are issued and outstanding, (B) 4,312,500 shares of Class B common stock of the Company are issued and outstanding, (C) 15,800,000 warrants to purchase shares of Class A common stock of the Company are issued and outstanding, and (D) no shares of preferred stock are issued and outstanding. All (1) issued and outstanding shares of Class A common stock and shares of Class B common stock of the Company have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein or in the SEC Documents, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any shares of Class A common stock, shares of Class B common stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Company has no subsidiaries, other than Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (1) as set forth in the SEC Documents and (2) as contemplated by the Business Combination Agreement. There are no securities or instruments issued by the Company containing anti-dilution provisions that will be triggered by the issuance of (i) the Shares pursuant to this Subscription Agreement or (ii) the Shares to be issued pursuant to any Other Subscription Agreement, in each case, that have not been or will not be validly waived on or prior to the Closing Date.

2.2.4    This Subscription Agreement has been duly authorized, executed and delivered by the Company and assuming the due authorization, execution and delivery of the Subscription Agreement by the undersigned, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions.

2.2.5    The execution, delivery and performance of this Subscription Agreement (including compliance by the Company with all of the provisions hereof), issuance and sale of the Shares and the consummation of the certain other transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

2.2.6    Neither the Company, nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Regulation D under the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Shares under the Securities Act.

2.2.7    Neither the Company nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Securities Act) in connection with the offer or sale of any of the Shares, and assuming the accuracy of the representations and warranties of the Subscriber herein and the representations and warranties of the Other Subscribers in the Other Subscription Agreements, the Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws

2.2.8    Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 2.1, (i) no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Subscriber in the manner contemplated by this Subscription Agreement and (ii) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for filings pursuant to Regulation D of the Securities Act and applicable state securities laws and filings required to consummate the Transactions as provided under the Business Combination Agreement and those filings that may be required pursuant to Section 4 hereof.

2.2.9    The Company has provided the Subscriber an opportunity to ask questions regarding the Company and made available to the Subscriber all the information reasonably available to the Company that the Subscriber has requested for deciding whether to acquire the Shares.

2.2.10    No Disqualification Event is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) of the Securities Act is applicable. The Company has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 of the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1) of the Securities Act.

2.2.11    There are no pending or, to the knowledge of the Company, threatened, actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect. As of the date hereof, there is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.2.12    The Company is not, and immediately after receipt of payment for the Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

2.2.13    Except with respect to the Placement Agents, no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Shares to the Subscriber. The Subscriber is not liable for any fee or commission to the Placement Agent.

2.2.14    The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity, exchange or self regulatory organization that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

2.2.15    The Company made available to the Subscriber (including via the EDGAR system of the U.S. Securities and Exchange Commission (the “Commission”) a true, correct and complete copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other documents filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Documents”), which SEC Documents, as of their respective filing dates, complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) applicable to the SEC Documents and the rules and regulations of the Commission promulgated thereunder and applicable to the SEC Documents, in each case as in effect on such respective filing dates. As of their respective dates, all SEC Documents required to be filed by the Company with the Commission prior to the date hereof complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, in each case as in effect on such respective filing dates. None of the SEC Documents filed under the Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to the information relating to Inspirato or any of its affiliates contained in the registration statement on Form S-4 to be filed by the Company with respect to the Transactions that was provided in writing by or on behalf of Inspirato or any of its affiliates for use therein, included in any SEC Document or filed as an exhibit thereto, the representation and warranty in this sentence is made to the Company’s knowledge. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception and through the date hereof except with respect to its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021. There are no material outstanding or unresolved comments in comment letters from the Commission staff with respect to any of the SEC Documents. The financial statements of the Company included in the SEC Documents were prepared in all material respects in accordance with generally accepted accounting principles in the United States, consistently applied, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

2.2.16    The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Securities hereunder; provided, that such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge , and the Subscriber shall not be required to provide the Company with any notice thereof; provided, however, that the Company shall not be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Shares are not subject to any contractual prohibition on pledging or lock-up, the form of such acknowledgment to be subject to the reasonable review and comment by the Company.

2.2.17    The issued and outstanding shares of Common Stock of the Company are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “TVAC.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission, respectively, to prohibit or terminate the listing of the Common Stock on Nasdaq, suspend trading of the Shares on Nasdaq or to deregister the Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate or expected to result in the termination of the registration of the Common Stock under the Exchange Act.

2.2.18    Except with respect to agreements regarding the non-disclosure of confidential information and/or trading restrictions entered into on or prior to the date hereof, the Company has not entered into, amended or modified, and shall not enter into, amend or modify any Other Subscription Agreement or any other agreements (including side letters or similar agreements in respect thereof) with any Other Subscriber or any other investor as a result of which any such Other Subscriber or investor (or any of their affiliates) may purchase shares of the Company’s Class A common stock at a price per share less than the Per Share Price in connection with the Transaction or on other terms (economic or otherwise) materially more favorable to such Other Subscriber or other investor (or any of their affiliates) than as set forth in this Subscription Agreement. The Company and its affiliates shall not release any Other Subscriber (or any of its affiliates) under any Other Subscription Agreement from any of its material obligations thereunder or any other agreements (including side letters or similar agreements in respect thereof) with any Other Subscriber (or any of its affiliates) under any Other Subscription Agreement unless it offers a similar release to the Subscriber with respect to any similar obligations it has hereunder.

2.2.19    Upon the Closing, the Shares will not be subject to any transfer restriction other than those restrictions related to the status of the Share as “restricted securities” under applicable securities laws, pending their resale pursuant to an effective registration statement, Rule 144 or pursuant to another applicable exemption from the registration requirements of the Securities Act.

2.2.20    (i) The Company, and, to the knowledge of the Company, the officers, directors, employees, and agents of the Company, in each case, acting on behalf of the Company, have been in compliance in all material respects with all applicable Anti-Corruption Laws (as herein defined), (ii) the Company has not been convicted of violating any Anti-Corruption Laws or, to the knowledge of the Company, subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (iii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iv) the Company has not received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.

3.    Settlement Date and Delivery.

3.1    Closing. The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and the satisfaction or waiver of the other conditions provided in this Section 3. The Closing shall occur on the closing date of the Transaction, immediately prior to the consummation of the Merger. Upon not less than five (5) business days’ written notice from (or on behalf of) the Company to the Subscriber (the “Closing Notice”) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied on a date that is not less than five (5) business days from the date of the Closing Notice, the Subscriber shall deliver to the Company at least one (1) business day prior to the closing date specified in the Closing Notice (the “Closing Date”), to be held in escrow until the Closing, the Applicable Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. On or prior to the Closing Date, the Company shall issue the Shares to the Subscriber and subsequently cause the Shares to be registered in book-entry form in the name of the Subscriber (or its nominee in accordance with the Subscriber’s delivery instructions) on the Company’s share register, which book-entry records shall contain substantially the legend set forth in Section 2.1.5 in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon request by a Subscriber, the Company will provide a completed Form W-9 concurrent with, or prior to, the delivery of the Closing Notice. In the event the Closing Date does not occur within three (3) business days after the expected closing date specified in the Closing Notice, the Company shall promptly (but not later than one (1) business day thereafter) return the Applicable Purchase Price to the Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by the Subscriber, and any book-entries for the Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 5 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Subscriber of its obligation to purchase the Shares at the Closing.

Notwithstanding the foregoing in this Section 3.1, if the undersigned informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures provided above, the following shall apply: the undersigned shall deliver as soon as practicable prior to the closing of the Transaction on the closing date of the Transaction, following receipt of confirmation from the Company’s transfer agent of the issuance to the undersigned of the Shares against payment therefor on and as of the closing date of the Transaction, the Applicable Purchase Price for the Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice against delivery by the Company to the undersigned (or its nominee in accordance with the Subscriber’s delivery instructions) of the Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of the undersigned (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to the undersigned of the Shares on and as of the closing date of the Transaction.

3.2    Mutual Conditions to Closing.

The parties’ obligations to effect the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the party entitled to the benefit thereof, on or prior to the Closing Date, of each of the following conditions:

3.2.1    No suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred.

3.2.2    No governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise preventing or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

3.3    Conditions to Closing of the Company.

The Company’s obligations to sell and issue the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Company, on or prior to the Closing Date, of each of the following conditions:

3.3.1    All representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date).

3.3.2    The Subscriber shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.

3.3.3    All conditions precedent to the consummation of the Transaction set forth in the Business Combination Agreement shall have been satisfied or waived (other than those conditions that, by their nature, may only be satisfied at the consummation of the Transaction, but subject to satisfaction of such conditions as of the consummation of the Transaction).

3.4    Conditions to Closing of the Subscriber.

The Subscriber’s obligation to purchase the Shares at the Closing are subject to the fulfillment or (to the extent permitted by applicable law) written waiver by the Subscriber, on or prior to the Closing Date, of each of the following conditions:

3.4.1    All representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date).

3.4.2    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Subscription Agreement.

3.4.3    (i) All conditions precedent to the consummation of the Transaction set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transaction, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transaction), (ii) no amendment, modification or waiver of the Business Combination Agreement (as the same exists on the date hereof as provided to the Subscriber) or any terms thereof shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement without having received the Subscriber’s prior written consent; and (iii) the Transaction will be consummated immediately following the Closing.

3.4.4    There has been no amendment, modification or waiver of one or more of the Other Subscription Agreements (including via a side letter or other agreement) that materially benefits one or more Other Subscribers unless the Subscriber has been offered the same benefits.

3.4.5    No suspension of the qualification of the Company’s Class A common stock (the “Class A Shares”) for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Class A Shares on Nasdaq, and no initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred, and the Shares shall be approved for listing on Nasdaq, as applicable, subject to official notice of issuance.

4.    Registration Rights.

4.1    The Company and Subscriber agree that, within fifteen (15) business days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the U Commission, at the Company’s sole cost and expense, a registration statement registering the resale of the Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days following (A) the Filing Deadline and (B) the initial filing date of the Registration Statement, if the Commission notifies the Company that it will “review” the Registration Statement, and (ii) the fifth (5th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Shares and those other Shares of the Company held by Subscriber in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested in writing by the Company to effect the registration of the Shares (the “Selling Stockholder Information”), and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided, further, that the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. With respect to the information to be provided by the undersigned pursuant to this Section 4, the Company shall request such information at least ten (10) business days prior to the anticipated initial filing date of the Registration Statement. The Company will provide a draft of the Registration Statement, including the Selling Stockholder Information pertaining to the Subscriber, to the Subscriber for review at least two (2) business days in advance of its anticipated initial filing date. The Company shall use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until the earliest of (i) the date on which the Shares may be resold without any restriction under Rule 144 (including the requirement for the issuer to be in compliance with the public information requirement of Rule 144), (ii) the date on which the Shares have actually been sold and (iii) two years after the initial registration statement is effective.. Unless otherwise agreed to in writing by the Subscriber, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission or another regulatory agency requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the Commission. In such event, the number of Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders, and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, the Company shall file a new Registration Statement to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 4. The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 or Form F-3, as applicable, at such time after the Company becomes eligible to use such Form S-3 or Form F-3, as applicable. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 4. If requested by a Holder (as defined below), the Company shall use its commercially reasonable efforts to (i) cause the removal of the restrictive legends from any Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Shares, (ii) cause its legal counsel to deliver an opinion, if necessary, to the transfer agent in connection with the instruction under subclause (i) of this sentence to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, and (iii) issue Shares without any such legend in book-entry form or by electronic delivery through The Depository Trust Company, in each case upon the receipt of customary representations and other documentation, if any, from the Holder as may be reasonably requested by the Company, its counsel or the transfer agent, establishing that restrictive legends are no longer required. “Holder” shall mean the Subscriber or any affiliate of the Subscriber to which the rights under this Section 4 shall have been assigned. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Shares to the Company (or its successor) upon request to assist the Company in making the determination described above.

4.2    In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request by the Subscriber in writing, inform the Subscriber as to the status of such registration. In connection therewith, at its expense, the Company also shall:

4.2.1    Advise the Subscriber as promptly as practicable:

(a)    when a Registration Statement or any post-effective amendment thereto has become effective;

(b)    of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(c)    of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(d)    subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires, as determined by the Company in its sole discretion, the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Subscriber of such events, provide the Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in clauses (a) through (d) above may constitute material, nonpublic information regarding the Company;

4.2.2    Use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

4.2.3    Upon the occurrence of any event contemplated in Section 4.2.1(d), except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

4.2.4    Use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the shares of the Company’s common stock are then listed; and

4.2.5    Use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Shares contemplated hereby and to enable Subscriber to sell the Shares under Rule 144 or another exemption from registration and (B) to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Subscriber to sell the Shares under Rule 144 for so long as the Subscriber holds Shares.

4.3    Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Subscriber agrees that (i) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, each Subscriber will deliver to the Company or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices of a Suspension Event from the Company otherwise required by this Section 4.3; provided, however, that the Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.3) and the related suspension period remains in effect, the Company will so notify Subscriber, within two (2) Business Days of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

4.4    The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless each Subscriber (to the extent a seller under the Registration Statement), the officers, directors, partners, managers, members, investment advisers, employees and agents of each of them, and each person who controls such Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 4, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Subscriber furnished in writing to the Company by such Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder in connection with the registration and/or disposition of the Shares; provided, however, that the indemnification contained in this Section 4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, to the extent that such person was required to deliver or cause to be delivered such prospectus under applicable law, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized in writing by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 4.3 hereof. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

4.5    Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Subscriber furnished in writing to the Company by Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 4 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of such Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 4 of which Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by such Subscriber.

4.6    Any person entitled to indemnification pursuant to this Section 4 shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.7    If the indemnification provided under this Section 4 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, in lieu of indemnifying the indemnified party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 4.7 shall be individual, not joint and several, and in no event shall the liability of the Subscriber hereunder be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

5.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if, upon the Closing Date, any of the conditions set forth in Section 3 of this Subscription Agreement have not been satisfied or waived as of the time required pursuant to this Subscription Agreement to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated or (iv) at the election of the Subscriber, if the closing of the Transaction has not occurred by the December 30, 2021; provided, that, subject to the limitations set forth in Section 8, nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement. If any termination hereof occurs after the delivery by the Subscriber of the Applicable Purchase Price for the Shares, the Company shall promptly (but not later than two business days thereafter) return the Applicable Purchase Price to the Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.

6.    Miscellaneous.

6.1    Further Assurances; Reliance; Additional Information.

6.1.1    Each of the Subscriber and the Company shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein.

6.1.2    The Subscriber acknowledges that the Company and the Placement Agents (as third-party beneficiaries with right of enforcement) will rely on the acknowledgments, understandings, agreements, representations and warranties made by the Subscriber contained in this Subscription Agreement. The Company acknowledges that the Subscriber will rely on the acknowledgements, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, each party hereto agrees to promptly notify the other party if any of its acknowledgments, understandings, agreements, representations and warranties set forth herein no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case such party shall notify the other party if they are no longer accurate in any respect). Each of the Subscriber, the Company, Inspirato and the Placement Agents is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

6.1.3    The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Shares, and the Subscriber shall provide such information as may be reasonably requested, in each case to the extent within the Subscriber’s possession and control or otherwise readily available to the Subscriber, provided that the Company agrees to keep confidential any such information to the extent such information is not in the public domain, was not provided lawfully to the Company by another source not under a duty of confidentiality and except to the extent disclosure of such information by the Company is compelled by law, court order or a self-regulatory organization or required to be included in the Registration Statement, in which case, the Company shall provide the Subscriber with prior written notice of any disclosure of such information if reasonably practicable and legally permitted.

6.2    Expenses. Except as provided in Section 4, each of the parties hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

6.3    Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) Business Days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)    if to the Subscriber, to such address or addresses set forth on the signature page hereto;

(ii)    if to the Company, to:

Thayer Ventures Acquisition Corporation

25852 McBean Parkway, Suite 508

Valencia, CA 91355

Attention: Mark Farrell

Email: mark@thayerventures.com

with a required copy (which copy shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004

Attention: Daniel Peale

        John McKenna

Email: dpeale@cooley.com

  jmckenna@cooley.com

and

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Tony Jeffries

Email: tjeffries@wsgr.com

6.4    Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

6.5    Modifications and Amendments. This Subscription Agreement may not be amended, modified or supplemented except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or supplement is sought.

6.6    Waivers and Consents. The terms and provisions of this Subscription Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Subscription Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

6.7    Assignment. Neither this Subscription Agreement nor any rights, interests or obligations that may accrue to the Subscriber hereunder (other than the Shares, if any, acquired hereunder) may be transferred or assigned without the written consent of the Company, except that (i) this Subscription Agreement and any of the Subscriber’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Subscriber or by an affiliate (as defined in Rule 12b-2 under the Exchange Act) of such investment manager without the prior consent of the Company but with prior notice to the Company, provided that the representations and warranties of Subscriber set forth in Section 2.1 are true and correct with respect to any such Assignee; and (ii) the Subscriber’s rights under Section 4 may be assigned to an assignee or transferee of the Shares. As a condition to any transfer or assignment, such transferee or assignee, as applicable, shall execute a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Applicable Purchase Price and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby.

6.8    Benefit. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as provided in the last sentence of this Section 6.8 or as otherwise provided herein, this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

6.9    Governing Law. This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

6.10    Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, that if the Court of Chancery of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the U.S. federal courts, such legal proceeding shall be heard in, and each of the parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the District of Delaware; provided, further, that if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the legal proceeding is vested exclusively in the Delaware state courts, such legal proceeding shall be heard in, and each of the parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”), in connection with any matter based upon or arising out of this Subscription Agreement and each other document executed in connection with the Transaction, and the consummation thereof, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons. Each party hereto hereby waives, and shall not assert as a defense in any legal dispute, that (i) such person is not personally subject to the jurisdiction of the Chosen Courts for any reason, (ii) such legal proceeding may not be brought or is not maintainable in the Chosen Courts, (iii) such person’s property is exempt or immune from execution, (iv) such legal proceeding is brought in an inconvenient forum, or (v) the venue of such legal proceeding is improper. Each party hereto hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before the Chosen Courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than the Chosen Courts, whether on the grounds of inconvenient forum or otherwise. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.3, and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 6.10, a party hereto may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTION, AND THE CONSUMMATION THEREOF, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT AND EACH OTHER DOCUMENT EXECUTED IN CONNECTION WITH THE TRANSACTION, AND THE CONSUMMATION THEREOF. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A

SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

6.11    Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

6.12    No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

6.13    Specific Performance. The parties hereto agree that each of the parties would suffer irreparable damage if this Subscription Agreement was not performed or the Closing is not consummated in accordance with its specific terms, or this Subscription Agreement was otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that each of the parties hereto shall be entitled to seek equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to seek to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 6.10, this being in addition to any other remedy to which any party hereto is entitled at law, in equity, in contract, in tort or otherwise, including money damages. The right to specific enforcement shall include the right of the Company to cause the Subscriber to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 6.13 is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. The parties acknowledge and agree that this Section 6.13 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

6.14    Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Subscription Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereto as set forth herein shall survive the consummation of the Transaction and remain in full force and effect.

6.15    No Broker or Finder. Except with respect to the Placement Agents (which have been engaged by the Company in connection with this Subscription), each of the parties hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the other party hereto. Each of the parties hereto agrees to indemnify and save the other party hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

6.16    Headings and Captions. The headings and captions of the various subdivisions of this Subscription Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

6.17    Counterparts. This Subscription Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

6.18    Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Subscription Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Subscription Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

6.19    Mutual Drafting. This Subscription Agreement is the joint product of the Subscriber and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

7.    Disclosure. The Company shall, no later than 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, the Transaction and any other material, nonpublic information relating to the Company that the Company, Inspirato or any of their respective officers, directors, employees or agents (including the Placement Agents) has provided to the undersigned or any of the undersigned’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, the undersigned and the undersigned’s affiliates, attorneys, agents or representatives shall not be in possession of any material, non-public information relating to the Company or Inspirato received from the Company, Inspirato or any of their respective officers, directors, employees or agents (including the Placement Agents) and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, Inspirato, the Placement Agents, or any of their respective affiliates, except as may otherwise be contemplated in this Agreement. Except with the express written consent of the Subscriber and unless prior thereto the Subscriber shall have executed a written agreement regarding the confidentiality and use of such information, the Company shall not, and shall cause its officers, directors, employees and agents, not to, provide Subscriber with any material, non-public information regarding the Company or the Transaction from and after the filing of the Disclosure Document. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not (and shall cause its officers, directors, employees or agents (including the Placement Agents) not to), without the prior written consent of the Subscriber, publicly disclose the name of the Subscriber, its investment adviser or any of their respective affiliates or advisers, or include the name of the Subscriber, its investment adviser or any of their respective affiliates or advisers (i) in any press release, marketing materials, media or similar circumstances or (ii) in any filing with the Commission or any regulatory agency or trading market, other than the Registration Statement and except (A) as required by the federal securities laws’ or pursuant to other routine proceedings of regulatory authorities or (B) to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading, provided, that in the case of this clause (ii), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure.

8.    Trust Account Waiver. The Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated December 10, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Company, its public shareholders and the underwriters of Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, against the Trust Account arising from this Subscription Agreement or the transactions contemplated thereby and this waiver shall not apply to any claims any Subscriber may have against the Trust Account as a result of its status as a public stockholder, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement, except for redemption and liquidation rights the Subscriber may have in respect of any Shares acquired other than pursuant to this Agreement.

9.    Separate Obligations. The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of the Subscriber to purchase the Shares pursuant to this Subscription Agreement has been made by the Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, Inspirato or any of their subsidiaries which may have been made or given by any Other Subscriber or other investor or by any agent or employee of any Other Subscriber or other investor, and neither the Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or other investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Subscriber or any Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber, on the one hand, and any Other Subscriber or other investor, on the other hand, as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber and any Other Subscriber or other investor are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements; provided, that it is acknowledged that the Subscriber may be under common management with one or more Other Subscribers. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Company and the Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

THAYER VENTURES ACQUISITION CORP.

By:
Name:
Title:

Accepted and agreed this      day of             , 2021.

[Signature Page to Subscription Agreement]

SUBSCRIBER:

Signature of the Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:
Name: Title:	Name: Title:

Date: , 2021

Name of the Subscriber:	Name of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different from the name of the Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

The Subscriber’s EIN: ______________________	Joint Subscriber’s EIN: ______________

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

[Signature Page to Subscription Agreement]

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Shares issued in the Subscription:

Applicable Purchase Price: $ .

You must pay the Applicable Purchase Price by wire transfer of U.S. dollars in immediately available funds, to be held in escrow until the Closing, to the account specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (a “QIB”)).

2.	☐ We are subscribing for the Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.	ACCREDITED INVESTOR STATUS (Please check the box if applicable):

1.

☐ We are an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have marked and initialed the appropriate box below indicating the provision under which we qualify as an institutional “accredited investor.”

*** AND ***

C.	AFFILIATE STATUS (Please check the applicable box) SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by the Subscriber

and constitutes a part of the Subscription Agreement.

Rule 501(a), in relevant part, states that an institutional “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an institutional “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

ANNEX J

INSPIRATO INCORPORATED

2021 EQUITY INCENTIVE PLAN

1.    Purposes of the Plan; Award Types.

(a)    Purposes of the Plan. The purposes of this Plan are to attract and retain personnel for positions with the Company Group, to provide additional incentive to Employees, Directors, and Consultants (collectively, “Service Providers”), and to promote the success of the Company’s business.

(b)    Award Types. The Plan permits the grant of Incentive Stock Options to any ISO Employee and the grant of Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards to any Service Provider.

2.    Definitions. The following definitions are used in this Plan:

(a)    “Administrator” means Administrator as defined in Section 4(a).

(b)    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of Shares under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and, only to the extent applicable with respect to an Award or Awards, the tax, securities, exchange control, and other laws of any jurisdictions other than the United States where Awards are, or will be, granted under the Plan. Reference to a section of an Applicable Law or regulation related to that section shall include such section or regulation, any valid regulation issued under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(c)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

(d)    “Award Agreement” means the written or electronic agreement setting forth the terms applicable to an Award granted under the Plan. The Award Agreement is subject to the terms of the Plan.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Change in Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control and provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this

Section 2(f)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)    A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this Section 2(f)(ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 2(f)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(1)    a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(2)    a transfer of assets by the Company to:

(A)    a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(B)    an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(C)    a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or

(D)    an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 2(f)(iii)(2)(A) to Section 2(f)(iii)(2)(C).

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 2(f).

(iv)    A transaction will not be a Change in Control:

(1)    unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or

(2)    if its primary purpose is to (1) change the jurisdiction of the Company’s incorporation, or (2) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)    “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a section of the Code or regulation related to that section shall include such section or regulation, any valid regulation issued or other official applicable guidance of general or direct applicability promulgated under such section or regulation, and any comparable provision of any future legislation, regulation or official guidance of general or direct applicability amending, supplementing or superseding such section or regulation.

(h)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board.

(i)    “Common Stock” means the Class A common stock of the Company.

(j)    “Company” means Inspirato Incorporated, a Delaware corporation, or any of its successors.

(k)    “Company Group” means the Company, any Parent or Subsidiary, and any entity that, from time to time and at the time of any determination, directly or indirectly, is in control of, is controlled by or is under common control with the Company.

(l)    “Consultant” means any natural person engaged by a member of the Company Group to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities. A Consultant must be a person to whom the issuance of Shares registered on Form S-8 under the Securities Act is permitted.

(m)    “Director” means a member of the Board.

(n)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(o)    “Effective Date” means the date of the consummation of the merger by and between the Company, Thayer Ventures Acquisition Corporation, and certain other parties, pursuant to that certain Business Combination Agreement dated June 30, 2021 (such merger, the “Merger”).

(p)    “Employee” means any person, including Officers and Directors, providing services as an employee to the Company or any member of the Company Group. However, with respect to Incentive Stock Options, an Employee must be employed by the Company or any Parent or Subsidiary of the Company (such an Employee, an “ISO Employee”). Notwithstanding, Options awarded to individuals not providing services to the Company or a Subsidiary of the Company should be carefully structured to comply with the payment timing rule of Code Section 409A. Neither service as a Director nor payment of a director’s fee by the Company will constitute “employment” by the Company.

(q)    “Exchange Act” means the U.S. Securities Exchange Act of 1934.

(r)    “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower Exercise Prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the Exercise Price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(s)    “Exercise Price” means the price payable per share to exercise an Award.

(t)    “Expiration Date” means the last possible day on which an Option or Stock Appreciation Right may be exercised. Any exercise must be completed before midnight U.S. Pacific Time between the Expiration

Date and the following date; provided, however, that any broker-assisted cashless exercise of an Option granted hereunder must be completed by the close of market trading on the Expiration Date.

(u)    “Fair Market Value” means, as of any date, the value of a Share, determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, the Fair Market Value will be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable. If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable;

(iii)    Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other day other than a Trading Day, the Fair Market Value will be the price as determined under subsections (u)(i) or (u)(ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the Exercise Price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. Note that the determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(v)    “Fiscal Year” means a fiscal year of the Company.

(w)    “Grant Date” means Grant Date as defined in Section 4(c).

(x)    “Incentive Stock Option” means an Option that is intended to qualify and does qualify as an incentive stock option within the meaning of Code Section 422.

(y)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(z)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(aa)    “Option” means a right to acquire Shares granted under Section 6.

(bb)    “Outside Director” means a Director who is not an Employee.

(cc)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(dd)    “Participant” means the holder of an outstanding Award.

(ee)    “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.

(ff)    “Performance Period” means Performance Period as defined in Section 10(a)

(gg)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(hh)    “Plan” means this 2021 Equity Incentive Plan.

(ii)    “Restricted Stock” means Shares issued under an Award granted under Section 8 or issued as a result of the early exercise of an Option.

(jj)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value, granted under Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(kk)    “Securities Act” means U.S. Securities Act of 1933.

(ll)    “Service Provider” means an Employee, Director or Consultant.

(mm)    “Share” means a share of the Common Stock as adjusted in accordance with Section 13 of the Plan.

(nn)    “Stock Appreciation Right” means an Award granted under Section 7.

(oo)    “Subsidiary” means a “subsidiary corporation” as defined in Code Section 424(f), in relation to the Company.

(pp)    “Tax Withholdings” means tax, social insurance and social security liability or premium obligations in connection with the Awards, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or a member of the Company Group, (ii) the Participant’s and, to the extent required by the Company, the fringe benefit tax liability of the Company or a member of the Company Group, if any, associated with the grant, vesting, or exercise of an Award or sale of Shares issued under the Award, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such Award, the Shares subject to, or other amounts or property payable under, an Award, or otherwise associated with or related to participation in the Plan and with respect to which the Company or the applicable member of the Company Group has either agreed to withhold or has an obligation to withhold.

(qq)    “Ten Percent Owner” means Ten Percent Owner as defined in Section 6(b)(i).

(rr)    “Trading Day” means a day on which the primary stock exchange or national market system (or other trading platform, as applicable) on which the Common Stock trades is open for trading.

(ss)    “Transaction” means Transaction as defined in Section 14(a).

3.    Shares Subject to the Plan.

(a)    Allocation of Shares to Plan. The maximum aggregate number of Shares that may be issued under the Plan is:

(i)    15,900,000 Shares, plus

(ii)    any Shares subject to stock options or other awards that are assumed in the Merger (“Assumed Awards”) and that, on or after the Effective Date, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by the Company for payment of an exercise price or for tax withholding obligations, or are forfeited to or repurchased by the Company due to failure to vest, with the maximum number of Shares to be added to the Plan under this clause (ii) equal to 7,453,734 Shares, plus

(iii)     any additional Shares that become available for issuance under the Plan under Sections 3(b) and 3(c).

The Shares may be authorized but unissued Common Stock or Common Stock issued and then reacquired by the Company.

(b)    Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2022 Fiscal Year, in an amount equal to the least of:

(i)    19,900,000 Shares,

(ii)    5% of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, and

(iii)    a lesser number of Shares determined by the Administrator.

(c)    Share Reserve Return.

(i)    Options and Stock Appreciation Rights. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is surrendered under an Exchange Program, the unissued Shares subject to the Option or Stock Appreciation Right will become available for future issuance under the Plan.

(ii)    Stock Appreciation Rights. Only Shares actually issued pursuant to a Stock Appreciation Right (i.e., the net Shares issued) will cease to be available under the Plan; all remaining Shares originally subject to the Stock Appreciation Right will remain available for future issuance under the Plan.

(iii)    Full-Value Awards. Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, or stock-settled Performance Awards that are reacquired by the Company due to failure to vest or are forfeited to the Company will become available for future issuance under the Plan.

(iv)    Withheld Shares. Shares used to pay the Exercise Price of an Award or to satisfy Tax Withholdings related to an Award will become available for future issuance under the Plan.

(v)    Cash-Settled Awards. If any portion of an Award under the Plan is paid to a Participant in cash rather than Shares, that cash payment will not reduce the number of Shares available for issuance under the Plan.

(d)    Incentive Stock Options. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal 300% of the aggregate Share number stated in Section 3(a) plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under Sections 3(b) and 3(c).

(e)    Adjustment. The numbers provided in Sections 3(a), 3(b), and 3(d) will be adjusted as a result of changes in capitalization and any other adjustments under Section 13.

(f)    Substitute Awards. If the Committee grants Awards in substitution for equity compensation awards outstanding under a plan maintained by an entity acquired by or becomes a part of any member of the Company group, the grant of those substitute Awards will not decrease the number of Shares available for issuance under the Plan.

(g)    Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.    Administration of the Plan.

(a)    Procedure.

(i)    The Plan will be administered by the Board or a Committee (the “Administrator”). Different Administrators may administer the Plan with respect to different groups of Service Providers. The Board may retain the authority to concurrently administer the Plan with a Committee and may revoke the delegation of some or all authority previously delegated.

(ii)    To the extent permitted by Applicable Laws, the Board or a Committee may delegate to one or more subcommittees of the Board or a Committee or officers the authority to grant Awards to Employees of the Company or any of its Subsidiaries, provided that the delegation must comply with any limitations on the authority required by Applicable Laws, including the total number of Shares that may be subject to the Awards granted by such officer(s). This delegation may be revoked at any time by the Board or Committee.

(b)    Powers of the Administrator. Subject to the terms of the Plan, any limitations on delegations specified by the Board, and any requirements imposed by Applicable Laws, the Administrator will have the authority, in its sole discretion, to make any determinations and perform any actions deemed necessary or advisable to administer the Plan including:

(i)    to determine the Fair Market Value;

(ii)    to approve forms of Award Agreements for use under the Plan;

(iii)    to select the Service Providers to whom Awards may be granted and grant Awards to such Service Providers;

(iv)    to determine the number of Shares to be covered by each Award granted;

(v)    to determine the terms and conditions, consistent with the Plan, of any Award granted. Such terms and conditions may include, but are not limited to, the Exercise Price, the time(s) when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating to an Award;

(vi)    to institute and determine the terms and conditions of an Exchange Program;

(vii)    to construe interpret the Plan and make any decisions necessary to administer the Plan, including but not limited to determining whether and when a Change in Control has occurred;

(viii)    to establish, amend and rescind rules and regulations and adopt sub-plans relating to the Plan, including rules, regulations and sub-plans for the purposes of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or obtaining tax-favorable treatment for Awards granted to Service Providers located outside the U.S., in each case as the Administrator may deem necessary or advisable;

(ix)    to interpret, modify or amend each Award (subject to Section 19), including extending the Expiration Date and the post-termination exercisability period of such modified or amended Awards;

(x)    to allow Participants to satisfy tax withholding obligations in any manner permitted by Section 16;

(xi)    to delegate ministerial duties to any of the Company’s employees;

(xii)    to authorize any person to take any steps and execute, on behalf of the Company, any documents required for an Award previously granted by the Administrator to be effective;

(xiii)    to temporarily suspend the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes, provided that, unless prohibited by Applicable Laws, such suspension shall be lifted in all cases not less than 10 Trading Days before the last date that the Award may be exercised;

(xiv)    to allow Participants to defer the receipt of the payment of cash or the delivery of Shares otherwise due to any such Participants under an Award; and

(xv)    to make any determinations necessary or appropriate under Section 13

(c)    Grant Date. The grant date of an Award (“Grant Date”) will be the date that the Administrator makes the determination granting such Award or may be a later date if such later date is designated by the Administrator on the date of the determination or under an automatic grant policy. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.

(d)    Waiver. The Administrator may waive any terms, conditions or restrictions.

(e)    Fractional Shares. Except as otherwise provided by the Administrator, any fractional Shares that result from the adjustment of Awards will be canceled. Any fractional Shares that result from vesting percentages will be accumulated and vested on the date that an accumulated full Share is vested.

(f)    Electronic Delivery. The Company may deliver by e-mail or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company or another member of the Company Group) all documents relating to the Plan or any Award and all other documents that the Company is required to deliver to its security holders (including prospectuses, annual reports and proxy statements).

(g)    Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant’s acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agreement that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant’s services are performed.

(h)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.    Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.    Stock Options.

(a)    Stock Option Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the number of Shares subject to the Option, per share Exercise Price, its Expiration Date, and such other terms and conditions as the Administrator determines. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. An Option not designated as an Incentive Stock Option is a Nonstatutory Stock Option.

(b)    Exercise Price. The Exercise Price for the Shares to be issued upon exercise of an Option will be determined by the Administrator and stated in the Award Agreement, subject to the following:

(i)    In the case of an Incentive Stock Option:

(1)    granted to an ISO Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary (a “Ten Percent Owner”), the Exercise Price for the Shares to be issued will be no less than 110% of the Fair Market Value per Share on the date of grant; and

(2)    granted to any ISO Employee other than a Ten Percent Owner, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.

(ii)    In the case of a Nonstatutory Stock Option, the Exercise Price for the Shares to be issued will be no less than 100% of the Fair Market Value per Share on the date of grant.

(iii)    Notwithstanding the foregoing, Options may be granted with an Exercise Price of less than 100% of the Fair Market Value per Share on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to a Service Provider that is not a U.S. taxpayer.

(c)    Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option. Unless the Administrator determines otherwise, the consideration may consist of any one or more or combination of the following, to the extent permitted by Applicable Laws:

(i)    cash;

(ii)    check or wire transfer;

(iii)    promissory note, if and to the extent approved by the Company;

(iv)    other Shares that have a fair market value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option will be exercised. To the extent not prohibited by the Administrator, this shall include the ability to tender Shares to exercise the Option and then use the Shares received on exercise to exercise the Option with respect to additional Shares;

(v)    consideration received by the Company under a cashless exercise arrangement (whether through a broker or otherwise) implemented by the Company for the exercise of Options that has been approved by the Administrator, if and to the extent permitted by the Company with respect to a particular Award;

(vi)    consideration received by the Company under a net exercise program under which Shares are withheld from otherwise deliverable Shares that has been approved by the Administrator, if and to the extent permitted by the Company with respect to a particular Award; and

(vii)    any other consideration or method of payment to issue Shares (provided that other forms of considerations may only be approved by the Administrator).

The Administrator has the power to remove or limit any of the above forms of consideration for exercising an Option, except for the payment of cash, at any time in its sole discretion.

(d)    Term of Option. The term of each Option will be determined by the Administrator and stated in the Award Agreement, provided that, in the case of an Incentive Stock Option: (a) granted to a Ten Percent Owner, the Option may not be exercisable after the expiration of 5 years from the date such Option is granted, or such shorter term as may be provided in the Award Agreement; and (b) granted to an ISO Employee other than a Ten Percent Owner, the Option may not be exercisable after the expiration of 10 years from the date such Option is granted term, or such shorter term as may be provided in the Award Agreement.

(e)    Incentive Stock Option Limitations.

(i)    To the extent that the aggregate fair market value of the shares with respect to which incentive stock options under Code Section 422(b) are exercisable for the first time by a Participant during any calendar year (under all plans and agreements of the Company Group) exceeds $100,000, the incentive stock options whose value exceeds $100,000 will be treated as nonstatutory stock options. Incentive stock options will be considered in the order in which they were granted. For this purpose, the fair market value of the shares subject to an option will be determined as of the grant date of each option.

(ii)    If an Option is designated in the Administrator action that granted it as an Incentive Stock Option but the terms of the Option do not comply with Sections 6(b) and 6(d), then the Option will not qualify as an Incentive Stock Option.

(f)    Exercise of Option. An Option is exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable Tax Withholdings). Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, despite the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. An Option may not be exercised for a fraction of a Share. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan (except as provided in Section 3(c)) and for purchase under the Option, by the number of Shares as to which the Option is exercised.

(i)     Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within 30 days of such cessation, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent that the Option is vested on the date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of such cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(ii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within 6 months of cessation, or such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent the Option is vested on the date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)     Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within 6 months following the Participant’s death, or within such longer period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6(d), as applicable) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided the Administrator has permitted the designation of a beneficiary and provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of the beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. If the Option is exercised pursuant to this Section 6(f)(iii), Participant’s designated beneficiary or personal representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(g)    Expiration of Options. Subject to Section 6(d), an Option’s Expiration Date will be set forth in the Award Agreement. An Option may expire before its expiration date under the Plan (including pursuant to Sections 6(f), 13, 14, or 17(d)) or under the Award Agreement.

(h)    Tolling of Expiration. If exercising an Option prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Option will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Option is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Option would be subject to additional taxation or interest under Section 409A. If this would result in the Option remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 14, the Option will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20(a) and (y) its Expiration Date.

7.    Stock Appreciation Rights.

(a)    Stock Appreciation Right Award Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the number of Shares subject to the Stock Appreciation Right, its per share Exercise Price, its Expiration Date, and such other terms and conditions as the Administrator determines.

(b)    Exercise Price. The Exercise Price of a Stock Appreciation Right will be determined by the Administrator, provided that in the case of a Stock Appreciation Right granted to a U.S. taxpayer, the Exercise Price will be no less than 100% of the Fair Market Value of a Share on the date of grant.

(c)    Payment of Stock Appreciation Right Amount. Payment upon Stock Appreciation Right exercise may be made in cash, in Shares (which, on the date of exercise, have an aggregate fair market value equal to the amount of payment to be made under the Award), or any combination of cash and Shares, with the determination of form of payment made by the Administrator. When a Participant exercises a Stock Appreciation Right, he or she will be entitled to receive a payment from the Company equal to:

(i)    the excess, if any, between the fair market value on the date of exercise over the Exercise Price multiplied by

(ii)    the number of Shares with respect to which the Stock Appreciation Right is exercised.

(d)    Exercise of Stock Appreciation Right. A Stock Appreciation Right is exercised when the Company receives a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Stock Appreciation Right. Shares issued upon exercise of a Stock Appreciation Right will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to a Stock Appreciation Right, despite the exercise of the Stock Appreciation Right. The Company will issue (or cause to be issued) such Shares promptly after the Stock Appreciation Right is exercised. A Stock Appreciation Right may not be exercised for a fraction of a Share. Exercising a Stock Appreciation Right in any manner will decrease (x) the number of Shares thereafter available under the Stock Appreciation Right by the number of Shares as to which the Stock Appreciation Right is exercised and (y) the number of Shares thereafter available under the Plan by the number of Shares issued upon such exercise.

(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right’s Expiration Date will be set forth in the Award Agreement. A Stock Appreciation Right may expire before its expiration date under the Plan (including pursuant to Sections 13, 14, or 16(c)) or under the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f)    Tolling of Expiration. If exercising a Stock Appreciation Right prior to its expiration is not permitted because of Applicable Laws, other than the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted, the Stock Appreciation Right will remain exercisable until 30 days after the first date on which exercise no longer would be prevented by such provisions; provided, however, that this tolling of expiration shall not apply if and to the extent the holder of such Stock Appreciation Right is a United States taxpayer and the tolling would result in a violation of Section 409A such that the Stock Appreciation Right would be subject to additional taxation or interest under Section 409A. If this would result in the Stock Appreciation Right remaining exercisable past its Expiration Date, then unless earlier terminated pursuant to Section 14, the Stock Appreciation Right will remain exercisable only until the end of the later of (x) the first day on which its exercise would not be prevented by Section 20(a) and (y) its Expiration Date.

8.    Restricted Stock.

(a)    Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the number of Shares subject to the Award of Restricted Stock and such other terms and conditions as the Administrator determines. For the avoidance of doubt, Restricted Stock may be granted without any Period of Restriction (e.g., fully vested stock bonuses). Unless the Administrator determines otherwise, Shares of Restricted Stock will be held in escrow while unvested.

(b)    Restrictions.

(i)    Except as provided in this Section 8(b) or the Award Agreement, while unvested, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated.

(ii)    While unvested, Service Providers holding Shares of Restricted Stock may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(iii)    Service Providers holding a Share covered by an Award of Restricted Stock will not be entitled to receive dividends and other distributions paid with respect to such Shares while such Shares are unvested, unless the Administrator provides otherwise. If the Administrator provides that dividends and distributions will be received and any such dividends or distributions are paid in cash they will be subject to the same provisions regarding forfeitability as the Shares with respect to which they were paid and if such dividend or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares with respect to which they were paid and, unless the Administrator determines otherwise, the Company will hold such dividends until the restrictions on the Shares with respect to which they were paid have lapsed.

(iv)    Except as otherwise provided in this Section 8(b) or an Award Agreement, a Share covered by each Award of Restricted Stock made under the Plan will be released from escrow when practicable after the last day of the applicable Period of Restriction.

(v)    The Administrator may impose (prior to grant) or remove (at any time) any restrictions on Shares covered by an Award of Restricted Stock.

9.    Restricted Stock Units.

(a)    Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the number of Restricted Stock Units subject to the Award of Restricted Stock Units and such other terms and conditions as the Administrator determines.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria, if any, that, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.

(c)    Earning Restricted Stock Units. Upon meeting any applicable vesting criteria, the Participant will have earned the Restricted Stock Units and will be paid as determined in Section 9(d). The Administrator may reduce or waive any criteria that must be met to earn the Restricted Stock Units.

(d)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) set forth in the Award Agreement and determined by the Administrator. Unless otherwise provided in the Award Agreement, the Administrator may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

10.    Performance Awards.

(a)    Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify the specify any time period during which any performance objectives or other vesting provisions, if any, will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines.

(b)    Objectives or Vesting Provisions and Other Terms. The Administrator will set objectives or vesting provisions that, depending on the extent to which the objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (that may include continued employment or service) or any other basis determined by the Administrator in its sole discretion.

(c)    Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) specified in the Award Agreement. Payment with respect to earned Performance Awards will be made in cash, in Shares of equivalent value, or any combination of cash and Shares, with the determination of form of payment made by the Administrator at the time of payment or, in the discretion of the Administrator, at the time of grant.

(d)    Value of Performance Awards. Each Performance Award’s threshold, target, and maximum payout values will be established by the Administrator on or before the Grant Date.

(e)    Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

11.    Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations/Change of Status.

(a)    Leaves of Absence/ Reduced or Part-time Work Schedule/Transfer Between Locations. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be adjusted or suspended during any unpaid leave of absence in accordance with the Company’s leave of absence policy in effect at the time of such leave. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or within the Company Group. In addition, unless the Administrator provides otherwise or as otherwise required by Applicable Laws, if, after the date of grant of a Participant’s Award, the Participant commences working on a part-time or reduced work schedule basis, the vesting of such Award will be adjusted in accordance with the Company’s reduced work schedule/ part-time policy then in effect. Adjustments or suspensions of vesting pursuant to this Section shall be accomplished in a manner that is exempt from or complies with the requirements of Code Section 409A and the regulations and guidance thereunder.

(b)    Employment Status. A Participant will not cease to be a Service Provider in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company (or member of the Company Group) or between the Company or any member of the Company Group.

(c)    Incentive Stock Options. With respect to Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the first day of such leave any Incentive Stock Option held by a Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

12.    Transferability of Awards. Unless determined otherwise by the Administrator, or otherwise required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, the Award will be limited by any additional terms and conditions imposed by the Administrator. Any unauthorized transfer of an Award will be void.

13.    Adjustments; Dissolution or Liquidation.

(a)    Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, other change in the corporate structure of the Company affecting the Shares, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the Shares occurs (including a Change in Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and the numerical Share limits in Section 3. Notwithstanding the foregoing, the conversion of any convertible securities of the Company and ordinary course repurchases of Shares or other securities of the Company will not be treated as an event that will require adjustment.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant, at such time prior to the effective date of such proposed transaction as the Administrator determines. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

14.    Change in Control or Merger.

(a)    Administrator Discretion. If a Change in Control or a merger of the Company with or into another entity occurs (each, a “Transaction”), each outstanding Award will be treated as the Administrator determines (subject to the provisions of this Section), without a Participant’s consent, including that such Award be continued by the successor corporation or a Parent or Subsidiary of the successor corporation (or an affiliate thereof) or that the vesting of any such Awards may accelerate automatically upon consummation of a Transaction.

(b)    Identical Treatment Not Required. The Administrator need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Administrator may take different actions with respect to the vested and unvested portions of an Award. The Administrator will not be required to treat all Awards similarly in the Transaction.

(c)    Continuation. An Award will be considered continued if, following the Change in Control or merger:

(i)    the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Shares for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration received by the holders of a majority of the outstanding Shares) and the Award otherwise is continued in accordance with its terms (including vesting criteria), subject to Section 14(c)(iii) below and Section 13(a); provided that if the consideration received in the Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercising an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, or Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction; or

(ii)    the Award is terminated in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the Transaction. Any such cash or property may be subjected to any escrow applicable to holders of Common Stock in the Change in Control. If as of the date of the occurrence of the Transaction the Administrator determines that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment. The amount of cash or property can be subjected to vesting and paid to the Participant over the original vesting schedule of the Award.

(iii)    Notwithstanding anything in this Section 14(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Transaction corporate structure will not invalidate an otherwise valid Award assumption.

(d)    Modification. The Administrator will have authority to modify Awards in connection with a Change in Control or merger:

(i)    in a manner that causes the Awards to lose their tax-preferred status,

(ii)    to terminate any right a Participant has to exercise an Option prior to vesting in the Shares subject to the Option (i.e., “early exercise”), so that following the closing of the Transaction the Option may only be exercised only to the extent it is vested;

(iii)    to reduce the Exercise Price subject to the Award in a manner that is disproportionate to the increase in the number of Shares subject to the Award, as long as the amount that would be received upon exercise of the Award immediately before and immediately following the closing of the Transaction is equivalent and the adjustment complies with U.S. Treasury Regulation Section 1.409A-1(b)(v)(D); and

(iv)    to suspend a Participant’s right to exercise an Option during a limited period of time preceding and or following the closing of the Transaction without Participant consent if such suspension is administratively necessary or advisable to permit the closing of the Transaction.

(e)    Non-Continuation. If the successor corporation does not continue an Award (or some portion such Award), the Participant will fully vest in (and have the right to exercise) 100% of the then-unvested Shares subject to his or her outstanding Options and Stock Appreciation Rights, all restrictions on 100% of the Participant’s outstanding Restricted Stock and Restricted Stock Units will lapse, and, regarding 100% of Participant’s outstanding Awards with performance-based vesting, all performance goals or other vesting criteria will be treated as achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In no event will vesting of an Award accelerate as to more than 100% of the Award. Unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if Options or Stock Appreciation Rights are not continued when a Change in Control or a merger of the Company with or into another corporation or other entity occurs, the Administrator will notify the Participant in writing or electronically that the Participant’s vested Options or Stock Appreciation Rights (after considering the foregoing vesting acceleration, if any) will be exercisable for a period of time determined by the Administrator in its sole discretion and all of the Participant’s Options or Stock Appreciation Rights will terminate upon the expiration of such period (whether vested or unvested).

15.    Outside Director Grants.

(a)    With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise outstanding Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on other outstanding Awards will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement, a Company policy related to Director compensation, or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, that specifically references this default rule.

(b)    No Outside Director may be paid, issued or granted, in any Fiscal Year, cash retainer fees and equity awards (including any Awards issued under this Plan) with an aggregate value greater than $750,000, increased to $1,500,000 in connection with his or her initial service (with the value of each equity award based on its grant date fair value (determined in accordance with U.S. generally accepted accounting principles)). Any cash compensation paid or Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 15(b).

16.    Tax Matters.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash under an Award (or exercise thereof) or such earlier time as any Tax Withholding are due, the Company may deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding with respect to such Award or Shares subject to an Award (including upon exercise of an Award).

(b)    Withholding Arrangements. The Administrator, in its sole discretion and under such procedures as it may specify from time to time, may elect to satisfy such Tax Withholding, in whole or in part (including in combination) by (without limitation) (i) requiring the Participant to pay cash, check or other cash equivalents, (ii) withholding otherwise deliverable cash (including cash from the sale of Shares issued to the Participant) or Shares having a fair market value equal to the amount required to be withheld or such greater amount (including up to a maximum statutory amount) as the Administrator may determine or permit if such amount does not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iii) forcing the sale of Shares issued pursuant to an Award (or exercise thereof) having a fair market value equal to the minimum statutory amount applicable in a Participant’s jurisdiction or any greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (iv) requiring the Participant to deliver to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or any greater amount as the Administrator may determine or permit if such greater amount would not result in unfavorable financial accounting treatment, as the Administrator determines in its sole discretion, (v) requiring the Participant to engage in a cashless exercise transaction (whether through a broker or otherwise) implemented by the Company in connection with the Plan, (vi) having the Company or a Parent or Subsidiary withhold from wages or any other cash amount due or to become due to the Participant and payable by the Company or any Parent or Subsidiary, or (vii) such other consideration and method of payment for the meeting of Tax Withholding as the Administrator may determine to the extent permitted by Applicable Laws, provided that, in all instances, the satisfaction of the Tax Withholding will not result in any adverse accounting consequence to the Company, as the Administrator may determine in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date the amount of tax to be withheld is calculated or such other date as Administrator determines is applicable or appropriate with respect to the Tax Withholding calculation.

(c)    Compliance With Code Section 409A. Unless the Administrator determines that compliance with Code Section 409A is not necessary, it is intended that Awards will be designed and operated so that they are either exempt or excepted from the application of Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A and the Plan and each Award Agreement will be interpreted consistent with this intent. This Section 16(c) is not a guarantee to any Participant of the consequences of his or her Awards. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participant for any taxes that may be imposed or other costs that may be incurred, as a result of Section 409A.

17.    Other Terms.

(a)    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right regarding continuing the Participant’s relationship as a Service Provider with the Company or member of the Company Group, nor will they interfere with the Participant’s right, or the Participant’s employer’s right, to terminate such relationship at any time free from any liability or claim under the Plan.

(b)    Interpretation and Rules of Construction. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(c)    Plan Governs. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of any Grant Agreement, the terms and conditions of the Plan will prevail.

(d)    Forfeiture Events.

(i)    All Awards granted under the Plan will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Administrator determines necessary or appropriate, including without limitation to any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 17(d)(i) is specifically mentioned and waived in an Award Agreement or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a member of the Company Group.

(ii)    The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but will not be limited to, termination of such Participant’s status as Service Provider for cause or any specified action or inaction by a Participant that would constitute cause for termination of such Participant’s status as a Service Provider.

18.    Term of Plan. Subject to Section 21, the Plan will become effective upon the later to occur of (a) its adoption by the Board, (b) approval by the Company’s stockholders, or (c) the Effective Date. The Plan will continue in effect until terminated under Section 19, but (i) no Incentive Stock Options may be granted after 10 years from the earlier of the Board or stockholder approval of the Plan and (ii) Section 3(b) relating to automatic share reserve increase will operate only until the tenth anniversary of the earlier of the Board or stockholder approval of the Plan.

19.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan or any part thereof, at any time and for any reason.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.

(c)    Consent of Participants Generally Required. Subject to Section 19(d) below, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant without a signed, written agreement authorized by the Administrator between the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards granted under the Plan prior to such termination.

(d)    Exceptions to Consent Requirement.

(i)    A Participant’s rights will not be deemed to have been materially impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination taken as a whole, does not materially impair the Participant’s rights; and

(ii)    Subject to any limitations of Applicable Laws, the Administrator may amend the terms of any one or more Awards without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done

(ii)    in a manner specified by the Plan,

(iii)    to maintain the qualified status of the Award as an Incentive Stock Option under Code Section 422,

(iv)    to change the terms of an Incentive Stock Option, if such change results in impairment of the Award only because it impairs the qualified status of the Award as an Incentive Stock Option under Code Section 422,

(v)    to clarify the manner of exemption from Code Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B), or

(vi)    to comply with other Applicable Laws.

20.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.

(b)    Investment Representations. As a condition to the exercise or vesting of an Award, the Company may require the person exercising such Award to represent and warrant during any such exercise or vesting that the Shares are being purchased only for investment and with no present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(c)    Failure to Accept Award. If a Participant has not accepted an Award to the extent such acceptance has been requested or required by the Company or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting, exercise, or settlement of the Award prior to the date that a portion of the Award is scheduled to vest, then the portion of the Award scheduled to vest on such date will be cancelled on such date and the Shares subject to the Award covered by such portion immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.

21.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

ANNEX K

INSPIRATO INCORPORATED

2021 EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Companies with an opportunity to purchase Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a component that is intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “423 Component”) and a component that is not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-423 Component”). The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Code Section 423. An option to purchase shares of Common Stock under the Non-423 Component will be granted pursuant to rules, procedures, or sub-plans adopted by the Administrator designed to achieve tax, securities laws, or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component. The Company intends to issue options under the Non-423 Component unless and until it may issue options under the 423 Component that are eligible to satisfy the requirements of Code Section 423.

2.    Definitions.

(a)    “Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 14.

(b)    “Affiliate” means any entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.

(c)    “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where options are, or will be, granted under the Plan.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Change in Control” means the occurrence of any of the following events, unless specifically provided otherwise by the Administrator with respect to a particular Offering:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control and provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change in Control under this Section 2(e)(i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)    A change in the effective control of the Company which occurs on the date a majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the appointment or election. For purposes of this Section 2(e)(ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, that for this Section 2(e)(iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets:

(1)    a transfer to an entity controlled by the Company’s stockholders immediately after the transfer, or

(2)    a transfer of assets by the Company to:

(A)    a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock,

(B)    an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company,

(C)    a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or

(D)    an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 2(e)(iii)(2)(A) to Section 2(e)(iii)(2)(C).

For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. For the avoidance of doubt, wholly-owned subsidiaries of the Company shall not be considered “Persons” for purposes of this Section 2(e).

(iv)    A transaction will not be a Change in Control:

(1)    unless the transaction qualifies as a change in control event within the meaning of Code Section 409A; or

(2)    if its primary purpose is to (A) change the jurisdiction of the Company’s incorporation, or (B) create a holding company owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f)     “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or U.S. Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(g)    “Committee” means a committee of the Board appointed in accordance with Section 14 hereof.

(h)    “Common Stock” means the Class A common stock of the Company.

(i)    “Company” means Inspirato Incorporated, a Delaware corporation, or any of its successors.

(j)    “Compensation” includes an Eligible Employee’s base straight time gross earnings but excludes payments for commissions, incentive compensation, bonuses, payments for overtime and shift premium, equity compensation income and other similar compensation.    For the avoidance of doubt, “Compensation” excludes any payments that an Eligible Employee receives from external sources, including government agencies or insurance carriers, such as disability insurance payments or paid family leave payments, during any leave of absence taken by an Eligible Employee. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.

(k)    “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(l)    “Designated Company” means any Subsidiary or Affiliate of the Company that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under the 423 Component will not be a Designated Company under the Non-423 Component.

(m)    “Director” means a member of the Board.

(n)    “Effective Date” means the date of the consummation of the merger by and between the Company, Thayer Ventures Acquisition Corporation, and certain other parties, pursuant to that certain Business Combination Agreement dated June 30, 2021.

(o)    “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year by the Employer, or any lesser number of hours per week and/or number of months in any calendar year established by the Administrator (if required under applicable local law) for purposes of any separate Offering or the Non-423 Component. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where the period of leave exceeds 3 months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated 3 months and 1 day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least 2 years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than 5 months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Code Section 414(q), or (v) is a highly compensated employee within the meaning of Code Section 414(q) with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act, provided the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated individuals of the Employer whose Eligible Employees are participating in that Offering under the 423 Component. Each exclusion will be applied with respect to an

Offering under the 423 Component in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non- 423 Component without regard to the limitations of Treasury Regulation Section 1.423-2.

(p)    “Employer” means the employer of the applicable Eligible Employee(s).

(q)    “Enrollment Date” means the first Trading Day of an Offering Period.

(r)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(s)    “Exercise Date” means the last Trading Day of the Purchase Period. Notwithstanding the foregoing, in the event that an Offering Period is terminated prior to its expiration pursuant to Section 20, the Administrator, in its sole discretion, may determine that any Purchase Period also terminating under such Offering Period will terminate without options being exercised on the Exercise Date that otherwise would have occurred on the last Trading Day of such Purchase Period.

(t)    “Fair Market Value” means, as of any date, the value of a share, determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, the Fair Market Value will be the closing sales price for a share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported by such source as the Administrator determines to be reliable. If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date on the last Trading Day such bids and asks were reported), as reported by such source as the Administrator determines to be reliable;

(iii)    Absent an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

Notwithstanding the foregoing, if the determination date for the Fair Market Value occurs on a weekend, holiday or other day other than a Trading Day, the Fair Market Value will be the price as determined under subsections (t)(i) or (t)(ii) above on the immediately preceding Trading Day, unless otherwise determined by the Administrator. Note that the determination of fair market value for purposes of Tax Withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(u)    “Fiscal Year” means a fiscal year of the Company.

(v)     “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(w)    “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more

Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical provided that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).

(x)    “Offering Periods” means a period beginning on such date as may be determined by the Administrator in its discretion and ending on such Exercise Date as may be determined by the Administrator in its discretion, in each case on a uniform and nondiscriminatory basis. The duration and timing of Offering Periods may be changed pursuant to Sections 4, 20 and 30.

(y)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(z)    “Participant” means an Eligible Employee that participates in the Plan.

(aa)    “Plan” means this Inspirato Incorporated 2021 Employee Stock Purchase Plan.

(bb)     “Purchase Period” means the period, as determined by the Administrator in its discretion on a uniform and nondiscriminatory basis, during an Offering Period that commences on the Offering Period’s Enrollment Date and ends on the next Exercise Date, except that if the Administrator determines that more than one Purchase Period should occur within an Offering Period, subsequent Purchase Periods within such Offering Period commence after one Exercise Date and end with the next Exercise Date at such time or times as the Administrator determines prior to the commencement of the Offering Period.

(cc)    “Purchase Price” means an amount equal to 85% of the Fair Market Value on the Enrollment Date or on the Exercise Date, whichever is lower; provided however, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Code Section 423 (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20.

(dd)     “Section 409A” or “Code Section 409A” means Code Section 409A and the applicable U.S. Treasury Regulations, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

(ee)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

(ff)    “Tax Withholdings” means the Company’s or Employer’s tax, social insurance and social security liability or premium obligations in connection with the options granted under the Plan, including, without limitation, (i) all federal, state, and local income, employment and any other taxes (including the Participant’s U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer, (ii) the Participant’s and, to the extent required by the Company or the Employer, the fringe benefit tax liability of the Company, if any, associated with the grant of an option or purchase of shares of Common Stock under the Plan or sale of shares of Common Stock issued under the Plan, and (iii) any other taxes or social insurance or social security liabilities or premium the responsibility for which the Participant has, or has agreed to bear, with respect to such option, the shares of Common Stock subject to, or other amounts or property payable under, an option, or otherwise associated with or related to participation in the Plan and with respect to which the Company or the Employer has either agreed to withhold or has an obligation to withhold.

(gg)    “Trading Day” means a day on which the primary established stock exchange or national market system upon which the Common Stock is listed is open for trading.

(hh)    “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation will include such Treasury Regulation, the section of the Code under which such regulation was promulgated, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

3.    Eligibility.

(a)    Offering Periods. Any Eligible Employee on a given Enrollment Date will be eligible to participate in the Plan, subject to the requirements of Section 5.

(b)    Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Code Section 7701(b)(1)(A))) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Code Section 423. In the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator determines that participation of such Eligible Employees is not advisable or practicable.

(c)    Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Code Section 424(d)) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Code Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Code Section 423 and the regulations thereunder.

4.    Offering Periods. Offering Periods will expire on the earliest to occur of (i) the completion of the purchase of shares of Common Stock on the last Exercise Date occurring within 27 months of the applicable Enrollment Date on which the option to purchase shares of Common Stock was granted, or (ii) such shorter period as may be established by the Administrator from time to time, in its discretion and on a uniform and nondiscriminatory basis, prior to an Enrollment Date for all options to be granted on such Enrollment Date.

5.    Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company’s stock administration office (or its designee) a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose or (ii) following an electronic or other enrollment procedure determined by the Administrator, in either case on or before a date determined by the Administrator prior to an applicable Enrollment Date.

6.    Contributions.

(a)    At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount that the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date (for illustrative purposes, should a pay day occur on an Exercise Date, a Participant will have any Contributions made on such day applied to his or her account under the then-current Purchase Period or Offering Period with respect to which that Exercise Date relates). The Administrator, in its sole discretion, may permit all

Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof (or Participant’s participation is terminated as provided in Section 11 hereof).

(b)    In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day on or prior to the last Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof (or Participant’s participation is terminated as provided in Section 11 hereof).

(c)    All Contributions made for a Participant will be credited to his or her account under the Plan and Contributions will be made in whole percentages of his or her Compensation only. A Participant may not make any additional payments into such account.

(d)    A Participant may discontinue his or her participation in the Plan as provided under Section 10. Except as may be permitted by the Administrator, as determined in its sole discretion prior to the start of the applicable Offering Period, a Participant may not change the rate of his or her Contributions during an Offering Period.

(e)    Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423(b)(8) and Section 3(d), a Participant’s Contributions may be decreased to 0% at any time during a Purchase Period. Subject to Code Section 423(b)(8) and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 (or Participant’s participation is terminated as provided in Section 11).

(f)    Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Participants to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted or advisable under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Code Section 423 for Participants participating in the 423 Component; and/or (iii) the Participants are participating in the Non-423 Component.

(g)    At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or at any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for Tax Withholdings. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to satisfy applicable Tax Withholdings, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or use any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7.    Grant of Option. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than a fixed number shares of Common Stock (subject to any adjustment pursuant to Section 19) in an amount that the Administrator may establish from time to time, in its discretion and on a uniform and nondiscriminatory basis, for all options to be granted on any Enrollment Date, and provided further that such purchase will be subject to the limitations set forth in Sections 3(d) and 13 and in the subscription agreement. The Eligible Employee may accept the grant of such option, with respect to any Offering Period under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period and/or Offering Period, as applicable. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10 (or Participant’s participation is terminated as provided in Section 11). The option will expire on the last day of the Offering Period.

8.    Exercise of Option.

(a)    Unless a Participant withdraws from the Plan as provided in Section 10 (or Participant’s participation is terminated as provided in Section 11), his or her option for the purchase of shares of Common Stock will be exercised automatically on each Exercise Date, and the maximum number of full shares of Common Stock subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Section 10 (or the earlier termination of Participant’s participation as provided in Section 11). Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares of Common Stock hereunder is exercisable only by him or her.

(b)    If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20. The Company may make a pro rata allocation of the shares of Common Stock available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares of Common Stock for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

9.    Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares of Common Stock purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares of Common Stock be deposited directly with a broker designated by the Company or to a trustee or designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares of Common Stock be retained with such broker, trustee or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions or other dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10.    Withdrawal.

(a)    A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose (which may be similar to the form attached hereto as Exhibit B), or (ii) following an electronic or other withdrawal procedure determined by the Administrator. The Administrator may set forth a deadline of when a withdrawal must occur to be effective prior to a given Exercise Date in accordance with policies it may approve from time to time. All of the Participant’s Contributions credited to his or her account will be paid to such Participant as soon as administratively practicable after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares of Common Stock will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b)    A Participant’s withdrawal from an Offering Period will not have any effect on his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

11.    Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Code Section 423, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company will not be treated as terminated under the Plan; however, if a Participant transfers from an Offering under the 423 Component to the Non-423 Component, the exercise of the option will be qualified under the 423 Component only to the extent it complies with Code Section 423; further, no Participant shall be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any option thereunder to fail to comply with Code Section 423.

12.    No Interest. No interest will accrue on the Contributions of a participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, will, with respect to Offerings under the 423 Component, apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).

13.    Stock.

(a)    Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 3,200,000 shares of Common Stock. The number of shares of Common Stock available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning for the Fiscal Year following the Fiscal Year in which the first Enrollment Date (if any) occurs equal to the least of (i) 4,000,000 shares of Common Stock, (ii) 1% of the outstanding shares of Common Stock on the last day of the immediately preceding Fiscal Year, or (iii) an amount determined by the Administrator.

(b)    Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c)    Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, if so required under Applicable Laws, in the name of the Participant and his or her spouse.

14.    Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to delegate ministerial duties to any of the Company’s employees, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates of the Company as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, to adopt such procedures, sub-plans, and appendices to the enrollment agreement as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans and appendices may take precedence over other provisions of this Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan or appendix, the provisions of this Plan will govern the operation of such sub-plan or appendix). Unless otherwise determined by the Administrator, the Eligible Employees eligible to participate in each sub-plan will participate in a separate Offering under the 423 Component, or if the terms would not qualify under the 423 Component, in the Non-423 Component, in either case unless such designation would cause the 423 Component to violate the requirements of Code Section 423. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision, and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

15.    Designation of Beneficiary.

(a)    If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

(b)    Such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

(c)    All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

16.    Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.    Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party. Until shares of Common Stock are issued, Participants will have only the rights of an unsecured creditor with respect to such shares.

18.    Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

19.    Adjustments, Dissolution, Liquidation, Merger, or Change in Control.

(a)    Adjustments. If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, other change in the corporate structure of the Company affecting the shares of Common Stock, or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any of its successors) affecting the shares of Common Stock occurs (including a Change in Control), the Administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under the Plan, will adjust the number and class of shares of Common Stock that may be delivered under the Plan, the Purchase Price per share, the class and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13.

(b)    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 11 hereof).

(c)    Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise

Date on which such Offering Period will end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof (or, prior to such New Exercise Date, Participant’s participation has terminated as provided in Section 11 hereof).

20.    Amendment or Termination.

(a)    The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b)    Without stockholder consent and without limiting Section 20(a), the Administrator will be entitled to change the Offering Periods and/or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.

(c)    In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)    amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii)    altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;

(iii)    shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;

(iv)    reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v)    reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Participants.

21.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.    Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the U.S. Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.    Code Section 409A. The Plan is intended to be exempt from the application of Section 409A, and, to the extent not exempt, is intended to comply with Section 409A and any ambiguities herein will be interpreted to so be exempt from, or comply with, Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Section 409A. Notwithstanding the foregoing, the Company and any of its Parent, Subsidiaries or Affiliates shall have no obligation or liability to reimburse, indemnify, or hold harmless a Participant or any other party for any taxes or costs that may be imposed on or incurred by a Participant or any other person as a result of Section 409A, including but not limited to if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with or exempt from Section 409A.

24.    Term of Plan. The Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the Effective Date. It will continue in effect for a term of 20 years from the Effective Date, unless sooner terminated under Section 20.

25.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.    Governing Law. The Plan will be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).

27.    No Right to Employment. Participation in the Plan by a Participant will not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate of the Company, as applicable. Further, the Company or a Subsidiary or Affiliate of the Company may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

28.    Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

29.    Compliance with Applicable Laws. The terms of this Plan are intended to comply with all Applicable Laws and will be construed accordingly.

30.    Automatic Transfer to Low Price Offering Period. To the extent permitted by Applicable Laws, if the Fair Market Value on any Exercise Date in an Offering Period is lower than the Fair Market Value on the Enrollment Date of such Offering Period, then all Participants in such Offering Period automatically will be withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

EXHIBIT A

INSPIRATO INCORPORATED

2021 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Original Application	Offering Date:
Change in Payroll Deduction Rate

1.                              (“Employee”) hereby elects to participate in the Inspirato Incorporated 2021 Employee Stock Purchase Plan (the “Plan”) and subscribes to purchase shares of the Company’s Common Stock in accordance with this Subscription Agreement and the Plan. Any capitalized terms not specifically defined in this Subscription Agreement will have the meaning ascribed to them under the Plan.

2.    I hereby authorize and consent to payroll deductions from each paycheck in the amount of     % of my Compensation (from 0% to fifteen percent (15%)); a decrease in rate may be to 0%) during the Offering Period in accordance with the Plan. (Please note that no fractional percentages are permitted.)

3.    I understand that, subject to the terms and conditions of the Plan, I may not change the rate of my Contributions during an Offering Period.

4.    I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option and purchase Common Stock under the Plan. I further understand that if I am outside of the U.S., my payroll deductions will be converted to U.S. dollars at an exchange rate selected by the Company on the purchase date.

5.    I have received a copy of the complete Plan and its accompanying prospectus. I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

6.    Shares of Common Stock purchased for me under the Plan should be issued in the name(s) of the Eligible Employee.

7.    I acknowledge and agree that, regardless of any action taken by the Company or any Designated Company with respect to any or all income tax, social security, social insurances, National Insurance Contributions, payroll tax, fringe benefit, or other tax-related items related to my participation in the Plan and legally applicable to me including, without limitation, in connection with the grant of such options, the purchase or sale of shares of Common Stock acquired under the Plan and/or the receipt of any dividends on such shares (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains my responsibility and may exceed the amount actually withheld by the Company or a Designated Company. Furthermore, I acknowledge that the Company and/or any Designated Company (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the options under the Plan and (b) do not commit to and are under no obligation to structure the terms of the grant of options or any aspect of my participation in the Plan to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of my enrollment and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the purchase of shares of Common Stock under the Plan or any other relevant taxable or tax withholding event, as applicable, I agree to make adequate arrangements satisfactory to the Company and/or the applicable Designated Company to satisfy all Tax-Related Items. In this regard, I authorize the Company and/or the applicable Designated Company, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from my wages or Compensation paid to me by the Company and/or the applicable Designated Company; or (b) withholding from proceeds of the sale of the shares of Common Stock purchased under the Plan either through a voluntary sale or through a mandatory sale arranged by the Company (on my behalf pursuant to this authorization). Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable maximum withholding rates, in which case I will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.

Finally, I agree to pay to the Company or the applicable Designated Company any amount of Tax-Related Items that the Company or the applicable Designated Company may be required to withhold as a result of my participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to purchase shares of Common Stock under the Plan on my behalf and/or refuse to issue or deliver the shares or the proceeds of the sale of shares if I fail to comply with my obligations in connection with the Tax-Related Items.

8.    By electing to participate in the Plan, I acknowledge, understand and agree that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent provided for in the Plan;

(b)    all decisions with respect to future grants under the Plan, if applicable, will be at the sole discretion of the Company;

(c)    the grant of options under the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, or any Designated Company, and shall not interfere with the ability of the Company or any Designated Company, as applicable, to terminate my employment (if any);

(d)    I am voluntarily participating in the Plan;

(e)    the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)    the options granted under the Plan and the shares of Common Stock underlying such options, and the income and value of same, are not part of my normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(g)    the future value of the shares of Common Stock offered under the Plan is unknown, indeterminable and cannot be predicted with certainty;

(h)    the shares of Common Stock that I acquire under the Plan may increase or decrease in value, even below the Purchase Price;

(i)    no claim or entitlement to compensation or damages shall arise from the forfeiture of options granted to me under the Plan as a result of the termination of my status as an Eligible Employee (for any reason whatsoever, and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any) and, in consideration of the grant of options under the Plan to which I am otherwise not entitled, I irrevocably agree never to institute a claim against the Company, or any Designated Company, waive my ability, if any, to bring such claim, and release the Company, and any Designated Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, I shall be deemed irrevocably to have agreed to not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(j)    in the event of the termination of my status as an Eligible Employee (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where I am employed or the terms of my employment agreement, if any), my right to participate in the Plan and any options granted to me under the Plan, if any, will terminate effective as of the date that I am no longer actively employed by the Company or one of its Designated Companies and, in any event, will not be extended by any notice period mandated under the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any (e.g., active employment would not include a period of “garden leave” or similar period pursuant to the employment laws in the jurisdiction in which I am employed or the terms of my employment agreement, if any); the Company shall have the exclusive discretion to determine when I am no longer actively employed for purposes of my participation in the Plan (including whether I may still be considered to be actively employed while on a leave of absence).

9.    I understand that the Company and/or any Designated Company may collect, where permissible under applicable law certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options granted under the Plan or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in my favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. I understand that Company may transfer my Data to the United States, which is not considered by the European Commission to have data protection laws equivalent to the laws in my country. I understand that the Company will transfer my Data to its designated broker, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. I understand that the recipients of the Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different, including less stringent, data privacy laws that the European Commission or my jurisdiction does not consider to be equivalent to the protections in my country. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company, the Company’s designated broker and any other possible recipients which may assist the Company with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan. I understand that that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. Further, I understand that I am providing the consents herein on a purely voluntary basis. If I do not consent, or if I later seek to revoke my consent, my employment status or career with the Company or any Designated Company will not be adversely affected; the only adverse consequence of refusing or withdrawing my consent is that the Company would not be able to grant me options under the Plan or other equity awards, or administer or maintain such awards. Therefore, I understand that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

If I am an employee outside the U.S., I understand that in accordance with applicable law, I have the right to access, and to request a copy of, the Data held about me. I also understand that I have the right to discontinue the collection, processing, or use of my Data, or supplement, correct, or request deletion of my Data. To exercise my rights, I may contact my local human resources representative.

I hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described herein and any other Plan materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing my participation in the Plan. I understand that my consent will be sought and obtained for any processing or transfer of my data for any purpose other than as described in the enrollment form and any other plan materials.

10.    If I have received the Subscription Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, subject to applicable laws.

11.    The provisions of the Subscription Agreement and these appendices are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.    Notwithstanding any provisions in this Subscription Agreement, I understand that if I am working or resident in a country other than the United States, my participation in the Plan shall also be subject to the additional terms and conditions set forth on Appendix A and any special terms and conditions for my country set forth on Appendix A. Moreover, if I relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to me to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Subscription Agreement and the provisions of this Subscription Agreement govern each Appendix (to the extent not superseded or supplemented by the terms and conditions set forth in the applicable Appendix).

13.    I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

Employee’s Social Security Number (for U.S.-based employees):

Employee’s Address:

I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee

EXHIBIT B

INSPIRATO INCORPORATED

2021 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

Any capitalized terms not specifically defined in this Notice of Withdrawal will have the meaning ascribed to them under the 2021 Employee Stock Purchase Plan (the “Plan”).

The undersigned Participant in the Offering Period of the Inspirato Incorporated 2021 Employee Stock Purchase Plan that began on                     ,              (the “Offering Date”) hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be terminated automatically. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In connection with the Business Combination, Inspirato will enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that Inspirato will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Inspirato will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of Inspirato arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21. Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

2.1†*	Business Combination Agreement and Plan of Reorganization, dated June 30, 2021, by and among Thayer, Merger Sub and Inspirato (included as Annex A-1 to the proxy statement/prospectus).

2.2*	Amendment to Business Combination Agreement, dated September 15, 2021, by and between Thayer and Inspirato (included as Annex A-2 to the proxy statement/prospectus)

3.1	Amended and Restated Certificate of Incorporation of Thayer.	S-1/A	333-249390	3.2	December 1, 2020

3.2*	Form of Amended and Restated Certificate of Incorporation of the Combined Company (included as Annex B to the proxy statement/prospectus).

3.3	Amended and Restated Bylaws of Thayer.	S-1	333-249390	3.4	October 8, 2020

3.4*	Form of Amended and Restated Bylaws of the Combined Company (included as Annex C to the proxy statement/prospectus).

3.5*	Form of Amended and Restated Limited Liability Company Agreement of Inspirato (included as Annex D to the proxy statement/prospectus)

4.1	Form of Specimen Unit Certificate.	S-1	333-249390	4.1	October 8, 2020

4.2	Form of Specimen Class A Common Stock Certificate.	S-1	333-249390	4.2	October 8, 2020

4.3	Form of Specimen Warrant Certificate.	S-1	333-249390	4.3	October 8, 2020

4.4	Warrant Agreement, dated December 10, 2020, between Continental Stock Transfer & Trust Company and Thayer.	8-K	001-39791	4.1	December 16, 2020

5.1*	Opinion of Cooley LLP

8.1*	Tax Opinion of BDO USA LLP

10.1	Investment Management Trust Agreement, dated December 10, 2020, between Continental Stock Transfer & Trust Company and Thayer.	8-K	001-39791	10.1	December 16, 2020

10.2	Registration Rights Agreement, dated December 10, 2020, among Thayer, the Sponsor and the other Holders (as defined therein).	8-K	001-39791	10.3	December 16, 2020

		Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

10.3	Form of Indemnity Agreement of Thayer.	S-1	33-249390	10.3	October 8, 2020

10.4	Letter Agreement, dated December 10, 2020, by and Thayer, the Sponsor, and each director and officer of Thayer	8-K	001-39791	10.5	December 16, 2020

10.5	Subscription Agreement, dated as of August 11, 2020, between Thayer and the Sponsor.	S-1	333-249390	10.5	October 8, 2020

10.6	Private Placement Warrants Purchase Agreement, dated December 10, 2020, between Thayer and the Sponsor.	8-K	001-39791	10.4	December 16, 2020

10.7	Promissory Note, dated as of August 11, 2020, between Thayer and the Sponsor.	S-1	333-249390	10.7	October 8, 2020

10.8	Administrative Support Agreement, dated December 10, 2020, between Thayer and the Sponsor.	8-K	001-39791	10.2	December 16, 2020

10.9	Subscription Agreement, dated as of December 8, 2020, between the Sponsor and Glazer Special Opportunity Fund I, L.P.	S-1/A	333-249390	10.9	December 9, 2020

10.10	Subscription Agreement, dated as of December 8, 2020, between the Sponsor and SIG Strategic Investments, LLLP.	S-1/A	333-24930	10.10	December 9, 2020

10.11	Subscription Agreement, dated as of December 8, 2020, between the Sponsor and Polar Multi-Strategy Master Fund.	S-1/A	333-249390	10.11	December 9, 2020

10.12*	Form of Amended and Restated Registration Rights and Stockholders Agreement (included as Annex E to the proxy statement/prospectus)

10.13*	Form of Transaction Support Agreement (included as Annex F to the proxy statement/prospectus)

10.14*	Form of Sponsor Side Letter (included as Annex G to the proxy statement/prospectus)

10.15*	Form of Tax Receivable Agreement (included as Annex H to the proxy statement/prospectus)

10.16*	Form of PIPE Subscription Agreements, by and among Thayer and the PIPE Subscribers (included as Annex I to the proxy statement/prospectus)

Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

10.17#*	Form of Inspirato 2021 Equity Incentive Plan (included as Annex J to the proxy statement/prospectus)

10.18#*	Form of Inspirato 2021 Employee Stock Purchase Plan (included as Annex K to the proxy statement/prospectus)

10.19#*	Form of Inspirato Employee Incentive Compensation Plan

10.20*	The Historic Sugar Building Office Lease, dated as of December 15, 2015, between Urban-1530 16th Street, LLC and Best of 52, LLC, as amended August 2016, January 23, 2019 and October 8, 2019.

10.21#†*	Employment Agreement between Inspirato LLC and Brent Handler.

10.22#†*	Employment Agreement between Inspirato LLC and Brad Handler.

10.23#†*	Employment Agreement between Inspirato LLC and David Kallery.

10.24#†*	Employment Agreement between Inspirato LLC and Web Neighbor.

10.25*	Loan and Security Agreement between East West Bank and Inspirato LLC, dated October 15, 2020.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Thayer.

23.2	Consent of BDO USA LLP, independent registered public accounting firm of Inspirato.

23.3*	Consent of Cooley LLP (included in Exhibit 5.1).

23.4*	Consent of BDO USA LLP (included in Exhibit 8.1).

24.1*	Power of Attorney (included on the signature page of this registration statement).

99.1*	Consent of Brent Handler to be named as a director.

99.2*	Consent of Brad Handler to be named as a director.

Incorporated by Reference
Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date

99.3*	Consent of Michael Armstrong to be named as a director.

99.4*	Consent of Scot Sellers to be named as a director.

99.5*	Consent of Eric Grosse to be named as a director.

99.6*	Consent of Ann Payne to be named as a director.

99.7*	Form of Proxy Card.

101.INS*	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because iXBRL tags are embedded within the Inline XBRL document).

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104*	Cover Page Interactive Data File, formatted in Inline XBRL (included within the Exhibit 101 attachments).

*	Previously filed.
#	Indicates management contract or compensatory plan or arrangement.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

A.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.    That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.    To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on January 13, 2022.

THAYER VENTURES ACQUISITION CORPORATION

By:	/s/ Mark E. Farrell
	Name:	Mark E. Farrell
	Title:	Co-Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

By:	/s/ Chris Hemmeter
	Name:	Chris Hemmeter
	Title:	Co-Chief Executive Officer, Director and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark E. Farrell Mark E. Farrell	Co-Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	January 13, 2022

/s/ Christopher Hemmeter Christopher Hemmeter	Co-Chief Executive Officer, Director and Secretary	January 13, 2022

* H. Charles Floyd	Director	January 13, 2022

* Ren Riley	Director	January 13, 2022

* Lawrence M. Kutscher	Director	January 13, 2022

* Caroline Shin	Director	January 13, 2022

* R. David Edelman	Director	January 13, 2022

*	/s/ Mark E. Farrell
Attorney-in-Fact